As filed with the Securities and Exchange Commission on October 31, 2003
                                                    Registration No. 333-108797
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                      PRE-EFFECTIVE AMENDMENT NO. 1 TO THE
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             PROVIDENT BANCORP, INC.
             (Exact name of registrant as specified in its charter)

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
           Delaware                           6712                     Being applied for
(State or other jurisdiction of    (Primary Standard Industrial        (I.R.S. Employer
 incorporation or organization)     Classification Code Number)     Identification Number)
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                               400 Rella Boulevard
                           Montebello, New York 10901
                                 (845) 369-8040
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                 George Strayton
                               400 Rella Boulevard
                           Montebello, New York 10901
                                 (845) 369-8040
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent for Service)

                                   Copies to:

   John J. Gorman, Esq.                         Mark I. Sokolow, Esq.
   Ned Quint, Esq.                              Marc H. Levin, Esq.
   Luse Gorman Pomerenk & Schick, P.C.          Thacher Proffitt & Wood
   5335 Wisconsin Avenue, N.W., Suite 400       11 West 42nd Street
   Washington, D.C. 20015                       New York, New York 10036
   Phone:  (202) 274-2000                       Phone:  (212) 789-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
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                         CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                              Proposed maximum     Proposed maximum         Amount of
         Title of each class of             Amount to be       offering price          aggregate         registration fee
      securities to be registered           registered(1)         per share        offering price(2)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share   17,977,604 shares        $ 10.00        $    179,776,040           $14,544(3)
============================================================================================================================
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(1)      Includes the maximum number of shares of common stock that may be issued in connection with (i) the exchange of shares of common stock in the conversion transaction, and (ii) the exchange of shares of common stock of Provident Bancorp, Inc. pursuant to the merger by and between
         Provident Bancorp, Inc. and E.N.B. Holding Company, Inc.
(2)      Estimated solely for the purpose of calculating the registration fee.
(3)      Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                      PROSPECTUS OF PROVIDENT BANCORP, INC.
                JOINT PROXY STATEMENT OF PROVIDENT BANCORP, INC.
                        AND E.N.B. HOLDING COMPANY, INC.


        Provident Bancorp, Inc., a Delaware corporation, has been organized as part of the conversion of Provident Bancorp, MHC from the mutual to the stock form of organization. Upon completion of the conversion, we will be the successor to Provident Bancorp, Inc., a federal corporation. Immediately after the conversion is completed, Provident Bancorp will acquire E.N.B. Holding Company, Inc., the holding company of Ellenville National Bank, and Ellenville National Bank will merge into Provident Bank. Provident Bancorp's shares of common stock will continue to trade on the Nasdaq National Market under the symbol "PBCP."


        If you are currently a stockholder of Provident Bancorp:


..       Provident Bancorp is holding a special meeting of stockholders on
        January 6, 2004. This document is the proxy statement that Provident Bancorp is using to solicit your vote at the special meeting. Provident Bancorp is asking you to vote in favor of the following three proposals at the special meeting:


        1. Approval of the Plan of Conversion and Reorganization of Provident Bancorp, MHC. The plan of conversion describes Provident Bancorp, MHC's conversion from the mutual form of organization to the stock form of organization, and Provident Bancorp's issuance of shares of common stock in the stock offering.



        2. Approval of the issuance and contribution to the Provident Bank Charitable Foundation. As part of the conversion, Provident Bancorp, Inc. intends to issue 400,000 shares of common stock and contribute $1.0 million in cash to the Provident Bank Charitable Foundation.

        3. Approval of the merger agreement. Pursuant to the merger agreement, E.N.B. Holding Company will merge with and into Provident Bancorp.

..       Provident Bancorp's Board of Directors has already approved the plan of conversion, the issuance and contribution to the Provident Bank Charitable Foundation and the merger agreement, and recommends that you vote "FOR" each proposal.

..       As part of the conversion, your shares of common stock will be exchanged for between 2.5985 and 3.5156 shares of Provident Bancorp, a Delaware corporation. The actual exchange ratio cannot be calculated until the conversion is completed.

..       If we choose to conduct a community offering, you may be able to purchase additional shares of common stock in the stock offering at $10.00 per share after priority orders are filled. You will separately receive a prospectus with respect to the stock offering.

                If you are currently a shareholder of E.N.B. Holding Company:

..       E.N.B. Holding Company is holding a special meeting of shareholders on
        January 6, 2004. This document is the proxy statement that E.N.B. Holding Company is using to solicit your vote at the special meeting. E.N.B. Holding Company is asking you to vote in favor of the merger agreement, pursuant to which E.N.B. Holding Company will merge with and into Provident Bancorp. E.N.B. Holding Company's Board of Directors has already approved the merger agreement, and recommends that you vote "FOR" the proposed merger.

..       Upon completion of the conversion and merger, each of your shares of common stock of E.N.B. Holding Company will be exchanged for $4,830 in the form of (i) cash, (ii) shares of Provident Bancorp common stock (at $10.00 per share) or (iii) a combination of cash and shares of Provident Bancorp common stock.

                An index to this document begins on page i.


              This investment involves a degree of risk, including
                         the possible loss of principal.

                Please read "Risk Factors" beginning on page ___.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                              November _____, 2003

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


        Provident Bancorp files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may obtain copies of these documents by mail from the public reference room of the Securities and Exchange Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. In addition, the Securities and Exchange Commission maintains a web site located at http://www.sec.gov containing this information. Information on E.N.B. Holding Company may be found in Ellenville National Bank's Call Reports filed with the Federal Deposit Insurance Corporation, which are available on the Federal Deposit Insurance Corporation's website located at http://www.fdic.gov.


        This document incorporates important business and financial information about Provident Bancorp and E.N.B. Holding Company from documents that are not included in or delivered with this joint proxy statement/prospectus. These documents are available without charge to you upon written or oral request at the applicable company's address and telephone number listed below:

Provident Bancorp, Inc.                 E.N.B. Holding Company, Inc.
400 Rella Boulevard                     70 Canal Street
Montebello, New York 10901              Ellenville, New York 12428
Attention:  Roberta Lennett             Attention: Glenn B. Sutherland
(845) 369-8082                          (845) 647-4300

        If you are a stockholder of Provident Bancorp and you would like to receive a copy of Provident MHC's Plan of Conversion and Reorganization, you must submit a request in writing, addressed to Provident Bancorp, Inc. at the address given above. Such requests must be received no later than December ___, 2003.


        Provident Bancorp has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission up to 17,977,604 shares of Provident Bancorp common stock. This document is a part of that registration statement. As permitted by the rules and regulations of the Securities and Exchange Commission, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth above. Statements contained in this document as to the contents of any contract or other document referred to in this document are not necessarily complete.


        Provident Bancorp common stock is traded on the Nasdaq National Market under the symbol "PBCP." E.N.B. Holding Company common stock is not traded on any securities market.

        Provident Bancorp, MHC has filed an application for conversion with the Office of Thrift Supervision. Pursuant to the rules and regulations of the Office of Thrift Supervision, this joint proxy statement-prospectus omits certain information contained in that application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Office of the Regional Director of the Office of Thrift Supervision located at 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302.

        Neither Provident Bancorp nor E.N.B. Holding Company has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                             PROVIDENT BANCORP, INC.
                               400 RELLA BOULEVARD
                           MONTEBELLO, NEW YORK 10901
                                 (845) 369-8040


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JANUARY 6, 2004

        NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Provident Bancorp, Inc. will be held at the Holiday Inn of Suffern, 3 Executive Boulevard, Suffern, New York, at ____:00 ___.m. local time, on January 6, 2004, to vote on:

        (1) the Plan of Conversion and Reorganization of Provident Bancorp, MHC, dated as of July 1, 2003, pursuant to which Provident Bancorp, MHC will convert from the mutual form of organization to the stock form of organization, and Provident Bancorp, Inc., a Delaware corporation, will issue shares of common stock in the stock offering. Shares of common stock of the Company currently held by public stockholders will be converted into the right to receive new shares of the newly formed Delaware corporation pursuant to an exchange ratio that will be determined at the closing of the conversion. As described in the enclosed materials in the section entitled "The Conversion--Comparison of Stockholders' Rights for Existing Stockholders of Provident Bancorp, Inc.", the rights of stockholders of the new Delaware corporation will be less than the rights stockholders currently have;


        (2) the issuance by Provident Bancorp, Inc. a Delaware corporation, of 400,000 shares of common stock and the contribution of $1.0 million in cash to the Provident Bank Charitable Foundation;

        (3) the Agreement and Plan of Reorganization, by and between Provident Bancorp, MHC, Provident Bancorp, Inc. (a federal corporation), Provident Bancorp, Inc. (a Delaware corporation), Provident Bank and E.N.B. Holding Company, Inc. and Ellenville National Bank, dated as of July 1, 2003, pursuant to which, among other things, E.N.B. Holding Company, Inc. will be merged into Provident Bancorp, Inc. (or a subsidiary thereof) and each share of E.N.B. Holding Company common stock will be converted into the right to receive the merger consideration of $4,830 per share, in the form of either (i) cash,
(ii) shares of Provident Bancorp, Inc. common stock or (iii) a combination thereof; and

such other business as may properly come before the special meeting of stockholders. Management is not aware of any other business to be considered.


        Only Provident Bancorp, Inc. stockholders of record as of the close of business on November 7, 2003 are entitled to notice of and to vote at the special meeting of stockholders or any adjournment or postponement of the special meeting of stockholders.


        Your vote is very important. To ensure your representation at the special meeting of stockholders, please complete, execute and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted.


        PROVIDENT BANCORP, INC.'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE (I) "FOR" APPROVAL OF THE PLAN OF CONVERSION AND REORGANIZATION OF PROVIDENT BANCORP, MHC, (II) "FOR" APPROVAL OF THE ISSUANCE AND CONTRIBUTION TO THE PROVIDENT BANK CHARITABLE FOUNDATION AND (III) "FOR" APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION.


                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        Carol Benoist, Secretary

Montebello, New York
November _____, 2003

        PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

        DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. UPON THE COMPLETION OF THE CONVERSION, IF YOU HOLD YOUR STOCK CERTIFICATES, YOU WILL RECEIVE A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATES IN ORDER TO RECEIVE NEW CERTIFICATES. IF YOUR SHARES ARE HELD BY A BROKERAGE FIRM IN "STREET NAME," YOU WILL NOT NEED TO DELIVER YOUR STOCK CERTIFICATES.

                          E.N.B. HOLDING COMPANY, INC.
                                 70 CANAL STREET
                           ELLENVILLE, NEW YORK 12428
                                 (845) 647-4300


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JANUARY 6, 2004

        NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of E.N.B. Holding Company, Inc. will be held at the main office of Ellenville National Bank, 70 Canal Street, Ellenville, New York, at 3:00 p.m. local time, on January 6, 2004, to vote on:

        (1) the Agreement and Plan of Reorganization, by and between Provident Bancorp, MHC, Provident Bancorp, Inc. (a federal corporation), Provident Bancorp, Inc. (a Delaware corporation), Provident Bank and E.N.B. Holding Company, Inc. and Ellenville National Bank, dated as of July 1, 2003, pursuant to which, among other things, E.N.B. Holding Company, Inc. will be merged with and into Provident Bancorp, Inc. (or a subsidiary thereof) and each share of E.N.B. Holding Company common stock will be converted into the right to receive the merger consideration of $4,830 per share, in the form of either (i) cash, (ii) shares of Provident Bancorp, Inc. common stock, or (iii) a combination thereof; and

        (2) such other business as may properly come before the special meeting of stockholders. Management is not aware of any other business to be considered.


        Any shares of Provident Bancorp common stock to be issued in the merger will be issued in connection with or immediately following the completion of the mutual-to-stock conversion of Provident Bancorp, MHC and related stock offering of Provident Bancorp. However, the merger is not contingent upon the completion of the mutual-to-stock conversion. If the Provident Bancorp, MHC conversion is not completed by March 31, 2004, E.N.B. Holding Company can elect to either: (1) proceed with the merger transaction, in which case, E.N.B. Holding Company shareholders will receive merger consideration of $4,500 in cash or (2) terminate the merger transaction and receive a fee of $3.7 million.


        The proposed merger is described in more detail in this document, which you should read carefully in its entirety before voting. A copy of the merger agreement is attached as Appendix H to this document. Only E.N.B. Holding Company shareholders of record as of the close of business on November 14, 2003 are entitled to notice of and to vote at the special meeting of shareholders or any adjournment or postponement of the special meeting of shareholders. Holders of shares of E.N.B. Holding Company common stock are entitled to assert dissenters' rights of appraisal with respect to the merger under Section 623 of the New York Business Corporation Act, as more fully described under the section titled "The Merger and the Merger Agreement--Dissenters' Rights of Appraisal" in this document.

        Your vote is very important. To ensure your representation at the special meeting of shareholders, please complete, execute and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted.

        E.N.B. HOLDING COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION.


                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        William H. Collier, Secretary
Ellenville, New York
November _____, 2003

        PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

        DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. IF YOU HOLD YOUR STOCK CERTIFICATES, YOU WILL HAVE RECEIVED OR WILL SOON RECEIVE A LETTER OF TRANSMITTAL PROVIDING YOU WITH INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATES IN ORDER FOR YOU TO RECEIVE THE MERGER CONSIDERATION OF CASH, STOCK OR A COMBINATION THEREOF. IF YOUR SHARES ARE HELD BY A BROKERAGE FIRM IN "STREET NAME," YOU WILL NOT NEED TO DELIVER YOUR STOCK CERTIFICATES.



                                TABLE OF CONTENTS
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WHERE YOU CAN FIND ADDITIONAL INFORMATION........................................................................iii
PROVIDENT BANCORP SPECIAL MEETING..................................................................................1
E.N.B. HOLDING COMPANY SPECIAL MEETING.............................................................................4
SUMMARY............................................................................................................6
RISK FACTORS......................................................................................................22
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF PROVIDENT BANCORP AND SUBSIDIARIES..............................32
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF E.N.B. HOLDING COMPANY AND SUBSIDIARIES.........................35
RECENT DEVELOPMENTS OF PROVIDENT BANCORP..........................................................................37
RECENT DEVELOPMENTS OF E.N.B. HOLDING COMPANY.....................................................................45
SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA OF PROVIDENT BANCORP AND SUBSIDIARIES..........51
HOW PROVIDENT BANCORP INTENDS TO USE THE PROCEEDS OF THE OFFERING.................................................53
PROVIDENT BANCORP'S DIVIDEND POLICY...............................................................................54
MARKET FOR PROVIDENT BANCORP'S COMMON STOCK.......................................................................55
PROVIDENT BANCORP'S HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE........................................57
CAPITALIZATION....................................................................................................58
PRO FORMA ACQUISITION DATA........................................................................................60
PRO FORMA CONVERSION AND ACQUISITION DATA.........................................................................66
MANAGEMENT'S DISCUSSION AND ANALYSIS OF PROVIDENT BANCORP'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS.........74
BUSINESS OF PROVIDENT BANCORP AND PROVIDENT BANK..................................................................94
SUPERVISION AND REGULATION.......................................................................................120
TAXATION.........................................................................................................128
MANAGEMENT OF PROVIDENT BANCORP..................................................................................130
BENEFICIAL OWNERSHIP OF COMMON STOCK.............................................................................140
SUBSCRIPTIONS BY PROVIDENT BANCORP'S DIRECTORS AND EXECUTIVE OFFICERS............................................141
PROVIDENT BANCORP'S PROPOSAL I -- THE CONVERSION.................................................................142
PROVIDENT BANCORP'S PROPOSAL II -- THE PROVIDENT BANK CHARITABLE FOUNDATION......................................172
PROVIDENT BANCORP'S PROPOSAL III AND E.N.B. HOLDING COMPANY'S PROPOSAL I -- THE MERGER AND THE MERGER AGREEMENT..180
RESTRICTIONS ON ACQUISITION OF PROVIDENT BANCORP.................................................................229
DESCRIPTION OF CAPITAL STOCK OF PROVIDENT BANCORP FOLLOWING THE CONVERSION.......................................232
EXPERTS..........................................................................................................233
LEGAL MATTERS....................................................................................................234
OTHER MATTERS....................................................................................................234



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PROVIDENT BANCORP 2004 ANNUAL MEETING............................................................................234
E.N.B. HOLDING COMPANY 2004 ANNUAL MEETING.......................................................................235
FORWARD-LOOKING STATEMENTS.......................................................................................235

APPENDICES

Provident Bancorp, Inc. and Subsidiaries Index to Consolidated Financial Statements and Other Information........F-1
E.N.B. Holding Company, Inc. and Subsidiaries Index to Consolidated Financial Statements and Other Information...G-1
Agreement and Plan of Reorganization by and between Provident Bancorp, MHC, Provident Bancorp, Inc. (a federal corporation), Provident Bancorp, Inc. (a Delaware corporation), Provident Bank and E.N.B. Holding Company,
 Inc. and Ellenville National Bank, dated July 1, 2003...........................................................H-1
Opinion of RP Financial, LC......................................................................................I-1
Opinion of Endicott Financial Advisors, L.L.C....................................................................J-1
New York Statute Regarding Dissenters' Rights of Appraisal.......................................................K-1

                        PROVIDENT BANCORP SPECIAL MEETING


        Provident Bancorp is mailing this proxy statement/prospectus to Provident Bancorp stockholders on or about _____________, 2003. With this document, we are sending you the attached notice of the Provident Bancorp special meeting of stockholders and a form of proxy that is solicited by Provident Bancorp's board of directors. The special meeting of stockholders will be held on January 6, 2004 at ____:00 ____.m., local time, at the Holiday Inn of Suffern, 3 Executive Boulevard, Suffern, New York.


Matters to be Considered

        The purpose of the Provident Bancorp special meeting is to vote on:


        (1) the Plan of Conversion and Reorganization of Provident Bancorp, MHC, dated as of July 1, 2003, by which Provident Bancorp, MHC will convert from the mutual form of organization to the stock form of organization, and Provident Bancorp, Inc., a Delaware corporation, will issue shares of common stock in the stock offering. Shares of common stock of the Company currently held by public stockholders will be converted into the right to receive new shares of the newly formed Delaware corporation pursuant to an exchange ratio that will be determined at the closing of the conversion. As described in the enclosed materials, the rights of stockholders of the new Delaware corporation will be less than the rights stockholders currently have;

        (2) the issuance by Provident Bancorp, Inc., a Delaware corporation, of 400,000 shares of common stock and the contribution of $1.0 million in cash to the Provident Bank Charitable Foundation; and

        (3) the Agreement and Plan of Reorganization, by and between Provident Bancorp, MHC, Provident Bancorp, Inc. (a federal corporation), Provident Bancorp, Inc. (a Delaware corporation), Provident Bank and E.N.B. Holding Company, Inc. and Ellenville National Bank, dated as of July 1, 2003, pursuant to which, among other things, E.N.B. Holding Company, Inc. will be merged with and into Provident Bancorp, Inc. (or a subsidiary thereof) and each share of E.N.B. Holding Company common stock will be converted into the right to receive the merger consideration of $4,830 per share, in the form of either: (i) cash, (ii) shares of Provident Bancorp, Inc. common stock or (iii) a combination thereof.

        If you would like to receive a copy of the Plan of Conversion and Reorganization, you must submit a request in writing, addressed to Provident Bancorp, Inc. at the address listed in "Where You Can Find Additional Information." Such requests must be received no later than December 24, 2003. A copy of the Agreement and Plan of Reorganization is attached as Appendix H to this document.

        Provident Bancorp may adjourn or postpone the special meeting of stockholders and could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies. No proxy that is voted against approval of the proposals will be voted in favor of adjournment to further solicit proxies.

Proxy

        You should complete and promptly return the proxy card accompanying this document to ensure that your vote is counted at the special meeting of stockholders, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

        . submitting written notice of revocation to the secretary of Provident Bancorp,

        .       completing and submitting a proxy card with a later date, or

        . voting in person at the special meeting of stockholders. However, simply attending the special meeting without voting will not, by itself, revoke an earlier proxy.

        If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

        All shares represented by valid proxies, and not revoked, will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted "FOR" approval of the foregoing proposals. The board of directors is presently unaware of any other matter that may be presented for action at the special meeting of stockholders. If any other matter does properly come before the special meeting, the board of directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

        The cost of solicitation of proxies will be borne by Provident Bancorp. Provident Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Record Date


        The close of business on November 7, 2003 has been fixed as the record date for determining the Provident Bancorp stockholders entitled to receive notice of and to vote at the special meeting of stockholders. At that time, ______________ shares of Provident Bancorp common stock were outstanding, which were held by approximately ________ holders of record.


Voting Rights, Quorum Requirements and Vote Required


        The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Provident Bancorp common stock entitled to vote is necessary to constitute a quorum at the special meeting of stockholders. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. For purposes of a voting requirement for any proposal that refers to a certain percentage of votes cast, abstentions and broker non-votes will not be counted as votes cast either for or against the proposal and therefore will have no effect. For purposes of a voting requirement for any proposal that refers to approval of a certain percentage of shares outstanding and entitled to be cast, abstentions and non-votes will have the same effect as a vote against the proposal.

        Employees who hold shares of Provident Bancorp common stock in their accounts in the Provident Bank Employee Stock Ownership Plan will be given the right to direct the employee stock ownership plan trustee with respect to the voting of shares allocated to their accounts. Subject to the satisfaction of applicable fiduciary requirements, unallocated employee stock ownership plan shares, and allocated shares for which no voting directions are received, will be voted by the employee stock ownership plan trustee for or against the proposals in the same proportions as participating employees vote the shares allocated to their accounts.

        As of November 7, 2003, directors and executive officers of Provident Bancorp beneficially owned __________ shares of Provident Bancorp common stock entitled to vote at the special meeting of stockholders. This represents approximately ____% of the total votes entitled to be cast at the special meeting. Provident Bancorp expects that these individuals will vote "FOR" the approval of the proposals.

        In order for the Plan of Conversion and Reorganization of Provident Bancorp, MHC to be adopted, (i) at least two-thirds of the outstanding shares of common stock of Provident Bancorp and (ii) a majority of the outstanding shares of common stock of Provident Bancorp, other than shares of common stock held by Provident Bancorp, MHC, must be voted in favor of the proposal. In order for the issuance of shares of common stock and the contribution of cash to the Provident Bank Charitable Foundation to be adopted, (i) at least two-thirds of the outstanding shares of common stock of Provident Bancorp, Inc. and (ii) a majority of the votes cast at the special meeting of stockholders, in person or by proxy, excluding shares of common stock voted by Provident Bancorp, MHC, must be voted in favor of the proposal. If the Plan of Conversion and Reorganization is not adopted, then the issuance of shares of common stock and cash to the Provident Bank Charitable Foundation will not occur. In order for the Agreement and Plan of Reorganization (the merger agreement) to be adopted, a majority of the outstanding shares of common stock of Provident Bancorp must be voted in favor of the proposal.


Recommendation of the Board of Directors

        Provident Bancorp's board of directors has approved each of the proposals and the transactions contemplated by the proposals. The board of directors believes that the proposals are fair to Provident Bancorp stockholders and are in the best interest of Provident Bancorp and its stockholders and recommends that you vote "FOR" the approval of each of the proposals.

                                   QUESTIONS?


        Please read this document carefully. If you have any questions about the Agreement and Plan of Reorganization (the merger agreement), please call ___________. If you have questions about the Plan of Conversion and Reorganization or about voting at the special meeting of stockholders or about the stock offering, please call our Stock Information Center, toll-free at 1-(866) 680-PROV.

                     E.N.B. HOLDING COMPANY SPECIAL MEETING


        E.N.B. Holding Company is mailing this proxy statement/prospectus to E.N.B. Holding Company stockholders on or about November __, 2003. With this document, we are sending you the attached notice of the E.N.B. Holding Company special meeting of shareholders and a form of proxy that is solicited by E.N.B. Holding Company's board of directors. The special meeting will be held on January 6, 2004 at 3:00 p.m., local time, at our main office, 70 Canal Street, Ellenville, New York.


Matter to be Considered


        The purpose of the special meeting of shareholders is to vote on the Agreement and Plan of Reorganization, by and between Provident Bancorp, MHC, Provident Bancorp, Inc. (a federal corporation), Provident Bancorp, Inc. (a Delaware corporation), Provident Bank and E.N.B. Holding Company, Inc. and Ellenville National Bank, dated as of July 1, 2003, under which E.N.B. Holding Company and Ellenville National Bank will be acquired by Provident Bancorp.

        E.N.B. Holding Company may adjourn or postpone the special meeting of shareholders and E.N.B. Holding Company could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies. No proxy that is voted against approval of the Agreement and Plan of Reorganization will be voted in favor of adjournment to further solicit proxies.


Proxy

        You should complete and promptly return the proxy card accompanying this document to ensure that your vote is counted at the special meeting of shareholders, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

        . submitting written notice of revocation to the secretary of E.N.B. Holding Company,

        .       completing and submitting a proxy card with a later date, or

        . voting in person at the special meeting of shareholders. However, simply attending the special meeting without voting will not, by itself, revoke an earlier proxy.

        If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

        All shares represented by valid proxies, and not revoked, will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted "FOR" approval of the Agreement and Plan of Reorganization. The board of directors is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, the board of directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

        The cost of solicitation of proxies will be borne by E.N.B. Holding Company. E.N.B. Holding Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, E.N.B. Holding Company's directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Record Date


        The close of business on November 14, 2003 has been fixed as the record date for determining the E.N.B. Holding Company shareholders entitled to receive notice of and to vote at the special meeting of shareholders. At that time, _________ shares of E.N.B. Holding Company common stock were outstanding, which were held by approximately ____ holders of record.


Voting Rights, Quorum Requirements and Vote Required

        The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of E.N.B. Holding Company common stock entitled to vote is necessary to constitute a quorum at the special meeting of shareholders. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present but will not be counted as votes cast either for or against the Agreement and Plan of Reorganization.


        Adoption of the Agreement and Plan of Reorganization requires the affirmative vote of the holders of at least two-thirds of the shares of E.N.B. Holding Company common stock issued and outstanding on the record date. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the Agreement and Plan of Reorganization. As of November 14, 2003, directors and executive officers of E.N.B. Holding Company beneficially owned __________ shares of E.N.B. Holding Company common stock entitled to vote at the special meeting of shareholders. This represents approximately ____% of the total votes entitled to be cast at the special meeting. Directors of E.N.B. Holding Company have agreed to vote shares they own, or otherwise are entitled to vote, in favor of the Agreement and Plan of Reorganization. E.N.B. Holding Company expects that directors and executive officers will vote "FOR" adoption of the Agreement and Plan of Reorganization.


Recommendation of the Board of Directors

        The E.N.B. Holding Company board of directors has approved the Agreement and Plan of Reorganization and the transactions contemplated by the Agreement and Plan of Reorganization. The board of directors believes that the transactions contemplated by the Agreement and Plan of Reorganization is in the best interest of E.N.B. Holding Company and its shareholders and recommends that you vote "FOR" the approval of the merger agreement.

                                   QUESTIONS?

        Please read this document carefully. If you have any questions about the Agreement and Plan of Reorganization or about voting at the special meeting of shareholders, please call ____________________.

                                     SUMMARY

        This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer you before you decide how to vote with respect to the proposals being presented at the special meetings of stockholders. Each item in this summary includes a page reference directing you to a more complete description of that item.

General

        Provident Bancorp's stockholders are being asked to approve a plan of conversion and reorganization of Provident Bancorp, MHC. Pursuant to the terms of the plan of conversion and reorganization, Provident Bancorp, MHC will convert from the mutual form of organization to the stock form of organization, and Provident Bancorp, Inc., a new Delaware corporation, will issue shares of common stock in a stock offering.


        Provident Bancorp's stockholders are being asked to approve the issuance by Provident Bancorp, Inc., the new Delaware corporation to be formed as part of the mutual-to-stock conversion of Provident Bancorp, MHC, of 400,000 shares of common stock and the contribution of $1.0 million in cash to the Provident Bank Charitable Foundation.

        Stockholders of both Provident Bancorp and E.N.B. Holding Company are being asked to approve the agreement and plan of reorganization, which we also refer to as the merger agreement. Pursuant to the terms of the merger agreement, E.N.B. Holding Company will be merged into Provident Bancorp, Inc. (or a subsidiary thereof), and each share of E.N.B. Holding Company common stock will be converted into the right to receive the merger consideration of $4,830 per share, in the form of either cash or shares of Provident Bancorp, Inc. common stock, or a combination thereof. If Provident Bancorp, MHC's conversion to stock form is not completed by March 31, 2004, then E.N.B. Holding Company can elect to either: (i) proceed with the merger transaction, in which case E.N.B. Holding Company stockholders will receive merger consideration of $4,500 per share in cash or (ii) terminate the merger transaction and receive a fee of $3.7 million. Accordingly, although the merger is not contingent upon the completion of the conversion, stockholders of E.N.B. Holding Company will not receive shares of common stock of Provident Bancorp, Inc. if the conversion is not completed by March 31, 2004.


The Companies

        Provident Bancorp, MHC

        Provident Bancorp, MHC is the federally chartered mutual holding company of Provident Bancorp, Inc., a federal corporation. Provident Bancorp, MHC's principal business activity is the ownership of 4,416,000 shares of common stock of Provident Bancorp, or 55.5% of the issued and outstanding shares as of June 30, 2003. After the completion of the mutual-to-stock conversion, Provident Bancorp, MHC will no longer exist.

        Provident Bancorp, MHC's executive offices are located at 400 Rella Boulevard, Montebello, New York 10901. Our telephone number at this address is
(845) 369-8040.

        Provident Bancorp, Inc. (a federal corporation)

        Provident Bancorp, Inc. is a federally chartered corporation that owns all of the outstanding common stock of Provident Bank. At June 30, 2003, Provident Bancorp had consolidated assets of $1.1 billion, deposits of $857.5 million and stockholders' equity of $115.7 million. After the completion of the mutual-to-stock conversion, Provident Bancorp will cease to exist, but will be succeeded by a new Delaware corporation with the name Provident Bancorp, Inc. As of June 30, 2003, Provident Bancorp had 7,953,075 shares of common stock issued and outstanding. As of that date, Provident Bancorp, MHC owned 4,416,000 shares of common stock of Provident Bancorp, representing 55.5% of the issued and outstanding shares of common stock. The remaining 3,537,075 shares were held by the public.

        Provident Bancorp, Inc.'s executive offices are located at 400 Rella Boulevard, Montebello, New York 10901. Our telephone number at this address is
(845) 369-8040.

        Provident Bancorp, Inc. (a Delaware corporation)

        Provident Bancorp, Inc. is a newly-formed Delaware corporation that will own all of the outstanding common stock of Provident Bank upon completion of the mutual-to-stock conversion and the offering. Provident Bancorp also proposes to acquire E.N.B. Holding Company and its subsidiary, Ellenville National Bank. Concurrently with the completion of the conversion and offering, Provident Bancorp, a Delaware corporation, will be the successor to Provident Bancorp, a federal corporation.

        Our executive offices are located at 400 Rella Boulevard, Montebello, New York 10901. Our telephone number at this address is (845) 369-8040.

        Provident Bank

        Provident Bank is a full-service, community-oriented savings association that provides financial services to individuals, families and businesses through 18 branch offices and 25 ATMs throughout Rockland and Orange Counties, New York.


        Originally organized in 1888 as a New York State-chartered mutual savings and loan association, Provident Bank reorganized into the mutual holding company structure in January 1999 and became the wholly-owned subsidiary of Provident Bancorp. As part of the mutual holding company reorganization, Provident Bancorp conducted an initial public offering and sold 46.7% of its shares of common stock to depositors. At September 30, 1998, we operated 11 branch offices. Subsequent to the mutual holding company reorganization and initial stock offering, we have broadened our market reach through de novo branching and our acquisition in April 2002 of The National Bank of Florida, located in Florida, New York. At the time of the acquisition, The National Bank of Florida had assets of $104.0 million and deposits of $88.2 million.


        In April 2002, Provident Bank organized Provident Municipal Bank as a wholly-owned subsidiary. Provident Municipal Bank is a New York State-chartered commercial bank that is engaged in the business of accepting deposits from municipalities in our market area.

        Provident Bank's business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential, multi-family residential and commercial real estate loans, commercial business loans and leases, consumer loans and in investment securities and mortgage-backed securities.

        Provident Bank's executive offices are located at 400 Rella Boulevard, Montebello, New York 10901. Our telephone number at this address is (845) 369-8040.

        E.N.B. Holding Company, Inc.


        E.N.B. Holding Company is a New York corporation that owns all of the outstanding common stock of Ellenville National Bank. As of June 30, 2003, E.N.B. Holding Company had consolidated assets of $341.7 million, deposits of $307.7 million and stockholders' equity of $29.9 million. E.N.B. Holding Company's executive offices are located at 70 Canal Street, Ellenville, New York, and its telephone number at this address is (845) 647-4300.


        Ellenville National Bank

        Ellenville National Bank is a national bank that was chartered in 1956. Ellenville National Bank conducts its business through nine branch offices and 10 ATMs located in Ellenville, Kerhonkson, Blooming Grove Township, Chester, Middletown, Newburgh, Pine Bush, South Fallsburg and Woodridge, New York. Ellenville National Bank's business consists primarily of accepting deposits from customers and investing those deposits, together with funds generated from operations and borrowings, in commercial real estate loans, commercial business loans and leases, consumer loans, one- to four-family residential and multi-family residential loans and in investment securities and mortgage-backed securities. Ellenville National Bank's executive offices are located at 70 Canal Street, Ellenville, New York, and its telephone number at this address is (845) 647-4300.


Provident Bancorp's Organizational Structure (see page 142)


        In 1999, Provident Bank's mutual predecessor reorganized into the mutual holding company form of organization. As a part of the mutual holding company reorganization, Provident Bancorp sold 46.7% of its shares of common stock to depositors in a subscription offering. The majority of the outstanding shares of common stock were issued to Provident Bancorp, MHC. Provident Bancorp, MHC is a mutual holding company that has no stockholders. Provident Bancorp owns 100% of the outstanding shares of Provident Bank.


        Pursuant to the terms of Provident Bancorp, MHC's plan of conversion and reorganization, Provident Bancorp, MHC will convert from the mutual holding company to the fully public form of corporate structure. As part of the conversion, we are offering for sale in a subscription offering and a community offering the majority ownership interest of Provident Bancorp that is currently held by Provident Bancorp, MHC. Upon the completion of the conversion and offering, Provident Bancorp, MHC will cease to exist, and we will complete the transition from partial to full public stock ownership. Existing public stockholders of Provident Bancorp will receive new shares of common stock of Provident Bancorp (our newly formed Delaware corporation that will be the successor to the current Provident Bancorp) in exchange for their existing shares of Provident Bancorp at the completion of the conversion.

        The following chart shows our current organizational structure, which is commonly referred to as the "two-tier" mutual holding company structure:

                                                   Public
          Provident Bancorp, MHC                Stockholders
          ----------------------                ------------


     55.5% of Provident                                44.5% of Provident
     Bancorp common stock                              Bancorp common stock

                             Provident Bancorp, Inc.
                             (a federal corporation)
                             -----------------------
                                         100% of common stock

                                 Provident Bank
                                 --------------
                                         100% of common stock

                            Provident Municipal Bank
                            ------------------------


After the conversion and offering are completed, we will be organized as a fully public holding company, as follows:


                               Public Stockholders
                      (including the charitable foundation
                      ------------------------------------
                                         100% of common stock

                             Provident Bancorp, Inc.
                            (a Delaware corporation)
                            ------------------------
                                         100% of common stock

                                 Provident Bank
                                 --------------
                                         100% of common stock

                            Provident Municipal Bank
                            ------------------------

Provident Bancorp's Business Strategy (see page 76)


        Highlights of our business strategy are:


        .       Operating as a community bank;

        .       Enhancing customer service;

        .       Growing and diversifying our loan portfolio; and

        .       Expanding our retail banking franchise.


See "Management's Discussion and Analysis of Provident Bancorp's Financial Condition and Results of Operations --Management Strategy" for a discussion of our business strategy.


THE CONVERSION AND OFFERING (SEE PAGE 142)

Reasons for the Conversion (see page 143)


        The primary reasons for converting and raising additional capital are:


        . to provide us with the capital to acquire E.N.B. Holding Company and its subsidiary, Ellenville National Bank;

        . to facilitate growth through other acquisitions and de novo branching as opportunities arise;

        . to support internal growth through lending in communities we serve;

        . to enhance existing products and services and support the development of new products and services;

        .       to improve our overall competitive position; and

        . to enhance stockholder returns through higher earnings and more flexible capital management strategies.


        As a fully converted stock holding company, we will have greater flexibility in structuring further mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration in a merger or acquisition since Provident Bancorp, MHC is required to own a majority of our outstanding shares of common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof and will, therefore, enhance our ability to compete with other bidders when acquisition opportunities arise. Other than our agreement to acquire E.N.B. Holding Company, Inc., we currently have no arrangements or understandings regarding any specific acquisition.

Terms of the Conversion and Offering (see page 147)

        Pursuant to Provident Bancorp, MHC's plan of conversion and reorganization, our organization will convert from a partially public to a fully public form of holding company structure. In connection with the conversion, we are selling shares that represent the ownership interest in Provident Bancorp currently held by Provident Bancorp, MHC.

        We are offering between 11,475,000 and 15,525,000 shares of common stock to eligible depositors and borrowers of Provident Bank, our employee benefit plans and, to the extent shares remain available, to our existing public stockholders, depositors of Ellenville National Bank and the general public. The number of shares of common stock to be sold may be increased up to 17,853,750 as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 17,853,750 or decreased to less than 11,475,000, or the offering is extended beyond February 2, 2004, subscribers will not have the opportunity to change or cancel their stock order.


        We also will issue 400,000 shares of common stock and contribute $1.0 million in cash to a charitable foundation to be established by Provident Bank.


        If we do not receive orders for at least 11,475,000 shares of common stock, then we may issue up to 3,677,320 unsubscribed shares to E.N.B. Holding Company shareholders as merger consideration, but only in order to complete the offering and conversion at the minimum of the offering range. If 3,677,320 offering shares are so issued to E.N.B. Holding Company, the minimum number of shares that must be sold in the offering is 7,797,680. If none of the offering shares are so issued because we receive orders for at least 11,475,000 shares of common stock, then the 3,677,320 shares of common stock to be issued to E.N.B. Holding Company stockholders will be in addition to the total shares issued in the conversion and offering. The issuance of shares as merger consideration will not affect the exchange ratio described in "--The Exchange of Existing Shares of Provident Bancorp Common Stock," regardless of whether such shares are unsubscribed offering shares. The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock. Ryan Beck & Co., Inc., our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock. Ryan Beck & Co. is not obligated to purchase any shares of common stock in the offering.

The Exchange of Existing Shares of Provident Bancorp Common Stock (see pages 144, 151)

        If you are currently a stockholder of Provident Bancorp, a federal corporation, your shares will be canceled and exchanged for shares of common stock of Provident Bancorp, a Delaware corporation, at the conclusion of the conversion. The number of shares of common stock you receive will be based on an exchange ratio determined as of the closing of the conversion, which will depend upon the final appraised value of Provident Bancorp. In addition, if options to purchase shares of Provident Bancorp common stock are exercised before consummation of the conversion, there will be an increase in the percentage of shares of Provident Bancorp held by public stockholders, an increase in the number of shares of common stock issued to public stockholders in the share exchange and a decrease in the exchange ratio and the offering range. The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering. The table also shows how many shares a hypothetical owner of Provident Bancorp common stock would receive in the exchange for his or her shares of common stock owned at the consummation of the conversion, depending on the number of shares of common stock issued in the offering. The table excludes the effect of the issuance of shares of common stock to the charitable foundation and the effect of the issuance of shares of common stock to shareholders of E.N.B. Holding Company.


                                                 New Shares to be Exchanged      Total Shares of
                    New Shares to be Issued   for Existing Shares of Provident   Common Stock to                New Shares to
                        in This Offering                  Bancorp                 be Issued in                be Received for
                    -----------------------   --------------------------------   Conversion and    Exchange     100 Existing
                       Amount       Percent      Amount           Percent           Offering         Ratio         Shares
                    ------------    -------   ------------   -----------------   ---------------   ---------  ----------------
Minimum........       11,475,000(1)    55.5%     9,191,109                44.5%       20,666,109      2.5985              259
Midpoint.......       13,500,000       55.5     10,813,069                44.5        24,313,069      3.0571              305
Maximum........       15,525,000       55.5     12,435,029                44.5        27,960,029      3.5156              351
15% above
 Maximum ......       17,853,750       55.5     14,300,284                44.5        32,154,034      4.0430              404

----------


(1) If Provident Bancorp does not receive orders for at least 11,475,000 shares of common stock in the offering, then Provident Bancorp may issue up to 3,677,320 unsubscribed offering shares to E.N.B. Holding Company, Inc. shareholders as merger consideration in order to complete the offering at the minimum of the offering range. If 3,677,320 shares of common stock are so issued, the minimum number of shares of common stock that must be sold in the offering is 7,797,680. If none of the offering shares are so issued, the 3,677,320 shares of common stock to be issued to E.N.B. Holding Company, Inc. shareholders will be in addition to the total shares issued in the conversion and offering. The issuance of shares as merger consideration will not affect the exchange ratio, regardless of whether such shares are unsubscribed offering shares.


        If you own shares of Provident Bancorp common stock in a brokerage account in "street name," you do not need to take any action to exchange your shares of common stock. If you own shares in the form of Provident Bancorp stock certificates, you will receive a transmittal form with instructions to surrender your stock certificates after consummation of the conversion. New certificates of Provident Bancorp common stock will be mailed to you within five business days after the exchange agent receives properly executed transmittal forms and certificates.


        No fractional shares of Provident Bancorp common stock will be issued to any public stockholder of Provident Bancorp. For each fractional share that would otherwise be issued, Provident Bancorp will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price. Current stockholders of Provident Bancorp do not have dissenters' or appraisal rights in connection with the conversion.

        Outstanding options to purchase shares of Provident Bancorp common stock also will be converted into and become options to purchase new shares of Provident Bancorp common stock. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion. At June 30, 2003, there were 275,539 outstanding options to purchase shares of Provident Bancorp common stock, 209,586 of which were vested. Such options will be converted into options to purchase 715,988 shares of common stock at the minimum of the offering range and 968,684 shares of common stock at the maximum of the offering range. In either case, if all existing options were exercised for authorized, but unissued shares of common stock following the conversion, stockholders would experience dilution of approximately 2.8% and 2.9%, respectively.

How Provident Bancorp Intends to Use the Proceeds From the Offering (see page
53)

        We estimate net proceeds from the offering will be between $112.2 million and $152.3 million, or $175.3 million if the offering range is increased by 15%. Provident Bancorp intends to retain between $32.2 million and $68.5 million of the net proceeds, or $87.7 million if the offering range is increased by 15%. Approximately $79.9 million to $83.8 million of the net proceeds (or $87.7 million if the offering range is increased by 15%) will be invested in Provident Bank.

        The net proceeds will be used for the cash merger consideration portion of the acquisition of E.N.B. Holding Company, Inc. (approximately $36.8 million), for the loan to the employee stock ownership plan to fund its purchase of shares of common stock (between $5.9 million and $8.0 million, or $9.1 million if the offering is increased by 15%) and for general corporate purposes. Provident Bancorp may use the funds to pay cash dividends and repurchase shares of common stock. Funds invested in Provident Bank will be used to support increased lending and new products and services. The net proceeds retained by Provident Bancorp and Provident Bank also may be used for future business expansion through acquisitions of banking or financial services companies or by establishing new branches. Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.


Steps We May Take if We do Not Receive Orders for the Minimum Number of Shares (see page 158)


        If we do not receive orders for at least 11,475,000 shares of common stock, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:


        (i) issue up to 3,677,320 unsubscribed offering shares to shareholders of E.N.B. Holding Company, Inc. as merger consideration;

        (ii)    increase the purchase and ownership limitations; and

        (iii) seek regulatory approval to extend the offering beyond the February 2, 2004 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

Purchases by Officers and Directors (see page 141)

        We expect directors and executive officers of Provident Bancorp, together with their associates, to subscribe for 299,500 shares of common stock in the offering. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to own 2,442,258 shares of common stock, or 8.4% of our total outstanding shares of common stock at the midpoint of the offering range.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion (see page 138)


        Our tax-qualified employee stock ownership plan expects to purchase up to 5% of the shares of common stock we sell in the offering (including shares we issue to the Provident Bank Charitable Foundation), or 796,250 shares of common stock, assuming we sell the maximum of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to the total of 5% of shares of common stock sold in the offering. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund the employee stock ownership plan. This plan is a tax-qualified retirement plan for the benefit of all our employees. Assuming the employee stock ownership plan purchases 796,250 shares in the offering, we will recognize additional compensation expense of $8.0 million over a 20-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.


        We also intend to consider the implementation of a stock based recognition and retention plan and a stock option plan no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required. If adopted within 12 months following the completion of the conversion, the stock recognition and retention plan will reserve a number of shares equal to 4% of the shares sold in the offering (including shares we issue to the Provident Bank Charitable Foundation), or up to 637,000 shares of common stock at the maximum of the offering range, for awards to key employees and directors, at no cost to the recipients. If the shares of common stock awarded under the stock recognition and retention plan come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 1.9% in their ownership interest in Provident Bancorp. The stock option plan will reserve a number of shares equal to 10% of the shares of common stock sold in the offering (including shares we issue to the Provident Bank Charitable Foundation), or up to 1,592,500 shares of common stock at the maximum of the offering range, for key employees and directors upon their exercise. If the shares of common stock issued upon the exercise of options come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 4.6% in their ownership interest in Provident Bancorp. Awards made under these plans would be subject to vesting over a period of years.


        We also will convert options previously awarded under our current stock option plan into options to purchase shares of Provident Bancorp common stock upon completion of the conversion, with the number and exercise price to be adjusted, based on the exchange ratio. The term and vesting period of the previously awarded options will remain unchanged.

        The following table summarizes the number of shares of common stock and aggregate dollar value of grants that are expected under the new stock recognition and retention plan and the new stock option plan as a result of the conversion. A portion of the stock grants shown in the table below may be made to non-management employees.

                                    Number of Shares to be Granted or Purchased                      Value of Grants (1)
                                    -------------------------------------------     Dilution      -------------------------
                                                                      As A          Resulting
                                                                    Percentage        From
                                        At             At           of Common      Issuance of        At             At
                                     Minimum         Maximum       Stock to be      Shares for      Minimum       Minimum
                                    of Offering     of Offering     Issued in     Stock Benefit   of Offering   of Offering
                                      Range           Range          Offering       Plans (2)        Range         Range
                                    -----------    -------------   ------------   -------------   -----------   -----------
                                                                    (Dollars in thousands)
Employee stock ownership plan....        593,750         796,250            5.0%             --   $     5,938   $     7,963
Recognition and retention plan...        475,000         637,000            4.0             1.9         4,750         6,370
Stock option plan................      1,187,500       1,592,500           10.0             4.6            --            --
                                    ------------   -------------   ------------                   -----------   -----------
   Total.........................      2,256,250       3,025,750           19.0%            6.5%  $    10,688   $    14,333
                                    ============   =============   ============                   ===========   ===========

----------


(1) The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. No value is given for options because their exercise price will be equal to the fair market value of the common stock on the day the options are granted.
(2)         Calculated at the maximum of offering range.

Market for Provident Bancorp's Common Stock (see page 55)

        Existing publicly held shares of Provident Bancorp's common stock trade on the Nasdaq National Market under the symbol "PBCP." Upon completion of the conversion, the new shares of common stock of Provident Bancorp will replace existing shares and will be traded on the Nasdaq National Market. For a period of 20 trading days following completion of the conversion, our trading symbol will be "PBCPD." Thereafter it will revert to "PBCP." Ryan Beck & Co. currently intends to remain a market maker in the common stock and will assist us in obtaining additional market makers.


Provident Bancorp's Dividend Policy (see page 54)

        Provident Bancorp currently pays a quarterly cash dividend of $0.15 per share, which equals $0.60 per share on an annualized basis. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. We expect the annualized dividends to equal $0.23, $0.20, $0.17 and $0.15 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 2.3%, 2.0%, 1.7% and 1.5%, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a price of $10.00 per share. The amount of dividends that we intend to pay after the conversion will preserve the dividend amount that Provident Bancorp stockholders currently receive as adjusted to reflect the exchange ratio. The dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future.

        See "Selected Consolidated Financial and Other Data of Provident Bancorp and Subsidiaries" and "Market for Provident Bancorp's Common Stock" for information regarding our historical dividend payments.

Tax Consequences (see page 163)

        As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Provident Bancorp, MHC, Provident Bancorp, Provident Bank, persons eligible to subscribe in the subscription offering, or existing stockholders of Provident Bancorp. Existing stockholders of Provident Bancorp who receive cash in lieu of fractional share interests in new shares of Provident Bancorp will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

Conditions to Completion of the Conversion (see page 144)

        We cannot complete the conversion and related offering unless:

        . The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of Provident Bancorp, MHC (depositors and certain borrowers of Provident Bank);

        . The plan of conversion and reorganization is approved by at least two-thirds of the votes eligible to be cast by stockholders of Provident Bancorp common stock;

        . The plan of conversion and reorganization is approved by at least a majority of the votes eligible to be cast by stockholders of Provident Bancorp common stock, excluding those shares held by Provident Bancorp, MHC;

        . We issue at least the minimum number of shares of common stock offered, which may include up to 3,677,320 shares of common stock of Provident Bancorp issued to the stockholders of E.N.B. Holding Company, Inc. as merger consideration; and

        . We receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.


        Provident Bancorp, MHC intends to vote its ownership interest in favor of the plan of conversion and reorganization. At June 30, 2003, Provident Bancorp, MHC owned 55.5% of the outstanding shares of common stock of Provident Bancorp. The directors and executive officers of Provident Bancorp and their affiliates owned approximately 521,608 shares of Provident Bancorp, or 6.6% of the outstanding shares of common stock, excluding shares that can be acquired upon the exercise of stock options. They intend to vote those shares in favor of the plan of conversion and reorganization.

Decrease in Stockholders' Rights for Existing Stockholders of Provident Bancorp (see page 31)

        As a result of the conversion, existing stockholders of Provident Bancorp, Inc., a federal corporation, will become stockholders of Provident Bancorp, Inc., a Delaware corporation. Some rights of stockholders of the new Delaware corporation will be reduced compared to the rights stockholders currently have. The reduction in stockholder rights results from differences in the Delaware certificate of incorporation and bylaws, and from distinctions between Delaware and federal law. The differences in stockholder rights under the Delaware certificate of incorporation and bylaws are not mandated by Delaware law but have been chosen by management as being in the best interests of the corporation and all of its stockholders. The differences in stockholder rights include the following: (i) approval by at least 80% of outstanding shares required to remove a director for cause; (ii) the inability of stockholders to call special meetings; (iii) greater lead time required for stockholders to submit stockholder proposals; (iv) approval by at least 80% of outstanding shares required to amend the certificate of incorporation and bylaws; (v) a residency requirement for directors; and (vi) approval by at least 80% of outstanding shares required to approve business combinations involving an interested stockholder. See "The Conversion--Comparison of Stockholders' Rights For Existing Stockholders of Provident Bancorp, Inc." for a discussion of these differences.

PROVIDENT BANCORP'S ISSUANCE AND CONTRIBUTION OF COMMON STOCK AND CASH TO THE CHARITABLE FOUNDATION (SEE PAGE 172)

        To further our commitment to our local community, we intend to establish a charitable foundation as part of the conversion. We will issue shares of common stock and cash to the charitable foundation. We will issue 400,000 shares of our common stock, having an initial market value of $4.0 million. The value of the shares of common stock to be issued to the charitable foundation (at $10.00 per share), together with $1.0 million in cash, will equal $5.0 million. As a result of the issuance of shares and the contribution of cash to the charitable foundation, we will record a pre-tax expense of approximately $3.0 million during the quarter in which the conversion is completed. The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities.


        The issuance of these additional shares of common stock to the charitable foundation will:


        . dilute the voting interests of existing stockholders and purchasers of shares of our common stock in the offering, and


        . result in an expense, and a reduction in earnings, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit, during the quarter in which the contribution is made.

        The establishment and funding of the Provident Bank Charitable Foundation must be approved by members of Provident Bancorp, MHC and stockholders of Provident Bancorp, Inc. Consummation of the conversion and the offering of common stock, however, is not conditioned upon member or stockholder approval of the charitable foundation.


        See "Risk Factors--Risks About Provident Bancorp--The Issuance of Shares and Cash to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in 2004," "The Provident Bank Charitable Foundation--Comparison of Valuation and Pro Forma Information With and Without the Foundation."

THE MERGER (SEE PAGE 180)


        The merger agreement is attached to this document as Appendix H. We encourage you to read this agreement carefully, as it is the legal document that governs the merger of E.N.B. Holding Company with and into Provident Bancorp.


What E.N.B. Holding Company Shareholders Will Receive In the Merger (see page
180)


        You will be offered the opportunity to elect to receive the $4,830 per share merger consideration in the form of:

        (i)     cash;


        (ii) shares of Provident Bancorp common stock at the $10.00 per share price at which shares are being sold in Provident Bancorp's stock offering; or

        (iii) a combination of cash and shares of Provident Bancorp common stock.

        For example, if a shareholder elects to receive the $4,830 merger consideration entirely in the form of shares of Provident Bancorp common stock, and such election is fulfilled, each share of E.N.B. Holding Company common stock will be converted into the right to receive 483 shares of Provident Bancorp common stock. If Provident Bancorp sells more than $181.3 million of shares of common stock in the offering (excluding shares issued to the Provident Bank Charitable Foundation and excluding shares issued in exchange for existing shares of common stock of Provident Bancorp, a federal corporation), the number of shares that E.N.B. Holding Company shareholders will receive will be increased to maintain their ownership percentage in Provident Bancorp following the conversion and merger.

        However, because the merger agreement provides that 50% of the aggregate consideration will be in cash and 50% in shares of common stock, regardless of your choice, you may actually receive a combination of cash and shares of Provident Bancorp common stock for your E.N.B. Holding Company shares depending on the elections made by other E.N.B. Holding Company shareholders.

        See "Ownership of Provident Bancorp After the Transaction" for the pro forma ownership percentage of E.N.B. Holding Company shareholders following the conversion and merger.


        Any shares of Provident Bancorp common stock to be issued in the merger will be issued immediately following completion of the mutual-to-stock conversion and related stock offering of Provident Bancorp. However, the merger is not contingent upon the completion of the mutual-to-stock conversion of Provident Bancorp, MHC. If the mutual-to-stock conversion is not completed by March

31, 2004, E.N.B. Holding Company can elect to either: (i) proceed with the merger transaction and E.N.B. Holding Company stockholders will receive merger consideration of $4,500 per share in cash or (ii) terminate the merger transaction and receive a fee of $3.7 million. In the event that we do not complete the merger, we will either terminate the conversion or we will resolicit subscribers.

E.N.B. Holding Company Shareholders Election of Cash or Stock Consideration (see page 180)

        If you own shares in the form of E.N.B. Holding Company stock certificates, you have received or will soon receive under separate cover an election form that you may use to indicate whether your preference is to receive cash, shares of Provident Bancorp common stock or a combination of cash and shares of Provident Bancorp common stock. You will need to return the election form, along with your stock certificates, to our exchange agent by December 18, 2003 at 5:00 p.m. Do not send stock certificates with your proxy card. The election form will provide certificate delivery instruction. If your shares are held in a brokerage account, or "street name," you will not need to submit certificates. Follow the written instructions from your broker regarding making your election. E.N.B. Holding Company shareholders will be unable to sell their E.N.B. Holding Company stock from the time when the election is made until the merger is completed.


        If the number of E.N.B. Holding Company shareholders who elect to receive cash would require that an aggregate amount greater than $36,773,205, or 50% of the aggregate merger consideration, be payable as cash consideration, then the amount of cash consideration that each shareholder electing to receive all or a portion of their consideration in cash would receive will be reduced on a pro rata basis. As a result, these shareholders will receive stock consideration for any shares for which they do not receive cash.

        If the number of E.N.B. Holding Company shareholders who elect to receive shares of Provident Bancorp common stock would require that an amount less than $36,773,205 would be payable as cash consideration, the amount of shares of Provident Bancorp common stock that each shareholder electing to receive all or a portion of their consideration in shares of Provident Bancorp common stock would receive will be reduced on a pro rata basis. As a result, these shareholders will receive cash consideration for any E.N.B. Holding Company shares for which they do not receive shares of Provident Bancorp common stock.

        If you do not make an election, you will be deemed to have made an election to receive merger consideration in such form of cash and/or shares of common stock as Provident Bancorp shall determine in its sole discretion.


No Fractional Shares (see page 182)


        No fractional shares of Provident Bancorp common stock will be issued in the merger. Instead of fractional shares, E.N.B. Holding Company shareholders will receive an amount of cash based on the $10.00 per share price at which shares of Provident Bancorp common stock will be sold in the stock offering.


Provident Bancorp's Board of Directors Recommends Stockholder Approval (see page
187)

        Based on Provident Bancorp's reasons for the merger described in this document, including the fairness opinion of RP Financial, LC., Provident Bancorp's board of directors approved the merger agreement. Provident Bancorp's board of directors believes that the merger and the merger agreement are fair to and in the best interests of Provident Bancorp and its stockholders and unanimously recommends that you vote "FOR" adoption of the merger agreement.


E.N.B. Holding Company's Board of Directors Recommends Shareholder Approval (see page 191)


        Based on E.N.B. Holding Company's reasons for the merger described in this document, including the fairness opinion of Endicott Financial Advisors, L.L.C., E.N.B. Holding Company's board of directors approved the merger agreement. E.N.B. Holding Company's board of directors believes that the merger and the merger agreement are fair to and in the best interests of E.N.B. Holding Company and its shareholders and unanimously recommends that you vote "FOR" adoption of the merger agreement.


Opinion of Provident Bancorp's Financial Advisor (see page 199 and Appendix I)

        In connection with the merger, the board of directors of Provident Bancorp received the written opinion from Provident Bancorp's financial advisors RP Financial, LC., as to the fairness, from a financial point of view, of the merger to holders of Provident Bancorp common stock. The full text of the opinion of RP Financial, dated the date of this document, is included in this document as Appendix I. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by RP Financial. The opinion of RP Financial is directed to Provident Bancorp's board of directors and does not constitute a recommendation to you or any other stockholder as to how to vote with respect to the merger, the form of consideration to be elected in the merger, or any other matter relating to the proposed transaction. RP Financial will receive a fee for its services, including rendering the fairness opinion, in connection with the merger.

Opinion of E.N.B. Holding Company's Financial Advisor (see page 199 and Appendix J)

        In connection with the merger, the board of directors of E.N.B. Holding Company received the written opinion from E.N.B. Holding Company's financial advisors Endicott Financial Advisors, L.L.C., as to the fairness, from a financial point of view, of the consideration to be received in the merger by holders of E.N.B. Holding Company common stock. The full text of the opinion of Endicott Financial Advisors, L.L.C., dated the date of this document, is included in this document as Appendix J. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Endicott Financial Advisors, L.L.C. The opinion of Endicott Financial Advisors, L.L.C. is directed to E.N.B. Holding Company's board of directors and does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the merger, the form of consideration to be elected in the merger, or any other matter relating to the proposed transaction. Endicott Financial Advisors, LLC will receive a fee for its services, including rendering the fairness opinion, in connection with the merger, a significant portion of which is contingent upon consummation of the merger.

        Interests of E.N.B. Holding Company's Executive Officers and Directors in the Merger (see page 209)


        In considering the recommendation of the board of directors of E.N.B. Holding Company to approve the merger, you should be aware that executive officers and directors of E.N.B. Holding Company have employment and other compensation agreements or plans that give them interests in the merger that are somewhat different from, or in addition to, their interests as E.N.B. Holding Company shareholders.

Stockholders of Provident Bancorp Do Not Have Dissenters' Rights of Appraisal (see page 227)


        Under federal regulations, holders of shares of Provident Bancorp common stock do not have the right to obtain an appraisal of the value of their shares of Provident Bancorp common stock in connection with the merger.


Shareholders of E.N.B. Holding Company Have Dissenters' Rights of Appraisal (see page 227 and Appendix K)


        Under Section 623 of the New York Business Corporation Law, holders of shares of E.N.B. Holding Company common stock may have the right to obtain an appraisal of the value of their shares of E.N.B. Holding Company common stock in connection with the merger. To perfect appraisal rights, an E.N.B. Holding Company shareholder must not vote for the adoption of the merger agreement and must strictly comply with all of the procedures required under New York law. Failure to strictly comply with Section 623 of the New York Business Corporation Law may result in termination or waiver of appraisal rights.

        We have included a copy of Section 623 of the New York Business Corporation Law as Appendix K to this document.


Conditions to the Merger (see page 218)


        Completion of the merger depends on a number of conditions being satisfied or waived, including, but not limited to, the following:

        . E.N.B. Holding Company shareholders and Provident Bancorp stockholders must have adopted the merger agreement;

        . with respect to each of E.N.B. Holding Company and Provident Bancorp, the representations and warranties of the other party to the merger agreement must be true and correct in all material respects, unless the representation or warranty was qualified as to materiality, in which case it has to be true or correct;

        . Provident Bancorp must have received Office of Thrift Supervision approval and all statutory waiting periods must have expired;

        . no stop order suspending the effectiveness of Provident Bancorp's registration statement of which this document is a part shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission;

        . the shares of Provident Bancorp common stock to be issued to E.N.B. Holding Company stockholders in the merger must be approved for listing on the Nasdaq National Market;


        . since December 31, 2002, E.N.B. Holding Company shall not have suffered a material adverse effect;

        . since September 30, 2002, Provident Bancorp shall not have suffered a material adverse effect; and

        . both Provident Bancorp and E.N.B. Holding Company must have received a legal opinion that the merger will qualify as a tax-free reorganization under United States federal income tax laws.

        We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.


Termination of the Merger Agreement (see page 219)


        Provident Bancorp and E.N.B. Holding Company may terminate the merger agreement by mutual consent. Either Provident Bancorp or E.N.B. Holding Company may also terminate the merger agreement unilaterally if any of several conditions occur.


Termination Fees (see page 221)


        The merger agreement requires E.N.B. Holding Company to pay a termination fee of $3.7 million to Provident Bancorp if the merger agreement is terminated under a number of specified circumstances. The merger agreement requires Provident Bancorp to pay a termination fee of $3.7 million to E.N.B. Holding Company if the mutual-to-stock conversion is not completed by March 31, 2004 and E.N.B. Holding Company elects to terminate the merger transaction.


Regulatory Approvals Required For the Merger (see page 221)


        We cannot complete the merger without the prior approval of the Office of Thrift Supervision. Provident Bancorp is in the process of seeking this approval. While we do not know of any reason why Provident Bancorp would not be able to obtain the necessary Office of Thrift Supervision approval in a timely manner, we cannot assure you that the Office of Thrift Supervision will grant its approval of the merger or what the timing may be.


Material Federal Income Tax Consequences of the Merger (see page 222)


        Provident Bancorp and E.N.B. Holding Company will not be required to complete the merger unless they receive a legal opinion to the effect that the merger will qualify as a tax-free reorganization for federal income tax purposes.

        We expect that, for federal income tax purposes, shareholders of E.N.B. Holding Company will not recognize any gain or loss with respect to their shares of E.N.B. Holding Company common stock if they receive only shares of Provident Bancorp common stock in the merger, except with respect to any cash received in lieu of a fractional share interest in Provident Bancorp common stock.

        If you receive cash in exchange for any of your shares of E.N.B. Holding Company common stock, you will generally recognize gain, but not loss, with respect to the excess of the cash and value of Provident Bancorp common stock you receive over your basis in the shares of E.N.B. Holding Company common stock exchanged therefore, but in any case not in excess of the amount of cash received by you in the merger.


        You should read "The Merger and Merger Agreement--Material United States Federal Income Tax Consequences Of The Merger" starting on page 222 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you.

                                  RISK FACTORS


        In addition to the other information contained in or incorporated by reference into this proxy statement prospectus, including the matters addressed under the caption "Forward-Looking Statements," you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement and whether to invest in Provident Bancorp's shares of common stock.


Risks Related to the Merger

        Shareholders of E.N.B. Holding Company May Not Receive the Form of Merger Consideration That They Elect.

        The merger agreement contains provisions that are designed to ensure that 50% of the aggregate merger consideration is paid in cash and 50% is paid in shares of Provident Bancorp common stock. If elections are made by E.N.B. Holding Company shareholders that would result in the aggregate merger consideration not equaling 50% cash and 50% stock, either those electing to receive all or a portion of their consideration in cash or those electing to receive all or a portion of their consideration in shares of Provident Bancorp common stock will have the consideration of the type they selected reduced by a pro rata amount and will receive a portion of their consideration in the form that they did not elect to receive. Accordingly, there is a risk that you will not receive a portion of the merger consideration in the form that you elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including the recognition of taxable gain to the extent cash is received). If you do not make an election you will be deemed to have made an election to receive the merger consideration in such form of cash and/or shares of common stock as Provident Bancorp shall determine.

        Provident Bancorp May Fail To Realize The Anticipated Benefits Of The Merger.

        The success of the merger will depend on, among other things, Provident Bancorp's ability to realize anticipated cost savings, to combine the businesses of Provident Bank and Ellenville National Bank in a manner that does not materially disrupt the existing customer relationships of Ellenville National Bank or result in decreased revenues resulting from any loss of customers, and permits growth opportunities to occur. If Provident Bancorp is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.


        Provident Bancorp and E.N.B. Holding Company have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of E.N.B. Holding Company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Provident Bancorp's ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

        Shareholders of E.N.B. Holding Company Who Make Stock Elections Will Be Unable To Sell Their Shares In The Market Pending The Merger.


        E.N.B. Holding Company shareholders may elect to receive cash, stock, or a combination of cash and stock. Elections will be irrevocable, and, to the extent shareholders own shares in the form of E.N.B. Holding Company stock certificates, will require that shareholders making the election turn in their E.N.B. Holding Company stock certificates. This election must be made by no later than December 18, 2003. During the time between when the election is made and the merger is completed, E.N.B. Holding Company shareholders will be unable to sell their E.N.B. Holding Company common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. E.N.B. Holding Company shareholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the close of the election period. However, elections received after the close of the election period will not be accepted or honored, and will be deemed to be an election to receive merger consideration in such form of cash and/or shares of common stock as Provident Bancorp shall determine in its sole discretion.


        E.N.B. Holding Company Directors And Officers Have Interests In The Merger Besides Those Of A Shareholder.

        E.N.B. Holding Company's directors and officers have various interests in the merger besides being E.N.B. Holding Company shareholders. These interests include:


        . the payment of severance benefits under existing employment and severance agreements;

        . the appointment of two existing directors of E.N.B. Holding Company or Ellenville National Bank to the board of directors of Provident Bancorp; and

        . the agreement by Provident Bancorp to indemnify E.N.B. Holding Company directors and officers.


        Provident Bancorp May Need to Raise Additional Capital and Receive Additional Regulatory Approval to Complete the Merger if it Cannot Complete the Conversion by March 31, 2004.

        The merger agreement provides that, if Provident Bancorp, MHC's conversion to stock form is not completed by March 31, 2004, E.N.B. Holding Company can elect to either (i) proceed with the merger transaction and E.N.B. Holding Company shareholders will receive merger consideration of $4,500 per share in cash or (ii) terminate the merger transaction and receive a fee of $3.7 million. If Provident Bancorp does not have sufficient capital to complete the merger in an all-cash transaction without completing the conversion, then Provident Bancorp may need to raise additional capital to complete the merger, and may need to receive regulatory approval before raising the additional capital. Requesting regulatory approval could delay the completion of the merger, or could cause the merger not to be consummated by July 31, 2004, which is the termination date set forth in the merger agreement.

Risks About Provident Bancorp

        You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

        Our Commercial Real Estate, Commercial Business and Construction Loans Expose Us to Increased Credit Risks.

        At June 30, 2003, our portfolio of commercial real estate loans totaled $179.9 million, or 25.9% of total loans, our portfolio of commercial business loans totaled $45.3 million, or 6.5% of total loans, and our portfolio of construction loans totaled $7.3 million, or 1.1% of total loans. We plan to continue to emphasize originating these types of loans. Commercial real estate, commercial business and construction loans generally have greater credit risk than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful business operations of the borrowers. These loans typically have larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Many of our borrowers also have more than one commercial real estate, commercial business or construction loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

        Changes in the Value of Goodwill Could Reduce Our Earnings.

        On April 23, 2002, we completed our acquisition of The National Bank of Florida. We recorded the assets acquired and liabilities assumed from The National Bank of Florida at their fair values at the closing date. The excess amount we paid for The National Bank of Florida over the fair value of the net assets acquired was recorded as goodwill, which is an intangible asset. At June 30, 2003, the balance of goodwill on our balance sheet was $13.5 million. In addition, we expect to record $48.5 million in goodwill as a result of our acquisition of E.N.B. Holding Company.

        We are required by accounting principles generally accepted in the United States to test goodwill for impairment at least annually. Testing for impairment of goodwill involves the identification of reporting units and the estimation of fair values. The estimation of fair values involves a high degree of judgment and subjectivity in the assumptions used. If our goodwill (including the goodwill we expect to record as a result of our acquisition of E.N.B. Holding Company) were fully impaired and we were required to charge-off all of our goodwill, the pro forma reduction to our stockholders' equity would be approximately $2.18 per share, assuming we sell 13,500,000 shares in the offering.

        We May Have Difficulty Managing Our Growth, Which May Divert Resources and Limit Our Ability to Successfully Expand Our Operations.

        We have grown substantially from $757.9 million of total assets and $595.1 million of total deposits at December 31, 1998 to $1.1 billion of total assets and $857.5 million of total deposits at June 30, 2003. We expect that our assets, deposits, number of customers and scale of our operations will continue to grow significantly.

        Since 1998, we have expanded our branch network by both acquiring financial institutions and establishing de novo branches. At September 30, 1998, we had 11 branch offices, compared with 18 at June 30, 2003, and after our acquisition of E.N.B. Holding Company, we will operate 27 branches. In addition, during the next four years, we expect to open one new branch office per year. We cannot assure you that our ongoing branch expansion strategy will be accretive to our earnings, or that it will be accretive to earnings within a reasonable period of time. Numerous factors contribute to the performance of a new branch, such as a suitable location, qualified personnel and an effective marketing strategy. Additionally, it takes time for a new branch to generate significant deposits and make sufficient loans to produce enough income to offset expenses, some of which, like salaries and occupancy expense, are relatively fixed costs.

        We have incurred substantial expenses to build our management team and personnel, develop our delivery systems and establish our infrastructure to support future growth. Our future success will depend on the ability of our officers and key employees to continue to implement and improve our operational, financial and management controls, reporting systems and procedures, and to manage a growing number of client relationships. We may not be able to successfully implement improvements to our management information and control systems in an efficient or timely manner, and we may discover deficiencies in our existing systems and controls. Thus, we cannot assure you that our growth strategy will not place a strain on our administrative and operational infrastructure or require us to incur additional expenditures beyond current projections to support our future growth. Our future profitability will depend in part on our continued ability to grow. We cannot assure you that we will be able to sustain our historical growth rate or even be able to grow at all.

        Provident Bancorp's Financial Success Depends on the Success of the Merger.

        Provident Bancorp's future growth and profitability depends, in part, on its ability to successfully complete its acquisition with E.N.B. Holding Company and manage the combined operations. For the merger to be successful, Provident Bancorp will have to succeed in combining the personnel and operations of Provident Bancorp and E.N.B. Holding Company and in achieving expense savings by eliminating selected redundant operations. Provident Bancorp cannot assure you that its plan to integrate and operate the combined operations will be timely or efficient, or that it will successfully retain existing customer relationships of Ellenville National Bank.

        If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease.

        Our loan customers may not repay their loans according to the terms of the loans, and the collateral securing the repayment of these loans may be insufficient to cover any remaining loan balance. We may experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets, if any, serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we rely on our loan quality reviews, our experience and our evaluation of economic conditions, among other factors. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, which may require additions to our allowance. Any material additions to our allowance for loan losses would materially decrease our net income.

        Our business strategy calls for continued growth of commercial real estate loans, commercial business loans and construction loans. These loans typically expose us to greater risk than one- to four-family residential real estate loans. As we further increase the amount of these loans in our loan portfolio, we may increase our provisions for loan losses, which could adversely affect our earnings.

        In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provisions for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by regulatory authorities could have a material adverse effect on our results of operations and financial condition.

        The Issuance of Shares and Cash to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in 2004.


        We intend to establish a charitable foundation in connection with the conversion. We will make a contribution to the charitable foundation in the form of shares of Provident Bancorp common stock and cash. We will issue 400,000 shares of common stock to the charitable foundation, or 2.6% of the shares of common stock to be sold at the midpoint of the offering range. The balance of the contribution to the charitable foundation will consist of a cash payment of $1.0 million. The aggregate contribution will also have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. The after-tax expense of the contribution will reduce net income in our 2004 fiscal year by approximately $3.0 million. Persons purchasing shares in the offering will have their ownership and voting interests in Provident Bancorp, Inc. diluted by 1.2% due to the issuance of additional shares of common stock to the charitable foundation.

        Our Contribution to the Provident Bank Charitable Foundation May Not be Tax Deductible, Which Could Hurt Our Profits.

        We believe that the contribution to the Provident Bank Charitable Foundation, valued at $5.0 million, pre-tax, will be deductible for federal income tax purposes. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully.


        Our Continuing Concentration of Loans in Our Primary Market Area May Increase Our Risk.

        Our success depends primarily on the general economic conditions in the counties in which we conduct business, and in the New York metropolitan area in general. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in Rockland and Orange Counties, New York. Following our proposed acquisition of E.N.B. Holding Company, we will also provide banking services to customers in Sullivan and Ulster Counties, New York. The local economic conditions in our market area have a significant impact on our loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would affect these local economic conditions and could adversely affect our financial condition and results of operations. Additionally, because we have a significant amount of commercial real estate loans, decreases in tenant occupancy may also have a negative effect on the ability of many of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

        Changes in Market Interest Rates Could Adversely Affect Our Financial Condition and Results of Operations.

        Our financial condition and results of operations are significantly affected by changes in market interest rates. Our results of operations depend substantially on our net interest income, which is the difference between the interest income that we earn on our interest-earning assets and the interest expense that we pay on our interest-bearing liabilities. Because our interest-bearing liabilities generally reprice or mature more quickly than our interest-earning assets, an increase in interest rates generally would tend to result in a decrease in our net interest income. We have taken steps to mitigate this risk such as holding fewer longer-term residential mortgages, as well as investing excess funds in short-term investments.

        We also are subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates often result in increased prepayments of loans and mortgage-related securities, as borrowers refinance their loans to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments in loans or other investments that have interest at rates that are comparable to the interest rates on existing loans and securities. Additionally, increases in interest rates may decrease loan demand and/or may make it more difficult for borrowers to repay adjustable rate loans.

        Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of securities fluctuates inversely with changes in interest rates. At June 30, 2003, our investment and mortgage-backed securities available for sale totaled $251.9 million. Unrealized gains on securities available for sale, net of tax, amounted to $4.0 million and are reported as a separate component of stockholders' equity. Decreases in the fair value of securities available for sale, therefore, could have an adverse effect on stockholders' equity.

        Our Ability to Grow May Be Limited if We Cannot Make Acquisitions.


        In an effort to fully deploy the additional capital we will raise in the offering, and to increase our loan and deposit growth, we will continue to seek to expand our banking franchise by acquiring other financial institutions or branches primarily in our market area. Our ability to grow through selective acquisitions of other financial institutions or branches will depend on successfully identifying, acquiring and integrating them. We compete with other financial institutions with respect to proposed acquisitions. We cannot assure you that we will be able to identify attractive acquisition candidates or make acquisitions on favorable terms. In addition, we cannot assure you that we can successfully integrate any acquired financial institutions or branches into our banking organization in a timely or efficient manner, that we will be successful in retaining existing customer relationships or that we can achieve anticipated operating efficiencies.


        Strong Competition Within Our Market Area May Limit Our Growth and Profitability.


        Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, internet banks, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors (whether regional or national institutions) have substantially greater resources and lending limits than we have, and may offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market area.


        We Operate in a Highly Regulated Environment and We May Be Adversely Affected by Changes in Laws and Regulations.

        Provident Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, its chartering authority, and by the Federal Deposit Insurance Corporation, which insures Provident Bank's deposits. Provident Municipal Bank is subject to extensive regulation, supervision and examination by the New York State Banking Department, its chartering authority, and by the Federal Deposit Insurance Corporation, which insures Provident Municipal Bank's deposits. As a savings and loan holding company, Provident Bancorp is subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which financial institutions and their holding companies may engage and are intended primarily for the protection of the insurance fund and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operations of a financial institution, the classification of assets by a financial institution and the adequacy of a financial institution's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on Provident Bank, Provident Municipal Bank, Provident Bancorp and our operations.


        Our operations are also subject to extensive regulation by other federal, state and local governmental authorities, and are subject to various laws and judicial and administrative decisions that impose requirements and restrictions on our operations. These laws, rules and regulations are frequently changed by legislative and regulatory authorities. There can be no assurance that changes to existing laws, rules and regulations, or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects.


        Our Return on Stockholders' Equity Will Be Reduced as a Result of the Offering.

        Net income divided by average stockholders' equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to decrease as compared to our performance in recent years until we are able to leverage the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock.

        The Implementation of Stock-Based Benefit Plans May Dilute Your Ownership Interest.

        We will consider adopting a stock option plan and a recognition and retention plan following the offering, subject to receipt of stockholder approval. These stock-based benefit plans will be funded either through open market purchases, if permitted, or from the issuance of authorized but unissued shares of common stock of Provident Bancorp. While our intention is to fund these plans through open market purchases, stockholders will experience a reduction or dilution in ownership interest of approximately 6.5% (approximately 4.6% dilution for the stock option plan and approximately 1.9% dilution for the recognition and retention plan) in the event newly issued shares are used to fund stock options and stock awards made under these plans.

        Our Recognition and Retention Plan Will Increase Our Costs, Which Will Reduce Our Profitability and Stockholders' Equity.

        We will consider implementing a recognition and retention plan after the offering, subject to receipt of stockholder approval. Under this plan, our officers and directors may be awarded, at no cost to them, shares of common stock in an aggregate amount equal to 4% of the shares of common stock sold in the offering (including shares we issue to the Provident Bank Charitable Foundation). The shares of common stock awarded under the recognition plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. The recognition and retention plan cannot be implemented until at least six months after the completion of the offering. If the plan is adopted within 12 months after the completion of the conversion, it is subject to Office of Thrift Supervision regulations. If the shares of common stock to be awarded under the plan are repurchased in the open market (rather than issued directly by Provident Bancorp) and cost the same as the purchase price in the offering, the reduction to stockholders' equity from the plan would be between $4.8 million at the minimum of the offering range and $6.4 million at the adjusted maximum of the offering range.

        We May Be Required to Change the Way We Recognize Expense for Our Stock Options.


        We account for our stock option plan in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, we recognize compensation expense only if the exercise price of an option is less than fair value of the underlying stock on the date of the grant. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages the use of a fair-value-based method of accounting for employee stock compensation plans, but permits our continued use of the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25. Under Statement of Financial Accounting Standards No. 123, the grant-date fair value of options is recognized as compensation expense over the vesting period. Our net income will decrease if the Financial Accounting Standards Board requires us to recognize expense using the fair-value-based method of accounting for stock options. See Note 3 of the Notes to Consolidated Financial Statements.


        Our Failure to Effectively Utilize the Net Proceeds of the Offering Could Reduce Our Profitability.


        Provident Bancorp intends to contribute between $79.9 million and $87.7 million of the net proceeds of the offering to Provident Bank. Provident Bancorp may use the remaining net proceeds to finance the acquisition of other financial institutions or financial services companies, establish or acquire branches, pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, or for other general corporate purposes. Provident Bancorp expects to use a portion of the net proceeds to fund the purchase of shares of common stock in the offering by the employee stock ownership plan. Provident Bank may use the proceeds it receives to establish or acquire new branches, acquire financial institutions or financial services companies, fund new loans, purchase investment securities, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.


        A Breach of Information Security Could Negatively Affect our Earnings.

        Increasingly, we depend upon data processing, communication and information exchange on a variety of computing platforms and networks, and over the internet. We cannot be certain all our systems are entirely free from vulnerability to attack, despite safeguards we have instituted. In addition, we rely on the services of a variety of vendors to meet our data processing and communication needs. If information security is breached, information can be lost or misappropriated, resulting in financial loss or costs to us or damages to others. These costs or losses could materially exceed the amount of insurance coverage, if any, which would adversely affect our earnings.

        The Future Price of the Common Stock May be Less Than the Purchase Price in the Offering.


        We cannot assure you that if you purchase shares of common stock in the offering you will be able to sell them later at or above the $10.00 purchase price in the offering. In several cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the price at which such shares were sold in the offering conducted by those companies. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of Provident Bancorp, and the outlook for the financial institutions industry in general.


        The Value of Shares Received in Exchange for Existing Shares of Common Stock of Provident Bancorp May Be Lower than the Current Market Value

        The exchange ratio for current stockholders of Provident Bancorp enables those stockholders to maintain a specified percentage of ownership in Provident Bancorp, a Delaware corporation, and will not be based upon market prices of our shares of common stock. Therefore, it is possible that, either initially or in the future, the market value of the new shares that existing stockholders receive in the conversion will be less than the current market value of existing shares of common stock of Provident Bancorp.


        Various Factors May Make Takeover Attempts More Difficult to Achieve.

        Our board of directors has no current intention to sell control of Provident Bancorp. Provisions of our certificate of incorporation and bylaws, federal regulations, Delaware law and various other factors may make it more difficult for companies or persons to acquire control of Provident Bancorp without the consent of our board of directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

        . Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the acquisition of more than 10% of any class of equity security of a converted savings institution without the prior approval of the Office of Thrift Supervision.

        . Certificate of incorporation and statutory provisions. Provisions of the certificate of incorporation and bylaws of Provident Bancorp and Delaware law may make it more difficult and expensive to pursue a takeover attempt that management opposes. These provisions also would make it more difficult to remove our current board of directors or management, or to elect new directors. These provisions include limitations on voting rights of beneficial owners of more than 10% of our common stock, supermajority voting requirements for certain business combinations and the election of directors to staggered terms of three years. Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the board of directors.

        . Required change in control payments and issuance of stock options. We have entered into employment agreements with certain executive officers, which will require payments to be made to them in the event their employment is terminated following a change in control of Provident Bancorp or Provident Bank. We have also issued stock options to key employees and directors that will require payments to them in connection with a change in control of Provident Bancorp. These payments may have the effect of increasing the costs of acquiring Provident Bancorp, thereby discouraging future attempts.

        There is a Decrease in Certain Rights of Existing Stockholders of Provident Bancorp Under Our Delaware Certificate of Incorporation and Bylaws.

        As a result of the conversion, existing stockholders of Provident Bancorp, Inc., a federal corporation, will become stockholders of Provident Bancorp, Inc., a Delaware corporation. Some rights of stockholders of the new Delaware corporation will be reduced compared to the rights stockholders currently have. The differences in stockholder rights under the Delaware certificate of incorporation and bylaws are not mandated by Delaware law but have been chosen by management as being in the best interests of the corporation and all of its stockholders.


        For example, current stockholders must submit nominations for election of directors at an annual meeting of stockholders and any new business to be taken up at such a meeting by filing the proposal in writing with Provident Bancorp, Inc. at least five days before the date of any such meeting. Provident Bancorp, Inc.'s Delaware bylaws generally provide, however, that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Provident Bancorp, Inc. at least 90 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting of stockholders. Similarly, special meetings of current stockholders may be called by the holders of not less than one-tenth of the outstanding capital stock entitled to vote at the meeting. Provident Bancorp, Inc.'s Delaware certificate of incorporation provides that special meetings of the stockholders of Provident Bancorp, Inc. may be called only by a majority vote of the total authorized directors. See "The Conversion--Comparison of Stockholders' Rights for Existing Stockholders of Provident Bancorp, Inc." for a discussion of these differences.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF
                       PROVIDENT BANCORP AND SUBSIDIARIES


        The following tables set forth selected consolidated historical financial and other data of Provident Bancorp for the periods and at the dates indicated. In January 1999, Provident Bank reorganized from a mutual savings association into the mutual holding company structure. Prior to that date, Provident Bancorp had no significant assets, liabilities or operations and, accordingly, the financial and other data prior to that date represents the consolidated financial condition and results of operations of Provident Bank. The information at September 30, 2002 and 2001 and for the years ended September 30, 2002, 2001 and 2000 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Provident Bancorp beginning at page F-2 of this document. The information at September 30, 2000, 1999 and 1998 and for the years ended September 30, 1999 and 1998 was derived in part from audited consolidated financial statements that are not included in this document. The information at and for the nine months ended June 30, 2003 and 2002 is unaudited. However, in the opinion of management of Provident Bancorp, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the nine months ended June 30, 2003, are not necessarily indicative of the results that may be expected for future periods.


                                                                        At September 30,
                                        At June 30,  --------------------------------------------------------------------
                                           2003          2002          2001          2000          1999         1998
                                       ------------  ------------  ------------  ------------  ------------  ------------
                                                                        (In thousands)
Selected Financial Condition Data:

Total assets ......................    $  1,114,698  $  1,027,701  $    881,260  $    844,303  $    814,518  $    691,068
Loans, net (1) ....................         682,555       660,816       606,146       589,822       566,521       463,667
Securities available for sale .....         251,913       206,146       163,928       162,157       148,387        97,983
Securities held to maturity .......          82,787        86,791        71,355        48,586        56,782        98,402
Deposits ..........................         857,534       799,626       653,100       608,976       586,640       573,174
Borrowings ........................         116,732       102,968       110,427       127,571       117,753        49,931
Equity ............................         115,737       110,867       102,620        90,986        90,299        55,200

                                          Nine Months Ended
                                               June 30,                              Years Ended September 30,
                                      --------------------------  -----------------------------------------------------------------
                                          2003          2002          2002          2001          2000         1999          1998
                                      ------------  ------------  ------------  ------------  ------------  ------------  ---------
                                                                            (In thousands)
Selected Operating Data:

Interest and dividend income........  $     43,715  $     44,329  $     59,951  $     60,978  $     58,899  $     52,267  $  47,948
Interest expense....................         9,311        13,200        17,201        26,244        26,034        21,589     20,880
                                      ------------  ------------  ------------  ------------  ------------  ------------  ---------
   Net interest income..............        34,404        31,129        42,750        34,734        32,865        30,678     27,068
Provision for loan losses...........           800           600           900         1,440         1,710         1,590      1,737
                                      ------------  ------------  ------------  ------------  ------------  ------------  ---------
   Net interest income after
    provision for loan losses.......        33,604        30,529        41,850        33,294        31,155        29,088     25,331
Non-interest income.................         7,188         3,852         5,401         4,706         3,391         3,103      3,080
Non-interest expense (2)............        27,136        22,902        32,161        26,431        25,808        26,303     21,823
                                      ------------  ------------  ------------  ------------  ------------  ------------  ---------
Income before income tax expense....        13,656        11,479        15,090        11,569         8,738         5,888      6,588
Income tax expense..................         4,989         4,209         5,563         4,087         2,866         1,958      2,346
                                      ------------  ------------  ------------  ------------  ------------  ------------  ---------
   Net income.......................  $      8,667  $      7,270  $      9,527  $      7,482  $      5,872  $      3,930  $   4,242
                                      ============  ============  ============  ============  ============  ============  =========

                                                  (footnotes on following pages)

                                             At or For the Nine
                                            Months Ended June 30,                At or For the Years Ended September 30,
                                           -----------------------   --------------------------------------------------------------
                                              2003         2002         2002         2001         2000         1999         1998
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to
  average total assets) (3)..............        1.09%        1.04%        0.99%        0.87%        0.70%        0.52%        0.64%
Return on equity (ratio of net income to
  average equity) (3)....................       10.27         9.20         8.92         7.71         6.58         5.03         7.94
Average interest rate spread (3)(4)......        4.38         4.25         4.33         3.56         3.51         3.66         3.78
Net interest margin (3)(5)...............        4.64         4.68         4.71         4.20         4.12         4.24         4.28
Efficiency ratio (6).....................       65.24        65.47        66.79        67.02        71.18        77.86        72.39
Non-interest expense to average total
  assets (3).............................        3.41         3.28         3.36         3.06         3.08         3.47         3.29
Average interest-earning assets to
  average interest-bearing liabilities ..      120.65       121.20       120.03       120.20       118.54       119.28       114.88

Per Share and Related Data:
Basic earnings per share (7).............  $     1.12   $     0.94   $     1.24   $     0.98   $     0.76   $     0.40   $       --
Diluted earnings per share...............        1.11         0.93         1.22         0.97         0.76         0.40           --
Dividends per share (8)..................        0.42         0.29         0.41         0.22         0.15         0.06           --
Dividend payout ratio (9)................       37.50%       30.85%       33.06%       22.45%       19.74%       15.00%          --
Book value per share (10)................  $    14.55   $    13.48   $    13.86   $    12.79   $    11.26   $    10.91   $       --

Asset Quality Ratios:
Non-performing assets to total assets....        0.48%        0.47%        0.49%        0.27%        0.50%        0.62%        0.94%
Non-performing loans to total loans......        0.77         0.72         0.74         0.37         0.67         0.81         1.30
Allowance for loan losses to
  non-performing loans...................      205.87       215.79       209.59       400.66       189.85       133.78        80.33
Allowance for loan losses to total loans         1.59         1.55         1.55         1.48         1.28         1.08         1.05

Capital Ratios:
Equity to total assets at end of period..       10.38%       10.41%       10.79%       11.64%       10.78%       11.09%        7.99%
Average equity to average assets.........       10.59        11.34        11.15        11.24        10.67        10.29         8.05
Tier 1 leverage ratio (bank only)........        8.34         8.10         8.45        10.20         9.59         9.56         7.37

Other Data:
Number of full service offices...........          18           17           17           15           13           12           11

----------
(1)     Excludes loans held for sale.
(2) Non interest expense for fiscal 1999 includes special charges totaling approximately $1.5 million in connection with a computer system conversion ($1.1 million) and establishment of the employee stock ownership plan ($371,000).
(3)     Ratios for the nine months ended June 30, 2003 and 2002 are annualized.
(4) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(5) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(6) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(7) Basic earnings per share for fiscal 1999 was computed for the nine-month period following the stock offering based on net income of approximately $3.2 million for that period and 8,041,018 average common shares.
(8) The following table sets forth aggregate cash dividends paid per period, which is calculated by multiplying the dividend declared per share by the number of shares outstanding as of the applicable record date.

                                      For the Nine Months
                                         Ended June 30,      For the Years Ended September 30,
                                      -------------------  --------------------------------------
                                        2003       2002      2002      2001      2000      1999
                                      --------  ---------  --------  --------  --------  --------
                                                            (In Thousands)
           Dividends paid to public
             stockholders ..........  $  1,418  $   1,000  $  1,435  $    807  $    563  $    235
           Dividends paid to
           Provident
             Bancorp, MHC ..........       453        500       500        --       486       132
                                      --------  ---------  --------  --------  --------  --------
           Total dividends paid ....  $  1,871  $   1,500  $  1,935  $    807  $  1,049  $    367
                                      ========  =========  ========  ========  ========  ========

        No dividends were paid during the year ended September 30, 1998, as no common stock was outstanding during that period. Payments listed above exclude cash dividends waived by Provident Bancorp, MHC during the same periods of $1.4 million, $781,000, $1.3 million, $972,000, $177,000 and
        $132,000, respectively. Provident Bancorp, MHC began waiving dividends in May 1999, and, as of June 30, 2003, had waived dividends totaling $4.0 million.

                                         (footnotes continued on following page)

(9) The dividend payout ratio represents dividends per share divided by basic earnings per share. For fiscal 1999, the payout ratio is based on dividends of $0.06 per share and nine-month earnings of $0.40 per share. Based on six-month earnings of $0.29 per share for the third and fourth quarters of fiscal 1999, the dividend payout ratio would have been 20.69%.


(10) Book value per share is based on total stockholders' equity and 7,953,075, 8,035,420, 7,997,512, 8,024,166, 8,077,800 and 8,280,000
        outstanding common shares at June 30, 2003 and June 30, 2002, and September 30, 2002, 2001, 2000 and 1999, respectively. For this purpose, common shares include unallocated employee stock ownership plan shares but exclude treasury shares.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF
                     E.N.B. HOLDING COMPANY AND SUBSIDIARIES


        The following tables set forth selected consolidated historical financial and other data of E.N.B. Holding Company, Inc. for the periods and at the dates indicated. The information at December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of E.N.B. Holding Company beginning at page G-2 of this document. The information at December 31, 2000, 1999 and 1998 and for the years ended December 31, 1999 and 1998 is derived in part from audited consolidated financial statements that are not included in this document. The information at and for the six months ended June 30, 2003 and 2002 is unaudited. However, in the opinion of management of E.N.B. Holding Company, Inc., all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended June 30, 2003, are not necessarily indicative of the results that may be expected for future periods.



                                                                      December 31,
                                      June 30,   ----------------------------------------------------------
                                        2003        2002        2001        2000        1999        1998
                                     ----------  ----------  ----------  ----------  ----------  ----------
                                                              (In thousands)
Selected Financial Condition Data:

Total assets ......................  $  341,676  $  310,197  $  281,164  $  246,324  $  231,025  $  206,149
Loans, net ........................     199,758     182,320     156,767     135,760     112,052      96,047
Securities available for sale .....     105,334      92,600      87,144      79,248      72,547      72,357
Securities held to maturity .......       4,646       7,280       8,827      10,825      12,161      13,902
Deposits ..........................     307,698     277,876     254,571     222,611     211,735     185,782
Equity ............................      29,900      28,182      24,630      21,658      17,741      18,768


                                           Six Months Ended
                                                June 30,                        Years Ended December 31,
                                         ----------------------  ----------------------------------------------------------
                                            2003        2002        2002        2001        2000        1999        1998
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                                             (In thousands)
Selected Operating Data:

Interest and dividend income ..........  $    9,817  $    9,440  $   19,110  $   18,813  $   17,553  $   15,139  $   14,117
Interest expense ......................       1,934       2,230       4,407       6,506       6,276       5,043       4,941
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
   Net interest income ................       7,883       7,210      14,703      12,307      11,277      10,096       9,176
Provision for loan losses .............         268         370         580       1,100         500         350         425
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
   Net interest income after provision
     for loan losses ..................       7,615       6,840      14,123      11,207      10,777       9,746       8,751
Non-interest income ...................       1,256       1,302       2,588       2,758       2,376       2,080       1,944
Non-interest expense ..................       6,142       5,444      10,922       9,371       8,951       8,237       7,975
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income before income tax expense ......       2,729       2,698       5,789       4,594       4,202       3,589       2,720
Income tax expense ....................         996         918       1,986       1,590       1,462       1,241         910
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
   Net income .........................  $    1,733  $    1,780  $    3,803  $    3,004  $    2,740  $    2,348  $    1,810
                                         ==========  ==========  ==========  ==========  ==========  ==========  ==========

                                           At or For the Six
                                         Months Ended June 30,             At or For the Years Ended December 31,
                                        -----------------------   --------------------------------------------------------------
                                           2003         2002         2002         2001         2000         1999         1998
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
Selected Financial Ratios and
  Other Data:

Performance Ratios:
Return on assets (ratio of net
  income to average total assets)
  (6) ................................        1.07%        1.23%        1.27%        1.12%        1.14%        1.07%        0.92%
Return on equity (ratio of net
  income to average equity) (6) ......       12.12%       14.42%       14.38%       12.74%       14.52%       12.86%       10.02%
Average interest rate spread (1) (6) .        4.78%        4.82%        4.71%        4.02%        4.20%        4.35%        4.27%
Net interest margin (2) (6) ..........        5.24%        5.39%        5.30%        4.97%        5.17%        5.09%        5.05%
Efficiency ratio (3) .................       67.21%       63.96%       63.17%       62.20%       65.56%       67.65%       71.71%
Non-interest expense to average
  total assets (6) ...................        3.79%        3.76%        3.64%        3.50%        3.74%        3.76%        4.00%
Average interest-earning assets to
  average interest-bearing
  liabilities ........................       136.2%       134.6%       137.3%       135.9%       133.9%       134.9%       137.6%

Per Share and Related Data:
Basic earnings per share .............  $   113.81   $   118.25   $   252.04   $   201.50   $   184.23   $   159.75   $   124.50
Dividends per share ..................  $     8.00   $     8.00   $    76.00   $    60.00   $    60.00   $    56.00   $    48.00
Dividend payout ratio (4) ............        7.03%        6.77%       30.15%       29.78%       32.57%       35.36%       38.70%
Book value per share (5) .............  $ 1,963.62   $ 1,791.21   $ 1,850.79   $ 1,636.22   $ 1,454.24   $ 1,194.97   $ 1,283.87

Asset Quality Ratios:
Non-performing assets to total
  assets .............................        0.17%        0.17%        0.28%        0.10%        0.43%        0.38%        0.77%
Non-performing loans to total loans ..        0.30%        0.28%        0.48%        0.19%        0.72%        0.70%        1.29%
Allowance for loan losses to
  non-performing loans ...............      425.13%      435.30%      262.06%      655.78%      168.38%      173.51%       92.45%
Allowance for loan losses to total
  loans ..............................        1.25%        1.23%        1.25%        1.21%        1.21%        1.21%        1.20%

Capital Ratios:
Equity to total assets at end of
   period ............................        8.75%        9.12%        9.09%        8.76%        8.79%        7.68%        9.10%
Average equity to average assets .....        8.82%        8.52%        8.80%        8.80%        7.88%        8.34%        9.14%
Tier 1 leverage ratio (bank only) ....        8.50%        8.74%        8.61%        8.85%        8.83%        8.72%        8.90%

----------
(1) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4) The dividend payout ratio represents dividends per share divided by basic earnings per share.
(5) Book value per share is based on total stockholders' equity and outstanding common shares at the respective period ends. For this purpose, common shares exclude treasury shares.
(6)     Ratios for the six months ended June 30, 2003 and 2002 are annualized.

                    RECENT DEVELOPMENTS OF PROVIDENT BANCORP

        The following tables set forth selected consolidated historical financial and other data of Provident Bancorp for the periods and at the dates indicated. The information at and for the year ended September 30, 2002 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Provident Bancorp beginning at page F-2 of this document. The information at and for the other dates and periods is unaudited. However, in the opinion of management of Provident Bancorp, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made.

                                                        At September 30,
                                                 --------------------------
                                                     2003          2002
                                                 ------------  ------------
                                                       (In thousands)
        Selected Financial Condition Data:

        Total assets ......................      $  1,174,305  $  1,027,701
        Loans, net (1) ....................           703,184       660,816
        Securities available for sale .....           300,715       206,146
        Securities held to maturity .......            73,544        86,791
        Deposits ..........................           869,553       799,626
        Borrowings ........................           164,757       102,968
        Equity ............................           117,857       110,867

                                                  Three Months Ended       Years Ended
                                                     September 30,         September 30,
                                                 --------------------  --------------------
                                                   2003       2002      2003       2002
                                                 ---------  ---------  ---------  ---------
                                                               (In thousands)
        Selected Operating Data:

        Interest and dividend income ..........  $  14,075  $  15,622  $  57,790  $  59,951
        Interest expense ......................      2,749      4,001     12,060     17,201
                                                 ---------  ---------  ---------  ---------
           Net interest income ................     11,326     11,621     45,730     42,750
        Provision for loan losses .............        100        300        900        900
                                                 ---------  ---------  ---------  ---------
           Net interest income after provision
             for loan losses ..................     11,226     11,321     44,830     41,850
        Non-interest income ...................      2,367      1,549      9,555      5,401
        Non-interest expense ..................      9,654      9,259     36,790     32,161
                                                 ---------  ---------  ---------  ---------

        Income before income tax expense ......      3,939      3,611     17,595     15,090
        Income tax expense ....................      1,355      1,354      6,344      5,563
                                                 ---------  ---------  ---------  ---------
           Net income .........................  $   2,584  $   2,257  $  11,251  $   9,527
                                                 =========  =========  =========  =========

                                                         At or For the Three
                                                            Months Ended          At or For the Years
                                                            September 30,         Ended September 30,
                                                       -----------------------   -----------------------
                                                          2003         2002         2003         2002
                                                       ----------   ----------   ----------   ----------
        Selected Financial Ratios and Other Data:

        Performance Ratios:
        Return on assets (ratio of net income to
          average total assets) (2) .................        0.90%        0.87%        1.04%        0.99%
        Return on equity (ratio of net income to
          average equity) (2) .......................        8.91         8.14         9.92         8.92
        Average interest rate spread (2) (3) ........        4.06         4.51         4.30         4.33
        Net interest margin (2)(4) ..................        4.30         4.79         4.55         4.71
        Efficiency ratio (5) ........................       70.50        70.30        66.55        66.79
        Non-interest expense to average total
          assets (2) ................................        0.85         0.90         3.40         3.36
        Average interest-earning assets to
          average interest-bearing liabilities ......      123.29       116.93       121.33       120.03

        Per Share and Related Data:
        Basic earnings per share ....................  $     0.34   $     0.29   $     1.46   $     1.24
        Diluted earnings per share ..................        0.33         0.29         1.44         1.22
        Dividends per share (6) .....................        0.15         0.12         0.57         0.41
        Dividend payout ratio (7) ...................       44.12%       41.38%       39.04%       33.06%
        Book value per share (8) ....................  $    14.83   $    13.86   $    14.83   $    13.86

        Asset Quality Ratios:
        Non-performing assets to total assets .......        0.40%        0.49%        0.40%        0.49%
        Non-performing loans to total loans .........        0.66         0.74         0.66         0.74
        Allowance for loan losses to
          non-performing loans ......................      235.66       209.59       235.66       209.59
        Allowance for loan losses to total loans ....        1.55         1.55         1.55         1.55

        Capital Ratios:
        Equity to total assets at end of period .....       10.04%       10.79%       10.04%       10.79%
        Average equity to average assets ............       10.15        10.63        10.47        11.15
        Tier 1 leverage ratio (bank only) ...........        8.14         8.45         8.14         8.45

        Other Data:
        Number of full service offices ..............          18           17           18           17

----------

(1)     Excludes loans held for sale.
(2) Ratios for the three months ended September 30, 2003 and 2002 are annualized.
(3) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(4) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(5) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(6) The following table sets forth aggregate cash dividends paid per period, which is calculated by multiplying the dividend declared per share by the number of shares outstanding as of the applicable record date.

                                    For the Three Months    For the Years Ended
                                     Ended September 30,       September 30,
                                   ----------------------  ----------------------
                                      2003        2002        2003       2002
                                   ----------  ----------  ----------  ----------
                                                    (In Thousands)
        Dividends paid to public
          stockholders ..........  $      550  $      435  $    1,968  $    1,435
        Dividends paid to
        Provident
          Bancorp, MHC ..........          --          --         453         500
                                   ----------  ----------  ----------  ----------
        Total dividends paid ....  $      550  $      435  $    2,421  $    1,935
                                   ==========  ==========  ==========  ==========

        Payments listed above exclude cash dividends waived by Provident Bancorp, MHC during the same periods of $662,000, $530,000, $2.1 million and $1.3 million, respectively. Provident Bancorp, MHC began waiving dividends in May 1999, and, as of September 30, 2003, had waived dividends totaling $4.7 million.
(7) The dividend payout ratio represents dividends per share divided by basic earnings per share.
(8) Book value per share is based on total stockholders' equity and 7,946,521 and 7,997,512, outstanding common shares at September 30, 2003 and 2002, respectively. For this purpose, common shares include unallocated employee stock ownership plan shares but exclude treasury shares.

Comparison of Financial Condition at September 30, 2003 and September 30, 2002

        Total assets. Total assets as of September 30, 2003 were $1.2 billion, an increase of $146.6 million, or 14.3%, over total assets of $1.0 billion at September 30, 2002. Average total assets for the year ended September 30, 2003 were $1.1 billion, an increase of $124.6 million, or 13.0%, over average total assets of $957.9 million in fiscal 2002.

        Total securities. Total securities increased by $81.3 million, or 27.8%, to $374.3 million at September 30, 2003 from $292.9 million at September 30, 2002. Securities available for sale increased by $94.6 million, or 45.9%, primarily in mortgage-backed securities. Securities held to maturity decreased by $13.2 million, or 15.3%, to $73.5 million at September 30, 2003 from $86.8 million at September 30, 2002.

        Net loans. Net loans as of September 30, 2003 were $703.2 million, an increase of $42.4 million, or 6.4%, over net loan balances of $660.8 million at September 30, 2002. During fiscal 2003 the commercial loan portfolio, which consists of commercial real estate, commercial business and construction loans experienced growth of $31.2 million, or 14.1%. Residential mortgage loans grew during fiscal 2003 as well, posting an increase (net of significant refinancing activity) of $14.7 million, or 4.0%, over balances at September 30, 2002. Consumer loans declined to $80.6 million, down from $83.4 million at September 30, 2002, a decrease of $2.8 million, or 3.4%, as many customers refinanced their home equity loans with their first mortgages. Average total loans were $683.1 million in fiscal 2003, an increase of $52.4 million, or 8.3%, over average total loans of $630.7 million in fiscal 2002. At September 30, 2003, non-performing loans totaled $4.7 million, or 0.66% of total loans, compared to $5.0 million, or 0.74% of total loans at September 30, 2002.

        Deposits. Deposits as of September 30, 2003 were $869.6 million, up $69.9 million, or 8.7%, from September 30, 2002. Our deposit mix has continued to shift along with our deposit growth. Transaction accounts (demand and NOW deposits) represented 26% of deposits at September 30, 2003, compared to 24% at September 30, 2002. Similarly, savings and money market account balances, which totaled $407.9 million at September 30, 2003, represented 47% of deposits at that date, compared to 45% at the prior year-end. Certificates of deposit declined to 27% of deposits at September 30, 2003 from 31% a year ago. This shift in mix to lower cost transaction and savings accounts had a positive impact on earnings in fiscal 2003.

        Stockholders' Equity. Stockholders' equity increased by $7.0 million to $117.9 million at September 30, 2003, compared to $110.9 million at September 30, 2002. In addition to net income of $11.3 million for the current fiscal year, equity increased by $2.0 million due to the allocation of employee stock ownership plan shares and the vesting of shares issued under our recognition and retention plan, and by $520,000 related to transactions in our stock option plan. Partially offsetting these increases were cash dividends, which reduced stockholders' equity by $2.4 million, $2.3 million in stock repurchases, and a reduction of $2.1 million in the after-tax net unrealized gains on securities available for sale.

        During fiscal 2003, we repurchased 69,004 shares of our common stock, of which 22,815 shares were repurchased under our third repurchase program, which was announced in March 2003, and which authorized the repurchase of up to 177,250 shares. We had repurchased a total of 376,740 shares under our two previously announced and completed repurchase programs. We held a total of 333,479 treasury shares at September 30, 2003, net of stock option related issuances.

Comparison of Operating Results for the Three Months Ended September 30, 2003 and September 30, 2002

        Net income for the three months ended September 30, 2003, was $2.6 million, an increase of $327,000, or 14.5%, compared to net income of $2.3 million for the three months ended September 30, 2002. Basic and diluted earnings per share increased to $0.34 and $0.33, respectively, for the three months ended September 30, 2003, compared to $0.29 and $0.29, respectively, for the three months ended September 30, 2002. The increase in net income reflected a $1.3 million, or 31.3%, decrease in interest expense and an $818,000, or 52.8%, increase in non-interest income, which were partially offset by a $1.5 million, or 9.9%, decrease in interest income and a $395,000, or 4.3%, increase in non-interest expense.

        Interest Income. Interest income for the three months ended September 30, 2003, decreased to $14.1 million, a decrease of $1.5 million, or 9.9%, compared to the three months ended September 30, 2002. The decrease was primarily due to lower average yields on loans and securities. Additionally, we invested $12.0 million in bank-owned life insurance contracts ("BOLI") in December 2002, which decreased earning assets by the same amount and reclassified earnings of $159,000 to non-interest income. Also, average loans as a percentage of average interest earning assets declined to 66.5% of the total during fourth quarter 2003 compared to 67.9% of total average interest-earning assets during fourth quarter 2002. This shift was due, in part, to the addition of Provident Municipal Bank's assets, the majority of which are securities. Average total interest-earning assets for the three months ended September 30, 2003, were $1.0 billion, an increase of $83.1 million, or 8.6%, over average total interest-earning assets for the three months ended September 30, 2002 of $962.3 million. The $41.7 million, or 6.4%, increase in average loans to $694.9 million from $653.2 million was attributable to increased balances in commercial loans, which grew to $232.7 million compared to $206.8 million for the prior-year quarter. Average residential mortgage loan balances increased to $382.5 million compared to $365.0 million for the prior-year's quarter. The average yield on the total loan portfolio declined to 6.06% from 7.01%. The largest decline in yields was in the commercial loan category, which is made up in large part of loans that bear interest rates that float with the prime rate. Balances of securities and other earning assets increased by an average of $41.4 million, or 13.4%, and earned an average yield of 3.92%, which was 133 basis points lower than the yield for the three-month period ended September 30, 2002.

        Interest Expense. Interest expense for the three-month period ended September 30, 2003 fell to $2.7 million, a decline of $1.3 million, or 31.3%, compared to the same period last year. The significant decrease was primarily due to lower rates paid on interest-bearing deposits and wholesale borrowings, as well as to lower balances in certificate of deposit accounts. The average interest rate paid on certificates of deposit fell by 84 basis points to 1.92% for the three months ended September 30, 2003, from 2.76% for the same period last year. For the three months ended September 30, 2003, average balances of lower-cost savings and money market accounts increased by $16.9 million and $13.3 million, respectively, while average balances of certificates of deposit declined by $8.2 million compared to the three months ended September 30, 2002. Wholesale borrowings increased by $19.3 million, or 18.7%, to an average balance of $122.8 million for the three-month period ended September 30, 2003.

        Net Interest Income. Net interest income for the three months ended September 30, 2003 was $11.3 million, compared to $11.6 million for the three months ended September 30, 2002. This slight decrease in net interest income was largely due to lower average yields on loans and securities, which offset an $82.8 million increase in average earning assets to $1.045 billion during the quarter ended September 30, 2003, as compared to $962.3 million for the same quarter in the prior year. Additionally, we invested $12.0 million in BOLI, which decreased earning assets by the same amount and reclassified earnings of $159,000 to non-interest income. The increase in average earning assets was offset by a decline in average yield of 110 basis points from 6.44% to 5.34%. A decrease in the average cost of interest bearing liabilities of 64 basis points led to a $1.3 million drop in interest expense for the quarter compared to the same quarter in 2002, even as average interest-bearing liabilities increased by $24.9 million. Net interest margin declined by 49 basis points to 4.30%, while net interest spread declined by 45 basis points to 4.06%.

        Provision for Loan Losses. We record provisions for loan losses, which are charged to earnings, in order to maintain the allowance for loan losses at a level to absorb probable loan losses inherent in the existing portfolio. In determining the allowance for loan losses, management considers past loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates, and the ultimate losses may vary from such estimates. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the allowance at a level to absorb probable loan losses inherent in the existing portfolio. We recorded $100,000 and $300,000 in loan loss provisions during the three months ended September 30, 2003 and 2002, respectively. At September 30, 2003 the allowance for loan losses totaled $11.1 million, or 1.55% of the loan portfolio, compared to $10.4 million at September 30, 2002, or 1.55% of the loan portfolio. The increase in the allowance was primarily attributable to an increase in the loan portfolio, which was primarily in the commercial real estate loan portfolio and commercial business loan portfolio. See "Business of Provident Bancorp and Provident Bank--Delinquent Loans, Other Real Estate Owned and Classified Assets--Allowance for Loan Losses" for a discussion of how the allowance for loan losses is adjusted as a result of these factors. These factors were partially offset by improved portfolio performance and what we believed was an improvement in local and national economic conditions during the fiscal year, as evidenced by increases in Gross Domestic Product, consumer spending and business spending.

        Non-Interest Income. Non-interest income for the three months ended September 30, 2003 was $2.4 million compared to $1.5 million for the three months ended September 30, 2002, an increase of $818,000, or 52.8%. This increase was primarily attributable to an increase of $319,000, or 25.1%, in banking fees and service charges. Also contributing to this increase was the effect of net loan sales gains of $260,000 for the current three-month period, compared to $54,000 for the same period last year. Other income increased from $53,000 for the three-month period ended September 30, 2002 to $408,000 for the same period in fiscal 2003. The increase was attributable to increases in loan fees of $124,000, income of $159,000 in fiscal 2003 from the net increase in the cash surrender value of BOLI contracts that were purchased in December 2002, and a net gain on the sale of real estate owned of $109,000 in fiscal 2003.

        Non-Interest Expense. Non-interest expense for the three months ended September 30, 2003 was $9.7 million, a $395,000, or 4.3% increase over expense of $9.3 million for the three months ended September 30, 2002. The increase was primarily attributable to increases in compensation expenses and occupancy expenses of $575,000, or 11.5%, and $54,000, or 4.1%, respectively, due to $382,000 related to stock based compensation plans and annual salary and benefit increases, an increase of $88,000 in pension plan expense, a net increase of $76,000 in medical benefits and the opening of a new branch in February 2003. The expenses were partially offset by a $222,000 reduction in deferred loan origination costs related to the higher production of loans in the fourth quarter of fiscal 2002. Data and check processing expense also increased by $43,000, or 6.0%, related to higher deposit and loan volumes. Integration costs decreased by $173,000, as costs incurred in the fourth quarter of fiscal 2002 represent the final merger-related costs associated with the acquisition of The National Bank of Florida, while the lower current period costs are for the pending acquisition of E.N.B. Holding Company and its subsidiary, Ellenville National Bank. Amortization of branch purchase premiums declined by $43,000 in accordance with the valuation schedule for the deposits acquired as part of the acquisition of The National Bank of Florida. Other non-interest expenses for the current three-month period increased by $21,000, or 1.8%, over the comparable period last year, primarily due to an increase of $50,000 in charitable contributions.

Comparison of Operating Results for the Years Ended September 30, 2003 and September 30, 2002

        Net income for the year ended September 30, 2003, was $11.3 million, an increase of $1.7 million, or 18.1%, compared to net income of $9.5 million for the year ended September 30, 2002. Basic and diluted earnings per share increased to $1.46 and $1.44, respectively, for the year ended September 30, 2003, compared to $1.24 and $1.22, respectively, for the year ended September 30, 2002. The increase in net income reflected a $5.1 million, or 29.9%, decrease in interest expense and a $4.2 million, or 76.9%, increase in non-interest income, which were partially offset by a $4.6 million, or 14.4%, increase in non-interest expense and a $2.2 million, or 3.6%, decrease in interest income.

        Interest Income. Interest income for the year ended September 30, 2003 declined to $57.8 million, a decrease of $2.2 million, or 3.6% compared to the prior year. The decrease was primarily due to lower average yields on loans and securities, offset in large part by higher average balances in both asset classes. Average interest-earning assets for the year ended September 30, 2003 were $1.0 billion, an increase of $96.8 million, or 10.7%, over average interest-earning assets for the year ended September 30, 2002 of $907.7 million. Average loan balances grew by $52.4 million and average balances of securities and other earning assets increased by $44.4 million. Average yields on interest earning assets fell by 85 basis points to 5.75% for the year ended September 30, 2003, from 6.60% for the year ended September 30, 2002. Lower market interest rates were the primary reason for the decline in asset yields.

        Total interest income on loans for the year ended September 30, 2003 declined 2.6% to $43.8 million from $45.0 million for the prior fiscal year. Interest income on commercial loans for the year ended September 30, 2003 increased to $15.2 million, up 6.8% from commercial loan interest income of $14.2 million for the prior fiscal year. Average balances of commercial loans grew $32.0 million to $220.3 million, and the impact of that increase offset a 66 basis point decline in average yield. The lower average yield was due, in part, to the effect on commercial business loans of the lower average prime rate of 4.24% in fiscal 2003 compared to 4.86% in fiscal 2002. Interest income on consumer loans declined by $715,000, or 15.0% for the year. Our fixed-rate consumer loans have short average maturities, and our adjustable-rate consumer loans float with the prime rate. Income earned on residential mortgage loans was $24.6 million for the year ended September 30, 2003, down $1.4 million, or 5.4%, from the prior year. Despite an increase of $16.7 million in average residential mortgage loan balances, interest income was negatively impacted as yields declined by 68 basis points to 6.44% from 7.12%, reflecting the impact of lower market rates and refinancing activity.

        Interest income on securities and other earning assets decreased to $14.0 million for the year ended September 30, 2003, compared to $15.0 million for the prior year. A 106 basis-point decline in yields offset a $44.4 million increase in the average balances of securities.

        Interest Expense. Interest expense for the year ended September 30, 2003 fell by $5.1 million to $12.1 million, a decrease of 29.9% compared to interest expense of $17.2 million for the prior fiscal year. The decrease was primarily due to lower rates paid on interest-bearing deposits and borrowings, as well as to a higher concentration of non-interest-bearing and low interest-bearing deposits in fiscal 2003. Average rates paid on interest-bearing liabilities for the year ended September 30, 2003 declined by 82 basis points to 1.46% from 2.27% last year. The average interest rate paid on certificates of deposit fell by 111 basis points to 2.13% for the year ended September 30, 2003, from 3.24% for the prior year. For the year ended September 30, 2003, average balances of lower cost savings and money market accounts increased by $49.4 million and $15.7 million, respectively, while average balances of certificates of deposit increased by only $4.0 million compared to the year ended September 30, 2002. The average interest rate paid on savings and money market accounts fell by 47 and 57 basis points to 0.54% and 0.78%, respectively, for the year ended September 30, 2003, from 1.01% and 1.35% for the prior year.

        Net Interest Income. Net interest income for the year ended September 30, 2003 increased to $45.7 million, compared to $42.8 million for the year ended September 30, 2002, an increase of $3.0 million or 7.0%, which was largely due to a $25.1 million increase in average net earning assets. The decrease in interest income of $2.2 million, or 3.6%, reflects a decline in yield of 85 basis points to 5.75% on average earning assets, mostly offset by an increase in average earning asset balances of $96.8 million, or 10.7%, to $1.0 billion as of September 30, 2003. The cost of interest bearing liabilities declined by $5.1 million as the average rate paid on interest bearing liabilities decreased 82 basis points to 1.46%, offsetting an increase in average balances of $71.7 million to $827.9 million. Net interest margin decreased from 4.71% to 4.55% and net interest spread decreased from 4.33% to 4.30%.

        This increase in our net interest income was due, in large part, to the relative changes in the yield and cost of our assets and liabilities as a result of decreasing market interest rates since 2001. This decrease in market interest rates has reduced the cost of interest-bearing liabilities faster and to a greater extent than the rates on interest-earning assets such as loans and securities. However, if recently low interest rate levels persist for an extended period of time, the prepayment of assets could continue at a rate exceeding scheduled repayment. Such funds received would most likely be reinvested at lower yields than that of our previously held assets. Also, as the reduction in liability costs have already exceeded the pace at which assets repriced downward, net interest margin may be further compressed. Conversely, if market interest rates rise as a result of an economic recovery, competitive pressures could cause us to increase our funding costs and lead to pressure on the net interest margin.

        Provision for Loan Losses. We recorded $900,000 in loan loss provisions for each of the years ended September 30, 2003 and September 30, 2002. At September 30, 2003 the allowance for loan losses totaled $11.1 million, or 1.55% of the loan portfolio, compared to $10.4 million, or 1.55% of the loan portfolio at September 30, 2003. See "Comparison of Operating Results for the Three Months Ended September 30, 2003 and September 30, 2002--Provision for Loan Losses," above.

        Non-Interest Income. Non-interest income for the fiscal year ended September 30, 2003 was $9.6 million compared to $5.4 million for the fiscal year ended September 30, 2002, an increase of $4.2 million, or 76.9%. This increase was primarily attributable to realized gains on securities available for sale and sales of loans of $2.0 million and $1.1 million, respectively, in the current fiscal year, a combined increase of $2.5 million over the securities and loan sales gains of $607,000 for the prior fiscal year. Other factors include an increase of $786,000, or 18.7%, in banking fees and service charges, $483,000 in income from the new BOLI program, which began in December 2002, and an increase in prepayment fees of $264,000.

        Non-Interest Expense. Non-interest expense for the fiscal year ended September 30, 2003 was $36.8 million, a $4.6 million, or 14.4%, increase over expenses of $32.2 million for the fiscal year ended September 30, 2002. The increase was primarily attributable to an increase in compensation and employee benefits of $3.5 million, or 20.0%, primarily related to annual merit raises, staff for new branches, the payout of an employment agreement and the increased cost of stock-based compensation plans due to the increase in the market price of our common stock.

        Occupancy and office operations expense increased by $370,000, or 7.7%, due primarily to the expenses associated with the branches acquired as part of the acquisition of The National Bank of Florida; we owned these branches for only five months in fiscal 2002. Advertising and promotion costs increased by $187,000, or 12.7%, due to additional advertising related to new branches and products. Increases in loan and deposit accounts generated a volume-related increase of $472,000, or 19.3%, in data and check processing costs. A focus on technological development and internal controls resulted in an increase in professional fees over the same period in 2002 of $427,000, or 42.0%, to $1.4 million. Amortization of intangible assets increased by $152,000, or 53.1%, as the core deposit amortization for The National Bank of Florida was in place for all of fiscal 2003, compared to five months in fiscal 2002. Other expenses increased by $91,000, or 2.1%, due primarily to an increase of $226,000, or 54.6%, in ATM charges related to the increase in transaction accounts and greater debit card usage.

                  RECENT DEVELOPMENTS OF E.N.B. HOLDING COMPANY

        The following tables set forth selected consolidated historical financial and other data of E.N.B. Holding Company, Inc. for the periods and at the dates indicated. The information at December 31, 2002 is derived in part and should be read together with the audited consolidated financial statements and notes thereto of E.N.B. Holding Company beginning at page G-2 of this document. The information at September 30, 2003 and 2002, and for the three-month and nine-month periods then ended, is unaudited. However, in the opinion of management of E.N.B. Holding Company, Inc., all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for the unaudited periods and dates have been made. The selected operating data presented below for the three and nine months ended September 30, 2003, are not necessarily indicative of the results that may be expected for future periods.

                                                 September    December
                                                  30, 2003    31, 2002
                                                 ----------  ----------
                                                     (In thousands)
        Selected Financial Condition Data:

        Total assets........................     $  357,140  $  310,197
        Loans, net..........................        202,015     182,320
        Securities available for sale.......        117,485      92,600
        Securities held to maturity.........          5,683       7,280
        Deposits............................        324,230     277,876
        Equity..............................         29,426      28,182

                                                   Three Months Ended      Nine Months Ended
                                                       September 30,          September 30,
                                                 ----------------------  ----------------------
                                                    2003        2002        2003        2002
                                                 ----------  ----------  ----------  ----------
                                                                (In thousands)
        Selected Operating Data:
        Interest and dividend income ..........  $    5,132  $    4,828  $   14,949  $   14,268
        Interest expense ......................         984       1,111       2,918       3,341
                                                 ----------  ----------  ----------  ----------
          Net interest income .................       4,148       3,717      12,031      10,927
        Provision for loan losses .............          79         100         347         470
                                                 ----------  ----------  ----------  ----------
          Net interest income after provision
           for loan losses ....................       4,069       3,617      11,684      10,457
        Non-interest income ...................         589         644       1,845       1,946
        Non-interest expense ..................       3,503       2,760       9,645       8,204
                                                 ----------  ----------  ----------  ----------
        Income before income tax expense ......       1,155       1,501       3,884       4,199
        Income tax expense ....................         624         524       1,620       1,442
                                                 ----------  ----------  ----------  ----------
          Net income ..........................  $      531  $      977  $    2,264  $    2,757
                                                 ==========  ==========  ==========  ==========

                                            At or For the             At or For the
                                          Three Months Ended        Nine Months Ended
                                             September 30,            September 30,
                                        -----------------------   -----------------------
                                           2003         2002         2003         2002
                                        ----------   ----------   ----------   ----------
Selected Financial Ratios and
 Other Data:

Performance Ratios:
Return on assets (ratio of net
 income to average total assets) (6) .        0.60%        1.27%        0.91%        1.24%
Return on equity (ratio of net
 income to average equity) (6) .......        7.10%       13.98%       10.42%       14.10%
Average interest rate spread (1) (6) .        4.53%        4.59%        4.76%        4.75%
Net interest margin (2) (6) ..........        5.06%        5.21%        5.21%        5.34%
Efficiency ratio (3) .................       73.95%       63.29%       69.51%       63.73%
Non-interest expense to average
 total assets (6) ....................        3.97%        3.58%        3.86%        3.70%
Average interest-earning assets to
 average interest-bearing liabilities.       144.6%       139.6%       136.2%       136.1%

Per Share and Related Data:
Basic earnings per share .............  $    34.88   $    64.91   $   148.70   $   183.17
Dividends per share ..................  $     4.00   $     4.00   $    12.00   $    12.00
Dividend payout ratio (4)                    11.47%        6.16%        8.07%        6.55%
Book value per share (5) .............  $ 1,932.50   $ 1,883.02   $ 1,932.50   $ 1,883.02

Asset Quality Ratios:
Non-performing assets to total assets.        0.04%        0.16%        0.04%        0.16%
Non-performing loans to total loans ..        0.08%        0.27%        0.08%        0.27%
Allowance for loan losses to
 non-performing loans ................    1,632.61%      461.15%    1,632.61%      461.15%
Allowance for loan losses to total
 loans ...............................        1.25%        1.26%        1.25%        1.26%

Capital Ratios:
Equity to total assets at end of
 period ..............................        8.24%        9.29%        8.24%        9.29%
Average equity to average assets .....        8.49%        9.07%        8.69%        8.81%
Tier 1 leverage ratio (bank only)  ...        8.25%        8.83%        8.25%        8.83%

----------
(1) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4) The dividend payout ratio represents dividends per share divided by basic earnings per share.
(5) Book value per share is based on total stockholders' equity and outstanding common shares at the respective period ends. For this purpose, common shares exclude treasury shares.
(6)     Ratios for the three-month and nine-month periods are annualized.

Comparison of Financial Condition of E.N.B. Holding Company at September 30, 2003 and December 31, 2002

        Total assets were $357.1 million at September 30, 2003, an increase of $46.9 million, or 15.1% from the $310.2 million at December 31, 2002. The increase was principally in loans receivable and securities available for sale. Funding for the overall increase in assets was provided by deposit growth.

        Loans receivable were $204.6 million as of September 30, 2003, up $19.9 million, or 10.8% from $184.6 million as of December 31, 2002. The overall loan growth was principally due to a $8.1 million increase in the commercial real estate portfolio from $88.3 million at December 31, 2002 to $96.3 million as of September 30, 2003. Commercial business loans also increased $6.5 million to $40.5 million at September 30, 2003 from $34.0 million at December 31, 2002. In addition, construction loans increased $6.4 million to $12.2 million at September 30, 2003 from $5.7 million at December 31, 2002. Partially offsetting these increases was a $4.3 million decrease in residential mortgage loans from $28.5 million at December 31, 2002 to $24.3 million at September 30, 2003. Consumer loans, which consists of draw downs on home equity lines of credit and other consumer loans, increased $3.3 million from $28.1 million at December 31, 2002 to $31.3 million at September 30, 2003. The allowance for loan losses was $2.6 million or 1.25% of loans at September 30, 2003, as compared to $2.3 million or 1.25% of loans at December 31, 2002. Non-performing loans at September 30, 2003 were $157 thousand or 0.08% of total loans, as compared to $883 thousand or 0.48% of total loans at December 31, 2002. The allowance for loan losses provided 1,632.6% and 262.1% coverage of non-performing loans at September 30, 2003 and December 31, 2002, respectively. Securities available for sale were $117.5 million at September 30, 2003, an increase of $24.9 million, or 26.9% from $92.6 million as of December 31, 2002.

        Total deposits were $324.2 million as of September 30, 2003, up $46.4 million, or 16.7% from $277.9 million as of December 31, 2002. The overall deposit growth was due to a $10.1 million increase in demand deposits, a $20.8 million increase in regular savings and NOW account balances, a $2.0 million increase in money market deposits, and a $13.4 million increase in certificates of deposit and individual retirement account balances.

        Stockholders' equity at September 30, 2003 was $29.4 million, an increase of $1.2 million, or 4.4% from the $28.2 million at December 31, 2002. The increase was due to $2.1 million of net income retained after cash dividends partially offset by a decrease of $838 thousand in accumulated other comprehensive income due to a decrease in unrealized holding gains on securities available for sale, net of tax.

Comparison of Operating Results of E.N.B. Holding Company for the Three Months Ended September 30, 2003 and 2002

        General. Net income for the three months ended September 30, 2003 was $531 thousand, a decrease of $446 thousand, or 45.6% compared to net income of $977 thousand for the three months ended September 30, 2002. The decrease in net income was a result of lower non-interest income, higher non-interest expenses and higher income tax expense, partially offset by higher net interest income and a lower provision for loan losses. Basic earnings per share was $34.88 for the three months ended September 30, 2003, a decrease of 46.3% compared to basic earnings per share of $64.91 for the three months ended September 30, 2002.

        Net Interest Income. Net interest income for the three months ended September 30, 2003 was $4.1 million, an increase of $431 thousand, or 11.6% compared to the three months ended September 30, 2002. This increase was principally related to a $41.8 million increase in average earning assets and to a lesser extent to a 44 basis point decrease in the rate paid on interest bearing liabilities, partially offset by a

$22.3 million increase in average interest bearing liabilities and a 50 basis point reduction in the yield on average earning assets. The Company's net interest margin decreased 15 basis points to 5.06%, and the average interest rate spread decreased 6 basis points to 4.53%.

        Interest and dividend income for the three months ended September 30, 2003 was $5.1 million, up $304 thousand or 6.3% from the three months ended September 30, 2002. The effect of the 50 basis point decline in the yield on average earning assets to 6.27% for the three months ended September 30, 2003 from 6.77% for the three months ended September 30, 2002 reduced interest income but was more than offset by the interest income earned on the additional $41.8 million of average earning assets.

        Interest expense for the three months ended September 30, 2003 was $984 thousand, a decrease of $127 thousand or 11.4% from the three months ended September 30, 2002. Average interest bearing liabilities increased $22.3 million or 11.0% due to continued deposit growth. The declining interest rate environment enabled the Company to re-price its deposits, which resulted in a 44 basis point reduction in the average cost of funds to 1.74% for the three months ended September 30, 2003 from 2.18% for the three months ended September 30, 2002.

        Provision for Loan Losses. The provision for loan losses was $79 thousand for the three months ended September 30, 2003, down $21 thousand or 21% from $100 thousand for the three months ended September 30, 2002. This decrease was principally due to a reduction in non-performing loans during the three months ended September 30, 2003 compared to the corresponding period in the prior year. Offsetting the reduction in non-performing loans was continued growth in the loan portfolio, particularly commercial related loans which generally have greater credit risk than residential loans.

        Non-Interest Income. Non-interest income was $589 thousand for the three months ended September 30, 2003, a decrease of $55 thousand, or 8.5% from the three months ended September 30, 2002. Non-interest income is composed of service charges on deposit accounts, other service charges, net gains or losses on securities transactions, and other income. Service charges on deposit accounts for the three months ended September 30, 2003 were $540 thousand, a decrease of $45 thousand, or 7.7% from the corresponding period in the prior year. This decrease was principally due to a reduction in the amount of insufficient fund fees charged to customers during the three months ended September 30, 2003 compared to the corresponding period in the prior year.

        Non-Interest Expenses. Non-interest expenses were $3.5 million for the three months ended September 30, 2003, an increase of $743 thousand, or 26.9% from the three months ended September 30, 2002. The increase was principally due to merger related expenses and higher salaries and wages. Merger related expenses for the three months ended September 30, 2003 were $615 thousand, compared to none during the corresponding period in the prior year. These expenses were principally due to investment banking, legal and other professional service fees incurred during the three months ended September 30, 2003 in connection with the Company's pending merger with Provident Bancorp, Inc. Salaries and wages for the three months ended September 30, 2003 were $1.4 million, an increase of $179 thousand, or 14.1% from the corresponding period in the prior year. This increase was principally due to the hiring of additional loan officers and credit department personnel, increases in executive bonuses, and normal merit increases.

        Income Tax Expense. Income tax expense for the three months ended September 30, 2003 was $624 thousand, an increase of $100 thousand, or 19.1% from the corresponding period in the prior year. The Company's effective tax rates for the three month periods ended September 30, 2003 and 2002 were 54.0% and 34.9%, respectively. The increase in income tax expense was due to the increase in the Company's effective tax rate which was principally due to nondeductible merger related expenses incurred during the three months ended September 30, 2003.

Comparison of Operating Results of E.N.B. Holding Company for the Nine Months Ended September 30, 2003 and 2002

        General. Net income for the nine months ended September 30, 2003 was $2.3 million, a decrease of $493 thousand, or 17.9% compared to net income of $2.8 million for the nine months ended September 30, 2002. The decrease in net income was a result of lower non-interest income, higher non-interest expenses and higher income tax expense, partially offset by higher net interest income and a lower provision for loan losses. Basic earnings per share was $148.70 for the nine months ended September 30, 2003, a decrease of 18.8% compared to basic earnings per share of $183.17 for the nine months ended September 30, 2002.

        Net Interest Income. Net interest income for the nine months ended September 30, 2003 was $12.0 million, an increase of $1.1 million, or 10.1% compared to the nine months ended September 30, 2002. This increase was principally related to a $34.7 million increase in average earning assets and to a lesser extent to a 50 basis point decrease in the rate paid on interest bearing liabilities, partially offset by a $25.4 million increase in average interest bearing liabilities and a 49 basis point reduction in the yield on average earning assets. The Company's net interest margin decreased 13 basis points to 5.21%, and the average interest rate spread increased 1 basis point to 4.76%.

        Interest and dividend income for the nine months ended September 30, 2003 was $14.9 million, up $681 thousand or 4.8% from the nine months ended September 30, 2002. The effect of the 49 basis point decline in the yield on average earning assets to 6.48% for the nine months ended September 30, 2003 from 6.97% for the nine months ended September 30, 2002 reduced interest income but was more than offset by the interest income earned on the additional $34.7 million of average earning assets.

        Interest expense for the nine months ended September 30, 2003 was $2.9 million, a decrease of $423 thousand or 12.7% from the nine months ended September 30, 2002. Average interest bearing liabilities increased $25.4 million or 12.6% due to continued deposit growth. The declining interest rate environment enabled the Company to re-price its deposits, which resulted in a 50 basis point reduction in the average cost of funds to 1.72% for the nine months ended September 30, 2003 from 2.22% for the nine months ended September 30, 2002.

        Provision for Loan Losses. The provision for loan losses was $347 thousand for the nine months ended September 30, 2003, down $123 thousand or 26.2% from $470 thousand for the nine months ended September 30, 2002. This decrease was principally due to a reduction in non-performing loans during the nine months ended September 30, 2003 compared to the corresponding period in the prior year. Offsetting the reduction in non-performing loans was continued growth in the loan portfolio, particularly commercial related loans which generally have greater credit risk than residential loans.

        Non-Interest Income. Non-interest income was $1.8 million for the nine months ended September 30, 2003, a decrease of $101 thousand, or 5.2% from the nine months ended September 30, 2002. Non-interest income is composed of service charges on deposit accounts, other service charges, net gains or losses on securities transactions, and other income. Service charges on deposit accounts for the nine months ended September 30, 2003 were $1.7 million, a decrease of $114 thousand, or 6.4% from the corresponding period in the prior year. This decrease was principally due to a reduction in the amount of insufficient fund fees charged to customers during the nine months ended September 30, 2003 compared to the corresponding period in the prior year.

        Non-Interest Expenses. Non-interest expenses were $9.6 million for the nine months ended September 30, 2003, an increase of $1.4 million, or 17.6% from the nine months ended September 30, 2002. The increase was principally due to merger related expenses and higher salaries and wages. Merger related expenses for the nine months ended September 30, 2003 were $900 thousand, compared to none during the corresponding period in the prior year. These expenses were principally due to investment banking, legal and other professional service fees incurred during the nine months ended September 30, 2003 in connection with the Company's pending merger with Provident Bancorp, Inc. Salaries and wages for the nine months ended September 30, 2003 were $4.2 million, an increase of $400 thousand, or 10.5% from the corresponding period in the prior year. This increase was principally due to the hiring of additional loan officers and credit department personnel, increases in executive bonuses, and normal merit increases.

        Income Tax Expense. Income tax expense for the nine months ended September 30, 2003 was $1.6 million, an increase of $178 thousand, or 12.3% from the corresponding period in the prior year. The Company's effective tax rates for the nine month periods ended September 30, 2003 and 2002 were 41.7% and 34.3%, respectively. The increase in income tax expense was due to the increase in the Company's effective tax rate which was principally due to nondeductible merger related expenses incurred during the nine months ended September 30, 2003.

               SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
              AND OTHER DATA OF PROVIDENT BANCORP AND SUBSIDIARIES

        The following tables present selected unaudited pro forma consolidated financial data with respect to Provident Bancorp and its subsidiaries. For each period presented below, the information reflects the consummation of both the conversion and acquisition, and reflects other assumptions as described in "Pro Forma Conversion and Acquisition Data." This financial data assumes that these transactions occurred on each of the dates and at the beginning of each of the periods presented, and that 13,500,000 shares of common stock are sold in the offering at $10.00 per share. For information on net income, net income per share, stockholders' equity and stockholders' equity per share at the adjusted minimum, minimum, midpoint, maximum and 15% above the maximum of the valuation range, see "Pro Forma Conversion and Acquisition Data." Provident Bancorp intends to account for the acquisition of E.N.B. Holding Company as a purchase in accordance with accounting principles generally accepted in the United States of America.

        The following selected unaudited pro forma financial data should be read in conjunction with the audited consolidated financial statements and related notes presented elsewhere in this document.


                                                                     Pro Forma at
                                                     Pro Forma at    September 30,
                                                     June 30, 2003       2002
                                                     -------------   -------------
                                                         (Dollars in Thousands)
Financial condition

Total assets ......................................  $   1,586,844   $   1,464,235
Loans receivable, net .............................        888,567         839,000
Securities available for sale .....................        473,573         411,778
Securities held to maturity .......................         87,433          94,406
Excess of cost over fair value of assets acquired .         62,000          62,000
Deposits ..........................................      1,116,178       1,074,107
Borrowings ........................................        116,732         102,698
Total stockholders' equity ........................        273,836         267,473
Nonperforming loans ...............................          5,967           5,437
Nonperforming assets ..............................          5,967           5,478

Asset quality ratios (period end)
Nonperforming assets as a percent of total assets .           0.38%           0.37%
Allowance for loan losses to total loans ..........           1.51%           0.65%
Allowance for loan losses to nonperforming loans ..         227.80%         231.97%

                                                                     Pro Forma For
                                                     Pro Forma For      the Year
                                                       the Nine          Ended
                                                     Months Ended    September 30,
                                                     June 30, 2003      2002 (1)
                                                     -------------   -------------
Results of operations (2)
Net interest income ...............................  $      45,985   $      57,337
Provision for loan losses .........................          1,128           1,480
                                                     -------------   -------------
Net interest income after provision for loan losses         44,857          55,857
Noninterest income ................................          9,086           7,989
Noninterest expense (4) ...........................         37,993          45,603
                                                     -------------   -------------
Income before taxes ...............................         15,950          18,243
Provision for income taxes ........................          5,728           6,494
                                                     -------------   -------------
Net income ........................................  $      10,222   $      11,749
                                                     =============   =============
Diluted earnings per share ........................  $        0.37   $        0.43

Selected performance ratios
Return on end of period assets (3) ................           0.86%           0.80%
Return on end of period equity (3) ................           4.98%           4.39%

----------
(1) Reflects statements of operations of E.N.B. Holding Company for the year ended December 31, 2002 and Provident Bancorp for the fiscal year ended September 30, 2002.
(2) Does not reflect any cost savings or other benefits of the acquisition of E.N.B. Holding Company.
(3) Ratios for the nine months ended June 30, 2003 are annualized. Calculations are based on end-of-period equity or assets, as applicable.
(4) Does not reflect estimated integration costs of $720,000 ($432,000 net of taxes) or the contribution to the charitable foundation.

        HOW PROVIDENT BANCORP INTENDS TO USE THE PROCEEDS OF THE OFFERING

        Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $112.2 million and $152.3 million, or $175.3 million if the offering range is increased by 15%. Provident Bancorp estimates that it will invest in Provident Bank between $79.9 million and $83.8 million, or $87.7 million if the offering range is increased by 15%. We intend to retain between $32.2 million and $68.5 million of the net proceeds, or $87.7 million if the offering range is increased by 15% of which approximately $36.8 million will be used to finance the cash merger consideration portion of the acquisition of E.N.B. Holding Company, Inc., and between $5.9 million and $8.0 million (or $9.1 million if the offering range is increased) will be used for the loan to the employee stock ownership plan to fund its purchase of shares of common stock.

        A summary of the anticipated net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range and distribution of the net proceeds is as follows:

                                                                                     Adjusted
                                    Minimum (1)      Midpoint        Maximum          Maximum
                                  --------------  --------------  --------------  --------------
Offering proceeds ..............  $  114,750,000  $  135,000,000  $  155,250,000  $  178,537,500
Less offering expenses .........       2,597,000       2,790,000       2,982,000       3,203,000
                                  --------------  --------------  --------------  --------------
  Net offering proceeds ........  $  112,153,000  $  132,210,000  $  152,268,000  $  175,335,000
                                  ==============  ==============  ==============  ==============

Distribution of net proceeds:
  To Provident Bank ............  $   79,923,000  $   81,857,000  $   83,792,000  $   87,667,500
  Retained by Provident Bancorp.  $   32,230,000  $   50,353,000  $   68,476,000  $   87,667,500

----------

(1) If Provident Bancorp does not receive orders for at least 11,475,000 shares in the offering, then, at Provident Bancorp's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,677,320 unsubscribed offering shares may be issued to stockholders of E.N.B. Holding Company as merger consideration. If 3,677,320 unsubscribed shares are so issued as part of the conversion and stock offering, then offering proceeds would be $78.0 million, net offering proceeds would be $75.7 million, and Provident Bancorp would contribute substantially all of the net offering proceeds to Provident Bank.


        Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Provident Bank's deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

Provident Bancorp May Use the Proceeds it Retains From the Offering:

        . to finance the cash portion of the purchase price of E.N.B. Holding Company, Inc. in the amount of approximately $36.8 million;

        . to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering (between $5.9 million and $8.0 million);

        . to finance the acquisition of financial institutions, branches or other financial service companies, although, except for the proposed acquisition of E.N.B. Holding Company, Inc., we do not currently have any agreements or understandings regarding any specific acquisition transaction;

        .       to pay cash dividends to stockholders;

        .       to repurchase shares of our common stock;

        .       to invest in securities; and

        .       for other general corporate purposes.

        Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

        Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the conversion, except when extraordinary circumstances exist and with prior regulatory approval.

Provident Bank May Use the Net Proceeds it Receives From the Offering:

        . to fund new loans, including single-family mortgage loans, multi-family residential and commercial mortgage loans, commercial business loans, acquisition development and construction loans and consumer loans;

        . to expand its retail banking franchise, by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, although, except for the proposed acquisition of Ellenville National Bank, we do not now have any agreements or understandings regarding any acquisition transaction;

        . to enhance existing products and services and to support new products and services;

        .       to invest in securities; and

        .       for other general corporate purposes.

        Initially, the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

                       PROVIDENT BANCORP'S DIVIDEND POLICY

        Provident Bancorp currently pays a quarterly cash dividend of $0.15 per share, which equals $0.60 per share on an annualized basis. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. We expect the annualized dividends to equal $0.23, $0.20, $0.17 and $0.15 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 2.3%, 2.0%, 1.7% and 1.5% at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a stock price of $10.00 per share. The amount of dividends that we intend to pay to our stockholders following the conversion is intended to preserve the per share dividend amount, adjusted to reflect the exchange ratio, that our stockholders currently receive on their Provident Bancorp common stock. The dividend rate and the continued payment of dividends will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will not reduce or eliminate dividends in the future.

         Under the rules of the Office of Thrift Supervision, Provident Bank will not be permitted to pay dividends on its capital stock to Provident Bancorp, its sole stockholder, if Provident Bank's stockholder's equity would be reduced below the amount of the liquidation account. In addition, Provident Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. See "The Conversion--Liquidation Rights." For information concerning additional federal and state law and regulations regarding the ability of Provident Bank to make capital distributions, including the payment of dividends to Provident Bancorp, see "Taxation--Federal Taxation" and "Supervision and Regulation--Federal Banking Regulation."

        Unlike Provident Bank, Provident Bancorp is not restricted by Office of Thrift Supervision regulations on the payment of dividends to its stockholders, although the source of dividends will depend on the net proceeds retained by Provident Bancorp and earnings thereon, and dividends from Provident Bank. Provident Bancorp, however, is subject to the requirements of Delaware law, which generally limits dividends to an amount equal to the excess of its stockholders' equity over its statutory capital or, if there is no excess, to its net earnings for the current and/or immediately preceding fiscal year.

        Additionally, under the rules of the Office of Thrift Supervision, during the three-year period following the completion of the conversion, Provident Bancorp may not take any action to declare an extraordinary dividend to our stockholders that would be treated as a tax-free return of capital for federal income tax purposes.


        See "Selected Consolidated Financial and Other Data of Provident Bancorp and Subsidiaries" and "Market for Provident Bancorp's Common Stock" for information regarding our historical dividend payments.


                   MARKET FOR PROVIDENT BANCORP'S COMMON STOCK

        Provident Bancorp's common stock is currently traded on the Nasdaq National Market under the trading symbol "PBCP." There is an established market for Provident Bancorp's common stock. At August 31, 2003, we had 11 market makers, including Ryan Beck & Co. Upon completion of the conversion, the new shares of common stock of Provident Bancorp, a Delaware corporation, will replace existing shares and be traded on the Nasdaq National Market. Ryan Beck & Co. intends to remain a market maker in the common stock following the conversion and will assist Provident Bancorp in obtaining other market makers after the conversion. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the shares of common stock will develop or, if developed, will be maintained. For a period of 20 trading days following completion of our offering, our symbol will be "PBCPD," after which it will revert back to "PBCP."

        The development and maintenance of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our shares of common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. Purchasers of our shares of common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

        The following table sets forth the high and low trading prices for shares of Provident Bancorp common stock and cash dividends paid per share for the periods indicated. As of June 30, 2003, there were 3,537,075 publicly held shares of Provident Bancorp common stock issued and outstanding

(excluding shares held by Provident Bancorp, MHC). In connection with the conversion, each existing share of common stock of Provident Bancorp will be converted into a right to receive a number of new shares of common stock, based upon the exchange ratio that is described in other parts of this document.


Fiscal Year Ending September 30, 2004         High          Low       Dividend Paid Per Share
-------------------------------------     ------------  ------------  -----------------------
First quarter (through November 10)       $             $             $                    --(1)

Fiscal Year Ended September 30, 2003          High          Low       Dividend Paid Per Share
-------------------------------------     ------------  ------------  -----------------------
Fourth quarter                            $      43.30  $      31.97  $                  0.15
Third quarter                                    33.06         31.20                     0.15
Second quarter                                   31.50         30.00                     0.14
First quarter                                    31.50         27.75                     0.13

Fiscal Year Ended September 30, 2002          High          Low       Dividend Paid Per Share
-------------------------------------     ------------  ------------  -----------------------
Fourth quarter                            $      29.15  $      27.69  $                  0.12
Third quarter                                    28.97         26.50                     0.11
Second quarter                                   28.90         26.50                     0.10
First quarter                                    29.64         21.58                     0.08


----------
(1) Dividend for the first quarter [will be] paid on ____________, 2003 at $_____ per share.

        On July 1, 2003, the business day immediately preceding the public announcement of the conversion, and on November 10, 2003, the closing prices of Provident Bancorp common stock as reported on the Nasdaq National Market were $33.10 per share and $____ per share, respectively. At November 10, 2003, Provident Bancorp had approximately ______ stockholders of record. On the effective date of the conversion, all publicly held shares of Provident Bancorp common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of Provident Bancorp common stock determined pursuant to the exchange ratio. See "The Conversion -- Share Exchange Ratio." Options to purchase shares of Provident Bancorp common stock will be converted into options to purchase a number of shares of Provident Bancorp common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See "Beneficial Ownership of Common Stock."

                  PROVIDENT BANCORP'S HISTORICAL AND PRO FORMA
                          REGULATORY CAPITAL COMPLIANCE


        At June 30, 2003, Provident Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Provident Bank at June 30, 2003 and the pro forma regulatory capital of Provident Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price, the issuance of up to 3,677,320 shares of common stock as partial consideration for the acquisition of E.N.B. Holding Company, and the merger of Ellenville National Bank with and into Provident Bank. The table further assumes the receipt by Provident Bank of between $79.9 million and $87.7 million of the net offering proceeds.

                          Provident Bank
                           Historical at
                           June 30, 2003
                      ----------------------
                                    Percent
                                   of Assets
                        Amount        (3)
                      ----------  ----------
                       (Dollars in thousands)

Equity capital .....  $  109,251        9.82%
Tangible capital ...  $   91,149        8.35%
Tangible
 requirement .......      16,372        1.50
                      ----------  ----------
Excess .............  $   74,777        6.85%
                      ==========  ==========

Core (leverage)
 capital ...........  $   91,149        8.35%
Core (leverage)
 requirement (4) ...      43,658        4.00
                      ----------  ----------
Excess .............  $   47,491        4.35%
                      ==========  ==========

Total risk-based
 capital (5) .......  $   98,976       15.06%
Risk-based
 requirement .......      52,587        8.00
                      ----------  ----------
Excess .............  $   46,389        7.06%
                      ==========  ==========


                       Pro Forma at June 30, 2003, Based Upon the Acquisition and Sale or Issuance in the Conversion of
                      -------------------------------------------------------------------------------------------------
                       11,475,000 Shares (1)     13,500,000 Shares        15,525,000 Shares      17,853,750 Shares (2)
                      ----------------------   ----------------------   ----------------------   ----------------------
                                    Percent                  Percent                 Percent                  Percent
                                   of Assets                of Assets               of Assets                of Assets
                        Amount        (3)        Amount        (3)        Amount       (3)         Amount       (3)
                      ----------  ----------   ----------  ----------   ----------  ----------   ----------  ----------
                                                       (Dollars in thousands)
Equity capital .....  $  215,778       14.02%  $  215,891       14.02%  $  216,003       14.02%  $  217,889       14.11%

Tangible capital ...  $  146,123       10.00%  $  146,236       10.00%  $  146,348       10.00%  $  148,234       10.11%
Tangible
 requirement .......      21,918        1.50       21,935        1.50       21,952        1.50       21,998        1.50
                      ----------  ----------   ----------  ----------   ----------  ----------   ----------  ----------
Excess .............  $  124,205        8.50%  $  124,299        8.50%  $  124,396        8.50%  $  126,235        8.61%
                      ==========  ==========   ==========  ==========   ==========  ==========   ==========  ==========

Core (leverage)
 capital ...........  $  146,123       10.00%  $  146,236       10.00%  $  146,348       10.00%  $  148,234       10.11%
Core (leverage)
 requirement (4) ...      58,449        4.00       58,494        4.00       58,539        4.00       58,661        4.00
                      ----------  ----------   ----------  ----------   ----------  ----------   ----------  ----------
Excess .............  $   87,674        6.00%  $   87,741        6.00%  $   87,809        6.00%  $   89,573        6.11%
                      ==========  ==========   ==========  ==========   ==========  ==========   ==========  ==========

Total risk-based
 capital (5) .......  $  156,488       17.42%  $  156,601       17.43%  $  156,713       17.44%  $  158,599       17.64%
Risk-based
 requirement .......      71,848        8.00       71,866        8.00       71,884        8.00       71,932        8.00
                      ----------  ----------   ----------  ----------   ----------  ----------   ----------  ----------
Excess .............  $   84,641        9.42%  $   84,735        9.43%  $   84,830        9.44%  $   86,666        9.64%
                      ==========  ==========   ==========  ==========   ==========  ==========   ==========  ==========

----------
        (1) If Provident Bancorp does not receive orders for at least 11,475,000 shares in the offering, then, at Provident Bancorp's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,677,320 unsubscribed offering shares may be issued to stockholders of E.N.B. Holding Company as merger consideration. If 3,677,320 unsubscribed shares are so issued as part of the conversion and stock offering, then pro forma equity would be $211.6 million or 13.79% of pro forma assets, pro forma tangible capital would be $142.1 million or 9.75% of pro forma assets, pro forma core capital would be $142.1 million or 9.75% of pro forma assets, and pro forma total risk-based capital would be $152.4 million or 16.99% of pro forma risk-based assets.
        (2) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or regulatory considerations.
        (3) Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
        (4) The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.
        (5) Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.

                                 CAPITALIZATION

        The following table presents the historical consolidated capitalization of Provident Bancorp and E.N.B. Holding Company at June 30, 2003 and the pro forma consolidated capitalization of Provident Bancorp after giving effect to the conversion and acquisition of E.N.B. Holding Company, based upon the assumptions set forth in the "Pro Forma Conversion and Acquisition Data" section.



                                             Provident        E.N.B.Holding
                                              Bancorp             Company         Acquisition
                                           Historical at      Historical at       Adjustments
                                           June 30, 2003      June 30, 2003          (1)(2)
                                          ---------------    ---------------    ---------------
                                                           (Dollars in thousands)
Deposits (5) ...........................  $       857,534    $       307,698    $           946
Borrowed funds .........................          116,732                 --                 --
                                          ---------------    ---------------    ---------------
  Total deposits and borrowed funds ....  $       974,266    $       307,698    $           946
                                          ===============    ===============    ===============
Stockholders' equity:
 Preferred stock, $0.01 par value,
  10,000,000 shares authorized
   (post-conversion) (6)
  Common stock $0.01 par value,
   75,000,000 shares authorized
   (post-conversion); shares to be
   issued as reflected (6) (7) .........              828                400              3,277
  Additional paid-in capital (6) .......           37,252                945             32,151
  Retained earnings (8) ................           83,376             31,341            (31,341)
  Accumulated other comprehensive
   income ..............................            4,059                871               (871)
Less:
  Expense of contribution to
   foundation ..........................               --                 --                 --
Plus:
  The benefit of contribution to
   foundation (9) ......................               --                 --                 --
Less:
  Treasury stock (10) ..................           (7,469)            (3,657)             3,657
  Common stock to be acquired by the
   employee stock ownership plan (11) ..           (1,691)                --                 --
  Common stock to be acquired by the
   recognition and retention plan
   (12)(13) ............................             (618)                --                 --
                                          ---------------    ---------------    ---------------
  Total stockholders' equity ...........  $       115,737    $        29,900    $         6,873
                                          ===============    ===============    ===============
  Total stockholders' equity as a
   percentage of total assets ..........            10.38%              8.75%                --%
  Tangible stockholders' equity as a
   percentage of total assets ..........             9.06%              8.75%                --%

                                              Pro Forma, Based Upon the Acquisition and Sale or Issuance in the
                                                                     Conversion of
                                          ------------------------------------------------------------------------
                                             11,475,000         13,500,000        15,525,000         17,853,750
                                             Shares (3)            Shares           Shares            Shares(4)
                                          ---------------    ---------------    ---------------    ---------------
                                                                 (Dollars in thousands)
Deposits (5) ...........................  $     1,166,178    $     1,166,178    $     1,166,178    $     1,166,178
Borrowed funds .........................          116,732            116,732            116,732            116,732
                                          ---------------    ---------------    ---------------    ---------------
  Total deposits and borrowed funds ....  $     1,282,910    $     1,282,910    $     1,282,910    $     1,282,910
                                          ===============    ===============    ===============    ===============
Stockholders' equity:
 Preferred stock, $0.01 par value,
  10,000,000 shares authorized
   (post-conversion) (6)
  Common stock $0.01 par value,
   75,000,000 shares authorized
   (post-conversion); shares to be
   issued as reflected (6) (7) .........              247                284                320                362
  Additional paid-in capital (6) .......          183,290            203,310            223,333            246,356
  Retained earnings (8) ................           84,002             84,002             84,002             84,002
  Accumulated other comprehensive
   income ..............................            4,059              4,059              4,059              4,059
Less:
  Expense of contribution to
   foundation ..........................           (5,000)            (5,000)            (5,000)            (5,000)
Plus:
  The benefit of contribution to
   foundation (9) ......................            2,000              2,000              2,000              2,000
Less:
  Treasury stock (10) ..................               --                 --                 --                 --
  Common stock to be acquired by the
   employee stock ownership plan (11) ..           (7,629)            (8,641)            (9,654)           (10,818)
  Common stock to be acquired by the
   recognition and retention plan
   (12)(13) ............................           (5,368)            (6,178)            (6,988)            (7,920)
                                          ---------------    ---------------    ---------------    ---------------
  Total stockholders' equity ...........  $       255,601    $       273,836    $       292,072    $       313,041
                                          ===============    ===============    ===============    ===============
  Total stockholders' equity as a
   percentage of total assets ..........            16.29%             17.26%             18.20%             19.25%
  Tangible stockholders' equity as a
   percentage of total assets ..........            12.07%             13.08%             14.07%             15.18%


                                                   (footnotes on following page)

----------


(1) Acquisition adjustments include $6.822 million of after-tax expenses, net of $626,000 of assets of Provident Bancorp, MHC consolidated with Provident Bancorp, Inc. Acquisition adjustments do not reflect anticipated integration costs of $720,000 ($432,000 net of taxes).
(2) E.N.B. Holding Company has 250,000 authorized shares of common stock, par value $20.00 per share. E.N.B. Holding Company common stock and additional paid-in capital have been reclassified to conform to the $0.01 par value per share of Provident Bancorp common stock.
(3) If Provident Bancorp does not receive orders for at least 11,475,000 shares in the offering, then, at Provident Bancorp's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,677,320 shares of the unsubscribed offering shares may be issued to shareholders of E.N.B. Holding Company as merger consideration. If 3,677,320 unsubscribed shares are so issued as part of the conversion and stock offering, then total stockholders' equity would be $219.2, total stockholders' equity as a percentage of total assets would be 14.31%, and tangible stockholders' equity as a percentage of total assets would be 9.98%. See "Pro Forma Conversion and Acquisition Data."
(4) As adjusted to give effect to an increase in the number of shares of common stock which could occur due to a 15% increase in the offering range to reflect demand for shares, changes in market or general financial conditions following the commencement of the subscription and community offerings, or regulatory considerations.
(5) Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(6) Provident Bancorp, a federal corporation, currently has 10,000,000 authorized shares of preferred stock and 20,000,000 authorized shares of common stock, par value $0.10 per share. Pro forma Provident Bancorp common stock and additional paid-in capital have been increased to reflect the number of shares of Provident Bancorp common stock to be outstanding, including shares issued to the charitable foundation.
(7) No effect has been given to the issuance of additional shares of Provident Bancorp common stock pursuant to an additional stock option plan. If this plan is implemented, an amount up to 10% of the shares of Provident Bancorp common stock sold in the offering will be reserved for issuance upon the exercise of options under the stock option plan. No effect has been given to the exercise of options currently outstanding. See "Management of Provident Bancorp."
(8) The retained earnings of Provident Bank will be substantially restricted after the conversion. See "The Conversion--Liquidation Rights" and "Supervision and Regulation--Federal Banking Regulation." Pro forma retained earnings reflects consolidation of $116.4 million of capital from Provident Bancorp, MHC.
(9) Represents the tax effect of the contribution to the charitable foundation based on a 40.0% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable contributions equal to 10% of Provident Bancorp's annual taxable income, subject to our ability to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(10) Pro forma data assumes the cancellation of treasury stock as a result of the conversion and exchange of shares.
(11) Assumes that 5.0% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Provident Bancorp. The loan will be repaid principally from Provident Bank's contributions to the employee stock ownership plan. Since Provident Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Provident Bancorp's consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders' equity.
(12) Assumes a number of shares of common stock equal to 4% of the common stock to be sold in the offering (including shares to be issued to the Provident Bank Charitable Foundation) will be purchased by the stock recognition and retention plan in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Provident Bancorp accrues compensation expense to reflect the vesting of shares pursuant to the stock recognition and retention plan, the credit to capital will be offset by a charge to operations. Implementation of the stock recognition and retention plan will require stockholder approval. If the shares to fund the plan are assumed to come from authorized but unissued shares of Provident Bancorp, the number of outstanding shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the offering range would be 25,218,429, 28,946,389, 32,674,349 and 36,961,504, respectively, total stockholders' equity would be $260.4 million, $279.4 million, $298.4 million and $320.3 million, respectively, and total stockholders' ownership in Provident Bancorp would be diluted by approximately 1.9%.
(13) For financial statement presentation purposes, the common stock related to the recognition and retention plan is included in treasury stock.

                           PRO FORMA ACQUISITION DATA

Unaudited Pro Forma Condensed Consolidated Financial Information

        The following unaudited pro forma condensed consolidated balance sheet at June 30, 2003 and unaudited pro forma condensed consolidated statements of income for the nine months ended June 30, 2003 and for the year ended September 30, 2002, give effect to the merger based on the assumptions set forth below. The unaudited pro forma consolidated financial information is based on unaudited consolidated financial information of Provident Bancorp and E.N.B. Holding Company, Inc. at and for the nine months ended June 30, 2003, the audited consolidated financial statements of Provident Bancorp for the year ended September 30, 2002 and the audited consolidated financial statements of E.N.B. Holding Company for the year ended December 31, 2002. The unaudited pro forma consolidated financial information gives effect to the E.N.B. Holding Company, Inc. merger using the purchase method of accounting under accounting principles generally accepted in the United States of America. However, integration costs and expected cost savings related to integration are not included.

        The unaudited pro forma information is provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the merger been consummated on the dates or at the beginning of the periods presented, and is not necessarily indicative of future results. The unaudited pro forma financial information should be read in conjunction with the audited consolidated financial statements and the notes thereto of Provident Bancorp contained elsewhere in this document.

        The unaudited pro forma net income derived from the above assumptions is qualified by the statements set forth above and should not be considered indicative of the market value of Provident Bancorp common stock or the actual or future results of operations of Provident Bancorp for any period. The pro forma data may be materially affected by the actual gross and net proceeds from the sale of shares in the stock offering and other factors.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

                                                                   At June 30, 2003 (1)
                                         -----------------------------------------------------------------------------
                                                              E.N.B. Holding         Pro Forma
                                         Provident Bancorp     Company, Inc.        Acquisition         Combined
                                             Historical          Historical      Adjustments (2)(3)     Pro Forma
                                         -----------------   -----------------   ------------------  -----------------
                                                                       (In thousands)
Assets:
  Cash and cash equivalents ...........  $          43,473   $          22,075   $          (44,609) $          20,939
  Securities available for sale .......            251,913             105,334                   --            357,247
  Securities held to maturity .........             82,787               4,646                   --             87,433
  Loans, net (4) ......................            685,109             199,758                3,700            888,567
  Premises and equipment, net .........             11,616               6,441               (1,500)            16,557
  Goodwill ............................             13,540                  --               48,460             62,000
  Other identifiable intangibles ......              1,156                  --                3,093              4,249
  Other assets ........................             25,104               3,422                   --             28,526
                                         -----------------   -----------------   ------------------  -----------------
    Total assets ......................  $       1,114,698   $         341,676   $            9,144  $       1,465,518
                                         =================   =================   ==================  =================

Liabilities:
  Deposits ............................  $         857,534   $         307,698   $              946  $       1,166,178
  Borrowed funds ......................            116,732                  --                   --            116,732
  Other liabilities ...................             24,695               4,078                1,325             30,098
                                         -----------------   -----------------   ------------------  -----------------
    Total liabilities .................            998,961             311,776                2,271          1,313,008

Stockholders' Equity:
  Common stock ........................                828                 400                  (32)               N/A (5)
  Additional paid-in capital ..........             37,252                 945               35,460                N/A (5)
  Retained earnings ...................             83,376              31,341              (31,341)               N/A (5)
  Accumulated other comprehensive
   income .............................              4,059                 871                 (871)               N/A (5)
  Less:  Common stock held by
   employee stock ownership plan ......             (1,691)                 --                   --                N/A (5)
  Less:  Common stock acquired by
   recognition and retention plan .....               (618)                 --                   --                N/A (5)
  Treasury stock ......................             (7,469)             (3,657)               3,657                N/A (5)
                                         -----------------   -----------------   ------------------  -----------------
    Total stockholders' equity ........            115,737              29,900                6,873                N/A (5)
                                         -----------------   -----------------   ------------------  -----------------
                                                                                                                   N/A (5)
    Total liabilities and stockholders'
     equity ...........................  $       1,114,698   $         341,676   $            9,144  $             N/A (5)
                                         =================   =================   ==================  =================

----------
(1) Assumes that the acquisition of E.N.B. Holding Company, Inc. was completed at June 30, 2003.
(2) Assumes a purchase price of $73.546 million to be paid in equal amounts of common stock (3,677,320 shares at $10.00 per share) and cash ($36.773 million) paid from securities held for sale, along with after-tax acquisition expenses of $6.8 million. Excludes estimated integration costs of $432,000, after tax, in connection with the merger.
(3) Assumes purchase accounting adjustments at June 30, 2003. Adjustments include an increase in value for loans ($3.7 million) and an increase in the value of deposits ($946,000). In addition, an estimated core deposit intangible asset is recorded ($3.1 million). A net deferred tax liability is reflected at a marginal rate of 40.0% for the tax effect on the fair market value adjustments and the deductible portion of the acquisition expenses.
(4)     Includes loans held for sale.


(5) The issuance of shares of common stock in the merger will occur only if the acquisition and conversion are completed. Accordingly, pro forma information regarding stockholders equity is not provided for the acquisition only. For pro forma stockholders' equity information that reflects the acquisition and the conversion, See "Pro Forma Conversion and Acquisition Data."

Unaudited Pro Forma Condensed Consolidated Statements of Income

                                                              For the Nine Months Ended June 30, 2003 (1)
                                        ---------------------------------------------------------------------------------------
                                                                 E.N.B. Holding          Pro Forma
                                         Provident Bancorp       Company, Inc.          Acquisition              Combined
                                            Historical             Historical         Adjustments(2)(3)          Pro Forma
                                        --------------------  --------------------  --------------------   --------------------
Interest income ........................$             43,715  $             14,658  $             (1,760)  $             56,613
Interest expense .......................               9,311                 2,999                  (707)                11,603
                                        --------------------  --------------------  --------------------   --------------------
  Net interest income ..................              34,404                11,659                (1,053)                45,010
Provision for loan losses ..............                 800                   328                    --                  1,128
                                        --------------------  --------------------  --------------------   --------------------
  Net interest income after provision                 33,604                11,331                (1,053)                43,882
Noninterest income .....................               7,188                 1,898                    --                  9,086
Noninterest expense ....................              27,136                 8,902                   861(4)              36,899
                                        --------------------  --------------------  --------------------   --------------------
Income before income taxes .............              13,656                 4,327                (1,914)                16,069
Income taxes ...........................               4,989                 1,553                  (766)                 5,776
                                        --------------------  --------------------  --------------------   --------------------
  Net income ...........................$              8,667  $              2,774  $             (1,148)  $             10,293
                                        ====================  ====================  ====================   ====================
Earnings Per Share:
  Basic ................................$               1.12                                               $                N/A (5)
  Diluted ..............................$               1.11                                               $                N/A (5)
Shares Used for Calculating:
  Basic ................................           7,714,631                                                                N/A (5)
  Diluted ..............................           7,828,819                                                                N/A (5)

                                                              For the Year Ended September 30, 2002 (1)
                                        ---------------------------------------------------------------------------------------
                                                                 E.N.B. Holding          Pro Forma
                                         Provident Bancorp       Company, Inc.          Acquisition              Combined
                                            Historical            Historical(6)       Adjustments(2)(3)          Pro Forma
                                        --------------------  --------------------  --------------------   --------------------
Interest income ........................$             59,951  $             19,110  $             (2,220)  $             76,841
Interest expense .......................              17,201                 4,407                  (804)                20,804
                                        --------------------  --------------------  --------------------   --------------------
     Net interest income ...............              42,750                14,703                (1,416)                56,037
Provision for loan losses ..............                 900                   580                    --                  1,480
                                        --------------------  --------------------  --------------------   --------------------
     Net interest income after provision              41,850                14,123                (1,416)                54,557
Noninterest income .....................               5,401                 2,588                    --                  7,989
Noninterest expense ....................              32,161                10,922                 1,061(4)              44,144
                                        --------------------  --------------------  --------------------   --------------------
Income before income taxes .............              15,090                 5,789                (2,477)                18,402
Income taxes ...........................               5,563                 1,986                  (991)                 6,558
                                        --------------------  --------------------  --------------------   --------------------
     Net income ........................$              9,527  $              3,803  $             (1,486)  $             11,844
                                        ====================  ====================  ====================   ====================
Earnings Per Share:
   Basic ...............................$               1.24                                               $                N/A (5)
   Diluted .............................$               1.22                                               $                N/A (5)
Shares Used for Calculating:
   Basic ...............................           7,702,253                                                                N/A (5)
   Diluted .............................           7,820,055                                                                N/A (5)

----------


(1) Assumes that the conversion and acquisition of E.N.B. Holding Company, Inc. were completed at the beginning of the periods presented.
(2) Included in interest income is lost earnings on after-tax merger-related costs that include 50% of the purchase price that is to be paid in cash ($36.773 million) and after-tax acquisition expenses ($6.8 million). These funds were applied to a reinvestment rate of 1.09% for the nine months ended June 30, 2003 for the year ended September 30, 2002.
(3) Purchase accounting adjustments are amortized using a level yield over the estimated life of the related assets and liabilities.
(4)     Noninterest expenses do not reflect anticipated cost savings.
(5) The issuance of shares of common stock in the acquisition will occur only if the acquisition and conversion are completed. Accordingly, pro forma information regarding earnings per share and share information is not provided for the acquisition only. For pro forma earnings per share and share information that reflects the merger and the conversion, see "Pro Forma Conversion and Acquisition Data."
(6) E.N.B. Holding Company historical financial information is presented for the year ended December 31, 2002.

Comparative Pro Forma Per Share Data

        The table below summarizes selected per share information about Provident Bancorp and E.N.B. Holding Company. The Provident Bancorp per share information is presented on a historical basis and then on a pro forma adjusted basis to reflect the conversion and related stock offering, at the midpoint of the offering range, and the merger with E.N.B. Holding Company. The E.N.B. Holding Company per share information is presented both historically, and on a pro forma basis to reflect the merger. Book value per share will be affected by the amount raised in Provident Bancorp's conversion and stock offering. Provident Bancorp has assumed that 13,500,000 shares will be sold at $10.00 per share in Provident Bancorp's stock offering at the midpoint of the offering range, although actual results could differ. Provident Bancorp has also assumed that 50% of the consideration in the merger will be paid in shares of Provident Bancorp common stock, issued immediately following completion of the conversion and stock offering, and 50% will be cash. Comparative market value per share of common stock of E.N.B. Holding Company is not presented, as E.N.B. Holding Company's common stock is not traded on any securities market.

        The data in the table should be read together with the financial information and the financial statements of Provident Bancorp and E.N.B. Holding Company included elsewhere in this proxy statement-prospectus. The pro forma per common share data is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period. No pro forma adjustments have been included herein which reflect potential effects of cost savings or synergies which may be obtained by combining the operations of Provident Bancorp and E.N.B. Holding Company or the costs of combining the companies and their operations.


        It is further assumed that Provident Bancorp will pay a cash dividend after the completion of the conversion transaction and the merger at the annual rate of $0.20 per share. The actual payment of dividends is subject to numerous factors, and no assurance can be given that Provident Bancorp will pay dividends following completion of the merger or that dividends will not be reduced in the future. See "The Conversion--Provident Bancorp's Dividend Policy."

                                                                                         Combined Pro
                                                                                            Forma
                                                                                          Amounts for      Pro Forma
                                                                                           Provident     E.N.B. Holding
                                                        Provident      E.N.B. Holding     Bancorp and       Company
                                                         Bancorp           Company      E.N.B. Holding    Equivalent
                                                        Historical       Historical      Company (1)        Shares (2)
                                                      ---------------  ---------------  ---------------  ---------------
Book value per share at June 30, 2003 ..............  $         14.55  $      1,963.62  $          9.64  $      2,328.06
Book value per share at September 30, 2002 .........            13.86         1,859.00             9.42         2,272.51

Cash dividends paid per share for the nine months
  ended June 30, 2003 ..............................             0.42            72.00             0.15            36.23
Cash dividends paid per share for the year ended
  September 30, 2002(3) ............................             0.41            76.00             0.20            48.30

Basic earnings per share for the nine months ended
  June 30, 2003 ....................................             1.12           182.30             0.38            91.77
Basic earnings per share for the year ended
  September 30, 2002(3) ............................             1.24           252.04             0.44           106.26

Diluted earnings per share for the nine months
  ended June 30, 2003 ..............................             1.11              N/A             0.37            89.36
Diluted earnings per share for the year ended
  September 30, 2002 ...............................             1.22              N/A             0.43           103.85


----------
(1) Assumes the sale of 13,500,000 shares of common stock by Provident Bancorp in the offering.
(2) Assumes the receipt of 241.5 shares of Provident Bancorp common stock and $2,415 in cash.
(3) E.N.B. Holding Company financial information is presented for the year ended December 31, 2002.

        Stock Trading and Dividend Information. E.N.B. Holding Company common stock is not traded on any securities market. The following table sets forth the cash dividends paid per share for the periods indicated. As of June 30, 2003, there were 15,227 shares of E.N.B. Holding Company common stock issued and outstanding, and approximately ___ shareholders of record.


                                                      Dividend
        Year Ending                                   Declared
        December 31, 2003                             Per Share
        --------------------------------------------  ---------
        Fourth Quarter (through November __, 2003)    $
        Third quarter
        Second quarter                                     4.00
        First quarter                                      4.00


                                                      Dividend
        Year Ended                                    Declared
        December 31, 2002                             Per Share
        --------------------------------------------  ---------
        Fourth Quarter                                $   64.00
        Third quarter                                      4.00
        Second quarter                                     4.00
        First quarter                                      4.00

                                                      Dividend
        Year Ended                                    Declared
        December 31, 2001                             Per Share
        --------------------------------------------  ---------
        Fourth quarter                                $   48.00
        Third quarter                                      4.00
        Second quarter                                     4.00
        First quarter                                      4.00

                    PRO FORMA CONVERSION AND ACQUISITION DATA


        The following tables summarize historical data of Provident Bancorp and pro forma data of Provident Bancorp at or for the nine months ended June 30, 2003 and the year ended September 30, 2002. This information is based on assumptions set forth in "Pro Forma Acquisition Data" and is also based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion, offering and acquisition. No effect has been given in the table to the possible issuance of additional shares of common stock pursuant to any stock option plan that may be adopted by our stockholders no earlier than six months after the conversion. Moreover, pro forma stockholders' equity per share does not give effect to the liquidation account to be established in the conversion or, in the event of a liquidation of Provident Bank, to the recoverability of intangibles or the tax effect of the recapture of the bad debt reserve. See "The Conversion--Liquidation Rights."


        The net proceeds in the tables are based upon the following assumptions:

        (1) all shares of common stock will be sold in the subscription and community offerings;


        (2) 299,500 shares of common stock will be purchased by our executive officers and directors, and their associates;

        (3) our employee stock ownership plan will purchase 5% of the shares of common stock sold in the offering (including shares we issue to the Provident Bank Charitable Foundation) with a loan from Provident Bancorp. The loan will be repaid in substantially equal payments of principal and interest over a period of 20 years;


        (4) we will issue 400,000 shares of common stock and contribute $1.0 million in cash to the charitable foundation;

        (5) Ryan Beck & Co. will receive a fee equal to 1.0% of the dollar amount of shares of common stock sold in the offering. No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans or by our officers, directors and employees, and their immediate families, or shares issued to the charitable foundation. No fee will be payable to Ryan Beck & Co. with respect to shares issued to stockholders of E.N.B. Holding Company, except under limited circumstances when such shares are issued as part of the offering so that we can sell at least 11,475,000 shares of common stock in the offering; and

        (6) total expenses of the offering, including the marketing fees to be paid to Ryan Beck & Co., will be between $2.6 million at the minimum of the offering range and $3.2 million at the maximum of the offering range, as adjusted.


        We calculated pro forma consolidated net earnings for the nine months ended June 30, 2003 and the year ended September 30, 2002 as if the estimated net proceeds we received had been invested at an assumed interest rate of 1.09% (0.65% on an after-tax basis), which represents the yield on the one-year U.S. Treasury Bill as of June 30, 2003 (which Provident Bancorp considers to more accurately reflect the pro forma reinvestment rate than an arithmetic average method in light of changes in interest rates in recent periods). The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. It is assumed that Provident Bancorp will retain between $32.2 million and $68.5 million of the estimated net proceeds in the offering, or $87.7 million if the offering range is increased by 15%. The actual net proceeds from the sale of shares of common stock will not be determined until the offering is completed. However, we currently estimate the net proceeds to be between $112.2 million and $152.3 million, or $175.3 million if the offering range is increased by 15%. It is assumed that all shares of common stock will be sold in the subscription and community offerings.


        The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders' equity is not intended to represent the fair market value of the shares of common stock.

                                                                 At or For the Nine Months Ended June 30, 2003
                                                                  Based upon the Sale at $10.00 Per Share of
                                                      -------------------------------------------------------------------
                                                        11,475,000       13,500,000        15,525,000        17,853,750
                                                        Shares (1)          Shares            Shares         Shares (2)
                                                     ---------------   ---------------   ---------------   ---------------
                                                               (Dollars in thousands, Except Per Share Amounts)
Gross proceeds ....................................  $       114,750   $       135,000   $       155,250   $       178,538
Expenses ..........................................            2,597             2,790             2,982             3,203
                                                     ---------------   ---------------   ---------------   ---------------
   Estimated net proceeds .........................          112,153           132,210           152,268           175,335
Common stock acquired by employee stock
  ownership plan (3) ..............................           (5,938)           (6,950)           (7,963)           (9,127)
Common stock acquired by recognition and
  retention plan (4) ..............................           (4,750)           (5,560)           (6,370)           (7,302)
Cash contribution to the charitable foundation ....           (1,000)           (1,000)           (1,000)           (1,000)
Assets received from the MHC ......................              626               626               626               626
                                                     ---------------   ---------------   ---------------   ---------------
   Estimated net proceeds, as adjusted ............  $       101,091   $       119,326   $       137,561   $       158,532
                                                     ===============   ===============   ===============   ===============

For the nine months ended June 30, 2003
Consolidated net earnings (10):
   Historical combined with acquisition ...........  $        10,293   $        10,293   $        10,293   $        10,293
Pro forma adjustments:
   Income on adjusted net proceeds ................              496               585               675               778
   Employee stock ownership plan (3) ..............             (134)             (156)             (179)             (205)
   Recognition and retention plan (4) .............             (428)             (500)             (573)             (657)
                                                     ---------------   ---------------   ---------------   ---------------
     Pro forma net earnings (10) ..................  $        10,227   $        10,222   $        10,216   $        10,209
                                                     ===============   ===============   ===============   ===============

Earnings per share (5):
   Historical combined with acquisition ...........  $          0.43   $          0.37   $          0.33   $          0.29
Pro forma adjustments:
   Income on adjusted net proceeds ................             0.03              0.03              0.03              0.03
   Employee stock ownership plan (3) ..............            (0.01)            (0.01)            (0.01)            (0.01)
   Recognition and retention plan (4) .............            (0.02)            (0.02)            (0.02)            (0.02)
                                                     ---------------   ---------------   ---------------   ---------------
     Pro forma earnings per share (5) (6) .........  $          0.43   $          0.37   $          0.33   $          0.29
                                                     ===============   ===============   ===============   ===============

Offering price to pro forma net earnings per share            17.44x            20.27x            22.73x            25.86x
Number of shares used in earnings per share
calculations ......................................       23,849,066        27,341,592        30,834,120        34,850,529

At June 30, 2003 Stockholders' equity:
   Historical combined with acquisition ...........  $       152,510   $       152,510   $       152,510   $       152,510
   MHC capital consolidation ......................              626               626               626               626
   Estimated net proceeds .........................          112,153           132,210           152,268           175,335
   Shares issued to the charitable foundation .....            4,000             4,000             4,000             4,000
   After tax cost of contribution to the
    charitable foundation .........................           (3,000)           (3,000)           (3,000)           (3,000)
   Common stock acquired by employee stock
    ownership plan (3) ............................           (5,938)           (6,950)           (7,963)           (9,127)
   Common stock acquired by recognition and
    retention plan (4) ............................           (4,750)           (5,560)           (6,370)           (7,302)
                                                     ---------------   ---------------   ---------------   ---------------
       Pro forma stockholders' equity (7) .........          255,601           273,836           292,071           313,042
   Intangible assets (8) ..........................           66,250            66,250            66,250            66,250
                                                     ---------------   ---------------   ---------------   ---------------
       Pro forma tangible stockholders' equity ....  $       189,351   $       207,586   $       225,821   $       246,792
                                                     ===============   ===============   ===============   ===============


                                                   (continued on following page)

(continued from previous page)

                                                                 At or For the Nine Months Ended June 30, 2003
                                                                  Based upon the Sale at $10.00 Per Share of
                                                     ---------------------------------------------------------------------
                                                        11,475,000        13,500,000       15,525,000        17,853,750
                                                        Shares (1)          Shares           Shares          Shares (2)
                                                     ---------------   ---------------   ---------------   ---------------
                                                              (Dollars in thousands, Except Per Share Amounts)
 Stockholders' equity per share (9):
    Historical combined with acquisition...........  $          6.16     $        5.37     $        4.76     $        4.21
    MHC capital consolidation......................             0.03              0.02              0.02              0.02
    Estimated net proceeds.........................             4.53              4.66              4.75              4.84
    Shares issued to the charitable foundation.....             0.16              0.14              0.12              0.11
    Tax benefit of contribution to the charitable
     foundation....................................            (0.12)            (0.11)            (0.09)            (0.08)
    Common stock acquired by employee stock
     ownership plan (3)............................            (0.24)            (0.24)            (0.25)            (0.25)
    Common stock acquired by recognition and
     retention plan (4)............................            (0.19)            (0.20)            (0.20)            (0.20)
                                                     ---------------   ---------------   ---------------   ---------------
        Pro forma stockholders' equity per share
         (7) (9)...................................  $         10.33     $        9.64     $        9.11     $        8.65
                                                     ===============   ===============   ===============   ===============
        Pro forma tangible stockholders' equity
         per share.................................  $          7.65     $        7.31     $        7.05     $        6.81
                                                     ===============   ===============   ===============   ===============

 Offering price as percentage of pro forma
    stockholders' equity per share.................            96.81%           103.73%           109.77%           115.61%
 Offering price as percentage of pro forma
    tangible stockholders' equity per share........           130.67%           136.76%           141.87%           146.81%

 Number of shares used in book value per share
  calculations.....................................       24,743,429        28,390,389        32,037,349        36,231,354

----------


(1) If Provident Bancorp does not receive orders for at least 11,475,000 shares in the offering, then, at Provident Bancorp's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,677,320 shares of the unsubscribed offering shares may be issued to shareholders of E.N.B. Holding Company as merger consideration. If 3,677,320 unsubscribed shares are so issued as part of the conversion and stock offering, then estimated proceeds would be $75.7 million, pro forma net earnings per share would be $0.50 and the offering price to pro forma net earnings per share would be 15.00x, pro forma stockholders' equity and tangible stockholders' equity per share would be $10.41 and $7.26, respectively, and the offering price as a percentage of pro forma stockholders' equity per share and the offering price as a percentage of pro forma tangible stockholders' equity per share would be 96.06% and 137.74%, respectively.


(2) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering, or regulatory considerations.


(3) Assumes that 5% of shares of common stock sold in the offering (including shares we issue to the Provident Bank Charitable Foundation) will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Provident Bancorp. Provident Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments due on the debt. Provident Bank's total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Provident Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 40.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 22,266, 26,062, 29,859 and 34,226 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with Statement of Position 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.


(4) If approved by Provident Bancorp's stockholders, the stock recognition and retention plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (including shares we issue to the Provident Bank Charitable Foundation). Stockholder approval of the stock recognition and retention plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Provident Bancorp or through open market purchases. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by Provident Bancorp. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 15% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the nine months ended June 30, 2003 and (iii) the stock recognition and retention plan expense reflects an effective combined federal and state tax rate of 40.0%. Assuming stockholder approval of the stock recognition and retention plan and that shares of common stock are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 1.4%.

                                         (footnotes continued on following page)

(5) Per share figures include publicly held shares of Provident Bancorp common stock that will be exchanged for new shares of Provident Bancorp common stock in the conversion. See "The Conversion -- Share Exchange Ratio." Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with Statement of Position 93-6, subtracting the recognition and retention plan shares and the employee stock ownership plan shares which have not been committed for release during the respective periods. See notes 3 and 4. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(6) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by Provident Bancorp following the offering and presented to stockholders for approval not earlier than six months after the completion of the conversion. If the stock option plan is approved by stockholders, a number of shares up to 10% of the shares sold in the offering (including shares we issue to the Provident Bank Charitable Foundation) will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' ownership and voting interests by approximately 4.7%.
(7) The retained earnings of Provident Bank will be substantially restricted after the conversion. See "Provident Bancorp's Dividend Policy," "The Conversion--Liquidation Rights" and "Supervision and Regulation--Federal Banking Regulation--Capital Distributions."
(8) Intangible assets represents the outstanding balance of goodwill ($62.0 million) and customer lists ($4.3 million) as of June 30, 2003.
(9) Per share figures include publicly held shares of Provident Bancorp common stock that will be exchanged for new shares of Provident Bancorp common stock in the conversion. Stockholders' equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) new shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 2.5985, 3.0571, 3.5156 and 4.0430, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(10) Does not give effect to the non-recurring expense that will be recognized in 2004 as a result of the establishment of the charitable foundation. We will recognize an after-tax expense for the amount of the aggregate contribution to the charitable foundation, which after-tax expense is expected to be $3.0 million.

                                                                     At or For the Year Ended September 30, 2002
                                                                      Based upon the Sale at $10.00 Per Share of
                                                     ---------------------------------------------------------------------
                                                       11,475,000        13,500,000         15,525,000       17,853,750
                                                        Shares (1)          Shares            Shares         Shares (2)
                                                     ---------------   ---------------   ---------------   ---------------
                                                                   (Dollars in thousands, Except Per Share Amounts)
Gross proceeds ...................................   $       114,750   $       135,000   $       155,250   $       178,538
Expenses .........................................             2,597             2,790             2,982             3,203
                                                     ---------------   ---------------   ---------------   ---------------
   Estimated net proceeds ........................           112,153           132,210           152,268           175,335
Common stock acquired by employee stock
  ownership plan (3) .............................            (5,938)           (6,950)           (7,963)           (9,127)
Common stock acquired by recognition and retention
 plan (4) ........................................            (4,750)           (5,560)           (6,370)           (7,302)
Cash contributed to the charitable foundation ....            (1,000)           (1,000)           (1,000)           (1,000)
Assets received from the MHC .....................               626               626               626               626
                                                     ---------------   ---------------   ---------------   ---------------
   Estimated net proceeds, as adjusted ...........   $       101,091   $       119,326   $       137,561   $       158,532
                                                     ===============   ===============   ===============   ===============

For the year ended September 30, 2002
Consolidated net earnings (10):
   Historical combined with acquisition ..........   $        11,844   $        11,844   $        11,844   $        11,844
Pro forma adjustments:
   Income on adjusted net proceeds ...............               661               780               900             1,037
   Employee stock ownership plan (3) .............              (178)             (209)             (239)             (274)
   Recognition and retention plan (4) ............              (570)             (667)             (764)             (876)
                                                     ---------------   ---------------   ---------------   ---------------
     Pro forma net earnings (10) .................   $        11,757   $        11,748   $        11,741   $        11,731
                                                     ===============   ===============   ===============   ===============

Earnings per share (5):
   Historical combined with acquisition ..........   $          0.50   $          0.43   $          0.38   $          0.34
Pro forma adjustments:
   Income on adjusted net proceeds ...............              0.03              0.03              0.03              0.03
   Employee stock ownership plan (3) .............             (0.01)            (0.01)            (0.01)            (0.01)
   Recognition and retention plan (4) ............             (0.02)            (0.02)            (0.02)            (0.03)
                                                     ---------------   ---------------   ---------------   ---------------
     Pro forma earnings per share (5) (6) ........   $          0.50   $          0.43   $          0.38   $          0.33
                                                     ===============   ===============   ===============   ===============

Offering price to net earnings per share .........            20.00x            23.26x            26.32x            30.30x
Number of shares used in earnings per share
 calculations ....................................        23,833,713        27,323,488        30,813,262        34,826,506

At September 30, 2002
Stockholders' equity:
   Historical combined with acquisition ..........   $       146,147   $       146,147   $       146,147   $       146,147
   MHC capital consolidation .....................               626               626               626               626
   Estimated net proceeds ........................           112,153           132,210           152,268           175,335
   Shares issued to the charitable foundation ....             4,000             4,000             4,000             4,000
   After tax cost of contribution to the charitable
    foundation ...................................            (3,000)           (3,000)           (3,000)           (3,000)
   Common stock acquired by employee stock
    ownership plan (3) ...........................            (5,938)           (6,950)           (7,963)           (9,127)
   Common stock acquired by recognition and
    retention plan (4) ...........................            (4,750)           (5,560)           (6,370)           (7,302)
                                                     ---------------   ---------------   ---------------   ---------------
       Pro forma stockholders' equity (7) ........           249,238           267,473           285,708           306,679
   Intangible assets (8) .........................            66,594            66,594            66,594            66,594
                                                     ---------------   ---------------   ---------------   ---------------
       Pro forma tangible stockholders' equity ...   $       182,644   $       200,879   $       219,114   $       240,085
                                                     ===============   ===============   ===============   ===============

                                                   (continued on following page)

(continued from previous page)

                                                                    At or For the Year Ended September 30, 2002
                                                                     Based upon the Sale at $10.00 Per Share of
                                                     ---------------------------------------------------------------------
                                                      11,475,000        13,500,000         15,525,000       17,853,750
                                                       Shares (1)          Shares            Shares         Shares (2)
                                                     ---------------   ---------------   ---------------   ---------------
                                                                  (Dollars in thousands, Except Per Share Amounts)
Stockholders' equity per share (9):
   Historical combined with acquisition ...........  $          5.91    $          5.15    $          4.56    $       4.03
   MHC capital consolidation ......................             0.03               0.02               0.02            0.02
   Estimated net proceeds .........................             4.53               4.66               4.75            4.84
   Shares issued to the charitable foundation .....             0.16               0.14               0.12            0.11
   Tax benefit of contribution to the charitable
   foundation .....................................            (0.12              (0.11)             (0.09)          (0.08)
   Common stock acquired by employee stock
    ownership plan (3) ............................            (0.24)             (0.24)             (0.25)          (0.25)
   Common stock acquired by recognition and
    retention
    plan (4) ......................................            (0.19)             (0.20)             (0.20)          (0.20)
                                                     ---------------    ---------------    ---------------    ------------
       Pro forma stockholders' equity per
        share (7)(9) ..............................  $        10.078    $          9.42    $          8.91    $       8.47
                                                     ===============    ===============    ===============    ============
       Pro forma tangible stockholders' equity per
        share .....................................  $          7.38    $          7.08    $          6.84    $       6.62
                                                     ===============    ===============    ===============    ============

Offering price as percentage of pro forma
   stockholders' equity per share .................            99.21%            106.16%            112.23%         118.06%
Offering price as percentage of pro forma
   tangible stockholders' equity per share ........           135.47%            141.33%            146.21%         150.91%

Number of shares used in book value per share
calculations ......................................       24,743,429         28,390,389         32,037,349      36,231,354

----------
(1) If Provident Bancorp does not receive orders for at least 11,475,000 shares in the offering, then, at Provident Bancorp's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,677,320 shares of the unsubscribed offering shares may be issued to stockholders of E.N.B. Holding Company as merger consideration. If 3,677,320 unsubscribed shares are so issued as part of the conversion and stock offering, then estimated proceeds would be $75.7 million, pro forma net earnings per share would be $0.57 and the offering price to pro forma net earnings per share would be 17.54x, pro forma stockholders' equity and tangible stockholders' equity per share would be $10.11 and $6.94, respectively, and the offering price as a percentage of pro forma stockholders' equity per share and the offering price as a percentage of pro forma tangible stockholders' equity per share would be 98.91% and 144.05%, respectively.
(2) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering, or regulatory considerations.


(3) Assumes that 5% of shares of common stock sold in the offering (including shares we issue to the Provident Bank Charitable Foundation) will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Provident Bancorp. Provident Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments due on the debt. Provident Bank's total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Provident Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 40.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 29,687, 34,750, 39,812 and 45,634 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with Statement of Position 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.


(4) If approved by Provident Bancorp's stockholders, the stock recognition and retention plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (including shares we issue to the Provident Bank Charitable Foundation). Stockholder approval of the stock recognition and retention plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Provident Bancorp or through open market purchases. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by Provident Bancorp. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the year ended September 30, 2002 and (iii) the stock recognition and retention plan expense reflects an effective combined federal and state tax rate of 40.0%. Assuming stockholder approval of the stock recognition and retention plan and that shares of common stock are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 1.9%.

                                         (footnotes continued on following page)

(5) Per share figures include publicly held shares of Provident Bancorp common stock that will be exchanged for new shares of Provident Bancorp common stock in the conversion. See "The Conversion -- Share Exchange Ratio." Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with Statement of Position 93-6, subtracting the recognition and retention plan shares and the employee stock ownership plan shares which have not been committed for release during the respective periods. See notes 3 and 4. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(6) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by Provident Bancorp following the offering and presented to stockholders for approval not earlier than six months after the completion of the conversion. If the stock option plan is approved by stockholders, a number of shares up to 10% of the shares sold in the offering (including shares we issue to the Provident Bank Charitable Foundation) will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' ownership and voting interests by approximately 4.7%.
(7) The retained earnings of Provident Bank will be substantially restricted after the conversion. See "Provident Bancorp's Dividend Policy," "The Conversion--Liquidation Rights" and "Supervision and Regulation--Federal Banking Regulation--Capital Distributions."
(8) Intangible assets represents the outstanding balance of goodwill ($62.0 million) and customer lists ($4.250 million) as of September 30, 2002.
(9) Per share figures include publicly held shares of Provident Bancorp common stock that will be exchanged for new shares of Provident Bancorp common stock in the conversion. Stockholders' equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) new shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 2.5985, 3.0571, 3.5156 and 4.0430, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(10) Does not give effect to the non-recurring expense that will be recognized in 2004 as a result of the establishment of the charitable foundation. We will recognize an after-tax expense for the amount of the aggregate contribution to the charitable foundation, which after-tax expense is expected to be $3.0 million.

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF PROVIDENT BANCORP'S FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

        The discussion and analysis that follows focuses on the factors affecting our consolidated financial condition at June 30, 2003, September 30, 2002 and September 30, 2001 and our consolidated results of operations for the nine months ended June 30, 2003 and 2002 and for the years ended September 30, 2002, 2001 and 2000. The consolidated financial statements and related notes appearing elsewhere in this document should be read in conjunction with this review. The financial condition and results of operations reported at June 30, 2003 and for the nine-month period ended June 30, 2003 are not necessarily indicative of the financial condition and results of operations for the fiscal year ending September 30, 2003.

        On April 23, 2002, we completed our acquisition of The National Bank of Florida, a commercial bank in Orange County, New York, which had assets of $104.0 million and deposits of $88.2 million. The acquisition was accounted for as a purchase, resulting in goodwill and other intangible assets of $15.3 million. Amounts attributable to The National Bank of Florida, which was merged into Provident Bank, are included in our consolidated financial statements from the date of acquisition.

        Following the completion of the conversion, our non-interest expense can be expected to increase because of the increased compensation expenses associated with the purchases of shares of common stock by our employee stock ownership plan and the adoption of the recognition and retention plan, if approved by our stockholders.

        Assuming that 17,853,750 shares are sold in the offering and 400,000 shares are issued to the Provident Bank Charitable Foundation:

        (i) the employee stock ownership plan will acquire 912,688 shares of common stock with a $9.1 million loan that is expected to be repaid over 20 years, resulting in an annual expense (pre-tax) of approximately $456,000 (assuming that the common stock maintains a value of $10.00 per share); and

        (ii) the recognition and retention plan would award a number of shares equal to 4% of the shares sold in the offering (including shares we issue to the Provident Bank Charitable Foundation), or 730,150 shares to eligible participants, which would be expensed as the awards vest. Assuming all shares are awarded under the recognition and retention plan at a price of $10.00 per share, and that the awards vest over five years, the corresponding annual expense (pre-tax) associated with shares awarded under the recognition and retention plan would be approximately $1.5 million.

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and accelerated repayment of the loan will increase the annual employee stock ownership plan expense. Further, the actual expense of the recognition and retention plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share.

General

        Our results of operations depend primarily on our net interest income, which is the difference between the interest income on our earning assets, such as loans and securities, and the interest expense paid on our deposits and borrowings. Results of operations are also affected by non-interest income and expense, the provision for loan losses and income tax expense. Non-interest income consists primarily of banking fees and service charges, gains (losses) on sales of loans and securities available for sale and net increases in the cash surrender value of bank-owned life insurance ("BOLI") contracts. Our non-interest expense consists primarily of salaries and employee benefits, occupancy and office expenses, advertising and promotion expense and data processing expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Critical Accounting Policies

        Our accounting and reporting policies are prepared in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. Accounting policies considered critical to our financial results include the allowance for loan losses, accounting for goodwill and other intangible assets, accounting for deferred income taxes and the recognition of interest income.

        The methodology for determining the allowance for loan losses is considered by management to be a critical accounting policy due to the high degree of judgment involved, the subjectivity of the assumptions utilized and the potential for changes in the economic environment that could result in changes to the amount of the allowance for loan losses considered necessary. We evaluate our assets at least quarterly, and review their risk components as a part of that evaluation. See Note 3, Summary of Significant Accounting Policies--Allowance for Loan Losses in our Notes to Consolidated Financial Statements for a discussion of the risk components. We consistently review the risk components to identify any changes in trends. Accounting for goodwill is considered to be a critical policy because goodwill must be tested for impairment at least annually using a "two-step" approach that involves the identification of reporting units and the estimation of fair values. The estimation of fair values involves a high degree of judgment and subjectivity in the assumptions utilized. If goodwill is determined to be impaired, it would be expensed in the period in which it became impaired.

        We also use judgment in the valuation of other intangible assets (core deposit base intangibles). A core deposit base intangible asset has been recorded for core deposits (defined as checking, money market and savings deposits) that were acquired in an acquisition that was accounted as a purchase business combination. The core deposit base intangible asset has been recorded using the assumption that the acquired deposits provide a more favorable source of funding than more expensive wholesale borrowings. An intangible asset has been recorded for the present value of the difference between the expected interest to be incurred on these deposits and interest expense that would be expected if these deposits were replaced by wholesale borrowings, over the expected lives of the core deposits. If we find these deposits have a shorter life than was estimated, we will write down the asset by expensing the amount that is impaired.

        We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets, including projections of future taxable income. These judgments and estimates are reviewed on a continual basis as regulatory and business factors change.

        Interest income on loans, securities and other interest-earning assets is accrued monthly unless management considers the collection of interest to be doubtful. Loans are placed on nonaccrual status when payments are contractually past due 90 days or more, or when management has determined that the borrower is unlikely to meet contractual principal or interest obligations. At such time, unpaid interest is reversed by charging interest income. Interest payments received on nonaccrual loans (including impaired loans) are recognized as income unless future collections are doubtful. Loans are returned to accrual status when collectibility is no longer considered doubtful (generally, when all payments have been brought current).

Management Strategy

        We operate as an independent community bank that offers a broad range of customer-focused financial services as an alternative to money center banks in our market area. Over the years, management has invested in the infrastructure and staffing to support our strategy of serving the financial needs of individuals, businesses and municipalities in our market area. This has resulted in a change in our business mix, providing a favorable platform for long-term sustainable growth. Highlights of management's business strategy are as follows:

        Operating as a Community Bank. As an independent community bank, we emphasize the local nature of our decision-making to respond more effectively to the needs of our customers while providing a full range of financial services to the individuals, corporations and municipalities in our market area. We offer a broad range of financial products to meet the changing needs of the marketplace, including internet banking, cash management services and sweep accounts. In addition, we offer asset management and trust services to meet the investing needs of individuals, corporations and not-for-profit entities. As a result, we are able to provide locally the financial services required to meet the needs of the majority of existing and potential customers in our market.

        Enhancing Customer Service. We are committed to providing superior customer service as a way to differentiate us from our competition. As part of our commitment to service, we have established Sunday banking and extended service hours. In addition, we offer multiple access channels to our customers, including our branch and ATM network, internet banking, our Customer Care Telephone Center and our Automated Voice Response system. We reinforce in our employees a commitment to customer service through extensive training, recognition programs and measurement of service standards.

        Growing and Diversifying our Loan Portfolio. We offer a broad range of loan products to commercial businesses, real estate owners, developers and individuals. To support this activity, we have developed commercial, consumer and residential loan departments staffed with experienced professionals to promote the continued growth and prudent management of loan assets. We have experienced consistent and significant growth in our commercial loan portfolio over the years while continuing to grow our residential mortgage and consumer lending businesses. As a result, we believe that we have developed a diversified loan portfolio with a favorable mix of loan types, maturities and yields.

        Expanding our Retail Banking Franchise. Management intends to continue expansion of its retail banking franchise and to increase the number of households and businesses served in our market area. Our strategy is to deliver exceptional customer service, which depends on up-to-date technology and convenient access, as well as courteous personal contact from a trained and motivated workforce. This approach has resulted in continued growth in core deposits, which has improved our overall cost of funds. Management intends to maintain this strategy, which will require ongoing investment in retail banking locations and technology to support exceptional service levels for the Bank's customers.

Management of Interest Rate Risk

        Management believes that our most significant form of market risk is interest rate risk. The general objective of our interest rate risk management is to determine the appropriate level of risk given our business strategy, and then manage that risk in a manner that is consistent with our policy to reduce the exposure of our net interest income to changes in market interest rates. Provident Bank's asset/liability management committee ("ALCO"), which consists of senior management, evaluates the interest rate risk inherent in certain assets and liabilities, our operating environment, and capital and liquidity requirements, and modifies our lending, investing and deposit gathering strategies accordingly. A committee of the Board of Directors reviews the ALCO's activities and strategies, the effect of those strategies on our net interest margin, and the effect that changes in market interest rates would have on the economic value of our loan and securities portfolios as well as the intrinsic value of our deposits and borrowings.

        We actively evaluate interest rate risk in connection with our lending, investing, and deposit activities. We emphasize the origination of residential fixed-rate mortgage loans that are repaid monthly and bi-weekly, fixed-rate commercial mortgage loans, adjustable-rate residential and commercial mortgage loans, and consumer loans. Depending on market interest rates and our capital and liquidity position, we may retain all of the fixed-rate, fixed-term residential mortgage loans that we originate or we may sell all or a portion of such longer-term loans, generally on a servicing-retained basis. We also invest in short-term securities, which generally have lower yields compared to longer-term investments. Shortening the average maturity of our interest-earning assets by increasing our investments in shorter-term loans and securities helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. These strategies may adversely affect net interest income due to lower initial yields on these investments in comparison to longer-term, fixed-rate loans and investments.

        Management monitors interest rate sensitivity primarily through the use of a model that simulates net interest income under varying interest rate assumptions. Management also evaluates this sensitivity using a model that estimates the change in Provident Bank's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. Both models assume estimated loan prepayment rates, reinvestment rates and deposit decay rates that seem most likely based on historical experience during prior interest rate changes.

        The table below sets forth, as of June 30, 2003, the estimated changes in our NPV and our net interest income that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

                                          NPV                                     Net Interest Income
                      -------------------------------------------    --------------------------------------------
                                    Estimated Increase (Decrease)                      Increase (Decrease) in
   Change in                                  in NPV                   Estimated    Estimated Net Interest Income
Interest Rates         Estimated    -----------------------------     Net interest ------------------------------
(basis points)            NPV          Amount         Percent           Income        Amount         Percent
--------------        ------------  ------------    -------------    ------------- ------------   ---------------
                                                       (Dollars in thousands)
     +300             $    121,580  $    (37,328)           (23.5)%  $     40,939  $     (1,904)             (4.4)%
     +200                  139,047       (19,861)           (12.5)         41,606        (1,237)             (2.9)
     +100                  153,163        (5,745)            (3.6)         42,575          (268)             (0.6)
        0                  158,908            --               --          42,843            --                --
     -100                  158,023          (885)            (0.6)         41,953          (890)             (2.1)
     -200                  155,071        (3,837)            (2.4)         40,565        (2,278)             (5.3)

        The table set forth above indicates that at June 30, 2003, in the event of an immediate 100 basis point decrease in interest rates, we would be expected to experience a 0.6% decrease in NPV and a 2.1% decrease in net interest income. In the event of an immediate 200 basis point increase in interest rates, we would be expected to experience a 12.5% decrease in NPV and a 2.9% decrease in net interest income.

        Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV and net interest income requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The NPV and net interest income table presented above assumes that the composition of our interest-rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and, accordingly, the data does not reflect any actions management may undertake in response to changes in interest rates. The table also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or the repricing characteristics of specific assets and liabilities. Accordingly, although the NPV and net interest income table provides an indication of our sensitivity to interest rate changes at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Analysis of Net Interest Income

        Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them, respectively.

        The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.


                                                                Nine Months Ended June 30,
                                 At June 30,      --------------------------------------------------
                                     2003                                2003
                                ---------------   --------------------------------------------------
                                                     Average
                                                   Outstanding
                                  Yield/Rate          Balance          Interest       Yield/Rate(1)
                                ---------------   ---------------   ---------------  ---------------
                                                   (Dollars in thousands)
Interest-earning assets:
Loans (2) ....................             6.08%  $       679,212   $        33,199             6.54%
Securities available for sale.             4.21           218,738             7,158             4.38
Securities held to maturity ..             4.81            81,652             3,066             5.02
Other ........................             2.59            11,173               292             3.49
                                                  ---------------   ---------------
   Total interest-earning
    assets ...................             5.61           990,775            43,715             5.90
                                                                    ---------------
Non-interest-earning assets ..                             74,639
                                                  ---------------
   Total assets ..............                    $     1,065,414
                                                  ===============

Interest-bearing liabilities:
Savings deposits (3) .........             0.40   $       269,528             1,207             0.60
Money market deposits ........             0.55           119,100               786             0.88
NOW deposits .................             0.20            82,189               169             0.27
Certificates of deposit ......             2.03           241,683             3,985             2.20
Borrowings ...................             3.80           108,688             3,164             3.89
                                                  ---------------   ---------------
   Total interest-bearing
    liabilities ..............             1.34           821,188             9,311             1.52
                                                                    ---------------
Non-interest-bearing
 liabilities .................                            131,425
                                                  ---------------
   Total liabilities .........                            952,613
Stockholders' equity .........                            112,801
                                                  ---------------
   Total liabilities and
    stockholders' equity ....                     $     1,065,414
                                                  ===============

Net interest income ..........                                      $        34,404
                                                                    ===============
Net interest rate spread (4) .                                                                  4.38%
Net interest-earning assets
(5) ..........................                    $       169,587
                                                  ===============
Net interest margin (6) ......                                                                  4.64%
Ratio of interest-earning
 assets to interest-bearing
 liabilities .................                             120.65%

                                         Nine Months Ended June 30,
                                -------------------------------------------------
                                                      2002
                                -------------------------------------------------
                                   Average
                                 Outstanding
                                    Balance         Interest        Yield/Rate(1)
                                ---------------  ---------------  ---------------
                                              (Dollars in thousands)
Interest-earning assets:
Loans (2) ....................  $       623,140  $        33,434             7.17%
Securities available for sale.          178,150            7,209             5.41
Securities held to maturity ..           73,385            3,337             6.08
Other ........................           14,648              349             3.19
                                ---------------  ---------------
   Total interest-earning
   assets ....................          889,323           44,329             6.66
                                                 ---------------
Non-interest-earning assets ..           42,837
                                ---------------
   Total assets ..............  $       932,160
                                ===============

Interest-bearing liabilities:
Savings deposits (3) .........  $       209,202            1,610             1.03
Money market deposits ........          102,591            1,074             1.40
NOW deposits .................           71,617              230             0.43
Certificates of deposit ......          233,546            5,967             3.42
Borrowings ...................          116,805            4,319             4.94
                                 ---------------  ---------------
   Total interest-bearing
   liabilities ...............          733,761           13,200             2.41
                                 ---------------  ---------------
Non-interest-bearing
liabilities ..................           92,693
                                ---------------
   Total liabilities .........          826,454
Stockholders' equity .........          105,706
                                ---------------
   Total liabilities and
     stockholders' equity ....  $       932,160
                                ===============

Net interest income ..........                   $        31,129
                                                 ===============
Net interest rate spread (4) .                                               4.25%
Net interest-earning assets
(5) ..........................  $       155,562
                                ===============
Net interest margin (6) ......                                               4.68%
Ratio of interest-earning
   assets to
   interest-bearing
   liabilities ...............           121.20%


                                                   (footnotes on following page)

                                                                                          Years Ended September 30,
                                  ----------------------------------------------------------------------------------------------
                                                      2002                                          2001
                                  ---------------------------------------------   -------------------------------------------
                                     Average                                         Average
                                   Outstanding                                     Outstanding
                                     Balance        Interest        Yield/Rate       Balance       Interest      Yield/Rate
                                  -------------   -------------   -------------   -------------  -------------  -------------
                                                                    (Dollars in thousands)
Interest-earning assets:
Loans (2) ......................  $     630,710   $      44,967            7.13%  $     590,298  $      46,434           7.87%
Securities available for
sale ...........................        185,326           9,869            5.33         159,185          9,598           6.03
Securities held to maturity ....         73,548           4,627            6.29          66,253          4,318           6.52
Other ..........................         18,138             488            2.69          10,983            628           5.72
                                  -------------   -------------   -------------   -------------  -------------  -------------
   Total interest-earning
   assets ......................        907,722          59,951            6.60         826,719         60,978           7.38
                                                  -------------                                  -------------
Non-interest-earning assets ....         50,192                                          36,624
                                  -------------                                   -------------
   Total assets ................  $     957,914                                   $     863,343
                                  =============                                   =============

Interest-bearing
liabilities:
Savings deposits (3) ...........  $     227,143           2,289            1.01   $     177,994          2,898           1.63
Money market deposits ..........        106,133           1,435            1.35          86,717          2,245           2.59
NOW deposits ...................         73,403             315            0.43          57,806            365           0.63
Certificates of deposit ........        236,133           7,662            3.24         251,299         13,915           5.54
Borrowings .....................        113,446           5,500            4.85         113,975          6,821           5.98
                                  -------------   -------------                   -------------  -------------
   Total interest-bearing
     liabilities ...............        756,258          17,201            2.27         687,791         26,244           3.82
                                                  -------------                                  -------------
Non-interest-bearing
liabilities ....................         94,869                                          78,547
                                  -------------                                   -------------
   Total liabilities ...........        851,127                                         766,338
Stockholders' equity ...........        106,787                                          97,005
                                  -------------                                   -------------
   Total liabilities and
     stockholders' equity ......  $     957,914                                   $     863,343
                                  =============                                   =============

Net interest income ............                  $      42,750                                  $      34,734
                                                  =============                                  =============
Net interest rate spread (4) ...                                           4.33%                                         3.56%
Net interest-earning assets
(5) ............................  $     151,464                                   $     138,928
                                  =============                                   =============
Net interest margin (6) ........                                           4.71%                                         4.20%
Ratio of interest-earning
   assets to
   interest-bearing
   liabilities .................         120.03%                                         120.20%

                                             Years Ended September 30,
                                  -------------------------------------------
                                                    2000
                                  -------------------------------------------
                                     Average
                                   Outstanding
                                     Balance       Interest        Yield/Rate
                                  -------------  -------------   -------------
                                      (Dollars in thousands)
Interest-earning assets:
Loans (2) ......................  $     577,119  $      45,043           7.80%
Securities available for
sale ...........................        159,287          9,719           6.10
Securities held to maturity ....         52,515          3,549           6.76
Other ..........................          9,119            588           6.45
                                  -------------  -------------
   Total interest-earning
    assets .....................        798,040         58,899           7.38
                                                 -------------
Non-interest-earning assets ....         38,770
                                  -------------
   Total assets ................  $     836,810
                                  =============

Interest-bearing
liabilities:
Savings deposits (3) ...........  $     177,077          3,435           1.94
Money market deposits ..........         77,475          2,029           2.62
NOW deposits ...................         52,052            470           0.90
Certificates of deposit ........        244,279         12,787           5.23
Borrowings .....................        122,315          7,313           5.98
                                   ------------- -------------
   Total interest-bearing
     liabilities ...............        673,198         26,034           3.87
                                                 -------------
Non-interest-bearing
liabilities ....................         74,316
                                  -------------
   Total liabilities ...........        747,514
Stockholders' equity ...........         89,296
                                  -------------
   Total liabilities and
    stockholders' equity ......   $     836,810
                                  =============

Net interest income ............                 $      32,865
                                                 =============
Net interest rate spread (4) ...                                         3.51%
Net interest-earning assets
(5) ............................  $     124,842
                                  =============
Net interest margin (6) ........                                        4.12%
Ratio of interest-earning
  assets to interest-bearing
 liabilities ...................         118.54%


----------
(1) Yields and rates for the nine months ended June 30, 2003 and 2002 are annualized.
(2) Balances include the effect of net deferred loan origination fees and costs, and the allowance for loan losses.
(3)     Includes club accounts and interest-bearing mortgage escrow balances.
(4) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(5) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average total interest-earning assets.

        The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                                         Years Ended September 30,
                                  Nine Months Ended June 30,        ------------------------------------
                                        2003 vs. 2002                          2002 vs. 2001
                             ------------------------------------   ------------------------------------
                             Increase (Decrease) Due     Total      Increase (Decrease) Due     Total
                                       to               Increase              to               Increase
                             -----------------------                -----------------------
                               Volume       Rate       (Decrease)     Volume       Rate       (Decrease)
                             ----------   ----------   ----------   ----------   ----------   ----------
                                                                (In thousands)
Interest-earning assets:
   Loans ..................  $    2,924   $   (3,159)  $     (235)  $    3,093   $   (4,560)  $   (1,467)
   Securities available
     for sale .............       1,472       (1,523)         (51)       1,464       (1,193)         271
   Securities held to
     maturity .............         351         (622)        (271)         465         (156)         309
   Other ..................         (88)          31          (57)         290         (430)        (140)
                             ----------   ----------   ----------   ----------   ----------   ----------

     Total
      interest-earning
      assets ..............       4,659       (5,273)        (614)       5,312       (6,339)      (1,027)
                             ----------   ----------   ----------   ----------   ----------   ----------

Interest-bearing
   liabilities:
   Savings deposits .......         387         (790)        (403)         680       (1,289)        (609)
   Money market deposits ..         155         (443)        (288)         427       (1,237)        (810)
   NOW deposits ...........          31          (92)         (61)          83         (133)         (50)
   Certificates of
     deposit ..............         204       (2,186)      (1,982)        (793)      (5,460)      (6,253)
   Borrowings .............        (285)        (870)      (1,155)         (32)      (1,289)      (1,321)
                             ----------   ----------   ----------   ----------   ----------   ----------

     Total
       interest-bearing
       liabilities ........         492       (4,381)      (3,889)         365       (9,408)      (9,043)
                             ----------   ----------   ----------   ----------   ----------   ----------

Change in net interest
   income .................  $    4,167   $     (892)  $    3,275   $    4,947   $    3,069   $    8,016
                             ==========   ==========   ==========   ==========   ==========   ==========

                                  Years Ended September 30,
                             ------------------------------------
                                        2001 vs. 2000
                             ------------------------------------
                             Increase (Decrease) Due
                                       to                Total
                             -----------------------    Increas
                               Volume       Rate       (Decrease)
                             ----------   ----------   ----------
                                         (In thousands)
Interest-earning assets:
   Loans ..................  $    1,060   $      331   $    1,391
   Securities available
     for sale .............          (6)        (115)        (121)
   Securities held to
     maturity .............         899         (130)         769
   Other ..................         112          (72)          40
                             ----------   ----------   ----------

     Total
       interest-earning
       assets .............       2,065           14        2,079
                             ----------   ----------   ----------

Interest-bearing
   liabilities:
   Savings deposits .......          23         (560)        (537)
   Money market deposits ..         239          (23)         216
   NOW deposits ...........          48         (153)        (105)
   Certificates of
     deposit ..............         369          759        1,128
   Borrowings .............        (492)        --           (492)
                             ----------   ----------   ----------

     Total
       interest-bearing
       liabilities ........         187           23          210
                             ----------   ----------   ----------

Change in net interest
   income .................  $    1,878   $       (9)  $    1,869
                             ==========   ==========   ==========

Comparison of Financial Condition at June 30, 2003 and September 30, 2002

        Total assets. Total assets as of June 30, 2003 were $1.11 billion, an increase of $87.0 million, or 8.5% over assets of $1.03 billion at September 30, 2002. The increase resulted from increases in both loans and securities.

        Securities. Total securities increased to $334.7 million at June 30, 2003 from $292.9 million at September 30, 2002. The increase was primarily in mortgage backed securities, which increased $52.7 million during the nine-month period ended June 30, 2003, as we continued to purchase additional securities funded by growth in deposits and advances from the Federal Home Loan Bank of New York.


        Loans Held for Sale. Loans held for sale increased to 2.6 million at June 30, 2003 compared to none as of September 30, 2002. The $2.6 million in loans held for sale represented loans that were held for sale that had not yet been funded by the secondary market.

        Net Loans. Net loans as of June 30, 2003 were $682.6 million, an increase of $21.8 million, or 3.3%, over net loan balances of $660.8 million at September 30, 2002. Residential loans continued to grow during the nine-month period, posting an increase of $13.7 million, or 3.7%, over balances at September 30, 2002. Most of the net loan growth was primarily in bi-weekly mortgages. Commercial mortgages increased by $16.6 million, or 10.2%, as originations of $64.1 million surpassed repayments of $47.5 million. Commercial and industrial loans increased by $4.0 million, or 9.6%, as we continued our efforts to expand our customer account relationships through the extension of these general business purpose loans. At $5.4 million, or 0.48% of total assets, non-performing assets were up slightly from $5.0 million, or 0.49% of total assets at September 30, 2002.

        Other Assets. Other assets increased by $13.0 million to $14.9 million at June 30, 2003 from $1.9 million at September 30, 2002, primarily as a result of Provident Bank's purchase of $12.0 million of BOLI contracts in December 2002.

        Deposits. Deposits increased by $57.9 million to $857.5 million at June 30, 2003, an increase of 7.2% over balances of $799.6 million at September 30, 2002. Deposit growth occurred in transaction accounts, savings and money market account products, while certificates of deposit declined slightly. The largest deposit growth occurred in savings and money market accounts, which increased to $406.6 million at June 30, 2003 from $363.0 million at September 30, 2002, an increase of $43.6 million, or 12.0%. Transaction accounts posted an increase of $25.5 million, or 13.2%, to $218.6 million. During the same time period, total certificates of deposit declined by $11.2 million as municipal certificates of deposit grew to $7.9 million, while all other certificates decreased to $224.4 million. The overall deposit increase was primarily due to improved marketing efforts, coupled with new product offerings. Total municipal deposits amounted to $19.8 million at June 30, 2003 compared to $8.8 million at September 30, 2002. We began accepting municipal deposits in April 2002 after we formed Provident Municipal Bank.


        Borrowings. Borrowings from the Federal Home Loan Bank of New York increased by $13.7 million during the nine-month period to $116.7 million at June 30, 2003 from $103.0 million at September 30, 2002, primarily to fund new loans and investments as noted above.

        Stockholders' Equity. Stockholders' equity increased by $4.8 million to $115.7 million at June 30, 2003 compared to $110.9 million at September 30, 2002. In addition to net income of $8.7 million for the nine-month period, equity increased by $1.4 million due to the allocation of employee stock ownership plan shares, the vesting of shares issued under our recognition and retention plan and the exercise of stock options. Partially offsetting these increases were cash dividends and stock repurchases, each of which reduced stockholders' equity by $1.9 million, and the change in after-tax unrealized gains on securities available for sale, which decreased equity by $1.5 million.

        During the first nine months of fiscal 2003, we repurchased 60,700 shares of our common stock, bringing the total shares repurchased to 391,251 shares under our previously announced repurchase programs, which authorized the repurchase of up to 553,990 shares including the March 2003 authorization of 177,250 shares. We held a total of 326,925 treasury shares at June 30, 2003, net of option-related reissuances.

Comparison of Financial Condition at September 30, 2002 and September 30, 2001

        Total Assets. Total assets as of September 30, 2002 were $1.03 billion, an increase of $146.4 million, or 16.6%, over total assets of $881.3 million at September 30, 2001. Total assets increased by $90.7 million in April 2002 as a result of the acquisition of The National Bank of Florida. Average total assets for the year ended September 30, 2002 were $957.9 million, an increase of $94.6 million, or 11.0%, over average total assets of $863.3 million in fiscal 2001.

        Securities. The total securities portfolio increased by $57.6 million, or 24.5%, to $292.9 million at September 30, 2002 from $235.3 million at September 30, 2001. Securities of The National Bank of Florida retained in our portfolio totaled $18.2 million, most of which were classified as available for sale. Securities of The National Bank of Florida that did not meet the rating guidelines established within our investment policy were sold shortly after the acquisition was completed. Securities available for sale increased by $42.2 million, or 25.8%, primarily reflecting an increase in U.S. Government and Agency securities. Available for sale mortgage-backed securities declined slightly to $58.6 million at September 30, 2002 from $59.5 million at the previous year-end. Securities held to maturity increased by $15.4 million, or 21.6%, to $86.8 million at September 30, 2002 from $71.4 million at September 30, 2001. Mortgage-backed securities held to maturity increased by $10.9 million, while state and municipal securities held to maturity increased by $4.5 million during the current fiscal year.

        Net Loans. Net loans as of September 30, 2002 were $660.8 million, an increase of $54.7 million, or 9.0%, over net loan balances of $606.1 million at September 30, 2001. Net loans of The National Bank of Florida of $23.1 million were recorded at the acquisition date. Including the addition of The National Bank of Florida's commercial loans, we experienced fiscal 2002 growth of $41.5 million, or 23.0%, in the commercial loan portfolio, which consisted of commercial real estate, commercial business and construction loans. Within the commercial portfolio, commercial business loans contributed $9.9 million, or 23.9%, of the increase. We originated these loans primarily for the purpose of financing equipment acquisition or other general small business purposes, and the increase is of significance in that we actively pursue such loans in an effort to expand our customer account relationships. Commercial real estate loans accounted for the largest portion of the commercial loan portfolio growth, increasing by $34.0 million, or 26.3%. This increase was a result of our focus on generating high-quality real estate transactions, which contribute high yields with relatively low risk. Despite heavy refinancing activity, residential mortgage loans grew during fiscal 2002 as well, posting an increase of $7.9 million, or 2.2%, over balances on September 30, 2001. Consumer loans grew to $83.4 million, up from $76.9 million at September 30, 2001, an increase of $6.5 million, or 8.5%. As our market area realized substantial increases in real estate values, our customers took advantage of additional real estate equity, generating an increase of $8.6 million in home equity lines of credit. Average total loans were $630.7 million in fiscal 2002, an increase of $40.4 million, or 6.8%, over average total loans of $590.3 million in fiscal 2001. At September 30, 2002, non-performing loans were 0.74% of total loans, compared to 0.37% at September 30, 2001.

        Deposits. Deposits as of September 30, 2002 were $799.6 million, up $146.5 million, or 22.4%, from September 30, 2001. We recorded deposits of $88.2 million on the date we acquired The National Bank of Florida. Our deposit mix shifted along with our deposit growth. Transaction accounts (demand and NOW deposits) represented 24% of deposits at September 30, 2002, compared to 21% at September 30, 2001. Similarly, savings and money market account balances, which totaled $363.0 million at September 30, 2002, represented 45% of deposits at that date, compared to 41% at the prior year end. Certificates of deposit declined to 31% of deposits at September 30, 2002 from 38% at September 30, 2001. This shift in mix to lower cost transaction and savings accounts had a positive impact on earnings in fiscal 2002.

        Borrowings. Total borrowings decreased by $7.4 million, or 6.8%, to $103.0 million at September 30, 2002 from $110.4 million at September 30, 2001. The significant deposit growth was sufficient to fund increases in the securities and loan portfolios, and we were therefore able to pay down our borrowings.

        Stockholders' Equity. Stockholders' equity increased by $8.3 million to $110.9 million at September 30, 2002, compared to $102.6 million at September 30, 2001. In addition to net income of $9.5 million for the 2002 fiscal year, equity increased by $1.2 million for the change in after-tax net unrealized gains on securities available for sale. The allocation of employee stock ownership plan shares and the vesting of shares issued under our recognition and retention plan increased equity by a total of $1.5 million. Partially offsetting these increases were cash dividends and purchases of treasury stock, which reduced stockholders' equity by $1.9 million and $2.0 million, respectively.

        During fiscal 2002, we repurchased 69,317 shares of our common stock. As of September 30, 2002 we had repurchased a total of 330,551 shares under our two previously announced repurchase programs, which authorized total repurchases of up to 376,740 shares. We held a total of 282,488 treasury shares at September 30, 2002, net of stock option-related reissuances.

Comparison of Operating Results for the Nine Months Ended June 30, 2003 and June 30, 2002

        Net income for the nine months ended June 30, 2003, was $8.7 million, an increase of $1.4 million, or 19.2%, compared to net income of $7.3 million for the nine months ended June 30, 2002. Basic and diluted earnings per share increased to $1.12 and $1.11, respectively, for the nine months ended June 30, 2003, compared to $0.94 and $0.93, respectively, for the nine months ended June 30, 2002. The increase in net income reflected a $3.3 million, or 86.6%, increase in non-interest income and a $3.3 million, or 10.5% increase in net interest income, which was partially offset by a $4.2 million, or 18.5% increase in non-interest expense, a $780,000, or 18.5% increase in income tax expense and a $200,000 increase in the provision for loan losses.

        Interest Income. Interest income declined $614,000, or 1.4%, to $43.7 million for the nine months ended June 30, 2003 from $44.3 million for the nine months ended June 30, 2002. The decrease was due to lower average yields on loans and investment securities, which was offset in large part by higher average balances in both assets classes. The decrease in yields was primarily due to lower market interest rates, while the increase in loans and investment securities was due to increased loan originations between periods and our acquisition of The National Bank of Florida in April 2002. Average interest-earning assets for the nine months ended June 30, 2003 were $990.8 million, an increase of $101.5 million, or 11.4%, over average interest-earning assets for the nine-months ended June 30, 2002 of $889.3 million. Average yields on interest earning assets decreased by 76 basis points, to 5.90% for the nine months ended June 30, 2003 to 6.66% for the nine months ended June 30, 2002.

        Total interest income on loans declined $235,000 to $33.2 million for the nine months ended June 30, 2003 from $33.4 million for the nine months ended June 30, 2002. The decrease was due to slight decreases in interest income on residential mortgage loans and consumer loans. Income earned on residential mortgage loans decreased $857,000, or 4.4%, to $18.8 million from $19.6 million, as a 73 basis point decrease in the average yield offset a $22.9 million, or 6.3% increase in average residential mortgage loans. Income earned on consumer loans decreased $436,000, or 12.2%, to $3.1 million from $3.6 million, as a 115 basis point decrease in the yield offset a $5.7 million, or 7.5% increase in average consumer loans. Interest income on the commercial loan portfolio increased $1.1 million, or 10.3%, as a $27.6 million increase in average commercial loans to $213.2 million offset a 29 basis point decrease in average yield.

        Interest income on investment securities and other earning assets decreased $379,000 to $10.5 million for the nine months ended June 30, 2003. A 96 basis point decrease in the average yield offset a $45.4 million, or 17.0%, increase in the average portfolio.

        Interest Expense. Interest expense for the nine months ended June 30, 2003 decreased by $3.9 million, or 29.5%, to $9.3 million compared to interest expense of $13.2 million for the nine months ended June 30, 2002, as decreases in rates in all categories of interest-bearing deposits offset increases in average balances in all categories of interest bearing deposits, and accompanied a decrease in the average balance of borrowings. A 122 basis point decrease in the rate paid on certificate of deposit accounts, from 3.42% to 2.20%, offset an $8.1 million, or 3.5%, increase in the average balance of these accounts to $241.7 million, resulting in a $2.0 million reduction in interest expense. The average interest rate paid on savings and money market accounts decreased by 43 and 52 basis points, respectively, to 0.60% and 0.88%, respectively, for the nine months ended June 30, 2003, from 1.03% and 1.40%, respectively, for the nine months ended June 30, 2002. Interest expense on borrowings decreased by $1.2 million, or 26.7%, due to both a 105 basis point decrease in the average rate to 3.89% and a decrease in the average balance of $8.1 million, or 6.9%, to $108.7 million for the nine months ended June 30, 2003.


        Net Interest Income. For the nine months ended June 30, 2003, net interest income increased by $3.3 million, or 10.5% to $34.4 million from $31.1 million for the same period in 2002. Interest income decreased by $614,000, or 1.4%, as an increase in average earning assets of $101.5 million to $990.8 million, was completely offset by a decline in yield of 76 basis points to 5.90%. The cost of interest bearing-liabilities declined by $3.9 million as the average rate paid on interest-bearing liabilities dropped 89 basis points to 1.52%, which partially offset an increase in average balances of $87.4 million to $821.2 million. Net interest margin decreased from 4.68% to 4.64% and net interest spread improved from 4.25% to 4.38%.

        Provision for Loan Losses. We record provisions for loan losses, which are charged to earnings, in order to maintain the allowance for loan losses at a level to absorb probable loan losses inherent in the existing portfolio. In determining the allowance for loan losses, management considers past loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates, and the ultimate losses may vary from such estimates. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the allowance at a level to absorb probable loan losses inherent in the existing portfolio. We recorded $800,000 and $600,000 in loan loss provisions during the nine months ended June 30, 2003 and 2002, respectively. An additional $537,000 in the allowance for loan losses was recorded, however, because we absorbed the loan portfolio of The National Bank of Florida in April 2002. At June 30, 2003 the allowance for loan losses totaled $11.1 million, or 1.59% of the loan portfolio, compared to $10.2 million at June 30, 2002, or 1.55% of the loan portfolio. Net charge-offs totaled $128,000 (an annual rate of 0.03% of the average loan portfolio) and $38,000 (an annual rate of 0.01% of the average loan portfolio) for the nine months ended June 30, 2003 and June 30, 2002, respectively. The increase in the allowance was primarily attributed to an increase in the loan portfolio of $34.8 million, or 5.29%. See "Business of Provident Bancorp and Provident Bank--Delinquent Loans, Other Real Estate Owned and Classified Assets--Allowance for Loan Losses" for a discussion of how the allowance for loan losses is adjusted as a result of this factor.

        In considering the amount of the allowance for loan losses, we consider long-term historical loss rates and we add or subtract amounts based on current trends and conditions. In addition, we apply set percentages on loans that are non-performing, criticized or classified. For commercial loans, we have established a broad range of percentages based upon the type of loan and the severity of the classification. We review each loan quarterly to assess the percentage within the range to apply to the loan based upon the risk of loss we attribute to the loan. For residential mortgages and consumer loans, the percentages are fixed in relation to the increased risk of loss we attribute to loans that are not performing according to terms compared to the remaining portfolio. Based on the relative consistency of the loss experience and aggregate adjustments we have made in these portfolios, we have not changed these percentages in recent periods; however we feel they continue to accurately reflect the increased loss we attribute to these loans. We increased the allowance for loan losses between periods as a result of increases in the commercial real estate loan portfolio (to $179.9 million at June 30, 2003 from $163.3 million at September 30, 2002) and commercial business loan portfolio (to $45.3 million at June 30, 2003 from $41.3 million at September 30, 2002), which are generally higher-risk loan categories; continued growth in larger and more complex loan transactions; and a modest increase in our assessment of risk in the non-classified business loan portfolio, primarily commercial mortgage and commercial and industrial loans. See "Business of Provident Bancorp and Provident Bank--Delinquent Loans, Other Real Estate Owned and Classified Assets--Allowance for Loan Losses" for a discussion of how the allowance for loan losses is adjusted as a result of these factors.


        Non-Interest Income. Non-interest income for the nine-month period ended June 30, 2003 increased to $7.2 million, an increase of $3.3 million, or 86.6%, compared to $3.9 million for the same nine-month period last year. Realized gains on securities available for sale and sales of loans were $1.9 million and $836,000, respectively, for the current period, representing a combined increase of $2.4 million over the securities and loan sales gains of $380,000 for the same period last year. Banking fees and services charges increased to $3.4 million for the current nine-month period, an increase of $467,000, or 15.9%, over the same period in the prior fiscal year. The increase was primarily attributable to volume-related increases in transaction account fees of $333,000 resulting from the new and acquired branches. Other income increased by $518,000, or 95.9%, to $1.1 million for the nine-month period ended June 30, 2003, from $540,000 for the same period in the prior fiscal year. The increase is primarily due to $324,000 in income from $12.0 million in BOLI contracts that we purchased in December 2002 and an increase of $217,000 in loan prepayment penalties, which totaled $306,000 for the current nine-month period compared to $89,000 for the same period in the prior fiscal year.

        Non-Interest Expense. Non-interest expense increased by $4.2 million, or 18.5%, to $27.1 million for the nine months ended June 30, 2003, compared to $22.9 million for the nine months ended June 30, 2002. Increases in compensation and benefits and in occupancy and office operations directly attributable to new branches were $592,000 and $279,000, respectively. Compensation and benefits increased by an additional $2.3 million, of which $324,000 represented the payout of an employment agreement, $253,000 was attributable to the increased cost of stock-based compensation plans, $261,000 was due to additional retirement plan and other deferred compensation expense, $167,000 was related to higher health insurance premiums and the remaining increase was due to annual salary increases of approximately 4.0% and additional administration staff. Additional increases in non-interest expense categories for the nine months ended June 30, 2003 were additional advertising costs of $259,000, or 25.1%, related to new branches and products, and a volume-related increase of $384,000, or 29.2%, in data processing costs. Consulting fees increased by $372,000 as we retained professional assistance for technological development.

        Amortization of the core deposit intangible increased by $195,000 as the premium associated with the acquisition of The National Bank of Florida in April 2002 was amortized for the nine-month period in 2003. Other non-interest expense increased by $180,000, or 4.4%, primarily due to increases in correspondent bank expense and charitable contributions of $63,000 and $109,000, respectively.

        Income Taxes. Income tax expense was $5.0 million for the nine months ended June 30, 2003 compared to $4.2 million for the same period in 2002. The effective tax rates were 36.5% and 36.7%, respectively, as a greater portion of our increase in pre-tax income was subject to the marginal tax rates, which offset increases in tax-advantaged investments.

Comparison of Operating Results for the Years Ended September 30, 2002 and September 30, 2001

        Net income for the year ended September 30, 2002 was $9.5 million, an increase of $2.0 million, or 27.3%, compared to net income of $7.5 million in fiscal 2001. Basic and diluted earnings per share increased to $1.24 and $1.22, respectively, for the 2002 fiscal year compared to $0.98 and $0.97, respectively, for fiscal 2001. The increase in net income reflects an $8.0 million or 23.1% increase in net interest income, a $695,000, or 14.8%, increase in non-interest income and a $540,000 decrease in the provision for loan losses, offset in part by increases of $5.7 million or 21.7% in non-interest expense and $1.5 million or 36.1% in income tax expense.

        Interest Income. Interest income for the fiscal year ended September 30, 2002 declined slightly to $60.0 million, a decrease of $1.0 million, or 1.7% compared to the prior year. The small decrease was primarily due to lower average yields on loans and securities, offset in large part by higher average balances in both asset classes, due, in part, to our acquisition of The National Bank of Florida. Average interest-earning assets for the year ended September 30, 2002 were $907.7 million, an increase of $81.0 million, or 9.8%, over average interest-earning assets for the year ended September 30, 2001 of $826.7 million. Average loan balances grew by $40.4 million and average balances of securities and other earning assets increased by $40.6 million. Average yields on interest earning assets fell by 78 basis points to 6.60% for the year ended September 30, 2002, from 7.38% for the year ended September 30, 2001. Lower market interest rates were the primary reason for the decline in asset yields. Lower yields were also due, in part, to the change in interest-earning asset mix, as we maintained high balances in cash and short-term securities in the weeks before and after our acquisition of The National Bank of Florida.

        Total interest income on loans for the year ended September 30, 2002 declined to $45.0 million, down 3.2% from $46.4 million for the prior fiscal year. Interest income on the commercial loan portfolio (commercial real estate, commercial business and construction loans) for the year ended September 30, 2002 decreased to $14.2 million, down 4.1% from commercial loan interest income of $14.8 million for the prior fiscal year. The average commercial loan portfolio grew $17.1 million to $189.5 million, but the impact of that increase was more than offset by a 110 basis-point decline in average yield. The lower average yield was due, in part, to the effect on commercial business loans of the significantly lower average prime rate of 4.86% in fiscal 2002 compared to 6.57% in fiscal 2001. Interest income on consumer loans declined by $1.0 million, or 17.4% for the year. Our fixed-rate consumer loans have short average maturities, and our adjustable-rate consumer loans float with the prime rate. Income earned on residential mortgage loans was $26.0 million for the year ended September 30, 2002, up 0.6%

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compared to the prior year, as yields declined by 34 basis points to 7.15% from
7.49%, reflecting the impact of lower market rates and refinancing activity, while average balances increased.

        Interest income on securities and other earning assets increased to $15.0 million for the year ended September 30, 2002, compared to $14.5 million for the prior fiscal year. Average balances of securities and other earning assets grew by $40.6 million, or 17.2% to $277.0 million, which more than offset a 74 basis-point decline in yields.

        Interest Expense. Interest expense for the fiscal year ended September 30, 2002 fell by $9.0 million to $17.2 million, a decrease of 34.5% compared to interest expense of $26.2 million for fiscal 2001. The sharp decrease was primarily due to lower rates paid on interest-bearing deposits and borrowings, as well as lower average balances in certificate-of-deposit accounts and a higher concentration of non-interest-bearing and low interest-bearing deposits in fiscal 2002. Average rates paid on interest-bearing liabilities (deposits and borrowings) for the year ended September 30, 2002 declined by 155 basis points to 2.27% from 3.82% in the prior fiscal year. The average interest rate paid on certificates of deposit fell by 230 basis points to 3.24% for the year ended September 30, 2002, from 5.54% for the prior year. For the year ended September 30, 2002, average balances of lower-cost savings and money market accounts increased by $49.1 million and $19.4 million, respectively, while average balances of certificates of deposit declined by $15.2 million compared to average balances for the year ended September 30, 2001. The average interest rates paid on savings and money market accounts fell by 62 and 124 basis points to 1.01% and 1.35%, respectively, for the year ended September 30, 2002, from 1.63% and 2.59% for the prior year. Interest expense on borrowings declined by $1.3 million, primarily due to the 113 basis point decrease in the average rate to 4.85% in fiscal 2002 from 5.98% in fiscal 2001.

        Net Interest Income. Net interest income for the year ended September 30, 2002 increased to $42.7 million, compared to $34.7 million for the year ended September 30, 2001, an increase of $8.0 million or 23.1%. Net interest income increased due to a $12.6 million increase in average net earning assets to $151.5 million, from $138.9 million, as well as a 77 basis-point increase in net interest rate spread, to 4.33%, from 3.56% in the prior year. Net interest margin increased to 4.71% for the year ended September 30, 2002, up from 4.20% in the prior year.


        The significant increase in net interest income in fiscal 2002 was due, in large part, to the relative changes in the yield and cost of our assets and liabilities as a result of decreasing market interest rates in calendar 2001 and 2002. This decrease in market interest rates reduced our cost of interest-bearing liabilities faster and to a greater extent than the rates on our interest-earning assets such as loans and securities. However, even in the current rate environment, this trend is not likely to continue, as average yields on assets such as residential mortgage and consumer loans have more recently declined at an accelerated pace. The presently high net interest margins could come under near-term pressure in both rising rate and falling rate scenarios. Should market interest rates increase with an economic recovery, the cost of our interest-bearing liabilities would likely increase faster than the rates on its interest-earning assets. In addition, the impact of rising rates could be compounded if deposit customers move funds from savings accounts back to higher-rate certificate of deposit accounts. Should market interest rates continue to fall, management anticipates that the rates on interest-earning assets would likely decline to a greater extent than the cost of interest-bearing liabilities, as the latter rates may have reached market minimums.


        Provision for Loan Losses. We recorded $900,000 and $1.4 million in loan loss provisions for the years ended September 30, 2002 and September 30, 2001 respectively. At September 30, 2002 the allowance for loan losses totaled $10.4 million, or 1.55% of the loan portfolio, compared to $9.1 million, or 1.48% of the loan portfolio at September 30, 2001. Net charge-offs for the year ended September 30, 2002

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were $177,000 (an annual rate of 0.03% of the average loan portfolio) and there were net recoveries of $30,000 for the year ended September 30, 2001.


        The increase in the allowance for loan losses was primarily attributable to growth in the loan portfolio of $55.9 million, representing an increase of 9.09%. In addition, higher risk loan categories, primarily commercial real estate loans and commercial business loans provided most of this increase. In April 2002, we acquired $23.6 million in loans as part of our acquisition of The National Bank of Florida. An additional $537,000 in the allowance for loan losses was recorded for the addition of the loan portfolio of The National Bank of Florida. The allowance for loan losses was also increased as loans that were delinquent, criticized or classified grew to $9.0 million at September 30, 2002 from $7.5 million at September 30, 2001, an increase of $1.5 million. An increase in commercial mortgage loans of $2.9 million was partially offset by a decrease in the retail categories (residential mortgages, equity lines of credit and consumer loans) of $1.2 million and a decrease in commercial and industrial loans of $294,000.

        We decreased the percentage allowance requirements in the retail loan portfolio to reflect the lower level of delinquencies, the benefits of lower interest rates in the credit portfolio, and appreciation in residential real estate values. Conversely, we increased the percentage allowance requirements for commercial business loans and commercial mortgages primarily to reflect the negative trends in delinquencies and classifications, continued growth in larger, more complex loans, and some negative trends in the risk ratings of the performing loan portfolio. See "Business of Provident Bancorp and Provident Bank--Delinquent Loans, Other Real Estate Owned and Classified Assets--Allowance for Loan Losses" for a discussion of how the allowance for loan losses is adjusted as a result of these factors.


        Non-Interest Income. Non-interest income for the fiscal year ended September 30, 2002 was $5.4 million compared to $4.7 million for the fiscal year ended September 30, 2001, an increase of $695,000, or 14.8%. This increase was primarily attributable to an increase of $646,000, or 18.2%, in banking fees and service charges, reflecting increases in transaction account volumes and the use of debit cards for which fee income increased by $231,000, or 196.0%. Also, our trust services grew during 2002, generating fee income of $139,000 for the current year compared to $66,000 for the prior year, an increase of $73,000, or 110.6%. Sales of securities available for sale and residential mortgage loans resulted in a combined gain of $607,000 in fiscal 2002 compared to $531,000 in fiscal 2001, an increase of $76,000.

        Non-Interest Expense. Non-interest expense for the fiscal year ended September 30, 2002 was $32.2 million, a $5.8 million, or 21.7%, increase over non-interest expense of $26.4 million for the fiscal year ended September 30, 2001. The increase was primarily attributable to an increase in compensation and employee benefits of $3.1 million, or 22.1%, relating to annual merit raises of approximately 4.0%, the addition of former employees of The National Bank of Florida who continue to staff its two former branches, and increased staffing for a new branch we opened prior to the acquisition of The National Bank of Florida. Additional occupancy and data processing costs were also attributable largely to the addition of these three new branches, growing by $547,000 and $329,000, respectively, compared to fiscal 2001. Other non-interest expenses were $1.3 million higher than the prior fiscal year, reflecting growth in our business as well as a charge of $240,000 in the current year to resolve a reconciliation issue relating to refinanced residential mortgage loans. Expenses associated with the integration of The National Bank of Florida totaled $531,000 for the current year. Amortization of the core deposit intangible recorded in the acquisition of The National Bank of Florida totaled $286,000 for the 2002 fiscal year, a decrease of $73,000 compared to similar expenses in the prior fiscal year, which represented the final amortization of intangible assets associated with two 1996 branch acquisitions.

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        Income Taxes. Income tax expense was $5.6 million for the fiscal year ended September 30, 2002 compared to $4.1 million for fiscal 2001, representing effective tax rates of 36.9% and 35.3%, respectively. The higher effective tax rate in fiscal 2002 primarily reflects a higher level of non-deductible employee stock ownership plan expenses and the effect of graduated federal tax rates.

Comparison of Operating Results for the Years Ended September 30, 2001 and September 30, 2000

        Net income for the year ended September 30, 2001 was $7.5 million, an increase of $1.6 million, or 27.4%, compared to net income of $5.9 million for the year ended September 30, 2000. Basic and diluted earnings per share increased to $0.98 and $0.97, respectively, for the 2001 fiscal year compared to $0.76 for fiscal 2000. The growth and changes in mix of assets and liabilities provided a 5.7% increase in net interest income, to $34.7 million from $32.9 million. Non-interest income grew by 38.8%, to $4.7 million from $3.4 million, while non-interest expense increased by $623,000, or 2.4%.

        Interest Income. Interest income for the fiscal year ended September 30, 2001 grew by $2.1 million, or 3.5%, over the prior fiscal year to $61.0 million, primarily due to increased loan and securities volumes. Average interest-earning assets for the fiscal year ended September 30, 2001 were $826.7 million, an increase of $28.7 million, or 3.6%, compared to average interest-earning assets in the fiscal year ended September 30, 2000 of $798.0 million. Average loan balances grew by $13.2 million, while the average balances of securities and other earning assets increased by a combined $15.5 million. Although market interest rates declined significantly during fiscal 2001, the average yield on total earning assets remained the same as the average yield for the prior fiscal year. The average yield on loans increased by seven basis-points, to 7.87%, from 7.80%, reflecting the higher rates in effect when the loans were originated, as many of these loans carry fixed rates. The average yield on securities, which have shorter average maturities, declined somewhat during fiscal 2001, leaving the average earning asset yield unchanged on an overall basis.

        Interest Expense. Interest expense increased by $210,000, or 0.8%, to $26.2 million for the fiscal year ended September 30, 2001 from $26.0 million for the fiscal year ended September 30, 2000. This was the net result of a $14.6 million, or 2.2%, increase in the average balance of total interest-bearing liabilities in fiscal 2001 compared to fiscal 2000, offset by a five basis-point decrease in the average rate paid on such liabilities over the same period.

        Interest expense on savings and NOW accounts decreased in fiscal 2001 by $537,000 and $105,000, respectively, attributable to declines in the average rates paid of 31 basis points and 27 basis points, respectively. An increase of $216,000 in interest expense on money market deposits, to $2.2 million from $2.0 million, partially offset the lower interest expense on savings and NOW accounts. This increase was due to a $9.2 million increase in the average balance to $86.7 million from $77.5 million, which was partially offset by a three basis-point decrease in the average rate paid to 2.59% from 2.62%.

        Interest expense on certificates of deposit increased by $1.1 million to $13.9 million from $12.8 million, due to a 31 basis-point increase in the average rate paid to 5.54% from 5.23%, as well as a $7.0 million increase in the average balance to $251.3 million from $244.3 million. The increase in average rate paid occurred despite a decline in market interest rates, as certificates of deposit added to the portfolio from June through December of 2000 were opened at relatively high rates as part of management's strategy to increase certificate of deposit balances.

        Interest expense on borrowings from the Federal Home Loan Bank of New York decreased by $492,000 due to a decrease of $8.3 million in the average balance to $114.0 million from $122.3 million.

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        Net Interest Income. For the fiscal years ended September 30, 2001 and
2000, net interest income was $34.7 million and $32.9 million, respectively. The $1.9 million increase in net interest income was primarily attributable to a $14.1 million increase in net earning assets (interest-earning assets less interest-bearing liabilities), to $138.9 million from $124.8 million, combined with a five basis-point increase in the net interest rate spread to 3.56% from 3.51%. Our net interest margin increased to 4.20% in the year ended September 30, 2001 from 4.12% in the year ended September 30, 2000.

        Provision for Loan Losses. We recorded $1.4 million and $1.7 million in loan loss provisions for the years ended September 30, 2001 and September 30, 2000 respectively. At September 30, 2001 the allowance for loan losses totaled $9.1 million, or 1.48% of the loan portfolio, compared to $7.7 million, or 1.28% of the loan portfolio at September 30, 2000. For the year ended September 30, 2001 there was a net recovery of $30,000 compared to net charge-offs of $259,000 (an annual rate of 0.04% of the average loan portfolio) for the year ended September 30, 2000.


        The increase in the allowance for loan losses was primarily attributable to a national and local economic recession, which was notably exacerbated by the events of September 11, 2001; an increase in the overall loan portfolio of $17.8 million; growth in the criticized and classified business loan categories (primarily commercial business loans and commercial real estate loans); and growth in the origination of larger, more complex loans. In September 2000, the national unemployment rate was 4.0% compared to 5.0% in September 2001. Similarly, in Rockland County, New York, the unemployment rate in September 2000 was 3.2% compared to 3.5% in September 2001. See "Business of Provident Bancorp and Provident Bank--Delinquent Loans, Other Real Estate Owned and Classified Assets--Allowance for Loan Losses" for a discussion of how the allowance for loan losses is adjusted as a result of these factors.


        Non-Interest Income. Non-interest income for the fiscal year ended September 30, 2001 was $4.7 million, an increase of $1.3 million over non-interest income for the fiscal year ended September 30, 2000, primarily reflecting higher collection of service charges on deposits, fees on asset management and trust services, and other fee income, which together increased by $561,000, or 20.3%. We also recorded gains on sales of securities of $531,000 for the 2001 fiscal year, compared to only $9,000 of such gains for fiscal 2000. Other non-interest income increased by $263,000 over the prior fiscal year, including a $118,000 gain recognized in connection with the final repayment of a construction loan.

        Non-Interest Expense. Non-interest expense for the fiscal year ended September 30, 2001 totaled $26.4 million, or $623,000 more than non-interest expense of $25.8 million for the fiscal year ended September 30, 2000. Compensation expense increased by $620,000 and occupancy and office operations increased by $456,000, both related partially to the opening of the new branch in Bardonia and preparation for opening a new supermarket branch in New City, which began operations in October 2001. Compensation expense also grew due to normal annual merit increases and staff additions. Also, advertising and promotion expenses increased by $411,000, or $37.5%, which related to the opening of the new branches and the introduction of new product lines. In addition, other non-interest expense in the 2001 fiscal year were higher by $335,000, or 7.8%, primarily because expenses in fiscal 2000 were reduced by the reversal of $318,000 in accruals made in fiscal 1999 for operational losses that did not materialize as originally expected. These increases were partially offset by a decrease of $1.3 million in the amortization of intangible assets arising from branch purchases, as the amounts associated with 1996 branch purchases became fully amortized in fiscal 2001.

        Income Taxes. Income tax expense was $4.1 million for the fiscal year ended September 30, 2001 compared to $2.9 million for fiscal 2000, representing effective tax rates of 35.3% and 32.8%, respectively. The higher effective tax rate in fiscal 2001 primarily reflects a lower level of state tax benefits from the real estate investment trust subsidiary in relation to total pre-tax income.

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Impact of Inflation and Changing Prices

        The financial statements and related notes of Provident Bancorp have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.


Liquidity and Capital Resources

        The overall objective of our liquidity management is to ensure the availability of sufficient cash funds to meet all financial commitments and to take advantage of investment opportunities. We manage liquidity in order to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

        Our primary sources of funds are deposits, principal and interest payments on loans and securities, and, to a lesser extent, wholesale borrowings, the proceeds from maturing securities and short-term investments, and the proceeds from the sales of loans and securities. The scheduled amortization of loans and securities, as well as proceeds from borrowings, are predictable sources of funds. Other funding sources, however, such as deposit inflows, mortgage prepayments and mortgage loan sales are greatly influenced by market interest rates, economic conditions and competition.

        Our cash flows are derived from operating activities, investing activities and financing activities as reported in the Consolidated Statements of Cash Flows in our consolidated financial statements beginning on page F-2 of this document. Our primary investing activities are the origination of residential one- to four-family and commercial real estate loans, and the purchase of investment securities and mortgage-backed securities. During the nine months ended June 30, 2003 and 2002 and the years ended September 30, 2002, 2001 and 2000, our loan originations totaled $278.9 million, $150.4 million, $202.5 million, $139.3 million and $135.5 million, respectively. Purchases of securities available for sale totaled $128.1 million, $67.6 million, $73.5 million, $51.4 million and $35.7 million for the nine months ended June 30, 2003 and 2002 and the years ended September 30, 2002, 2001 and 2000, respectively. Purchases of securities held to maturity totaled $27.5 million, $34.5 million, $34.4 million, $30.4 million and $4.7 million for the nine months ended June 30, 2003 and 2002 and the years ended September 30, 2002, 2001 and 2000, respectively. These activities were funded primarily by deposit growth (a financing activity), and by principal repayments on loans and securities. Loan origination commitments totaled $104.5 million at June 30, 2003, and consisted of $46.3 million at adjustable or variable rates and $58.2 million at fixed rates. Unused lines of credit granted to customers were $79.1 million at June 30, 2003. We anticipate that we will have sufficient funds available to meet current loan commitments and lines of credit.

        In December 2002 we invested $12.0 million in BOLI contracts. These investments are illiquid and are therefore classified as other assets. Earnings from BOLI are derived from the net increase in cash surrender value of the BOLI contracts.

        Deposit flows are generally affected by the level of market interest rates, the interest rates and other conditions on deposit products offered by our banking competitors, and other factors. The net increase in total deposits (excluding deposits acquired as part of the acquisition of The National Bank of Florida) was $57.9 million, $55.8 million, $58.4 million, $44.1 million and $22.3 million for the nine

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months ended June 30, 2003 and 2002 and the years ended September 30, 2002, 2001 and 2000, respectively. Certificates of deposit that are scheduled to mature in one year or less from June 30, 2003 totaled $168.8 million. Based upon prior experience and our current pricing strategy, management believes that a significant portion of such deposits will remain with us.

        Although we sold $11.0 million in federal funds in June 2003, we generally remain fully invested and utilize additional sources of funds through Federal Home Loan Bank overnight advances, of which none were outstanding at June 30, 2003. At June 30, 2003 we had the ability to borrow an additional $202.7 million under our credit facilities with the Federal Home Loan Bank.

        If the conversion and stock offering are not completed by March 31, 2004, E.N.B. Holding Company can elect to: (i) proceed with the merger transaction and E.N.B. Holding Company stockholders will receive merger consideration of $4,500 per share in cash, or (ii) terminate the merger and receive a fee of $3.7 million. In the event that E.N.B. Holding Company determined to proceed with an all-cash election and the conversion is not completed, Provident Bancorp would likely need to raise additional capital to achieve pro forma regulatory capital levels that would permit the receipt of regulatory approvals of the merger. Provident Bancorp's existing mutual holding company structure does not permit the issuance of additional shares of common stock as merger consideration without completion of the conversion. The capital to be raised would likely be in the form of debt, preferred securities or trust preferred securities issued by Provident Bancorp. The ability to complete such an offering and the terms of such an offering would be subject to market conditions at that time, and there can be no assurance that Provident Bancorp would be able to complete such an offering and subsequently complete the merger on an all-cash basis.

Recent Accounting Standards

        In October 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions - an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9." This statement removes acquisitions of financial institutions from the scope of both Statement of Financial Accounting Standards No. 72 and FASB Interpretation No. 9, and requires that those transactions be accounted for in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." As a result, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of intangible assets acquired as an unidentifiable intangible asset (SFAS No. 72 goodwill) no longer applies to acquisitions within the scope of the statement. We do not currently have any SFAS No. 72 goodwill and, as a result, the adoption of this statement is not expected to have a material impact on our financial statements.

        In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effects of the method used on reported results. The provisions of this standard are not expected to have a material impact on our consolidated financial statements.

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        In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends Statement of Financial Accounting Standards No. 133, "Accounting for Derivative
Instruments and Hedging Activities," for certain decisions made by the Board as part of the Derivative Implementation Group process. This statement is effective for contracts entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003. Management does not expect that the provisions of Statement of Financial Accounting Standards No. 149 will have a material impact on our financial condition or results of operations.

        Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" was issued in May 2003. Under this statement, certain freestanding financial instruments that embody obligations for the issuer and that are now classified in equity, must be classified as liabilities (or as assets in some circumstances). Generally, Statement of Financial Accounting Standards No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of this standard is not expected to have a material impact on our consolidated financial statements.

        FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," was issued in November 2002. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The interpretation also requires a guarantor to recognize, at fair value, a liability for the obligation at inception of the guarantee (effective for guarantees issued or modified after December 31, 2002). The provisions of this interpretation are not expected to have a material impact on our consolidated financial statements.


        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN No. 46"), to provide guidance on the identification of entities controlled through means other than voting rights. FIN No. 46 specifies how a business enterprise should evaluate its interests in a variable interest entity to determine whether to consolidate that entity. A variable interest entity must be consolidated by its primary beneficiary if the entity does not effectively disperse risks among the parties involved. A public company with a variable interest in an entity created before February 1, 2003 must apply FIN No. 46 in the first interim or annual period beginning after June 15, 2003. The adoption of FIN No. 46 is not expected to have a material impact on our consolidated financial statements.


                BUSINESS OF PROVIDENT BANCORP AND PROVIDENT BANK

Provident Bancorp, Inc.

        Provident Bancorp, Inc. is a federally chartered corporation that owns all of the outstanding common stock of Provident Bank. At June 30, 2003, Provident Bancorp had consolidated assets of $1.1 billion, deposits of $857.5 million and stockholders' equity of $115.7 million. As of June 30, 2003, Provident Bancorp had 7,953,075 shares of common stock issued and outstanding. As of that date, Provident Bancorp, MHC owned 4,416,000 shares of common stock of Provident Bancorp, representing 55.5% of the issued and outstanding shares of common stock. The remaining 3,537,075 shares are held by the public. Upon completion of the conversion and stock offering, Provident Bancorp, Inc., a Delaware corporation, will succeed to all of the business and operations of Provident Bancorp, Inc., a federal corporation, and the federal corporation will cease to exist.

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

Provident Bank

        Provident Bank is a full-service, community-oriented savings bank that provides financial services to individuals, families and businesses through 18 branch offices and 25 ATMs throughout Rockland and Orange Counties, New York.

        Originally organized in 1888 as a New York State-chartered mutual savings and loan association, in January 1999 Provident Bank reorganized into the mutual holding company structure as the wholly-owned subsidiary of Provident Bancorp, which simultaneously conducted an initial public offering. On September 30, 1998 we operated 11 branch offices. Subsequent to the mutual holding company reorganization and initial stock offering, we have broadened our market reach through de novo branching and our acquisition of The National Bank of Florida in April 2002, which had assets of $104.0 million and deposits of $88.2 million.

        In April 2002, Provident Bank organized Provident Municipal Bank as a wholly-owned subsidiary. Provident Municipal Bank is a New York State-chartered commercial bank that is engaged in the business of accepting deposits from municipalities in our market area, as New York State law requires municipalities located in the State of New York to deposit funds with commercial banks, effectively forbidding these municipalities from depositing funds with savings institutions, including federally chartered savings associations, such as Provident Bank.

        We have entered into an agreement to acquire E.N.B. Holding Company, Inc., which through its subsidiary, Ellenville National Bank, operated nine branches and had assets of $341.7 million and deposits of $307.7 million at June 30, 2003. This acquisition will increase our presence in Orange County and will provide an initial branch presence in the New York counties of Ulster and Sullivan.

        Provident Bank's business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential, multi-family residential and commercial real estate loans, commercial business loans and leases, consumer loans and in investment securities and mortgage-backed securities.

Market Area


        Provident Bank is an independent community bank offering a broad range of financial services to businesses and individuals as an alternative to money center banks in our market area. At June 30, 2003, our 18 full-service banking offices consisted of 13 offices in Rockland County, New York and five offices in contiguous Orange County, New York. We acquired two of the Orange County offices as part of our acquisition of The National Bank of Florida, located in Florida, New York, which was completed in April 2002. Our primary market for deposits is currently concentrated around the areas where our full-service banking offices are located. Our primary lending area consists of Rockland and Orange Counties as well as contiguous counties.


        Rockland and Orange counties constitute a suburban market with a broad employment base. They also serve as bedroom communities for nearby New York City and other suburban areas including Westchester County and northern New Jersey. Orange County is one of the two fastest growing counties in New York State. The economic environment in Rockland, Orange and contiguous counties continues to be favorable and has supported increased commercial and residential activity in recent years.

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

        The population of Rockland and Orange Counties increased by approximately 9% and 12%, respectively, between 1990 and 2002, while the population of the State of New York as a whole increased by 6% during the same period.

        The economy of our primary market area is based on a mixture of service, manufacturing and wholesale/retail trade. Approximately 44% and 45% of the workforces of Rockland and Orange Counties, respectively, are employed in managerial, professional or administrative support positions. Other employment is provided by a variety of industries and state and local governments. The diversity of the employment base is evidenced by the many major employers in our market area, including Rockland and Orange Counties also have numerous small business employers. As of April 2003, the unemployment rates in Rockland County (3.3%) and Orange County (4.1%) were lower than the rates for the State of New York (5.9%) and the United States as a whole (6.0%).

Lending Activities

        General. We originate commercial real estate loans, commercial business loans and construction loans (collectively referred to as the "commercial loan portfolio"). We are also one of the largest originators in our market area of fixed-rate and adjustable-rate ("ARM") residential mortgage loans collateralized by one- to four-family residential real estate. In addition, we originate consumer loans such as home equity lines of credit, homeowner loans and personal loans. We retain most of the loans we originate, although we may sell longer-term one- to four-family residential loans and participations in some commercial loans.

        Commercial Real Estate Lending. We originate real estate loans secured predominantly by first liens on commercial real estate. The commercial real estate properties are predominantly non-residential properties such as office buildings, shopping centers, retail strip centers, industrial and warehouse properties and, to a lesser extent, more specialized properties such as churches, mobile home parks, restaurants and motel/hotels. We may, from time to time, purchase commercial real estate loan participations. We target commercial real estate loans with initial principal balances between $1.0 million and $3.0 million. Loans secured by commercial real estate totaled $179.9 million, or 25.9% of our total loan portfolio at June 30, 2003, and consisted of 342 loans outstanding with an average loan balance of approximately $527,000, although there are a large number of loans with balances substantially greater than this average. Substantially all of our commercial real estate loans are secured by properties located in our primary market area.

        Most of our commercial real estate loans are written as five-year adjustable-rate or ten-year fixed-rate mortgages and typically have balloon maturities of ten years. Amortization on these loans is typically based on 15- to 20-year payout schedules. We also originate some 15- to 20-year fixed-rate, fully amortizing loans. Margins generally range from 175 basis points to 300 basis points above the applicable Federal Home Loan Bank advance rate.

        In the underwriting of commercial real estate loans, we generally lend up to 75% of the property's appraised value. Decisions to lend are based on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, we emphasize primarily the ratio of the property's projected net cash flow to the loan's debt service requirement (generally requiring a ratio of 120%), computed after deduction for a vacancy factor and property expenses we deem appropriate. In addition, a personal guarantee of the loan is generally required from the principal(s) of the borrower. We require title insurance insuring the priority of our lien, fire and extended coverage casualty insurance, and flood insurance, if appropriate, in order to protect our security interest in the underlying property.

        Commercial real estate loans generally carry higher interest rates and have shorter terms than those on one- to four-family residential mortgage loans. Commercial real estate loans, however, entail significant additional credit risks compared to one- to four-family residential mortgage loans, as they typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

        Commercial Business Loans. We make various types of secured and unsecured commercial loans to customers in our market area for the purpose of financing equipment acquisition, expansion, working capital and other general business purposes. The terms of these loans generally range from less than one year to seven years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates indexed to (i) a lending rate that is determined internally, or (ii) a short-term market rate index. At June 30, 2003, we had 720 commercial business loans outstanding with an aggregate balance of $45.3 million, or 6.5% of the total loan portfolio. As of June 30, 2003, the average commercial business loan balance was approximately $63,000, although there are a large number of loans with balances substantially greater than this average.


        Commercial credit decisions are based upon a credit assessment of the loan applicant. A determination is made as to the applicant's ability to repay in accordance with the proposed terms as well as an overall assessment of the risks involved. An evaluation is made of the applicant to determine character and capacity to manage. Personal guarantees of the principals are generally required. In addition to an evaluation of the loan applicant's financial statements, a determination is made of the probable adequacy of the primary and secondary sources of repayment to be relied upon in the transaction. Credit agency reports of the applicant's credit history supplement the analysis of the applicant's creditworthiness. Checking with other banks and trade investigations also may be conducted. Collateral supporting a secured transaction also is analyzed to determine its marketability. For small business loans and lines of credit, generally those not exceeding $250,000, we use a credit scoring system that enables us to process the loan requests quickly and efficiently. Commercial business loans generally bear higher interest rates than residential loans of like duration, but they also involve a higher risk of default since their repayment is generally dependent on the successful operation of the borrower's business and the sufficiency of collateral, if any.


        One- to Four-Family Real Estate Lending. We offer conforming and non-conforming, fixed-rate and adjustable-rate residential mortgage loans with maturities of up to 30 years and maximum loan amounts generally of up to $1.1 million. This portfolio totaled $379.8 million, or 54.8% of our total loan portfolio at June 30, 2003.

        We currently offer both fixed- and adjustable-rate conventional mortgage loans with terms of 10 to 30 years that are fully amortizing with monthly or bi-weekly loan payments. One- to four-family residential mortgage loans are generally underwritten according to Fannie Mae and Freddie Mac guidelines, and loans that conform to such guidelines are referred to as "conforming loans." We generally originate both fixed-rate and ARM loans in amounts up to the maximum conforming loan limits as established by Fannie Mae and Freddie Mac, which are currently $322,700 for single-family homes. Private mortgage insurance is generally required for loans with loan-to-value ratios in excess of 80%. We also originate loans above conforming limits, referred to as "jumbo loans," that have been underwritten to the credit standards of Fannie Mae or Freddie Mac. These loans are generally eligible for sale to various firms that specialize in the purchase of such non-conforming loans, although we retained in our portfolio all such loans originated in fiscal 2002, totaling $8.1 million, and for the first nine months of fiscal 2003, totaling $15.6 million. In our market area, due to our proximity to New York City, such larger residential loans are not uncommon. We also originate loans at higher rates that do not meet the credit standards of Fannie Mae or Freddie Mac, but are deemed to be acceptable risks. The amount of such loans originated for the first nine months of fiscal 2003 was $9.1 million, all of which were retained in our loan portfolio.

        We actively monitor our interest rate risk position to determine the desirable level of investment in fixed-rate mortgages. Depending on market interest rates and our capital and liquidity position, we may retain all of our newly originated longer term fixed-rate, fixed-term residential mortgage loans or from time to time we may decide to sell all or a portion of such loans in the secondary mortgage market to government sponsored entities such as Fannie Mae and Freddie Mac or other purchasers. Our bi-weekly one- to four-family residential mortgage loans that are retained in our portfolio result in shorter repayment schedules than conventional monthly mortgage loans, and are repaid through an automatic deduction from the borrower's savings or checking account. As of June 30, 2003, bi-weekly loans totaled $150.1 million, or 39.3% of our residential loan portfolio. We retain the servicing rights on a large majority of loans sold to generate fee income and reinforce our commitment to customer service, although we may also sell non-conforming loans to mortgage banking companies, generally on a servicing-released basis. As of June 30, 2003, loans serviced for others totaled $79.7 million.

        We currently offer several ARM loan products secured by residential properties with rates that are fixed for a period ranging from six months to seven years. After the initial term, the interest rate on these loans is generally reset every year based upon a contractual spread or margin above the average yield on U.S. Treasury securities, adjusted to a constant maturity of one year, as published weekly by the Federal Reserve Board and subject to certain periodic and lifetime limitations on interest rate changes. Many of the borrowers who select these loans have shorter-term credit needs than those who select long-term, fixed-rate loans. ARM loans generally pose different credit risks than fixed-rate loans primarily because the underlying debt service payments of the borrowers rise as interest rates rise, thereby increasing the potential for default. At June 30, 2003, our ARM portfolio included $6.9 million in loans that re-price every six months, $49.6 million in loans that re-price once a year and $181,000 in loans that reprice periodically after an initial fixed-rate period of three years or more.

        We require title insurance on all of our one- to four-family mortgage loans, and we also require that borrowers maintain fire and extended coverage casualty insurance (and, if appropriate, flood insurance) in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements. Loans with initial loan-to-value ratios in excess of 80% must have private mortgage insurance, although occasional exceptions may be made. Nearly all residential loans must have a mortgage escrow account from which disbursements are made for real estate taxes and for hazard and flood insurance.

        Construction Loans. We originate land acquisition, development and construction loans to builders in our market area. These loans totaled $7.3 million, or 1.1% of our total loan portfolio at June 30, 2003.

        Acquisition loans help finance the purchase of land intended for further development, including single-family houses, multi-family housing, and commercial income property. In some cases, we may make an acquisition loan before the borrower has received approval to develop the land as planned. In general, the maximum loan-to-value ratio for a land acquisition loan is 60% of the appraised value of the property. We also make development loans to builders in our market area to finance improvements to real estate, consisting mostly of single-family subdivisions, typically to finance the cost of utilities, roads, sewers and other development costs. Builders generally rely on the sale of single-family homes to repay development loans, although in some cases the improved building lots may be sold to another builder.

The maximum amount loaned is generally limited to the cost of the improvements. Advances are made in accordance with a schedule reflecting the cost of the improvements.

        We also grant construction loans to area builders, often in conjunction with development loans. In the case of residential subdivisions, these loans finance the cost of completing homes on the improved property. Advances on construction loans are made in accordance with a schedule reflecting the cost of construction. Repayment of construction loans on residential subdivisions is normally expected from the sale of units to individual purchasers. In the case of income-producing property, repayment is usually expected from permanent financing upon completion of construction. We commit to provide the permanent mortgage financing on most of our construction loans on income-producing property.

        Land acquisition, development and construction lending exposes us to greater credit risk than permanent mortgage financing. The repayment of land acquisition, development and construction loans depends upon the sale of the property to third parties or the availability of permanent financing upon completion of all improvements. In the event we make an acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. These events may adversely affect the borrower and the collateral value of the property. Development and construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

        Consumer Loans. We originate a variety of consumer and other loans, including homeowner loans, home equity lines of credit, new and used automobile loans, and personal unsecured loans, including fixed-rate installment loans and variable lines-of-credit. As of June 30, 2003, consumer loans totaled $81.3 million, or 11.7% of the total loan portfolio.

        At June 30, 2003, the largest group of consumer loans consisted of $75.8 million of loans secured by junior liens on residential properties. We offer fixed-rate, fixed-term second mortgage loans, referred to as homeowner loans, and we also offer adjustable-rate home equity lines of credit. As of June 30, 2003, homeowner loans totaled $27.8 million or 4.0% of our total loan portfolio. The disbursed portion of home equity lines of credit totaled $48.0 million, or 6.9% of our total loan portfolio at June 30, 2003, with $24.2 million remaining undisbursed.

        Other consumer loans include personal loans and loans secured by new or used automobiles. As of June 30, 2003, these loans totaled $5.5 million, or 0.8% of our total loan portfolio. We originate automobile loans directly to our customers and have no outstanding agreement with automobile dealerships to generate indirect loans. We require borrowers to maintain collision insurance on automobiles securing consumer loans, with us listed as loss payee. Personal loans also include secured and unsecured installment loans for other purposes. Unsecured installment loans generally have shorter terms than secured consumer loans, and generally have higher interest rates than rates charged on secured installment loans with comparable terms. Personal loans are generally unsecured and carry higher interest rates and shorter terms than homeowner loans or automobile loans.

        Our procedures for underwriting consumer loans include an assessment of an applicant's credit history and the ability to meet existing obligations and payments on the proposed loan. Although an applicant's creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral security, if any, to the proposed loan amount.

        Consumer loans generally entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that tend to depreciate rapidly, such as automobiles. In addition, the repayment of consumer loans depends on the borrower's continued financial stability, as their repayment is more likely than a single family mortgage loan to be adversely affected by job loss, divorce, illness or personal bankruptcy.

        Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, excluding loans held for sale, by type of loan at the dates indicated.

                                                                        September 30,
                                                  --------------------------------------------------------
                                 June 30, 2003           2002               2001               2000
                               -----------------  -----------------  -----------------  -----------------
                                Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent
                               --------  -------  --------  -------  --------  -------  --------  -------
                                                          (Dollars in thousands)
One- to four-family
  residential mortgage
  loans...................     $379,794     54.8% $366,111     54.6% $358,198     58.2% $343,871     57.5%
                               --------  -------  --------  -------  --------  -------  --------  -------

Commercial real estate
  loans...................      179,945     25.9   163,329     24.3   129,295     21.0   124,988     20.9
Commercial business loans.       45,306      6.5    41,320      6.2    31,394      5.1    27,483      4.6
Construction loans........        7,312      1.1    17,020      2.5    19,490      3.2    29,599      5.0
                               --------  -------  --------  -------  --------  -------  --------  -------
   Total commercial loans.      232,563     33.5   221,669     33.0   180,179     29.3   182,070     30.5
                               --------  -------  --------  -------  --------  -------  --------  -------

Home equity lines of
  credit..................       48,026      6.9    39,727      5.9    31,125      5.1    28,021      4.7
Homeowner loans...........       27,771      4.0    36,880      5.5    39,501      6.4    37,027      6.2
Other consumer loans......        5,456      0.8     6,812      1.0     6,266      1.0     6,486      1.1
                               --------  -------  --------  -------  --------  -------  --------  -------
   Total consumer loans...       81,253     11.7    83,419     12.4    76,892     12.5    71,534     12.0
                               --------  -------  --------  -------  --------  -------  --------  -------

Total loans...............      693,610    100.0%  671,199    100.0%  615,269    100.0%  597,475    100.0%
                                         =======            =======            =======            =======
Allowance for loan losses.      (11,055)           (10,383)            (9,123)            (7,653)
                               --------           --------           --------           --------
Total loans, net..........     $682,555           $660,816           $606,146           $589,822
                               ========           ========           ========           ========

                                          September 30,
                               ------------------------------------
                                      1999               1998
                               -----------------  -----------------
                                Amount   Percent   Amount   Percent
                               --------  -------  --------  -------
                                      (Dollars in thousands)
One- to four-family
   residential mortgage
   loans..................     $344,731     60.2% $290,334     62.0%
                               --------  -------  --------  -------

Commercial real estate
  loans...................      110,382     19.3    71,149     15.1
Commercial business loans.       30,768      5.4    24,372      5.2
Construction loans........       19,147      3.3    20,049      4.3
                               --------  -------  --------  -------
   Total commercial loans.      160,297     28.0   115,570     24.6
                               --------  -------  --------  -------

Home equity lines of
  credit..................       25,380      4.4    26,462      5.7
Homeowner loans...........       34,852      6.1    27,208      5.8
Other consumer loans......        7,463      1.3     8,999      1.9
                               --------  -------  --------  -------
   Total consumer loans...       67,695     11.8    62,669     13.4
                               --------  -------  --------  -------

Total loans...............      572,723    100.0%  468,573    100.0%
                                         =======            =======

Allowance for loan losses.       (6,202)            (4,906)
                               --------           --------
Total loans, net..........     $566,521           $463,667
                               ========           ========

        Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at September 30, 2002. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

                             One- to Four-Family   Commercial Real Estate  Commercial Business      Construction (2)
                            --------------------   ----------------------  -------------------    --------------------
                                       Weighted                Weighted               Weighted                Weighted
                                       Average                 Average                Average                 Average
                             Amount      Rate        Amount      Rate       Amount      Rate        Amount      Rate
                            ---------  ---------   ---------   ----------  ---------  --------    ---------   --------
                                                             (Dollars in thousands)
Due During the Years
Ending September 30,
2003 (1)...............     $  11,205       7.03%  $  25,236         6.93% $  29,133      6.10%   $  15,222       5.39%
2004 to 2007...........        33,627       6.94      50,789         7.36      9,244      7.47        1,722       5.58
2008 and beyond........       321,279       6.90      87,304         7.80      2,943      7.32           76       8.56
                            ---------              ---------               ---------              ---------
         Total.........     $ 366,111       6.91%  $ 163,329         7.53% $  41,320      6.49%   $  17,020       5.42%
                            =========              =========               =========              =========

                                   Consumer                 Total
                            --------------------   ----------------------
                                        Weighted                Weighted
                                        Average                 Average
                              Amount      Rate       Amount      Rate
                            ---------  ---------   ---------   ----------
                                       (Dollars in thousands)
Due During the Years
Ending September 30,
2003 (1)...............     $  47,035       5.57%  $ 127,831         6.06%
2004 to 2007...........        17,229       8.24     112,611         7.35
2008 and beyond........        19,155       7.32     430,757         7.11
                            ---------              ---------
         Total.........     $  83,419       6.52%  $ 671,199         6.95%
                            =========              =========

----------
(1) Includes demand loans, loans having no stated repayment schedule or maturity, and overdraft loans.
(2)     Includes land acquisition loans.

        The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at September 30, 2002 that are contractually due after September 30, 2003.

                                                           Due After September 30, 2003
                                                     ---------------------------------------
                                                        Fixed       Adjustable      Total
                                                     -----------   -----------   -----------
                                                                 (In thousands)
One- to four-family residential mortgage loans...    $   287,069   $    67,837   $   354,906
                                                     -----------   -----------   -----------
Commercial real estate loans.....................         52,004        86,089       138,093
Commercial business loans........................          9,460         2,727        12,187
Construction loans...............................            226         1,572         1,798
                                                     -----------   -----------   -----------
         Total commercial loans..................         61,690        90,388       152,078
                                                     -----------   -----------   -----------
Consumer loans...................................         36,384            --        36,384
                                                     -----------   -----------   -----------
         Total loans.............................    $   385,143   $   158,225   $   543,368
                                                     ===========   ===========   ===========

        Loan Originations, Purchases, Sales and Servicing. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon borrower demand, market interest rates, borrower preference for fixed- versus adjustable-rate loans, and the interest rates offered on each type of loan by other lenders in our market area. This includes competing banks, savings banks, credit unions, mortgage banking companies and life insurance companies that may also actively compete for local commercial real estate loans. Loan originations are derived from a number of sources, including branch office personnel, existing customers, borrowers, builders, attorneys, real estate broker referrals and walk-in customers.

        Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand, while declining interest rates may stimulate increased loan demand. Accordingly, the volume of loan origination, the mix of fixed and adjustable-rate loans, and the profitability of this activity can vary from period to period. One- to four-family residential mortgage loans are generally underwritten to current Fannie Mae and Freddie Mac seller/servicer guidelines, and closed on standard Fannie Mae/Freddie Mac documents. If such loans are sold, the sales are conducted using standard Fannie Mae/Freddie Mac purchase contracts and master commitments as applicable. One- to four-family mortgage loans may be sold both to Fannie Mae and Freddie Mac on a non-recourse basis whereby foreclosure losses are generally the responsibility of the purchaser and not Provident Bank.

        We are a qualified loan servicer for both Fannie Mae and Freddie Mac. Our policy has been to retain the servicing rights for all conforming loans sold, and to continue to collect payments on the loans, maintain tax escrows and applicable fire and flood insurance coverage, and supervise foreclosure proceedings if necessary. We retain a portion of the interest paid by the borrower on the loans as consideration for its servicing activities.

        Loan Approval Authority and Underwriting. We have four levels of lending authority beginning with the Board of Directors. The Board grants lending authority to the Director Loan Committee, the majority of the members of which are Directors. The Director Loan Committee, in turn, may grant authority to the Management Loan Committee and individual loan officers. In addition, designated members of management may grant authority to individual loan officers up to specified limits. Our lending activities are subject to written policies established by the Board. These policies are reviewed periodically.

        The Director Loan Committee may approve loans in accordance with applicable loan policies, up to the limits established in our policy governing loans to one borrower. This policy places limits on the aggregate dollar amount of credit that may be extended to any one borrower and related entities. Loans exceeding the maximum loan-to-one borrower limit described below require approval by the Board of Directors. The Management Loan Committee may approve loans of up to an aggregate of $650,000 to any one borrower and related borrowers. Two loan officers with sufficient loan authority acting together may approve loans up to $350,000. The maximum individual authority to approve an unsecured loan is $50,000, however, for credit-scored small business loans, the maximum individual authority is $150,000.

        We have established a risk rating system for our commercial business loans, commercial and multi-family real estate loans, and acquisition, development and construction loans to builders. The risk rating system assesses a variety of factors to rank the risk of default and risk of loss associated with the loan. These ratings are performed by commercial credit personnel who do not have responsibility for loan originations. We determine our maximum loan-to-one-borrower limits based upon the rating of the loan. The large majority of loans fall into three categories. The maximum for the best-rated borrowers is $11.5 million, for the next group of borrowers is $8.5 million, and for the third group is $4.0 million. Sublimits apply based on reliance on any single property, and for commercial business loans.

        In connection with our residential and commercial real estate loans, we generally require property appraisals to be performed by independent appraisers who are approved by the Board. Appraisals are then reviewed by the appropriate loan underwriting areas. Under certain conditions, appraisals may not be required for loans under $250,000 or in other limited circumstances. We also require title insurance, hazard insurance and, if indicated, flood insurance on property securing mortgage loans. Title insurance is not required for consumer loans under $100,000, such as home equity lines of credit and homeowner loans.

        Loan Origination Fees and Costs. In addition to interest earned on loans, we also receive loan origination fees. Such fees vary with the volume and type of loans and commitments made, and competitive conditions in the mortgage markets, which in turn respond to the demand and availability of money. We defer loan origination fees and costs, and amortize such amounts as an adjustment to yield over the term of the loan by use of the level-yield method. Deferred loan origination costs (net of deferred fees) were $1.0 million at June 30, 2003.

        To the extent that originated loans are sold with servicing retained, we capitalize a mortgage servicing asset at the time of the sale in accordance with applicable accounting standards (Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities"). The capitalized amount is amortized thereafter (over the period of estimated net servicing income) as a reduction of servicing fee income. The unamortized amount is fully charged to income when loans are prepaid. Originated mortgage servicing rights with an amortized cost of $557,000 are included in other assets at June 30, 2003. See also Notes 3 and 6 of the Notes to Consolidated Financial Statements.

        Loans to One Borrower. At June 30, 2003, our five largest aggregate amounts loaned to any one borrower and certain related interests (including any unused lines of credit) consisted of secured and unsecured financing of $8.2 million, $7.1 million, $7.0 million, $6.8 million and $6.5 million. See "Supervision and Regulation--Federal Banking Regulation--Loans to One Borrower" for a discussion of applicable regulatory limitations.

Delinquent Loans, Other Real Estate Owned and Classified Assets

        Collection Procedures. A computer-generated late notice is sent by the 16th day after the payment due date on a loan requesting the payment due plus any late charge that was assessed. Accounts are distributed to a collector or account officer to contact borrowers, determine the reason for delinquency and arrange for payment, and accounts are monitored electronically for receipt of payments. If payments are not received within 30 days of the original due date, a letter demanding payment of all arrearages is sent and contact efforts are continued. If payment is not received within 60 days of the due date, loans are generally accelerated and payment in full is demanded. Failure to pay within 90 days of the original due date generally results in legal action, notwithstanding ongoing collection efforts. Unsecured consumer loans are charged-off after 120 days. For commercial loans, procedures may vary depending upon individual circumstances.

        Loans Past Due and Non-performing Assets. Loans are reviewed on a regular basis, and are placed on non-accrual status when either principal or interest is 90 days or more past due. In addition, loans are placed on non-accrual status when, in the opinion of management, there is sufficient reason to question the borrower's ability to continue to meet contractual principal or interest payment obligations. Interest accrued and unpaid at the time a loan is placed on non-accrual status is reversed from interest income. Interest payments received on non-accrual loans are not recognized as income unless warranted based on the borrower's financial condition and payment record. At June 30, 2003, we had non-accrual loans of $5.4 million.

        Real estate acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned ("REO") until such time as it is sold. When real estate is acquired through foreclosure or by deed in lieu of foreclosure, it is recorded at its fair value, less estimated costs of disposal. If the fair value of the property is less than the loan balance, the difference is charged against the allowance for loan losses.

        The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

                                                    Loans Delinquent For
                                   ----------------------------------------------------
                                          60-89 Days               90 Days and Over                 Total
                                   ------------------------    ------------------------    ------------------------
                                     Number        Amount        Number        Amount        Number        Amount
                                   ----------    ----------    ----------    ----------    ----------    ----------
                                                                (Dollars in thousands)
At June 30, 2003
   One- to four-family........             11    $      915            14    $    1,727            25    $    2,642
   Commercial real estate.....              4           601             6         3,488            10         4,089
   Commercial business........              3           120             3            39             6           159
   Construction...............             --            --            --            --            --            --
   Consumer...................             12            77             3           116            15           193
                                   ----------    ----------    ----------    ----------    ----------    ----------
     Total....................             30    $    1,713            26    $    5,370            56    $    7,083
                                   ==========    ==========    ==========    ==========    ==========    ==========

At September 30, 2002
   One- to four-family........              6    $      577            22    $    2,291            28    $    2,868
   Commercial real estate.....             --            --             3         2,492             3         2,492
   Commercial business........             --            --            --            --            --            --
   Construction...............             --            --            --            --            --            --
   Consumer...................              7            37            14           171            21           208
                                   ----------    ----------    ----------    ----------    ----------    ----------
     Total....................             13    $      614            39    $    4,954            52    $    5,568
                                   ==========    ==========    ==========    ==========    ==========    ==========

At September 30, 2001
   One- to four-family........              9    $      935            21    $    1,684            30         2,619
   Commercial real estate.....              2           213             3           418             5           631
   Commercial business........             --            --            --            --            --            --
   Construction...............             --            --            --            --            --            --
   Consumer...................              9           277             8           175            17           452
                                   ----------    ----------    ----------    ----------    ----------    ----------
     Total....................             20    $    1,425            32    $    2,277            52    $    3,702
                                   ==========    ==========    ==========    ==========    ==========    ==========

At September 30, 2000
   One- to four-family........             14    $    1,180            26    $    2,496            40    $    3,676
   Commercial real estate.....              2           270             5         1,149             7         1,419
   Commercial business........             --            --            --            --            --            --
   Construction...............             --            --             1            27             1            27
   Consumer...................              7           162            18           359            25           521
                                   ----------    ----------    ----------    ----------    ----------    ----------
     Total....................             23    $    1,612            50    $    4,031            73    $    5,643
                                   ==========    ==========    ==========    ==========    ==========    ==========

        Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

                                                                              September 30,
                                        June 30,     --------------------------------------------------------------
                                          2003         2002          2001         2000         1999         1998
                                        ---------    ---------    ---------     ---------    ---------    ---------
                                                                   (Dollars in thousands)
Non-accrual loans:
   One- to four-family.............     $   1,727    $   2,291    $   1,684     $   2,496    $   2,839    $   2,965
   Commercial real estate..........         3,488        2,492          418         1,149        1,133          871
   Commercial business.............            39           --           --            --          208          368
   Construction....................            --           --           --            27           27        1,256
   Consumer........................           116          171          175           359          429          647
                                        ---------    ---------    ---------     ---------    ---------    ---------
     Total non-performing loans....         5,370        4,954        2,277         4,031        4,636        6,107
                                        ---------    ---------    ---------     ---------    ---------    ---------

Real estate owned:
   One- to four-family.............            --           41          109           154          403           92
   Commercial real estate..........            --           --           --            --           --          274
                                        ---------    ---------    ---------     ---------    ---------    ---------
     Total real estate owned.......            --           41          109           154          403          366
                                        ---------    ---------    ---------     ---------    ---------    ---------

Total non-performing assets             $   5,370    $   4,995    $   2,386     $   4,185    $   5,039    $   6,473
                                        =========    =========    =========     =========    =========    =========

Ratios:
   Non-performing loans to total
    loans .........................          0.77%        0.74%        0.37%         0.67%        0.81%        1.30%
   Non-performing assets to total
    assets.........................          0.48         0.49         0.27          0.50         0.62         0.94

        For the nine months ended June 30, 2003 and the year ended September 30, 2002, gross interest income that would have been recorded had the non-accrual loans at the end of the period remained on accrual status throughout the period amounted to $294,000 and $371,000, respectively. Interest income actually recognized on such loans totaled $153,000 and $83,000, respectively.

        Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the savings institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention. As of June 30, 2003, we had $3.1 million of assets designated as special mention.

        When we classify assets as either substandard or doubtful, we allocate a portion of the related general loss allowances to such assets as deemed prudent by management. The allowance for loan losses represents amounts that have been established to recognize losses inherent in the loan portfolio that are both probable and reasonably estimable at the date of the financial statements. When we classify problem assets as loss, we charge-off such amount. Our determination as to the classification of our assets and the amount of our loss allowances are subject to review by our regulatory agencies, which can order the establishment of additional loss allowances. Management regularly reviews our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management's review of our assets at June 30, 2003, classified assets consisted of substandard assets of $4.4 million and doubtful assets of $31,000 (loans).


        Allowance for Loan Losses. We provide for loan losses based on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in management's judgment, deserve current recognition in estimating probable losses. Management regularly reviews the loan portfolio and makes provisions for loan losses in order to maintain the allowance for loan losses in accordance with accounting principles generally accepted in the United States of America. The allowance for loan losses consists of amounts specifically allocated to non-performing loans and other criticized or classified loans (if any) as well as allowances determined for each major loan category. After we establish a provision for loans that are known to be non-performing, criticized or classified, we calculate a percentage to apply to the remaining loan portfolio to estimate the probable losses inherent in that portion of the portfolio. When the loan portfolio increases, therefore, the percentage calculation results in a higher dollar amount of estimated probable losses than would be the case without the increase, and when the loan portfolio decreases, the percentage calculation results in a lower dollar amount of estimated probable losses than would be the case without the decrease. These percentages are determined by management based on historical loss experience for the applicable loan category, which may be adjusted to reflect our evaluation of:


        .       levels of, and trends in, delinquencies and non-accruals;

        .       trends in volume and terms of loans;

        .       effects of any changes in lending policies and procedures;

        .       experience, ability, and depth of lending management and staff;

        .       national and local economic trends and conditions;

        . concentrations of credit by such factors as location, industry, inter-relationships, and borrower; and

        .       for commercial loans, trends in risk ratings.


        We consider commercial real estate loans, commercial business loans, and land acquisition development and construction loans to be riskier than one-to four-family residential mortgage loans. Commercial real estate loans entail significant additional credit risks compared to one- to four-family residential mortgage loans, as they typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy. Commercial business loans involve a higher risk of default then residential loans of like duration since their repayment is generally dependent on the successful operation of the borrower's business and the sufficiency of collateral, if any. Land acquisition, development and construction lending exposes us to greater credit risk than permanent mortgage financing. The repayment of land acquisition, development and construction loans depends upon the sale of the property to third parties or the availability of permanent financing upon completion of all improvements. In the event we make an acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. These events may adversely affect the borrower and the collateral value of the property. Development and construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.


        The carrying value of loans are periodically evaluated and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, our regulatory agencies periodically review the allowance for loan losses. Such agencies may require us to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

        The following table sets forth activity in our allowance for loan losses for the periods indicated.

                                            At or For the
                                          Nine Months Ended
                                               June 30,               At or For the Years Ended September 30,
                                         -------------------   -----------------------------------------------------
                                           2003       2002       2002        2001       2000       1999       1998
                                         --------   --------   --------    --------   --------   --------   --------
                                                                    (Dollars in thousands)
Balance at beginning of year........     $ 10,383   $  9,123   $  9,123    $  7,653   $  6,202   $  4,906   $  3,779
                                         --------   --------   --------    --------   --------   --------   --------
Charge-offs:
   One- to four-family..............           --         --         --         (25)      (168)        (9)       (13)
   Commercial real estate...........         (132)        --        (31)         --         (1)        --        (87)
   Commercial business..............           --         --       (130)         (1)        (6)      (567)       (10)
   Construction.....................           --         --         --          --         --         --       (355)
   Consumer.........................         (100)      (137)      (163)       (133)      (195)      (346)      (200)
                                         --------   --------   --------    ---------  --------   --------   --------
     Total charge-offs..............         (232)      (137)      (324)       (159)      (370)      (922)      (665)

Recoveries:
   One- to four-family..............           --         --         --          --         24         --         --
   Commercial real estate...........           --         --         --          96         --        101         --
   Commercial business..............           27         --         40          42         24        194         --
   Construction.....................           --         --         --          --         --        286          2
   Consumer.........................           77         99        107          51         63         47         53
                                         --------   --------   --------    --------   --------   --------   --------
     Total recoveries...............          104         99        147         189        111        628         55

Net (charge-offs) recoveries........         (128)       (38)      (177)         30       (259)      (294)      (610)
Allowance recorded in acquisition
 of The National Bank of Florida....           --        537        537          --         --         --         --
Provision for loan losses                     800        600        900       1,440      1,710      1,590      1,737
                                         --------   --------   --------    --------   --------   --------   --------
Balance at end of year                   $ 11,055   $ 10,222   $ 10,383    $  9,123   $  7,653   $  6,202   $  4,906
                                         ========   ========   ========    ========   ========   ========   ========

Ratios:
Net charge-offs to average loans
 outstanding (annualized)..........          0.02%      0.01%      0.03%        --%       0.04%      0.06%      0.14%
Allowance for loan losses to
 non-performing loans..............        205.87     215.79     209.59      400.66     189.85     133.78      80.33
Allowance for loan losses to
 total loans.......................          1.59       1.55       1.55        1.48       1.28       1.08       1.05

        Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category, the total loan balances by category (excluding loans held for sale), and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.


                                                                                      September 30,
                                                                        ------------------------------------------
                                         June 30, 2003                                     2002
                          -------------------------------------------   -----------------------------------------
                                                                                                       Percent of
                                                          Percent of                                    Loans in
                           Allowance        Loan        Loans in Each    Allowance        Loan            Each
                            for Loan     Balances by     Category to     for Loan      Balances by    Category to
                             Losses        Category      Total Loans      Losses        Category      Total Loans
                          -----------    -----------    -------------   -----------    -----------    -----------
                                                            (Dollars in thousands)
One- to four-family....   $     1,789    $   379,794             54.8%  $     3,315    $   366,111           54.6%
Commercial real estate.         5,734        179,945             25.9         4,275        163,329           24.3
Commercial business....         2,249         45,306              6.5           925         41,320            6.2
Construction...........           249          7,312              1.1           871         17,020            2.5
Consumer...............         1,034         81,253             11.7           997         83,419           12.4
                          -----------    -----------    -------------   -----------    -----------    -----------
   Total...............   $    11,055    $   693,610            100.0%  $    10,383    $   671,199          100.0%
                          ===========    ===========    =============   ===========    ===========    ===========

                                         September 30,
                          -------------------------------------------
                                             2001
                          -------------------------------------------
                                                           Percent of
                                                            Loans in
                                              Loan           Each
                          Allowance for    Balances by    Category to
                           Loan Losses      Category      Total Loans
                          -------------    -----------    -----------
                                     (Dollars in thousands)
One- to four-family....   $       2,638    $   358,198           58.2%
Commercial real estate.           3,930        129,295           21.0
Commercial business....             841         31,394            5.1
Construction...........             871         19,490            3.2
Consumer...............             843         76,892           12.5
                          -------------    -----------    -----------
   Total...............   $       9,123    $   615,269          100.0%
                          =============    ===========    ===========

                                                               September 30,
                          ----------------------------------------------------------------------------------------
                                            2000                                         1999
                          -------------------------------------------   -----------------------------------------
                                                                                                       Percent of
                                                          Percent of                                    Loans in
                            Allowance        Loan       Loans in Each    Allowance        Loan           Each
                            for Loan     Balances by     Category to     for Loan      Balances by    Category to
                             Losses        Category      Total Loans      Losses        Category      Total Loans
                          -----------    -----------    -------------   -----------    -----------    -----------
                                                           (Dollars in thousands)
One- to four-family....   $     2,423    $   343,871             57.5%  $     2,091    $   344,731           60.2%
Commercial real estate.         3,210        124,988             20.9         2,416        110,382           19.3
Commercial business....           481         27,483              4.6           254         30,768            5.4
Construction...........           733         29,599              5.0           614         19,147            3.3
Consumer...............           806         71,534             12.0           827         67,695           11.8
                          -----------    -----------    -------------   -----------    -----------    -----------
   Total...............   $     7,653    $   597,475            100.0%  $     6,202    $   572,723          100.0%
                          ===========    ===========    =============   ===========    ===========    ===========

                                          September 30,
                          -------------------------------------------
                                              1998
                          -------------------------------------------
                                                           Percent of
                                                            Loans in
                                              Loan            Each
                          Allowance for    Balances by    Category to
                           Loan Losses      Category      Total Loans
                          -------------    -----------    -----------
                                     (Dollars in thousands)
One- to four-family....   $       1,320    $   290,334           62.0%
Commercial real estate.           1,976         71,149           15.1
Commercial business....             376         24,372            5.2
Construction...........             301         20,049            4.3
Consumer...............             933         62,669           13.4
                          -------------    -----------    -----------
   Total...............   $       4,906    $   468,573          100.0%
                          =============    ===========    ===========

Securities Activities

        Our securities investment policy is established by our Board of Directors. This policy dictates that investment decisions be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with our interest rate risk management strategy. The Board's asset/liability committee oversees our investment program and evaluates on an ongoing basis our investment policy and objectives. Our chief financial officer, or our chief financial officer acting with our chief executive officer, is responsible for making securities portfolio decisions in accordance with established policies. Our chief financial officer, chief executive officer and certain other executive officers have the authority to purchase and sell securities within specific guidelines established by the investment policy. In addition, all transactions are reviewed by the Board's asset/liability committee at least quarterly.

        Our current investment policy generally permits securities investments in debt securities issued by the U.S. Government and U.S. Agencies, municipal bonds, and corporate debt obligations, as well as investments in preferred and common stock of government agencies and government sponsored enterprises such as Fannie Mae, Freddie Mac and the Federal Home Loan Bank of New York (federal agency securities) and, to a lesser extent, other equity securities. Securities in these categories are classified as "investment securities" for financial reporting purposes. The policy also permits investments in mortgage-backed securities, including pass-through securities issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae as well as collateralized mortgage obligations ("CMOs") issued or backed by securities issued by these government agencies. Also permitted are investments in securities issued or backed by the Small Business Administration, privately issued mortgage-backed securities and asset-backed securities collateralized by auto loans, credit card receivables, and home equity and home improvement loans. Our current investment strategy uses a risk management approach of diversified investing in fixed-rate securities with short- to intermediate-term maturities, as well as adjustable-rate securities, which may have a longer term to maturity. The emphasis of this approach is to increase overall investment securities yields while managing interest rate risk.

        SFAS No. 115 requires that, at the time of purchase, we designate a security as held to maturity, available for sale, or trading, depending on our ability and intent. Securities available for sale are reported at fair value, while securities held to maturity are reported at amortized cost. We do not have a trading portfolio.

        Government Securities. At June 30, 2003, we held government securities available for sale with a fair value of $125.1 million, consisting primarily of U.S. Treasury and agency obligations with short- to medium-term maturities (one to five years). While these securities generally provide lower yields than other investments such as mortgage-backed securities, our current investment strategy is to maintain investments in such instruments to the extent appropriate for liquidity purposes, as collateral for borrowings, and for prepayment protection.

        Corporate and Municipal Bonds. At June 30, 2003, we held $12.9 million in corporate debt securities, at fair value, all of which were classified as available for sale. Although corporate bonds may offer a higher yield than that of a U.S. Treasury or agency security of comparable duration, corporate bonds also have a higher risk of default due to adverse changes in the creditworthiness of the issuer. In recognition of this potential risk, our policy limits investments in corporate bonds to securities with maturities of ten years or less and rated "A" or better by at least one nationally recognized rating agency, and to a total investment of no more than $5.0 million per issuer and a total corporate bond portfolio limit of $40.0 million. The policy also limits investments in municipal bonds to securities with maturities of 20 years or less and rated AA or better by at least one nationally recognized rating agency, and favors issues that are insured unless the issuer is a local government entity within our service area. Such local entity obligations generally are not rated, and are subject to internal credit reviews. In addition, the policy imposes an investment limitation of $2.0 million per municipal issuer and a total municipal bond portfolio limit of 5% of assets. At June 30, 2003, we held $19.8 million in bonds issued by states and political subdivisions, $18.5 million of which were classified as held to maturity at amortized cost and $1.3 million of which were classified as available for sale at fair value.

        Equity Securities. At June 30, 2003, our equity securities available for sale had a fair value of $1.3 million and consisted of stock issued by Freddie Mac and Fannie Mae, and certain other equity investments. We also held $5.8 million (at cost) of Federal Home Loan Bank of New York common stock, a portion of which must be held as a condition of membership in the Federal Home Loan Bank System, with the remainder held as a condition to our borrowing under the Federal Home Loan Bank advance program.

        Mortgage-Backed Securities. We purchase mortgage-backed securities in order to: (i) generate positive interest rate spreads with minimal administrative expense; (ii) lower credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae and Ginnie Mae; and (iii) increase liquidity. We invest primarily in mortgage-backed securities issued or sponsored by Fannie Mae, Freddie Mac, and Ginnie Mae. To a lesser extent, we also invest in securities backed by agencies of the U.S. Government. At June 30, 2003, our mortgage-backed securities portfolio totaled $175.6 million, consisting of $111.4 million available for sale at fair value and $64.2 million held to maturity at amortized cost. The total mortgage-backed securities portfolio includes CMOs of $30.9 million, consisting of $26.6 million available for sale at fair value and $4.3 million held to maturity at amortized cost. The remaining mortgage-backed securities of $144.7 million were pass-through securities, consisting of $84.8 million available for sale at fair value and $59.9 million held to maturity at amortized cost.

        Mortgage-backed securities are created by pooling mortgages and issuing a security collateralized by the pool of mortgages with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although most of our mortgage-backed securities are collateralized by single-family mortgages. The issuers of such securities (generally U.S. Government agencies and government sponsored enterprises, including Fannie Mae, Freddie Mac and Ginnie Mae) pool and resell the participation interests in the form of securities to investors, such as us, and guarantee the payment of principal and interest to these investors. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments, thereby affecting the net yield on such securities. We review prepayment estimates for our mortgage-backed securities at purchase to ensure that prepayment assumptions are reasonable considering the underlying collateral for the securities at issue and current interest rates, and to determine the yield and estimated maturity of the mortgage-backed securities portfolio. Periodic reviews of current prepayment speeds are performed in order to ascertain whether prepayment estimates require modification, that would cause amortization or accretion adjustments.

        A portion of our mortgage-backed securities portfolio is invested in CMOs or collateralized mortgage obligations, including Real Estate Mortgage Investment Conduits ("REMICs"), backed by Fannie Mae and Freddie Mac. CMOs and REMICs are types of debt securities issued by a special-purpose entity that aggregates pools of mortgages and mortgage-backed securities and creates different classes of securities with varying maturities and amortization schedules, as well as a residual interest, with each class possessing different risk characteristics. The cash flows from the underlying collateral are generally divided into "tranches" or classes that have descending priorities with respect to the distribution of principal and interest cash flows, while cash flows on pass-through mortgage-backed securities are distributed pro rata to all security holders. Our practice is to limit fixed-rate CMO investments primarily to the early-to-intermediate tranches, which have the greatest cash flow stability. Floating rate CMOs are purchased with emphasis on the relative trade-offs between lifetime rate caps, prepayment risk, and interest rates.

        Available for Sale Portfolio. The following table sets forth the composition of our available for sale portfolio at the dates indicated.

                                                                                         September 30,
                                                           -----------------------------------------------------------------------
                                       June 30, 2003               2002                      2001                    2000
                                   ----------------------  ----------------------   ---------------------  -----------------------
                                   Amortized               Amortized                Amortized               Amortized
                                      Cost     Fair Value     Cost     Fair Value      Cost    Fair Value     Cost     Fair Value
                                   ---------   ----------  ---------   ----------   ---------  ----------  ----------  -----------
                                                              (In thousands)
Investment Securities:
   U.S. Government securities..    $  15,271   $   15,399  $  21,199   $   21,658   $  22,125  $   22,975  $   33,004  $    32,851
   Federal agency obligations..      106,108      109,687     87,878       91,625      26,744      28,182      37,934       37,546
   Corporate debt securities...       12,020       12,855     30,079       32,144      48,367      50,872      30,975       30,588
   State and municipal
    securities.................        1,293        1,274         --           --          --          --      11,697       10,981
   Equity securities...........        1,051        1,305      1,113        2,071       1,290       2,372       3,201        4,383
                                   ---------   ----------  ---------   ----------   ---------  ----------  ----------  -----------

   Total investment securities
    available for sale.........      135,743      140,520    140,269      147,498      98,526     104,401     116,811      116,349
                                   ---------   ----------  ---------   ----------   ---------  ----------  ----------  -----------

Mortgage-Backed Securities:
   Pass-through securities:
     Fannie Mae................       69,903       70,836     20,076       21,121      18,225      18,815      17,767       17,723
     Freddie Mac...............        8,429        8,961     10,591       11,023       6,361       6,842       2,344        2,383
     Other.....................        4,390        5,030      4,430        5,000       4,481       4,529       6,582        6,494
   CMOs and REMICs.............       26,568       26,566     21,352       21,504      28,811      29,341      19,553       19,208
                                   ---------   ----------  ---------   ----------   ---------  ----------  ----------  -----------

   Total mortgage-backed
    securities available for
    sale.......................      109,290      111,393     56,449       58,648      57,878      59,527      46,246       45,808
                                   ---------   ----------  ---------   ----------   ---------  ----------  ----------  -----------

   Total securities available
    for sale...................    $ 245,033   $  251,913  $ 196,718   $  206,146   $ 156,404  $  163,928  $  163,057  $   162,157
                                   =========   ==========  =========   ==========   =========  ==========  ==========  ===========

        At June 30, 2003, our available for sale U.S. Treasury securities portfolio, at fair value, totaled $15.4 million, or 1.4% of total assets, and the federal agency securities portfolio, at fair value, totaled $109.7 million, or 9.8% of total assets. Of the combined U.S. Government and agency portfolio, based on amortized cost, $23.0 million had maturities of one year or less and a weighted average yield of 4.40%, and $98.3 million had maturities of between one and five years and a weighted average yield of 3.74%. The agency securities portfolio includes both non-callable and callable debentures. The agency debentures are callable on a quarterly basis following an initial holding period of from twelve to twenty-four months.

        Available for sale corporate debt securities, at fair value, totaled $12.9 million at June 30, 2003. These securities all had maturities of less than five years, with a weighted average yield of 6.50%. Equity securities available for sale at June 30, 2003 had a fair value of $1.3 million.

        At June 30, 2003, $84.8 million of our available for sale mortgage-backed securities, at fair value, consisted of pass-through securities, which totaled 7.6% of total assets. At the same date, the fair value of our available for sale CMO portfolio totaled $26.6 million, or 2.4% of total assets, and consisted of CMOs issued by government sponsored agencies such as Fannie Mae and Freddie Mac with a weighted average yield of 3.60%. We own both fixed-rate and floating-rate CMOs. The underlying mortgage collateral for our portfolio of CMOs available for sale at June 30, 2003 had contractual maturities of over ten years. However, as with mortgage-backed pass-through securities, the actual maturity of a CMO may be less than its stated contractual maturity due to prepayments of the underlying mortgages and the terms of the CMO tranche owned.

        Held to Maturity Portfolio. The following table sets forth the composition of our held to maturity portfolio at the dates indicated.

                                                                                         September 30,
                                                          -------------------------------------------------------------------------
                                      June 30, 2003               2002                       2001                    2000
                                 ----------------------   -----------------------   ----------------------   ----------------------
                                 Amortized                Amortized                 Amortized                Amortized
                                    Cost     Fair Value      Cost      Fair Value     Cost      Fair Value      Cost     Fair Value
                                 ---------   ----------   ---------   -----------   ---------   ----------   ---------   ----------
                                                                         (In thousands)
Investment Securities:
   State and municipal
    securities................   $  18,544   $   19,665   $  16,409   $    17,325   $  11,906   $   12,160   $   2,991   $    2,957
   Equity securities..........          --           --          --            --          --           --         397          397
                                 ---------   ----------   ---------   -----------   ---------   ----------   ---------   ----------

   Total investment
    securities held to
    maturity..................      18,544       19,665      16,409        17,325      11,906       12,160       3,388        3,354
                                 ---------   ----------   ---------   -----------   ---------   ----------   ---------   ----------

Mortgage-Backed Securities:
   Pass-through securities:
     Ginnie Mae...............       1,259        1,334       2,785         2,988       3,510        3,611       4,279        4,275
     Fannie Mae...............      27,321       28,156      28,600        30,177      23,616       24,421      16,578       16,440
     Freddie Mac..............      31,362       32,062      34,693        35,788      26,477       27,394      17,105       16,902
     Other....................          --           --          --            --       1,491        1,542       2,283        2,343
   CMOs and REMICs............       4,301        4,359       4,304         4,428       4,355        4,532       4,953        5,060
                                 ---------   ----------   ---------   -----------   ---------   ----------   ---------   ----------

   Total mortgage-backed
    securities held to
    maturity..................      64,243       65,911      70,382        73,381      59,449       61,500      45,198       45,020
                                 ---------   ----------   ---------   -----------   ---------   ----------   ---------   ----------

   Total securities held to
    maturity..................   $  82,787   $   85,576   $  86,791   $    90,706   $  71,355   $   73,660   $  48,586   $   48,374
                                 =========   ==========   =========   ===========   =========   ==========   =========   ==========

        At June 30, 2003, our held to maturity mortgage-backed securities portfolio totaled $64.2 million at amortized cost, consisting of: $60.4 million with a weighted average yield of 5.04% and contractual maturities within five years; $466,000 with a weighted average yield of 8.10% and contractual maturities of five to ten years; and $3.4 million with a weighted average yield of 6.08% and contractual maturities of over ten years. CMOs of $4.3 million are included in this portfolio. While the contractual maturity of the CMOs underlying collateral is greater than ten years, the actual period to maturity of the CMOs may be shorter due to prepayments on the underlying mortgages and the terms of the CMO tranche owned.

        Portfolio Maturities and Yields. The composition and maturities of the investment debt securities portfolio and the mortgage-backed securities portfolio at June 30, 2003 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have not been adjusted to a tax-equivalent basis.

                                                       More than One Year     More than Five Years
                                One Year or Less       through Five Years       through Ten Years      More than Ten Years
                              --------------------    --------------------    --------------------    --------------------
                                         Weighted                  Weighted               Weighted                Weighted
                              Amortized   Average     Amortized    Average    Amortized   Average     Amortized   Average
                                Cost      Yield         Cost        Yield       Cost       Yield        Cost       Yield
                              ---------   --------    ---------   --------    ---------   --------    ---------   --------
                                                            (Dollars in thousands)
Available for Sale:

Mortgage-Backed Securities
     Fannie Mae..........     $     363       6.05%   $  53,541       4.26%   $  15,999       4.22%   $      --         --%
     Freddie Mac.........           163       1.59       17,155       4.75          605       4.22           --         --
     Other...............            --         --       17,074       3.64        4,390       6.32           --         --
                              ---------   --------    ---------   --------    ---------   --------    ---------   --------
       Total.............           526       4.67       87,770       4.24       20,994       4.66           --         --
                              ---------   --------    ---------   --------    ---------   --------    ---------   --------

Investment Securities
     U.S. Government and
      agency securities..        23,042       4.40       98,337       3.74           --         --           --         --
     Corporate debt
      securities.........         5,986       6.28        6,034       6.71           --         --           --         --
     State and municipal
      securities.........            --         --          157       2.05          785       2.74          351       3.23
                              ---------   --------    ---------   --------    ---------   --------    ---------   --------
       Total.............        29,028       4.79      104,528       3.91          785       2.74          351       3.23
                              ---------   --------    ---------   --------    ---------   --------    ---------   --------

   Total debt securities
    available for sale...     $  29,554       4.79%   $ 192,298       4.06%   $  21,779       4.59%   $     351       3.23%
                              =========   ========    =========   ========    =========   ========    =========   ========

Held to Maturity:

Mortgage-Backed Securities
     Fannie Mae..........     $      --         --%   $  31,260       4.87%   $      --         --%   $     362       4.92%
     Freddie Mac.........            95       3.34       27,756       5.12          466       8.10        3,045       6.22
     Other...............            --         --        1,259       7.51           --         --           --         --
                              ---------   --------    ---------   --------    ---------   --------    ---------   --------
       Total.............            95       3.34       60,275       5.04          466       8.10        3,407       6.08

Investment Securities
     State and municipal
      securities.........           270       1.62        7,937       2.99       10,015       4.13          322       6.75
                              ---------   --------    ---------   --------    ---------   --------    ---------   --------

   Total debt securities
    held to maturity.....     $     365       2.07%   $  68,212       4.80%   $  10,481       4.31%   $   3,729       6.14%
                              =========   ========    =========   ========    =========   ========    =========   ========

                                      Total Securities
                              ---------------------------------
                                                       Weighted
                              Amortized                Average
                                Cost      Fair Value    Yield
                              ---------   ----------   --------
                                     (Dollars in thousands)
Available for Sale:

Mortgage-Backed Securities
     Fannie Mae..........     $  69,903   $   70,836       4.26%
     Freddie Mac.........        17,923       18,482       4.70
     Other...............        21,464       22,075       4.19
                              ---------   ----------   --------
       Total.............       109,290      111,393       4.32
                              ---------   ----------   --------

Investment Securities
     U.S. Government and
      agency securities..       121,379      125,086       3.87
     Corporate debt
      securities.........        12,020       12,855       6.50
     State and municipal
      securities.........         1,293        1,274       2.79
                              ---------   ----------   --------
       Total.............       134,692      139,215       4.09
                              ---------   ----------   --------

   Total debt securities
    available for sale...     $ 243,982   $  250,608       4.19%
                              =========   ==========   ========

Held to Maturity:

Mortgage-Backed Securities
     Fannie Mae..........     $  31,622   $   32,515       4.87%
     Freddie Mac.........        31,362       32,062       5.27
     Other...............         1,259        1,334       7.51
                              ---------   ----------   --------
       Total.............        64,243       65,911       5.12

Investment Securities
     State and municipal
      securities.........        18,544       19,665       3.65
                              ---------   ----------   --------

   Total debt securities
    held to maturity.....     $  82,787   $   85,576       4.79%
                              =========   ==========   ========

Sources of Funds

        General. Deposits, borrowings, repayments and prepayments of loans and securities, proceeds from sales of loans and securities, proceeds from maturing securities and cash flows from operations are the primary sources of our funds for use in lending, investing and for other general purposes.

        Deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, NOW accounts, checking accounts, money market accounts, club accounts, certificates of deposit and IRAs and other qualified plan accounts. We provide commercial checking accounts for businesses. In addition, we provide low-cost checking account services for low-income customers.

        At June 30, 2003, our deposits totaled $857.5 million. Interest-bearing deposits totaled $709.9 million, and non-interest-bearing demand deposits totaled $147.7 million. NOW, savings and money market deposits totaled $477.5 million at June 30, 2003. Also at that date, we had a total of $232.3 million in certificates of deposit, of which $168.8 million had maturities of one year or less. Although we have a significant portion of our deposits in shorter-term certificates of deposit, management monitors activity on these accounts and, based on historical experience and our current pricing strategy we believe we will retain a large portion of such accounts upon maturity.

        Our deposits are obtained predominantly from the areas in which our branch offices are located. We rely on our favorable locations, customer service and competitive pricing to attract and retain these deposits. While we accept certificates of deposit in excess of $100,000 for which we may provide preferential rates, we do not actively solicit such deposits as they are more difficult to retain than core deposits. With the commencement of operations of our limited purpose commercial bank subsidiary, Provident Municipal Bank, in April 2002, we began accepting municipal deposits. Municipal time accounts (certificates of deposit) are generally obtained through a bidding process, and tend to carry higher average interest rates than retail certificates of deposit of similar term.


        The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated.


                                                  June 30, 2003                    September 30, 2002
                                        --------------------------------   --------------------------------
                                                                Weighted                           Weighted
                                                                Average                            Average
                                          Amount     Percent      Rate       Amount     Percent      Rate
                                        ---------   ---------   --------   ---------   ---------   --------
                                                            (Dollars in thousands)
        Demand deposits:
           Retail..................     $  83,165         9.7%        --%  $  54,399         6.8%        --%
           Commercial..............        64,508         7.5         --      55,732         6.9         --
                                        ---------   ---------              ---------   ---------
           Total demand deposits...       147,673        17.2         --     110,131        13.7         --
        NOW deposits...............        70,963         8.3       0.20      82,983        10.4       0.40
        Savings deposits...........       279,016        32.5       0.40     247,918        31.0       0.99
        Money market deposits......       127,560        14.9       0.55     115,065        14.4       1.23
                                        ---------   ---------              ---------   ---------
                                          625,212        72.9       0.41     556,097        69.5       0.76
        Certificates of deposit....       232,322        27.1       2.03     243,529        30.5       2.64
                                        ---------   ---------              ---------   ---------

           Total deposits..........     $ 857,534       100.0%      0.78%  $ 799,626       100.0%      1.33%
                                        =========   =========              =========   =========

                                                                      September 30,
                                        --------------------------------------------------------------------
                                                       2001                                2000
                                        --------------------------------   ---------------------------------
                                                                Weighted                            Weighted
                                                                Average                             Average
                                         Amount      Percent      Rate       Amount      Percent      Rate
                                        ---------   ---------   --------   ----------   ---------   --------
        Demand deposits:
           Retail..................     $  41,280         6.3%        --%  $   38,145         6.3%        --%
           Commercial..............        33,081         5.1         --       28,324         4.7         --
                                        ---------   ---------              ----------   ---------
           Total demand deposits...        74,361        11.4         --       66,469        11.0         --
        NOW deposits...............        63,509         9.7       0.49       54,800         9.0       1.01
        Savings deposits...........       160,777        24.6       1.05      161,987        26.6       2.02
        Money market deposits......       109,126        16.7       1.81       76,332        12.5       2.55
                                        ---------   ---------              ----------   ---------
                                          407,773        62.4       1.00      359,588        59.1       1.61
        Certificates of deposit....       245,327        37.6       4.63      249,388        40.9       5.83
                                        ---------   ---------              ----------   ---------

           Total deposits..........     $ 653,100       100.0%      2.31%  $  608,976       100.0%      3.34%
                                        =========   =========              ==========   =========

        The following table sets forth, by interest rate ranges, information concerning certificates of deposit at the dates indicated.

                                                       At June 30, 2003
                       ------------------------------------------------------------------------------
                                                       Period to Maturity
                       ------------------------------------------------------------------------------    Total at September 30,
                        Less than   One to Two       Two to      More than                 Percent of  --------------------------
                        One Year       Years      Three Years   Three Years     Total         Total        2002          2001
                       -----------  ------------  ------------  ------------  -----------  ----------  ------------  ------------
                                                                  (Dollars in thousands)
Interest Rate
 Range:
   2.00% and below     $   136,128  $     13,614  $        341  $         48  $   150,131        64.6% $    107,202  $         --
   2.01% to 3.00%.          23,868         8,965         3,906           229       36,968        15.9        73,101            --
   3.01% to 4.00%.           6,723        13,385         1,229         6,354       27,691        11.9        27,373       108,161
   4.01% to 5.00%.           1,744         6,811         1,121         4,682       14,358         6.2        20,245        33,785
   5.01% to 6.00%.             179         1,985           244            31        2,439         1.1         6,563        30,416
   6.01% and above             126           163           446            --          735         0.3         9,045        72,965
                       -----------  ------------  ------------  ------------  -----------  ----------  ------------  ------------

   Total..........     $   168,768  $     44,923  $      7,287  $     11,344  $   232,322       100.0% $    243,529  $    245,327
                       ===========  ============  ============  ============  ===========  ==========  ============  ============

        The following table sets forth certificates of deposit by time remaining until maturity as of June 30, 2003.

                                                                           Maturity
                                                    ---------------------------------------------------------
                                                     3 Months or    Over 3 to 6   Over 6 to 12      Over 12
                                                        Less          Months         Months         Months          Total
                                                    ------------   ------------   ------------   ------------   ------------
                                                                                 (In thousands)
Certificates of deposit less than $100,000.......   $     55,638   $     42,602   $     45,950   $     48,388   $    192,578
Certificates of deposit of $100,000 or more (1)            9,205          4,473         10,900         15,166         39,744
                                                    ------------   ------------   ------------   ------------   ------------
   Total of certificates of deposit..............   $     64,843   $     47,075   $     56,850   $     63,554   $    232,322
                                                    ============   ============   ============   ============   ============

----------
(1) The weighted average interest rates for these accounts, by maturity period, are 1.46% for 3 months or less; 1.47% for 3 to 6 months; 1.94% for 6 to 12 months; and 2.28% for over 12 months. The overall weighted average interest rate for accounts of $100,000 or more was 1.90%.

        Borrowings. Our borrowings consist of advances and repurchase agreements. At June 30, 2003, we had access to additional Federal Home Loan Bank advances of up to $202.7 million. The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances and repurchase agreements at the dates and for the periods indicated.

                                             At or For the Nine Months
                                                  Ended June 30,               At or For the Years Ended September 30,
                                          -----------------------------    ----------------------------------------------
                                              2003             2002            2002             2001             2000
                                          ------------     ------------    ------------     ------------     ------------
                                                                       (Dollars in thousands)
Balance at end of period                  $    116,732     $    113,127    $    102,968     $    110,427     $    121,975
Average balance during period                  108,688          116,805         113,446          113,975          122,315
Maximum outstanding at any month end           119,388          131,637         131,637          135,727          131,458
Weighted average interest rate at end
 of period                                        3.79%            4.42%           4.37%            5.32%            6.36%
Average interest rate during period               3.88%            4.93%           4.85%            5.98%            5.98%

Activities of Subsidiaries and Affiliated Entities

        Provident Municipal Bank is a wholly-owned subsidiary of Provident Bank. Provident Municipal Bank is a New York State-chartered commercial bank whose purpose is limited to accepting municipal deposits and investing funds obtained into investment securities. New York State law requires municipalities located in the State of New York to deposit funds with commercial banks, effectively forbidding these municipalities from depositing funds with savings institutions, including federally chartered savings associations, such as Provident Bank. Provident Municipal Bank began operations on April 19, 2002, and at June 30, 2003 had $19.8 million in deposits from municipal entities in the communities served by Provident Bank.

        Provest Services Corp. I is a wholly-owned subsidiary of Provident Bank, holding an investment in a limited partnership that operates an assisted-living facility. A percentage of the units in the facility are for low-income individuals. Provest Services Corp. II is a wholly-owned subsidiary of Provident Bank that has engaged a third-party provider to sell annuities, mutual funds, life and health insurance products to Provident Bank's customers. Through June 30, 2003, the activities of these subsidiaries have had an insignificant effect on our consolidated financial condition and results of operations. During fiscal 1999, Provident Bank established Provident REIT, Inc., a wholly-owned subsidiary in the form of a real estate investment trust. Provident REIT, Inc. holds both residential and commercial real estate loans.


        At the time of our initial public offering, approximately 46.7% of our common stock was sold to the public, and the remaining 53.3% was retained by Provident Bancorp, MHC, the successor to our original mutual savings association. The accounts of Provident Bancorp, MHC are not included in our consolidated financial statements. Provident Bancorp, MHC's primary activity is to hold its majority ownership interest in us. Provident Bancorp, MHC waives the receipt of most cash dividends with respect to its shares of our common stock, but uses the proceeds of those dividends it accepts principally to make charitable contributions in the communities Provident Bank serves. In fiscal 2002, Provident Bancorp, MHC accepted $500,000 in dividends and made charitable contributions of $557,000. Provident Bancorp, MHC has commitments to make future charitable contributions of $43,000. These commitments will be assumed by Provident Bank following the conversion.


Competition

        We face significant competition in both originating loans and attracting deposits. The New York metropolitan area has a high concentration of financial institutions, many of which are significantly larger institutions with greater financial resources than us, and many of which are our competitors to varying degrees. Our competition for loans comes principally from commercial banks, savings banks, mortgage banking companies, credit unions, insurance companies and other financial service companies. Our most direct competition for deposits has historically come from commercial banks, savings banks and credit unions. We face additional competition for deposits from non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies. We have emphasized personalized banking and the advantage of local decision making in our banking business and this strategy appears to have been well received in our market area. We do not rely on any individual, group, or entity for a material portion of our deposits.

Employees

        As of June 30, 2003, we had 285 full-time employees and 49 part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good.

Properties


        As of June 30, 2003, Provident Bank leased 11 properties, including its headquarters location, from third parties. In addition, Provident Bank owns eight properties. At June 30, 2003, the net book value of our property was $9.5 million. The following is a list of our locations:


Corporate Office, Commercial Lending Division, and Investment Management and Trust Department:

        400 Rella Boulevard
        Montebello, NY 10901
        (845) 369-8040

Rockland County Branches:                         26 North Middletown Road
                                                  (In the ShopRite Supermarket)
44 West Route 59                                  Pearl River, NY  10965
Nanuet, NY  10954                                 (845) 627-6170
(845) 627-6180

                                                  196 Route 59
38-40 New Main Street                             Suffern, NY  10901
Haverstraw, NY  10927                             (845) 369-8360
(845) 942-3880

                                                  1633 Route 202
375 Route 303 at Kings Highway                    Pomona, NY  10970
Orangeburg, NY  10962                             (845) 364-5690
(845) 398-4810

                                                  44 North Main Street
148 Route 9W                                      (In the ShopRite Supermarket)
Stony Point, NY  10980                            New City, NY  10956
(845) 942-3890                                    (845) 639-7650

179 South Main Street                             Orange County Branches:
New City, NY  10956
(845) 639-7750                                    125 Dolson Avenue
                                                  (In the ShopRite Supermarket)
72 West Eckerson Rd.                              Middletown, NY  10940
Spring Valley, NY  10977                          (845) 342-5777
(845) 426-7230

                                                  153 Route 94
715 Route 304                                     (In the ShopRite Supermarket)
Bardonia, NY  10954                               Warwick, NY  10990
(845) 623-6340                                    (845) 986-9540

1 Lake Road West                                  7 Edward J. Lempka Drive
Congers, NY  19020                                Florida, NY  10921
(845) 267-2180                                    (845) 651-4091

71 Lafayette Avenue                               1992 Route 284
Suffern, NY  10901                                Slate Hill, NY  10973
(845) 369-8350                                    (845) 355-6181

                                                  300 Larkin Drive
                                                  Harriman Commons
                                                  Monroe, NY 10950
                                                  (845) 782-7226

Legal Proceedings

        We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which are believed by management to be immaterial to our financial condition and results of operations.

                           SUPERVISION AND REGULATION

General


        As a federally-chartered savings association, Provident Bank is regulated and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Provident Municipal Bank is regulated by the New York State Department of Banking and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which a financial institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation's deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. After completing an examination, the federal agency critiques the financial institution's operations and assigns its rating (known as an institution's CAMELS). Under federal law, an institution may not disclose its CAMELS rating to the public. Provident Bank also is a member of, and owns stock in, the Federal Home Loan Bank of New York, which is one of the twelve regional banks in the Federal Home Loan Bank System. Provident Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Provident Bank and prepares reports for the consideration of its board of directors on any operating deficiencies. Provident Bank's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of Provident Bank's loan documents.

        Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the New York State Department of Banking or Congress, could have a material adverse impact on Provident Bancorp, Inc., Provident Bank, Provident Municipal Bank and their respective operations.


Federal Banking Regulation

        Business Activities. A federal savings association derives its lending and investment powers from the Home Owners' Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Provident Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other loans and assets. Provident Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Provident Bank directly, including real estate investment, securities brokerage and insurance agency.

        Capital Requirements. Office of Thrift Supervision regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.

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        The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

        At June 30, 2003, Provident Bank's capital exceeded all applicable requirements.

        Loans to One Borrower. A federal savings association generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus on an unsecured basis. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of June 30, 2003, Provident Bank was in compliance with the loans-to-one-borrower limitations.

        Qualified Thrift Lender Test. As a federal savings association, Provident Bank is subject to a qualified thrift lender, or "QTL," test. Under the QTL test, Provident Bank must maintain at least 65% of its "portfolio assets" in "qualified thrift investments" in at least nine months of the most recent 12-month period. "Portfolio assets" generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association's business.

        "Qualified thrift investments" include various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. "Qualified thrift investments" also include 100% of an institution's credit card loans, education loans and small business loans. Provident Bank also may satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Internal Revenue Code of 1986.

        A savings association that fails the QTL test must either convert to a bank charter or operate under specified restrictions. At June 30, 2003, Provident Bank maintained approximately 72.1% of its portfolio assets in qualified thrift investments, and therefore satisfied the QTL test.

        Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the institution's capital account. A savings association must file an application for approval of a capital distribution if:

        . the total capital distributions for the applicable calendar year exceed the sum of the savings association's net income for that year to date plus the savings association's retained net income for the preceding two years;

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        .       the savings association would not be at least adequately
                capitalized following the distribution;

        . the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

        . the savings association is not eligible for expedited treatment of its filings.

        Even if an application is not otherwise required, every savings association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

        The Office of Thrift Supervision may disapprove a notice or application if:

        . the savings association would be undercapitalized following the distribution;

        . the proposed capital distribution raises safety and soundness concerns; or

        . the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

        Liquidity. A federal savings association is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

        Community Reinvestment Act and Fair Lending Laws. All savings associations have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings association, the Office of Thrift Supervision is required to assess the savings association's record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings association's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Provident Bank received an "outstanding" Community Reinvestment Act rating in its most recent federal examination.

        Transactions with Related Parties. A federal savings association's authority to engage in transactions with its "affiliates" is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act. The term "affiliates" for these purposes generally means any company that controls or is under common control with an institution. Provident Bancorp, Inc. and its non-savings institution subsidiaries will be affiliates of Provident Bank. In general, transactions with affiliates must be on terms that are as favorable to the savings association as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings association's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings association. In addition, Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not

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permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

        Provident Bank's authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and
(ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Provident Bank's capital. In addition, extensions of credit in excess of certain limits must be approved by Provident Bank's board of directors.

        Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all "institution-affiliated parties," including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

        Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

        Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the savings association's capital:

        . well-capitalized (at least 5% leverage capital, 6% tier 1 risk-based capital and 10% total risk-based capital);

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        .       adequately capitalized (at least 4% leverage capital, 4% tier 1 risk-based capital and 8% total risk-based capital);

        . undercapitalized (less than 3% leverage capital, 4% tier 1 risk-based capital or 8% total risk-based capital);

        . significantly undercapitalized (less than 3% leverage capital, 3% tier 1 risk-based capital or 6% total risk-based capital); and

        .       critically undercapitalized (less than 2% tangible capital).

        Generally, the banking regulator is required to appoint a receiver or conservator for a savings association that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a bank receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the savings association, including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized savings associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

        At June 30, 2003, Provident Bank met the criteria for being considered "well-capitalized."

        Insurance of Deposit Accounts. Deposit accounts in Provident Bank are insured by the Savings Association Insurance Fund and, to a limited extent, the Bank Insurance Fund of the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor. Provident Bank's deposits, therefore, are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%. In addition, all Federal Deposit Insurance Corporation-insured institutions must pay assessments to the Federal Deposit Insurance Corporation at an annual rate of approximately .0212% of insured deposits to fund interest payments on bonds maturing in 2017 that were issued by a federal agency to recapitalize the predecessor to the Savings Association Insurance Fund.

        Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.


        Federal Home Loan Bank System. Provident Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of New York, Provident Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of June 30, 2003, Provident Bank was in compliance with this requirement.


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Federal Reserve System

        Federal Reserve Board regulations require savings associations to maintain non-interest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At June 30, 2003, Provident Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.

The USA PATRIOT Act

        In response to the events of September 11th, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, was signed into law on October 26, 2001. The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Title III of the USA PATRIOT Act amended the Bank Secrecy Act to encourage information sharing among bank regulatory agencies and law enforcement bodies. Moreover, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, savings associations, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

        Among other requirements, Title III of the USA PATRIOT Act imposes the following requirements with respect to financial institutions:

        . Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls; (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program.

        . Section 326 authorizes the Secretary of the Department of Treasury, in conjunction with other bank regulators, to issue regulations that provide for minimum standards with respect to customer identification at the time new accounts are opened. On July 23, 2002, the Office of Thrift Supervision and the other federal bank regulators jointly issued proposed rules to implement Section 326. The proposed rules require financial institutions to establish a program specifying procedures for obtaining identifying information from customers seeking to open new accounts. This identifying information would be essentially the same information currently obtained by most financial institutions for individual customers.

        . Section 312 requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

        . Effective December 25, 2001, financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to

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                certain record keeping obligations with respect to correspondent accounts of foreign banks.

        . Bank regulators are directed to consider a holding company's effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

Holding Company Regulation

        Upon completion of the conversion, Provident Bancorp, Inc. will be a unitary savings and loan holding company, subject to regulation and supervision by the Office of Thrift Supervision. The Office of Thrift Supervision will have enforcement authority over Provident Bancorp, Inc. and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a risk to Provident Bank.

        Under prior law, a unitary savings and loan holding company generally had no regulatory restrictions on the types of business activities in which it could engage, provided that its subsidiary savings association was a qualified thrift lender. The Gramm-Leach-Bliley Act of 1999, however, restricts unitary savings and loan holding companies not existing on, or applied for before, May 4, 1999 to those activities permissible for financial holding companies or for multiple savings and loan holding companies. Provident Bancorp, Inc. will not be a grandfathered unitary savings and loan holding company and, therefore, will be limited to the activities permissible for financial holding companies or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

        Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of a company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

Sarbanes-Oxley Act of 2002

        On July 30, 2002 the President signed into law the Sarbanes-Oxley Act of 2002 (the "Act"), which provides for corporate governance, disclosure and accounting reforms intended to address corporate and accounting fraud. The Act establishes a new accounting oversight board that will enforce auditing, quality control and independence standards, and will be funded by fees from all publicly traded companies. The Act also places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company's audit committee. In addition, the Act makes certain changes to the requirements for audit partner rotation after a period of time. The Act also requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy

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of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under the Act, counsel will be required to report to the chief executive officer or chief legal officer of the company, evidence of a material violation of the securities laws or a breach of fiduciary duty by a company and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

        Under the Act, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restating a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision directs that civil penalties levied by the Securities and Exchange Commission as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in beneficial ownership in a company's securities within two business days of the change.


        The Act also increases the oversight of, and codifies certain requirements relating to, audit committees of public companies and how they interact with the company's "registered public accounting firm." Audit Committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the public company. In addition, companies must disclose whether at least one member of the committee is a "financial expert" (as such term will be defined by the Securities and Exchange Commission) and if not, why not. Under the Act, a company's registered public accounting firm will be prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statements materially misleading. The Act also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. The Act requires the company's registered public accounting firm that issues the audit report to attest to and report on management's assessment of the company's internal controls.


        Although we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

Federal Securities Laws


        Provident Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued pursuant to the conversion. Upon completion of the conversion, shares of Provident


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Bancorp, Inc. common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Provident Bancorp, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.


        The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Provident Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of Provident Bancorp, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Provident Bancorp meets the current public information reporting requirements of Rule 144 under the Securities Act of 1933, each affiliate of Provident Bancorp, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Provident Bancorp, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Provident Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

                                    TAXATION

Federal Taxation

        General. Provident Bancorp and Provident Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Provident Bancorp and Provident Bank.

        Method of Accounting. For federal income tax purposes, Provident Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending September 30 for filing its consolidated federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

        Bad Debt Reserves. Prior to the Small Business Protection Act of 1996, Provident Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at Provident Bank's taxable income. As a result of the Small Business Protection Act, Provident Bank must use the specific charge off method in computing its bad debt deduction.

        Taxable Distributions and Recapture. Prior to the Small Business Protection Act of 1996, bad debt reserves created prior to 1988 were subject to recapture into taxable income should Provident Bank fail to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Provident Bank make certain distributions from its tax bad debt reserve or cease to maintain a bank charter. At June 30, 2003, Provident Bank's total federal pre-1988 reserve was approximately $4.6 million. This reserve reflects the cumulative effects of federal tax deductions by Provident Bank for which no federal income tax provision has been made.

        Minimum Tax. The Internal Revenue Code of 1986, as amended imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences

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("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Provident Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

        Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding five taxable years (for losses incurred in 2001 and 2002) and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after 1986. At June 30, 2002, Provident Bank had no net operating loss carryforwards for federal income tax purposes.

        Corporate Dividends. Provident Bancorp may exclude from its income 100% of dividends received from Provident Bank as a member of the same affiliated group of corporations.

        The Internal Revenue Service completed an audit of Provident Bancorp's federal income tax returns for the fiscal year ended September 30, 1998.

State and Local Taxation

        We are subject to the New York State Franchise Tax on Banking Corporations in the annual amount equal to the greater of 7 1/2% of "entire net income" allocable to New York State during the taxable year, or (ii) the applicable alternative minimum tax. The alternative minimum tax is generally the greatest of (a) 0.01% of the value of taxable assets allocable to New York State with certain modifications, (b) 3% of "alternative entire net income" allocable to New York State, or (c) $250. Entire net income is similar to taxable income, subject to certain modifications and alternative entire net income is equal to entire net income without certain deductions. Provident Bank is also subject to a similarly calculated New York City tax of 9% on income allocated to New York City and similar alternative taxes.

        A temporary Metropolitan Transportation Business Tax Surcharge on banking corporations doing business in the metropolitan district has been applied since 1982. Provident Bank does most of its business within this district (except for the anticipated branch offices in Ulster and Sullivan counties), and is subject to this surcharge rate of 17% of the New York State tax liability computed as though the franchise tax rate was still 9%.

        As a Delaware business corporation, Provident Bancorp will be required to file annual returns and pay annual fees and an annual franchise tax to the State of Delaware.

                         MANAGEMENT OF PROVIDENT BANCORP

        Provident Bancorp, Inc.'s Board of Directors is comprised of ten members. Our bylaws provide that approximately one-third of the directors are to be elected annually. Directors of Provident Bancorp, Inc. are generally elected to serve for a three-year period and until their respective successors shall have been elected and shall qualify.

        The table below sets forth certain information, as of June 30, 2003, regarding current members of our Board of Directors and Executive Officers who are not Directors, including the terms of office of board members.

                             Position(s) Held With
         Name               Provident Bancorp, Inc.          Age       Director Since(1)    Current Term Expires
----------------------   ----------------------------   ------------   -----------------    --------------------
                                                 DIRECTORS
William F. Helmer        Chairman of the Board               69               1974                  2004
Dennis L. Coyle          Vice Chairman                       67               1984                  2005
George Strayton          President, Chief Executive          59               1991                  2005
                          Officer and Director
Judith Hershaft          Director                            62               2000                  2006
Thomas F. Jauntig, Jr.   Director                            58               2000                  2006
Donald T. McNelis        Director                            70               1987                  2006
Richard A. Nozell        Director                            69               1990                  2006
William R. Sichol, Jr.   Director                            63               1990                  2004
Burt Steinberg           Director                            58               2000                  2005
F. Gary Zeh              Director                            65               1979                  2004

                                 EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Daniel G. Rothstein      Executive Vice President,           56               N/A                   N/A
                            Chief Risk Management
                            Officer and Regulatory
                            Counsel
Robert J. Sansky         Executive Vice President and        56               N/A                   N/A
                            Chief Retail Banking
                            Officer
Paul A. Maisch           Senior Vice President and           47               N/A                   N/A
                            Chief Financial Officer
Stephen G. Dormer        Senior Vice President               52               N/A                   N/A
John F. Fitzpatrick      Senior Vice President and           51               N/A                   N/A
                            Director of Support
                            Services

----------
(1)     Includes service with Provident Bank in mutual form.

        The merger agreement between Provident Bancorp and E.N.B. Holding Company, Inc. provides that upon completion of the merger, two current directors of E.N.B. Holding Company, Inc. will be appointed to the board of directors of Provident Bancorp and Provident Bank.

        The business experience for the past five years for each of our directors and executive officers is as follows:

        William F. Helmer has served as the Chairman of the board of directors of Provident Bank since 1994 and Chairman of the board of directors of Provident Bancorp, Inc. since its formation in 1999. Mr. Helmer is the President of Helmer-Cronin Construction, Inc., a construction company.

        Dennis L. Coyle has served as Vice Chairman of the board of directors of Provident Bank since 1994 and Vice Chairman of the board directors of Provident Bancorp, Inc. since its formation in 1999. Mr. Coyle is the owner and President of Denlo Realty Corp., the owner of Dennis L. Coyle Rental Properties, and is formerly the co-owner of the Coyle Insurance Agency, Inc.

        George Strayton has been employed by Provident Bank since 1982, was named President and Chief Executive Officer of Provident Bank in 1986, and has served as President and Chief Executive Officer of Provident Bancorp, Inc. since its formation in 1999.

        Judith Hershaft is the Chief Executive Officer of Innovative Plastics Corp., a manufacturer of custom plastic products. She is also the Chairman of Greenway Plastics and Innovative Plastics South Corp.

        Thomas F. Jauntig, Jr, is a partner in Korn, Rosenbaum, Phillips & Jauntig LLP, certified public accountants.

        Dr. Donald T. McNelis served as President of St. Thomas Aquinas College in Sparkill, New York from 1974 until his retirement in 1995.

        Richard A. Nozell is the owner of Richard Nozell Building Construction and serves as a general building contractor.

        William R. Sichol, Jr. is a principal of Sichol & Hicks, P.C., a private law firm.

        Burt Steinberg is the Executive Director of The Dress Barn, Inc., a woman's specialty store retailer.

        F. Gary Zeh is the President of Haverstraw Transit Inc., a bus contracting company, and President of Quality Bus Sales and Service, Inc.

        Daniel G. Rothstein has been employed by Provident Bank since 1983, and was named Executive Vice President in 1989. Mr. Rothstein served as Provident Bank's Chief Credit Officer and Regulatory Counsel from 1996 until August 2003, when he was appointed Chief Risk Management Officer.

        Robert J. Sansky has been employed by Provident Bank since 1985, and was named Executive Vice President in 1989. Mr. Sansky served as Provident Bank's Director of Human Resources from 1996 until August 2003, when he was appointed Chief Retail Banking Officer.

        Paul A. Maisch has served as Senior Vice President and Chief Financial Officer of Provident Bank and Provident Bancorp, Inc. since March 2003. From 1998 through 2001, Mr. Maisch served as Executive Vice President and Chief Financial Officer of Premier National Bancorp, Inc., and had been employed by Premier National Bancorp, Inc. and its predecessors since 1984.

        Stephen G. Dormer was named Senior Vice President of Provident Bank in 1994 and served as Provident Bank's Director of Business Development from 1996 until August 2003, when he was appointed Assistant to the Office of the President, Strategic Planning and Commercial Lending Officer.

        John F. Fitzpatrick has been employed by Provident Bank since 1986, and was named Senior Vice President and Director of Support Services in 1997.

Meetings and Committees of the Board of Directors

        The business of Provident Bancorp, Inc. is conducted at regular and special meetings of the Board and its standing committees. The standing committees consist of the Executive and Audit Committees.

The full Board of Directors currently acts as Nominating Committee for Provident Bancorp. During the fiscal year ended September 30, 2002, the Board of Directors met at 11 regular meetings and no special meetings. No member of the board or any committee thereof attended less than 75% of said meetings.

        The Executive Committee consists of Chairman Helmer, President, Chief Executive Officer and Director Strayton, and Directors Coyle, McNelis and Sichol. The Executive Committee meets as necessary when the board is not in session to exercise general control and supervision in all matters pertaining to the interests of Provident Bancorp, Inc., subject at all times to the direction of the board of directors. The Executive Committee met three times during the fiscal year ended September 30, 2002.

        The Audit Committee consists of Directors Nozell, who serves as Chairman, Jauntig and Steinberg. This committee meets with the independent auditors to review the results of the annual audit and other related matters. In addition, the Audit Committee meets with the internal auditor to review audit programs and the results of audits of specific areas. Each member of the Audit Committee is "independent" as defined in the listing standards of the National Association of Securities Dealers. The Audit Committee met five times during the fiscal year ended September 30, 2002.

Compensation of Directors

        Fees. For the fiscal year ended September 30, 2002, directors of Provident Bank received an annual retainer fee that enabled them to purchase 1,000 shares of common stock of Provident Bancorp, Inc., paid in quarterly installments, except for Chairman Helmer. Mr. Helmer received a retainer fee of $75,000, which was utilized to purchase 1,000 shares of common stock, and Mr. Helmer received the remainder in cash. Directors also received a fee of $1,000 per Board meeting attended and $500 per committee meeting attended. The chairman of each committee received an additional $2,000 per year. Directors who are also employees of Provident Bank are not eligible to receive any fees for their service as a director.

        Deferred Compensation Agreements. Provident Bank has entered into non-qualified deferred compensation agreements for the benefit of all of Provident Bank's directors. The deferred compensation agreements comprise a non-qualified deferred compensation plan into which a non-employee director can defer up to 100% of his or her board fees earned during the calendar year. When a director reaches the mandatory retirement age, the director's account will be paid to him or her in generally equal quarterly installments beginning on the first day of the first calendar quarter after the director becomes entitled to such payments and continuing for up to ten years. A director may elect to receive distributions from the deferred compensation prior to the director's mandatory retirement age, and such distributions may be paid over a longer period of time. In the event of the director's death, the balance of the director's account will be paid to the director's designated beneficiary in the first calendar quarter after death. A director may also request a distribution from his or her account in the event the director suffers a hardship, such as a sudden or unexpected illness or accident, affecting the director, his beneficiary, or family member. Whether to grant a hardship distribution is within the sole discretion of the board of directors. All obligations arising under the deferred compensation agreements are payable from Provident Bank's general assets; however, Provident Bank has established a trust to ensure that sufficient assets will be available to pay the benefits under the deferred compensation agreements. All record keeping, distributions and investments are accomplished through a trustee that maintains complete control over all deferred balances.

        Stock Benefit Plans. During the fiscal year ended September 30, 2000, Provident Bank adopted, and Provident Bancorp, Inc.'s stockholders approved, the Provident Bank 2000 Recognition and Retention Plan and the Provident Bank 2000 Stock Option Plan. Pursuant to the recognition and retention plan, 7,245 shares of Provident Bancorp, Inc. common stock were awarded to non-employee directors Coyle, Helmer, McNelis, Nozell, Sichol, and Zeh. Pursuant to the stock option plan, options to purchase 11,000 shares of common stock were granted to non-employee Directors Coyle, Helmer, Hershaft, Jauntig, McNelis, Nozell, Sichol, Steinberg and Zeh. During the fiscal year ended September 30, 2002, there were no grants of shares of common stock or options to purchase shares of common stock to directors of Provident Bancorp.

Executive Compensation

        Summary Compensation Table. The following table sets forth for the three years ended September 30, 2002, certain information as to the total remuneration paid by Provident Bancorp, Inc. to its Chief Executive Officer, and Provident Bancorp's other five most highly compensated Executive Officers at September 30, 2002 who received total annual compensation in excess of $100,000 (together, "Named Executive Officers").

                                                                                   Long-Term Compensation
                                                            ------------------------------------------------------------------
                                  Annual Compensation                  Awards                        Payouts
                             -----------------------------  --------------------------  --------------------------------------
                               Year                         Other Annual   Restricted   Options/                   All Other
   Name and Principal         Ended                         Compensation     Stock        SARS           LTIP     Compensation
     Position (1)              9/30     Salary     Bonus        (2)       Awards  (3)     (#)          Payouts        (4)
------------------------     -------  ---------  ---------  ------------  ------------  --------       --------  -------------
George Strayton, President,   2002    $ 368,750  $ 183,750  $     --      $         --     7,746(5)    $     --  $      43,057
Chief Executive Officer and   2001      344,000    145,800        --                --     4,731(5)          --         32,982
Director                      2000      326,209    120,000        --           754,688    90,000             --         32,831

Daniel G. Rothstein,          2002    $ 191,250  $  68,625  $     --      $         --    11,785(5)    $     --  $      20,748
Executive Vice President,     2001      180,693     64,875        --                --        --             --         16,011
Chief Credit Officer and      2000      171,385     58,100        --           332,063    20,200             --         15,732
Regulatory Counsel

Robert J. Sansky, Executive   2002    $ 167,625  $  62,063  $     --      $         --     4,885(5)    $     --  $      19,937
Vice President and Director   2001      163,469     58,763        --                --        --             --         15,508
of Human Resources            2000      155,815     52,745        --           301,875    18,200             --         15,279

Stephen G. Dormer, Senior     2002    $ 154,075  $  55,388  $     --      $         --     1,994(5)    $     --  $      10,150
Vice President and Director   2001      146,085     52,762        --                --        --             --          7,646
of Business Development       2000      139,365     47,145        --           241,500    16,200             --          7,443

John F. Fitzpatrick, Senior   2002    $ 144,231  $  47,813  $     --      $         --     1,994(5)    $     --  $       6,511
Vice President and Director   2001      124,231     40,594        --                --        --             --          5,407
of Support Services           2000      106,146     40,594        --           241,500   241,200             --          4,864

Katherine A. Dering, Senior   2002    $ 154,975  $  55,725  $     --      $         --     7,252(5)          --  $      11,081
Vice President and Chief      2001      146,754     52,725        --                --        --             --          7,565
Financial Officer (6)         2000      139,035     46,760        --           241,500    16,200             --          7,332

----------
(1) Information is not included for Senior Vice President and Chief Financial Officer Paul Maisch, who commenced employment in March 2003.
(2) Provident Bank provides certain members of senior management with certain other personal benefits, the aggregate value of which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each officer. The value of such personal benefits is not included in this table.
(3) Represents the fair market value of shares granted pursuant to the Provident Bank 2000 Recognition and Retention Plan. Dividends are paid on the restricted stock and participants can vote the restricted stock to the extent shares have vested or are available for issuance. At September 30, 2002 the following shares of unvested restricted stock awards were held by the named executive officers: 19,320 shares for Mr. Strayton with a market value of $549,654; 8,499 shares for Mr. Rothstein with a market value of $241,797; 7,728 shares for Mr. Sansky with a market value of $219,862; 6,183 shares for Mr. Dormer with a market value of $175,906; 6,183 shares for Mr. Fitzpatrick with a market value of $175,906; and 6,183 shares for Ms. Dering with a market value of $175,906.


(4) Includes employer contributions to a 401(k) plan, allocations under the Supplemental Executive Retirement Plan as well as the payment of premiums for life insurance policies.


(5) Represents reload options received upon the exercise of stock options when previously-owned shares of common stock were utilized to pay the option exercise price.
(6) Ms. Dering retired from Provident Bancorp and Provident Bank, effective March 11, 2003.

        Employment Agreements. In January 1996, Provident Bank entered into an employment agreement with President and Chief Executive Officer George Strayton, which agreement was amended in 1998. On each day during the term of the agreement, the term of the agreement automatically renews so that the agreement shall continually be for a three-year term unless notice of non-renewal is provided at least 60 days prior to the anniversary date of the agreement. In the event that notice of non-renewal is given, the agreement will expire at the end of its then three-year term. Under the agreement, Mr. Strayton will be paid an annual rate of salary, which was $375,000 as of September 30, 2002. For each calendar year beginning after a change in control (as defined in the agreement) of Provident Bank or Provident Bancorp, Inc., Mr. Strayton's annual salary will be increased by a formula set forth in the agreement. In addition to his annual salary, Mr. Strayton is entitled to participate in all of Provident Bank's tax-qualified plans and other incentive programs, and Provident Bank's group life, health, dental and disability plans.

        In the event Provident Bank terminates Mr. Strayton's employment for any reason other than for cause (as defined in the agreement), in the event of his voluntary resignation within one year following a demotion in title or duties or a change in control of Provident Bank or Provident Bancorp, Inc., or in the event of termination of his employment due to total and permanent disability, Mr. Strayton will be entitled to certain benefits payable by Provident Bank. These benefits include his earned but unpaid salary, continuation of his life, health and disability insurance benefits for the remaining unexpired employment period under the agreement, and continued health insurance for Mr. Strayton and his spouse for their remaining lifetimes. Mr. Strayton also will be entitled to certain lump sum payments, such as the present value of any salary and director's fees that he would have earned for the remaining unexpired employment period under the agreement, although Mr. Strayton does not currently receive director's fees. Within 60 days of termination of his employment, Mr. Strayton also will be entitled to payments relating to Provident Bank's defined benefit pension plan, 401(k) Plan, employee stock ownership plan and Supplemental Executive Retirement Plan. Mr. Strayton will also be entitled to immediate vesting of any unearned options or shares of restricted stock awarded to him under any stock benefit plan maintained by Provident Bancorp, Inc., and the payments that would have been made to him under all incentive compensation plans and programs adopted by Provident Bank, including the Management Incentive Program. In the event that Provident Bank gives Mr. Strayton a notice of non-renewal, or if Provident Bank does not extend the employment period at least 60 days prior to any renewal date set forth under the agreement, Mr. Strayton may resign from Provident Bank at any time and will receive a lump sum cash benefit within 30 days equal to the amounts set forth above. Also, in such event Provident Bank will provide the life and health insurance benefits set forth above. In the event that Mr. Strayton becomes subject to an excise tax on payments made under the agreement in connection with a change in control, Mr. Strayton will be reimbursed an amount determined pursuant to a formula set forth in the agreement for payment of such excise taxes by Provident Bank, so long as during the six-month period prior to such change in control Provident Bank was in compliance with all applicable minimum regulatory capital requirements. For a period of one year following the date of his termination with Provident Bank for cause, the agreement provides that Mr. Strayton shall not compete with Provident Bank.

        Provident Bank has entered into employment agreements with Messrs. Rothstein, Sansky, Dormer and Fitzpatrick. The employment agreements are for terms of up to two years and renew on a daily basis so that the remaining term under the agreements is for up to two years unless notice of non-renewal is given. In the event of a change in control (as defined in the agreements), the terms of the employment agreements extend to three years. Each executive officer covered by an employment agreement receives an annual rate of salary, as specified in the employment agreement, and will be entitled to participate in all of Provident Bank's tax-qualified plans and other incentive programs, and any group life, health, and disability plans maintained by Provident Bank from time to time. The employment agreements for these officers are substantially similar to the agreement with Mr. Strayton except that health insurance for the remaining officers does not continue for their lifetimes.

        Stock Option Plan. During the fiscal year ended September 30, 2000, Provident Bank adopted, and Provident Bancorp, Inc.'s stockholders approved, the Provident Bank 2000 Stock Option Plan. Set forth in the table that follows is information relating to options granted under the stock option plan to the Named Executive Officers during the fiscal year ended September 30, 2002.

                                          OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------------------------------------------
                                                  Individual Grants
--------------------------------------------------------------------------------------------------------------------
                                               Percent of Total    Exercise
                                               Options Granted      or Base
                             Options Granted   to Employees in       Price     Expiration   Grant Date Present Value
         Name                      (1)             FY 2002          ($)(2)        Date               ($)(3)
---------------------------  ---------------   ----------------   ----------   ----------   ------------------------
George Strayton                   4,293              9.68%           23.29      2/22/2010            30,609
                                  3,453              7.79%           28.95      2/22/2010            24,620

Daniel G. Rothstein               5,302             11.96%           23.62      2/22/2010            37,803
                                  6,483             14.62%           28.97      2/22/2010            46,224

Robert J. Sansky                  2,393              5.40%           28.97      2/22/2010            17,062
                                  2,492              5.62%           24.42      2/22/2010            17,768

Stephen G. Dormer                 1,994              4.50%           24.70      2/22/2010            14,217

John F. Fitzpatrick               1,994              4.50%           24,70      2/22/2010            14,217

Katherine A. Dering               4,043              9.12%           23.00      2/22/2010            28,827
                                  3,209              7.24%           28.97      2/22/2010            22,880

----------


(1) Represents reload options received upon the exercise of stock options when previously owned shares of common stock were utilized to pay the option exercise price.


(2) The exercise price of the options is equal to the fair market value of the underlying shares on the date of the award.
(3) Based on a grant date present value of $7.13 per share derived using the Black-Scholes option pricing model with the following assumptions: volatility of 22.32%; risk free rate of return of 4.25%; dividend yield of 1.43%; and a 5.77-year option life.

Set forth below is certain information concerning options outstanding to the Named Executive Officers at September 30, 2002, and the options exercised by the Named Executive Officers during 2002.

                                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                             FISCAL YEAR-END OPTION VALUES
---------------------------------------------------------------------------------------------------------------------
                                                                 Number of Unexercised         Value of Unexercised
                                                                       Options at            In-The-Money Options at
                                                                        Year-End                    Year-End (1)
                                                               --------------------------   -------------------------
                                                   Value
                             Shares Acquired      Realized      Exercisable/Unexercisable   Exercisable/Unexercisable
          Name                Upon Exercise         ($)                   (#)                          ($)
------------------------     ---------------   -------------   --------------------------   -------------------------
George Strayton                  19,353           173,362           47,124 / 36,000             505,446 / 466,200

Daniel G. Rothstein              17,422           148,394            6,483 / 8,080                -- / 104,636

Robert J. Sansky                  8,400            95,280            7,405 / 7,280               42,677 / 94,276

Stephen G. Dormer                 3,178            29,328            8,536 / 6,480               92,196 / 83,916

John F. Fitzpatrick               3,188            29,528           11,766 / 6,480              133,925 / 83,916

Katherine A. Dering              10,043            69,137            6,959 / 6,480               48,174 / 83,916

----------
(1) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of common stock that would be received upon exercise, assuming such exercise occurred on September 30, 2002, at which date the last trade price of the common stock as quoted on the Nasdaq National Market was $28.45.

        Supplemental Executive Retirement Plan. Provident Bank maintains a non-qualified supplemental executive retirement plan to compensate executives whose benefits under Provident Bank's tax-qualified benefit plans are limited by the Internal Revenue Code of 1986, as amended. The supplemental executive retirement plan provides executives with retirement benefits generally equal to the difference between (i) the annual benefit the executive would have received under Provident Bank's defined benefit pension plan if such benefits were computed without giving effect to the limitations on benefits imposed by the Internal Revenue Code, and (ii) the amounts actually payable to the executive under the terms of the defined benefit pension plan. In addition, the executive is entitled to a 401(k) benefit under the supplemental executive retirement plan equal to the product of (i) Provident Bank's contributions that could not be credited to his or her account in the Provident Bank 401(k) Plan due to applicable limitations plus an earnings factor, and (ii) his or her vested percentage in the 401(k) Plan. The supplemental executive retirement plan was amended in connection with the adoption of the employee stock ownership plan so that an executive who does not receive the maximum contribution under the employee stock ownership plan due to an applicable limitation will be entitled to an employee stock ownership plan benefit under the supplemental executive retirement plan, credited in units of common stock, equal to the difference between the fair market value of the number of shares of common stock that would have been allocated to the account of the executive under the employee stock ownership plan had the limitations under the Internal Revenue Code not been applicable, and the fair market value of the number of shares of common stock actually allocated to the account of the executive. The supplemental executive retirement plan is considered an unfunded plan for tax and the Employee Retirement Income Security Act of 1974, as amended ("ERISA") purposes. All obligations arising under the supplemental executive retirement plan are payable from the general assets of Provident Bank; however, Provident Bank has established a trust to ensure that sufficient assets will be available to pay the benefits under the supplemental executive retirement plan. The trust is entitled to purchase shares of common stock to fund the employee stock ownership plan benefit under the supplemental executive retirement plan.

        As of December 31, 2002, Messrs. Strayton and Rothstein had accrued annual benefits of $60,060 and $1,848, respectively, under the Retirement Plan portion of the supplemental executive retirement plan, which would be payable upon their reaching age 65. Contributions to the supplemental executive retirement plan under the 401(k) and employee stock ownership plan portions of the supplemental executive retirement plan are included in "--Summary Compensation Table" above.


        Defined Benefit Pension Plan. Provident Bank maintains the Provident Bank Defined Benefit Pension Plan, which is a qualified, tax-exempt defined benefit plan. Employees age 21 or older who have worked at Provident Bank for a period of one year and have been credited with 1,000 or more hours of service with Provident Bank during the year are eligible to accrue benefits under this plan. Provident Bank contributes each year, if necessary, an amount to the Retirement Plan at least equal to the actuarially determined minimum funding requirements in accordance with ERISA. For the plan year ended September 30, 2002, a contribution of $600,000 was made to the Retirement Plan. At September 30, 2002, the total market value of the Defined Benefit Pension Plan trust fund assets was approximately $6.2 million.

        In the event of retirement at normal retirement age (i.e., the later of age 65 or the 5th anniversary of participation in the Defined Benefit Pension
Plan), the plan provides a single life annuity. For a married participant, the normal form of benefit is an actuarially reduced joint and survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 50% of that paid during the participant's lifetime. Alternatively, a participant may elect (with proper spousal consent, if necessary) a joint and 100% survivor annuity, a joint and 75% survivor annuity, a different form of annuity, or installments payable over a period of not more than the life of the participant (and spouse, if applicable). Payment may be made in a lump sum in cash, provided the participant has completed 20 years of service with Provident Bank and attained age 55 or has attained normal retirement age. All forms in which a participant's benefit may be paid will be actuarially equivalent to the single life annuity. The monthly retirement benefit provided is an amount equal to the greater of a participant's frozen accrued benefit (as provided for in the Retirement Plan) or 1.6% of a participant's average monthly compensation, multiplied by the participant's years of service (up to a maximum of 35 years) plus 0.5% of the participant's average monthly compensation in excess of one-twelfth of the participant's Covered Compensation (as defined in the Defined Benefit Pension Plan) multiplied by the participant's months of service (up to a maximum of 35 years), computed to the nearest dollar. Retirement benefits are also payable upon retirement due to early and late retirement or death and disability. A reduced benefit is payable upon early retirement at or after age 55 and the completion of 10 years of vested service with Provident Bank. No reduction in benefit will occur as a result of special early retirement on or after age 62 and the completion of 20 years of vested service, if payment is made at the time of retirement. Upon termination of employment other than as specified above, a participant who has five years of vested service is eligible to receive his or her accrued benefit commencing on such participant's retirement date, death or disability.

        The following table indicates the annual retirement benefit that would be payable under the Defined Benefit Pension Plan upon retirement at age 65 in calendar year 2002, expressed in the form of a single life annuity for the average monthly salary and benefit service classifications specified below.

                     Average                  Years of Service and Annual Benefit Payable at Retirement
                     Monthly               ---------------------------------------------------------------
                  Compensation                 15           20            25           30           35
                  ------------             -----------  -----------  -----------  -----------  -----------
                    $4,167                 $    13,416  $    17,892  $    22,356  $    26,832  $    31,306
                     6,250                      21,288       28,392       35,484       42,576       49,678
                     8,333                      29,160       38,880       48,612       58,332       68,050
                    10,417                      37,044       49,392       61,740       74,088       86,431
                   $14,167 and above (1)        51,000       68,000       85,000      102,000      119,000

----------
(1) Reflects the maximum benefit payable under the Retirement Plan due to tax law limitations.

        As of September 30, 2002, Messrs. Strayton, Rothstein, Sansky, Dormer and Fitzpatrick, and Ms. Dering had 20, 20, 17, 8, 16 and 8 years, respectively, of credited service (i.e., benefit service) under the Retirement Plan.

Transactions With Certain Related Persons

        No directors, executive officers or immediate family members of such individuals were engaged in transactions with Provident Bancorp, Inc. or any subsidiary involving more than $60,000 (other than through a loan) during the fiscal year ended September 30, 2002. In addition, during the fiscal year ended September 30, 2002, no directors, executive officers or immediate family members of such individuals were involved in loans from Provident Bancorp, Inc. or Provident Bank involving more than $60,000 which had not been made in the ordinary course of business and on substantially the same terms and conditions, including interest rate and collateral, as those of comparable transactions prevailing at the time with other persons, and do not include more than the normal risk of collectibility or present other unfavorable features.

Benefits to Be Considered Following Completion of the Conversion

        Stock Option Plan. We will consider the submission for stockholder approval of a stock option plan no earlier than six months after the completion of the conversion. If approved by the stockholders, the new stock option plan would reserve an amount equal to 10% of the shares of common stock sold in the offering (including shares we issue to the Provident Bank Charitable Foundation) for issuance when options granted to recipients are exercised. 10% of the shares of common stock issued in the offering would amount to 1,187,500 shares, 1,390,000 shares, 1,592,500 shares or 1,825,375 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. No options would be granted under the new stock option plan until stockholder approval of the plan is received. In the event that shares underlying options come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 4.6% in their ownership interest in Provident Bancorp at the midpoint of the offering range.

        The exercise price of the options granted under the new stock option plan will be equal to the fair market value of Provident Bancorp common stock on the date of grant of the stock options. If the stock option plan is adopted within one year following the conversion, options may vest no faster than 20% per year beginning 12 months after the date of grant. Options granted under the stock option plan would be adjusted for capital changes such as stock reclassification, splits and stock dividends. Awards will be 100% vested upon termination of employment due to death or disability or upon a change in control, and if the stock option plan is adopted more than one year after the conversion, awards would be 100% vested upon normal retirement. Under Office of Thrift Supervision rules, if the stock option plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan, and all non-employee directors as a group may receive in the aggregate no more than 30% of the awards under the plan.

        The stock option plan would be administered by a committee of non-employee members of the Provident Bancorp's Board of Directors. Options granted under the stock option plan to employees may be "incentive" stock options, which are designed to result in a beneficial tax treatment to the employee but no tax deduction to Provident Bancorp. Non-qualified stock options may also be granted to employees under the stock option plan, and will be granted to the non-employee directors who receive stock options. In the event an option recipient terminated his or her employment or service as an employee or director, the options would terminate during certain specified periods.

        Stock Recognition and Retention Plan. We will consider the submission for stockholder approval of a new stock recognition and retention plan, no earlier than six months after the completion of the conversion. If approved by stockholders, the new stock recognition and retention plan would, if implemented within one year of conversion, reserve an amount equal to 4% of the shares of common stock sold in the offering (including shares we issue to the Provident Bank Charitable Foundation, and assuming Provident Bank has a tangible capital to assets ratio in excess of 10%) or 475,000 shares, 556,000 shares, 637,000 shares or 730,150 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. We must recognize an expense for shares of common stock awarded over their vesting period at the fair market value of the shares on the date they are awarded. The recipients will be awarded shares of common stock under the stock recognition and retention plan at no cost to them. No awards would be made under the stock recognition and retention plan until the plan is approved by stockholders. If the shares awarded under the stock recognition and retention plan come from authorized but unissued shares of the common stock totaling 4% of the shares sold in the offering, stockholders would experience dilution of approximately 1.9% in their ownership interest in Provident Bancorp at the midpoint of the offering range.

        Awards granted under the stock recognition and retention plan would be nontransferable and nonassignable. Under Office of Thrift Supervision regulations, if the stock recognition and retention plan is adopted within one year following the conversion, the shares of common stock which are subject to an award may vest no faster than 20% per year beginning 12 months after the date of grant of the award. Awards would be adjusted for capital changes such as stock reclassifications, dividends and stock splits. Awards would be 100% vested upon termination of employment or service due to death, disability, or following a change in control, and if the stock recognition and retention plan is adopted more than one year after the conversion, awards also would be 100% vested upon normal retirement. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service were to terminate for cause (as defined), shares not already delivered would be forfeited. Under Office of Thrift Supervision rules, if the stock recognition and retention plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan, and all non-employee directors as a group may receive no more than 30% of the awards under the plan in the aggregate.

        The recipient of an award will recognize income equal to the fair market value of the stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed earlier. The amount of income recognized by the recipient would be a deductible expense for tax purposes for Provident Bancorp.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table provides the beneficial ownership of our common stock held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock as of August 31, 2003. The business address of each director and executive officer is 400 Rella Boulevard, Montebello, New York 10901.


                                                       Number of Shares of Common        Percent of All Common
Name of Beneficial Owner                            Stock Beneficially Owned (1) (2)     Stock Outstanding (3)
-----------------------------------------------     --------------------------------     ---------------------
William F. Helmer                                             75,233                              *
Dennis L. Coyle                                               84,282                            1.1
George Strayton                                              162,625                            2.0
Judith Hershaft                                               15,911                              *
Thomas F. Jauntig, Jr.                                        12,017                              *
Donald T. McNelis                                             37,357                              *
Richard A. Nozell                                             27,208                              *
William R. Sichol, Jr.                                        40,851                              *
Burt Steinberg                                                23,517                              *
F. Gary Zeh                                                   59,282                              *
Daniel G. Rothstein                                           58,250                              *
Robert J. Sansky                                              41,043                              *
Paul A. Maisch                                                 1,805                              *
Stephen G. Dormer                                             32,417                              *
John F. Fitzpatrick                                           29,116                              *

All directors and executive officers as a group
 (15 persons)                                                700,914                            8.6%

Provident Bancorp, MHC
400 Rella Boulevard, Montebello, NY 10901                  4,416,000                           55.5%

Provident Bancorp, MHC and all directors and
 executive officers as a group (15 persons)                5,116,914                           62.9%
                                                    ================                     ==========

BL Advisers, Inc.
Barry Lewis
177 S. Mountain Road
New City, New York 10956 (4)                                 450,777                            5.7%


----------
*       Less than 1%.
(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table of any shares of common stock if he has sole or shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(2) The shares of common stock in this column include 179,308 shares in total and by individual the following shares which may be acquired by the persons indicated pursuant to the exercise of stock options within 60 days of August 31, 2003: 7,941 for Mr. Helmer; 7,932 for Mr. Coyle; 61,858 for Mr. Strayton; 8,800 for Ms. Hershaft; 8,800 for Mr. Jauntig; 6,145 for Dr. McNelis; 8,800 for Mr. Nozell; 8,800 for Mr. Sichol; 8,800 for Mr. Steinberg; 7,932 for Mr. Zeh; 8,913 for Mr. Rothstein; 11,045 for Mr. Sansky; 0 for Mr. Maisch; 11,776 for Mr. Dormer; and 11,766 for Mr. Fitzpatrick.
(3) Calculated by dividing the number of shares by the total shares of common stock outstanding at August 31, 2003 (7,954,825 shares) plus the number of shares that each individual may acquire pursuant to the exercise of stock options within 60 days of August 31, 2003.
(4) Based on a joint schedule 13G filed with the Securities and Exchange Commission on January 3, 2003.

      SUBSCRIPTIONS BY PROVIDENT BANCORP'S DIRECTORS AND EXECUTIVE OFFICERS

        The table below sets forth, for each of Provident Bancorp's directors and executive officers and for all of the directors and executive officers as a group, the following information:

        (1) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of Provident Bancorp common stock as of August 31, 2003;

        (2) the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

        (3) the total amount of Provident Bancorp common stock to be held upon consummation of the conversion.

        In each case, it is assumed that subscription shares are sold at the midpoint of the offering range. See "The Conversion--Limitations on Common Stock Purchases."


                                                 Proposed Purchases of Stock in the
                                                               Offering (1)             Total Common Stock to be Held
                                                 ----------------------------------    -------------------------------
                                 Number of                                                              Percentage of
                              Exchange Shares      Number of                             Number of          Total
 Name of Beneficial Owner     to be Held (2)        Shares              Amount             Shares      Outstanding (3)
-------------------------    ----------------    --------------    ----------------    ------------    ---------------
William F. Helmer                     229,994            50,000    $        500,000         279,994                1.0
Dennis L. Coyle                       257,658            40,000             400,000         297,658                1.0
George Strayton                       497,160            10,000             100,000         507,160                1.8
Judith Hershaft                        48,641            52,000             520,000         100,641                  *
Thomas F. Jauntig, Jr.                 36,737            10,000             100,000          46,737                  *
Donald T. McNelis                     114,204            10,000             100,000         124,204                  *
Richard A. Nozell                      83,177             2,500              25,000          85,677                  *
William R. Sichol, Jr.                124,885            10,000             100,000         134,885                  *
Burt Steinberg                         71,893            50,000             500,000         121,893                  *
F. Gary Zeh                           181,231            15,000             150,000         196,231                  *
                             ----------------    --------------    ----------------    ------------    ---------------
     Total                          1,645,580           249,500    $      2,495,000       1,895,080                6.6%
                             ----------------    --------------    ----------------    ------------    ---------------

Daniel G. Rothstein                   178,076            10,000    $        100,000         187,076                  *
Robert J. Sansky                      125,472             5,000              50,000         130,472                  *
Paul A. Maisch                          5,518            25,000             250,000          30,518                  *
Stephen G. Dormer                      99,102             5,000              50,000         104,102                  *
John F. Fitzpatrick                    89,010             5,000              50,000          94,010                  *
                             ----------------    --------------    ----------------    ------------    ---------------
     Total                            497,178            50,000    $        500,000         547,178                1.9%
                             ================    ==============    ================    ============    ===============
     Total for Directors
      and Executive
      Officers                      2,142,758           299,500    $      2,995,000       2,442,258                8.4%
                             ================    ==============    ================    ============    ===============


----------
*       Less than 1%.
(1)     Includes proposed subscriptions, if any, by associates.
(2)     Based on information presented in "Beneficial Ownership of Common
        Stock."


(3) Calculated by dividing the total shares of Provident Bancorp common stock to be issued at the midpoint of the offering range (28,390,389 shares) plus the number of shares each individual may acquire pursuant to the exercise of stock options within 60 days of August 31, 2003, as described in "Beneficial Ownership of Common Stock."

                PROVIDENT BANCORP'S PROPOSAL I -- THE CONVERSION

        The Boards of Directors of Provident Bancorp and Provident Bancorp, MHC have approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by the members of Provident Bancorp, MHC (depositors and certain borrowers of Provident Bank) and the stockholders of Provident Bancorp. A special meeting of members and a special meeting of stockholders have been called for this purpose. The Office of Thrift Supervision also has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

General

        The respective Boards of Directors of Provident Bancorp, MHC and Provident Bancorp adopted the plan of conversion and reorganization on July 1, 2003. Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the fully stock form. Provident Bancorp, MHC, the mutual holding company parent of Provident Bancorp, will be merged into Provident Bank, and Provident Bancorp, MHC will no longer exist. Provident Bancorp, Inc., which owns 100% of Provident Bank, will be succeeded by a new Delaware corporation with the same name. As part of the conversion, the ownership interest of Provident Bancorp, MHC, will be offered for sale in the stock offering, and we will issue shares of common stock and contribute cash to a newly established charitable foundation. When the conversion is completed, all of the capital stock of Provident Bank will be owned by Provident Bancorp, Inc., our newly formed Delaware holding company, and all of the common stock of Provident Bancorp will be owned by public stockholders. A diagram of our corporate structure before and after the conversion is set forth in the Summary of this document.

        Under the plan of conversion and reorganization, at the conclusion of the conversion and offering, each share of Provident Bancorp common stock owned by persons other than Provident Bancorp, MHC will be converted automatically into the right to receive new shares of Provident Bancorp common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of Provident Bancorp for new shares, the public stockholders of Provident Bancorp common stock will own the same aggregate percentage of shares of common stock of Provident Bancorp, a Delaware corporation, that they owned immediately prior to the conversion, excluding any shares they purchased in the offering, excluding shares issued to the charitable foundation and excluding any shares issued in connection with the acquisition of E.N.B. Holding Company (except offering shares issued as merger consideration).


        We intend to retain between $32.2 million and $87.7 million of the net proceeds of the offering and to contribute the balance of the net proceeds to Provident Bank. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion and reorganization, which may include shares of common stock of Provident Bancorp issued in connection with the acquisition of E.N.B. Holding Company.


        The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including the employee stock ownership plan and 401(k) plan, supplemental eligible account holders and other members. Subject to the prior rights of these holders of subscription rights, we will offer common stock for sale in a community offering to members of the general public, with a preference given in the following order:

        (1) Natural persons residing in the New York counties of Rockland and Orange;


        (2)     Provident Bancorp's public stockholders as of November 7, 2003;
                and

        (3)     Ellenville National Bank's depositors as of November 14, 2003.


        We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin at the same time as the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision. See "--Community Offering."

        We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of Provident Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See "--Stock Pricing and Number of Shares to be Issued" for more information as to the determination of the estimated pro forma market value of the common stock.

        The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each branch office of Provident Bank and at the Northeast Regional and the Washington, D.C. offices of the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to Provident Bancorp's application to convert from mutual to stock form of which this document is a part, copies of which may be obtained from the Office of Thrift Supervision. See "Where You Can Find Additional Information."

Reasons for the Conversion

        The primary reasons for the conversion and related stock offering are:

        . to provide us with the capital to acquire E.N.B. Holding Company and its subsidiary, Ellenville National Bank;


        . to facilitate growth through other acquisitions and de novo branching as opportunities arise;


        . to support internal growth through lending in communities we serve;


        . to enhance existing products and services and support the development of new products and services;


        .       to improve our overall competitive position; and

        . to enhance stockholder returns through higher earnings and more flexible capital management strategies.

        As a fully converted stock holding company, we will have greater flexibility in structuring further mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition.

Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration for a merger or acquisition since Provident Bancorp, MHC is required to own a majority of our shares of common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. Except for the agreement to acquire E.N.B. Holding Company, Inc., we do not have any agreement or understanding as to any specific acquisition.

Approvals Required


        The affirmative vote of a majority of the total eligible votes of the members of Provident Bancorp, MHC at the special meeting of members is required to approve the plan of conversion and reorganization. By their approval of the plan of conversion and reorganization, the members of Provident Bancorp, MHC will also be approving the merger of Provident Bancorp, MHC into Provident Bank. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Provident Bancorp and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Provident Bancorp held by the public stockholders of Provident Bancorp are also required to approve the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the Office of Thrift Supervision, which has given its conditional approval.


        The establishment and funding of the Provident Bank Charitable Foundation must be approved by members of Provident Bancorp, MHC and stockholders of Provident Bancorp, Inc. Consummation of the conversion and the offering of common stock, however, is not conditioned upon member or stockholder approval of the charitable foundation.

Share Exchange Ratio


        Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to fully stock form, the public stockholders will be entitled to exchange their shares for common stock of the new holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Each publicly held share of Provident Bancorp common stock will, on the effective date of the conversion, be automatically converted into the right to receive a number of new shares of Provident Bancorp common stock. The number of new shares of common stock will be determined pursuant to the exchange ratio which ensures that the public stockholders of Provident Bancorp common stock will own the same percentage of new common stock in Provident Bancorp after the conversion as they held in Provident Bancorp immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering, their receipt of cash in lieu of fractional exchange shares and the issuance of shares of common stock to the charitable foundation and to shareholders of E.N.B. Holding Company (except for offering shares issued as merger consideration). In addition, if options to purchase shares of Provident Bancorp are exercised before consummation of the conversion, there will be an increase in the percentage of shares of Provident Bancorp held by public stockholders, an increase in the number of shares issued to public stockholders in the share exchange and a decrease in the exchange ratio and the offering range. At June 30, 2003, there were 7,953,075 shares of Provident Bancorp common stock outstanding and 3,537,075 shares were publicly held. The exchange ratio is not dependent on the market value of Provident Bancorp common stock. The exchange ratio is calculated based on the percentage of Provident Bancorp common stock held by the public, the independent valuation of Provident Bancorp prepared by RP Financial, LC and the number of shares of common stock in the offering. The exchange ratio is expected to range from approximately 2.5985 exchange shares for each publicly held share of Provident

Bancorp at the minimum of the offering range to 4.0430 exchange shares for each publicly held share of Provident Bancorp at the adjusted maximum of the offering range.

        If you are currently a stockholder of Provident Bancorp, a federal corporation, your existing shares will be canceled and exchanged for new shares of Provident Bancorp, Inc., a Delaware corporation. The number of shares you receive will be based on the final exchange ratio determined as of the closing of the conversion.


        The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering. The table also shows how many shares a hypothetical owner of Provident Bancorp common stock would receive in the exchange, adjusted for the number of shares sold in the offering. The table excludes the effect of the issuance of shares of common stock to the charitable foundation and the effect of the issuance of shares of common stock to shareholders of E.N.B. Holding Company.


                                                     New Shares to be
                        New Shares to be         Exchanged for Existing     Total Shares of
                         Issued in This            Shares of Provident      Common Stock to                  New Shares to
                            Offering                     Bancorp              be Issued in                    be Received
                    -------------------------   ------------------------     Conversion and     Exchange        for 100
                       Amount         Percent        Amount      Percent        Offering         Ratio      Existing Shares
                    -----------       -------   --------------   -------   -----------------   ----------   ---------------
Minimum...........   11,475,000(1)       55.5%       9,191,109      44.5%         20,666,109       2.5985        259
Midpoint..........   13,500,000          55.5       10,813,069      44.5          24,313,069       3.0571        305
Maximum...........   15,525,000          55.5       12,435,029      44.5          27,960,029       3.5156        351
15% above Maximum.   17,853,750          55.5       14,300,284      44.5          32,154,034       4.0430        404

----------


(1) If we do not receive orders for at least 11,475,000 shares of common stock in the offering then we may issue up to 3,677,320 unsubscribed offering shares to E.N.B. Holding Company, Inc. shareholders as merger consideration in order to complete the offering at the minimum of the offering range. If shares of common stock are so issued, the minimum number of shares that must be sold in offering is 7,797,680. If none of the offering shares are so issued, the 3,677,320 shares of common stock to be issued to E.N.B. Holding Company, Inc. shareholders will be in addition to the total shares issued in the conversion and offering. The issuance of shares as merger consideration will not affect the exchange ratio, regardless of whether such shares are unsubscribed offering shares.

        Outstanding options to purchase shares of Provident Bancorp common stock also will be converted into and become options to purchase new shares of Provident Bancorp common stock. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion. At June 30, 2003, there were 275,539 outstanding options to purchase shares of Provident Bancorp common stock, 209,586 of which were vested. Such options will be converted into options to purchase 715,988 shares of common stock at the minimum of the offering range and 968,684 shares of common stock at the maximum of the offering range. In either case, if all existing options were exercised for authorized, but unissued shares of common stock following the conversion, stockholders would experience dilution of approximately 2.8% and 2.9%, respectively.

Ownership of Provident Bancorp After the Transactions

         The following table shows information regarding the shares of common stock that we will issue in the stock offering and the acquisition, and that we will issue to the charitable foundation. The table also shows the number of shares that will be owned by Provident Bancorp's public stockholders at the completion of the conversion who will receive our shares of common stock in exchange for their existing shares of common stock.

        Information is presented at the adjusted minimum of the offering range to reflect the discretionary issuance of unsubscribed shares to E.N.B. Holding Company's stockholders, and at the minimum, midpoint, maximum and adjusted maximum of the offering range. The number of shares of common stock to be issued is based, in part, on our independent appraisal.


                          11,475,000 Shares                                                                       17,853,750 Shares
                         Issued at Adjusted    11,475,000 Shares      13,500,000 Shares     15,525,000 Shares    Issued at Adjusted
                              Minimum of        Issued at Minimum    Issued at Midpoint     Issued at Maximum         Maximum of
                          Offering Range (1)      Offering Range     of Offering Range      of Offering Range       Offering Range
                         -------------------  --------------------  --------------------  --------------------  --------------------
                                    Percent               Percent               Percent                Percent              Percent
                           Number   of Total    Number   of Total     Number   of Total     Number    of Total     Number   of Total
                         ---------- --------  ---------- ---------  ---------- ---------  ----------- --------  ----------- --------
Shares outstanding
 after conversion,
 stock offering and
 merger:
Purchasers in the
 stock offering.....      7,797,680     37.0% 11,475,000      46.4% 13,500,000      47.6%  15,525,000     48.5%  17,853,750    49.3%
Charitable foundation       400,000      1.9     400,000       1.6     400,000       1.4      400,000      1.2      400,000     1.1
Provident Bancorp
 public stockholders
 in the share
 exchange...........      9,191,109     43.6   9,191,109      37.1  10,813,069      38.1   12,435,029     38.8   14,300,284    39.5
E.N.B. Holding Company
 stockholders in the
 merger (1).........      3,677,320     17.5   3,677,320      14.9   3,677,320      12.9    3,677,320     11.5    3,677,320    10.1
                         ---------- --------  ---------- ---------  ---------- ---------  ----------- --------  ----------- --------

   Total shares
    outstanding after
    conversion, stock
    offering and
    merger (2).......    21,066,109    100.0% 24,743,429     100.0% 28,390,389     100.0%  32,037,349    100.0%  36,231,354   100.0%
                         ========== ========  ========== =========  ========== =========  =========== ========  =========== ========


----------
(1) If Provident Bancorp does not receive orders for at least 11,475,000 shares in the offering, then, at Provident Bancorp's discretion in order to issue the minimum number of shares necessary to complete the stock offering and conversion, up to 3,677,320 unsubscribed offering shares may be issued to stockholders of E.N.B. Holding Company as merger consideration. Assumes that 3,677,320 unsubscribed shares are so issued, that 7,797,680 shares are sold for cash, and that all 11,475,000 of such shares are issued in the stock offering.


(2) Does not include options that were unexercised as of June 30, 2003. Information regarding outstanding options to purchase common stock of Provident Bancorp is set forth in "Management of Provident Bancorp."


Effects of Conversion on Depositors, Borrowers and Members

        Continuity. While the conversion is being accomplished, the normal business of Provident Bank of accepting deposits and making loans will continue without interruption. Provident Bank will continue to be a federally chartered savings association and will continue to be regulated by the Office of Thrift Supervision. After the conversion, Provident Bank will continue to offer existing services to depositors, borrowers and other customers. The directors serving Provident Bancorp at the time of the conversion will be the directors of Provident Bancorp after the conversion, although two existing directors of E.N.B. Holding Company will become additional directors of Provident Bancorp and Provident Bank at the completion of the acquisition of E.N.B. Holding Company.

        Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of Provident Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

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

        Effect on Loans. No loan outstanding from Provident Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

        Effect on Voting Rights of Members. At present, all depositors of Provident Bank and certain borrowers of Provident Bank are members of, and have voting rights in, Provident Bancorp, MHC as to all matters requiring membership action. Upon completion of the conversion, depositors and borrowers will cease to be members of Provident Bancorp, MHC and will no longer have voting rights. Upon completion of the conversion, all voting rights in Provident Bank will be vested in Provident Bancorp as the sole stockholder of Provident Bank. The stockholders of Provident Bancorp will possess exclusive voting rights with respect to Provident Bancorp common stock.

        Tax Effects. Provident Bancorp will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Provident Bancorp, MHC, Provident Bancorp, the public stockholders of Provident Bancorp, members of Provident Bancorp, MHC, eligible account holders, supplemental eligible account holders, or Provident Bank. See "--Tax Aspects."

        Effect on Liquidation Rights. Each depositor in Provident Bank has both a deposit account in Provident Bank and a pro rata ownership interest in the net worth of Provident Bancorp, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Provident Bancorp, MHC and Provident Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Provident Bancorp, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Provident Bancorp, MHC, which is lost to the extent that the balance in the account is reduced or closed.

        Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Provident Bancorp, MHC and Provident Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Provident Bancorp, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

        In the unlikely event that Provident Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the "liquidation account" to depositors as of June 30, 2002 and September 30, 2003 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Provident Bancorp as the holder of Provident Bank's capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See "--Liquidation Rights."

Stock Pricing and Number of Shares to be Issued

        The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. Provident Bank and Provident Bancorp have retained RP Financial, LC to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC will receive a fee of $150,000. This amount does not include a fee of $30,000 to be paid to RP Financial, LC for assistance in the preparation of a business plan. Provident Bank and Provident Bancorp have agreed to indemnify RP Financial, LC and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

        The independent valuation appraisal considered the pro forma impact of the offering, the acquisition of E.N.B. Holding Company and the issuance of shares to the charitable foundation. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by RP Financial, LC to account for differences between Provident Bancorp and the peer group. RP Financial, LC placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.

        The independent valuation was prepared by RP Financial, LC in reliance upon the information contained in this document, including the consolidated financial statements of Provident Bancorp. RP Financial, LC also considered the following factors, among others:

        . the present and projected operating results and financial condition of Provident Bancorp, including the pro forma impact of the acquisition of E.N.B. Holding Company;

        . the economic and demographic conditions in Provident Bancorp's existing market area;

        . certain historical, financial and other information relating to Provident Bancorp;

        . a comparative evaluation of the operating and financial characteristics of Provident Bancorp with those of other similarly situated publicly traded savings institutions located in the State of New York, and other nearby areas including the mid-Atlantic and New England regions;

        .       the aggregate size of the offering of the common stock;

        . the impact of the conversion and offering on Provident Bancorp's stockholders' equity and earnings potential, including the pro forma impact of the acquisition of E.N.B. Holding Company and the contribution to the charitable foundation;

        .       the proposed dividend policy of Provident Bancorp; and

        . the trading market for securities of comparable institutions and general conditions in the market for such securities.


        Included in RP Financial, LC's independent valuation were certain assumptions as to the pro forma earnings of Provident Bancorp after the conversion that were utilized in determining the appraised


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

value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the recognition and retention plan at the $10.00 purchase price. See "Pro Forma Conversion and Acquisition Data" for additional information concerning these assumptions. The use of different assumptions may yield different results.


        The independent valuation states that as of August 29, 2003, the estimated pro forma market value, or valuation range, of Provident Bancorp ranged from a minimum of $247.4 million to a maximum of $320.4 million, with a midpoint of $283.9 million. The Board of Directors of Provident Bancorp decided to offer the shares of common stock for a price of $10.00 per share. The aggregate offering price of the shares will be equal to the valuation range multiplied by the percentage of Provident Bancorp common stock owned by Provident Bancorp, MHC. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of Provident Bancorp common stock owned by Provident Bancorp, MHC and the $10.00 price per share, the minimum of the offering range will be 11,475,000 shares, the midpoint of the offering range will be 13,500,000 shares and the maximum of the offering range will be 15,525,000 shares.


        The Board of Directors of Provident Bancorp reviewed the independent valuation and, in particular, considered the following:

        . Provident Bancorp's financial condition and results of operations, including the pro forma impact of the acquisition of E.N.B. Holding Company;

        . comparison of financial performance ratios of Provident Bancorp to those of other financial institutions of similar size;

        . market conditions generally and in particular for financial institutions;

        . the historical trading price of the publicly held shares of Provident Bancorp common stock; and

        .       the valuation attributed to the acquisition of E.N.B. Holding
                Company.

        All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by RP Financial, LC in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of Provident Bancorp or Provident Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of Provident Bancorp to less than $247.4 million or more than $362.3 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Provident Bancorp's registration statement.

        The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. RP Financial, LC did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC independently value our assets or liabilities. The independent valuation considers Provident Bank as a going concern and should not be considered as an indication of the liquidation value of Provident Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price per share.


        Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15% without resoliciting subscribers to up to $362.3 million, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 17,853,750 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

        If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $362.3 million and a corresponding increase in the offering range to more than 17,853,750 shares, or a decrease in the minimum of the valuation range to less than $247.4 million and a corresponding decrease in the offering range to fewer than 11,475,000 shares, then, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization, cancel deposit account withdrawal authorizations and promptly return by check all funds received with interest at Provident Bank's passbook savings rate of interest. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion or offering. In the event that a resolicitation is commenced, and unless we receive an affirmative response in writing within a reasonable period of time, we will promptly return all funds received to investors as described above. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.


        An increase in the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and Provident Bancorp's pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber's ownership interest and Provident Bancorp's pro forma earnings and stockholders' equity on a per share basis, while decreasing pro forma earnings and stockholders' equity on an aggregate basis. For a presentation of the effects of these changes, see "Pro Forma Conversion and Acquisition Data."

        The merger agreement with E.N.B. Holding Company provides that, in the event Provident Bancorp sells more than $181.3 million of shares of common stock in the offering following an update to the independent appraisal (excluding shares we issue to the Provident Bank Charitable Foundation and excluding shares we issue in exchange for existing shares of common stock of Provident Bancorp, a federal corporation), the number of shares to be issued to stockholders of E.N.B. Holding Company will be increased so that stockholders of E.N.B. Holding Company would have the same ownership percentage in Provident Bancorp following the conversion and merger as they would if Provident Bancorp sold $181.3 million of shares of common stock in the offering.

        Copies of the independent valuation appraisal report of RP Financial, LC and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the Administrative Offices of Provident Bank and as specified under "Where You Can Find Additional Information."

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

Exchange of Stock Certificates

        The conversion of existing outstanding shares of Provident Bancorp common stock into the right to receive new shares of Provident Bancorp common stock will occur automatically on the effective date of the conversion. As soon as practicable after the effective date of the conversion, we or a bank or trust company or other entity designated by us in the capacity of exchange agent, will send a transmittal form to each public stockholder of Provident Bancorp who holds stock certificates. The transmittal forms are expected to be mailed within five business days after the effective date of the conversion and will contain instructions on how to exchange old shares of Provident Bancorp common stock for new shares of Provident Bancorp common stock. We expect that stock certificates evidencing new shares of Provident Bancorp common stock will be distributed within five business days after we receive properly executed transmittal forms and other required documents. Shares held by public stockholders in street name will be exchanged automatically upon the effective date of the conversion; no transmittal forms will be mailed relating to these shares.

        No fractional shares of Provident Bancorp common stock will be issued to any public stockholder of Provident Bancorp when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled to by the $10.00 offering purchase price per share. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of the transmittal forms and the surrendered Provident Bancorp stock certificates. If your shares of common stock are held in street name, you will automatically receive cash in lieu of fractional shares.

        You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions.


        After the conversion, until existing certificates representing shares of Provident Bancorp common stock are surrendered for exchange in compliance with the terms of the transmittal form, stockholders will not receive new shares of Provident Bancorp common stock and will not be paid dividends on the new shares of Provident Bancorp common stock. When stockholders surrender their certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate that represents shares of Provident Bancorp common stock outstanding at the effective date of the conversion will be considered to evidence ownership of new shares of Provident Bancorp common stock into which those shares have been converted by virtue of the conversion.


        If a certificate for Provident Bancorp common stock has been lost, stolen or destroyed, our exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of the certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the stockholder's expense.

        All new shares of Provident Bancorp common stock that we issue in exchange for existing shares of Provident Bancorp common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion that may have been declared by us on or prior to the effective date and which remain unpaid at the effective date.

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

Subscription Offering and Subscription Rights

        In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and reorganization and as described below under "--Limitations on Common Stock Purchases."

        Priority 1: Eligible Account Holders. Each Provident Bank depositor with aggregate deposit account balances of $50.00 or more (a "Qualifying Deposit") on June 30, 2002 ("Eligible Account Holders") will receive, without payment therefor, nontransferable subscription rights to purchase up to 40,000 shares of our common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.


        To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on June 30, 2002. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also executive directors or officers of Provident Bancorp or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding June 30, 2002.


        Priority 2: Tax-Qualified Plans. Our tax-qualified employee stock benefit plans, including our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the common stock issued in the offering (although we anticipate our employee stock ownership plan will purchase 5% of the shares of common stock issued in the offering, including shares we issue to the Provident Bank Charitable Foundation).

        Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each Provident Bank depositor with a Qualifying Deposit on September 30, 2003 who is not an Eligible Account Holder ("Supplemental Eligible Account Holder") will receive, without payment therefor, nontransferable subscription rights to purchase up to 40,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.

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


        To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at September 30, 2003. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.


        Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each depositor of Provident Bank on the voting record date of [other member date] and each borrower of Provident Bank as of January 7, 1999 whose borrowings remained outstanding as of [other member date] who is not an Eligible Account Holder or Supplemental Eligible Account Holder ("Other Members") will receive, without payment therefor, nontransferable subscription rights to purchase up to 40,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member whose order remains unfilled.


         Expiration Date. The Subscription Offering will expire at 10:00 a.m., New York Time, on December 18, 2003, unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. Subscription rights will expire whether or not each eligible depositor or borrower can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

        We will not execute orders until at least the minimum number of shares of common stock have been issued, which can include up to 3,677,320 shares allocated to E.N.B. Holding Company, Inc. stockholders as merger consideration. If at least 11,475,000 shares have not been issued within 45 days after the expiration date and the Office of Thrift Supervision has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at Provident Bank's passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the expiration date is granted by the Office of Thrift Supervision, we will notify subscribers of the extension of time and of the rights of subscribers to modify or rescind their subscriptions for a specified period of time. Unless we receive an affirmative response in writing within a reasonable period of time, we will promptly return all funds received with interest at our passbook savings rate and all deposit account authorizations will be canceled. Extensions may not go beyond January 6, 2006, which is two years after the special meeting of members of Provident Bancorp, MHC to vote on the conversion.


Community Offering

        To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares may be offered with the following preferences:

        (1) Natural persons residing in the New York counties of Rockland and Orange;


        (2)     Provident Bancorp's public stockholders as of November 7, 2003;


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


        (3)     Ellenville National Bank's depositors as of November 14, 2003;
                and


        (4)     Other members of the general public.

        Subscribers in the community offering may purchase up to 40,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." The minimum purchase is 25 shares. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.


        If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the New York counties of Rockland and Orange, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in the New York counties of Rockland and Orange whose orders remain unsatisfied based on the size of the unfilled order of each such person relative to the size of the aggregate unfilled orders of other natural persons residing in the New York counties of Rockland and Orange up to a maximum of two percent (2%) on an equal number of shares basis per order. If oversubscription occurs due to the orders of public stockholders of Provident Bancorp as of November 7, 2003, the allocation procedures described above will apply to the stock orders of such persons. If oversubscription occurs due to the orders of depositors of Ellenville National Bank as of November 14, 2003, the allocation procedures described above will apply to the stock orders of such persons. If oversubscription occurs due to the orders of members of the general public, the allocation procedures described above will apply to the stock orders of such persons.


        The term "residing" or "resident" as used in this document means any person who occupies a dwelling within the New York counties of Rockland and Orange, has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.


        Expiration Date. The community offering may begin with or during the subscription offering and is expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering. Provident Bancorp may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond February 2, 2004. If 11,475,000 shares have not been issued by February 2, 2004, unless this period is further extended with the consent of the Office of Thrift Supervision, all funds delivered to us will be returned promptly to the purchasers with interest at Provident Bank's passbook savings rate and all withdrawal authorizations will be canceled. If an extension is granted, we will notify purchasers of the extension of time and of the rights of purchasers to modify or rescind their orders for a specified period of time. Unless we receive an affirmative response in writing within a reasonable period of time, we will promptly return all funds received with interest at our passbook savings rate and all deposit account authorizations will be canceled. These extensions may not go beyond January ___, 2006, which is two years after the special meeting of members of Provident Bancorp, MHC to vote on the conversion.


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Syndicated Community Offering

        If feasible, our Board of Directors may decide to offer for sale all shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve the widest distribution of our shares of common stock. However, we retain the right to accept or reject in whole or in part any orders in the syndicated community offering. In the syndicated community offering, any person may purchase up to 40,000 shares of common stock, subject to the overall maximum purchase limitations. Unless the syndicated community offering begins during the community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

        Since all shares of common stock are being offered on a best-efforts basis, broker-dealers offering shares in the syndicated community offering must conform with certain Securities and Exchange Commission rules. To comply with these rules in a practical and efficient manner, Ryan Beck & Co. expects it will utilize procedures that permit prospective investors in the syndicated community offering to transmit their funds to Ryan Beck & Co., which will deposit the funds it receives prior to the closing date in a non-interest bearing bank account with an independent bank. Pursuant to the agreement with the independent bank, such funds will be released to us on the closing or returned, without interest, to prospective purchasers if the conversion is terminated. Because Ryan Beck & Co. will be selling to its existing customers, standard sales confirmation procedures will be employed instead of subscription procedures. If other broker-dealers are involved, such broker-dealers must comply with the same Securities and Exchange Commission rules.

        If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there is an insignificant number of shares remaining unsold after the subscription and community offerings or in the syndicated community offering, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of Thrift Supervision must approve any such arrangements.

Limitations on Common Stock Purchases

        The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:


        (1) No person may purchase fewer than 25 shares of common stock or more than 40,000 shares;


        (2) Our tax-qualified employee stock benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%.

        (3) Except for the employee benefit plans, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 80,000 shares in all categories of the offering combined;

        (4) Current stockholders of Provident Bancorp are subject to an ownership limitation. As previously described, current stockholders of Provident Bancorp will receive new shares of Provident Bancorp common stock in exchange for their existing shares of Provident

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                Bancorp common stock. The number of shares of common stock that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing Provident Bancorp common stock, may not exceed 5% of the shares of common stock of Provident Bancorp to be issued and outstanding at the completion of the conversion; and

        (5) The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Provident Bank and their associates, in the aggregate, when combined with new shares of common stock issued in exchange for existing shares, may not exceed 25% of the shares issued in the conversion.

        Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of members of Provident Bancorp, MHC, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares may be given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

        In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

        (1) to fill the employee benefit plans' subscription for up to 10% of the total number of shares of common stock issued in the offering;

        (2) in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and


        (3) to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the New York counties of Rockland and Orange, then to Provident Bancorp's public stockholders as of November 7, 2003, then to Ellenville National Bank's depositors as of November 14, 2003 and then to other members of the general public.


        The term "associate" of a person means:

        (1) any corporation or organization, other than Provident Bancorp, Provident Bank or a majority-owned subsidiary of Provident Bank, of which the person is a senior officer, partner or 10% beneficial stockholder;

        (2) any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

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        (3)     any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Provident Bancorp or Provident Bank.

        The term "acting in concert" means:

        (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

        (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

        A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

        Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Provident Bancorp or Provident Bank and except as described below. Any purchases made by any associate of Provident Bancorp or Provident Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under NASD guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see "--Certain Restrictions on Purchase or Transfer of Our Shares after Conversion" and "Restrictions on Acquisition of Provident Bancorp."

Plan of Distribution; Selling Agent Compensation

        To assist in the marketing of our common stock, we have retained Ryan Beck & Co., which is a broker/dealer registered with the National Association of Securities Dealers, Inc. Ryan Beck & Co. will assist us in the offering by:

        (1) acting as our financial advisor for the conversion, providing administration services and managing the Stock Information Center;

        (2) targeting our sales efforts, including assisting in the preparation of marketing materials;

        (3)     soliciting orders for common stock; and

        (4)     assisting in soliciting proxies of our members.

        For these services, Ryan Beck & Co. will receive a management fee of $50,000 and a marketing fee equal to 1.0% of the dollar amount of shares of common stock sold in the subscription and community

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offerings. No fee will be payable to Ryan Beck & Co. with respect to shares purchased by officers, directors and employees or their immediate families, shares purchased by our tax-qualified and non-qualified employee benefit plans and shares issued to the charitable foundation. No fee will be payable to Ryan Beck & Co. with respect to shares issued to stockholders of E.N.B. Holding Company, except under limited circumstances when such shares are issued as part of the offering so that we can sell at least 11,475,000 shares of common stock in the offering. In the event that Ryan Beck & Co. sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee and the fee payable to selected dealers (which may include Ryan Beck & Co.) will not exceed 6.0% in the aggregate. Ryan Beck & Co. will also be reimbursed for allocable expenses in an amount not to exceed $15,000, and for attorney's fees in an amount not to exceed $60,000.

        We will indemnify Ryan Beck & Co. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

        Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular, full-time employees of Provident Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of Provident Bank's Administrative Offices apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Ryan Beck & Co. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure for Purchasing Shares


        Expiration Date. The offering will expire at 10:00 a.m., New York Time, on December 18, 2003, unless we extend it for up to 45 days, with the approval of the Office of Thrift Supervision, if required. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond February 2, 2004 would require the Office of Thrift Supervision's approval, and potential purchasers would be given the right to increase, decrease or rescind their orders for common stock. If we have not sold the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may issue up to 3,677,320 of such unsubscribed shares as merger consideration in the acquisition of E.N.B. Holding Company, Inc. to complete the offering or we may terminate the offering and promptly refund all orders for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, purchasers will be given an opportunity to increase, decrease or rescind their orders.


        To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to this date or hand delivered any later than two days prior to this date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order

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forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at Provident Bank and will earn interest at our passbook savings rate from the date of receipt.

        We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds submitted, with interest at Provident Bank's passbook savings rate from the date of receipt.

        We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.


        Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit full payment. Incomplete order forms or order forms that are not signed are not required to be accepted. We will not be required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) prior to 10:00 a.m. New York Time, on December 18, 2003. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock Information Center, or by overnight delivery to the indicated address on the order form. Order forms may not be delivered to Provident Bank branches. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final.


        By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account that is federally insured or otherwise guaranteed by Provident Bank or the Federal government, and that you received a copy of the prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

        Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

        (1) personal check, bank check or money order, made payable to Provident Bancorp, Inc.; or

        (2) authorization of withdrawal from Provident Bank deposit accounts designated on the stock order form.

        Appropriate means for designating withdrawals from deposit accounts at Provident Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early

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withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Provident Bank and will earn interest at Provident Bank's passbook savings rate from the date payment is received until the offering is completed or terminated. You may not remit Provident Bank line of credit checks or third party checks. Additionally, you may not designate a direct withdrawal from Provident Bank accounts with check-writing privileges. Please provide a check instead, because we cannot place holds on checking accounts. If you request that we do so, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s).

        Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

        If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account or those offered by Provident Bank's Investment Management and Trust Department. By regulation, Provident Bank's individual retirement accounts that were not established through our Investment Management and Trust Department are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use your funds that are currently in a Provident Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account or Provident Bank's Investment Management and Trust Department. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.


        Provident Bancorp shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the reorganization. This payment may be made by wire transfer.

        If our employee stock benefit plans purchase shares in the offering, they will not be required to pay for such shares until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or Provident Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

        Regulations prohibit Provident Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

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        Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and Provident Bank checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

        Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state "blue sky" registrations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

        Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

        We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center


        If you have any questions regarding the offering, please call our Stock Information Center, toll free, at 1-(866) 680-PROV, from 9:00 a.m. to 4:30 p.m., New York Time, Monday through Friday. The Stock Information Center is located at Provident Bancorp's headquarters, 400 Rella Boulevard, Montebello, New York. The Stock Information Center will be closed weekends and bank holidays.


Liquidation Rights

        In the unlikely event of a complete liquidation of Provident Bancorp prior to the conversion, all claims of creditors of Provident Bancorp, including those of depositors of Provident Bank (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of Provident Bancorp remaining, these assets would be distributed to stockholders, including Provident Bancorp, MHC. In the

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unlikely event that Provident Bancorp, MHC and Provident Bancorp liquidated prior to the conversion, all claims of creditors would be paid first. Then, if there were any assets of Provident Bancorp, MHC remaining, members of Provident Bancorp, MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Provident Bank immediately prior to liquidation. In the unlikely event that Provident Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the "liquidation account" to certain depositors, with any assets remaining thereafter distributed to Provident Bancorp as the holder of Provident Bank capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.


        The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of:


        (1) Provident Bancorp, MHC's ownership interest in the retained earnings of Provident Bancorp as of the date of its latest balance sheet contained in this document; or

        (2) the retained earnings of Provident Bank at the time that Provident Bank reorganized into Provident Bancorp, MHC on January 7, 1999.

        The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Provident Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Provident Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Provident Bank, would be entitled, on a complete liquidation of Provident Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Provident Bancorp. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Provident Bank on June 30, 2002, or September 30, 2003. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on June 30, 2002, or September 30, 2003 bears to the balance of all deposit accounts in Provident Bank on such dates.

        If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on June 30, 2002 or September 30, 2003 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Provident Bancorp as the sole stockholder of Provident Bank.

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Tax Aspects

        Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Provident Bancorp, MHC, Provident Bancorp, Provident Bank, Eligible Account Holders, Supplemental Eligible Account Holders, and other members of Provident Bancorp, MHC. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Provident Bancorp or Provident Bank would prevail in a judicial proceeding.

        Provident Bancorp, MHC and Provident Bancorp have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:


        1. The conversion of Provident Bancorp to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and the merger of Provident Bancorp with and into Provident Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.


        2. Neither Provident Bancorp, Provident Bank, nor the stockholders of Provident Bancorp will recognize any gain or loss upon the transfer of assets of Provident Bancorp to Provident Bank in exchange for shares of common stock of Provident Bank, which will be constructively received by Provident Bancorp's stockholders. (Sections 361 and 1032(a) of the Internal Revenue Code.)

        3. The basis of the assets of Provident Bancorp and the holding period of such assets to be received by Provident Bank will be the same as the basis and holding period in such assets in the hands of Provident Bancorp immediately before the exchange. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

        4. The conversion of Provident Bancorp, MHC, to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and the merger of Provident Bancorp, MHC with and into Provident Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

        5. The exchange of Eligible Account Holders' and Supplemental Account Holders' interests in Provident Bancorp, MHC for interests in a liquidation account established in Provident Bank will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

        6. None of Provident Bancorp, MHC, Provident Bancorp, Provident Bank nor eligible account holders, supplemental eligible account holders or other members will recognize any gain or loss on the transfer of the assets of Provident Bancorp, MHC to Provident Bank in exchange for an interest in a liquidation account established in Provident Bank for the benefit of eligible account holders and supplemental eligible account holders who remain depositors of Provident Bank.

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

        7. Current stockholders of Provident Bancorp will not recognize any gain or loss upon their constructive exchange of Provident Bancorp common stock for shares of Provident Bank which will in turn be exchanged for new shares of Provident Bancorp common stock.

        8. Each stockholder's aggregate basis in new shares of Provident Bancorp common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of Provident Bancorp common stock surrendered in exchange therefor.

        9. Each stockholder's holding period in his or her Provident Bancorp common stock received in the exchange will include the period during which Provident Bancorp common stock surrendered was held, provided that the Provident Bancorp common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

        10. Cash received by any current stockholder of Provident Bancorp in lieu of a fractional share interest in new shares of Provident Bancorp common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of new Provident Bancorp common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

        11. Assuming that nontransferable subscription rights have no value, no gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members upon distribution to them of nontransferable subscription rights to purchase shares of Provident Bancorp common stock, provided that the amount to be paid for Provident Bancorp common stock is equal to the fair market value of Provident Bancorp common stock.

        12. The basis of the shares of Provident Bancorp common stock purchased in the offering will be its purchase price. The holding period of the Provident Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

        13. No gain or loss will be recognized by Provident Bancorp on the receipt of money in exchange for Provident Bancorp common stock sold in the offering.

        In the view of RP Financial, LC., which view is not binding on the Internal Revenue Service, the subscription rights do not have any value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the unsubscribed shares of common stock. If the subscription rights granted to eligible account holders and supplemental eligible account holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders and supplemental eligible account holders who exercise the subscription rights in an amount equal to the value and Provident Bancorp could recognize gain on a distribution. Eligible account holders and supplemental eligible account holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

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        Unlike private letter rulings, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Provident Bancorp, MHC and/or the members of Provident Bancorp, MHC, Provident Bancorp, the public stockholders of Provident Bancorp, and/or the eligible account holders and supplemental eligible account holders who exercise their subscription rights. In the event of a disagreement, there can be no assurance that the Internal Revenue Service would not prevail in a judicial or administrative proceeding.

        The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Provident Bancorp's registration statement. Advice regarding the New York state income tax consequences consistent with the federal tax opinion has been issued by KPMG LLP, tax advisors to Provident Bancorp, MHC and Provident Bancorp.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

        All shares of common stock purchased in the offering by a director or an executive officer of Provident Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Provident Bancorp also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

        Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any recognition and retention plans or restricted stock plans.

        Office of Thrift Supervision regulations prohibit Provident Bancorp from repurchasing its common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.


Comparison of Stockholders' Rights for Existing Stockholders of Provident Bancorp, Inc.


        General. As a result of the conversion, existing stockholders of Provident Bancorp, Inc., a federal corporation, will become stockholders of Provident Bancorp, Inc., a Delaware corporation. There are differences in the rights of stockholders of Provident Bancorp, a federal corporation, and stockholders of Provident Bancorp, a Delaware corporation caused by differences between federal and Delaware law and regulations and differences in Provident Bancorp's federal stock charter and bylaws and Provident Bancorp's Delaware certificate of incorporation and bylaws.

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        This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. This discussion is qualified in its entirety by reference to the certificate of incorporation and bylaws of Provident Bancorp, Inc. and the Delaware General Corporation Law. See "Where You Can Find Additional Information" for procedures for obtaining a copy of Provident Bancorp's certificate of incorporation and bylaws.


        Authorized Capital Stock. Our authorized capital stock currently consists of 20,000,000 shares of common stock, par value $0.10 per share, and 10,000,000 shares of preferred stock. After the conversion, our authorized capital stock as a Delaware corporation will consist of 75,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. We authorized more capital stock than that which will be issued in the conversion and acquisition of E.N.B. Holding Company in order to provide our Board of Directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock option grants. These additional authorized shares may also be used by our Board of Directors, however, consistent with its fiduciary duty, to deter future attempts to gain control of Provident Bancorp. Our Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our Board of Directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. We currently have no plans for the issuance of additional shares, other than the issuance of additional shares through our stock benefit plans.


        Issuance of Capital Stock. Pursuant to applicable laws and regulations, Provident Bancorp, MHC is required to own not less than a majority of the outstanding Provident Bancorp common stock. Provident Bancorp, MHC will no longer exist following consummation of the conversion.

        Provident Bancorp's Delaware certificate of incorporation does not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas Provident Bancorp's federal stock charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal stockholders' meeting. Thus, stock-related compensation plans, such as stock option plans and recognition and retention plans, may be adopted by Provident Bancorp, Inc. without stockholder approval and shares of Provident Bancorp, Inc. capital stock may be issued directly to directors or officers without stockholder approval. The bylaws of the National Association of Securities Dealers, Inc., however, generally require corporations with securities that are quoted on the Nasdaq National Market System to obtain stockholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, stockholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations.

        Voting Rights. Neither Provident Bancorp's federal stock charter or bylaws nor Provident Bancorp's Delaware certificate of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see "--Limitations on Voting Rights of Greater-than-10% Stockholders" below.

        Payment of Dividends. The ability of Provident Bancorp, a federal corporation, to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by federal income tax

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considerations related to savings associations such as Provident Bank. See
"Supervision and Regulation--Federal Banking Regulation--Capital Distributions." Although Provident Bancorp is not subject to these restrictions as a Delaware corporation, such restrictions will indirectly affect Provident Bancorp because dividends from Provident Bank will be the primary source of funds of Provident Bancorp for the payment of dividends to stockholders of Provident Bancorp.

        Certain restrictions generally imposed on Delaware corporations may also have an impact on Provident Bancorp's ability to pay dividends. Delaware law generally provides that Provident Bancorp, a Delaware corporation, is limited to paying dividends in an amount equal to the excess of its net assets (total assets minus total liabilities) over its statutory capital or, if no such excess exists, equal to its net profits for the current year and/or the immediately preceding fiscal year.

        Board of Directors. Provident Bancorp's federal stock charter and bylaws and Provident Bancorp's Delaware certificate of incorporation and bylaws each require the Board of Directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.


        Under Provident Bancorp's federal bylaws, any vacancies on the Board of Directors of Provident Bancorp may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. Persons elected by the Board of Directors of Provident Bancorp, a Delaware corporation, to fill vacancies may only serve until the next annual meeting of stockholders. Under Provident Bancorp's Delaware certificate of incorporation, any vacancy occurring on the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.


        Under Provident Bancorp's federal bylaws, any director may be removed for cause by the holders of a majority of the outstanding voting shares. Provident Bancorp's Delaware certificate of incorporation provides that any director may be removed for cause by the holders of at least 80% of the outstanding voting shares of Provident Bancorp, a Delaware corporation.

        Limitations on Liability. The federal stock charter and bylaws of Provident Bancorp do not limit the personal liability of directors.


        Provident Bancorp's Delaware certificate of incorporation provides that directors will not be personally liable for monetary damages to Provident Bancorp for certain actions as directors, except for actions or omissions not in good faith or that involve intentional misconduct or a knowing violation of law by the director, the authorization of illegal distributions or receipt of an improper personal benefit from their positions as directors. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefited Provident Bancorp, Inc.


        Indemnification of Directors, Officers, Employees and Agents. Provident Bancorp's federal stock charter and bylaws do not contain any provision relating to indemnification of directors and officers of Provident Bancorp. Under current Office of Thrift Supervision regulations, however, Provident Bancorp shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving such person's activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or

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her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of Provident Bancorp or its stockholders. Provident Bancorp also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, Provident Bancorp is required to notify the Office of Thrift Supervision of its intention and such payment cannot be made if the Office of Thrift Supervision objects to such payment.


        The officers, directors, agents and employees of Provident Bancorp, a Delaware corporation, are indemnified with respect to certain actions pursuant to Provident Bancorp's Delaware certificate of incorporation. Delaware law allows Provident Bancorp to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Provident Bancorp. No such indemnification may be given if the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.


        Special Meetings of Stockholders. Provident Bancorp's federal bylaws provide that special meetings of Provident Bancorp's stockholders may be called by the Chairman, the President, a majority of the Board of Directors or the holders of not less than one-tenth of the outstanding capital stock of Provident Bancorp entitled to vote at the meeting. Provident Bancorp's Delaware bylaws provide that special meetings of the stockholders of Provident Bancorp may be called only by a majority vote of the total authorized directors.

        Stockholder Nominations and Proposals. Provident Bancorp's federal bylaws generally provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and any new business to be taken up at such a meeting by filing the proposal in writing with Provident Bancorp at least five (5) days before the date of any such meeting.

        Provident Bancorp's Delaware bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Provident Bancorp 90 days prior to the anniversary date of the mailing of proxy materials by Provident Bancorp in connection with the immediately preceding annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, stockholders must submit such written notice no later than the tenth day following the date on which notice of the meeting is mailed to stockholders or such public disclosure was made. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting. Management believes that it is in the best interests of Provident Bancorp and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management's nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.

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        Stockholder Action Without a Meeting. The federal bylaws of Provident
Bancorp provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. Provident Bancorp's Delaware certificate of incorporation expressly prohibits the authority of stockholders to act without a meeting.

        Stockholder's Right to Examine Books and Records. A federal regulation, which is applicable to Provident Bancorp, provides that stockholders may inspect and copy specified books and records of a federally chartered savings institution after proper written notice for a proper purpose. Delaware law similarly provides that a stockholder may inspect books and records upon written demand stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

        Limitations on Voting Rights of Greater-than-10% Stockholders. Both Provident Bancorp's Delaware certificate of incorporation and federal charter provide that no record or beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit.

        Mergers, Consolidations and Sales of Assets. A federal regulation applicable to Provident Bancorp, a federal corporation, requires the approval of two-thirds of the Board of Directors of Provident Bancorp and the holders of two-thirds of the outstanding stock of Provident Bancorp entitled to vote thereon for mergers, consolidations and sales of all or substantially all of Provident Bancorp's assets. Such regulation permits Provident Bancorp to merge with another corporation without obtaining the approval of its stockholders if:


        (1)     it does not involve an interim savings institution;

        (2)     Provident Bancorp's federal stock charter is not changed;

        (3) each share of Provident Bancorp's stock outstanding immediately prior to the effective date of the transaction will be an identical outstanding share or a treasury share of Provident Bancorp after such effective date; and

        (4)     either:

                (a) no shares of voting stock of Provident Bancorp and no securities convertible into such stock are to be issued or delivered under the plan of combination; or

                (b) the authorized unissued shares or the treasury shares of voting stock of Provident Bancorp to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of Provident Bancorp outstanding immediately prior to the effective date of the transaction.


        Provident Bancorp's Delaware certificate of incorporation requires the approval of the holders of at least 80% of Provident Bancorp's outstanding shares of voting stock to approve certain "Business Combinations" involving an "Interested Stockholder" except where:

        (i) the proposed transaction has been approved by two-thirds of the members of the Board of Directors who are unaffiliated with the Interested Stockholder and who were directors prior to the time when the Interested Stockholder became an Interested Stockholder; or

        (ii)    certain "fair price" provisions are complied with.

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The term "Interested Stockholder" includes any individual, corporation, partnership or other entity, other than Provident Bancorp or its subsidiary, which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of Provident Bancorp or an affiliate of such person or entity. This provision of the certificate of incorporation applies to any "Business Combination," which is defined to include, among other things:

        (1) any merger or consolidation of Provident Bancorp with or into any Interested Stockholder;

        (2) any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of Provident Bancorp and its subsidiaries to an Interested Stockholder;

        (3) the issuance or transfer of any securities of Provident Bancorp or a subsidiary of Provident Bancorp to an Interested Stockholder having a value exceeding 25% of the combined fair market value of the outstanding securities of Provident Bancorp;

        (4) the adoption of any plan or proposal for the liquidation or dissolution of Provident Bancorp proposed by or on behalf of an Interested Stockholder or any Affiliate of an Interested Stockholder; or

        (5) any reclassification of securities, any recapitalization, or any merger with a subsidiary or other transaction that has the effect of increasing an Interested Stockholder's proportional share of any class of securities of Provident Bancorp.

        Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of Provident Bancorp and any other affected class of stock. One exception under Delaware law to the majority approval requirement applies to stockholders owning 15% or more of the common stock of a corporation for a period of less than three years. Such 15% stockholder, in order to obtain approval of a business combination, must obtain the approval of two-thirds of the outstanding stock, excluding the stock owned by such 15% stockholder, or satisfy other requirements under Delaware law relating to board of director approval of his or her acquisition of the shares of Provident Bancorp. The increased stockholder vote required to approve a business combination may have the effect of preventing mergers and other business combinations which a majority of stockholders deem desirable and placing the power to prevent such a merger or combination in the hands of a minority of stockholders.

        Provident Bancorp's Delaware certificate of incorporation provides that the Board of Directors may consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include the social and economic effects of the transaction on its customers and employees and the communities served by Provident Bancorp.


        Dissenters' Rights of Appraisal. Office of Thrift Supervision regulations generally provide that a stockholder of a federally chartered corporation that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the corporation, subject to specified procedural requirements. However, if the federally chartered corporation's stock is listed on a national securities exchange or quoted on the Nasdaq Stock Market, stockholders are not entitled to dissenters' rights in connection with a merger if the stockholders are required to accept cash or shares of stock which will be listed on a national securities exchange or quoted on the Nasdaq Stock Market, or any combination thereof.


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        Under Delaware law, except for cash merger transactions, stockholders of
Provident Bancorp generally will not have dissenters' appraisal rights in connection with a plan of merger or consolidation to which Provident Bancorp is a party because the common stock is expected to be listed on the Nasdaq National Market.

        Amendment of Governing Instruments. No amendment of Provident Bancorp's federal stock charter may be made unless it is first proposed by the Board of Directors of Provident Bancorp, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Provident Bancorp's Delaware certificate of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of Provident Bancorp common stock, except that the provisions of the certificate of incorporation governing the calling of meetings of stockholders and the prohibition of action by written consent of stockholders, stockholder nominations and proposals, limitations on voting rights of 10% stockholders, the number and staggered terms of directors, vacancies on the Board of Directors and removal of directors, approval of certain business combinations, indemnification of officers and directors, and the manner of amending the certificate of incorporation and bylaws, may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the outstanding shares of Provident Bancorp.


        The federal bylaws of Provident Bancorp may be amended by a majority vote of the full Board of Directors of Provident Bancorp or by a majority vote of the votes cast by the stockholders of Provident Bancorp at any legal meeting. Provident Bancorp's Delaware bylaws may only be amended by a majority vote of the Board of Directors of Provident Bancorp or by the holders of at least 80% of the outstanding stock of Provident Bancorp.


        Residency Requirement for Directors. Provident Bancorp's Delaware bylaws provide that only persons who reside or work in a county in which Provident Bank maintains an office or in a county contiguous to a county in which Provident Bank maintains an office will be qualified to be appointed or elected to the Board of Directors of Provident Bancorp. Provident Bancorp's federal bylaws have no similar provision.

        Purpose and Anti-Takeover Effects of Provident Bancorp's Delaware Certificate of Incorporation and Bylaws. Our Board of Directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors. These provisions will also assist us in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion. Our Board of Directors believes these provisions are in the best interests of Provident Bancorp and its stockholders. Our Board of Directors believes that it will be in the best position to determine the true value of Provident Bancorp and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, our Board of Directors believes that it is in the best interests of Provident Bancorp and its stockholders to encourage potential acquirers to negotiate directly with the Board of Directors of Provident Bancorp and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Provident Bancorp and that is in the best interests of all stockholders.

        Takeover attempts that have not been negotiated with and approved by our Board of Directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Provident Bancorp for

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

our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Provident Bancorp's assets.

        Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.


        Despite our belief as to the benefits to stockholders of these provisions of Provident Bancorp's Delaware certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our Board of Directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our Board of Directors and management. Our Board of Directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

        Following the conversion, pursuant to applicable law and, if required, following the approval by stockholders, we may adopt additional anti-takeover provisions in our certificate of incorporation or other devices regarding the acquisition of our equity securities that would be permitted for a Delaware business corporation.


        The cumulative effect of the restriction on acquisition of Provident Bancorp contained in the Delaware certificate of incorporation and bylaws of Provident Bancorp and in Delaware law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of Provident Bancorp may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

Recommendation of Provident Bancorp's Board of Directors

        Provident Bancorp's board of directors has approved the plan of conversion and the transactions contemplated by the plan of conversion. The board of directors believes that the plan of conversion is in the best interest of Provident Bancorp and its stockholders and recommends that you vote "FOR" the approval of the plan of conversion.

        PROVIDENT BANCORP'S PROPOSAL II -- THE PROVIDENT BANK CHARITABLE
                                   FOUNDATION

General


        In furtherance of our commitment to our local community, the plan of conversion provides that we will establish the Provident Bank Charitable Foundation as a non-stock, nonprofit Delaware corporation in connection with the conversion. The charitable foundation will be funded with cash and shares of Provident Bancorp, Inc. common stock, as further described below. By further enhancing our visibility and reputation in our local community, we believe that the charitable foundation will enhance the long-term value of Provident Bank's community banking franchise. The conversion presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits.


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Purpose of the Charitable Foundation


        The purpose of the charitable foundation is to enhance the relationship between Provident Bank and the communities in which it operates and to enable the communities to share in our long-term growth. The Provident Bank Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that the Provident Bank Charitable Foundation will enable us to assist the communities within our market area in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act. Provident Bank received an "Outstanding" rating in its last Community Reinvestment Act examination by the Office of Thrift Supervision.

        We further believe that the funding of the Provident Bank Charitable Foundation with cash and shares of Provident Bancorp common stock will allow our community to share in the potential growth and success of Provident Bank long after the conversion. The Provident Bank Charitable Foundation will accomplish that goal by providing for continued ties between it and Provident Bank, thereby forming a partnership within the communities in which Provident Bank operates and surrounding marketing areas.


        We do not expect the contribution to Provident Bank Charitable Foundation to take the place of our traditional community lending and charitable activities. For the nine months ended June 30, 2003, Provident Bank contributed $131,000 to various organizations. We expect to continue making charitable contributions within our community. In connection with the closing of the conversion, Provident Bancorp intends to issue 400,000 shares of common stock to the Provident Bank Charitable Foundation and contribute $1.0 million in cash to the charitable foundation.

Structure of the Charitable Foundation


        The Provident Bank Charitable Foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of the Provident Bank Charitable Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in
Section 501(c)(3) of the Internal Revenue Code. The Provident Bank Charitable Foundation's certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its directors, officers or members.


        We have selected George Strayton, Donald T. McNelis and Rita Champ to serve on the initial board of directors of the charitable foundation. As required by Office of Thrift Supervision regulations, we also will select one additional person to serve on the initial board of directors who will not be one of our officers or directors and who will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial board of directors during the year following the completion of the conversion, following the first anniversary of the conversion, the foundation may alter the size of and composition of its board of directors. For five years after the conversion, one seat on the foundation's board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and one seat on the foundation's board of directors will be reserved for one of Provident Bank's directors.

        The business experience of Mr. Strayton and Dr. McNelis is described in "Management of Provident Bancorp." The business experience of Ms. Champ is as follows:

        Rita Champ is Provident Bank's Vice President, Director of Marketing, and has been employed by Provident Bank since August 2001. Prior to joining Provident Bank, Ms. Champ was Senior Vice President, General Manager for the North and South American Financial Services Division of ICL, Ltd, a subsidiary of Fujitsu Limited.

        The board of directors of the Provident Bank Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of the Provident Bank Charitable Foundation will at all times be bound by their fiduciary duty to advance the charitable foundation's charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors of the Provident Bank Charitable Foundation also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of common stock of Provident Bank held by the charitable foundation. However, as required by Office of Thrift Supervision regulations, all shares of common stock held by the Provident Bank Charitable Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by stockholders of Provident Bancorp.


        The Provident Bank Charitable Foundation's place of business will be located at our administrative offices. The board of directors of the Provident Bank Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between Provident Bank and the foundation.

        The Provident Bank Charitable Foundation will receive working capital from:


        (1) any dividends that may be paid on shares of Provident Bancorp's common stock in the future;


        (2) within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

        (3) the proceeds of the sale of any of the shares of common stock in the open market from time to time.


        As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the Provident Bank Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. Legislation has been introduced that, if enacted, could have the impact of increasing the charitable foundation's required annual distribution in grants or donations. One of the conditions imposed on the gift of common stock is that the amount of common stock that may be sold by the Provident Bank Charitable Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Provident Bank Charitable Foundation, except where the board of directors of the charitable foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.


Tax Considerations

        Our independent tax advisor, Luse Gorman Pomerenk & Schick, P.C., has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. The Provident Bank Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as the Provident Bank Charitable Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether the Provident Bank Charitable Foundation's tax exempt status will be affected by the regulatory requirement that all shares of common stock of Provident Bancorp held by the Provident Bank Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock of Provident Bancorp on all proposals considered by stockholders of Provident Bancorp.

        Provident Bank is authorized by federal law to make charitable contributions. We believe that the conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to the Provident Bank Charitable Foundation. We believe that the contribution to the Provident Bank Charitable Foundation in excess of the 10% annual limitation on charitable deductions described below is justified given Provident Bank's capital position and its earnings, the substantial additional capital being raised in the conversion and the potential benefits of the Provident Bank Charitable Foundation to our community. See "Capitalization," "Historical and Pro Forma Regulatory Capital Compliance, and "--Comparison of Valuation and Pro Forma Information With and Without the Foundation." The amount of the contribution will not adversely affect our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position, and it does not raise safety and soundness concerns.


        We have received an opinion from our independent tax advisor that Provident Bancorp's contribution of its shares of stock to the Provident Bank Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that the Provident Bank Charitable Foundation is required to pay Provident Bancorp for such stock. We are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the Provident Bank Charitable Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to the Provident Bank Charitable Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.


        Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize the Provident Bank Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to the Provident Bank Charitable Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.

        As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. Legislation has been introduced that, if enacted, would reduce this rate to 1.0%. The Provident Bank Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The Provident Bank Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation's managers and a concise statement of the purpose of each grant.

Regulatory Conditions Imposed on the Charitable Foundation

        Office of Thrift Supervision regulations impose the following conditions on the establishment of the charitable foundation:


        . the Office of Thrift Supervision may examine the charitable foundation at the foundation's expense;

        . the charitable foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

        . the charitable foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

        . the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

        . the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

        . the charitable foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by the stockholders of Provident Bancorp.


        Within six months of completing the conversion, the Provident Bank Charitable Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

        Additionally, the establishment and funding of the Provident Bank Charitable Foundation must be separately approved by:

        . at least a majority of the total number of votes eligible to be cast by members of Provident Bancorp, MHC at the special meeting of members;

        . at least two-thirds of the votes eligible to be cast by stockholders of Provident Bancorp common stock; and

        . at least a majority of the votes eligible to be cast by stockholders of Provident Bancorp common stock, excluding those shares held by Provident Bancorp, MHC.

        Consummation of the conversion and the offering of common stock is not conditioned upon member or stockholder approval of the charitable foundation. Failure to approve the charitable foundation may, however, materially increase the pro forma market value of Provident Bancorp. See "--Comparison of Valuation and Pro Forma Information With and Without the Foundation."

Comparison of Valuation and Pro Forma Information With and Without the
Foundation


        As reflected in the table below, if the charitable foundation is not established and funded as part of the conversion, RP Financial estimates that the pro forma valuation of Provident Bancorp would be greater, and as a result a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, the pro forma valuation of Provident Bancorp is $247.4 million, $283.9 million, $320.4 million and $362.3 million with the charitable foundation, as compared to $251.1 million, $288.9 million, $326.7 million and $370.2 million, respectively, without the charitable foundation. There is no assurance that in the event the charitable foundation were not formed that the appraisal prepared at that time would conclude that the pro forma market value of Provident Bancorp would be the same as that estimated herein. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

        For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the nine months ended June 30, 2003 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the conversion was completed at June 30, 2003, with and without the charitable foundation. Pro forma financial ratios are annualized. The valuation amounts referred to in the table below relate to the value of the shares sold to the depositors and the public and the shares issued to shareholders of E.N.B. Holding Company.


                                              11,475,000 Shares Sold (1)     13,500,000 Shares Sold      15,525,000 Shares Sold
                                              --------------------------    ------------------------    ------------------------
                                                  With         Without         With        Without         With        Without
                                               Foundation     Foundation    Foundation    Foundation    Foundation    Foundation
                                              ------------    ----------    ----------    ----------    ----------    ----------
                                                                 (Dollars in thousands, except per share amounts)
Estimated offering amount...................    $  114,750    $  119,000    $  135,000    $  140,000    $  155,250    $  161,000
Pro forma market capitalization.............       247,434       251,088       283,904       288,909       320,373       326,729
Total assets................................     1,568,610     1,571,794     1,586,844     1,590,705     1,605,080     1,609,615
Total liabilities...........................     1,313,073     1,313,073     1,313,073     1,313,073     1,313,073     1,313,073
Pro forma stockholders' equity..............       255,602       258,786       273,836       277,697       292,073       296,608
Pro forma net income........................        10,227        10,252        10,222        10,246        10,216        10,239
Pro forma stockholders' equity per share....         10.33         10.29          9.64          9.62          9.11          9.07
Pro forma net income per share..............          0.43          0.42          0.37          0.37          0.33          0.33
Pro forma pricing ratios:
Offering price as a percentage of
 pro forma stockholders' equity per share...         96.81%        97.18%       103.73%       103.95%       109.77%       110.25%
Offering price to pro forma net income
 per share .................................         17.44x        17.86x        20.27x        20.27x        22.73x        22.73x
Pro forma financial ratios:
Return on assets............................          0.87%         0.87%         0.86%         0.86%         0.85%         0.85%
Return on equity............................          5.34%         5.28%         4.98%         4.92%         4.66%         4.60%
Equity to assets............................         16.29%        16.46%        17.26%        17.46%        18.20%        18.43%

                                               17,853,750 Shares Sold
                                              ------------------------
                                                 With        Without
                                              Foundation    Foundation
                                              ----------    ----------
                                               (Dollars in thousands,
                                              except per share amounts)
Estimated offering amount...................  $  178,538    $  185,150
Pro forma market capitalization.............     362,314       370,222
Total assets................................   1,626,050     1,631,363
Total liabilities...........................   1,313,073     1,313,073
Pro forma stockholders' equity..............     313,042       318,355
Pro forma net income........................      10,209        10,231
Pro forma stockholders' equity per share....        8.65          8.60
Pro forma net income per share..............        0.29          0.29
Pro forma pricing ratios:
Offering price as a percentage of
 pro forma stockholders' equity per share...      115.61%       116.28%
Offering price to pro forma net income
 per share .................................       25.86x        25.86x
Pro forma financial ratios:
Return on assets............................        0.84%         0.84%
Return on equity............................        4.35%         4.28%
Equity to assets............................       19.25%        19.51%

----------

(1) If Provident Bancorp does not receive orders for at least 11,475,000 shares in the offering, then, at Provident Bancorp's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,677,320 unsubscribed offering shares may be issued to shareholders of E.N.B. Holding Company as merger consideration. If 3,677,320 unsubscribed shares are so issued, the offering price as a percentage of pro forma shareholders' equity per share, the offering price to pro forma net income per share, return on assets and return on equity without the foundation would be 96.34%, 15.31x, 0.85% and 6.04%, respectively, compared to 96.06%, 15.00x, 0.85% and 6.11% with the charitable foundation, respectively.

Recommendation of Provident Bancorp's Board of Directors

        Provident Bancorp's board of directors has approved the issuance and contribution to the charitable foundation. The board of directors believes that the issuance and contribution to the charitable foundation is in the best interest of Provident Bancorp and its stockholders and recommends that you vote "FOR" the approval of the issuance and contribution to the charitable foundation.

                      PROVIDENT BANCORP'S PROPOSAL III AND
        E.N.B. HOLDING COMPANY'S PROPOSAL I -- THE MERGER AND THE MERGER
                                    AGREEMENT

        The description of the merger and the merger agreement contained in this proxy statement-prospectus describes the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement. We have attached a copy of the merger agreement as Appendix H.

General


        In the merger, and as described in the merger agreement, E.N.B. Holding Company will merge into Provident Bancorp, Inc., a Delaware corporation (or a subsidiary thereof). Outstanding shares of E.N.B. Holding Company common stock will be converted into the right to receive cash and/or shares of Provident Bancorp common stock, issued as part of or immediately following completion of the conversion of Provident Bancorp, MHC and related stock offering by Provident Bancorp. If the conversion is not completed by March 31, 2004, E.N.B. Holding Company can elect to either: (1) proceed with the merger transaction and E.N.B. Holding Company shareholders will receive merger consideration of $4,500 in cash, or (2) terminate the merger transaction and receive a fee of $3.7 million. In the merger, Provident Bancorp common stock will be valued at the $10.00 price per share at which the stock is being sold in the offering. Cash will be paid in lieu of any fractional share of E.N.B. Holding Company common stock. See "--Election to Receive Cash or Stock; Conversion of Shares in the Merger" below. As a result of the merger, the separate corporate existence of E.N.B. Holding Company will cease and Provident Bancorp will succeed to all the rights and be responsible for all the obligations of E.N.B. Holding Company. Immediately after the merger of E.N.B. Holding Company into Provident Bancorp, Ellenville National Bank will merge into Provident Bank and the separate corporate existence of Ellenville National Bank shall cease to exist.


Election to Receive Cash or Stock; Conversion of Shares in the Merger

        At the effective time of the merger, by virtue of the merger and without any further action on the part of E.N.B. Holding Company, Provident Bancorp or holders of their securities:

        . any shares of E.N.B. Holding Company common stock that are owned by Provident Bancorp or E.N.B. Holding Company or any of their subsidiaries will be canceled and retired and cease to exist, and no shares of Provident Bancorp common stock or other consideration will be issued or delivered in exchange for those shares of common stock; and

        . each share of E.N.B. Holding Company common stock issued and outstanding, other than any shares to be canceled as described above, will be converted into and become the right to receive the merger consideration in the form of cash or shares of Provident Bancorp common stock, or a combination of cash and shares of Provident Bancorp common stock, all as more fully described below.


        . each issued and outstanding share of common stock of Provident Bancorp, a Delaware corporation, issued in the conversion will remain one share of common stock of Provident Bancorp.


        The amount of merger consideration to be received for each share of E.N.B. Holding Company common stock will be $4,830, in the form of cash, shares of common stock of Provident Bancorp, a Delaware corporation, (at a value of $10.00 per share) issued as part of or immediately following completion of the conversion of Provident Bancorp, MHC and related stock offering by Provident Bancorp, or a combination thereof. For example, if a shareholder elects to receive the $4,830 merger consideration entirely in the form of Provident Bancorp common stock, and if the shareholder's election is fulfilled, each share of E.N.B. Holding Company common stock will be converted into the right to receive 483 shares of Provident Bancorp common stock.


        The merger agreement provides that, in the event Provident Bancorp sells more than $181.3 million of shares of common stock in the offering (excluding shares issued to the Provident Bank Charitable Foundation and excluding shares issued in exchange for existing shares of common stock of Provident Bancorp, a federal corporation), the number of shares to be issued to shareholders of E.N.B. Holding Company will be increased to maintain their ownership percentage in Provident Bancorp following the conversion and merger. In this circumstance, the number of shares issued to shareholders of E.N.B Holding Company will be increased in proportion to the dollar value of the shares of common stock issued in the offering that exceed $181,315,000. For example, if the conversion price per share is $10.00, and the dollar value of the shares of Provident Bancorp sold in the offering (excluding shares issued to the Provident Bank Charitable Foundation and excluding shares issued in exchange for existing shares of common stock of Provident Bancorp, a federal corporation) equals $190,000,000, then each outstanding share of E.N.B Holding Company that is to be converted into the right to receive shares of Provident Bancorp common stock will be converted into and become the right to receive 506 shares of Provident Bancorp common stock (the merger consideration of $4,830 divided by conversion price of $10.00, or 483 shares, multiplied by 1.0479 ($190,000,000 divided by $181,315,000), with the fractional share interest to be paid in cash by Provident Bancorp. The cash portion of the merger consideration will not be affected by an increase in the size of the offering.


        No fractional shares will be issued. Fractional shares will be converted into cash determined by multiplying $10.00 by the fraction of a share of Provident Bancorp common stock that the holder would otherwise be entitled to receive.

        Although shareholders of E.N.B. Holding Company will be offered the opportunity to elect to receive the $4,830 per share merger consideration in the form of either cash or Provident Bancorp common stock, or a combination of cash and Provident Bancorp common stock, the merger agreement requires that the total merger consideration be 50% in cash and 50% in Provident Bancorp common stock. Therefore, shareholders of E.N.B. Holding Company may receive a combination of cash and shares of Provident Bancorp for their E.N.B. Holding Company shares, depending on the elections made by other E.N.B. Holding Company shareholders.

        If a shareholder of E.N.B. Holding Company holds shares in certificate form, the shareholder of E.N.B. Holding Company has received or will soon receive an election form for use in electing whether:

        .       to receive cash for their E.N.B. Holding Company shares;

        . to receive shares of Provident Bancorp common stock for their E.N.B. Holding Company shares;

        . to receive a combination of cash and shares of Provident Bancorp common stock; or

        .       they have no preference.


        The election form should be returned with your stock certificates to the exchange agent, as the election form provides. If you do not make an election or if the election form is received after the December 18, 2003 deadline, you will be deemed to have made an election to receive merger consideration in the form of cash and/or shares of common stock, as Provident Bancorp shall determine in its sole discretion. All elections will be irrevocable. Nominees, trustees and others who hold shares of E.N.B. Holding Company common stock in representative capacities may submit multiple forms of election so long as each election form covers all of the shares of E.N.B. Holding Company common stock held for a particular beneficial owner. If your shares are held in a brokerage account in "street name," you will not receive an election form because you do not need to submit certificates. Follow your nominee, trustee or broker's written instructions regarding making your election. During the time between when the election is made and the merger is completed, E.N.B. Holding Company shareholders will be unable to sell their E.N.B. Holding Company common stock.

        If the aggregate elections for cash are greater than $36,773,205, the amount of cash consideration that each E.N.B. Holding Company shareholder electing to receive all or a portion of their consideration in cash will be reduced on a pro rata basis. These shareholders will receive stock consideration for any of their E.N.B. Holding Company shares for which they do not receive cash.

        If the aggregate elections for shares of Provident Bancorp common stock are greater than 3,677,320 shares of common stock ($36,773,205 of shares of common stock), the amount of Provident Bancorp's common stock that each E.N.B. Holding Company shareholder electing to receive all or a portion of their consideration in shares of Provident Bancorp common stock will be reduced on a pro rata basis. These shareholders will receive cash consideration for any E.N.B. Holding Company shares for which they do not receive Provident Bancorp common stock.


        We will pay cash in lieu of any fractional share of Provident Bancorp common stock, after aggregating all fractional share interests of any shareholder who holds more than one certificate for E.N.B. Holding Company common stock.


        All shares of E.N.B. Holding Company common stock converted as provided above will no longer be outstanding and will automatically be canceled and retired and will cease to exist. Each holder of a stock certificate representing, immediately prior to the effective time of the merger, shares of E.N.B. Holding Company common stock will cease to have any rights with respect to those shares, except the right to receive the merger consideration as described above, following the effective time of the merger. See "--Exchange of E.N.B. Holding Company Certificates; No Fractional Shares."


Exchange of E.N.B. Holding Company Certificates; No Fractional Shares


        Until an E.N.B. Holding Company shareholder makes an election as to whether he or she wants cash, shares of Provident Bancorp common stock or a combination of cash and shares of common stock, the shareholder can continue to trade shares of E.N.B. Holding Company common stock, although E.N.B. Holding Company has agreed not to repurchase shares of its common stock from its shareholders. Upon completion of the merger, the outstanding shares of E.N.B. Holding Company common stock will automatically convert into the right to receive the merger consideration, as elected by the shareholders and subject to the aggregate limitations on cash and shares of common stock of Provident Bancorp provided for in the merger agreement.

        Provident Bancorp has designated Registrar and Transfer Company to act as exchange agent under the merger agreement. As of the effective time of the merger, Provident Bancorp will deposit with the exchange agent, cash and certificates representing the shares of Provident Bancorp common stock issuable pursuant to the merger agreement in exchange for outstanding shares of E.N.B. Holding Company common stock. The exchange agent will hold the cash and certificates for shares of Provident Bancorp common stock, together with any dividends or distributions and together with any cash to be paid for fractional share interests, as an exchange fund until paid to the former E.N.B. Holding Company shareholders or otherwise transferred as described in this section.

        If you hold shares of common stock of E.N.B. Holding Company in certificate form, you have received or will soon receive an election form and instructions for surrendering your E.N.B. Holding Company stock certificates in exchange for cash or shares of Provident Bancorp common stock or both. If you hold your shares in a brokerage account, or "street name," you do not need to surrender certificates. Follow your nominee, trustee or broker's written instructions regarding making your election. Nominees, trustees and others who hold shares of E.N.B. Holding Company common stock in representative capacities may submit multiple forms of election so long as each election form covers all of the shares of E.N.B. Holding Company common stock held for a particular beneficial owner. During the time between when the election is made and the merger is completed, E.N.B. Holding Company shareholders will be unable to sell their E.N.B. Holding Company common stock.


        Upon surrender of an E.N.B. Holding Company stock certificate for cancellation to the exchange agent, together with a duly executed election form and any other documents the exchange agent may reasonably require, the holder of an E.N.B. Holding Company stock certificate will be entitled to receive in exchange, upon completion of the merger:

        . a certificate representing that number of whole shares of Provident Bancorp common stock into which the E.N.B. Holding Company shares formerly represented by the stock certificate have been converted and cash in lieu of any fractional share;

        . cash into which the E.N.B. Holding Company shares formerly represented by the stock certificate have been converted; or

        . a combination of cash and shares of Provident Bancorp common stock;

and the surrendered E.N.B. Holding Company stock certificate will be canceled, all as more fully described below.

        At the effective time of the merger, the stock transfer books of E.N.B. Holding Company will be closed and there will be no further registration of transfers of shares of E.N.B. Holding Company common stock thereafter on the records of E.N.B. Holding Company. After the effective time of the merger, the holders of E.N.B. Holding Company stock certificates outstanding immediately prior to the effective time of the merger will cease to have any rights with respect to the shares of E.N.B. Holding Company common stock formerly represented by those certificates except as otherwise provided in the merger agreement or by law.

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        In the event of a transfer of ownership of shares of E.N.B. Holding
Company common stock that is not registered in the transfer records of E.N.B. Holding Company, a certificate representing the proper number of shares of Provident Bancorp common stock, a check in the proper amount of cash that the holder is entitled to receive in respect of the E.N.B. Holding Company shares pursuant to the merger agreement, and any cash in lieu of a fractional share, will be delivered to the transferee if the E.N.B. Holding Company stock certificate which represented the shares of E.N.B. Holding Company common stock is presented to the exchange agent, accompanied by all documents required to make the transfer and by evidence that any applicable stock transfer taxes have been paid.

        Until surrendered as contemplated by the merger agreement after the merger, each E.N.B. Holding Company stock certificate will represent only the right to receive the merger consideration in cash or shares of Provident Bancorp common stock, or both.

        Provident Bancorp will not pay dividends or make other distributions to the holder of any unsurrendered E.N.B. Holding Company stock certificate with respect to any shares of Provident Bancorp common stock represented by the E.N.B. Holding Company stock certificate after completion of the merger, and no cash payment will be paid to the holder, until the holder submits the E.N.B. Holding Company stock certificate. Subject to the effect of any applicable law, after Provident Bancorp or the exchange agent receives a stock certificate for shares of common stock of E.N.B. Holding Company after the completion of the merger, Provident Bancorp will promptly pay to the holder of the certificate, without interest:

        . the amount of any cash payable with respect to the surrendered E.N.B. Holding Company stock certificate to which the holder is otherwise entitled; and

        . the amount of any such dividends or distributions to which the holder is entitled.

        Provident Bancorp will not issue fractional shares of its common stock in the merger. Instead, all fractional share interests of a holder of more than one E.N.B. Holding Company stock certificate will be combined to maximize the number of whole shares of Provident Bancorp common stock to be issued and minimize the fractional interests to be paid in cash. If a fractional share interest results after the combination, Provident Bancorp will pay the holder of a fractional share interest an amount in cash based on a price of $10.00 for each full share of Provident Bancorp common stock.


        If any portion of the exchange fund has not been paid or delivered to the E.N.B. Holding Company shareholders 12 months after the effective time of the merger, Provident Bancorp will be entitled to receive it upon demand. If that occurs, any E.N.B. Holding Company shareholders who have not yet delivered their E.N.B. Holding Company stock certificates to the exchange agent must instead look only to Provident Bancorp for payment of their claim for cash or shares of Provident Bancorp common stock, or both, and any dividends or distributions with respect to Provident Bancorp common stock. Neither the exchange agent nor any party to the merger agreement will be liable to any E.N.B. Holding Company shareholder for any property delivered to any public official pursuant to any abandoned property, escheat or similar law.


        Provident Bancorp will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any E.N.B. Holding Company shareholder any amount that Provident Bancorp is required to deduct and withhold under any provision of federal, state, local or foreign tax law. Any withheld amounts will be treated for all purposes of the merger agreement as having been paid to the E.N.B. Holding Company shareholder in respect of which the deduction and withholding was made by Provident Bancorp.

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Provident Bancorp's Background of the Merger

        As part of its ongoing strategic planning, the board of directors of Provident Bancorp has considered the acquisition of other financial institutions as a way to increase stockholder value. The board of directors has also considered the merits of an acquisition as a way to prudently deploy excess capital generated by a stock offering conducted as part of a conversion to stock form by Provident Bancorp, MHC.

        On May 9, 2003, Endicott Financial Advisors, L.L.C. contacted George Strayton, President and Chief Executive Officer of Provident Bancorp, to inquire whether Provident Bancorp would be interested in acquiring a financial institution, and, if so, whether Provident Bancorp, MHC would consider a mutual-to-stock conversion if capital were needed to complete the acquisition of the financial institution. Mr. Strayton advised Endicott that the board of directors had indicated its interest in such a transaction, and Mr. Strayton and Endicott scheduled a meeting on May 15, 2003. On May 14, 2003, Provident Bancorp entered into an agreement not to disclose confidential information obtained from E.N.B. Holding Company in connection with the potential acquisition.

        On May 15, 2003, Mr. Strayton and Paul A. Maisch, Senior Vice President and Chief Financial Officer of Provident Bancorp, met with Endicott to discuss the proposed acquisition. Mr. Strayton indicated that he would bring the transaction to the board of directors for their consideration. Mr. Strayton contacted Provident Bancorp's outside counsel, Luse Gorman Pomerenk & Schick, P.C., to discuss the best way to proceed with negotiations.

        On May 16, 2003, Provident Bancorp engaged RP Financial, LC. to provide financial analysis in connection with the proposed transaction and to negotiate with Endicott on Provident Bancorp's behalf. RP Financial acted as financial advisor to Provident Bancorp with respect to Provident Bancorp's acquisition of The National Bank of Florida, located in Florida, New York, in 2002. RP Financial has periodically been engaged by Provident Bancorp to provide other financial advisory, strategic planning and valuation services. RP Financial also prepared the appraisal reports in connection with Provident Bancorp's stock offering at the time of its mutual holding company reorganization in January 1999. RP Financial then contacted Endicott to discuss procedures, timing and general objectives of both Provident Bancorp and E.N.B. Holding Company.

        On May 22, 2003, Provident Bancorp's board of directors met to discuss the transaction. At this meeting, RP Financial presented a financial analysis of the acquisition, and discussed the acquisition's structure, including the mutual-to-stock conversion of Provident Bancorp, MHC. The board of directors instructed RP Financial to contact Endicott and inform Endicott of the board of directors' interest in continuing discussions. Provident Bancorp began conducting its initial due diligence review of E.N.B. Holding Company on May 23, 2003.

        On June 4, 2003, Provident Bancorp's board of directors met to further discuss the transaction. RP Financial and Mr. Maisch presented further financial analysis of the acquisition. Mr. Strayton and senior staff members reported the initial results of their due diligence review, as well as the other issues that would need to be reviewed as part of the acquisition. At the end of this board meeting, the board of directors authorized RP Financial to provide Endicott with a non-binding preliminary indication of interest. On June 5, 2003, RP Financial contacted Endicott and indicated Provident Bancorp's willingness to conduct the transaction for a purchase price of $4,600 per share of E.N.B. Holding Company common stock, payable 60% in shares of common stock of the holding company to be formed as part of Provident Bancorp, MHC's mutual-to-stock conversion and 40% in cash.

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


        On June 9, 2003, Endicott contacted RP Financial to express E.N.B. Holding Company's view that the price offered was too low. Following discussions between RP Financial, Mr. Strayton and William Helmer, Provident Bancorp's Chairman of the Board, RP Financial contacted Endicott and presented an alternative purchase price of $4,700 per share of E.N.B. Holding Company common stock, payable 60% in shares of common stock and 40% in cash. On June 13, 2003, Endicott contacted RP Financial to discuss the merits of a transaction with a higher price per share, payable 50% in shares of common stock and 50% cash.


        Following a telephone conference meeting of the executive committee of Provident Bancorp's board of directors on June 13, 2003, Provident Bancorp provided a revised indication of interest with a purchase price of $4,850 per share, payable 50% in shares of common stock and 50% in cash. On June 16, 2003, Provident Bancorp and E.N.B. Holding Company executed an agreement that provided for exclusive negotiations between the two parties for a period of 30 days. On June 16, 2003, E.N.B. Holding Company executed a letter agreeing not to disclose confidential information obtained from Provident Bancorp in connection with the potential acquisition.


        From June 16 to June 29, 2003, Provident Bancorp and its representatives conducted a due diligence review of E.N.B. Holding Company. During that same period, E.N.B. Holding Company and its representatives continued their due diligence review of Provident Bancorp, including the review of certain non-public information provided by Provident Bancorp and its representatives. During the course of Provident Bancorp's due diligence review, Provident Bancorp found unanticipated costs associated with the termination of certain information technology contracts of E.N.B. Holding Company and, accordingly, proposed a reduction in the proposed purchase price to $4,800 per share of E.N.B. Holding Company common stock.

        On June 26, 2003, representatives of Provident Bancorp held a telephone conference with staff members of the Office of Thrift Supervision to discuss the transaction and review Provident Bank's preliminary business plan for the three years following the transaction. Provident Bancorp's board of directors held a meeting on June 26, 2003. At this meeting, RP Financial reviewed an updated financial analysis of the transaction with the board of directors, including both the acquisition of E.N.B. Holding Company and a mutual-to-stock conversion of Provident Bancorp, MHC. At this meeting, Luse Gorman reviewed both the terms and conditions contained in the merger agreement, as well as the terms and conditions contained in the plan of conversion of Provident Bancorp, MHC, and discussed the board's fiduciary duties with respect to the transaction.


        The parties continued negotiations through July 1, 2003. At a meeting on July 1, 2003, Provident Bancorp's board of directors agreed to increase the purchase price to $4,830 per share of E.N.B. Holding Company common stock, payable 50% in shares of common stock and 50% in cash. RP Financial presented its opinion to the board of directors that this price was fair to Provident Bancorp's stockholders from a financial point of view. Luse Gorman again reviewed the terms and conditions contained in the merger agreement and the plan of conversion. Based on, among other things, the factors discussed below under "--Provident Bancorp's Reasons to Enter into the Merger Agreement; Recommendation of Provident Bancorp's Board of Directors," Provident Bancorp's board of directors unanimously approved the merger, the merger agreement, Provident Bancorp, MHC's mutual-to-stock conversion and the related transactions.

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

Provident Bancorp's Reasons to Enter into the Merger Agreement; Recommendation of Provident Bancorp's Board of Directors

        The board of directors of Provident Bancorp believes that the merger is in the best interests of Provident Bancorp and its stockholders. Provident Bancorp's board of directors has unanimously approved the merger agreement and unanimously recommends that Provident Bancorp's stockholders vote "FOR" the approval of the merger agreement.

        In reaching its decision to approve and recommend the merger agreement, Provident Bancorp's board of directors consulted with Provident Bancorp's management, its financial and legal advisors, and considered a number of factors, including the following material factors:


        . Provident Bancorp's board of directors' familiarity with and review of Provident Bancorp's business, financial condition, results of operations, competitive position and future prospects, including the potential growth, development, productivity and profitability of Provident Bancorp;

        . the financial advice rendered by RP Financial that the price to be paid to shareholders of E.N.B. Holding Company was fair, from a financial point of view, to Provident Bancorp and its stockholders;


        . the terms of the merger agreement and the other documents executed in connection with the merger;

        . the anticipated cost savings and efficiencies available to Provident Bancorp as a result of the merger;

        . the current and prospective environment in which Provident Bancorp operates, including national and local economic conditions, the competitive and regulatory environment facing Provident Bancorp in particular and financial institutions in general, the trend toward consolidation in the financial services industry and the likely effect of the foregoing factors on Provident Bancorp's potential growth, development, productivity and profitability;

        . pro forma financial information relating to the merger, including, among other things, pro forma book value and earnings per share;

        . the effects of the merger on pro forma financial information relating to the conversion, including, among other things, pro forma book value and earnings per share;

        . the results of Provident Bancorp's due diligence review of E.N.B. Holding Company, including assessment of credit policies, asset quality, interest rate risk, litigation and adequacy of loan loss reserves;

        . the expectation that, for federal income tax purposes, the merger would be tax-free to Provident Bancorp and its stockholders;

        . the nature and compatibility of the management and business philosophies of Provident Bancorp and E.N.B. Holding Company, the appointment of two E.N.B. Holding

                Company directors to Provident Bancorp's board of directors and the appointment of four E.N.B. Holding Company's directors to Provident Bank's regional advisory board of directors; and

        . the pro forma ownership of the combined company by stockholders of Provident Bancorp and E.N.B. Holding Company.


        This discussion of the information and factors considered by Provident Bancorp's board of directors is not intended to be exhaustive, but is believed to include all material factors considered by Provident Bancorp's board of directors. Provident Bancorp's board of directors conducted a discussion of the factors described above, including asking questions of Provident Bancorp's management and Provident Bancorp's legal and financial advisors, and reached a conclusion that the merger was in the best interests of Provident Bancorp and its stockholders. In reaching its determination to adopt and recommend the merger agreement, Provident Bancorp's board of directors did not assign any relative or specific weights to these factors. Rather, Provident Bancorp's board of directors made its determination based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by different factors. Provident Bancorp's board of directors relied on the experience and expertise of its financial advisor for quantitative analysis of the financial terms of the merger. It should be noted that this explanation of Provident Bancorp's board's reasoning is forward-looking in nature and, therefore, should be read in light of the factors discussed under "Forward-Looking Statements."


        PROVIDENT BANCORP'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF PROVIDENT BANCORP AND ITS STOCKHOLDERS. ACCORDINGLY, PROVIDENT BANCORP'S BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT PROVIDENT BANCORP'S STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

E.N.B. Holding Company's Background of the Merger


        As part of its ongoing strategic planning, the Board of Directors of E.N.B. Holding Company has, from time to time, reviewed the merger and acquisition market as a possible means of providing value to and liquidity for its shareholders, many of whom have held their stock since the formation of Ellenville National Bank in 1956. Moreover, during the course of 2002 and early 2003, several of the major shareholders of E.N.B. Holding Company suggested that the current market might be an appropriate time to consider the sale of E.N.B. Holding Company.


        On January 24, 2003, E.N.B. Holding Company engaged Austin Associates, LLC, a financial institution consultant, to perform a valuation of E.N.B. Holding Company. The valuation of E.N.B. Holding Company was completed on March 7, 2003 and the board of directors of E.N.B. Holding Company reviewed the valuation at a meeting held on April 10, 2003.


        On March 25, 2003, E.N.B. Holding Company retained Endicott Financial Advisors, L.L.C. to assist E.N.B. Holding Company with strategic planning. Endicott was asked to provide the executive committee of the Board of Directors of E.N.B. Holding Company with information concerning trends in the financial services industry, strategic options, including pursuing a course of continuing as an independent financial institution, as well as a possible sale of E.N.B. Holding Company to another financial institution, and a valuation of E.N.B. Holding Company. In contemplation of the retention of Endicott and at the request of a group of major shareholders of E.N.B. Holding Company, on March 24,

2003 E.N.B. Holding Company retained Richard Chassin, who had previously provided business advice to certain of E.N.B. Holding Company's shareholders, to assist Endicott in its interactions with E.N.B. Holding Company's board of directors and senior management and to serve as a liaison with E.N.B. Holding Company's shareholders and on strategic issues of major importance to E.N.B. Holding Company. In accordance with E.N.B. Holding Company's retainer of Mr. Chassin, Mr. Chassin's compensation will be paid solely from amounts paid to Endicott by E.N.B. Holding Company.

        On May 8, 2003, Endicott discussed with the executive committee the continuing consolidation activity taking place in the banking industry nationwide, including the increased activity in upstate New York, and certain benefits that increased scales of operations and capital contribute to product innovations, technological developments and overall bank competitiveness. Endicott and the executive committee further discussed the economic environment, the performance of E.N.B. Holding Company, the illiquidity of the shares of common stock of E.N.B. Holding Company, the alternatives available to E.N.B. Holding Company, including the acquisition of E.N.B. Holding Company by another financial institution, and Austin Associates' earlier valuation of E.N.B. Holding Company.

        The executive committee decided that partnering with another financial institution might be an advantageous alternative due to current market and economic conditions, as well as other considerations. The executive committee particularly considered the risks to the value of E.N.B. Holding Company from changes to the economy, including the impact of changes in interest rates as well as market conditions generally, and in the banking industry in particular. Endicott reviewed with the executive committee selected information on a list of potential partners. Two institutions in particular were identified that had similar operating philosophies to E.N.B. Holding Company, an established track record for completing acquisitions and, based on an analysis performed by Endicott, the ability and willingness to pay a substantial premium to the estimated value of E.N.B. Holding Company's common stock. Glenn Sutherland, President of E.N.B. Holding Company, and Endicott were authorized to initiate contact with these two companies, one of which was Provident Bancorp, to assess whether either of these two companies would be interested in pursuing a transaction with E.N.B. Holding Company and, if so, to determine the level of their interest. Endicott had provided financial advisory services to Provident Bancorp during 2002 and believed that E.N.B. Holding Company had a similar operational culture and business philosophy to E.N.B. Holding Company and had the financial means to complete a transaction. The executive committee instructed Endicott and Mr. Sutherland that if neither company was interested in entering into discussions at an appropriate valuation, they could contact certain other companies from the list of potential partners.


        On May 9, 2003, Endicott contacted Provident Bancorp and the second institution to discuss a possible acquisition transaction. Endicott was advised by Mr. Strayton that Provident Bancorp was interested in discussing the merits of a transaction with E.N.B. Holding Company. Accordingly, a meeting was scheduled for Endicott to meet with Mr. Strayton and Mr. Maisch on May 15, 2003. Endicott was advised by the second institution that at that time it was unable to enter into discussions regarding a merger transaction. On May 14, 2003, Provident Bancorp entered into an agreement not to disclose confidential information obtained from E.N.B. Holding Company in connection with the potential transaction.

        On May 15, 2003, Endicott met with Mr. Strayton and Mr. Maisch to discuss preliminary issues concerning an acquisition transaction. Endicott reviewed selected E.N.B. Holding Company financial information with Provident Bancorp and discussed the background of E.N.B. Holding Company and the reasons behind E.N.B. Holding Company's interest in pursuing a transaction. Mr. Strayton told Endicott of Provident Bancorp's willingness to convert from a mutual holding company structure to a full stockholder owned company through a second-step conversion as part of an acquisition transaction. Mr.

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

Strayton expressed interest in a potential merger between Provident Bancorp and E.N.B. Holding Company to be announced and completed simultaneously with the conversion. Endicott requested that Mr. Strayton provide Endicott with a non-binding indication of interest prior to E.N.B. Holding Company's board meeting scheduled for June 12, 2003.


        Between May 15, 2003 and June 11, 2003, Endicott had numerous conversations with RP Financial, the financial advisor to Provident Bancorp, with respect to various issues concerning the companies and a potential transaction. During this period, Endicott and E.N.B. Holding Company's other advisors conducted a due diligence review of publicly available information regarding Provident Bancorp. On June 5, 2003, RP Financial provided Endicott with a verbal non-binding preliminary indication of interest for an acquisition of E.N.B. Holding Company for a purchase price of $4,600 per share to be paid in a combination of 60% stock and 40% cash. It was proposed that the stock would be issued as part of Provident Bancorp's mutual holding company second-step conversion. Endicott discussed the proposed purchase price and the merits of the transaction with Mr. Sutherland and certain E.N.B. Holding Company board members. Based on these discussions, on June 9, 2003 Endicott notified RP Financial that a purchase price of $4,600 per share was not sufficient to proceed further. Provident Bancorp responded with an alternative purchase price of $4,700 per share, payable 60% in shares of common stock and 40% in cash. Provident Bancorp also requested that Endicott respond to the proposal the day after E.N.B. Holding Company's board meeting scheduled for June 12, 2003.

        At the E.N.B. Holding Company board meeting held on June 12, 2003, Endicott informed the Board of Directors of the conversations with Provident Bancorp and its preliminary indication of interest. Endicott further reported of the second institution's reported inability to enter into discussions at the current time. Additionally, Endicott presented a financial analysis of E.N.B. Holding Company, Provident Bancorp and a possible transaction between Provident Bancorp and E.N.B. Holding Company, including the merits of an acquisition transaction as part of Provident Bancorp's second-step conversion. Endicott and Thacher Proffitt & Wood, LLP E.N.B. Holding Company's outside counsel, responded to various questions from the board relating to the second-step conversion procedures and the likelihood that such a transaction could be completed. At a meeting held on June 12, 2003, the Board of Directors authorized Endicott and Mr. Sutherland to respond to Provident Bancorp by requesting a higher price and to further negotiate the stock and cash proportions of the consideration.

        On June 13, 2003, Endicott and RP Financial discussed the merits of a transaction with a 50% stock and 50% cash structure at a higher price. RP Financial responded that Provident Bancorp would increase its offer but that an increase in the proposed purchase price would necessitate the 50% stock and 50% cash structure and would require an exclusivity period in which the two companies would work towards a transaction. Provident Bancorp provided a revised indication of interest on June 13, 2003 with a purchase price of $4,850 per share in a 50% cash and 50% stock transaction, subject to due diligence, board approvals and E.N.B. Holding Company's willingness to work exclusively with Provident Bancorp on such transaction for a period of 30 days. E.N.B. Holding Company's Board of Directors decided to proceed with further discussions with Provident Bancorp. On June 16, 2003, E.N.B. Holding Company and Provident entered into a letter agreement that, subject to certain exceptions, provided for exclusive negotiations between the two parties for a period of 30 days regarding a possible business combination. On July 16, 2003, E.N.B. Holding Company also entered into an agreement not to disclose confidential information obtained from Provident Bancorp in connection with the possible transaction.

        During the period from June 16, 2003 to June 29, 2003, meetings were held between Mr. Strayton and Mr. Sutherland to discuss the operating strategies of the respective companies and to outline issues regarding an acquisition transaction. Also during this period, Provident Bancorp and its representatives performed due diligence on E.N.B. Holding Company, E.N.B. Holding Company and it representatives


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


continued their due diligence review of Provident Bancorp, including the review of certain non-public information provided by Provident Bancorp and its representatives, and a proposed merger agreement relating to the transaction was negotiated. Provident Bancorp reduced the purchase price to $4,800 per share (50% stock and 50% cash) as a result of unanticipated costs associated with the termination of certain information technology and other contracts.

        At E.N.B. Holding Company's board meeting held on June 30, 2003, the Board of Directors reviewed an updated fairness analysis of E.N.B. Holding Company by Endicott, the financial performance of Provident Bancorp, selected industry data concerning comparable merger and acquisition transactions as well as mutual to stock conversions, and the proposed structure under which the proposed acquisition transaction would be consummated. The discussion with the Board of Directors included the potential value of the shares to be exchanged and the risks associated with a transaction. During this meeting, Thacher Proffitt also reviewed on a page by page basis the terms and conditions contained in the merger agreement, including, among other things, pricing, termination, representations and warranties, negative covenants, closing conditions and treatment of E.N.B. Holding Company's employee benefit plans and arrangements, as well as the requirement that each director who is a shareholder of E.N.B. Holding Company execute a voting agreement in which such director/shareholder agrees to vote all of his or her shares of E.N.B. Holding Company common stock in favor of the merger agreement. Thacher Proffitt also discussed the advisory fees to be paid by E.N.B. Holding Company in connection with the transaction. The Board of Directors instructed management to renegotiate the fees to be paid by E.N.B. Holding Company to its financial advisors (Endicott and Mr. Chassin). E.N.B. Holding Company adjourned the meeting that evening and agreed to reconvene the next day to further discuss the transaction.

        At the board meeting on July 1, 2003, the Board of Directors was informed that Provident Bancorp agreed to increase the purchase price to $4,830 per share (under the same 50% stock and 50% cash structure as before) as a result of a reduction in the fees to be paid by E.N.B. Holding Company to its financial advisors in connection with the proposed transaction. Provident Bancorp's revised proposal also included a contingent all-cash acquisition option for E.N.B. Holding Company at $4,500 per share if Provident Bancorp was unable to complete its second-step conversion by March 31, 2004 and price protection if the valuation appraisal of Provident Bancorp in connection with the second-step conversion exceeded a certain threshold. Endicott presented its oral opinion to the Board of Directors that the purchase price was fair, from a financial point of view, to E.N.B. Holding Company's shareholders and confirmed that it would deliver a written confirmation of that opinion at the time of mailing of the proxy statement seeking approval of the transaction, subject to confirmatory due diligence. At the meeting, the Board of Directors considered the financial terms of the transaction, the terms of the merger agreement, the results of due diligence, and the fairness opinion and the supporting analysis performed by Endicott. Based on, among other things, the various factors discussed below under "E.N.B. Holding Company's Reasons to Enter into the Merger Agreement; Recommendation of E.N.B. Holding Company's Board of Directors," the E.N.B. Holding Company Board of Directors unanimously approved the merger, the merger agreement and the related transactions.


E.N.B. Holding Company's Reasons to Enter into the Merger Agreement; Recommendation of E.N.B. Holding Company's Board of Directors


        The Board of Directors of E.N.B. Holding Company believes that the merger is in the best interests of E.N.B. Holding Company and its shareholders. The E.N.B. Holding Company Board of Directors therefore has unanimously approved the merger agreement and unanimously recommends that the E.N.B. Holding Company shareholders vote "FOR" approval and adoption of the merger agreement.

        In reaching its decision to approve and recommend the agreement and plan of reorganization, the Board of Directors of E.N.B. Holding Company consulted with the management of E.N.B. Holding Company, as well as its financial and legal advisors, and considered a number of factors, both from a short-term and longer-term perspective, including the following material factors:

        . the E.N.B. Holding Company Board of Directors' familiarity with and review of E.N.B. Holding Company's business, financial condition, results of operations, competitive position and future prospects, including the potential growth, development, productivity and profitability of E.N.B. Holding Company;


        . the current and prospective environment in which E.N.B. Holding Company operates, including national and local economic conditions, the competitive and regulatory environment facing E.N.B. Holding Company in particular and financial institutions in general, the trend toward consolidation in the financial services industry and the likely effect of the foregoing factors on E.N.B. Holding Company's potential growth, development, productivity and profitability;

        . the illiquidity of E.N.B. Holding Company's stock, the fact that many shareholders had held their stock for a long period of time without the ability to achieve liquidity and the interest of several of these shareholders in achieving liquidity;


        . pro forma financial information on the merger, including, among other things, the pro forma book value and earnings per share including the anticipated accretion to Provident Bancorp's stock immediately following the merger;

        . the merger consideration to be received by the shareholders of E.N.B. Holding Company in the transaction and the Board of Directors' view of the likelihood that the merger would deliver value to the shareholders of E.N.B. Holding Company exceeding the value that could be expected in connection with continued independence;

        . the financial information reviewed by management and Endicott with the Board of Directors of E.N.B. Holding Company regarding Provident Bancorp and the performance of Provident Bancorp's common stock on both a historical and prospective basis and the strategic fit between the parties, including:


                . the enhanced opportunities for operating efficiencies that could result from the merger, and

                . the respective contributions that each of the parties would bring to a combined institution with respect to financial condition and results of operations;

        . the results of E.N.B. Holding Company' due diligence discussions with Provident Bancorp, which indicated that Provident Bancorp was financially sound and had the capital resources necessary to complete the transaction;

        . the percentage of the combined entity that E.N.B. Holding Company shareholders would receive upon completion of the transaction and the ability of E.N.B. Holding Company's shareholders to participate in the future growth of Provident Bancorp;

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        .       stock price trends in second-step conversions and the
                considerable potential for long-term strategic value to shareholders who elect to receive conversion stock as merger consideration;

        . comparisons to the prices and multiples of certain valuations in recent acquisitions of companies deemed to be similar in certain respects to E.N.B. Holding Company (see "--Opinion of Financial Advisor of E.N.B. Holding Company");

        . the likelihood that the merger could be consummated, noting the timing of and conditions to the merger, and the expected effect of the announcement of the merger on relationships with E.N.B. Holding Company's customers, employees, service providers and suppliers;


        . the nature and compatibility of the management and business philosophies of E.N.B. Holding Company and Provident Bancorp, the appointment of two E.N.B. Holding Company directors to the Board of Directors of Provident Bancorp and the appointment of four directors of Ellenville National Bank's Board of Directors to Provident Bancorp's regional advisory board (see "--Interests of Directors and Officers in the Merger");


        . the terms and conditions set forth in the merger agreement, including, but not limited to, the provisions permitting the board of directors of E.N.B. Holding Company to consider and respond to unsolicited bona fide third-party offers to acquire E.N.B. Holding Company, subject to certain limitations; and

        . the oral presentation of Endicott, to be followed by written confirmation, with respect to its determination as to the fairness of the merger, from a financial point of view, to E.N.B. Holding Company's shareholders, and the analyses, methodologies and conclusions underlying such determination (see "--Opinion of Financial Advisor of E.N.B. Holding Company").


        This discussion of the information and factors considered by the E.N.B. Holding Company Board of Directors is not intended to be exhaustive, but is believed to include all material factors considered by the E.N.B. Holding Company Board of Directors. The E.N.B. Holding Company Board of Directors conducted a discussion of the factors described above, including asking questions of E.N.B. Holding Company's management and E.N.B. Holding Company's legal and financial advisors, and reached general consensus that the merger was in the best interests of E.N.B. Holding Company and E.N.B. Holding Company shareholders. In reaching its determination to approve and recommend the merger, the E.N.B. Holding Company Board of Directors did not assign any relative or specific weights to these factors. Rather, the E.N.B. Holding Company Board of Directors made its determination based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by different factors. The E.N.B. Holding Company Board of Directors relied on the experience and expertise of its financial advisor for quantitative analysis of the financial terms of the merger. In considering the recommendation of the E.N.B. Holding Company Board of Directors with respect to the merger, shareholders of E.N.B. Holding Company should be aware that the interests of certain directors and executive officers with respect to the merger are or may be different from or in addition to the interests of the shareholders of E.N.B. Holding Company generally. The E.N.B. Holding Company Board of Directors was aware of these interests and took them into account in making its recommendation (see "--Interests of Directors and Officers in the Merger"). It should be noted that this explanation of the E.N.B. Holding Company board's reasoning is forward-looking in


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


nature and, therefore, should be read in light of the factors discussed under the heading "Forward-Looking Statements."


        THE E.N.B. HOLDING COMPANY BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF E.N.B. HOLDING COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE E.N.B. HOLDING COMPANY BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT E.N.B. HOLDING COMPANY SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Opinion of Financial Advisor of Provident Bancorp


        On May 19, 2003, Provident Bancorp formally retained RP Financial, LC. to advise Provident Bancorp on the acquisition of E.N.B. Holding Company. RP Financial is regularly engaged in the valuation of banks, bank holding companies, savings and loans associations, savings banks and savings and loan holding companies in connection with mergers, acquisitions and other securities-related transactions. RP Financial is also regularly engaged to prepare appraisals and business plans in connection with the conversion of mutual savings institutions, the formation of mutual holding companies and second-step conversions of mutual holding companies, and is recognized for its expertise with respect to simultaneous conversion transactions and acquisitions of other financial institutions. RP Financial has knowledge of, and experience with the banking market in which Provident Bancorp and E.N.B. Holding Company operate and with other regionally based banking organizations. RP Financial was selected as Provident Bancorp's financial advisor in connection with the acquisition of E.N.B. Holding Company because of RP Financial's knowledge of, experience with, and reputation and experience in the financial institution mergers, and particularly with respect to acquisitions of financial institutions occurring simultaneously with conversion transactions. Prior to this financial advisory engagement, RP Financial acted as financial advisor to Provident Bancorp with respect to Provident Bancorp's acquisition in April 2002 of The National Bank of Florida, located in Florida, New York. RP Financial has periodically been engaged by Provident Bancorp to provide other financial advisory, strategic planning and valuation services. RP Financial also prepared the appraisal reports in connection with Provident Bancorp's stock offering at the time of its mutual holding company reorganization in January 1999. Subsequent to entering into the merger agreement with E.N.B. Holding Company, on July 25, 2003 Provident Bancorp engaged RP Financial to prepare the appraisal and business plan in connection with Provident Bancorp's second step conversion and simultaneous acquisition of E.N.B. Holding Company.


        In its capacity as Provident Bancorp's financial advisor, RP Financial participated in the negotiations with respect to the pricing and other terms and conditions of the merger, but the decision regarding the final pricing and other terms and conditions of the merger was ultimately made by the Provident Bancorp Board of Directors. RP Financial rendered its written opinion to the Provident Bancorp Board of Directors on July 1, 2003, that based on and subject to the assumptions, factors, and limitations as set forth in the opinion and as described below, the E.N.B. Holding Company merger exchange ratio as provided and described in the merger agreement is fair to Provident Bancorp MHC and the public shareholders of Provident Bancorp common stock from a financial point of view. No limitations were imposed by the Provident Bancorp Board of Directors upon RP Financial with respect to the investigations made or procedures followed by it in arriving at its opinion.

        The full text of RP Financial's opinion, dated as of July 1, 2003, which sets forth assumptions made and matters considered, is attached as Appendix I to this document. Stockholders are urged to read RP Financial's opinion in its entirety. RP Financial's opinion is directed only to the financial fairness of the E.N.B. Holding Company merger exchange ratio and is not a recommendation to any stockholder as to how to vote at the special meeting. The summary of the RP Financial opinion in this document is qualified in its entirety by reference to the full text of the opinion. In rendering its opinion, RP Financial does not admit that it is an expert within the meaning of the term "expert" as used within the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        In rendering this opinion, RP Financial reviewed and considered the following:

        (1)     the merger agreement, dated July 1, 2003, including exhibits;

        (2)     the following information from E.N.B. Holding Company:

                (a) audited financial statements for the years ended December 31, 2000 through 2002; and

                (b) regulatory and internal financial and other reports through March 31, 2003 (all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, market values, trends, credit risk, interest rate risk, liquidity risk and operations);

        (3) Provident Bancorp's audited financial statements for the fiscal years ended September 30, 2000 through 2002, and unaudited financial statements for the period ended March 31, 2003;

        (4) discussions with E.N.B. Holding Company's management regarding past and current business, operations, financial condition, and future prospects;

        (5) discussions with Provident Bancorp's management regarding past and current business, operations, financial condition and future prospects;

        (6) an analysis of the transaction terms outlined in the agreement, including the implied ratios of the merger consideration being paid on a per share basis relative to E.N.B. Holding Company's book value per share, earnings per share, assets per share and deposits per share;

        (7) competitive, economic and demographic characteristics in the local market area;

        (8) the potential impact of regulatory and legislative changes on financial institutions;

        (9) the financial terms of other recently completed and pending merger transactions of regionally based institutions with characteristics similar to those of E.N.B. Holding Company;

        (10) the pro forma impact of the merger to Provident Bancorp of an acquisition of E.N.B. Holding Company, incorporating the anticipated pro forma impact of Provident Bancorp, MHC's mutual-to-stock conversion relative to Provident Bancorp assuming:

                (a) no merger and no mutual-to-stock conversion of Provident Bancorp, MHC; and

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

                (b) a mutual-to-stock conversion of Provident Bancorp, MHC without the merger; and

        (11) the financial ability of Provident Bancorp to complete the merger.


        In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning E.N.B. Holding Company furnished by E.N.B. Holding Company to RP Financial for review for purposes of its opinion, as well as publicly available information regarding other financial institutions and economic and demographic data. E.N.B. Holding Company did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of E.N.B. Holding Company.

        The preparation of a fairness opinion on a merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, RP Financial's opinion is not readily susceptible to summary description. In arriving at its opinion, RP Financial performed a variety of financial analyses. RP Financial believes that its analyses must be considered as a whole and that the consideration of portions of such analyses and the factors considered therein, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying RP Financial's opinion. No one method of analysis was assigned greater significance than any other.


        In its analyses, RP Financial made numerous assumptions with respect to industry performance, general business, economic and market conditions, and other matters, many of which are beyond the control of Provident Bancorp or E.N.B. Holding Company. Any estimates contained in RP Financial's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect prices at which companies or their securities may actually be sold. RP Financial expressed no opinion as to such financial prospects or the assumptions on which they were based.


        Comparable Transactions Analysis. RP Financial compared the merger on the basis of multiples or ratios of reported earnings, book value, tangible book value, assets and franchise premium to core deposits implied by the merger consideration to be paid to the E.N.B. Holding Company shareholders with the same acquisition pricing multiples or ratios in 19 acquisitions announced from 2000 to July 1, 2003 (including two pending and 17 completed acquisitions) involving profitable, well-capitalized commercial banks with assets under $2 billion headquartered in New York and New Jersey, including publicly traded and non-publicly traded institutions.

        RP Financial considered the average and median acquisition pricing ratios as well as the high and low ratios of this comparable group of bank acquisitions, as highlighted below.

                                                 Comparable Acquisitions
                                              (Pricing Ratios at Announcement)
                           E.N.B. Holding   -----------------------------------
                              Company       Average   Median    High       Low
                           --------------   -------   ------   ------    ------
Price/earnings............     21.13x         22.21x   20.33x   31.32x    14.63x
Price/book................    256.19%        229.90%  209.62%  396.66%   145.53%
Price/tangible book.......    256.19%        246.32%  230.37%  396.66%   150.00%
Price/assets..............     21.13%         20.57%   19.68%   32.06%    11.48%
Franchise premium/core
 deposits(1)............       18.00%         16.65%   14.71%   42.62%     8.58%
----------
(1) Computed as the purchase price premium relative to tangible book value as a percent of core deposits (total deposits excluding jumbo certificates of deposit).

        In comparison to these groups, E.N.B. Holding Company was generally similarly sized, better capitalized and more profitable, and maintained a higher return on equity. E.N.B. Holding Company's acquisition pricing multiples or ratios as of the July 1, 2003 fairness opinion, based on financial statements as of or for the annualized quarter ended March 31, 2003, were consistent with the middle portion of the range of each of the acquisition pricing multiples or ratios of the comparable acquisitions.

        Discounted Cash Flow Analysis. Using a discounted cash flow analysis, RP Financial estimated the present value of:

        (1) E.N.B. Holding Company's future dividends, based on a 6.0% annual earnings growth rate over a five-year period and assuming that E.N.B. Holding Company's current 35% dividend payout ratio was maintained; and

        (2) E.N.B. Holding Company's terminal value based on multipliers derived from the comparable transaction analysis discussed above, specifically, the price/tangible book ratio and price/earnings multiple which were equally weighted.


        In comparison, since 1998 E.N.B. Holding Company's earnings have grown 16% annually; however, future earnings were perceived to have lower growth potential due to:


        (1) the comparatively slower population growth in the markets served and since recent growth has been partially attributable to E.N.B. Holding Company's competitive pricing strategies and the favorable interest rate environment; and

        (2)     a lower fiscal 2003 earnings rate than in fiscal 2002.

        The dividend stream and terminal value were then discounted to present value based on a 10% discount rate, which was derived from the earnings capitalization rate of publicly traded thrifts, the Treasury yield curve (i.e., the risk-free rate) and perceived investment risks in the E.N.B. Holding Company common stock. This analysis established a "floor" merger value, as perceived by RP Financial, that E.N.B. Holding Company may have expected in order to consider a merger transaction attractive relative to remaining independent. In this regard, it was estimated that E.N.B. Holding

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

Company would require an acquisition price per share in excess of $4,400 to be willing to consider a merger transaction.


        Pro Forma Impact Analysis. RP Financial considered the financial condition, key financial ratios and per share data of Provident Bancorp on a stand-alone basis as (1) a mutual holding company and (2) pursuant to completing a second-step conversion in the current market environment, compared to the pro forma impact resulting from the E.N.B. Holding Company merger and the second-step conversion. In order to complete the 50% cash and 50% stock acquisition of E.N.B. Holding Company, it was necessary for Provident Bancorp to complete a second-step conversion. In conducting this analysis, RP Financial considered the:


        (1) pro forma size, balance sheet composition, financial condition, profitability and capital ratios;

        (2) the pro forma per share data, including earnings and cash earnings per share and book value and tangible book value per share;

        (3) the pro forma pricing ratios, including price/earnings and price/cash earnings (both historical and 2003 estimates), price/book and price/tangible book, and price/assets; and

        (4)     dividend yield and dividend payout ratio.

        In considering the pro forma impact, RP Financial took into account estimated transaction expenses and adjustments, anticipated stock benefit plan purchases, the anticipated cash and stock contribution to a charitable foundation, a current market reinvestment rate and the marginal income tax rate. In rendering its opinion, RP Financial considered that the merger is estimated to:


        (1) be accretive to Provident Bancorp's pro forma earnings per share and cash earnings per share, even before considering anticipated merger synergies, under a reasonable range of second-step conversion pricing levels;

        (2) leverage Provident Bancorp's pro forma tangible capital, while resulting in modest tangible book value per share dilution relative to a second-step conversion without the merger; and

        (3) the resulting increase to Provident Bancorp's pro forma return on equity relative to a second-step conversion without the merger.

        RP Financial considered the potential impact of the second-step conversion and merger on Provident Bancorp's key financial characteristics, per share data, resulting pricing ratios in comparison to other regional thrift and bank pricing ratios, as well as Provident Bancorp's longer-term strategic objectives. RP Financial also considered the potential impact of the merger and second-step conversion on the liquidity of Provident Bancorp's shares of common stock, the geographic expansion of Provident Bancorp's market area as well as Provident Bancorp's increased concentration in Orange County, New York and the increased proportion of commercial bank type loans, deposits and customer relationships as a result of the merger, which is consistent with Provident Bancorp's strategic plan.


        As described above, RP Financial's opinion and presentation to Provident Bancorp's board of directors was one of many factors taken into consideration by Provident Bancorp's board of directors in making its determination to approve the agreement. Although the foregoing summary describes the

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

material components of the analyses presented by RP Financial to the Provident Bancorp Board on July 1, 2003 in connection with its opinion as of that date, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial set forth as Exhibit I, which stockholders of Provident Bancorp are urged to read in its entirety.

        These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of E.N.B. Holding Company common stock. The discounted dividend analysis is a widely used valuation methodology, but RP Financial noted that it relies on numerous assumptions, including expense savings levels, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than such assumptions. Any variation from these assumptions would likely produce different results.

        RP Financial's opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date of the opinion. RP Financial did not and does not express any opinion as to the price or range of prices at which Provident Bancorp's shares of common stock may trade following the merger. Events occurring after the effective date of the merger could materially affect the assumptions and conclusions contained in RP Financial's opinion. RP Financial has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion.

        With regard to RP Financial's services in connection with the merger, Provident Bancorp agreed to pay RP Financial $150,000, all of which has been paid to RP Financial. Provident Bancorp also agreed to indemnify RP Financial and certain related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services, including the opinion. In addition to the advisory fee described above, Provident Bancorp has paid RP Financial $141,812.50 over the past three years for financial advisory, strategic planning and certain valuation services performed by RP Financial.


        RP Financial has also been retained by Provident Bancorp to prepare the appraisal, business plan and certain mark-to-market valuation adjustments in connection with the second-step conversion of Provident Bancorp and simultaneous merger, for which RP Financial will receive the following fees: $150,000 for the original appraisal and $10,000 for each updated appraisal; $30,000 for the business plan; and a range of $30,000 to $35,000 for the determination of certain mark-to-market valuation adjustments.


Opinion of Financial Advisor of E.N.B. Holding Company


        E.N.B. Holding Company retained Endicott to advise the E.N.B. Holding Company Board of Directors as to strategic options, the anticipated range of prices at which a sale of E.N.B. Holding Company might be consummated and the fairness to its shareholders of the financial terms of the offer to be acquired by Provident Bancorp. Endicott is regularly engaged by banks, bank holding companies and thrifts in connection with mergers, acquisitions and other securities transactions and has knowledge of, and experience with, New York banking markets and banking organizations operating in this market. Endicott was selected by E.N.B. Holding Company because of its knowledge of, expertise with and reputation in the financial services industry.

        Endicott delivered to the Board of Directors of E.N.B. Holding Company its oral opinion, as of July 1, 2003, to the effect that, as of that date and based upon and subject to the various considerations described therein, the merger consideration of $4,830 per share in cash or shares of Provident Bancorp common stock, subject to adjustment such that the aggregate consideration would be paid 50% in cash and 50% in stock, to be received by the holders of E.N.B. Holding Company common stock pursuant to the merger agreement is fair to such shareholders from a financial point of view. As set forth in its opinion, Endicott assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. Endicott did not make or obtain an independent evaluation or appraisal of the assets or liabilities of E.N.B. Holding Company. Endicott obtained access to the valuation report prepared by Austin Associates, but did not rely on that report in its fairness analysis, as the work conducted by Endicott was completed at a time more proximate to the execution of the merger agreement with Provident Bancorp, contained a more detailed and comprehensive analysis of the potential range of values that could be expected to be received in a sale of E.N.B. Holding Company (which ranges were comparable to the ranges identified by Austin Associates) and that focused specifically on the contemplated transaction with Provident Bancorp.

        At the June 30 and July 1, 2003 meetings of E.N.B. Holding Company's Board of Directors, at which the board of directors reviewed and considered the terms of the merger, Endicott made lengthy presentations discussing the factors that it considered in evaluating the consideration to be paid to E.N.B. Holding Company shareholders in the proposed transaction. At the July 1, 2003 meeting, Endicott delivered its oral opinion that the merger consideration was fair to holders of common stock from a financial point of view. The presentations included a discussion of the basis for, and the methodologies used by Endicott to reach its oral opinion. Immediately prior to the date of delivery of this proxy statement Endicott delivered to E.N.B. Holding Company's Board of Directors its written opinion, dated as of __________, 200___, confirming its oral opinion.

        The full text of Endicott's opinion, which sets forth the assumptions made, procedures followed and matters considered in, and the limitations on, the review undertaken in connection with its opinion, is attached as Appendix J and is incorporated in this document by reference. The summary of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. The opinion of Endicott is addressed to E.N.B. Holding Company's Board of Directors and does not constitute recommendations to you or any other shareholder as to how to vote with respect to the merger, the form of consideration to be elected in the merger, or any other matter relating to the proposed transaction. In rendering its opinion, Endicott does not admit that it is an expert within the meaning of the term "expert" as used within the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        Endicott reviewed the merger agreement as part of its financial fairness analysis, but the decision to accept the offer was ultimately made by the Board of Directors of E.N.B. Holding Company. No limitations were imposed by the E.N.B. Holding Company Board of Directors upon Endicott with respect to the investigation made or procedures followed by it in arriving at its opinion.


        In connection with the opinion, Endicott reviewed and considered, among other things, the following:

        .       the proposed merger agreement, including exhibits and schedules;


        . certain business and financial information relating to E.N.B. Holding Company, including its annual reports for the fiscal years ended December 31, 2000, 2001 and 2002; call report data from December 31, 2002 through March 31, 2003; and Provident Bancorp's annual reports on Form 10-K and quarterly reports on Form 10-Q for 2000, 2001 and 2002 through June 30, 2003;


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

        . financial analyses and forecasts for E.N.B. Holding Company and for Provident Bancorp prepared by their respective managements;

        . certain other publicly available business and financial information relating to E.N.B. Holding Company and to Provident Bancorp;


        . the financial terms of certain business combinations in the banking industry;


        . information obtained from discussions held with senior management of E.N.B. Holding Company and Provident Bancorp concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations;

        . the pro forma impact of the transaction on Provident Bancorp, including pro forma information which reflected results using projected cost savings anticipated by Provident Bancorp;

        . the current market environment generally and the banking environment in particular; and

        . such other information, financial studies, analyses and investigations that Endicott considered appropriate.


        In preparing the opinion, Endicott performed a variety of financial and comparative analyses and made assumptions in conjunction with E.N.B. Holding Company with respect to assets, financial conditions and other matters, many of which are beyond the control of E.N.B. Holding Company. The estimates of value arrived at by Endicott based on such analyses and the valuation results determined from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, and are inherently subject to substantial uncertainty. Endicott's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of the date of the opinion. Endicott has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date the opinion was given. Endicott is not expressing any opinion as to the actual value of the common stock of Provident Bancorp when issued to E.N.B. Holding Company's stockholders pursuant to the merger or the prices at which such common stock will trade subsequent to the merger.

        The following paragraphs summarize the most significant quantitative and qualitative analyses performed by Endicott in arriving at its opinion and reviewed by E.N.B. Holding Company's board of directors. The summary contains projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of Provident Bancorp and E.N.B. Holding Company that were provided by senior management of Provident Bancorp and E.N.B. Holding Company. Endicott was advised by senior management of E.N.B. Holding Company and Provident Bancorp, and assumed, that the projections and estimates provided to Endicott reflected the best currently available estimates and good faith judgments of the senior management of E.N.B. Holding Company and Provident Bancorp as to the future financial performance of E.N.B. Holding Company and Provident Bancorp. These projections, as well as other estimates used by Endicott in its analysis, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

        Earnings and Discounted Cash Flow Analysis. Endicott reviewed and analyzed E.N.B. Holding Company management forecasts for E.N.B. Holding Company's earnings for 2003 to 2007, based on management's forecasts and E.N.B. Holding Company's historical financial performance. Relying on these projections and market data regarding comparable companies and comparable transactions, Endicott calculated the potential value of E.N.B. Holding Company shares through December 31, 2007, assuming E.N.B. Holding Company remained independent during that period and management estimates concerning earnings growth proved accurate.

        Relying on estimates and projections provided by E.N.B. Holding Company's management, Endicott assumed growth in E.N.B. Holding Company's assets from $310 million at December 31, 2002 to $467 million at December 31, 2007 and net loans from $182 million at December 31, 2002 to $273 million at December 31, 2007. Endicott also assumed that liabilities would increase from $282 million to $423 million deposits would increase from $278 million to $419 million during this same period. To approximate the terminal value of E.N.B. Holding Company's 2007 earnings, Endicott applied a net interest spread of 4.71%, resulting in a net interest margin of 5.20%. Based on E.N.B. Holding Company management projections, non-interest income and expenses were assumed to be 0.78% and 3.76% respectively. Based on these assumptions, Endicott calculated earnings of $333.88 per share for the year ended December 31, 2007.

        Based on these estimates and projections Endicott calculated the theoretical value of a share of E.N.B. Holding Company common stock at the end of this five year period by applying terminal multiples (ranging from 10x to 20x earnings and 150% to 250% of tangible book value) and discount rates (ranging from 8% to 15%), which Endicott believed to representative rates of return expected by stockholders of companies comparable to E.N.B. Holding Company. Endicott further derived a range of Net Present Value ("NPV") of the E.N.B. Holding Company common stock using a narrower discount rate range of 9% to 11% that Endicott, based on discussions with Company management, viewed as appropriate for a company with E.N.B. Holding Company's particular risk characteristics. At the range of merger and acquisition multiples of approximately 17x-20x earnings calculated by Endicott and a range of discount rates of 9% to 11%, Endicott calculated a NPV range per share of $3,687 to $4,675 per share. Based on merger and acquisition price-to-tangible book value multiples of approximately 200% to 250%, and the same discount rates, Endicott derived a range of NPV between $3,748 and $5,030 per share.

        2007 Net Present Value Per Share of E.N.B. Holding Company Common Stock Based on Varied Terminal Price-to-Earnings Multiples and Discount Rates:


                                                  Terminal Price-to-Earnings Multiples (x)
--------------------------------------------------------------------------------------------------------------------------------
                  10x        11x       12x        13x       14x        15x       16x        17x       18x        19x       20x
--------------------------------------------------------------------------------------------------------------------------------
          8%    $ 2,616    $ 2,843   $ 3,070    $ 3,298   $ 3,525    $ 3,752   $ 3,979    $ 4,207   $ 4,434    $ 4,661   $ 4,888
          9%    $ 2,505    $ 2,722   $ 2,939    $ 3,156   $ 3,373    $ 3,590   $ 3,807    $ 4,024   $ 4,241    $ 4,458   $ 4,675
         10%    $ 2,400    $ 2,607   $ 2,814    $ 3,022   $ 3,229    $ 3,436   $ 3,644    $ 3,851   $ 4,058    $ 4,265   $ 4,473
Discount 11%    $ 2,300    $ 2,498   $ 2,696    $ 2,894   $ 3,092    $ 3,291   $ 3,489    $ 3,687   $ 3,885    $ 4,083   $ 4,281
Rate     12%    $ 2,205    $ 2,395   $ 2,584    $ 2,773   $ 2,963    $ 3,152   $ 3,342    $ 3,531   $ 3,721    $ 3,910   $ 4,100
         13%    $ 2,115    $ 2,296   $ 2,478    $ 2,659   $ 2,840    $ 3,021   $ 3,202    $ 3,384   $ 3,565    $ 3,746   $ 3,927
         14%    $ 2,030    $ 2,203   $ 2,377    $ 2,550   $ 2,723    $ 2,897   $ 3,070    $ 3,244   $ 3,417    $ 3,590   $ 3,764
         15%    $ 1,949    $ 2,115   $ 2,281    $ 2,447   $ 2,613    $ 2,779   $ 2,945    $ 3,111   $ 3,277    $ 3,443   $ 3,609
--------------------------------------------------------------------------------------------------------------------------------

        2007 Net Present Value Per Share of E.N.B. Holding Company Common Stock Based on Varied Terminal Price-to-Tangible Book Ratios and Discount Rates:


                                           Terminal Price-to-Tangible Book Multiples (%)
--------------------------------------------------------------------------------------------------------------------------------
                  150%       160%      170%       180%      190%       200%      210%       220%      230%       240%      250%
--------------------------------------------------------------------------------------------------------------------------------
          8%    $ 3,294    $ 3,490   $ 3,687    $ 3,884   $ 4,080    $ 4,277   $ 4,474    $ 4,671   $ 4,867    $ 5,064   $ 5,261
          9%    $ 3,152    $ 3,340   $ 3,528    $ 3,716   $ 3,903    $ 4,091   $ 4,279    $ 4,467   $ 4,655    $ 4,843   $ 5,030
         10%    $ 3,018    $ 3,197   $ 3,377    $ 3,556   $ 3,736    $ 3,915   $ 4,095    $ 4,274   $ 4,454    $ 4,633   $ 4,812
Discount 11%    $ 2,891    $ 3,062   $ 3,234    $ 3,405   $ 3,577    $ 3,748   $ 3,920    $ 4,091   $ 4,263    $ 4,434   $ 4,606
Rate     12%    $ 2,770    $ 2,934   $ 3,098    $ 3,262   $ 3,426    $ 3,590   $ 3,754    $ 3,918   $ 4,082    $ 4,246   $ 4,410
         13%    $ 2,656    $ 2,813   $ 2,969    $ 3,126   $ 3,283    $ 3,440   $ 3,597    $ 3,754   $ 3,911    $ 4,067   $ 4,224
         14%    $ 2,547    $ 2,697   $ 2,847    $ 2,997   $ 3,147    $ 3,297   $ 3,448    $ 3,598   $ 3,748    $ 3,898   $ 4,048
         15%    $ 2,444    $ 2,587   $ 2,731    $ 2,875   $ 3,019    $ 3,162   $ 3,306    $ 3,450   $ 3,593    $ 3,737   $ 3,881
--------------------------------------------------------------------------------------------------------------------------------


        Pro Forma Merger Analysis. Endicott performed pro forma merger analysis that combined E.N.B. Holding Company's and Provident Bancorp's balance sheets based on earnings forecasts through closing provided by the managements of E.N.B. Holding Company and Provident Bancorp, respectively. Endicott noted that, based on information provided by E.N.B. Holding Company and Provident Bancorp management, Provident Bancorp will remain "well capitalized" under regulatory guidelines after giving effect to the merger and the conversion. Assumptions and analysis of the accounting treatment, acquisition adjustments, conversion adjustments, operating efficiencies and other adjustments were made to arrive at a pro forma analysis to determine the effect of the transaction on Provident Bancorp's financial performance. Endicott noted that based on the merger consideration for each share of E.N.B. Holding Company common stock, the merger was expected to be accretive to Provident Bancorp's earnings per share during the first full year of combined pro forma operations.

        Endicott also analyzed the impact of Provident Bancorp's second-step conversion using information provided by Provident Bancorp and its advisors that estimated the gross proceeds of the conversion to range from $107 million to $165 million. After analyzing the impact of the conversion on shares of Provident Bancorp, Endicott created a pro forma model based on the fully converted company, after giving effect to the merger.


        Comparable Companies Analysis. Endicott analyzed publicly available information to compare selected financial and market data for three groups of peer companies that Endicott deemed relevant for the purpose of comparing with E.N.B. Holding Company. The three peer groups were:

        Group 1: Public and Non-Public Banks with $250 million to $350 million in assets.

        Group 2: Public Banks with $250 million to $350 million in assets.

        Group 3: High Performing Banks with Return on Average Equity greater than 15%.


        The financial information Endicott analyzed included, among other items, book value, tangible book value, earnings, asset quality ratios, loan loss reserve levels, profitability and capital adequacy for E.N.B. Holding Company and the median value for each of the peer groups for each year from 1998 through the quarter ended March 31, 2003, in the case of publicly traded banks, and December 31, 2002, in the case of both public and non-public where similar regulatory data was relied upon. Endicott noted in its analysis that E.N.B. Holding Company's ratio on non performing assets to total assets for the quarter ended March 31, 2003 was low relative to the other groups, and that E.N.B. Holding Company's loan growth exceeded the groups' median, while its net interest margin and return on equity was relatively high for the quarter ended March 31, 2003 compared to the group. The results of this analysis are summarized in the following table:


                                       E.N.B.
                                      Holding
                                      Company    Group 1  Group 2  Group 3
                                      -------    -------  -------  -------
Tangible Equity-to-Tangible Assets       9.27%      9.14%    8.56%    7.65%
Loans-to-Total Deposits                 66.45%     69.07%   77.49%   72.17%
NPA's to Total Assets                    0.25%      0.38%    0.42%    0.25%
Loan Growth (LTM)                       17.70%      3.54%    9.27%   11.28%
Net Interest Margin                      5.41%      4.09%    3.95%    4.76%
Efficiency Ratio.                       61.51%     61.15%   67.15%   63.32%
Return on Average Equity                16.36%     10.53%   11.55%   16.59%


        Analysis of Selected Merger Transactions. Endicott reviewed merger and acquisition transactions announced since January 1, 1990 involving publicly traded commercial banks and thrifts each as sellers. Among those reviewed were three groups of bank transactions that occurred since December 31, 2000, categorized as follows:


        Group 1: Acquisitions of Mid-Atlantic Banks with $200 million to $400 million in assets announced since December 31, 2000 (excludes terminated deals and deals under $15 million).


        Group 2: Acquisitions of National Banks with $200 million to $400 million in assets announced since December 31, 2000 (excludes terminated deals and deals under $15 million).

        Group 3: Acquisitions of High Performing Banks with $200 million to $400 million in assets and Return on Average Equity greater than 15% announced since December 31, 2000 (excludes terminated deals and deals under $15 million).


        For each of the transactions in the three groups, Endicott calculated, among other things, the multiples of the transaction value to book value, tangible book value and last twelve months net income. Endicott also calculated the core deposit premium (defined as the transaction value minus tangible book value divided by core deposits, excluding certificates of deposit with balances equal to or greater than $100,000). Endicott's computations yielded the following multiples:

   Bank     Number of         Price-to-Book      Tangible Book                   Core Deposit
  Group   Transactions            Value              Value          Earnings        Premium
----------------------------------------------------------------------------------------------
    1           7                  231%               283%            20.29           21.17%
    2          63                  227%               232%            17.85           15.38%
    3          24                  207%               219%            19.80           14.89%


        Endicott applied the ranges of multiples derived from these analyses to comparable data for E.N.B. Holding Company, and calculated the following range of imputed values:


    Group        Price-to-Book      Tangible Book                 Core Deposit
                     Value              Value         Earnings      Premium
-----------------------------------------------------------------------------
       1         $  4,441.23        $  5,431.12      $  5,124.85  $  5,378.33
       2         $  4,359.73        $  4,457.67      $  4,507.29  $  4,433.05
       3         $  3,973.49        $  4,204.33      $  4,999.82  $  4,352.24

        No company or transaction used in this analysis, however, is identical to E.N.B. Holding Company, Provident Bancorp or the merger. Accordingly, an analysis of the foregoing is not mathematically precise; rather it involves complex considerations and judgments concerning differences in the financial and operating characteristics of the companies or company to which they are being compared.

        The summary set forth above does not purport to be a complete description of the analyses and procedures performed by Endicott in the course of arriving at its opinion. In addition to performing the analyses summarized above, Endicott also considered the general market for bank mergers, the historical financial performance of E.N.B. Holding Company and Provident Bancorp, the market positions of both banks and the general economic conditions and prospects of those banks.


        Endicott has served as financial advisor to E.N.B. Holding Company since March 25, 2003, pursuant to the terms of the retainer agreement between the parties. As required by the terms of the retainer agreement, E.N.B. Holding Company paid Endicott a fee of $50,000 for rendering the fairness opinion. Endicott will also receive a transaction fee equal to 1.5% of the transaction value. Mr. Chassin will receive a transaction fee equal to 2.0% of the transaction value.


        E.N.B. Holding Company has also agreed to reimburse Endicott for its reasonable out-of-pocket expenses in connection with its engagement and to indemnify Endicott and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Comparison of Stockholders' Rights for Existing Shareholders of E.N.B. Holding Company

        As a result of the acquisition of E.N.B. Holding Company, certain shareholders of E.N.B. Holding Company will receive shares of common stock of Provident Bancorp, Inc., a Delaware corporation, as merger consideration and will, therefore, becomes stockholders of Provident Bancorp. There are differences in the rights of shareholders of E.N.B. Holding Company, a New York corporation, and stockholders of Provident Bancorp, a Delaware corporation caused by differences between New York and Delaware law and differences in the certificates of incorporation and bylaws of the companies. Under New York law, holders of capital stock are referred to as "shareholders" whereas under Delaware law holders of capital stock are referred to as "stockholders." For purposes of this discussion, however, the words "stockholder" and "shareholder" can be used interchangeably.

        This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. This discussion is qualified in its entirety by reference to the certificate of incorporation and bylaws of both E.N.B. Holding Company and Provident Bancorp and both the New York Business Corporation Law and the Delaware General Corporation Law. See "Where You Can Find Additional Information" for procedures for obtaining a copy of E.N.B. Holding Company's or Provident Bancorp's certificate of incorporation and bylaws.


        Authorized Capital Stock. The authorized capital stock of E.N.B. Holding Company currently consists of 250,000 shares of common stock, par value $20.00 per share. Following the merger, the authorized capital stock of Provident Bancorp will be 75,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As discussed in "Comparison of Stockholders' Rights for Existing Stockholders of Provident Bancorp, Inc.", Provident Bancorp's certificate of incorporation authorizes more shares than will be issued in the conversion and the acquisition of E.N.B. Holding Company and the Provident Bancorp Board will have discretion to change certain aspects of Provident Bancorp's capitalization following the merger.

        Voting Rights. Under E.N.B. Holding Company's certificate of incorporation, shareholders are entitled to cumulative voting for the election of directors. Provident Bancorp's certificate of incorporation does not provide for cumulative voting.


        Board of Directors. The directors of E.N.B. Holding Company are elected by the shareholders each year at E.N.B. Holding Company's annual meeting of shareholders. Any vacancies may be filled by the majority vote of the other directors. Such vote shall be valid even if the remaining directors do not constitute a quorum.

        The directors of Provident Bancorp are divided into three classes with one class elected at each annual meeting to serve a three-year term and until their successors are elected and qualified. Any vacancy occurring on the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

        E.N.B. Holding Company's bylaws provide that directors may be removed only for cause and on the vote of a majority of the shareholders. Provident Bancorp's certificate of incorporation provides that a director may be removed for cause by the holders of at least 80% of the outstanding voting shares of Provident Bancorp.

        Limitations on Liability. E.N.B. Holding Company's certificate of incorporation provides that the liability of directors is limited to the full extent permitted by New York law. Under the New York Business Corporation Law, directors will not be personally liable to the company, its shareholders or creditors for damages if the director has acted in good faith and with ordinary care under the circumstances. Directors may, however, be liable if they approve certain improper distributions of corporate assets, the declaration of certain dividends, the purchase of shares of the company under certain circumstances or the making of certain loans.

        Provident Bancorp's certificate of incorporation provides that the directors of Provident Bancorp will not be personally liable for monetary damages to Provident Bancorp for certain actions as directors, except for actions or omissions not in good faith or that involve intentional misconduct or a knowing violation of law by the director, the authorization of illegal distributions or receipt of an improper personal benefit from their positions as directors. This provision might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefited Provident Bancorp.

        Indemnification of Directors, Officers, Employees and Agents. E.N.B. Holding Company's certificate of incorporation and bylaws, consistent with the New York Business Corporation Law, provide for indemnification against any judgments, fines, amounts paid in settlement and reasonable expenses including attorney's fees actually or necessarily incurred as a result of an action or proceeding. Indemnification is available for any person who is made a party to a civil or criminal case as a result of that person's service to E.N.B. Holding Company in any capacity provided that the person acted in good faith for a purpose that the person reasonably believed to be in the best interests of the company. Indemnification must be approved by the Board of Directors or the shareholders unless the person prevails on the merits in which case no such approval shall be necessary. A person shall not be presumed to have acted not in good faith or in the best interests of the company solely because the person settles, pleads nolo contendere, is found liable or is convicted in an action based on their service to the company. If, however, the action for which indemnity is sought is an action in the name of the company the person shall not receive indemnification if the claim is settled or if the person is liable to the corporation unless a court determines that the person is entitled to indemnity. An indemnified person may receive indemnification for expenses incurred prior to final disposition of the action or proceeding.

        The officers, directors, agents and employees of Provident Bancorp are similarly indemnified with respect to certain actions pursuant to Provident Bancorp's certificate of incorporation, which complies with Delaware law regarding indemnification. Delaware law allows Provident Bancorp to indemnify the aforementioned persons for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director or officer of Provident Bancorp. No such indemnification may be given if the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

        Special Meetings of Stockholders. E.N.B. Holding Company's bylaws provide that a special meeting of the shareholders of E.N.B. Holding Company may be called by a majority of the Board of Directors, the President or Secretary of E.N.B. Holding Company or the holders of no less than 10% of the outstanding shares entitled to vote on a proposed action. Provident Bancorp's bylaws provide that special meetings of stockholders of Provident Bancorp may be called only by a majority vote of the total authorized directors.


        Stockholder Nominations and Proposals. E.N.B. Holding Company's bylaws allow nominations to the Board of Directors to be made by the Board of Directors or any shareholder. All shareholder nominations must be delivered, in writing, to the President of E.N.B. Holding Company no less than fourteen (14) nor more than fifty (50) days prior to any shareholder meeting. If, however, shareholders are given less than twenty-one (21) days' notice of a shareholder meeting, all nominations to the Board of Directors provided by shareholders shall be delivered, in writing, to the President of E.N.B. Holding Company no later than the close of business on the seventh day following the day on which notice of the meeting was mailed.


        For a discussion of the requirements for the stockholders of Provident Bancorp to submit nominations to the Board of Directors see "--Comparison of Stockholder's Rights for Existing Stockholders of Provident Bancorp, Inc.--Stockholder Nominations and Proposals."

        Stockholder Action Without a Meeting. Under the New York Business Corporation Law, the shareholders of E.N.B. Holding Company may take any action which may be taken at a special or annual meeting of shareholders if a consent, in writing, setting forth the actions so taken, is given by the holders of all the outstanding shares entitled to vote. Provident Bancorp's certificate of incorporation expressly prohibits the authority of stockholders to act without a meeting.

        Stockholders' Right to Examine Books and Records. Under the New York Business Corporation Law, a shareholder of record may inspect the list of shareholders of record if at least five (5) days previously the shareholder issued a written demand to do so. A corporation may deny a shareholder's demand if the shareholder refuses to give an affidavit that its inspection is not for certain purposes unrelated to company business and that the shareholder has not been involved in the last five (5) years in selling or offering to sell a list of record shareholders. A New York corporation must also produce a list of shareholders as of the record date if a shareholder requests the list at the annual meeting. Under Delaware Law, any stockholder may, upon making a demand under oath stating the purpose thereof, inspect the stockholders' list for any purpose reasonably related to that person's interest as a stockholder. In addition, for at least ten (10) days prior to each stockholders' meeting, as well as at the meeting, a Delaware corporation must make available for examination a list of stockholders entitled to vote at the meeting.

        Limitations on Voting Rights of Greater-than-10% Stockholders. Provident Bancorp's Delaware certificate of incorporation provides that no record or beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. There is no similar restriction on the shareholders of E.N.B. Holding Company.

        Vote Required for Certain Transactions. The New York Business Corporation Law requires for corporations in existence prior to 1998, which includes E.N.B. Holding Company, the affirmative vote of at least two-thirds of the outstanding shares entitled to vote in favor of a merger, consolidation or sale of all or substantially all of the assets of the corporation not in the ordinary course of business. Corporations in existence prior to 1998 may provide in their certificate of incorporation that such transactions may be approved by as few as a majority of the shares entitled to vote. E.N.B. Holding Company has adopted no such provision and, therefore, at least a two-thirds majority is required to approve such a transaction. The vote required for such transactions by the stockholders of Provident Bancorp is discussed in the section "--Comparison of Stockholder's Rights for Existing Stockholders of Provident Bancorp, Inc.--Mergers, Consolidations and Sales of Assets."

        Dissenters' Rights of Appraisal. Existing shareholders of E.N.B. Holding Company have dissenters' rights of appraisal for the Merger and may exercise those rights if they choose to dissent from the Merger. For a more detailed discussion of dissenters' rights under New York law as they apply to the Merger, see "Dissenters' Rights of Appraisal."

        Under Delaware law stockholders will generally not have dissenters' rights in connection with a plan of merger, or similar agreement involving Provident Bancorp, because Provident Bancorp's common stock will be listed on the Nasdaq National Market.

        Amendment of Governing Instruments. E.N.B. Holding Company's certificate of incorporation may be amended if such amendment is approved first by the affirmative vote of a majority of the Board of Directors and second by a majority of the shares entitled to vote. The Board of Directors may, however, make certain amendments to the certificate of incorporation without shareholder approval including changing the location of the corporation's office, the postal address of the corporation, and the registered agent of the corporation. E.N.B. Holding Company's bylaws may be amended upon the vote of a majority of either the Board of Directors or shareholders of the company.

        Provident Bancorp's certificate of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of Provident Bancorp common stock, except that the provisions of the certificate of incorporation governing the calling of meetings of stockholders, the prohibition of action by written consent of stockholders, stockholder nominations and proposals, limitations on voting rights of 10% stockholders, the number and staggered terms of directors, vacancies on the Board of Directors and removal of directors, approval of certain business combinations, indemnification of officers and directors, and the manner of amending the certificate of incorporation and bylaws, may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the outstanding shares of Provident Bancorp.


        Qualifications of Directors. The bylaws of E.N.B. Holding Company require directors to be at least eighteen (18) years of age and the holder of E.N.B. Holding Company common stock with an aggregate par value of not less than $1,000. The bylaws of Provident Bancorp require all directors to either live or work in a county in which Provident Bank maintains an office or in a county contiguous to a county in which Provident Bank does business and hold at least 1,000 shares of Provident Bancorp common stock.


Interests of Directors and Officers In the Merger


        Employment and Change in Control Agreements. E.N.B. Holding Company has entered into employment agreements with each of Chairman J. William Lempka, President and Chief Executive Officer Glenn B. Sutherland, Vice President and Chief Financial Officer Robert Lynch and Vice President/Marketing Renee C. McCabe. The employment agreements for Mr. Lynch, and Ms. McCabe are for a fixed period of four years commencing on May 8, 2003 with provisions for automatic annual extensions of the term of each agreement. The employment agreement for Mr. Sutherland is for a fixed period commencing on May 8, 2003 and ending on December 31, 2007, unless otherwise extended by mutual consent of the parties. Mr. Lempka's employment agreement commences January 1, 2004 and terminates 120 months thereafter. Under the employment agreements, the 2003 base salary for Messrs. Sutherland and Lynch, and for Ms. McCabe is $190,000, $125,000 and $102,000, respectively. Mr. Lempka's 2004 base salary is $63,180. The employment agreements generally provide for, among other things, participation in retirement plans, health and medical benefit plans, and other employee and fringe benefit plans applicable to executive personnel, however, Mr. Lempka's agreement entitles him to participate only in medical and long-term disability plans. The employment agreements for Mr. Lempka and Mr. Sutherland also provide for specified life insurance coverage at E.N.B. Holding Company's cost.

        In the event of the termination of employment of Messrs. Sutherland or Lynch, or Ms. McCabe during the term of the employment agreement without cause, or in the event of their voluntary resignation for "good reason," as defined in the applicable agreement, the employment agreements provide for the payment of severance benefits equal to the lesser of three times his or her base salary or the payments of base salary that would be made to him or her during the remaining term of the agreement, payable in twelve (12) equal monthly installments, and the continuation of group life and health benefits for the remaining unexpired term of the agreement. In the event of Mr. Lempka's termination of employment by E.N.B. Holding Company other than for cause or upon Mr. Lempka's termination of employment for good reason, E.N.B. Holding Company will continue to pay his base salary and contribute to the cost of his coverage in the E.N.B. Holding Company group medical plan for the remaining term of the employment agreement.


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

        Ellenville National Bank has also entered into one-year change of control agreements with each of Vice President and Senior Lending Officer Todd
J. Rubino and Assistant Vice President, Senior Business Development Officer Frank Ziegler. Under each agreement, in the event the employee is terminated without cause or the employee terminates employment for "good reason," as defined in the agreements, and in each case following a change of control, the employee will receive his earned but unpaid compensation as of the date of termination, Ellenville National Bank will provide the employee and his dependents continued group life and health insurance benefits for the one-year period commencing on the date of termination, and the employee will receive an amount equal to the lesser of:

        (i)     his base salary, or

        (ii) 2.99 times the "base amount" as defined in section 280G(b)(3) of the Internal Revenue Code of 1986 ("Code"),

        with such amount to be paid in twelve (12) equal monthly installments.


        The existing employment agreements and change in control agreements that E.N.B. Holding Company has entered into with its officers will be honored by Provident Bancorp, Inc. The consummation of the merger constitutes a change in control under the employment and change in control agreements. Accordingly, in the event of the termination of employment in connection with a change in control, Messrs. Lempka, Sutherland and Lynch, and Ms. McCabe would be entitled to a cash severance payment, the present value of which on December 31, 2003 would be approximately $486,172, $567,860, $373,592, and $304,851, respectively.
These payments may be accelerated and paid in 2003 for tax planning purposes. These figures do not, however, include amounts that may be paid for the continued provision of health and life insurance, which payments may be made in kind, or in a lump sum amount in lieu of the continued coverage. In the event of the termination of employment of Messrs. Rubino and Ziegler in connection with a change in control, Mr. Rubino and Mr. Ziegler would be entitled to cash severance payments, the present value of which on December 31, 2003 would be approximately $94,643 and $89,662, respectively. Provident Bancorp presently intends to request E.N.B. Holding Company and Ellenville National Bank to make the payments required under the employment and change in control agreements immediately prior to the completion of the merger. If it is determined that any of Messrs. Lynch and Sutherland or Ms. McCabe would be subject to excise tax under the provisions of the Internal Revenue Code relating to payments made in connection with a change in control, the payments to such person would be required, pursuant to their employment agreements, to be grossed up to cover any additional taxes owed by such person.

        Directors Deferred Compensation Plan. Ellenville National Bank adopted an unfunded deferred compensation plan for directors in 2001. Each director is entitled to defer all or a portion of his directors fees under the plan from the effective date of the plan through December 31, 2010. Nine directors have elected to participate in the plan. Interest is credited to the account of each director at prime rate on a monthly basis. Benefits under the plan are paid either in a lump-sum or annuitized over a period of 120 months at the director's election. Following a change in control, the balance of a participant's account will be paid either in a lump-sum or annuitized over a period of 120 months, provided however, no benefit attributable to interest credited to a participant's account will be paid to the extent such benefit would be an excess parachute payment under Section 280G of the Internal Revenue Code. No benefit payments will be paid to a director who is terminated for cause.


        At December 31, 2002, the directors' aggregate account balances under the plan equaled approximately $210,887.

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


        Directors and Officers Insurance. Provident Bancorp, Inc., a Delaware corporation, has agreed to maintain for three years following the completion of the merger, the current directors' and officers' liability insurance policies maintained by E.N.B. Holding Company and its subsidiaries (or Provident Bancorp may substitute policies of at least the same coverage), provided that Provident Bancorp is not required to spend more than 150% of the annual cost currently expended by E.N.B. Holding Company with respect to such insurance.


        Indemnification. Provident Bancorp, Inc., a Delaware corporation, has agreed that, for a period of six years following the completion of the merger, it will indemnify, defend and hold harmless each present and former officer and director of E.N.B. Holding Company and its subsidiaries against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Provident Bancorp, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation (each a "Claim"), based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of E.N.B. Holding Company or its subsidiaries, regardless of whether such Claim is asserted or arises before or after the closing of the merger, to the fullest extent permitted under applicable law, Provident Bancorp's Delaware Certificate of Incorporation and Bylaws and E.N.B. Holding Company's Certificate of Incorporation and Bylaws. Provident Bancorp will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted by applicable law, provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification.

Management and Operations of Provident Bancorp and Provident Bank After the
Merger


        When the merger is effective, E.N.B. Holding Company will be merged with and into Provident Bancorp (or a to-be-formed subsidiary of Provident Bancorp) and Ellenville National Bank will be merged into Provident Bank, and the separate existence of both E.N.B. Holding Company and Ellenville National Bank will cease. The directors and executive officers of Provident Bancorp and Provident Bank immediately prior to the merger will continue to be directors and executive officers of the surviving entities. Following the merger two (2) more people will be appointed to the Boards of Directors of Provident Bancorp and Provident Bank. The two new directors will be chosen by the Board of Directors of Provident Bancorp from a list of five (5) directors selected by E.N.B. Holding Company who currently serve on the boards of E.N.B. Holding Company or Ellenville National Bank. In addition, Provident Bank will appoint four (4) members of the Board of Directors of Ellenville National Bank, as mutually agreed upon between the parties, to Provident Bank's existing regional advisory board of directors.


Effective Date of Merger


        The parties expect that the merger will become effective once all conditions in the merger agreement have been satisfied and upon written notice by Provident Bancorp to E.N.B. Holding Company. The merger will be legally completed by the filing of certificates of merger with the Delaware Secretary of State and with the New York Department of State. The filing of certificates of merger will occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the merger agreement. See "--Conditions to the Completion of the Merger" below.


Possible Alternative Structures

        Provident Bancorp is entitled to revise the structure of the merger, provided that:

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        (i)     there are no adverse Federal or state income tax consequences to
                E.N.B. Holding Company shareholders as a result of the modification;

        (ii) the consideration to be paid to the holders of shares of E.N.B. Holding Company common stock under the merger agreement is not changed in kind or value or reduced in amount; and

        (iii) the modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the merger.

Representations and Warranties

        The merger agreement contains various representations and warranties by Provident Bancorp and E.N.B. Holding Company that are customary for a transaction of this kind. Some of the representations and warranties are qualified by materiality and other exceptions. They include, among other things:

        . the organization, existence, and corporate power and authority, and capitalization of each of the companies;

        .       ownership of subsidiaries;

        . authority to enter into the merger agreement and that the merger agreement is binding on the parties;

        . the absence of conflicts with and violations of law and various documents, contracts and agreements;

        . filings required to be made with and approvals required to be obtained from governmental agencies and consents to be obtained from third parties in connection with the merger agreement, and a statement that the parties are not aware of any reasons why such approvals and consents will not be obtained;

        .       regulatory reports and financial statements;

        .       filing of tax returns and payment of taxes;

        . the absence of any development materially adverse to the companies;

        .       material contracts and leases;

        .       ownership of property;

        .       insurance coverage;

        .       the absence of adverse material litigation;

        .       compliance with applicable laws and regulations;

        .       employee benefit matters, including employee benefit plans;

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

        .       brokers and finders;

        .       environmental matters;

        .       loan portfolios;

        .       transactions with related parties;

        . termination benefits related to employment agreements and other benefit plans;

        .       deposits;

        .       inapplicability of antitakeover laws and regulations;

        .       the absence of obligations to register securities;

        .       risk management instruments;


        .       E.N.B. Holding Company, Inc.'s receipt of a fairness opinion;
                and


        .       E.N.B. Holding Company not conducting a trust business.

        All representations, warranties and covenants of the parties, other than the covenants in specified sections that relate to continuing matters, terminate upon the merger.

Covenants of the Parties

        Conduct of Business Pending the Merger. In the merger agreement, E.N.B. Holding Company has agreed, pending consummation of the merger that it will, among other things, unless otherwise consented to in writing by Provident
Bancorp:

        . operate its business, and cause each of its subsidiaries, including Ellenville National Bank, to operate their businesses only in the usual, regular and ordinary course;

        .       not take any action which would:

                (i) adversely affect the ability of E.N.B. Holding Company or, to the knowledge of E.N.B. Holding Company, Provident Bancorp, to obtain any necessary approvals of governmental authorities required for the transactions contemplated by the merger agreement or materially increase the period of time necessary to obtain such approvals; or

                (ii) adversely affect the ability of E.N.B. Holding Company or Ellenville National Bank to perform their respective covenants and agreements contained in the merger agreement.

        Negative Covenants of E.N.B. Holding Company. E.N.B. Holding Company has agreed that from the date of the merger agreement until the completion of the merger, unless Provident Bancorp otherwise consents, E.N.B. Holding Company and its subsidiaries, including Ellenville National Bank,

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

will not and will not agree to do certain things. The merger agreement describes these commitments in detail, and sets forth exceptions to the commitments. In the merger agreement, E.N.B. Holding Company has agreed that neither it nor its subsidiaries will do the following:

        .       Change or waive any provision of their organizational documents;

        . change the number of shares of its authorized or issued capital stock, issue any shares that are held as treasury shares, or issue any stock options;

        . issue a stock split or combine or reclassify any shares of its capital stock;

        . declare or pay any dividends except for regular quarterly cash dividends and an annual special dividend, in each case consistent, as to amount and timing, with dividends paid in calendar 2002;

        . enter into, change or terminate any contract except in the ordinary course of business;

        .       open or close any branch office or automated banking facility;

        . grant or agree to pay any bonus, severance or termination or enter into, renew or amend any employment or similar agreement other than as specified in the merger agreement;

        . enter into, or except as may be required by law, materially modify any benefit plan;

        . sell or lease all or any substantial portion of the assets or business of E.N.B. Holding Company or its subsidiaries;

        . acquire all or any substantial portion of the assets or business of another entity except in connection with foreclosures or other collections of loans or other credit arrangements;

        . subject any asset of E.N.B. Holding Company or its subsidiaries to a lien or other encumbrance, except in the ordinary course of business consistent with past practice;

        . take any action that would result in E.N.B. Holding Company's representations and warranties in the merger agreement becoming untrue;

        . change any method of accounting, except as may be required by accounting principles generally accepted in the United States of America or banking regulators;

        . purchase any equity securities, or purchase securities for E.N.B. Holding Company's investment portfolio inconsistent with E.N.B. Holding Company's or Ellenville National Bank's current investment policy and other than as specified in the merger agreement;

        . make or commit to make loans in an amount in excess of amounts specified in the merger agreement;

        . enter into any agreement or take any action for purposes of hedging exposure to interest rate risk;

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

        . take any action that would giver rise to a right of payment under any employment agreement or give rise to an acceleration of any right under an employee benefit plan;

        . make any changes to banking policies except as may be required by law or banking regulators;

        . make capital expenditures in excess of amounts specified in the merger agreement;

        . purchase or sell any assets or incur any liabilities other than in the ordinary course of business consistent with past practice; and

        . enter into leases or other contracts involving payments in excess of $15,000 annually, or containing any financial commitment extending beyond 12 months from the date of the merger agreement.

        Current Information. E.N.B. Holding Company and Provident Bancorp have agreed to keep the other informed of the general status of their ongoing operations. E.N.B. Holding Company has agreed to promptly notify Provident Bancorp of any material change in E.N.B. Holding Company's business.

        Access to Properties and Records. Subject to other terms of the merger agreement, E.N.B. Holding Company and Ellenville National Bank have agreed to permit Provident Bancorp reasonable access to their properties, and to disclose and make available their books, papers and records relating to their operations.

        Financial and Other Statements. E.N.B. Holding Company has agreed to furnish to Provident Bancorp copies of audited financial statements and copies of all internal control reports submitted to E.N.B. Holding Company by its independent accountants. E.N.B. Holding Company and Provident Bancorp have agreed to deliver to each other copies of all reports that are filed with bank regulators. E.N.B. Holding Company will deliver to Provident Bancorp copies of all reports that are filed with bank regulators or delivered to stockholders. E.N.B. Holding Company will advise Provident Bancorp of the receipt of examination reports from any bank regulator, and will furnish to Provident Bancorp any additional financial data as Provident Bancorp may reasonably request. Provident Bancorp will provide to E.N.B. Holding Company copies of documents filed with the Securities and Exchange Commission.

        Consents and Approvals of Third Parties; All Reasonable Efforts. E.N.B. Holding Company and Provident Bancorp have agreed to use all commercially reasonable efforts to obtain all consents and approvals necessary for the consummation of the merger. Subject to the terms of the merger agreement, E.N.B. Holding Company and Provident Bancorp have agreed to use all commercially reasonable efforts to take all action necessary or advisable to consummate the merger.

        Failure to Fulfill Conditions. E.N.B. Holding Company and Provident Bancorp have agreed to promptly notify the other in the event that they determine that a condition to their obligation to complete the merger cannot be fulfilled and that they will not waive the condition.

        No Solicitation. E.N.B. Holding Company has agreed that, unless the merger agreement has been terminated, neither it, its subsidiaries, its officers or its directors will:

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

        . initiate, solicit or knowingly encourage (including furnishing non-public information or assistance) any inquiries or the making of any proposal to acquire E.N.B. Holding Company or Ellenville National Bank; or

        . enter into, maintain or continue any negotiations with, provide any confidential information to, or have any discussions with, any person or entity relating to a proposal to acquire E.N.B. Holding Company or Ellenville National Bank.

The merger agreement restricts the circumstances under which E.N.B. Holding Company may provide information to other parties. E.N.B. Holding Company has agreed not to solicit other offers, and has agreed to provide further information only in limited circumstances, principally in connection with the fiduciary duty of the board of directors to consider a financially superior proposal.

        Board of Directors and Committee Meetings. E.N.B. Holding Company and Ellenville National Bank have agreed that they will permit a representative of Provident Bancorp to attend any meeting of their boards of directors or executive committees. Neither E.N.B. Holding Company nor Ellenville National Bank is required to permit a representative to remain present during any confidential discussion of the merger agreement or any third party proposal to acquire control of E.N.B. Holding Company or Ellenville National Bank.

        Employee Benefits. Provident Bancorp has made certain covenants regarding employee benefit matters regarding employees of E.N.B. Holding Company and its subsidiaries. These covenants include the following:

        . Except as otherwise agreed, after the completion of the merger, Provident Bancorp may elect to maintain E.N.B. Holding Company's employee benefit plans separately or terminate them. Employees of E.N.B. Holding Company and its subsidiaries who continue employment with Provident Bancorp or its subsidiaries and who become participants in Provident Bancorp's employee benefit plans will, for purposes of determining eligibility for such plans and the satisfaction of vesting of employee benefits under such plans, receive credit under Provident Bancorp's plans for service as an employee of E.N.B. Holding Company or its subsidiaries. Employees of E.N.B. Holding Company and its subsidiaries will not receive prior credit for service with respect to Provident Bank's employee stock ownership plan.

        . In the event of termination or consolidation of any health, disability or life insurance plan of E.N.B. Holding Company or its subsidiaries, Provident Bank shall make available employer-provided health, disability or life insurance coverage to former employees of E.N.B. Holding Company and its subsidiaries who continue employment with Provident Bank and their dependents. Provident Bank shall provide the same coverage it provides to its current employees. No coverage of continuing employees shall terminate under employee benefit plans of E.N.B. Holding Company and its subsidiaries until the continuing employees become eligible to participate in Provident Bank's employee benefit plans. A continuing employee's prior service at E.N.B. Holding Company or its subsidiaries shall apply for purposes of satisfying any waiting periods, actively-at-work requirements and evidence of insurability requirements.

        Directors and Officers Indemnification and Insurance. Provident Bancorp shall maintain for three years following the completion of the merger, the current directors' and officers' liability insurance

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

policies maintained by E.N.B. Holding Company and its subsidiaries (or Provident Bancorp may substitute policies of at least the same coverage), provided that the expense is 150% or less than E.N.B. Holding Company's current annual expense. Provident Bancorp shall indemnify officers and directors of E.N.B. Holding Company and its subsidiaries to the extent and under the circumstances specified in the merger agreement.

Regulatory and Other Matters

        Stockholders' Meetings. E.N.B. Holding Company and Provident Bancorp have agreed to hold stockholder meetings to consider the merger agreement and/or the transactions contemplated by the merger agreement. E.N.B. Holding Company and Provident Bancorp have agreed, subject to the fiduciary responsibility of their boards of directors, to recommend the approval of the merger agreement and/or the transactions contemplated by the merger agreement. Each has agreed to cooperate and consult with the other with respect to the foregoing. Provident Bancorp and E.N.B. Holding Company have agreed to promptly notify the other party if at any time it becomes aware that the proxy statement or prospectus contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

        Provident Bancorp, MHC's Conversion from Mutual to Stock Form. Provident Bancorp, MHC, Provident Bancorp, and Provident Bank have agreed to take all reasonable steps necessary to effect the conversion, including the following:

        . Provident Bancorp will as promptly as practicable after the appropriate registration statement is declared effective by the Securities and Exchange Commission, hold a meeting of stockholders to approve the conversion and/or the plan of conversion. Subject to the fiduciary responsibility of its board of directors, Provident Bancorp will recommend to its stockholders the approval of the conversion and/or the plan of conversion.

        . Provident Bancorp, MHC will as promptly as practicable after the appropriate registration statement is declared effective by the Securities and Exchange Commission, hold a meeting of its members (depositors and certain borrowers of Provident Bank) to approve the plan of conversion. Subject to the fiduciary responsibility of its board of directors, Provident Bancorp, MHC will recommend to its members the approval of the plan of conversion. Provident Bancorp, MHC also will cooperate and consult with E.N.B. Holding Company with respect to the members' approval of the plan of conversion.

        . Provident Bancorp, MHC will use all reasonable efforts to prepare and file all required regulatory applications required in connection with the conversion.

        . E.N.B. Holding Company has agreed to promptly notify Provident Bancorp if at any time it becomes aware that the conversion prospectus contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.


        . If Provident Bancorp does not receive orders for at least 11,475,000 shares of common stock in the subscription and community offering, then, at Provident Bancorp's


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

                discretion, in order to issue the minimum number of shares necessary in order to complete the offering, up to 3,677,320 of the unsubscribed shares may be issued to the stockholders of E.N.B. Holding Company as merger consideration.

        Regulatory Approvals. E.N.B. Holding Company and Provident Bancorp have agreed to cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by the agreement and plan of reorganization, including without limitation the merger and the conversion.


        Voting Agreements. In consideration of the substantial expenses that Provident Bancorp will incur in connection with the merger, and to induce Provident Bancorp to execute the merger agreement, each of the directors of E.N.B. Holding Company who owns shares of E.N.B. Holding Company common stock executed a voting agreement, in which he or she, while the voting agreement is in effect, agrees to vote or cause to be voted all of his or her shares of E.N.B. Holding Company common stock that he or she is entitled to vote, whether such shares are beneficially owned by him or her on the date of the voting agreement or are subsequently acquired, in favor of the merger agreement at the special meeting of E.N.B. Holding Company's shareholders called and held to consider the merger agreement. The voting agreements will automatically terminate upon termination of the merger agreement.


        Affiliate Agreements. E.N.B. Holding Company has agreed to use all reasonable efforts to cause each director, executive officer and other person who is an affiliate of E.N.B. Holding Company for purposes of Rule 145 under the Securities Exchange Act of 1934 to deliver to Provident Bancorp a written agreement, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Provident Bancorp common stock to be received by such affiliate in the merger, otherwise than in compliance with the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

Conditions to the Completion of the Merger


        Conditions to the Obligations of Each Party Under the Merger Agreement. The respective obligations of Provident Bancorp and E.N.B. Holding Company are subject to various conditions prior to the merger, which conditions cannot be waived. The conditions include the following:


        . approval of the merger agreement by the affirmative vote of a majority of the issued and outstanding shares of E.N.B. Holding Company and Provident Bancorp and the requisite members of Provident Bancorp, MHC;

        . the absence of any order, decree or injunction by which the merger is restrained or enjoined;

        . approval of the merger by all applicable federal and state regulatory agencies and the expiration of all statutory waiting periods;

        . the shares of common stock of Provident Bancorp, Inc., a Delaware corporation, to be issued as consideration for the merger shall have been authorized for listing on the Nasdaq National Market;

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

        . Provident Bancorp and E.N.B. Holding Company shall have received from Luse Gorman Pomerenk & Schick, P.C. an opinion to the effect that the merger will qualify as a tax-free reorganization under United States federal income tax laws;

        . solely for purposes of determining whether shares of common stock of Provident Bancorp, Inc., a Delaware corporation, will be used for consideration in the merger transaction, Provident Bancorp shall have received and accepted orders to purchase the minimum number of shares in the stock offering;

        Conditions to the Obligations Under the Merger Agreement. The obligations of Provident Bancorp and E.N.B. Holding Company are further subject to various conditions, including the following:

        . except as otherwise contemplated or qualified by the merger agreement, the accuracy of the representations and warranties of the parties made in the merger agreement;

        . the other party to the agreement has performed its obligations under the merger agreement;

        . the other party to the agreement has obtained all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful completion of the merger;

        . Provident Bancorp shall have received a "comfort" letter from the independent accountants for E.N.B. Holding Company;

        . Provident Bancorp shall have deposited with an exchange agent cash and shares of Provident Bancorp common stock to be exchanged for shares of common stock of E.N.B. Holding Company;

        . since September 30, 2002, Provident Bancorp shall not have suffered any material adverse effect;

        . since December 31, 2002, E.N.B. Holding Company shall not have suffered any material adverse effect;

        . not more than 10% of the outstanding shares of E.N.B. Holding Company shall have dissented to the merger pursuant to New York state corporate law; and


        . counsel to Provident Bancorp and E.N.B. Holding Company shall each have delivered a legal opinion regarding certain matters.


        The parties may waive conditions to their obligations unless they are legally prohibited from doing so.

Termination, Amendment and Waiver

        Termination. The merger agreement may be terminated at any time prior to the completion of the merger under the following circumstances:

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

        . At any time by the mutual written agreement of Provident Bancorp and E.N.B. Holding Company;

        . By either E.N.B. Holding Company or Provident Bancorp (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement) if there has been a material breach by the other party of any of the representations or warranties set forth in the merger agreement, and such breach either cannot be cured or shall not have been cured within specified time periods;

        . By either E.N.B. Holding Company or Provident Bancorp (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in the merger agreement, and such failure either cannot be cured or shall not have been cured with specified time periods;

        . Subject to other terms of the agreement, at the election of either Provident Bancorp or E.N.B. Holding Company, if the merger has not been completed by July 31, 2004, which date may be extended by agreement of Provident Bancorp and E.N.B. Holding Company;

        . By either E.N.B. Holding Company or Provident Bancorp if the required vote of stockholders of E.N.B. Holding Company is not obtained;

        . By either E.N.B. Holding Company or Provident Bancorp if the required regulatory approvals are not obtained;

        . By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement) in the event that any of the conditions precedent to the obligations of such party to complete the merger cannot be satisfied or fulfilled by July 31, 2004, which date may be extended by agreement of Provident Bancorp and E.N.B. Holding Company;


        . By the Board of Directors of Provident Bancorp if E.N.B. Holding Company has received a "Superior Proposal" (as defined in the merger agreement), the Board of Directors of E.N.B. Holding Company has entered into an acquisition agreement with respect to the Superior Proposal, terminated the merger agreement or withdrawn its recommendation to stockholders of the merger agreement or failed to make such recommendation or modified or qualified its recommendation in a manner adverse to Provident Bancorp;

        . By the Board of Directors of E.N.B. Holding Company if E.N.B. Holding Company has received a Superior Proposal, the Board of Directors of E.N.B. Holding Company has made a determination to enter into an acquisition agreement with respect to the Superior Proposal and E.N.B. Holding Company has notified Provident Bancorp of the Superior Proposal and provided Provident Bancorp with an opportunity to amend the merger agreement so as to enable E.N.B. Holding Company to proceed with the merger with Provident Bancorp on such adjusted terms; and


        . By E.N.B. Holding Company if the conversion of Provident Bancorp, MHC to stock form has not been completed by March 31, 2004.

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Effect of Termination

        The merger agreement describes the expenses and damages that will be payable in the event the merger agreement is terminated. These terms provide that in certain circumstances termination will be without liability, cost or expense on the part of either party. If the termination results from a willful breach of certain provisions, the breaching party will be liable for any and all damages, costs and expenses sustained or incurred by the non-breaching party.


        In the event of a termination of the merger agreement pursuant to certain other sections of the merger agreement, including E.N.B. Holding Company's acceptance of a Superior Proposal, E.N.B. Holding Company will be obligated to pay a termination fee of $3.7 million to Provident Bancorp, which payment shall be the exclusive remedy. If the conversion of Provident Bancorp, MHC to stock form has not been completed by March 31, 2004, E.N.B. Holding Company may elect to: (i) proceed with the merger transaction and E.N.B. Holding Company shareholders will receive merger consideration of $4,500 per share in cash or (ii) terminate the merger and receive a fee of $3.7 million. If E.N.B. Holding Company terminates the merger agreement for this reason, then the payment by Provident Bancorp of the fee shall constitute complete performance of all parties under the merger agreement.


Amendment, Extension and Waiver

        By action of their respective boards of directors, the parties to the merger agreement may:

        .       amend the merger agreement,

        . extend the time for the performance of any of the obligations under the merger agreement;

        .       waive certain provisions of the merger agreement;


        . waive compliance with any of the agreements or conditions contained in the agreement, except that after any approval of the agreement by the shareholders of E.N.B. Holding Company, there may not be, without further approval of such shareholders, any amendment of the merger agreement which reduces the amount or value or changes the form of consideration to be delivered to E.N.B. Holding Company's shareholders pursuant to the agreement.


        Any amendment to the merger agreement must be in writing.

Regulatory Approvals and Other Matters

        General. E.N.B. Holding Company and Provident Bancorp have agreed to use their reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger. This includes approval of the Office of Thrift Supervision and any other federal and state agencies that regulate Provident Bank, Ellenville National Bank or their respective holding companies. Provident Bancorp has filed the application materials necessary to obtain these regulatory approvals. The merger cannot be completed without Office of Thrift Supervision approval. We cannot assure you either that we will obtain the required regulatory approvals, or when such approvals will be received, or whether there will be conditions in the approvals or any litigation challenging the approvals. We also cannot assure you that the United States Department

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of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

        We are not aware of any material governmental approvals or actions that are required prior to the merger other than those described below. We presently contemplate that we will seek any additional governmental approvals or actions that may be required in addition to those requests for approval currently pending; however, we cannot assure that we will successfully obtain any such additional approvals or actions.

        Office of Thrift Supervision. The merger is subject to approval by the Office of Thrift Supervision. Provident Bancorp has filed the required applications and notifications with the Office of Thrift Supervision.

        The Office of Thrift Supervision may not approve any transaction that would result in a monopoly or otherwise substantially reduce competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Office of Thrift Supervision considers the financial and managerial resources of the companies and their subsidiary institutions and the convenience and needs of the communities to be served. Under the Community Reinvestment Act, the Office of Thrift Supervision must take into account the record of performance of each company in meeting the credit needs of its entire community, including low- and moderate-income neighborhoods, served by each company. Provident Bank has an "outstanding" Community Reinvestment Act rating with the Office of Thrift Supervision; Ellenville National Bank has a "satisfactory" Community Reinvestment Act rating.

        Federal law requires publication of notice of, and the opportunity for public comment on, the applications submitted by Provident Bancorp and Provident Bank for approval of the merger and authorizes the Office of Thrift Supervision to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the Office of Thrift Supervision within which period the Department of Justice may file objections to the merger under the federal antitrust laws. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of Office of Thrift Supervision approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger's effect on competition differently than the Office of Thrift Supervision, and thus it is possible that the Department of Justice could reach a different conclusion than the Office of Thrift Supervision regarding the merger's competitive effects.

Material United States Federal Income Tax Consequences Of The Merger

        General. The following discussion sets forth the material United States federal income tax consequences of the merger to Provident Bancorp, its parent or subsidiaries, E.N.B. Holding Company, Ellenville National Bank, and U.S. holders (as defined below) of shares of E.N.B. Holding Company common stock. U.S. Holders (as defined below) of Provident Bancorp common stock who either exchange their shares in the conversion pursuant to the exchange ratio or who purchase their shares in the subscription and community offering will not have any federal or state tax consequences as the result of the merger solely as a result of being U.S Holders of Provident Bancorp. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department and

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court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

        For purposes of this discussion, we use the term "U.S. holder" to mean:

        .       a citizen or resident of the United States;

        . a corporation created or organized under the laws of the United States or any of its political subdivisions;

        .       a trust that:

                (1) is subject to the supervision of a court within the United States and the control of one or more United States persons, or

                (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

        . an estate that is subject to United States federal income tax on its income regardless of its source.

        This discussion assumes that, if you are a holder of shares of E.N.B. Holding Company common stock, you hold your shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

        .       a financial institution;

        .       a tax-exempt organization;

        .       an S corporation or other pass-through entity;

        .       an insurance company;

        .       a mutual fund;

        .       a dealer in securities or foreign currencies;

        . a trader in securities who elects the mark-to-market method of accounting for your securities;


        . an E.N.B. Holding Company shareholder whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code or who may otherwise be subject to the alternative minimum tax provisions of the Internal Revenue Code;

        . an E.N.B. Holding Company shareholder who received E.N.B. Holding Company common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;


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        .       a person that has a functional currency other than the U.S.
                dollar;

        . a holder of options granted under any E.N.B. Holding Company benefit plan; or


        . an E.N.B. Holding Company shareholder who holds E.N.B. Holding Company common stock as part of a hedge, straddle or a constructive sale or conversion transaction.


        Based on representations contained in representation letters provided by Provident Bancorp and E.N.B. Holding Company and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time, it is the opinion of Luse Gorman Pomerenk & Schick, P.C., counsel to Provident Bancorp, that the material United States federal income tax consequences of the merger are as follows:

        . the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and none of the (i) conversion of Provident Bancorp, MHC from mutual to stock form, (ii) the offer and issuance of Provident Bancorp common stock in connection with the aforementioned conversion to the existing public stockholders of Provident Bancorp, or (iii) the merger of Ellenville National Bank with and into Provident Bank will adversely affect this treatment;

        . no gain or loss will be recognized by Provident Bancorp, its parent or subsidiaries or any affiliated corporation or E.N.B. Holding Company or Ellenville National Bank by reason of the merger;

        . you will not recognize gain or loss if you exchange your E.N.B. Holding Company common stock solely for Provident Bancorp common stock, except to the extent of any cash received in lieu of a fractional share of Provident Bancorp common stock;

        . you will recognize gain or loss if you exchange your E.N.B. Holding Company common stock solely for cash in the merger in an amount equal to the difference between the amount of cash you receive and your tax basis in your shares of E.N.B. Holding Company common stock;

        . subject to the following paragraph, you will recognize gain (but not loss) if you exchange your E.N.B. Holding Company common stock for a combination of Provident Bancorp common stock and cash in an amount equal to the lesser of:

                .       the excess, if any, of:

                        . the sum of the cash (excluding any cash received in lieu of a fractional share of Provident Bancorp common stock) and the fair market value of the Provident Bancorp common stock you receive (including any fractional share of Provident Bancorp common stock you are deemed to receive and exchange for cash); and

                        . your tax basis in the E.N.B. Holding Company common stock surrendered in the merger; or

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                .       the cash that you receive in the merger.

        . your tax basis in the Provident Bancorp common stock that you elect to receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash), will equal your tax basis in the E.N.B. Holding Company common stock you surrendered, increased by the amount of taxable gain, if any, you recognize on the exchange and decreased by the amount of any cash received by you in the merger (excluding any cash received in lieu of a fractional share of Provident Bancorp common stock); and

        . your holding period for the Provident Bancorp common stock that you receive in the merger will include your holding period for the shares of E.N.B. Holding Company common stock that you surrender in the exchange.

        If you acquired different blocks of E.N.B. Holding Company common stock at different times and at different prices, any gain or loss you recognize will be determined separately with respect to each block of E.N.B. Holding Company common stock, and the cash and Provident Bancorp common stock you receive will be allocated pro rata to each such block of common stock. In addition, your basis and holding period in your Provident Bancorp common stock may be determined with reference to each block of E.N.B. Holding Company common stock.

        Additional Considerations -- Recharacterization of Gain as a Dividend. All or part of the gain you recognize could be treated as ordinary dividend income rather than capital gain if:

        (i)     you are a significant stockholder of Provident Bancorp; or

        (ii) if, after taking into account constructive ownership rules, your percentage ownership in Provident Bancorp after the merger is not less than what your percentage ownership would have been if you had received Provident Bancorp common stock rather than cash in the merger. This could happen, for example, because of your purchase of additional Provident Bancorp common stock, a purchase of Provident Bancorp common stock by a person related to you or a share repurchase by Provident Bancorp from other Provident Bancorp stockholders.

        Because the possibility of dividend treatment depends upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the merger to you.

        Cash in Lieu of Fractional Shares. You will generally recognize capital gain or loss on any cash received in lieu of a fractional share of Provident Bancorp common stock equal to the difference between the amount of cash received and the basis allocated to such fractional share.

        Dissenting Stockholders. Holders of E.N.B. Holding Company common stock who dissent with respect to the merger as discussed in "--Dissenters' Rights of Appraisal," and who receive cash in respect of their shares of E.N.B. Holding Company common stock will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares.

        Taxation of Capital Gain. Gain or loss that you recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if your holding period in your E.N.B. Holding Company common stock is greater than one year as of the date of the

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merger. If you are a non-corporate holder of E.N.B. Holding Company common stock, this long-term capital gain generally will be taxed at a maximum United States federal income tax rate of 15%. The deductibility of capital losses is subject to limitations.

        Limitations on Tax Opinion and Discussion. As noted earlier, the tax opinion is subject to assumptions relating to, among other things, the truth and accuracy of certain representations made by Provident Bancorp and E.N.B. Holding Company, and the consummation of the merger in accordance with the terms of the merger agreement and applicable state law. Furthermore, the tax opinion will not bind the Internal Revenue Service and, therefore, the Internal Revenue Service is not precluded from asserting a contrary position. The tax opinion and this discussion are based on currently existing provisions of the Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the tax opinion or of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.


        The preceding discussion is intended only as a summary of material federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, we urge E.N.B. Holding Company shareholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.


Resale of Shares of Provident Bancorp Common Stock


        All shares of Provident Bancorp common stock received by E.N.B. Holding Company shareholders in the merger will be freely transferable, except that shares of Provident Bancorp common stock received by persons who are deemed to be "affiliates," as the term is defined under the Securities Act of 1933, as amended, of Provident Bancorp or E.N.B. Holding Company prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933, as amended or as otherwise permitted under the Securities Act of 1933, as amended. Persons who may be deemed to be affiliates of Provident Bancorp or E.N.B. Holding Company generally include individuals or entities that control, are controlled by, or are under common control with, the party and may include certain officers and directors of such party as well as principal stockholders of such party. Affiliates of both parties have previously been notified of their status. The merger agreement requires E.N.B. Holding Company to use reasonable efforts to receive an affiliate letter from each person who is an affiliate of E.N.B. Holding Company.


        This proxy statement-prospectus does not cover resales of Provident Bancorp common stock received by any person who may be deemed to be an affiliate of E.N.B. Holding Company or Provident Bancorp. Accordingly, such resales will be required to be made in accordance with Rule 145.

Accounting Treatment

        In accordance with accounting principles generally accepted in the United States of America, the merger will be accounted for using the purchase method. The result of this is that the recorded assets and liabilities of Provident Bancorp will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities from the acquisition of E.N.B. Holding Company will be adjusted to fair value at the date of the merger. To the extent that the purchase price, consisting of cash plus the number of shares of Provident Bancorp

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


common stock to be issued to former E.N.B. Holding Company shareholders at fair value, exceeds the fair value of the net assets of E.N.B. Holding Company at the merger date, that amount will be reported as goodwill. In accordance with Statement of Financial Standards No. 142, "Goodwill and Other Intangible Assets," goodwill will not be amortized but will be evaluated for impairment annually. Further, the purchase accounting method results in the operating results of E.N.B. Holding Company only being included in the consolidated income of Provident Bancorp beginning from the date of consummation of the merger.


Dissenters' Rights of Appraisal

        Under federal law, stockholders of Provident Bancorp do not have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Provident Bancorp common stock. Under New York law, shareholders of E.N.B. Holding Company have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of E.N.B. Holding Company common stock.

        Ensuring perfection of appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. If an E.N.B. Holding Company shareholder fails to comply with these procedural rules, the shareholder may become ineligible to pursue appraisal rights.

        The following discussion is intended as a brief summary of the material provisions of the New York statutory procedures that an E.N.B. Holding Company shareholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of E.N.B. Holding Company common stock. This summary is not, however, a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 623 of the New York Business Corporation Law.

        If you are an E.N.B. Holding Company common shareholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 623 of the New York Business Corporation Law. Section 623 has various requirements including the following:

        You must make a written demand for appraisal: You must deliver a written notice to E.N.B. Holding Company of your election to dissent from the merger within 20 days of your receipt of a copy of the merger agreement. A copy of the merger agreement is being delivered to you along with this proxy statement.

        If you elect to dissent from the merger, you must dissent as to all shares you hold: If you elect to dissent from the merger as to any shares for which you are the beneficial owner or for which you are the nominee or fiduciary, you must dissent as to all shares that you hold.

        You must refrain from voting for adoption of the merger agreement: You must not vote for adoption of the merger agreement at the shareholder meeting. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to appraisal. You can also terminate your right to appraisal if you return a signed proxy card and:

        .       fail to vote against adoption of the merger agreement; or

        .       fail to note that you are abstaining from voting.

If you do either of these two things, your appraisal rights will terminate even if you previously filed a written election for appraisal.

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

        Submission of share certificates to E.N.B. Holding Company: If you possess shares represented by a share certificate and you wish to dissent from the merger, you must submit the certificates representing the dissenting shares to E.N.B. Holding Company within one month after your notice of election to dissent has been filed with the E.N.B. Holding Company, so that the share certificates may be marked to show the notice of election to dissent.

        Withdrawal of notice of election: If you change your mind and decide you no longer wish to dissent from the merger, you may withdraw your notice of election at any time prior to the earlier of: (a) the date on which you accept Provident Bancorp's offer to purchase your shares, or (b) 60 days from the consummation of the merger unless Provident Bancorp fails to make a timely offer to purchase your shares. If Provident Bancorp fails to make a timely offer to purchase your shares, you will have an additional 60 days to withdraw your notice of election. At any later date you may only withdraw your notice of election with the written consent of Provident Bancorp.

        Provident Bancorp will offer to purchase your dissenting shares: Within 15 days after the later of the date on which shareholders are required to file notice of election to dissent with E.N.B. Holding Company, and the date the merger is consummated (but in no case later than 90 days following shareholder approval of the merger agreement) Provident Bancorp will offer, in writing via registered mail, to each dissenting shareholder to purchase their dissenting shares at a specified price which Provident Bancorp believes to be fair value.

        Judicial proceeding: If Provident Bancorp fails to make an offer to purchase dissenting shares as discussed above, or if any dissenting shareholders fail to accept the offer within 30 days, Provident Bancorp shall, within 20 days, initiate a special proceeding in which all remaining dissenting shareholders will be made a party before the state supreme court in the judicial district in which E.N.B. Holding Company has its main office. If Provident Bancorp fails to initiate the proceeding within 20 days, any dissenting shareholder may initiate such proceeding no later than 30 days after the expiration of the 20-day period discussed in this paragraph. If the judicial proceeding is not initiated within such 30-day period, all dissenters' rights will expire.

        Shareholders considering seeking appraisal for their shares should note that the fair value of their shares determined under Section 623 of the New York Business Corporation Law could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Once the judicial proceeding has commenced, the court will determine which dissenting shareholders are entitled to payment for their shares. The court will then determine the fair value of the shares as of the close of business on the day immediately prior to the date on which the shareholders voted to approve the merger agreement. The court will conclude the proceeding by entering an order in favor of the dissenting shareholders for the judicially determined fair value. The final order will include an appropriate interest rate to be paid to the dissenting shareholders from the date the merger was consummated to the date of payment. Each party, including the dissenting shareholders, will, in most cases, bear any costs associated with the proceeding discussed above. The court may, however, order a dissenting shareholder to pay all or a portion of Provident Bancorp's expenses if the court finds that the dissenting shareholder's refusal to accept Provident Bancorp's offer to buy the dissenting shares was arbitrary, vexatious or otherwise not in good faith. The court also may order Provident Bancorp to pay the expenses of the dissenting shareholders if the court finds that: the fair value of the dissenting shares materially exceeds Provident Bancorp's offer to purchase the shares, no offer to purchase the dissenting shares was made, Provident Bancorp failed to institute the special proceeding in a timely manner, or that Provident Bancorp acted in a way that was arbitrary, vexatious or otherwise not in good faith.

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        Final payment to dissenting shareholders: Provident Bancorp shall make the final payment to dissenting shareholders within 60 days of the final judicial determination of fair value.

IF YOU FAIL TO COMPLY STRICTLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE YOUR APPRAISAL RIGHTS.

                RESTRICTIONS ON ACQUISITION OF PROVIDENT BANCORP

        Although the Board of Directors of Provident Bancorp is not aware of any effort that might be made to obtain control of Provident Bancorp after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Provident Bancorp's certificate of incorporation to protect the interests of Provident Bancorp and its stockholders from takeovers which the Board of Directors of Provident Bancorp might conclude are not in the best interests of Provident Bank, Provident Bancorp or Provident Bancorp's stockholders.

        The following discussion is a general summary of the material provisions of Provident Bancorp's certificate of incorporation and bylaws, Provident Bank's charter and bylaws and certain other regulatory provisions that may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Provident Bancorp's certificate of incorporation and bylaws and Provident Bank's stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of Provident Bancorp, MHC's application for conversion with the Office of Thrift Supervision and Provident Bancorp's registration statement filed with the Securities and Exchange Commission. See "Where You Can Find Additional Information."

Provident Bancorp's Certificate of Incorporation and Bylaws

        Provident Bancorp's Delaware certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Provident Bancorp more difficult.

        The following description is a summary of the provisions of the certificate of incorporation and bylaws. See "Where You Can Find Additional Information" as to how to review a copy of these documents.

        Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of Provident Bancorp's board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

        Restrictions on Call of Special Meetings. The certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. Stockholders are not authorized to call a special meeting of stockholders.

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        Prohibition of Cumulative Voting. The certificate of incorporation prohibits cumulative voting for the election of Directors.

        Limitation of Voting Rights. The certificate of incorporation provides that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

        Restrictions on Removing Directors from Office. The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in "--Limitation of Voting Rights.")

        Authorized but Unissued Shares. After the conversion, Provident Bancorp will have authorized but unissued shares of common and preferred stock. See "Description of Capital Stock of Provident Bancorp Following the Conversion." The certificate of incorporation authorizes 10,000,000 shares of serial preferred stock. Provident Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Provident Bancorp that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore may be to deter a future attempt to gain control of Provident Bancorp. The Board of Directors has no present plan or understanding to issue any preferred stock.

        Amendments to Certificate of Incorporation and Bylaws. Amendments to the certificate of incorporation must be approved by Provident Bancorp's Board of Directors and also by a majority of the outstanding shares of Provident Bancorp's voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

        (i) The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

        (ii)    The inability of stockholders to act by written consent;

        (iii) The inability of stockholders to call special meetings of stockholders;

        (iv) The division of the Board of Directors into three staggered classes;

        (v) The ability of the Board of Directors to fill vacancies on the board;

        (vi) The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

        (vii) The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

        (viii) The ability of the Board of Directors to amend and repeal the bylaws; and

        (ix) The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Provident Bancorp.

        The bylaws may be amended by the affirmative vote of a majority of the directors of Provident Bancorp or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

Conversion Regulations

        Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make such an offer or announcement of an offer to purchase shares or actually acquire shares in the converting institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, that person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined "person" to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution's or its holding company's behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change of Control Regulations

        Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days' prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation by the Office of Thrift Supervision.

        Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings bank's directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank's voting stock, if the acquiror is also subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank's stock who do not intend to participate in or seek to exercise control over a savings bank's management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family."

        The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

        (1) the acquisition would result in a monopoly or substantially lessen competition;

        (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

        (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

                DESCRIPTION OF CAPITAL STOCK OF PROVIDENT BANCORP
                            FOLLOWING THE CONVERSION

General

        At the effective date, Provident Bancorp will be authorized to issue 75,000,000 shares of common stock, par value of $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Provident Bancorp currently expects to issue in the offering up to 15,525,000 shares of common stock, subject to adjustment, 400,000 shares to the Provident Bank Charitable Foundation, and up to 12,435,029 shares, subject to adjustment, in exchange for the publicly held shares of Provident Bancorp. Provident Bancorp will not issue shares of preferred stock in the conversion. Each share of Provident Bancorp common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

        The common stock of Provident Bancorp will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

        Dividends. Provident Bancorp may pay dividends out of statutory surplus or from net earnings if, as and when declared by its Board of Directors. The payment of dividends by Provident Bancorp is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Provident Bancorp will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of Provident Bancorp out of funds legally available therefor. If Provident Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

        Voting Rights. Upon consummation of the conversion, the holders of common stock of Provident Bancorp will have exclusive voting rights in Provident Bancorp. They will elect Provident Bancorp's Board of Directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Provident Bancorp's common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Provident Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

        As a federal stock savings association, corporate powers and control of Provident Bank are vested in its Board of Directors, who elect the officers of Provident Bank and who fill any vacancies on the Board of Directors. Voting rights of Provident Bank are vested exclusively in the owners of the shares of capital stock of Provident Bank, which will be Provident Bancorp, and voted at the direction of Provident Bancorp's Board of Directors. Consequently, the holders of the common stock of Provident Bancorp will not have direct control of Provident Bank.

        Liquidation. In the event of any liquidation, dissolution or winding up of Provident Bank, Provident Bancorp, as the holder of 100% of Provident Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Provident Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of Provident Bank available for distribution. In the event of liquidation, dissolution or winding up of Provident Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Provident Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

        Preemptive Rights. Holders of the common stock of Provident Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

        None of the shares of Provident Bancorp's authorized preferred stock will be issued as part of the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                                     EXPERTS


        The consolidated financial statements of Provident Bancorp, Inc. as of September 30, 2002 and 2001, and for each of the years in the three-year period ended September 30, 2002, appearing elsewhere in this document have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, which is included herein and upon the authority of said firm as experts in accounting and auditing.

        RP Financial, LC. has consented to the publication herein of the summary of its report to Provident Bancorp setting forth its opinion as to the estimated pro forma market value of the common stock upon completion of the conversion and offering and its letter with respect to subscription rights.


        The consolidated financial statements of E.N.B. Holding Company, Inc. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, appearing elsewhere in this document have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, which is included herein and upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS

        The legality of the common stock has been opined upon for Provident Bancorp by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Provident Bancorp. Certain legal matters will be passed upon for Ryan Beck & Co. by Pitney, Hardin, Kipp & Szuch, LLP, Morristown, New Jersey.

                                  OTHER MATTERS


        As of the date of this document, the Provident Bancorp Board of Directors and the E.N.B. Holding Company Board of Directors know of no matters that will be presented for their consideration at their respective special meetings other than as described in this document. However, if any other matters shall properly come before the special meetings or any adjournments or postponements thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting.


                      PROVIDENT BANCORP 2004 ANNUAL MEETING

        If the conversion is completed as expected during the first quarter of 2004, Provident Bancorp, a federal corporation, will no longer exist. Under its bylaws, Provident Bancorp, a Delaware corporation, will be required to hold a meeting of stockholders by July 30, 2004, which is 13 months following the date on which Provident Bancorp was incorporated in the State of Delaware.

        Provident Bancorp's Delaware bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Provident Bancorp 90 days prior to the anniversary date of the mailing of proxy materials by Provident Bancorp in connection with the immediately preceding annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, stockholders must submit such written notice no later than the tenth day following the date on which notice of the meeting is mailed to stockholders or such public disclosure was made. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting. A stockholder's nomination or proposal must meet other applicable criteria set forth in provident Bancorp's Delaware bylaws in order to be considered at the 2004 annual meeting. Nothing in this paragraph shall be deemed to require Provident Bancorp to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

        If the conversion is not completed during the first quarter of 2004, Provident Bancorp, a federal corporation, will hold its annual meeting of stockholders on February 18, 2004. Provident Bancorp's federal bylaws generally provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and any new business to be taken up at such a meeting by filing the proposal in writing with Provident Bancorp at least five
(5) days before the date of any such meeting. Nothing in this paragraph shall be deemed to require Provident Bancorp to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

                   E.N.B. HOLDING COMPANY 2004 ANNUAL MEETING


        If the merger is completed as expected during the first quarter of 2004, E.N.B. Holding Company will no longer exist, and therefore E.N.B. Holding Company will not hold its 2004 annual meeting of shareholders.

        If the merger is not completed, E.N.B. Holding Company will hold its 2004 annual meeting of shareholders. Under E.N.B. Holding Company's Bylaws, all shareholder nominations must be delivered, in writing, to the president of E.N.B. Holding Company no less than 14 nor more than 50 days prior to any shareholder meeting. If, however, shareholders are given less than 21 days' notice of a shareholder meeting all nominations to the board provided by shareholders shall be delivered, in writing, to the president of E.N.B. Holding Company no later than the close of business on the seventh day following the day on which notice of the meeting was mailed. The nomination must include the name and address of each proposed nominee, the principal occupation of each proposed nominee, the name and address of the stockholder making the nomination and the number of shares owned by the stockholder. Nothing in this paragraph shall be deemed to require E.N.B. Holding Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the New York Business Corporation Law in effect at the time such proposal is received.

        The date on which the next Annual Meeting of Shareholders is expected to be held is July 20, 2004. Accordingly, advance written notice of nominations to the Board of Directors to be brought before the 2004 Annual Meeting of Shareholders must be given to E.N.B. Holding Company no later than July 6, 2004.


                           FORWARD-LOOKING STATEMENTS

        This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect," or words of similar meaning These forward-looking statements include, but are not limited to:

        (i) the financial condition, results of operations and business of Provident Bancorp and E.N.B. Holding Company;

        (ii) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; and

        (iii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts.

        These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

        The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

        . general economic conditions, either nationally or in our market areas, that are worse than expected;

        .       competition among depository and other financial institutions;

        . inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

        . operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

        . governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

        .       adverse changes in the securities markets;

        . changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

        . our ability to enter new markets successfully and capitalize on growth opportunities;

        .       our ability to successfully integrate acquired entities;

        .       changes in consumer spending, borrowing and savings habits;

        . changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

        .       changes in our organization, compensation and benefit plans.

        Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our respective reports filed with the Securities and Exchange Commission.

        All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either of us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Neither of us undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Index of Consolidated Financial Statements

                                                                                      Page
Independent Auditors' Report                                                         F - 2

Consolidated Balance Sheets at September 30, 2002 and 2001 (audited) and at
 June 30, 2003 (unaudited)                                                           F - 3

Consolidated Statements of Income for the years ended September 30, 2002,
 2001, and 2000 (audited) and for the nine-month periods ended June 30, 2003
 and 2002 (unaudited)                                                                F - 4

Consolidated Statements of Changes in Stockholders' Equity for the years ended
 September 30, 2002, 2001, and 2000 (audited) and for the nine-month period
 ended June 30, 2003 (unaudited)                                                     F - 5

Consolidated Statements of Cash Flows for the years ended September 30, 2002,
 2001, and 2000 (audited) and for the nine-month periods ended June 30, 2003
 and 2002 (unaudited)                                                                F - 6

Notes to Consolidated Financial Statements                                           F - 7

All schedules are omitted because the required information is not applicable or is included in the consolidated financial statements and related notes.

                          Independent Auditors' Report

The Board of Directors and Stockholders
Provident Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of Provident Bancorp, Inc. and subsidiary (the Company) as of September 30, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Provident Bancorp, Inc. and subsidiary as of September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP
Stamford, Connecticut
October 25, 2002

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                  (Dollars in thousands, except per share data)

                                                                                                 At September 30,
                                                                               At June 30,   -------------------------
                                                                                  2003          2002           2001
                                                                               -----------   -----------    ----------
                                                                               (Unaudited)
                                     Assets

Cash and due from banks                                                        $    32,473   $    35,093    $   16,447
Federal funds sold                                                                  11,000            --            --
                                                                               -----------   -----------    ----------
            Total cash and cash equivalents                                         43,473        35,093        16,447

Securities (including $40,317, $29,624 and $41,690 pledged as collateral for borrowings at the respective dates):
      Available for sale, at fair value (note 4)                                   251,913       206,146       163,928
      Held to maturity, at amortized cost (fair value of $85,576,
       $90,706 and $73,660 at the respective dates) (note 5)                        82,787        86,791        71,355
                                                                               -----------   -----------    ----------
            Total securities                                                       334,700       292,937       235,283
                                                                               -----------   -----------    ----------
Loans held for sale                                                                  2,554            --            --

Loans (note 6):
   One-to four-family residential mortgage loans                                   379,794       366,111       358,198
   Commercial real estate, commercial business, and construction loans             232,563       221,669       180,179
   Consumer loans                                                                   81,253        83,419        76,892
   Allowance for loan losses                                                       (11,055)      (10,383)       (9,123)
                                                                               -----------   -----------    ----------
            Total loans, net                                                       682,555       660,816       606,146
                                                                               -----------   -----------    ----------
Accrued interest receivable, net (note 7)                                            4,427         5,491         5,597
Federal Home Loan Bank (FHLB) stock, at cost                                         5,819         5,348         5,521
Premises and equipment, net (note 8)                                                11,616        11,071         8,917
Goodwill (note 2)                                                                   13,540        13,540            --
Core deposit intangible, net (note 2)                                                1,156         1,501            --
Other assets (notes 6, 11, and 12)                                                  14,858         1,904         3,349
                                                                               -----------   -----------    ----------
            Total assets                                                       $ 1,114,698   $ 1,027,701    $  881,260
                                                                               ===========   ===========    ==========
                      Liabilities and Stockholders' Equity

Liabilities:
   Deposits (note 9)                                                           $   857,534   $   799,626    $  653,100
   FHLB borrowings (note 10)                                                       116,732       102,968       110,427
   Mortgage escrow funds (note 6)                                                   13,055         3,747         6,197
   Other (note 11)                                                                  11,640        10,493         8,916
                                                                               -----------   -----------    ----------
            Total liabilities                                                      998,961       916,834       778,640
                                                                               -----------   -----------    ----------
Commitments and contingencies (notes 16 and 17)

Stockholders' equity (notes 1 and 15):
   Preferred stock (par value $0.10 per share; 10,000,000 shares
    authorized; None issued or outstanding)                                             --            --            --
   Common stock (par value $0.10 per share; 20,000,000 shares authorized;
    8,280,000 shares issued; 7,953,075 shares, 7,997,512 shares,
    and 8,024,166 shares outstanding at the respective dates)                          828           828           828
   Additional paid-in capital                                                       37,252        36,696        36,535
   Unallocated common stock held by employee stock ownership Plan
    ("ESOP") (note 12)                                                              (1,691)       (1,974)       (2,350)
   Common stock awards under recognition and retention plan
    ("RRP") (note 12)                                                                 (618)       (1,108)       (1,729)
   Treasury stock, at cost (326,925 shares at June 30, 2003, 282,488 shares at September 30, 2002, and 255,834 shares at September 30,
    2001) (note 15)                                                                 (7,469)       (5,874)       (4,298)
   Retained earnings                                                                83,376        76,727        69,252
   Accumulated other comprehensive income, net of taxes (note 13)                    4,059         5,572         4,382
                                                                               -----------   -----------    ----------
            Total stockholders' equity                                             115,737       110,867       102,620
                                                                               -----------   -----------    ----------
            Total liabilities and stockholders' equity                         $ 1,114,698   $ 1,027,701    $  881,260
                                                                               ===========   ===========    ==========

See accompanying notes to consolidated financial statements.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                        Consolidated Statements of Income

                  (Dollars in thousands, except per share data)

                                                                       Nine months ended
                                                                           June 30,                 Years ended September 30,
                                                                    -----------------------   ------------------------------------
                                                                       2003         2002         2002         2001         2000
                                                                    ----------   ----------   ----------   ----------   ----------
                                                                          (Unaudited)

Interest and dividend income:
     Loans                                                          $   33,199   $   33,434   $   44,967   $   46,434   $   45,043
     Securities                                                         10,224       10,546       14,496       13,916       13,268
     Other earning assets                                                  292          349          488          628          588
                                                                    ----------   ----------   ----------   ----------   ----------
               Total interest and dividend income                       43,715       44,329       59,951       60,978       58,899
                                                                    ----------   ----------   ----------   ----------   ----------
Interest expense:
     Deposits (note 9)                                                   6,147        8,881       11,701       19,423       18,721
     Borrowings                                                          3,164        4,319        5,500        6,821        7,313
                                                                    ----------   ----------   ----------   ----------   ----------
               Total interest expense                                    9,311       13,200       17,201       26,244       26,034
                                                                    ----------   ----------   ----------   ----------   ----------
               Net interest income                                      34,404       31,129       42,750       34,734       32,865

Provision for loan losses (note 6)                                         800          600          900        1,440        1,710
                                                                    ----------   ----------   ----------   ----------   ----------
               Net interest income after provision for loan losses      33,604       30,529       41,850       33,294       31,155
                                                                    ----------   ----------   ----------   ----------   ----------
Non-interest income:
     Banking fees and service charges                                    3,399        2,932        4,201        3,555        3,025
     Net gain on sales of securities available for sale (note 4)         1,895          288          461          531            9
     Net gain on sales of loans                                            836           92          146           --           28
     Other                                                               1,058          540          593          620          329
                                                                    ----------   ----------   ----------   ----------   ----------
               Total non-interest income                                 7,188        3,852        5,401        4,706        3,391
                                                                    ----------   ----------   ----------   ----------   ----------
Non-interest expense:
     Compensation and employee benefits (note 12)                       15,109       12,227       17,246       14,129       13,509
     Occupancy and office operations (note 17)                           3,811        3,495        4,808        4,261        3,805
     Advertising and promotion                                           1,289        1,030        1,470        1,507        1,096
     Data processing                                                     1,700        1,316        1,890        1,561        1,494
     Consulting fees                                                       628          256          415          320          376
     Merger integration costs (note 2)                                      --          354          531           --           --
     Amortization of intangible assets (notes 2 and 3)                     345          150          286          359        1,625
     Other                                                               4,254        4,074        5,515        4,294        3,903
                                                                    ----------   ----------   ----------   ----------   ----------
               Total non-interest expense                               27,136       22,902       32,161       26,431       25,808
                                                                    ----------   ----------   ----------   ----------   ----------
               Income before income tax expense                         13,656       11,479       15,090       11,569        8,738

Income tax expense (note 11)                                             4,989        4,209        5,563        7,087        2,866
                                                                    ----------   ----------   ----------   ----------   ----------
               Net income                                           $    8,667   $    7,270   $    9,527   $    4,482   $    5,872
                                                                    ==========   ==========   ==========   ==========   ==========
Earnings per common share (note 14):
     Basic                                                          $     1.12   $     0.94   $     1.24   $     0.98   $     0.76
     Diluted                                                              1.11         0.93         1.22         0.97         0.76
                                                                    ==========   ==========   ==========   ==========   ==========


See accompanying notes to consolidated financial statements.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity

                  (Dollars in thousands, except per share data)

                                                                                        Additional   Unallocated      Common
                                                                             Common      paid-in        ESOP       stock awards
                                                                             stock       capital       shares       under RRP
                                                                           ----------   ----------   -----------   ------------
Balance at September 30, 1999                                              $      828   $   36,262   $    (3,102)  $         --

Net income                                                                         --           --            --             --
Other comprehensive income (note 13)                                               --           --            --             --

          Total comprehensive income

Cash dividends paid ($0.15 per common share)                                       --           --            --             --

Purchases of treasury stock (202,200 shares)                                       --           --            --             --
ESOP shares allocated or committed to be released for allocation                   --           94           376             --
Awards of RRP shares                                                               --           --            --         (2,995)
Vesting of RRP shares                                                              --           --            --            689
                                                                           ----------   ----------   -----------   ------------
Balance at September 30, 2000                                                     828       36,356        (2,726)        (2,306)

Net income                                                                         --           --            --             --
Other comprehensive income (note 13)                                               --           --            --             --

          Total comprehensive income

Cash dividends paid ($0.22 per common share)                                       --           --            --             --
Purchases of treasury stock (59,034 shares)                                        --           --            --             --
ESOP shares allocated or committed to be released for allocation                   --          179           376             --
Vesting of RRP shares                                                              --           --            --            577
Stock option transactions                                                          --           --            --             --
                                                                           ----------   ----------   -----------   ------------
Balance at September 30, 2001                                                     828       36,535        (2,350)        (1,729)

Net income                                                                         --           --            --             --
Other comprehensive income (note 13)                                               --           --            --             --

          Total comprehensive income

Cash dividends paid ($0.41 per common share)                                       --           --            --             --
Purchases of treasury stock (69,317 shares)                                        --           --            --             --
ESOP shares allocated or committed to be released for allocation                   --          459           376             --
Vesting of RRP shares                                                              --           --            --            621
Stock option and other equity transactions                                         --         (298)           --             --
                                                                           ----------   ----------   -----------   ------------
Balance at September 30, 2002                                                     828       36,696        (1,974)        (1,108)

Net income (unaudited)                                                             --           --            --             --
Other comprehensive loss (note 13) (unaudited)                                     --           --            --             --

          Total comprehensive income (unaudited)

Cash dividends paid ($0.42 per common share) (unaudited)                           --           --            --             --
Purchases of treasury stock (60,700 shares) (unaudited)                            --           --            --             --
ESOP shares allocated or committed to be released for
 allocation (unaudited)                                                            --          439           283             --
Vesting (forfeiture) of RRP shares (unaudited)                                     --           --            --            490
Stock option and other equity transactions (unaudited)                             --          117            --             --
                                                                           ----------   ----------   -----------   ------------
Balance at June 30, 2003 (unaudited)                                       $      828   $   37,252   $    (1,691)  $       (618)
                                                                           ==========   ==========   ===========   ============

                                                                                                      Accumulated
                                                                                                         other           Total
                                                                            Treasury     Retained    comprehensive   stockholders'
                                                                             stock       earnings    income (loss)      equity
                                                                           ----------   ----------   -------------   -------------
Balance at September 30, 1999                                              $       --   $   57,754   $      (1,443)  $      90,299

Net income                                                                         --        5,872              --           5,872
Other comprehensive income (note 13)                                               --           --             903             903
                                                                                                                     -------------
          Total comprehensive income                                                                                         6,775

Cash dividends paid ($0.15 per common share)                                       --       (1,049)             --          (1,049)

Purchases of treasury stock (202,200 shares)                                   (3,203)          --              --          (3,203)
ESOP shares allocated or committed to be released for allocation                   --           --              --             470
Awards of RRP shares                                                               --           --              --          (2,995)
Vesting of RRP shares                                                              --           --              --             689
                                                                           ----------   ----------   -------------   -------------
Balance at September 30, 2000                                                  (3,203)      62,577            (540)         90,986

Net income                                                                         --        7,482              --           7,482
Other comprehensive income (note 13)                                               --           --           4,922           4,922
                                                                                                                     -------------
          Total comprehensive income                                                                                        12,404

Cash dividends paid ($0.22 per common share)                                       --         (807)             --            (807)
Purchases of treasury stock (59,034 shares)                                    (1,155)          --              --          (1,155)
ESOP shares allocated or committed to be released for allocation                   --           --              --             555
Vesting of RRP shares                                                              --           --              --             577
Stock option transactions                                                          60           --              --              60
                                                                           ----------   ----------   -------------   -------------
Balance at September 30, 2001                                                  (4,298)      69,252           4,382         102,620

Net income                                                                         --        9,527              --           9,527
Other comprehensive income (note 13)                                               --           --           1,190           1,190
                                                                                                                     -------------
          Total comprehensive income                                                                                        10,717

Cash dividends paid ($0.41 per common share)                                       --       (1,935)             --          (1,935)
Purchases of treasury stock (69,317 shares)                                    (1,971)          --              --          (1,971)
ESOP shares allocated or committed to be released for allocation                   --           --              --             835
Vesting of RRP shares                                                              --           --              --             621
Stock option and other equity transactions                                        395         (117)             --             (20)
                                                                           ----------   ----------   -------------   -------------
Balance at September 30, 2002                                                  (5,874)      76,727           5,572         110,867

Net income (unaudited)                                                             --        8,667              --           8,667
Other comprehensive loss (note 13) (unaudited)                                     --           --          (1,513)         (1,513)
                                                                                                                     -------------
          Total comprehensive income (unaudited)                                                                             7,154

Cash dividends paid ($0.42 per common share) (unaudited)                           --       (1,871)             --          (1,871)
Purchases of treasury stock (60,700 shares) (unaudited)                        (1,898)          --              --          (1,898)
ESOP shares allocated or committed to be released for
 allocation (unaudited)                                                            --           --              --             722
Vesting (forfeiture) of RRP shares (unaudited)                                    (96)          --              --             394
Stock option and other equity transactions (unaudited)                            399         (147)             --             369
                                                                           ----------   ----------   -------------   -------------
Balance at June 30, 2003 (unaudited)                                       $   (7,469)  $   83,376   $       4,059   $     115,737
                                                                           ==========   ==========   =============   =============

See accompanying notes to consolidated financial statements.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                             (Dollars in thousands)

                                                                                         Nine months ended
                                                                                              June 30,
                                                                                     ------------------------
                                                                                        2003          2002
                                                                                     ----------    ----------
                                                                                           (Unaudited)
Cash flows from operating activities:
     Net income                                                                      $    8,667    $    7,270
     Adjustments to reconcile net income to net cash
      provided by operating activities:
          Provision for loan losses                                                         800           600
          Depreciation and amortization of premises and equipment                         1,456         1,345
          Amortization of intangible assets                                                 345           150
          Net amortization of premiums and discounts on securities                          796           274
          ESOP and RRP expense                                                            1,116         1,080
          Originations of loans held for sale                                           (34,997)      (12,722)
          Proceeds from sales of loans                                                   33,279        12,004
          Net gain on sales of securities available for sale                             (1,895)         (288)
          Net gain on sales of loans                                                       (836)          (92)
          Deferred income tax expense (benefit)                                             485          (928)
          Net changes in accrued interest receivable and payable                            920           100
          Other adjustments (principally net changes in other
           assets and other liabilities)                                                    787         1,456
                                                                                     ----------    ----------
               Net cash provided by operating activities                                 10,923        10,249
                                                                                     ----------    ----------
Cash flows from investing activities:
     Purchases of securities:
       Available for sale                                                              (128,102)      (67,576)
       Held to maturity                                                                 (27,458)      (34,480)
     Proceeds from maturities, calls and other principal payments on securities:
          Available for sale                                                             58,113        15,137
          Held to maturity                                                               31,255        16,120
     Proceeds from sales of securities available for sale                                22,979        52,961
     Loan originations                                                                 (278,856)     (150,372)
     Loan principal payments                                                            256,183       129,906
     Purchase of The National Bank of Florida, net of cash and cash equivalents
      acquired                                                                               --        (6,000)
     Redemption (purchase) of FHLB stock                                                   (471)         (866)
     Purchase of bank owned life insurance                                              (12,000)           --
     Purchases of premises and equipment                                                 (2,001)       (2,012)
     Proceeds from sales of other real estate owned                                         210            --
     Other investing activities                                                              --            --
                                                                                     ----------    ----------
               Net cash used in investing activities                                    (80,148)      (47,182)
                                                                                     ----------    ----------
Cash flows from financing activities:
     Net deposits                                                                        57,933        55,780
     Net increase (decrease) in borrowings                                               13,764         2,700
     Net increase (decrease) in mortgage escrow funds                                     9,308         6,496
     Treasury shares purchased                                                           (1,898)         (775)
     Stock option transactions                                                              369           234
     Shares purchased for RRP awards                                                         --            --
     Cash dividends paid                                                                 (1,871)       (1,500)
                                                                                     ----------    ----------
               Net cash provided by financing activities                                 77,605        62,935
                                                                                     ----------    ----------
               Net increase in cash and cash equivalents                                  8,380        26,002

Cash and cash equivalents at beginning of year                                           35,093        16,447
                                                                                     ----------    ----------
Cash and cash equivalents at end of year                                             $   43,473    $   42,449
                                                                                     ==========    ==========
Supplemental information:
     Interest payments                                                               $    9,457    $   13,395
     Income tax payments                                                                  4,101         6,469
     Securities transferred from available for sale to held to maturity                      --            --
     Loans transferred to real estate owned                                                  99           132
                                                                                     ==========    ==========
     Acquisition of The National Bank of Florida, accounted for using the purchase method:
          Fair value of assets acquired                                              $       --    $  121,186
          Fair value of liabilities assumed                                                  --        93,086
                                                                                     ----------    ----------
               Cash paid for common stock                                            $       --    $   28,100
                                                                                     ==========    ==========

                                                                                            Years ended September 30,
                                                                                     --------------------------------------
                                                                                        2002          2001          2000
                                                                                     ----------    ----------    ----------

Cash flows from operating activities:
     Net income                                                                      $    9,527    $    7,482    $    5,872
     Adjustments to reconcile net income to net cash
      provided by operating activities:
          Provision for loan losses                                                         900         1,440         1,710
          Depreciation and amortization of premises and equipment                         1,876         1,741         1,625
          Amortization of intangible assets                                                 286           359         1,625
          Net amortization of premiums and discounts on securities                          383           109            85
          ESOP and RRP expense                                                            1,456         1,132         1,159
          Originations of loans held for sale                                           (11,912)           --          (361)
          Proceeds from sales of loans                                                   12,058            --           808
          Net gain on sales of securities available for sale                               (461)         (531)           (9)
          Net gain on sales of loans                                                       (146)           --           (28)
          Deferred income tax expense (benefit)                                          (1,172)        1,897          (642)
          Net changes in accrued interest receivable and payable                           (428)         (786)          992
          Other adjustments (principally net changes in other
           assets and other liabilities)                                                  2,302           133          (612)
                                                                                     ----------    ----------    ----------
               Net cash provided by operating activities                                 14,669        12,976        12,224
                                                                                     ----------    ----------    ----------
Cash flows from investing activities:
     Purchases of securities:
       Available for sale                                                               (73,491)      (51,368)      (35,746)
       Held to maturity                                                                 (34,411)      (30,366)       (4,710)
     Proceeds from maturities, calls and other principal payments on securities:
          Available for sale                                                             29,907        29,743        17,439
          Held to maturity                                                               22,083        19,396        12,869
     Proceeds from sales of securities available for sale                                56,049        17,291         6,010
     Loan originations                                                                 (202,483)     (139,297)     (135,467)
     Loan principal payments                                                            169,652       121,129       109,580
     Purchase of The National Bank of Florida, net of cash and cash equivalents
      acquired                                                                           (6,000)           --            --
     Redemption (purchase) of FHLB stock                                                    173         1,502          (847)
     Purchase of bank owned life insurance                                                   --            --            --
     Purchases of premises and equipment                                                 (2,382)       (1,706)       (2,345)
     Proceeds from sales of other real estate owned                                          --            --            --
     Other investing activities                                                              --           259           350
                                                                                     ----------    ----------    ----------
               Net cash used in investing activities                                    (40,903)      (33,417)      (32,867)
                                                                                     ----------    ----------    ----------
Cash flows from financing activities:
     Net deposits                                                                        58,417        44,124        22,336
     Net increase (decrease) in borrowings                                               (7,459)      (17,144)        9,818
     Net increase (decrease) in mortgage escrow funds                                    (2,450)          226        (4,518)
     Treasury shares purchased                                                           (1,971)       (1,155)       (3,203)
     Stock option transactions                                                              278            60            --
     Shares purchased for RRP awards                                                         --        (1,201)       (1,794)
     Cash dividends paid                                                                 (1,935)         (807)       (1,049)
                                                                                     ----------    ----------    ----------
               Net cash provided by financing activities                                 44,880        24,103        21,590
                                                                                     ----------    ----------    ----------
               Net increase in cash and cash equivalents                                 18,646         3,662           947

Cash and cash equivalents at beginning of year                                           16,447        12,785        11,838
                                                                                     ----------    ----------    ----------
Cash and cash equivalents at end of year                                             $   35,093    $   16,447    $   12,785
                                                                                     ==========    ==========    ==========
Supplemental information:
     Interest payments                                                               $   17,735    $   26,928    $   25,382
     Income tax payments                                                                  7,752         3,110         4,183
     Securities transferred from available for sale to held to maturity                      --        11,865            --
     Loans transferred to real estate owned                                                 132           218           154
                                                                                     ==========    ==========    ==========
     Acquisition of The National Bank of Florida, accounted for using the purchase method:
          Fair value of assets acquired                                              $  121,186    $       --    $       --
          Fair value of liabilities assumed                                              93,086            --            --
                                                                                     ----------    ----------    ----------
               Cash paid for common stock                                            $   28,100    $       --    $       --
                                                                                     ==========    ==========    ==========

See accompanying notes to consolidated financial statements.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

(1)     Reorganization and Stock Offering

        Initial Public Offering

        On January 7, 1999, Provident Bank (the Bank) completed its reorganization into a mutual holding company structure (the Reorganization). As part of the Reorganization, the Bank converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the Conversion). The Bank became the wholly owned subsidiary of Provident Bancorp, Inc., which became the majority-owned subsidiary of Provident Bancorp, MHC (the Mutual Holding Company). Collectively, Provident Bancorp, Inc. and the Bank are referred to herein as "the Company".

        Provident Bancorp, Inc. issued a total of 8,280,000 common shares on January 7, 1999, consisting of 3,864,000 shares (or 46.67%) sold to the public (the Offering) and 4,416,000 shares (or 53.33%) issued to the Mutual Holding Company. The net proceeds from the sale of shares to the public amounted to $37,113. Provident Bancorp, Inc. utilized net proceeds of $24,000 to make a capital contribution to the Bank. The Company's employee stock ownership plan (ESOP) purchased 309,120 shares (or 8% of the number of shares sold in the Offering) in open market transactions, during January and February 1999, at a total cost of $3,760.

        At September 30, 2002 and June 30, 2003, the Mutual Holding Company owned 4,416,000 (or 55.22% and 55.53%) of the outstanding common shares of Provident Bancorp, Inc. and the remaining 3,581,512 and 3,537,075 shares (or 44.78% and 44.47%), respectively, were owned by other shareholders.

        Second Step Conversion and Acquisition of E.N.B Holding Company, Inc.

        On July 1, 2003, the respective Boards of Directors of Provident Bancorp, Inc. and the Mutual Holding Company adopted a plan to convert from the mutual holding company form of organization to a fully public holding company structure. The Mutual Holding Company will merge into the Bank, and will no longer exist. Provident Bancorp, Inc. will be succeeded by a new Delaware corporation with the same name. Shares of common stock of Provident Bancorp, Inc. representing the ownership interest of the Mutual Holding Company will be offered for sale in a subscription offering and a community offering, the net proceeds of which will result in additional capital for Provident Bancorp, Inc. Shares of common stock of Provident Bancorp, Inc. owned by public shareholders (shareholders other than the Mutual Holding Company) will be converted into the right to receive new shares of Provident Bancorp, Inc. common stock determined pursuant to an exchange ratio. In connection with the second step conversion, Provident Bancorp, Inc. intends to establish a charitable foundation and contribute $5,000 to the foundation. A contribution of $1,000 will be paid to the foundation in cash, with the remainder of the contribution being contributed in shares. The charitable foundation is subject to the approval of the majority of the members of the Mutual Holding Company and two-thirds of the shareholders of Provident Bancorp, Inc. as well as the separate approval of the public shareholders. Except for the effect of the issuance of shares to the charitable foundation, the exchange ratio will ensure that immediately after the conversion and exchange of existing shares of Provident Bancorp, Inc. for new shares, the public shareholders will own the same aggregate percentage of new Provident Bancorp, Inc. common stock that they owned immediately prior to the conversion, excluding any shares purchased in the offering.

                                      F - 7                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        The plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (as those terms are defined in the plan of conversion) in an amount equal to the greater of (i) the Mutual Holding Company's ownership interest in the retained earnings of Provident Bancorp, Inc. as of the date of its latest balance sheet contained in this prospectus, or (ii) the retained earnings of the Bank at the time that the Bank reorganized into the Mutual Holding Company in 1999. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at the Bank would be entitled, in the event of a complete liquidation of the Bank after the conversion, to a pro rata interest in the liquidation account prior to any payment to the stockholders of Provident Bancorp, Inc. The liquidation account will be reduced annually on December 31 to the extent that Eligible Account Holders and Supplemental Eligible Account Holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore such account holder's interest in the liquidation account. Subsequent to the conversion, the Bank may not pay cash dividends or make other capital distributions if the effect thereof would be to reduce its stockholder's equity below the amount of the liquidation account.

        The conversion and related transactions will be accounted for at historical cost, with no resulting change in the historical carrying amounts of assets and liabilities. Costs related to the offering will be netted against the gross proceeds from the sale of common stock; if the offering is not completed, the costs would be charged to expense. No such costs had been incurred as of June 30, 2003.

        At the time of the adoption of the plan of conversion and reorganization, the Company entered into an agreement to acquire all of the outstanding shares of common stock of E.N.B. Holding Company, Inc. E.N.B. Holding Company, Inc. is a New York corporation that owns all of the outstanding common stock of Ellenville National Bank. Stockholders of E.N.B. Holding Company, Inc. will receive $4,830 for each share of E.N.B. Holding Company common stock in the form of (i) cash; (ii) shares of common stock of Provident Bancorp, Inc. a Delaware corporation (valued at $10.00 per share); or (iii) a combination of cash and shares of common stock, provided that the aggregate merger consideration to be paid to all stockholders of E.N.B. Holding Company will consist of 50% cash and 50% shares of Provident Bancorp common stock.

        The conversion, stock offering and acquisition are expected to be completed simultaneously in January 2004. However, the merger is not contingent upon the completion of the mutual-to-stock conversion. If the conversion is not completed by March 31, 2004, E.N.B. Holding Company, Inc. can elect to either: (1) proceed with the merger transaction, in which case, E.N.B. Holding Company, Inc. shareholders will receive merger consideration of $4,500 per share in cash or (2) terminate the merger transaction and receive a fee of $3,700.

(2)     Acquisition of The National Bank of Florida

        On April 23, 2002, the Company consummated its acquisition of The National Bank of Florida (NBF), which was merged with and into the Bank, in an all-cash transaction. The Company acquired 100% of the outstanding common stock of NBF for $28,100, pursuant to an Agreement and Plan of Merger entered into during November 2001. The acquisition was made to further the Company's strategic objective of expanding its retail and commercial banking market share in Orange County, New York, where NBF conducted its operations.

                                      F - 8                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        The NBF acquisition was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Accordingly, the assets acquired and liabilities assumed were recorded by the Company at their fair values at the acquisition date. The total acquisition cost (including direct transaction costs) exceeded the fair value of the net assets acquired by $15,327. This amount was recognized as intangible assets, consisting of goodwill of $13,540 (none of which is tax deductible) and a core deposit intangible of $1,787.

        The core deposit intangible represents the estimated value of acquired depositor relationships, principally attributable to the relatively low-cost funding provided by such deposits. Amortization expense for the core deposit intangible was $286 for the period from the acquisition date through September 30, 2002, representing the accumulated amortization at that date and amortization expense was $345 for the nine months ended June 30, 2003 and accumulated amortization at June 30, 2003 was $631. Scheduled core deposit amortization expense is $301 for fiscal 2004, $220 for fiscal 2005, $164 for fiscal 2006, $123 for fiscal 2007 and $255 for later years.

        Costs incurred by the Company to integrate the operations of NBF into the Bank amounted to $531 and are included in non-interest expense for the year ended September 30, 2002.

        The following is a summary of the fair values of the assets acquired and liabilities assumed at the acquisition date (in thousands):

                         Assets acquired:
                              Cash and cash equivalents              $   24,286
                              Securities                                 55,809
                              Loans, net                                 23,112
                              Goodwill                                   13,540
                              Core deposit intangible                     1,787
                              Other                                       2,652
                                                                     ----------
                                                                        121,186

                         Liabilities assumed:
                              Deposits                                   88,182
                              Other                                       4,904
                                                                     ----------
                                                                         93,086
                                                                     ----------
                                   Cash paid for NBF common Stock    $   28,100
                                                                     ==========

        Amounts attributable to NBF are included in the Company's consolidated financial statements from the date of acquisition. Pro forma combined operating results for the fiscal years ended September 30, 2002 and 2001, as if NBF had been acquired at the beginning of those periods, have not been presented since the NBF acquisition would not materially affect such results.

                                      F - 9                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

(3)     Summary of Significant Accounting Policies

        The Bank is a community bank offering financial services to individuals and businesses primarily in Rockland County, New York and contiguous areas such as Orange County, New York. The Bank's principal business is accepting deposits and, together with funds generated from operations and borrowings, investing in various types of loans and securities. The Bank is a federally-chartered savings bank and its deposits are insured up to applicable limits by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation (FDIC) and deposits related to the NBF acquisition and Provident Municipal Bank are insured by the Bank Insurance Fund of the FDIC. The Office of Thrift Supervision (OTS) is the primary regulator for the Bank, Provident Bancorp, Inc. and the Mutual Holding Company.

        (a)     Basis of Financial Statement Presentation

                The consolidated financial statements include the accounts of Provident Bancorp, Inc., the Bank, and the Bank's wholly owned subsidiaries. These subsidiaries are (i) Provident Municipal Bank (PMB) which is a limited-purpose, New York State-chartered commercial bank formed to accept deposits from municipalities in the Company's market area, (ii) Provident REIT, Inc. which is a real estate investment trust that holds a portion of the Company's real estate loans, (iii) Provest Services Corp. I which has invested in a low-income housing partnership, and (iv) Provest Services Corp. II which has engaged a third-party provider to sell mutual funds and annuities to the Bank's customers. Intercompany transactions and balances are eliminated in consolidation. The accounts of the Mutual Holding Company are not included in the consolidated financial statements.

                The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expense. Actual results could differ significantly from these estimates. An estimate that is particularly susceptible to significant near-term change is the allowance for loan losses, which is discussed below.

                Certain prior-year amounts have been reclassified to conform to the current-year presentation. For purposes of reporting cash flows, cash equivalents (if any) include highly-liquid, short-term investments such as overnight federal funds.

        (b)     Securities

                SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires entities to classify securities among three categories - held to maturity, trading, and available for sale. Management determines the appropriate classification of the Company's securities at the time of purchase.

                Held-to-maturity securities are limited to debt securities for which management has the intent and the Company has the ability to hold to maturity. These securities are reported at amortized cost.

                                     F - 10                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

                Trading securities are debt and equity securities held principally for the purpose of selling them in the near term. These securities are reported at fair value, with unrealized gains and losses included in earnings. The Company does not engage in security trading activities.

                All other debt and marketable equity securities are classified as available for sale. These securities are reported at fair value, with unrealized gains and losses (net of the related deferred income tax effect) excluded from earnings and reported in a separate component of stockholders' equity (accumulated other comprehensive income or loss). Available-for-sale securities include securities that management intends to hold for an indefinite period of time, such as securities to be used as part of the Company's asset/liability management strategy or securities that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase capital, or similar factors.

                Premiums and discounts on debt securities are recognized in interest income on a level-yield basis over the period to maturity. The cost of securities sold is determined using the specific identification method. Unrealized losses are charged to earnings when management determines that the decline in fair value of a security is other than temporary.

        c)      Loans

                Loans (other than loans held for sale) are reported at amortized cost less the allowance for loan losses. Mortgage loans originated and held for sale in the secondary market (if any) are reported at the lower of aggregate cost or estimated market value. Market value is estimated based on outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Net unrealized losses, if any, are recognized in a valuation allowance by a charge to earnings.

                A loan is placed on nonaccrual status when management has determined that the borrower may be unable to meet contractual principal or interest obligations, or when payments are 90 days or more past due. Accrual of interest ceases and, in general, uncollected past due interest (including interest applicable to prior years, if any) is reversed and charged against current interest income. Interest payments received on nonaccrual loans, including impaired loans under SFAS No. 114, are not recognized as income unless warranted based on the borrower's financial condition and payment record.

                The Company defers nonrefundable loan origination and commitment fees, and certain direct loan origination costs, and amortizes the net amount as an adjustment of the yield over the contractual term of the loan. If a loan is prepaid or sold, the net deferred amount is recognized in the statement of income at that time.

        (d)     Allowance for Loan Losses

                The allowance for loan losses is established through provisions for losses charged to earnings. Losses on loans (including impaired loans) are charged to the allowance for loan losses when management believes that the collection of principal is unlikely. Recoveries of loans previously charged-off are credited to the allowance when realized.

                                     F - 11                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

                The allowance for loan losses is an amount that management believes is necessary to absorb probable losses on existing loans that may become uncollectable, based on evaluations of the collectability of the loans. Management's evaluations, which are subject to periodic review by the OTS, take into consideration factors such as the Company's past loan loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and collateral values, and current economic conditions that may affect the borrowers' ability to pay. Future adjustments to the allowance for loan losses may be necessary based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, results of regulatory examinations, the identification of additional problem loans, and other factors.

                In accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, the Company considers a loan to be impaired when, based on current information and events, it is probable that it will be unable to collect all principal and interest contractually due. SFAS No. 114 applies to loans that are individually evaluated for collectability in accordance with the Company's ongoing loan review procedures (principally commercial real estate, commercial business and construction loans). The standard does not generally apply to smaller-balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and consumer loans. Under SFAS No. 114, creditors are permitted to report impaired loans based on one of three measures - the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of an impaired loan is less than its recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

        (e)     Mortgage Servicing Assets

                The cost of an originated mortgage loan that is sold with servicing retained is allocated between the loan and the servicing right. The cost allocated to the retained servicing right is capitalized as a separate asset and amortized thereafter in proportion to, and over the period of, estimated net servicing income. Capitalized mortgage servicing rights are assessed for impairment based on the fair value of those rights, and impairment losses are recognized in a valuation allowance by charges to income.

        (f)     Federal Home Loan Bank Stock

                As a member of the Federal Home Loan Bank (FHLB) of New York, the Bank is required to hold a certain amount of FHLB stock. This stock is a nonmarketable equity security under SFAS No. 115 and, accordingly, is reported at cost.

        (g)     Premises and Equipment

                Premises and equipment are reported at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets which range from 3 to 40 years. Leasehold improvements are amortized on a straight-line basis over the terms of the respective leases or the estimated useful lives of the improvements,

                                     F - 12                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

                whichever is shorter. Routine holding costs are charged to expense as incurred, while significant improvements are capitalized.

        (h)     Goodwill and Other Intangible Assets

                In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill recorded in the NBF acquisition is not amortized to expense, but instead is evaluated for impairment at least annually. The core deposit intangible recorded in the NBF acquisition is amortized to expense using an accelerated method over its estimated life of approximately nine years, and is evaluated for impairment at least annually. Impairment losses on intangible assets are charged to expense if and when they occur.

                Core deposit intangibles recorded in the Company's 1996 branch acquisitions became fully amortized during fiscal 2001, prior to the effective date of SFAS No. 142. Amortization expense for these intangible assets was $359 in fiscal 2001 and $1,625 in fiscal 2000.

        (i)     Real Estate Owned

                Real estate properties acquired through loan foreclosures are recorded initially at estimated fair value less expected sales costs, with any resulting writedown charged to the allowance for loan losses. Subsequent valuations are performed by management, and the carrying amount of a property is adjusted by a charge to expense to reflect any subsequent declines in estimated fair value. Fair value estimates are based on recent appraisals and other available information. Routine holding costs are charged to expense as incurred, while significant improvements are capitalized. Gains and losses on sales of real estate owned are recognized upon disposition.

        (j)     Securities Repurchase Agreements

                In securities repurchase agreements, the Company transfers securities to a counterparty under an agreement to repurchase the identical securities at a fixed price on a future date. These agreements are accounted for as secured financing transactions since the Company maintains effective control over the transferred securities and the transfer meets other specified criteria. Accordingly, the transaction proceeds are recorded as borrowings and the underlying securities continue to be carried in the Company's securities portfolio. Disclosure of the pledged securities is made in the consolidated statements of financial condition if the counterparty has the right by contract to sell or repledge such collateral.

        (k)     Income Taxes

                Deferred taxes are recognized for the estimated future tax effects attributable to "temporary differences" between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in income tax expense in the period that includes the enactment date of the change.

                                     F - 13                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

                A deferred tax liability is recognized for all temporary differences that will result in future taxable income. A deferred tax asset is recognized for all temporary differences that will result in future tax deductions, subject to reduction of the asset by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. The valuation allowance is subject to ongoing adjustment based on changes in circumstances that affect management's judgment about the realizability of the deferred tax asset. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

        (l)     Interest Rate Cap Agreements

                Interest rate cap agreements are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company adopted as of October 1, 2000. These agreements are cash flow hedges since they are used to reduce the variability of cash flows from potentially higher interest payments associated with upward interest rate repricings on a portion of the Company's certificate of deposit accounts and borrowings. In accordance with SFAS No. 133, the interest rate cap agreements are reported at fair value. Changes in fair value attributable to time value are reported in interest expense, while changes attributable to intrinsic value are reported in accumulated other comprehensive income until earnings are affected by the variability in cash flows of the hedged liabilities. In fiscal 2000, prior to the adoption of SFAS No. 133, payments (if any) due from the counterparties to the agreements were recognized as a reduction of interest expense and premiums paid by the Company were amortized on a straight-line basis to interest expense.

        (m)     Stock-based Compensation Plans

                Compensation expense is recognized for the ESOP equal to the fair value of shares that have been allocated or committed to be released for allocation to participants. Any difference between the fair value at that time and the ESOP's original acquisition cost is charged or credited to stockholders' equity (additional paid-in capital). The cost of ESOP shares that have not yet been allocated or committed to be released for allocation is deducted from stockholders' equity.

                The Company accounts for the Stock Option Plan in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Accordingly, compensation expense is recognized only if the exercise price of an option is less than fair value of the underlying stock on the date of the grant. The fair value of shares awarded under the recognition and retention plan
                (RRP), measured at the grant date, is recognized as unearned compensation (a deduction from stockholders' equity) and amortized to compensation expense as the shares become vested. Tax benefits attributable to any tax deductions that are greater than the amount of compensation expense recognized for financial statement purposes are credited to additional paid-in capital.

                SFAS No. 123, Accounting for Stock-Based Compensation, encourages the use of a fair-value-based method of accounting for employee stock compensation plans, but permits the continued use of the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25. Under

                                     F - 14                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

                SFAS No. 123, the grant-date fair value of options is recognized as compensation expense over the vesting period. The Company has elected to continue to apply APB Opinion No. 25 and disclose the pro forma information required by SFAS No. 123. Had stock-based compensation expense been recognized in accordance with SFAS No. 123, the Company's net income and earnings per common share would have been adjusted to the following pro forma amounts:

                                      Nine months ended
                                          June 30,                 Years ended September 30,
                                   -----------------------   ------------------------------------
                                      2003         2002         2002         2001         2000
                                   ----------   ----------   ----------   ----------   ----------
Net income, as reported            $    8,667        7,270        9,527        7,482        5,872
Add RRP expense included in
 reported net income, net
 of related tax effects                   250          294          392          373          463
Deduct RRP and stock option
 expense determined under
 the fair-value-based method,
 net of related tax effects              (627)        (663)        (886)        (812)      (1,046)
                                   ----------   ----------   ----------   ----------   ----------
Pro forma net income               $    8,290        6,901        9,033        7,043        5,289
                                   ==========   ==========   ==========   ==========   ==========
Earnigs per share:
   Basic, as reported              $     1.12         0.94         1.24         0.98         0.76
                                   ==========   ==========   ==========   ==========   ==========
   Basic, pro forma                      1.07         0.90         1.17         0.93         0.68
                                   ==========   ==========   ==========   ==========   ==========
   Diluted, as reported                  1.11         0.93         1.22         0.97         0.76
                                   ==========   ==========   ==========   ==========   ==========
   Diluted, pro forma                    1.06         0.88         1.15         0.92         0.68
                                   ==========   ==========   ==========   ==========   ==========

                The estimated per-share fair value of stock options granted for the nine months ended June 30, 2003 and 2002, and in fiscal 2002, 2001 and 2000 was $4.99, $7.11, $7.06, $5.80, and $5.90,
                respectively, using the Black-Scholes option-pricing model with assumptions as follows: dividend yields of 1.8%, 1.4%, 1.4%, 1.3% and 1.0%; expected volatility rates of 14.7%, 22.4%, 22.4%, 22.7%, and 22.0%; risk-free interest rates of 3.3%, 4.3%, 4.2%,
                3.9%, and 6.6%; and expected option lives of approximately 5 years, 6 years, 6 years, 6 years and 8 years.

        (n)     Earnings Per Share

                Basic earnings per share (EPS) is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period. Diluted EPS is computed in a similar manner, except that the weighted average number of common shares is increased to include incremental shares (computed using the treasury stock method) that would have been outstanding if all potentially dilutive stock options and unvested RRP shares were exercised or became vested during the period. For purposes of computing both basic and diluted EPS, outstanding shares include all shares issued to the Mutual Holding Company, but exclude unallocated ESOP shares.

                                     F - 15                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        (o)     Segment Information

                Public companies are required to report certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision maker. As a community-oriented financial institution, substantially all of the Company's operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Company's only operating segment for financial reporting purposes.

                                     F - 16                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

(4)     Securities Available for Sale

        The following is a summary of securities available for sale:

                                                                Gross          Gross
                                                 Amortized    Unrealized    Unrealized      Fair
                                                    Cost        Gains         Losses        Value
                                                 ----------   ----------    ----------    ----------
        June 30, 2003
        -------------
           Mortgage-backed securities
              Fannie Mae                         $   69,903   $    1,036    $     (103)   $   70,836
              Freddie Mac                            17,923          559            --        18,482
              Other                                  21,464          671           (60)       22,075
                                                 ----------   ----------    ----------    ----------
                                                    109,290        2,266          (163)      111,393
                                                 ----------   ----------    ----------    ----------
           Investment securities
              U.S. Government and
               Agency securities                    121,379        3,710            (3)      125,086
              Corporate debt securities              12,020          835            --        12,855
              State and municipal securities          1,293           --           (19)        1,274
              Equity securities                       1,051          339           (85)        1,305
                                                 ----------   ----------    ----------    ----------
                                                    135,743        4,884          (107)      140,520
                                                 ----------   ----------    ----------    ----------
                 Total available for sale        $  245,033   $    7,150    $     (270)   $  251,913
                                                 ==========   ==========    ==========    ==========
        September 30, 2002
        ------------------
           Mortgage-backed securities
              Fannie Mae                         $   29,643   $    1,046    $       (5)   $   30,684
              Freddie Mac                            18,135          483            (5)       18,613
              Other                                   8,671          680            --         9,351
                                                 ----------   ----------    ----------    ----------
                                                     56,449        2,209           (10)       58,648
                                                 ----------   ----------    ----------    ----------
           Investment securities
              U.S. Government and
               Agency securities                    109,077        4,206            --       113,283
              Corporate debt securities              30,079        2,065            --        32,144
              Equity securities                       1,113        1,060          (102)        2,071
                                                 ----------   ----------    ----------    ----------
                                                    140,269        7,331          (102)      147,498
                                                 ----------   ----------    ----------    ----------
                 Total available for sale        $  196,718   $    9,540    $     (112)   $  206,146
                                                 ==========   ==========    ==========    ==========
        September 30, 2001
        ------------------
           Mortgage-backed securities
              Fannie Mae                         $   21,525   $      613    $       --    $   22,138
              Freddie Mac                            26,875          883            (9)       27,749
              Other                                   9,478          162            --         9,640
                                                 ----------   ----------    ----------    ----------
                                                     57,878        1,658            (9)       59,527
                                                 ----------   ----------    ----------    ----------
           Investment securities
              U.S. Government and
               Agency securities                     48,869        2,288            --        51,157
              Corporate debt securities              48,367        2,505            --        50,872
              Equity securities                       1,290        1,143           (61)        2,372
                                                 ----------   ----------    ----------    ----------
                                                     98,526        5,936           (61)      104,401
                                                 ----------   ----------    ----------    ----------
                 Total available for sale        $  156,404   $    7,594    $      (70)   $  163,928
                                                 ==========   ==========    ==========    ==========

        Equity securities principally consist of Freddie Mac and Fannie Mae common and preferred stock.

                                     F - 17                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        The following is a summary of the amortized cost and fair value of investment securities available for sale (other than equity securities), by remaining period to contractual maturity. Actual maturities may differ because certain issuers have the right to call or prepay their obligations.

                                               June 30, 2003          September 30, 2002
                                          -----------------------   -----------------------
                                          Amortized                 Amortized
                                            Cost       Fair Value     Cost       Fair Value
                                          ----------   ----------   ----------   ----------
        Remaining period to contractual
         maturity:
              Less than one year          $   29,028   $   29,522   $   27,207   $   27,802
              One to five years              104,528      108,574      110,844      116,515
              Five to ten years                  785          774           --           --
              Greater than ten years             351          344        1,105        1,110
                                          ----------   ----------   ----------   ----------
                     Total                $  134,692   $  139,214   $  139,156   $  145,427
                                          ==========   ==========   ==========   ==========

        Proceeds from sales of securities available for sale during the nine months ended June 30, 2003 and the years ended September 30, 2002, 2001 and 2000 totaled $22,979, $56,049, $17,291 and $6,010, respectively.
        These sales resulted in gross realized gains of $1,895 and $744 and gross realized losses of $0 and $283 for the nine months ended June 30, 2003 and the year ended September 30, 2002, respectively, and gross realized gains of $531 and $9 in fiscal 2001 and fiscal 2000, respectively.

        The Company transferred securities with a fair value of $11,865 from its available-for-sale portfolio to its held-to-maturity portfolio during the year ended September 30, 2001, based on management's evaluation of the respective portfolios and the Company's investment policy and strategies. The securities were assigned a new cost basis in the held-to-maturity portfolio equal to their fair value at the transfer date. The net unrealized loss of $146 at the transfer date and the related discounts are being amortized as offsetting yield adjustments over the terms of the securities.

        Securities with carrying amounts of $40,317, $29,624 and $41,690 were pledged as collateral for borrowings under securities repurchase agreements at June 30, 2003, September 30, 2002 and September 30, 2001, respectively. U.S. Government securities with carrying amounts of $35,655, $15,656 and $4,772 were pledged as collateral for municipal deposits and other purposes at June 30, 2003, September 30, 2002 and September 30, 2001, respectively.

                                     F - 18                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

(5)     Securities Held to Maturity

        The following is a summary of securities held to maturity:

                                                                Gross         Gross
                                                 Amortized    Unrealized    Unrealized       Fair
                                                    Cost        Gains         Losses         Value
                                                 ----------   ----------    ----------    ----------
        June 30, 2003

        Mortgage-backed securities
             Fannie Mae                          $   31,622   $      915    $      (22)   $   32,515
             Freddie Mac                             31,362          712           (12)       32,062
             Other                                    1,259           75            --         1,334
                                                 ----------   ----------    ----------    ----------
                                                     64,243        1,702           (34)       65,911

        Investment securities
             State and municipal securities          18,544        1,121            --        19,665
                                                 ----------   ----------    ----------    ----------
                  Total held to maturity         $   82,787   $    2,823    $      (34)   $   85,576
                                                 ==========   ==========    ==========    ==========
        September 30, 2002

        Mortgage-backed securities
             Fannie Mae                          $   32,904   $    1,700    $       --    $   34,604
             Freddie Mac                             34,693        1,116           (21)       35,788
             Other                                    2,785          204            --         2,989
                                                 ----------   ----------    ----------    ----------
                                                     70,382        3,020           (21)       73,381

        Investment securities
             State and municipal securities          16,409          916            --        17,325
                                                 ----------   ----------    ----------    ----------
                  Total held to maturity         $   86,791   $    3,936    $      (21)   $   90,706
                                                 ==========   ==========    ==========    ==========
        September 30, 2001

        Mortgage-backed securities
             Fannie Mae                          $   27,971   $      983    $       (1)   $   28,953
             Freddie Mac                             26,477          917            --        27,394
             Other                                    5,001          152            --         5,153
                                                 ----------   ----------    ----------    ----------
                                                     59,449        2,052            (1)       61,500

        Investment securities
             State and municipal securities          11,906          254            --        12,160
                                                 ----------   ----------    ----------    ----------
                  Total held to maturity         $   71,355   $    2,306    $       (1)   $   73,660
                                                 ==========   ==========    ==========    ==========

                                     F - 19                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        The following is a summary of the amortized cost and fair value of investment securities held to maturity, by remaining period to contractual maturity. Actual maturities may differ because certain issuers have the right to call or repay their obligations.

                                               June 30, 2003         September 30, 2002
                                         -----------------------   -----------------------
                                         Amortized                 Amortized
                                            Cost      Fair Value      Cost      Fair Value
                                         ----------   ----------   ----------   ----------
        Remaining period to
         contractual maturity:
              Less than one year         $      270   $      270   $    1,750   $    1,750
              One to five years               7,937        8,346        3,097        3,287
              Five to ten years              10,015       10,727        9,963       10,600
              Greater than ten years            322          322        1,599        1,688
                                         ----------   ----------   ----------   ----------
                       Total             $   18,544   $   19,665   $   16,409   $   17,325
                                         ==========   ==========   ==========   ==========

        There were no sales of securities held to maturity during the nine months ended June 30, 2003 and the years ended September 30, 2002, 2001 and 2000.

                                     F - 20                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

(6)     Loans

        The components of the loan portfolio, excluding loans held for sale, were as follows:

                                                              September 30,
                                            June 30,     ------------------------
                                              2003          2002          2001
                                           ----------    ----------    ----------
        One- to four-family residential
         mortgage loans:
             Fixed rate                    $  323,084    $  299,851    $  278,668
             Adjustable rate                   56,710        66,260        79,530
                                           ----------    ----------    ----------
                                              379,794       366,111       358,198
                                           ----------    ----------    ----------
        Commercial real estate loans          179,945       163,329       129,295
        Commercial business loans              45,306        41,320        31,394
        Construction loans                      7,312        17,020        19,490
                                           ----------    ----------    ----------
                                              232,563       221,669       180,179
                                           ----------    ----------    ----------
        Consumer loans:
             Home equity lines of credit       48,026        39,727        31,125
             Homeowner loans                   27,771        36,880        39,501
             Other consumer loans               5,456         6,812         6,266
                                           ----------    ----------    ----------
                                               81,253        83,419        76,892
                                           ----------    ----------    ----------
                  Total loans                 693,610       671,199       615,269

        Allowance for loan losses             (11,055)      (10,383)       (9,123)
                                           ----------    ----------    ----------
                  Total loans, net         $  682,555    $  660,816    $  606,146
                                           ==========    ==========    ==========

        Total loans include net deferred loan origination costs of $1,013, $1,048 and $914 at June 30, 2003, September 30, 2002 and September 30, 2001, respectively.

        A substantial portion of the Company's loan portfolio is secured by residential and commercial real estate located in Rockland County, New York and contiguous areas such as Orange County, New York. The ability of the Company's borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Company's concentrated lending area. Commercial real estate and construction loans are considered by management to be of somewhat greater credit risk than loans to fund the purchase of a primary residence due to the generally larger loan amounts and dependency on income production or sale of the real estate. Substantially all of these loans are collateralized by real estate located in the Company's primary market area.

                                     F - 21                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        The principal balances of nonaccrual loans were as follows:

                                                                   September 30,
                                                  June 30,    -----------------------
                                                    2003         2002         2001
                                                 ----------   ----------   ----------
        One- to four-family residential
         mortgage loans                          $    1,727   $    2,291   $    1,684
        Commercial real estate loans                  3,488        2,492          418
        Construction loans                               --           --           --
        Commercial loans                                 39           --           --
        Consumer loans                                  116          171          175
                                                 ----------   ----------   ----------
                      Total nonaccrual loans     $    5,370   $    4,954   $    2,277
                                                 ==========   ==========   ==========

        Gross interest income that would have been recorded if the foregoing nonaccrual loans had remained current in accordance with their contractual terms totaled $294 for the nine months ended June 30, 2003, and $371, $165 and $337 for the years ended September 30, 2002, 2001 and 2000, respectively, compared to interest income actually recognized (including income recognized on a cash basis) of $153, $83, $13, and $77, respectively.

        The Company's total recorded investment in impaired loans, as defined by SFAS No. 114, was $622, $588 and $358 at June 30, 2003, September 30,
        2002 and September 30, 2001, respectively. Substantially all of these loans were collateral-dependent loans measured based on the fair value of the collateral. The Company determines the need for an allowance for loan impairment under SFAS No. 114 on a loan-by-loan basis. An impairment allowance was not required at June 30, 2003 or September 30, 2002 and September 30, 2001 due to the adequacy of collateral values. The Company's average recorded investment in impaired loans was $605 for the nine months ended June 30, 2003 and $473, $768, and $1,196 during the years ended September 30, 2002, 2001, and 2000, respectively.

        Activity in the allowance for loan losses is summarized as follows:

                                          Nine months ended June 30,          Year ended September 30,
                                          --------------------------   --------------------------------------
                                             2003           2002          2002          2001          2000
                                          -----------    -----------   ----------    ----------    ----------
        Balance at beginning of year      $    10,383    $     9,123   $    9,123    $    7,653    $    6,202
        Provision for loan losses                 800            600          900         1,440         1,710
        Charge-offs                              (232)          (137)        (324)         (159)         (370)
        Recoveries                                104             99          147           189           111
        Allowance recorded in NBF
         acquisition                               --            537          537            --            --
                                          -----------    -----------   ----------    ----------    ----------
        Balance at end of year            $    11,055    $    10,222   $   10,383    $    9,123    $    7,653
                                          ===========    ===========   ==========    ==========    ==========

        Real estate owned properties are included in other assets at net carrying amounts of $41 and $109 at September 30, 2002 and September 30, 2001, respectively (none at June 30, 2003). Provisions for losses

                                     F - 22                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        and other activity in the allowance for losses on real estate owned were insignificant during the nine months ended June 30, 2003 and the years ended September 30, 2002, 2001 and 2000.

        Certain residential mortgage loans originated by the Company are sold in the secondary market. Other non-interest income includes net gains on such sales of $836 and $92 for the nine months ended June 30, 2003 and 2002, respectively, $146 in fiscal 2002, none in fiscal 2001 and $28 in fiscal 2000. At June 30, 2003 there was $2,554 in loans held for sale. There were no loans held for sale at September 30, 2002 and September 30, 2001. Other assets at June 30, 2003, September 30, 2002 and September 30, 2001 include capitalized mortgage servicing rights with an amortized cost of $557, $193 and $201, respectively, which approximated fair value.


         The Company generally retains the servicing rights on mortgage loans sold. Servicing loans for others involves collecting payments, maintaining escrow accounts, making remittances to investors and, if necessary, processing foreclosures. Mortgage loans serviced for others totaled approximately $79,659 and $77,956 at June 30, 2003 and 2002, respectively, and $73,600, $86,700 and
$98,500 at September 30, 2002, 2001 and 2000, respectively. These amounts include loans sold with recourse (approximately $541 and $838 at June 30, 2003 and September 30, 2002, respectively) for which management does not expect the Company to incur any significant losses. Mortgage escrow funds include balances of $2,558, $879 and $1,416 at June 30, 2003, September 30, 2002 and September 30, 2001, respectively, related to loans serviced for others.


(7)     Accrued Interest Receivable

        The components of accrued interest receivable were as follows:

                                                             September 30,
                                            June 30,    -----------------------
                                              2003         2002         2001
                                           ----------   ----------   ----------
        Loans                              $    2,180   $    2,561   $    2,971
        Securities                              2,247        2,930        2,626
                                           ----------   ----------   ----------
              Total accrued interest
               receivable                  $    4,427   $    5,491   $    5,597
                                           ==========   ==========   ==========

                                     F - 23                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

(8)     Premises and Equipment, Net

        Premises and equipment are summarized as follows:

                                                                            September 30,
                                                         June 30,     ------------------------
                                                           2003          2002          2001
                                                        ----------    ----------    ----------
        Land and land improvements                      $    1,407    $    1,368    $    1,090
        Buildings                                            6,614         6,802         4,775
        Leasehold improvements                               6,076         4,600         4,163
        Furniture, fixtures, and equipment                  11,569        10,895         9,607
                                                        ----------    ----------    ----------
                                                            25,666        23,665        19,635

        Accumulated depreciation and amortization          (14,050)      (12,594)      (10,718)
                                                        ----------    ----------    ----------
             Total premises and equipment, net          $   11,616    $   11,071    $    8,917
                                                        ==========    ==========    ==========

(9)     Deposits

        Deposit balances and weighted average interest rates are summarized as follows:

                                                                                       September 30,
                                                                     -------------------------------------------------
                                                June 30, 2003                 2002                      2001
                                           -----------------------   -----------------------   -----------------------
                                             Amount        Rate        Amount        Rate        Amount        Rate
                                           ----------   ----------   ----------   ----------   ----------   ----------
        Demand deposits:
             Retail                        $   83,165         0.00%  $   54,399         0.00%  $   41,280         0.00%
             Commercial                        64,508           --       55,732           --       33,081           --
        NOW deposits                           70,963         0.20       82,983         0.40       63,509         0.49
        Savings deposits                      279,016         0.40      247,918         0.99      160,777         1.05
        Money market deposits                 127,560         0.55      115,065         1.23      109,126         1.81
        Certificates of deposit               232,322         2.03      243,529         2.64      245,327         4.63
                                           ----------                ----------                ----------
                      Total deposits       $  857,534         0.78%  $  799,626         1.33%  $  653,100         2.31%
                                           ==========                ==========                ==========


        Municipal deposits held by PMB totaled $19,813 and $8,800 at June 30, 2003 and September 30, 2002, respectively. PMB commenced its public deposit operations on April 19, 2002 and therefore had no municipal deposits at September 30, 2001. See Note 4, Securities Available for Sale, for the amount of securities that are pledged as collateral for municipal deposits and other purposes.


                                     F - 24                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        Certificates of deposit had remaining periods to contractual maturity as follows:

                                                                          September 30,
                                                         June 30,    -----------------------
                                                           2003         2002         2001
                                                        ----------   ----------   ----------
        Remaining period to contractual maturity:
             Less than one year                         $  168,768   $  186,160   $  218,850
             One to two years                               44,923       36,168       20,433
             Two to three years                              7,287       13,485        2,499
             Greater than three years                       11,344        7,716        3,545
                                                        ----------   ----------   ----------
                       Total certificates of deposit    $  232,322   $  243,529   $  245,327
                                                        ==========   ==========   ==========

        Certificate of deposit accounts with a denomination of $100 or more totaled $39,744, $38,562 and $32,660 at June 30, 2003, September 30,
        2002 and September 30, 2001, respectively. The FDIC generally insures depositor accounts up to $100 as defined in the applicable regulations.

        Interest expense on deposits is summarized as follows:

                                                       Nine months                     Years ended
                                                      ended June 30,                   September 30,
                                                 -----------------------   ------------------------------------
                                                    2003         2002         2002         2001         2000
                                                 ----------   ----------   ----------   ----------   ----------
        Savings deposits                         $    1,207   $    1,610   $    2,289   $    2,898   $    3,435
        Money market and NOW deposits                   955        1,304        1,750        2,610        2,499
        Certificates of deposit                       3,985        5,967        7,662       13,915       12,787
                                                 ----------   ----------   ----------   ----------   ----------
                      Total interest expense     $    6,147   $    8,881   $   11,701   $   19,423   $   18,721
                                                 ==========   ==========   ==========   ==========   ==========

                                     F - 25                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

(10)    FHLB Borrowings

        The Company's FHLB borrowings and weighted average interest rates are summarized as follows:

                                                                                           September 30,
                                                                        -------------------------------------------------
                                                   June 30, 2003                 2002                      2001
                                              -----------------------   -----------------------   -----------------------
                                                Amount        Rate        Amount        Rate        Amount        Rate
                                              ----------   ----------   ----------   ----------   ----------   ----------
        By type of borrowing:
             Advances                         $   76,374         3.40%  $   72,968         3.63%  $   70,677         5.39%
             Repurchase agreements                40,358         4.52       30,000         5.17       39,750         5.18
                                              ----------                ----------                ----------
                  Total borrowings            $  116,732         3.79%  $  102,968         4.08%  $  110,427         5.32%
                                              ----------                ----------                ----------
        By remaining period to maturity:
             Less than one year               $   11,238         4.30%  $   30,319         3.24%  $   39,950         6.20%
             One to two years                     15,000         5.31       20,000         5.02       20,477         4.73
             Two to three years                   38,000         2.67       15,000         2.69       15,000         5.43
             Three to four years                  19,285         4.77        8,000         4.72       10,000         3.74
             Four to five years                   29,219         3.46        9,649         4.69           --           --
             Greater than five years               3,990         4.89       20,000         4.88       25,000         4.96
                                              ----------                ----------                ----------
                  Total borrowings            $  116,732         3.79%  $  102,968         4.08%  $  110,427         5.32%
                                              ==========                ==========                ==========

        As a member of the FHLB of New York, the Bank may borrow in the form of term and overnight FHLB advances up to 30% of its total assets, or approximately $334,000 and $308,000 at June 30, 2003 and September 30, 2002. The Bank's unused FHLB borrowing capacity was approximately $202,700 and $235,000, respectively, at those dates. FHLB advances are secured by the Bank's investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (such as securities and residential mortgage loans) not otherwise pledged. The Bank satisfied this collateral requirement at June 30, 2003, September 30, 2002 and September 30, 2001.

        Securities repurchase agreements had weighted average remaining terms to maturity of approximately 3.1 years, 4.3 years and 5.3 years at June 30, 2003, September 30, 2002 and September 30, 2001, respectively. Average borrowings under securities repurchase agreements were $33,643 for the nine months ended June 30, 2003 and $34,479, $36,417, and $40,515 during the years ended September 30, 2002, 2001 and 2000, respectively, and the maximum outstanding month-end balance was $40,358, $39,750, $39,750 and $44,750, respectively.

        FHLB borrowings of $35,000 and $35,000 at June 30, 2003 and September 30, 2002 are callable quarterly, at the discretion of the FHLB. These borrowings have a weighted average remaining term to the contractual maturity dates of approximately 3 years and 4 years, respectively and weighted average interest rates of 5.11% and 5.11% at June 30, 2003 and September 30, 2002, respectively.

                                     F - 26                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

(11)    Income Taxes

        Income tax expense consists of the following:

                                           Nine months ended June 30,          Years ended September 30,
                                           --------------------------   --------------------------------------
                                              2003            2002         2002          2001          2000
                                           ----------      ----------   ----------    ----------    ----------
        Current tax expense:
             Federal                       $    3,911      $    5,754   $    5,872    $    1,839    $    3,214
             State                                593             793          863           351           294
                                           ----------      ----------   ----------    ----------    ----------
                                                4,504           6,547        6,735         2,190         3,508
                                           ----------      ----------   ----------    ----------    ----------
        Deferred tax (benefit) expense:
             Federal                              490          (1,966)        (918)        1,800          (472)
             State                                 (5)           (372)        (254)           97          (170)
                                           ----------      ----------   ----------    ----------    ----------
                                                  485          (2,338)      (1,172)        1,897          (642)
                                           ----------      ----------   ----------    ----------    ----------
                  Total income tax
                   expense                 $    4,989      $    4,209   $    5,563    $    4,087    $    2,866
                                           ==========      ==========   ==========    ==========    ==========

        Actual income tax expense differs from the tax computed based on pre-tax income and the applicable statutory Federal tax rate, for the following reasons:

                                             Nine months ended June 30,           Years ended September 30,
                                             --------------------------    ----------------------------------------
                                                2003            2002          2002           2001           2000
                                             ----------     -----------    ----------     ----------     ----------
        Tax at Federal statutory rate        $    4,779     $     4,018    $    5,282     $    3,933     $    2,971
        State income taxes, net of
         Federal tax benefit                        382             270           396            296             82
        Tax-exempt interest                        (170)           (130)         (193)          (148)          (139)
        Nondeductible portion of ESOP
         expense                                    153             117           161             61             32
        Low-income housing tax credits              (54)            (54)          (72)           (72)           (72)
        BOLI Income                                (113)             --
        Other, net                                   12             (12)          (11)            17             (8)
                                             ----------     -----------    ----------     ----------     ----------
              Actual income tax expense      $    4,989     $     4,209    $    5,563     $    4,087     $    2,866
                                             ==========     ===========    ==========     ==========     ==========
        Effective income tax rate                  36.5%           36.7%         36.9%          35.3%          32.8%
                                             ==========     ===========    ==========     ==========     ==========

                                     F - 27                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        The tax effects of temporary differences that give rise to deferred tax assets and liabilities are summarized below. The net amount is reported in other assets or other liabilities in the consolidated statements of financial condition.

                                                                               September 30,
                                                             June 30,     ------------------------
                                                               2003          2002          2001
                                                            ----------    ----------    ----------
        Deferred tax assets:
             Allowance for loan losses                      $    4,518    $    4,226    $    3,516
             Deferred compensation                               2,090         1,924         1,389
             Core deposit intangibles                            1,124         1,132         1,904
             Depreciation of premises and equipment                245           540           448
             Other                                                 178           150           164
                                                            ----------    ----------    ----------
                       Total deferred tax assets                 8,155         7,972         7,421
                                                            ----------    ----------    ----------
        Deferred tax liabilities:
             Net unrealized gain on securities
              available for sale                                (2,705)       (3,720)       (2,954)
             Undistributed earnings of subsidiary not
              consolidated for tax return purposes
              (Provident REIT, Inc.)                            (3,974)       (3,067)       (3,193)
             Purchase accounting fair value
              adjustments                                         (694)         (578)           --
             Prepaid pension costs                                (178)         (484)         (394)
             Other                                                (555)         (604)         (509)
                                                            ----------    ----------    ----------
                       Total deferred tax liabilities           (8,106)       (8,453)       (7,050)
                                                            ----------    ----------    ----------
                       Net deferred tax asset (liability)   $       49    $     (481)   $      371
                                                            ==========    ==========    ==========

        Based on management's consideration of historical and anticipated future pre-tax income, as well as the reversal period for the items giving rise to the deferred tax assets and liabilities, a valuation allowance for deferred tax assets was not considered necessary at June 30, 2003, September 30, 2002 and September 30, 2001.

        The Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. Tax bad debt reserves consist of a defined "base-year" amount, plus additional amounts accumulated after the base year. Deferred tax liabilities are recognized with respect to reserves accumulated after the base year, as well as any portion of the base-year amount that is expected to become taxable (or recaptured) in the foreseeable future. The Bank's base-year tax bad debt reserves were $4,600 for Federal tax purposes and $34,700 and $32,100 for New York State tax purposes at June 30, 2003 and September 30, 2002, respectively. Associated deferred tax liabilities of $3,600 and $3,500 have not been recognized at those dates since the Company does not expect that the base-year reserves will become taxable in the foreseeable future. Under the tax laws, events that would result in taxation of certain of these reserves include (i) redemptions of the Bank's stock or

                                     F - 28                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        certain excess distributions by the Bank to Provident Bancorp, Inc. and
        (ii) failure of the Bank to maintain a specified qualifying-assets ratio or meet other thrift definition tests for New York State tax purposes.

(12)    Employee Benefit Plans and Stock-Based Compensation Plans

        (a)     Pension Plan

                The Company has a noncontributory defined benefit pension plan covering substantially all of its employees. Employees who are twenty-one years of age or older and have worked for the Company for one year are eligible to participate in the plan. The Company's funding policy is to contribute annually an amount sufficient to meet statutory minimum funding requirements, but not in excess of the maximum amount deductible for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for benefits expected to be earned in the future.

                The following is a summary of changes in the projected benefit obligation and fair value of plan assets, together with a reconciliation of the funded status to the amount of prepaid pension costs reported in other assets in the consolidated statements of financial condition:

                                                           September 30,
                                                     ------------------------
                                                        2002          2001
                                                     ----------    ----------
        Changes in projected benefit obligation:
             Beginning of year                       $    6,889    $    5,421
             Service cost                                   430           465
             Interest cost                                  490           427
             Actuarial (gain) loss                         (427)          640
             Acquisition of NBF                           1,875            --
             Benefits paid                                 (125)          (64)
                                                     ----------    ----------
                       End of year                        9,132         6,889
                                                     ----------    ----------
        Changes in fair value of plan assets:
             Beginning of year                            6,385         7,459
             Actual loss on plan assets                    (895)       (1,150)
             Employer contributions                         600           140
             Acquisition of NBF                           1,922            --
             Benefits paid                                 (125)          (64)
                                                     ----------    ----------
                       End of year                        7,887         6,385
                                                     ----------    ----------
        Funded status at end of year                     (1,245)         (504)
        Unrecognized net actuarial loss                   2,555         1,500
        Unrecognized prior service cost                     (70)          (82)
        Unrecognized net transition obligation               62            86
                                                     ----------    ----------
                       Prepaid pension costs         $    1,302    $    1,000
                                                     ==========    ==========

                                     F - 29                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        A discount rate of 6.75% and a rate of increase in future compensation levels of 5.0% were used in determining the actuarial present value of the projected benefit obligation at September 30, 2002 (7.25% and 5.5%, respectively, at September 30, 2001). The long-term rate of return on plan assets was 8.0% for fiscal 2002 and 2001.

        The components of the net periodic pension expense were as follows:

                                                           Years ended September 30,
                                                     --------------------------------------
                                                        2002          2001          2000
                                                     ----------    ----------    ----------
        Service cost                                 $      430    $      465    $      515
        Interest cost                                       490           427           409
        Expected return on plan assets                     (598)         (600)         (539)
        Amortization of prior service cost                  (14)          (14)          (14)
        Amortization of net transition obligation            26            26            26
        Recognized net actuarial loss (gain)                 12            (2)           --
                                                     ----------    ----------    ----------
              Net periodic pension expense           $      346    $      302    $      397
                                                     ==========    ==========    ==========

                Net periodic pension expense was $554 and $293 for the nine months ended June 30, 2003 and 2002, respectively.

                The Company has also established a nonqualified Supplemental Executive Retirement Plan to provide certain executives with supplemental retirement benefits in addition to the benefits provided by the pension plan. The periodic pension expense for the supplemental plan amounted to $77 and $33 for the nine months ended June 30, 2003 and 2002, respectively, and $90, $59 and $54 for the years ended September 30, 2002, 2001 and 2000, respectively. The actuarial present value of the projected benefit obligation was $555 and $426 at September 30, 2002 and 2001, respectively, all of which is unfunded.

        (b)     Other Postretirement Benefits Plan

                The Company's postretirement health care plan, which is unfunded, provides optional medical, dental and life insurance benefits to retirees. In accordance with SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, the cost of postretirement benefits is accrued over the years in which employees provide services to the date of their full eligibility for such benefits. As permitted by SFAS No. 106, the Company has elected to amortize the transition obligation for accumulated benefits as an expense over a 20-year period. The periodic expense recognized for this plan was $38 and $32 for the nine months ended June 30, 2003 and 2002, respectively, and $32, $37 and $39 for the years ended September 30, 2002, 2001 and 2000, respectively.

                                     F - 30                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        (c)     Employee Savings Plans

                The Company also sponsors a defined contribution plan established under Section 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute up to 10% of their compensation to the plan. The Company currently makes matching contributions equal to 50% of a participant's contributions up to a maximum matching contribution of 3% of compensation. Voluntary and matching contributions are invested, in accordance with the participant's direction, in one or a number of investment options. Savings plan expense was $184 and $148 for the nine months ended June 30, 2003 and 2002, respectively, and $206, $184 and $180 for the years ended September 30, 2002, 2001 and 2000, respectively. A supplemental savings plan has also been established for certain senior officers. Expense recognized for this plan was $50 and $51 for the nine months ended June 30, 2003 and 2002, respectively, and $68, $62 and $53 for the years ended September 30, 2002, 2001 and 2000, respectively.

        (d)     Employee Stock Ownership Plan

                In connection with the Reorganization and Offering, the Company established an ESOP for eligible employees who meet certain age and service requirements. The ESOP borrowed $3,760 from Provident Bancorp, Inc. and used the funds to purchase 309,120 shares of common stock in the open market subsequent to the Offering. The Bank makes periodic contributions to the ESOP sufficient to satisfy the debt service requirements of the loan which has a ten-year term and bears interest at the prime rate. The ESOP uses these contributions, and any dividends received by the ESOP on unallocated shares, to make principal and interest payments on the loan.

                ESOP shares are held by the plan trustee in a suspense account until allocated to participant accounts. Shares released from the suspense account are allocated to participants on the basis of their relative compensation in the year of allocation. Participants become vested in the allocated shares over a period not to exceed five years. Any forfeited shares are allocated to other participants in the same proportion as contributions.

                ESOP expense was $721 and $615 for the nine months ended June 30, 2003 and 2002, respectively, and $835, $555 and $470 for the years ended September 30, 2002, 2001 and 2000, respectively. Through June 30, 2003 and September 30, 2002, a cumulative total of 169,766 shares and 146,582 shares have been allocated to participants or committed to be released for allocation, respectively. The cost of ESOP shares that have not yet been allocated to participants or committed to be released for allocation is deducted from stockholders' equity (139,354 shares with a cost of $1,691 and a fair value of approximately $4,473 at June 30, 2003 and 162,538 shares with a cost of $1,974 and a fair value of approximately $4,600 at September 30, 2002, respectively).

        (e)     Recognition and Retention Plan

                In February 2000, the Company's stockholders approved the Provident Bank 2000 Recognition and Retention Plan (the RRP). The principal purpose of the RRP is to provide executive officers and directors a proprietary interest in the Company in a manner designed to encourage their continued performance and service. A total of 193,200 shares were awarded under the RRP in February 2000,

                                     F - 31                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

                and the grant-date fair value of these shares $(2,995) was charged to stockholders' equity. The awards vest at a rate of 20% on each of five annual vesting dates, the first of which was September 30, 2000. RRP expense was $394 and $464 for the nine months ended June 30, 2003 and 2002, respectively, and $621, $577 and $689 for the years ended September 30, 2002, 2001 and 2000, respectively.

        (f)     Stock Option Plan

                The stockholders also approved the Provident Bank 2000 Stock Option Plan (the Stock Option Plan) in February 2000. A total of 386,400 shares of authorized but unissued common stock has been reserved for issuance under the Stock Option Plan, although the Company may also fund option exercises using treasury shares. Options have a ten-year term and may be either nonqualified stock options or incentive stock options. Reload options may be granted and provide for the automatic grant of a new option at the then-current market price in exchange for each previously owned share tendered by an employee in a stock-for-stock exercise. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value of the stock on the grant date.

                The following is a summary of activity in the Stock Option Plan:

                                                                        Weighted
                                                    Shares subject      average
                                                       to option     exercise price
                                                    --------------   --------------
                Granted in February 2000                   366,650   $        15.50
                Forfeited                                  (11,250)           15.50
                                                    --------------   --------------
                Outstanding at September 30, 2000          355,400            15.50

                Granted                                      5,451            21.15
                Exercised                                  (10,851)           15.50
                Forfeited                                   (1,200)           15.50
                                                    --------------   --------------
                Outstanding at September 30, 2001          348,800            15.59

                Granted                                     44,331            25.97
                Exercised                                  (86,994)           16.43
                Forfeited                                   (3,100)           15.50
                                                    --------------   --------------
                Outstanding at September 30, 2002          303,037            16.87

                Granted                                     10,620            31.36
                Exercised                                  (33,068)           24.99
                Forfeited                                   (5,050)           15.50
                                                    --------------   --------------
                Outstanding at June 30, 2003               275,539   $        17.26
                                                    ==============   ==============

                                     F - 32                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

                Options exercisable at June 30, 2003 and September 30, 2002, 2001 and 2000 totaled 209,586, 157,463, 137,815 and 71,080, respectively, with a weighted average exercise price of approximately $17.71, $16.70, $15.50, and $15.50 per share, respectively. These options had weighted average remaining terms of 6.7 years, 7.4 years, 8.4 years, and 9.4 years at the respective dates. There were 35,300 shares available for future option grants at June 30, 2003 and September 30, 2002, respectively.

(13)    Comprehensive Income

        Comprehensive income represents the sum of net income and items of other comprehensive income or loss that are reported directly in stockholders' equity, such as the change during the period in the after-tax net unrealized gain or loss on securities available for sale. The Company has reported its comprehensive income in the consolidated statements of changes in stockholders' equity.

                                     F - 33                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        The components of other comprehensive income (loss) are summarized as follows:

                                                   Nine months ended June 30,          Year ended September 30,
                                                   --------------------------   --------------------------------------
                                                       2003          2002          2002          2001          2000
                                                   -----------   ------------   ----------    ----------    ----------
        Net unrealized   holding gain
         (loss) arising during the year on
         securities available  for  sale,
         net of related income taxes of
         $256, $304, $950, $3,526 and
         $606, respectively                        $      (386)  $       (473)  $    1,429    $    5,289    $      908

        Reclassification adjustment for
         net realized gains included in net
         income, net of related income taxes
         of $758 and $115 for the nine
         months ended June 30, 2003 and
         2002, respectively, and $184, $212
         and $4 for the years ended
         September 30, 2002, 2001 and 2000,
         respectively                                   (1,137)          (173)        (277)         (319)           (5)
                                                   -----------   ------------   ----------    ----------    ----------
                                                        (1,523)          (646)       1,152         4,970           903

        Net unrealized gain (loss) on
         derivatives, net of related income
         taxes of $6 and $19 for the nine
         months ended June 30, 2003 and 2002,
         respectively, and $26 and $32 for the
         years ended September 30, 2002 and
         2001, respectively (note 16)                       10             28           38           (48)           --
                                                   -----------   ------------   ----------    ----------    ----------
                  Other comprehensive
                   income (loss)                   $    (1,513)  $       (618)  $    1,190    $    4,922    $      903
                                                   ===========   ============   ==========    ==========    ==========

        The Company's accumulated other comprehensive income included in stockholders' equity at June 30, 2003, September 30, 2002 and September 30, 2001 consists of (i) the after-tax net unrealized gain of $4,059, $5,582 and $4,430, respectively, on securities available for sale, and
        (ii) the after-tax net unrealized loss of $0, $10 and $48, respectively, on derivatives accounted for as cash flow hedges.

                                     F - 34                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

(14)    Earnings Per Common Share

        The following is a summary of the calculation of earnings per share
        (EPS):

                                             Nine months ended June 30,        Years ended September 30,
                                             --------------------------   ------------------------------------
                                                 2003          2002          2002         2001         2000
                                             -----------   ------------   ----------   ----------   ----------
                                                           (In thousands, except per share data)
        Net income                           $     8,667   $      7,270   $    9,527   $    7,482   $    5,872
                                             ===========   ============   ==========   ==========   ==========
        Weighted average common shares
         outstanding for computation of
         basic EPS //(1)//                         7,715          7,701        7,702        7,661        7,773
        Common-equivalent shares due to
         the dilutive effect of stock
         options and RRP awards //(2)//              114            128          118           50           --
                                             -----------   ------------   ----------   ----------   ----------
        Weighted average common shares
         for computation of diluted EPS      $     7,829   $      7,829   $    7,820   $    7,711   $    7,773
                                             ===========   ============   ==========   ==========   ==========
        Earnings per common share:
           Basic                             $      1.12   $       0.94   $     1.24   $     0.98   $     0.76
           Diluted                                  1.11           0.93         1.22         0.97         0.76
                                             ===========   ============   ==========   ==========   ==========

        (1) Includes all shares issued to the Mutual Holding Company, but excludes unallocated ESOP shares.
        (2) Represents incremental shares computed using the treasury stock method.

(15)    Stockholders' Equity

        (a)     Regulatory Capital Requirements

                OTS regulations require savings institutions to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%, a minimum ratio of Tier 1 (core) capital to total adjusted assets of 4.0%, and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

                Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories - well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier 1
                (core) capital ratio of at least 5.0%, a Tier 1 risk-based capital ratio of at least 6.0%, and a total risk-based capital ratio of at least 10.0%.

                                     F - 35                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors. These capital requirements apply only to the Bank, and do not consider additional capital retained by Provident Bancorp, Inc.


        Management believes that, as of June 30, 2003, September 30, 2002 and September 30, 2001, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.


        The following is a summary of the Bank's actual regulatory capital amounts and ratios at June 30, 2003, September 30, 2002 and September 30, 2001, compared to the OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution. PMB is also subject to certain regulatory capital requirements which it satisfied as of June 30, 2003 and September 30, 2002.

                                                                              OTS requirements
                                                              -------------------------------------------------
                                                                  Minimum capital       Classification as well
                                          Bank actual                adequacy                capitalized
                                    -----------------------   -----------------------   -----------------------
                                      Amount       Ratio        Amount       Ratio        Amount       Ratio
                                    ----------   ----------   ----------   ----------   ----------   ----------
        June 30, 2003:
           Tangible capital         $   91,149          8.4%  $   16,372          1.5%  $       --          0.0%
           Tier 1 (core) capital        91,149          8.4       43,658          4.0       54,573          5.0
           Risk-based capital:
              Tier 1                    91,149         13.9           --          0.0       39,440          6.0
              Total                     98,976         15.1       52,587          8.0       65,734         10.0
                                    ==========                ==========                ==========
        September 30, 2002:
           Tangible capital         $   84,307          8.5%  $   14,963          1.5%  $       --          0.0%
           Tier 1 (core) capital        84,307          8.5       39,901          4.0       49,875          5.0
           Risk-based capital:
              Tier 1                    84,307         14.2           --          0.0       35,552          6.0
              Total                     91,747         15.5       47,403          8.0       59,254         10.0
                                    ==========                ==========                ==========
        September 30, 2001:
           Tangible capital         $   88,526         10.2%  $   13,015          1.5%  $       --          0.0%
           Tier 1 (core) capital        88,526         10.2       34,706          4.0       43,383          5.0
           Risk-based capital:
              Tier 1                    88,526         16.9           --          0.0       31,404          6.0
              Total                     95,100         18.2       41,873          8.0       52,341         10.0
                                    ==========                ==========                ==========

        Tangible and Tier 1 capital amounts represent the stockholder's equity of the Bank, less intangible assets and after-tax net unrealized gains on securities available for sale. Total capital represents Tier 1 capital plus the allowance for loan losses up to a maximum amount equal to 1.25% of risk-weighted assets.

                                     F - 36                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        The following is a reconciliation of the Bank's total stockholder's equity under accounting principles generally accepted in the United States of America ("GAAP") and its regulatory capital:

                                                                         September 30,
                                                      June 30,     ------------------------
                                                        2003          2002          2001
                                                     ----------    ----------    ----------
        Total GAAP stockholder's equity              $  109,251    $  104,779    $   92,769
        Goodwill and intangible assets                  (14,150)      (15,041)           --
        Unrealized gain on securities available
         for sale                                        (3,952)       (5,431)       (4,243)
                                                     ----------    ----------    ----------
             Tangible, tier 1 core and
              Tier 1 risk-based capital                  91,149        84,307        88,526
        Allowance for loan losses                         7,827         7,440         6,574
                                                     ----------    ----------    ----------
             Total risk-based capital                $   98,976    $   91,747    $   95,100
                                                     ==========    ==========    ==========

        (b)     Dividend Payments

                Under OTS regulations, savings associations such as the Bank generally may declare annual cash dividends up to an amount equal to the sum of net income for the current year and net income retained for the two preceding years. Dividend payments in excess of this amount require OTS approval. The Bank paid cash dividends of $3,500 and $2,000 to Provident Bancorp, Inc. during the nine months ended June 30, 2003 and the year ended September 30, 2000, respectively (none during the years ended September 30, 2002 and 2001).

                Unlike the Bank, Provident Bancorp, Inc. is not subject to OTS regulatory limitations on the payment of dividends to its shareholders. The Mutual Holding Company waived the receipt of cash dividends with respect to its shares of Provident Bancorp, Inc. amounting to $1,402 for the nine months ended June 30, 2003, $1,310 in fiscal 2002, $972 in fiscal 2001 and $177 in fiscal 2000, for a cumulative total of $3,993 through June 30, 2003.

        (c)     Stock Repurchase Programs

                The Company completed a stock repurchase program during the year ended September 30, 2000, purchasing 193,200 common shares for the treasury at a total cost of $3,061. In July 2000, the Company announced a second repurchase program to acquire up to 5%, or approximately 185,000, of its publicly-traded shares as market conditions warrant. This program was completed in May 2003. A third repurchase program was announced in March 2003 to acquire up to 5% or approximately $177,250. A total of 14,511 shares have been purchased for the treasury under the third program through June 30, 2003 at a total cost of $456.

                                     F - 37                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        (d)     Liquidation Rights

                All depositors who had liquidation rights with respect to the Bank as of the effective date of the Reorganization continue to have such rights solely with respect to the Mutual Holding Company, as long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the Reorganization will have liquidation rights with respect to the Mutual Holding Company.

(16)    Off-Balance-Sheet Financial Instruments

        In the normal course of business, the Company is a party to off-balance-sheet financial instruments that involve, to varying degrees, elements of credit risk and interest rate risk in addition to the amounts recognized in the consolidated financial statements. The contractual or notional amounts of these instruments, which reflect the extent of the Company's involvement in particular classes of off-balance-sheet financial instruments, are summarized as follows:

                                                                  September 30,
                                                June 30,    -----------------------
                                                  2003         2002         2001
                                               ----------   ----------   ----------
        Lending-related instruments:
             Loan origination commitments:
                  Fixed-rate loans             $   58,245   $   36,285   $    9,983
                  Adjustable-rate loans            46,325       26,048        2,282
             Unused lines of credit                71,189       63,091       37,748
             Standby letters of credit              8,120        6,862        6,716
        Interest rate risk management:
             Interest rate cap agreements              --       50,000       50,000
                                               ==========   ==========   ==========

        (a)     Lending-Related Instruments

                The contractual amounts of loan origination commitments, unused lines of credit and standby letters of credit represent the Company's maximum potential exposure to credit loss, assuming
                (i) the instruments are fully funded at a later date, (ii) the borrowers do not meet the contractual payment obligations, and
                (iii) any collateral or other security proves to be worthless. The contractual amounts of these instruments do not necessarily represent future cash requirements since certain of these instruments may expire without being funded and others may not be fully drawn upon. Substantially all of these lending-related instruments have been entered into with customers located in the Company's primary market area described in note 6.

                Loan origination commitments are legally-binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments have fixed expiration dates (generally ranging up to 60 days) or other termination clauses, and may require payment of a fee by the customer. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral, if any, obtained by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies but may include mortgages on

                                     F - 38                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

                residential and commercial real estate, deposit accounts with the Company, and other property. The Company's fixed-rate loan origination commitments at June 30, 2003 provide for interest rates ranging principally from 4.50% to 7.88%.

                Unused lines of credit are legally-binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates or other termination clauses. The amount of collateral obtained, if deemed necessary by the Company, is based on management's credit evaluation of the borrower.

                Standby letters of credit are conditional commitments issued by the Company to assure the performance of financial obligations of a customer to a third party. These commitments are primarily issued in favor of local municipalities to support the obligor's completion of real estate development projects. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

        (b)     Interest Rate Cap Agreements

                At September 30, 2002 and 2001, the Company was a party to two interest rate cap agreements with a total notional amount of $50,000 and maturity dates in March and April 2003. These agreements were entered into to reduce the variability of cash flows from potentially higher interest payments associated with upward interest rate repricings on a portion of the Company's certificate of deposit accounts and borrowings. The counterparties to the agreements are obligated to make payments to the Company, based on the notional amounts, to the extent that the three-month LIBOR rate exceeds specified levels during the term of the agreements. These specified rate levels are 8.25% and 6.50% for interest rate cap agreements with notional amounts of $30,000 and $20,000, respectively.

                The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as of October 1, 2000, and recorded an after-tax transition adjustment of $41 to recognize the interest rate cap agreements at fair value. The Company's interest rate cap agreements are accounted for as cash flow hedges under SFAS No. 133 and are reported at fair value, which was insignificant at both September 30, 2002 and 2001. Interest expense for the nine months ended June 30, 2003 and 2002 and the years ended September 30, 2002 and 2001 includes charges of $16, $51, $68 and $157, respectively, for the effect of the interest rate cap agreements. The remaining amount reported in accumulated other comprehensive income with respect to these agreements at September 30, 2002 will be reclassified into earnings during fiscal 2003.

(17)    Commitments and Contingencies

        Certain premises and equipment are leased under operating leases with terms expiring through 2025. The Company has the option to renew certain of these leases for terms of up to five years. Future minimum rental payments due under noncancelable operating leases with initial or remaining terms of more than one year at September 30, 2002 are $2,005 for fiscal 2003, $2,070 for fiscal 2004, $1,870 for fiscal 2005, $1,329 for fiscal 2006, $1,279 for fiscal 2007 and a total of $3,382 for later years. Occupancy and office operations expense includes net rent expense of $900 and $853 for the nine months ended

                                     F - 39                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        June 30, 2003 and 2002, respectively, and $1,137, $1,076 and $1,008 for the years ended September 30, 2002, 2001 and 2000, respectively.

        The Company is a defendant in certain claims and legal actions arising in the ordinary course of business. Management, after consultation with legal counsel, does not anticipate losses on any of these claims or actions that would have a material adverse effect on the consolidated financial statements.

(18)    Fair Values of Financial Instruments

        SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information for those financial instruments for which it is practicable to estimate fair value, whether or not such financial instruments are recognized in the consolidated statements of financial condition. Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

        Quoted market prices are used to estimate fair values when those prices are available, although active markets do not exist for many types of financial instruments. Fair values for these instruments must be estimated by management using techniques such as discounted cash flow analysis and comparison to similar instruments. These estimates are highly subjective and require judgments regarding significant matters, such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks. Changes in these judgments often have a material effect on the fair value estimates. Since these estimates are made as of a specific point in time, they are susceptible to material near-term changes. Fair values disclosed in accordance with SFAS No. 107 do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect possible tax ramifications or estimated transaction costs.

        The following is a summary of the carrying amounts and estimated fair values of financial assets and liabilities (none of which were held for trading purposes):

                                                                                         September 30,
                                                    June 30,          -------------------------------------------------
                                                     2003                      2002                      2001
                                            -----------------------   -----------------------   -----------------------
                                             Carrying    Estimated     Carrying    Estimated     Carrying    Estimated
                                              amount     fair value     amount     fair value     amount     fair value
                                            ----------   ----------   ----------   ----------   ----------   ----------
        Financial assets:
           Cash and due from banks          $   43,473   $   43,473   $   35,093   $   35,093   $   16,447   $   16,447
           Securities available for sale       251,913      251,913      206,146      206,146      163,928      163,928
           Securities held to maturity          82,787       85,576       86,791       90,706       71,355       73,660
           Loans                               682,555      713,430      660,816      678,927      606,146      624,020
           Accrued interest receivable           4,427        4,427        5,491        5,491        5,597        5,597
           FHLB stock                            5,819        5,819        5,348        5,348        5,521        5,521
        Financial liabilities:
           Deposits                            857,534      860,218      799,626      802,040      653,100      655,675
           FHLB borrowings                     116,732      120,529      102,968      106,308      110,427      113,970
           Mortgage escrow funds                13,055       13,055        3,747        3,747        6,197        6,197
                                            ==========   ==========   ==========   ==========   ==========   ==========

                                     F - 40                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        The following paragraphs summarize the principal methods and assumptions used by management to estimate the fair value of the Company's financial instruments.

        (a)     Securities

                The estimated fair values of securities were based on quoted market prices.

        (b)     Loans

                Fair values were estimated for portfolios of loans with similar financial characteristics. For valuation purposes, the total loan portfolio was segregated into adjustable-rate and fixed-rate categories. Fixed-rate loans were further segmented by type, such as residential mortgage, commercial mortgage, commercial business and consumer loans. Loans were also segmented by maturity dates.

                Fair values were estimated by discounting scheduled future cash flows through estimated maturity using a discount rate equivalent to the current market rate on loans that are similar with regard to collateral, maturity and the type of borrower. The discounted value of the cash flows was reduced by a credit risk adjustment based on loan categories. Based on the current composition of the Company's loan portfolio, as well as past experience and current economic conditions and trends, the future cash flows were adjusted by prepayment assumptions that shortened the estimated remaining time to maturity and therefore affected the fair value estimates.

        (c)     Deposits

                In accordance with SFAS No. 107, deposits with no stated maturity (such as savings, demand and money market deposits) were assigned fair values equal to the carrying amounts payable on demand. Certificates of deposit were segregated by account type and original term, and fair values were estimated by discounting the contractual cash flows. The discount rate for each account grouping was equivalent to the current market rates for deposits of similar type and maturity.

                These fair values do not include the value of core deposit relationships that comprise a significant portion of the Company's deposit base. Management believes that the Company's core deposit relationships provide a relatively stable, low-cost funding source that has a substantial value separate from the deposit balances.

        (d)     FHLB Borrowings

                Fair values of FHLB borrowings were estimated by discounting the contractual cash flows. A discount rate was utilized for each outstanding borrowing equivalent to the then-current rate offered by the FHLB on borrowings of similar type and maturity.

        (e)     Other Financial Instruments

                The other financial assets and liabilities listed in the preceding table have estimated fair values that approximate the respective carrying amounts because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk.

                                     F - 41                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

                The fair values of the Company's off-balance-sheet financial instruments described in note 16 were estimated based on current market terms (including interest rates and fees), considering the remaining terms of the agreements and the credit worthiness of the counterparties. At June 30, 2003, September 30, 2002 and 2001, the estimated fair values of these instruments approximated the related carrying amounts, which were insignificant.

(19)    Recent Accounting Standards and Interpretations

        In October 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 147, Acquisitions of Certain Financial Institutions - an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No.
        9. This statement removes acquisitions of financial institutions from the scope of both SFAS No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. As a result, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of intangible assets acquired as an unidentifiable intangible asset (SFAS No. 72 goodwill) no longer applies to acquisitions within the scope of the statement. The Company does not currently have any SFAS No. 72 goodwill and, as a result, the adoption of this statement is not expected to have a material impact on the consolidated financial statements.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effects of the method used on reported results. The provisions of this standard are not expected to have a material impact on the consolidated financial statements.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, for certain decisions made by the Board as part of the Derivative Implementation Group process. This statement is effective for contracts entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003. Management does not expect that the provisions of SFAS No. 149 will have a material impact on the results of operations or financial condition.

        SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity was issued in May 2003. Under this statement, certain freestanding financial instruments that embody obligations for the issuer and that are now classified in equity, must be classified as liabilities (or as assets in some circumstances). Generally, SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of this standard is not expected to have a material impact on the consolidated financial statements.

                                     F - 42                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        FASB Interpretation (FIN) No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, was issued in November 2002. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The interpretation also requires a guarantor to recognize, at fair value, a liability for the obligation at inception of the guarantee (effective for guarantees issued or modified after December 31, 2002). The provisions of FIN No. 45 is not expected to have a material impact on the consolidated financial statements.

        In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, to provide guidance on the identification of entities controlled through means other than voting rights. FIN No. 46 specifies how a business enterprise should evaluate its interests in a variable interest entity to determine whether to consolidate that entity. A variable interest entity must be consolidated by its primary beneficiary if the entity does not effectively disperse risks among the parties involved. A public company with a variable interest in an entity created before February 1, 2003 must apply FIN No. 46 in the first interim or annual period beginning after June 15, 2003. The adoption of FIN No. 46 is not expected to have a significant effect on the consolidated financial statements.

(20)    Condensed Parent Company Financial Statements

        Set forth below are the condensed statements of financial condition of Provident Bancorp, Inc. and the related condensed statements of income and cash flows:

                                                                    September 30,
Condensed Statements of                           June 30,    -----------------------
 Financial Condition                                2003         2002         2001
                                                 ----------   ----------   ----------
        Assets:
             Cash                                $    5,053   $      641   $    2,847
             Securities available for sale            2,316        6,466        6,510
             Loan receivable from ESOP                1,880        2,256        2,632
             Investment in Provident Bank           107,559      102,805       90,419
             Other assets                                93          195          305
                                                 ----------   ----------   ----------
                       Total assets              $  116,901   $  112,363   $  102,713
                                                 ==========   ==========   ==========
        Liabilities                              $    1,164   $    1,496   $       93
        Stockholders' equity                        115,737      110,867      102,620
                                                 ----------   ----------   ----------
                       Total liabilities and
                        stockholders' equity     $  116,901   $  112,363   $  102,713
                                                 ==========   ==========   ==========

                                     F - 43                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

                                                        Nine months ended June 30,           Year ended September 30,
                                                        --------------------------    --------------------------------------
                                                           2003           2002           2002          2001          2000
                                                        ----------    ------------    ----------    ----------    ----------
Condensed statements of income
     Interest income                                    $      210    $        342    $      450    $      626    $      902
     Dividends from Provident Bank                           3,500              --            --            --         2,000
     Gain on sale of securities available
      for sale                                                  92             123           123           431            --
     Non-interest expense                                     (129)           (182)         (226)         (180)         (180)
     Income tax expense                                        (72)           (109)         (134)         (338)         (279)
                                                        ----------    ------------    ----------    ----------    ----------
               Income before equity in undistributed
                earnings of Provident Bank                   3,601             174           213           539         2,443
     Equity in undistributed earnings of
      Provident Bank                                         5,066           7,096         9,314         6,943         3,429
                                                        ----------    ------------    ----------    ----------    ----------
               Net income                               $    8,667    $      7,270    $    9,527    $    7,482    $    5,872
                                                        ==========    ============    ==========    ==========    ==========
Condensed statements of cash flows
     Cash flows from operating activities:
          Net income                                    $    8,667    $      7,270    $    9,527    $    7,482    $    5,872
          Adjustments  to reconcile  net income
           to net cash provided  by (used in)
           operating activities:
               Equity in undistributed earnings of
                Provident Bank                              (5,066)         (7,096)       (9,314)       (6,943)       (3,429)
               Other adjustments, net                         (407)           (851)          755          (674)         (781)
                                                        ----------    ------------    ----------    ----------    ----------
               Net cash provided by (used in)
                operating activities                         3,194            (677)          968          (135)        1,662
     Cash flows from investing activities:
          Purchases of securities available for sale            --          (2,261)       (2,296)       (2,431)       (1,008)
          Proceeds from maturities of securities
           available for sale                                2,100              --            --            --            --
          Proceeds from sales of securities available
           for sale                                          2,142           2,324         2,374         6,810           984
          ESOP loan principal repayments                       376             376           376           376           376
                                                        ----------    ------------    ----------    ----------    ----------
               Net cash provided by investing
                activities                                   4,618             439           454         4,755           352
                                                        ----------    ------------    ----------    ----------    ----------
     Cash flows from financing activities:
          Treasury shares purchased                         (1,898)           (775)       (1,971)       (1,155)       (3,203)
          Cash dividends paid                               (1,871)         (1,500)       (1,935)         (807)       (1,049)
          Stock option transactions                            369             234           278            60            --
                                                        ----------    ------------    ----------    ----------    ----------
               Net cash used in financing activities        (3,400)         (2,041)       (3,628)       (1,902)       (4,252)
                                                        ----------    ------------    ----------    ----------    ----------
               Net increase (decrease) in cash               4,412          (2,279)       (2,206)        2,718        (2,238)
     Cash at beginning of year                                 641           2,847         2,847           129         2,367
                                                        ----------    ------------    ----------    ----------    ----------
     Cash at end of year                                $    5,053    $        568    $      641    $    2,847    $      129
                                                        ==========    ============    ==========    ==========    ==========

                                     F - 44                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

(21)    Quarterly Results of Operations (Unaudited)

        The following is a condensed summary of quarterly results of operations for the years ended September 30, 2002 and 2001:

                                         First        Second        Third       Fourth
                                        quarter      quarter       quarter     quarter
                                       ----------   ----------   ----------   ----------
Year ended September 30, 2002
-----------------------------
   Interest and dividend income        $   14,761   $   14,558   $   15,010   $   15,622
   Interest expense                         4,791        4,192        4,217        4,001
                                       ----------   ----------   ----------   ----------
              Net interest income           9,970       10,366       10,793       11,621

   Provision for loan losses                  225          175          200          300
   Non-interest income                      1,284        1,230        1,338        1,549
   Non-interest expense                     7,153        7,270        8,479        9,259
                                       ----------   ----------   ----------   ----------
              Income before income
               tax expense                  3,876        4,151        3,452        3,611
   Income tax expense                       1,350        1,550        1,309        1,354
                                       ----------   ----------   ----------   ----------
              Net income               $    2,526   $    2,601   $    2,143   $    2,257
                                       ==========   ==========   ==========   ==========
   Earnings per common share:
   Basic                               $     0.32   $     0.34   $     0.28   $     0.29
   Diluted                                   0.32         0.33         0.27         0.29
                                       ==========   ==========   ==========   ==========

Year ended September 30, 2001
-----------------------------
   Interest and dividend income        $   15,369   $   15,361   $   15,155   $   15,093
   Interest expense                         7,061        6,921        6,412        5,850
                                       ----------   ----------   ----------   ----------
              Net interest income           8,308        8,440        8,743        9,243
   Provision for loan losses                  360          360          360          360
   Non-interest income                      1,051        1,023        1,477        1,155
   Non-interest expense                     6,125        6,739        6,664        6,903
                                       ----------   ----------   ----------   ----------
              Income before income
                 tax expense                2,874        2,364        3,196        3,135
   Income tax expense                         999          799        1,092        1,197
                                       ----------   ----------   ----------   ----------
              Net income               $    1,875   $    1,565   $    2,104   $    1,938
                                       ==========   ==========   ==========   ==========
   Earnings per common share:
   Basic                               $     0.24   $     0.20   $     0.27   $     0.25
   Diluted                                   0.24         0.20         0.27         0.25
                                       ==========   ==========   ==========   ==========

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES



        Index to Consolidated Financial Statements and Other Information



                                                                            Page

Independent Auditors' Report                                                 G-2

Consolidated Statements of Financial Condition as of
   June 30, 2003 (Unaudited), December 31, 2002 and 2001                     G-3

Consolidated Statements of Income for the Six Months Ended June 30, 2003
   and 2002 (Unaudited), and the Years Ended December 31, 2002,
   2001, and 2000                                                            G-4

Consolidated Statements of Changes in Stockholders' Equity
   for the Six Months Ended June 30, 2003 (Unaudited), and the Years
   Ended December 31, 2002, 2001, and 2000                                   G-5

Consolidated Statements of Cash Flows for the Six Months Ended
   June 30, 2003 and 2002 (Unaudited), and the Years Ended
   December 31, 2002, 2001, and 2000                                         G-6

Notes to Consolidated Financial Statements (Data as of June 30, 2003
   and for the six months ended June 30, 2003 and 2002 is unaudited)         G-7

Management's Discussion and Analysis of Financial Condition and
   Results of Operations                                                    G-35

Business of E.N.B. Holding Company, Inc.                                    G-45

[GRAPHIC LOGO OMITTED]

515 Broadway
Albany, NY  12207

                          Independent Auditors' Report



The Board of Directors and Stockholders
E.N.B. Holding Company, Inc.:

We have audited the accompanying consolidated statements of financial condition of E.N.B. Holding Company, Inc. and subsidiaries (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of E.N.B. Holding Company, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.



                                       /s/ KPMG LLP

May 2, 2003

                                 E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                                Consolidated Statements of Financial Condition

                             June 30, 2003 (Unaudited), December 31, 2002 and 2001


                                                                    June 30,      December 31,    December 31,
                            Assets                                    2003            2002            2001
                                                                  ------------    ------------    ------------
                                                                   (Unaudited)
                                                                        (In thousands, except share data)

Cash and cash equivalents:
   Cash and due from banks (note 2)                               $     14,775          15,366          14,557
   Federal funds sold                                                    7,300           3,400           5,000
                                                                  ------------    ------------    ------------
            Total cash and cash equivalents                             22,075          18,766          19,557

Securities available for sale, at estimated fair value (note 3)        105,334          92,600          87,144
Investment securities, at amortized cost (estimated fair value of $4,990 (unaudited), $7,614, and $9,029 at
   June 30, 2003, December 31, 2002 and 2001, respectively)
   (note 4)                                                              4,646           7,280           8,827
Loans receivable, net (note 5)                                         199,758         182,320         156,767
Accrued interest receivable                                              1,769           1,601           1,739
Premises, equipment, and leasehold improvements, net (note 6)            6,441           6,326           6,038
Other assets                                                             1,653           1,304           1,092
                                                                  ------------    ------------    ------------
            Total assets                                          $    341,676         310,197         281,164
                                                                  ============    ============    ============

             Liabilities and Stockholders' Equity

Deposits:
   Demand                                                         $     76,906          73,578          64,082
   Regular savings and NOW accounts                                    118,991          98,992          89,770
   Money market deposit accounts                                        11,451           7,640           9,274
   Certificates of deposit (note 9)                                     91,476          89,271          83,664
   Individual retirement accounts (note 9)                               8,874           8,395           7,781
                                                                  ------------    ------------    ------------
            Total deposits                                             307,698         277,876         254,571

Accrued expenses and other liabilities                                   4,078           4,139           1,963
                                                                  ------------    ------------    ------------
            Total liabilities                                          311,776         282,015         256,534
                                                                  ------------    ------------    ------------

Commitments and contingencies (notes 7 and 10)

Stockholders' equity:
   Common stock, $20 par value. Authorized 250,000 shares;
      issued 20,000 shares; outstanding 15,227 shares
      (unaudited), 15,227 shares, and 15,053 shares at June 30,
      2003, December 31, 2002 and 2001, respectively                       400             400             400
   Surplus                                                                 945             945             766
   Undivided profits                                                    31,341          29,729          27,081
   Accumulated other comprehensive income, net of tax                      871             765             170
   Treasury stock at cost; 4,773 shares (unaudited),
      4,773 shares, and 4,947 shares at June 30, 2003,
      December 31, 2002 and 2001, respectively                          (3,657)         (3,657)         (3,787)
                                                                  ------------    ------------    ------------
            Total stockholders' equity                                  29,900          28,182          24,630
                                                                  ------------    ------------    ------------
            Total liabilities and stockholders' equity            $    341,676         310,197         281,164
                                                                  ============    ============    ============


See accompanying notes to consolidated financial statements.

                                          E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                                                Consolidated Statements of Income

               Six Months Ended June 30, 2003 and 2002 (Unaudited), and Years Ended December 31, 2002, 2001, and 2000


                                                            Six Months Ended June 30,           Years Ended December 31,
                                                            -------------------------   ----------------------------------------
                                                               2003           2002         2002           2001           2000
                                                            ----------     ----------   ----------     ----------     ----------
                                                                   (Unaudited)
                                                                           (In thousands, except per share data)
Interest and dividend income:
   Interest and fees on loans                               $    7,041          6,487       13,429         12,665         11,284
   Interest and dividends on securities available for
      sale and investment securities:
         U.S. government and agency obligations                  2,222          2,364        4,476          4,894          5,092
         Obligations of states and political subdivisions          490            485          954            794            712
         Other                                                      28             26           51             74             80
   Interest on federal funds sold                                   36             78          200            386            385
                                                            ----------     ----------   ----------     ----------     ----------
            Total interest and dividend income                   9,817          9,440       19,110         18,813         17,553
                                                            ----------     ----------   ----------     ----------     ----------

Interest expense:
   Regular savings and NOW accounts                                577            645        1,299          1,612          1,694
   Money market deposit accounts                                    55             66          121            149            174
   Certificates of deposit                                       1,177          1,357        2,689          4,355          4,069
   Individual retirement accounts                                  124            162          298            390            339
   Borrowings                                                        1             --           --             --             --
                                                            ----------     ----------   ----------     ----------     ----------
            Total interest expense                               1,934          2,230        4,407          6,506          6,276
                                                            ----------     ----------   ----------     ----------     ----------
            Net interest income                                  7,883          7,210       14,703         12,307         11,277

Provision for loan losses (note 5)                                 268            370          580          1,100            500
                                                            ----------     ----------   ----------     ----------     ----------
            Net interest income after provision
               for loan losses                                   7,615          6,840       14,123         11,207         10,777
                                                            ----------     ----------   ----------     ----------     ----------

Non-interest income:
   Service charges on deposit accounts                           1,123          1,192        2,368          2,497          2,122
   Other service charges                                            37             39           85             85             79
   Net gain on securities transactions                              22             --           --             --             --
   Other                                                            74             71          135            176            175
                                                            ----------     ----------   ----------     ----------     ----------
            Total non-interest income                            1,256          1,302        2,588          2,758          2,376
                                                            ----------     ----------   ----------     ----------     ----------

Non-interest expenses:
   Salaries and wages                                            2,747          2,526        5,095          4,567          4,211
   Pension and other employee benefits                             764            677        1,311            962            856
   Occupancy and equipment expenses                                912            871        1,706          1,523          1,452
   Office supplies                                                 144            155          294            270            255
   Merger related expenses (note 16)                               299             --           --             --             --
   Other (note 12)                                               1,276          1,215        2,516          2,049          2,177
                                                            ----------     ----------   ----------     ----------     ----------
            Total non-interest expense                           6,142          5,444       10,922          9,371          8,951
                                                            ----------     ----------   ----------     ----------     ----------
            Income before income tax expense                     2,729          2,698        5,789          4,594          4,202

Income tax expense (note 8)                                        996            918        1,986          1,590          1,462
                                                            ----------     ----------   ----------     ----------     ----------
            Net income                                      $    1,733          1,780        3,803          3,004          2,740
                                                            ==========     ==========   ==========     ==========     ==========

Basic earnings per share                                    $   113.81         118.25       252.04         201.50         184.23


See accompanying notes to consolidated financial statements.

                                           E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                                     Consolidated Statements of Changes in Stockholders' Equity

                   Six Months Ended June 30, 2003 (Unaudited), and Years Ended December 31, 2002, 2001, and 2000


                                                                                   Accumulated
                                                                                      other                   Total
                                                 Common                 Undivided comprehensive  Treasury stockholders'Comprehensive
                                                  stock      Surplus     profits  income (loss)   stock       equity       income
                                                ---------   ---------   ---------   ---------   ---------   ---------    ---------
                                                                       (In thousands, except per share data)
Balance at December 31, 1999                    $     400         612      23,131      (2,460)     (3,942)     17,741

  Comprehensive income:
    Net income                                         --          --       2,740          --          --       2,740        2,740
    Other comprehensive income, net of tax:
      Unrealized net holding gains arising
        during the year (pre-tax gain $3,288)          --          --          --       2,007          --       2,007        2,007
                                                                                                                         ---------
            Comprehensive income                                                                                         $   4,747
                                                                                                                         =========
  Cash dividends declared ($60.00 per share)           --          --        (893)         --          --        (893)
  Proceeds from the sale of treasury stock             --          28          --          --          35          63
                                                ---------   ---------   ---------   ---------   ---------   ---------
Balance at December 31, 2000                          400         640      24,978        (453)     (3,907)     21,658

  Comprehensive income:
    Net income                                         --          --       3,004          --          --       3,004        3,004
    Other comprehensive income, net of tax:
      Unrealized net holding gains arising
        during the year (pre-tax gain $1,020)          --          --          --         623          --         623          623
                                                                                                                         ---------
            Comprehensive income                                                                                         $   3,627
                                                                                                                         =========
  Cash dividends declared ($60.00 per share)           --          --        (901)         --          --        (901)
  Proceeds from the sale of treasury stock             --         126          --          --         120         246
                                                ---------   ---------   ---------   ---------   ---------   ---------
Balance at December 31, 2001                          400         766      27,081         170      (3,787)     24,630

  Comprehensive income:
    Net income                                         --          --       3,803          --          --       3,803        3,803
    Other comprehensive income, net of tax:
      Unrealized net holding gains arising
        during the year (pre-tax gain $1,891)          --          --          --       1,155          --       1,155        1,155
      Minimum pension liability adjustment
        (pre-tax loss $917)                            --          --          --        (560)         --        (560)        (560)
                                                                                                                         ---------
            Comprehensive income                                                                                         $   4,398
                                                                                                                         =========
  Cash dividends declared ($76.00 per share)           --          --      (1,155)         --          --      (1,155)
  Proceeds from the sale of treasury stock             --         179          --          --         130         309
                                                ---------   ---------   ---------   ---------   ---------   ---------
Balance at December 31, 2002                          400         945      29,729         765      (3,657)     28,182

(The following is unaudited)

  Comprehensive income:
    Net income                                         --          --       1,733          --          --       1,733        1,733
    Other comprehensive income, net of tax:
      Unrealized net holding gains arising
        during the period (pre-tax gain $175)          --          --          --         106          --         106          106
                                                                                                                         ---------
            Comprehensive income                                                                                         $   1,839
                                                                                                                         =========
  Cash dividends declared ($8.00 per share)            --          --        (121)         --          --        (121)
                                                ---------   ---------   ---------   ---------   ---------   ---------
Balance at June 30, 2003                        $     400         945      31,341         871      (3,657)     29,900
                                                =========   =========   =========   =========   =========   =========


See accompanying notes to consolidated financial statements.

                                     E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                                         Consolidated Statements of Cash Flows

        Six Months Ended June 30, 2003 and 2002 (Unaudited), and Years Ended December 31, 2002, 2001, and 2000


                                                     Six Months Ended June 30,          Years Ended December 31,
                                                     ------------------------    --------------------------------------
                                                        2003          2002          2002          2001          2000
                                                     ----------    ----------    ----------    ----------    ----------
                                                            (Unaudited)
                                                                               (In thousands)
Increase (decrease) in cash and cash equivalents:
   Cash flows from operating activities:
      Net income                                     $    1,733         1,780         3,803         3,004         2,740
      Adjustments to reconcile net income to net
         cash provided by operating activities:
            Depreciation and amortization                   319           253           526           437           426
            Provision for loan losses                       268           370           580         1,100           500
            Deferred tax (benefit) expense                 (220)         (155)         (162)            6           (36)
            Net gain on securities transactions             (22)           --            --            --            --
            Net gain on sale of other real estate
               owned                                         --            --            --           (11)           --
            Loss on disposal of fixed assets                 --            --            --            --             1
            (Increase) decrease in accrued
               interest receivable                         (168)           43           138           296          (243)
            (Increase) decrease in other assets            (349)         (133)          151           (48)          207
            Increase (decrease) in accrued
               expenses and other liabilities             1,004           780           190          (105)          480
                                                     ----------    ----------    ----------    ----------    ----------
                  Net cash provided by operating
                     activities                           2,565         2,938         5,226         4,679         4,075
                                                     ----------    ----------    ----------    ----------    ----------
Cash flows from investing activities:
   Proceeds from the sale of securities available
      for sale                                            6,022            --            --         7,990            --
   Proceeds from maturity, calls, and paydowns
      of securities available for sale                   63,746        17,016        60,928        62,483         2,605
   Proceeds from maturity and calls of
      investment securities                               3,314           768         2,416         3,127         4,210
   Purchase of securities available for sale            (82,305)      (12,793)      (64,396)      (77,349)       (6,019)
   Purchase of investment securities                       (680)         (724)         (728)       (1,129)       (2,873)
   Net increase in loans to customers                   (17,728)      (16,369)      (26,133)      (22,107)      (24,356)
   Proceeds from sale of other real estate owned             22            --            --            98            --
   Capital expenditures                                    (434)         (557)         (815)         (539)         (278)
                                                     ----------    ----------    ----------    ----------    ----------
                  Net cash used in investing
                     activities                         (28,043)      (12,659)      (28,728)      (27,426)      (26,711)
                                                     ----------    ----------    ----------    ----------    ----------
Cash flows from financing activities:
   Net increase in deposits                              29,822        12,660        23,305        31,960        10,876
   Dividends paid                                        (1,035)         (781)         (903)         (894)         (832)
   (Purchase) sale of treasury stock                         --            (3)          309           246            63
                                                     ----------    ----------    ----------    ----------    ----------
                  Net cash provided by financing
                     activities                          28,787        11,876        22,711        31,312        10,107
                                                     ----------    ----------    ----------    ----------    ----------
                  Net increase (decrease) in cash
                     and cash equivalents                 3,309         2,155          (791)        8,565       (12,529)

Cash and cash equivalents at beginning of period         18,766        19,557        19,557        10,992        23,521
                                                     ----------    ----------    ----------    ----------    ----------
Cash and cash equivalents at end of period           $   22,075        21,712        18,766        19,557        10,992
                                                     ==========    ==========    ==========    ==========    ==========

Supplemental disclosures of cash flow information:
   Cash paid during the year for:
      Interest on deposits                           $    1,828         2,166         4,420         6,730         6,116
      Income taxes                                        1,137           865         2,207         1,479         1,498

Supplemental schedule of noncash activities:
   Transfer of loans to other real estate owned      $       22            --            --            --           148
   (Decrease) increase in dividends payable                (914)         (661)          252             7            62
   Change in unrealized gain on securities
      available for sale, net of tax                        106           782         1,155           623         2,007
   Additional minimum pension liability reduced
      by intangible asset, net of tax                        --            --           560            --            --

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



(1)  Summary of Significant Accounting Policies

     (a)  Basis of Presentation

          E.N.B. Holding Company, Inc. (Company) was organized as a bank holding company in 1989. The Company acquired substantially all of the outstanding stock of the Ellenville National Bank (Bank) in exchange for 20,000 shares of its own common stock. In March 1994, a subsidiary was formed, Shawangunk Holding Co., Inc., to hold real estate acquired through foreclosure or otherwise intended for disposition. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all significant intercompany transactions. The investments in the subsidiaries are carried under the equity method of accounting. The consolidated financial statements have been prepared, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

          The consolidated statement of financial condition as of June 30, 2003, the consolidated statements of income and cash flows for the six month periods ended June 30, 2003 and 2002, and the consolidated statement of changes in stockholders' equity for the six month period ended June 30, 2003 are unaudited but, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation.

     (b)  Business

          The Bank's lending activities are conducted principally in Ulster, Orange, and Sullivan Counties of New York State. The Bank grants single family and multi-family residential loans, commercial real estate loans, commercial loans, and a variety of consumer loans. In addition, the Bank grants loans for the construction of residential homes, multi-family properties, commercial real estate properties, and for land development. Most loans granted by the Bank are either secured by real estate or other collateral or guaranteed by Federal and/or local government authorities. The ability and willingness of the single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the borrowers' geographic areas and real estate values. The ability and willingness of commercial real estate, commercial, and construction loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector within the borrowers' geographic areas and the general economy. In addition, the other real estate owned, if any, is also located in the same market area. Accordingly, the ultimate collectability of a substantial portion of the Company's loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in this area.

          The determination of the allowance for loan losses is based on material estimates that are susceptible to change based on such factors as economic conditions in the market area serviced by the Company, financial conditions of individual borrowers, and changes in underlying collateral values. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

                                       G-7                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



          Management believes that the allowance for loan losses represents the amount of probable losses inherent in the loan portfolio. While management uses available information to estimate losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in Ulster, Orange, and Sullivan Counties of New York State. In addition, various Federal and State regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination which may not be currently available to management.

     (c)  Securities Available for Sale and Investment Securities

          Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as investment securities and are stated at amortized cost. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and they are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, in a separate component of stockholders' equity. At June 30, 2003 (unaudited), and December 31, 2002 and 2001, the Company did not hold any securities considered to be trading securities.

          Nonmarketable equity securities, which include Federal Home Loan Bank Stock and Federal Reserve Bank Stock, are carried at cost since there is no readily available market value and are included with securities available for sale. These investments are required for membership.

          Gains and losses on the disposition of all securities are based on the adjusted cost of the specific security sold. The adjusted cost of each debt security sold is determined based on the stated cost adjusted for any amortization of premiums or accretion of discounts to the earlier of call or maturity date. Unrealized losses on securities that reflect a decline in value which is other than temporary, if any, are charged to income.

     (d)  Loans Receivable and Allowance for Loan Losses

          Loans are stated at the unpaid principal amount, net of the allowance for loan losses. Interest on loans is credited to income on an accrual basis based on the principal amount outstanding.

          Nonperforming loans include nonaccrual loans, loans which are contractually past due 90 days or more and still accruing interest and troubled debt restructurings. Generally, loans are placed on nonaccrual status, either due to the delinquency status of principal and/or interest payments, or a judgment by management that, although payments of principal and/or interest are current, such action is prudent. Loans are generally placed on nonaccrual status when principal and/or interest payments are contractually past due 90 days or more. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is generally reversed against current year interest income. Interest income on nonaccrual loans is recognized only if received, and if considered appropriate by management. Loans are removed from nonaccrual status when they become current as to principal and interest payments or when, in the opinion of management, the loans are expected to be fully collectible as to principal and interest.

                                       G-8                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



          Loans are considered impaired when it is probable that the borrower will not make principal and interest payments according to the original contractual terms of the loan agreement. Smaller balance, homogenous loans which are collectively evaluated such as consumer and residential mortgage loans, are specifically excluded from the classification of impaired loans unless such loans are restructured in a troubled debt restructuring. Impaired loans are generally included in nonperforming loans, as nonaccrual commercial-type loans.

          Impairment is measured based on the present value of the expected future cash flows, discounted at the loan's effective interest rate, or on the underlying value of collateral for collateral dependent loans. The impaired loan's carrying value in excess of expected cash flows or collateral value is specifically reserved for or is charged to the allowance for loan losses. The Company's impaired loans are generally collateral dependent. The Company considers estimated costs to sell, on a discounted basis, when determining the fair value of collateral in the measurement of impairment if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loans.

          The allowance for loan losses represents the amount of probable losses inherent in the loan portfolio. Additions are made to the allowance through periodic provisions, which are charged to expense. All losses of principal are charged to the allowance when incurred or when a determination is made that a loss is expected. Subsequent recoveries, if any, are credited to the allowance.

          The adequacy of the allowance for loan losses is determined through a quarterly review of outstanding loans. The impact of economic conditions on the creditworthiness of the borrowers is considered, as well as loan loss experience, changes in the composition and volume of the loan portfolio, and management's assessment of the risks inherent in the loan portfolio. These and other factors are considered in assessing the overall adequacy of the allowance for loan losses and the related provisions for loan losses.

     (e)  Premises, Equipment, and Leasehold Improvements

          The Company's premises, equipment, and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the terms of the related leases or the useful lives of the assets. Occupancy expense includes repairs and maintenance and all other expenses related to the operation of the premises.

     (f)  Other Real Estate Owned

          Other real estate owned, representing properties acquired in settlement of loans, is recorded on an individual asset basis at the lower of cost (defined as the fair value at foreclosure or repossession) or the fair value of the asset acquired less an estimate of the costs to sell the property. Fair value of other real estate owned is generally determined through independent appraisals. At the time of foreclosure, the excess, if any, of the loan value over the fair value of the asset received is charged to the allowance for loan losses. Subsequent declines in the fair value of such assets, or increases in the estimated costs to sell the properties and net operating expenses of such assets, are charged directly to other expenses.

                                       G-9                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



     (g)  Income Taxes

          Income taxes are provided on income reported in the consolidated statements of income regardless of when such taxes are payable. Deferred taxes result from the recognition of certain income and expense items in different time periods for financial statement and tax return purposes.

          Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date. Deferred tax assets are reduced by a valuation reserve if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

     (h)  Cash and Cash Equivalents

          The Company includes cash, due from banks and federal funds sold as cash and cash equivalents for the consolidated statements of cash flows.

     (i)  Financial Instruments

          The Company is a party to certain financial instruments with off-balance sheet risk such as commitments to extend credit, unused lines of credit, and standby and commercial letters of credit. The Company's policy is to record such instruments when funded.

     (j)  Earnings Per Share

          Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. The Company has a simple capital structure with no dilutive or potentially dilutive securities outstanding during the six month periods ended June 30, 2003 and 2002 (unaudited), and the years ended December 31, 2002, 2001, and 2000. The weighted average number of shares outstanding for both basic and diluted earnings per share calculations was 15,088, 14,909, and 14,873, in the years ended December 31, 2002, 2001, and 2000, respectively. The weighted average number of shares outstanding for both basic and diluted earnings per share calculations was 15,227 (unaudited) and 15,051 (unaudited), in the six month periods ended June 30, 2003 and 2002, respectively.

     (k)  Use of Estimates

          The preparation of the consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (l)  Reclassifications

          Amounts in prior periods' consolidated financial statements are reclassified, whenever necessary, to conform to the current period's presentation.

                                      G-10                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



     (m)  Comprehensive Income

          Comprehensive income represents the sum of net income and items of other comprehensive income or loss, which are reported directly in stockholders' equity, net of tax, such as the changes in the net unrealized gain or loss on securities available for sale and minimum pension liability adjustments. Accumulated other comprehensive income or loss, which is a component of stockholders' equity, represents the net unrealized gain or loss on securities available for sale, net of tax and the additional minimum pension liability, reduced by the related intangible asset, net of tax.

     (n)  Recent Accounting Pronouncements

          In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 141, Business Combinations, which requires that all business combinations be accounted for under the purchase method. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. The adoption of this pronouncement did not have any effect on the Company's consolidated financial statements.

          In July 2001, the FASB also issued SFAS No. 142, Goodwill and Other Intangible Assets, which requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The Company adopted this statement effective January 1, 2002. The adoption of this pronouncement did not have any effect on the Company's consolidated financial statements.

          In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier application is permitted. The Company does not expect the adoption of this pronouncement to have a material effect on its consolidated financial statements.

          In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This statement also supersedes the accounting and reporting provisions of Accounting Principles Board (APB) Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company adopted the provisions of SFAS No. 144 effective January 1, 2002. The adoption of this pronouncement did not have a material effect on the Company's consolidated financial statements.

                                      G-11                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



          In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). This statement is effective for exit or disposal activities initiated after December 31, 2002. The Company will review the impact of applying this standard to any exit or disposal activities initiated after December 31, 2002.

          In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions. This statement amends SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, SFAS No. 144, and FASB Interpretation No. 9. Except for transactions between two or more mutual enterprises, this statement removes acquisitions of financial institutions from the scope of both SFAS No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. In addition, this statement amends SFAS No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions. The provisions of this statement are to be applied retroactively to January 1, 2002 and are effective after September 30, 2002. The adoption of this pronouncement did not have any effect on the Company's consolidated financial statements.

          In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. This interpretation provides guidance on how to identify variable interest entities and how to determine whether or not those entities should be consolidated. The interpretation requires the primary beneficiaries of variable interest entities to consolidate the variable interest entities if they are subject to a majority of the risk of loss or are entitled to receive a majority of the residual returns. It also requires that both the primary beneficiary and all other enterprises with a significant variable interest in a variable interest entity make certain disclosures. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The provisions of FIN No. 46 are not expected to have a material effect on the Company's consolidated financial statements.

          In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments and hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement is effective for contracts entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003. The Company does not expect the adoption of this pronouncement to have a material effect on its consolidated financial statements.

          In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for how an issuer clarifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period after June 15, 2003. The Company does not expect the adoption of this pronouncement to have a material effect on its consolidated financial statements.

                                      G-12                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



(2)  Cash and Cash Equivalents

     The Bank is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement, included in cash and due from banks (non-interest bearing), was approximately $6.8 million (unaudited), $6.4 million, and $5.3 million at June 30, 2003, December 31, 2002, and December 31, 2001, respectively.

(3)   Securities Available for Sale

     The amortized cost and estimated fair value of securities available for sale are as follows (in thousands):

                                                             June 30, 2003
                                           -------------------------------------------------
                                                           Gross        Gross
                                           Amortized    unrealized   unrealized   Estimated
                                              cost         gains       losses     fair value
                                           ----------   ----------   ----------   ----------
                                                              (Unaudited)
     U.S. Treasury securities and
        obligations of U.S. government
        corporations and agencies          $   78,597        1,003           --       79,600
     Mortgage-backed securities                 7,601          349           --        7,950
     Obligations of states and political
        subdivisions                           15,904          983           --       16,887
     Debt securities issued by foreign
        governments                               390           10           --          400
                                           ----------   ----------   ----------   ----------
                 Total debt securities        102,492        2,345           --      104,837

     Nonmarketable equity securities              497           --           --          497
                                           ----------   ----------   ----------   ----------
                 Total                     $  102,989        2,345           --      105,334
                                           ==========   ==========   ==========   ==========

                                                           December 31, 2002
                                           -------------------------------------------------
                                                           Gross        Gross
                                           Amortized    unrealized   unrealized   Estimated
                                              cost         gains       losses     fair value
                                           ----------   ----------   ----------   ----------
     U.S. Treasury securities and
        obligations of U.S. government
        corporations and agencies          $   64,264        1,114           --       65,378
     Mortgage-backed securities                11,288          517           --       11,805
     Obligations of states and political
        subdivisions                           13,991          543           (8)      14,526
     Debt securities issued by foreign
        governments                               390            4           --          394
                                           ----------   ----------   ----------   ----------
                 Total debt securities         89,933        2,178           (8)      92,103

     Nonmarketable equity securities              497           --           --          497
                                           ----------   ----------   ----------   ----------
                 Total                     $   90,430        2,178           (8)      92,600
                                           ==========   ==========   ==========   ==========

                                      G-13                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



                                                           December 31, 2001
                                           -------------------------------------------------
                                                           Gross        Gross
                                           Amortized    unrealized   unrealized   Estimated
                                              cost         gains       losses     fair value
                                           ----------   ----------   ----------   ----------
     U.S. Treasury securities and
        obligations of U.S. government
        corporations and agencies          $   56,553          457         (379)      56,631
     Mortgage-backed securities                15,778          223          (27)      15,974
     Obligations of states and political
        subdivisions                           13,646          176         (171)      13,651
     Debt securities issued by foreign
        governments                               440           --           --          440
                                           ----------   ----------   ----------   ----------
                 Total debt securities         86,417          856         (577)      86,696

     Nonmarketable equity securities              448           --           --          448
                                           ----------   ----------   ----------   ----------
                 Total                     $   86,865          856         (577)      87,144
                                           ==========   ==========   ==========   ==========

     The amortized cost and estimated fair value (in thousands) of debt securities available for sale, by contractual maturity, are shown below (mortgage-backed securities are included by final contractual maturity). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                June 30, 2003           December 31, 2002
                                           -----------------------   -----------------------
                                           Amortized    Estimated    Amortized    Estimated
                                              cost      fair value      cost      fair value
                                           ----------   ----------   ----------   ----------
                                                 (Unaudited)
     Due in one year or less               $      972          989        1,381        1,397
     Due after one year through
        five years                              3,243        3,393       11,203       11,362
     Due after five years through
        ten years                              50,810       51,316       34,000       34,224
     Due after ten years                       47,467       49,139       43,349       45,120
                                           ----------   ----------   ----------   ----------
                 Total                     $  102,492      104,837       89,933       92,103
                                           ==========   ==========   ==========   ==========

     During the year ended December 31, 2001, proceeds from sales of securities available for sale totaled approximately $7,990,000, with no gross gains or losses. There were no sales of securities available for sale during the years ended December 31, 2002 and 2000. During the six month period ended June 30, 2003, proceeds from sales of securities available for sale totaled approximately $6,022,000 (unaudited), with gross gains of approximately $22,000 (unaudited) and no gross losses (unaudited). There were no sales of securities available for sale during the six month period ended June 30, 2002 (unaudited).

     The amortized cost of securities available for sale pledged to secure public funds on deposit, as required by law, or for other purposes amounted to approximately $28.8 million (unaudited), $37.2 million, and $32.4 million at June 30, 2003, December 31, 2002, and December 31, 2001, respectively.

                                      G-14                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



(4)  Investment Securities

     The amortized cost and estimated fair value of investment securities are as follows (in thousands):

                                                             June 30, 2003
                                           -------------------------------------------------
                                                           Gross        Gross
                                           Amortized    unrealized   unrealized   Estimated
                                              cost         gains       losses     fair value
                                           ----------   ----------   ----------   ----------
                                                              (Unaudited)
     Obligations of states and political
        subdivisions                       $    4,604          337           --        4,941
     Debt securities issued by foreign
        governments                                42            7           --           49
                                           ----------   ----------   ----------   ----------
                 Total                     $    4,646          344           --        4,990
                                           ==========   ==========   ==========   ==========

                                                           December 31, 2002
                                           -------------------------------------------------
                                                           Gross        Gross
                                           Amortized    unrealized   unrealized   Estimated
                                              cost         gains       losses     fair value
                                           ----------   ----------   ----------   ----------
     U.S. Treasury securities and
        obligations of U.S. government
        corporations and agencies          $    1,702           10           --        1,712
     Obligations of states and political
        subdivisions                            5,538          321           --        5,859
     Debt securities issued by foreign
        governments                                40            3           --           43
                                           ----------   ----------   ----------   ----------
                 Total                     $    7,280          334           --        7,614
                                           ==========   ==========   ==========   ==========


                                                           December 31, 2001
                                           -------------------------------------------------
                                                           Gross        Gross
                                           Amortized    unrealized   unrealized   Estimated
                                              cost         gains       losses     fair value
                                           ----------   ----------   ----------   ----------
     U.S. Treasury securities and
        obligations of U.S. government
        corporations and agencies          $    2,310            1          (39)       2,272
     Obligations of states and political
        subdivisions                            6,480          240           --        6,720
     Debt securities issued by foreign
        governments                                37           --           --           37
                                           ----------   ----------   ----------   ----------
                 Total                     $    8,827          241          (39)       9,029
                                           ==========   ==========   ==========   ==========

                                      G-15                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



     The amortized cost and estimated fair value (in thousands) of debt securities held to maturity, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                June 30, 2003           December 31, 2002
                                           -----------------------   -----------------------
                                           Amortized    Estimated    Amortized    Estimated
                                              cost      fair value      cost      fair value
                                           ----------   ----------   ----------   ----------
                                                 (Unaudited)
     Due in one year or less               $    1,882        1,918        1,459        1,484
     Due after one year through
        five years                              2,211        2,399        3,413        3,631
     Due after five years through
        ten years                                 435          526          588          652
     Due after ten years                          118          147        1,820        1,847
                                           ----------   ----------   ----------   ----------
                 Total                     $    4,646        4,990        7,280        7,614
                                           ==========   ==========   ==========   ==========

     The amortized cost of investment securities pledged to secure public funds on deposit, as required by law, or for other purposes amounted to approximately $2.1 million (unaudited), $5.6 million, and $7.0 million at June 30, 2003, December 31, 2002, and December 31, 2001, respectively.

(5)  Loans Receivable, Net

     Loans receivable consisted of the following (in thousands):


                                                             December 31,
                                          June 30,     ------------------------
                                            2003          2002          2001
                                         ----------    ----------    ----------
                                         (Unaudited)

     Loans secured by real estate:
          Residential                    $   26,039        28,539        26,311
          Commercial                         97,093        88,284        66,888
          Construction                        9,342         5,744         9,497
                                         ----------    ----------    ----------
               Total real estate loans      132,474       122,567       102,696
                                         ----------    ----------    ----------
     Commercial business loans               40,026        33,995        29,898
                                         ----------    ----------    ----------
     Home equity lines of credit              8,296         7,051         5,141
     Other consumer loans                    21,500        21,021        20,960
                                         ----------    ----------    ----------
               Total consumer loans          29,796        28,072        26,101
                                         ----------    ----------    ----------
               Total gross loans            202,296       184,634       158,695
     Less : Allowance for loan losses        (2,538)       (2,314)       (1,928)
                                         ----------    ----------    ----------
               Net loans                 $  199,758       182,320       156,767
                                         ==========    ==========    ==========

                                      G-16                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



     A summary of transactions in the allowance for loan losses for the periods indicated are as follows (in thousands):

                                          Six months ended June 30,           Year ended December 31,
                                          ------------------------    --------------------------------------
                                             2003          2002          2002          2001          2000
                                          ----------    ----------    ----------    ----------    ----------
                                                 (Unaudited)

     Balance, beginning of period         $    2,314         1,928         1,928         1,656         1,371
     Provision for loan losses                   268           370           580         1,100           500
     Recoveries of previous charge-offs           15            53            84           157            33
     Loans charged-off                           (59)         (194)         (278)         (985)         (248)
                                          ----------    ----------    ----------    ----------    ----------

     Balance, end of period               $    2,538         2,157         2,314         1,928         1,656
                                          ==========    ==========    ==========    ==========    ==========

     Nonperforming loans are as follows (in thousands):

                                                                   December 31,
                                           June 30,    ------------------------------------
                                             2003         2002         2001         2000
                                          ----------   ----------   ----------   ----------
                                          (Unaudited)
     Loans on nonaccrual status           $      478          786          269          844
     Loans past due 90 days or more and
        still on an accrual basis                119           97           25          140
                                          ----------   ----------   ----------   ----------

                 Total nonperforming
                    loans                 $      597          883          294          984
                                          ==========   ==========   ==========   ==========

     There are no commitments to extend further credit on the nonperforming loans. Reduction in interest income from the above nonperforming loans is as follows (in thousands):

                                          Six months ended June 30,           Year ended December 31,
                                          ------------------------    --------------------------------------
                                             2003          2002          2002          2001          2000
                                          ----------    ----------    ----------    ----------    ----------
                                                 (Unaudited)
     Originally contracted interest       $       32            23            78            28            25
     Recorded interest                             5             4            29            --            --
                                          ----------    ----------    ----------    ----------    ----------
                 Reduction in
                    interest income       $       27            19            49            28            25
                                          ==========    ==========    ==========    ==========    ==========

                                      G-17                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



     The recorded investment in loans that are considered to be impaired totaled approximately $391,000 (unaudited), $468,000, and $77,000 at June 30, 2003,
     December 31, 2002, and December 31, 2001, respectively. The related allowance for loan losses on impaired loans was approximately $13,000 (unaudited), $9,000, and $13,000 at June 30, 2003, December 31, 2002, and
     December 31, 2001, respectively. Included in total impaired loans was approximately $292,000 (unaudited), $357,000, and $41,000 of impaired loans that, as a result of charge-offs or the adequacy of collateral values, did not require an allowance for loan losses at June 30, 2003, December 31, 2002, and December 31, 2001, respectively. During the years ended December 31, 2002, 2001, and 2000, the average balance of impaired loans was approximately $477,000, $588,000, and $35,000, respectively. During the six month periods ended June 30, 2003 and 2002, the average balance of impaired loans was approximately $429,000 (unaudited) and $153,000 (unaudited), respectively. Interest income collected on impaired loans during the years ended December 31, 2002, 2001, and 2000 was approximately $17,000, $0, and $0, respectively. There was no interest income collected on impaired loans during the six month periods ended June 30, 2003 and 2002 (unaudited).

     Certain directors, executive officers, and principal stockholders of the Bank are also customers and had other transactions with the Bank in the ordinary course of business. Such loans were made in the ordinary course of business at the Bank's normal credit terms, including interest rate, and collateralization, and do not represent more than a normal risk of collection. The aggregate of such loans to these persons, their immediate families and the companies in which they are principal owners totaled approximately $2,967,000 (unaudited), $2,812,000, and $3,866,000 at June
     30, 2003, December 31, 2002, and December 31, 2001, respectively. Advances and repayments on these loans amounted to approximately $1,689,000 and $2,743,000, respectively, for the year ended December 31, 2002. Advances and repayments on these loans amounted to approximately $1,345,000 (unaudited) and $1,190,000 (unaudited), respectively, for the six months ended June 30, 2003.

                                      G-18                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



(6)  Premises, Equipment, and Leasehold Improvements

     Bank premises, equipment, and leasehold improvements at cost less accumulated depreciation and amortization at the dates indicated are as follows (in thousands):

                                                            December 31,
                                          June 30,    -----------------------
                                            2003         2002         2001
                                         ----------   ----------   ----------
                                         (Unaudited)

     Land                                $      517          513          481
     Buildings                                6,515        6,515        6,502
     Fixtures and equipment                   4,904        4,474        3,704
     Leasehold improvements                     268          268          268
                                         ----------   ----------   ----------
                                             12,204       11,770       10,955

     Less accumulated depreciation and
        amortization                          5,763        5,444        4,917
                                         ----------   ----------   ----------
                                         $    6,441        6,326        6,038
                                         ==========   ==========   ==========

     Depreciation and amortization expense on premises, equipment, and leasehold improvements aggregated approximately $527,000, $437,000, and $425,000 for the years ended December 31, 2002, 2001, and 2000, respectively. Depreciation and amortization expense on premises, equipment, and leasehold improvements aggregated approximately $319,000 (unaudited) and $253,000 (unaudited) for the six month periods ended June 30, 2003 and 2002, respectively.

(7)  Pension and Profit Sharing Plans

     The Company has a contributory defined-benefit pension plan covering substantially all employees meeting certain eligibility requirements which provides benefits upon reaching normal retirement age of 65 and five years of service. The normal retirement benefit is 2.75% of average monthly earnings multiplied by years of benefit service up to 15 years. Employees who participate contribute 2% of their earnings. Early retirement is available upon attainment of age 55.

                                      G-19                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



     The following is a summary of changes in the projected benefit obligation and plan assets for the pension plan, and a reconciliation of the plan's funded status to the net amount recognized in the consolidated statements of financial condition (in thousands):

                                                                 December 31,
                                                           ------------------------
                                                              2002          2001
                                                           ----------    ----------
     Change in projected benefit obligation:
        Beginning of year                                  $    6,152         5,454
        Service cost                                              287           228
        Interest cost                                             456           390
        Participant contributions                                  74            68
        Plan amendment                                            101            --
        Actuarial loss (gain)                                     373          (144)
        Change in actuarial assumptions                           256           368
        Benefits paid                                            (215)         (212)
                                                           ----------    ----------
        End of year                                             7,484         6,152
                                                           ----------    ----------

     Change in fair value of plan assets:
        Beginning of year                                       5,419         5,341
        Actual (loss) return on plan assets                       (94)           19
        Employer contributions                                     --           226
        Change in plan assets                                      11            --
        Participant contributions                                  74            68
        Benefits paid and plan expenses                          (231)         (235)
                                                           ----------    ----------
        End of year                                             5,179         5,419
                                                           ----------    ----------

     Funding deficiency at end of year                         (2,305)         (733)
        Unamortized net transition obligation                      28            33
        Unrecognized net actuarial loss                         2,249         1,106
        Unamortized prior service cost                            334           269
                                                           ----------    ----------
                 Net amount recognized                     $      306           675
                                                           ==========    ==========

     Amounts recognized in the consolidated statement of
        financial condition consist of:
           Prepaid benefit cost                            $       --           675
           Accrued benefit liability                             (973)           --
           Intangible asset                                       362            --
           Reduction in accumulated other comprehensive
              income, pre-tax                                     917            --
                                                           ----------    ----------
                 Net amount recognized                     $      306           675
                                                           ==========    ==========

     The accumulated benefit obligation related to the plan was approximately $6,152,000 and $5,042,000 at December 31, 2002 and 2001, respectively.

                                      G-20                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



     The components of net periodic pension expense for the years ended December 31, 2002, 2001, and 2000 were as follows (in thousands):

                                                   2002          2001          2000
                                                ----------    ----------    ----------
     Service cost                               $      287           228           211
     Interest cost                                     456           390           370
     Expected return on plan assets                   (469)         (455)         (430)
     Amortization of prior service cost                 35            24            24
     Amortization of transition asset                    5             5             5
     Recognized net actuarial loss                      54            --            --
                                                ----------    ----------    ----------
                 Net periodic pension expense   $      368           192           180
                                                ==========    ==========    ==========

     The weighted average discount rate utilized in determining the actuarial present value of the projected benefit obligations was 6.5%, 7.0%, and 7.5%, at December 31, 2002, 2001, and 2000, respectively. The rate of increase in future compensation levels was 4.0% at December 31, 2002, 2001, and 2000, and the expected long-term rate of return on assets was 8.5% at December 31, 2002, 2001, and 2000.

     All eligible employees of the Company are also covered by a noncontributory profit sharing plan. The amount of the contribution is determined annually at the discretion of the Company's board of directors. Total profit sharing expense for the years ended December 31, 2002, 2001, and 2000 amounted to approximately $283,000, $248,000, and $227,000, respectively. Total profit sharing expense for the six month periods ended June 30, 2003 and 2002 amounted to approximately $144,000 (unaudited) and $156,000 (unaudited), respectively.

(8)  Income Taxes

     The components of income tax expense for the periods indicated are as follows (in thousands):

                                      Six months ended June 30,          Year ended December 31,
                                      ------------------------    -------------------------------------
                                         2003          2002          2002          2001         2000
                                      ----------    ----------    ----------    ----------   ----------
                                            (Unaudited)

     Current tax expense:
        Federal                       $      949           822         1,652         1,204        1,122
        State                                267           251           496           380          376
                                      ----------    ----------    ----------    ----------   ----------
                 Total current tax
                    expense                1,216         1,073         2,148         1,584        1,498

     Deferred tax (benefit) expense         (220)         (155)         (162)            6          (36)
                                      ----------    ----------    ----------    ----------   ----------
                 Total income tax
                    expense           $      996           918         1,986         1,590        1,462
                                      ==========    ==========    ==========    ==========   ==========

                                      G-21                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



     The total provision for income taxes differed from the amount computed by applying the U.S. Federal income tax rate to income before income taxes. The reasons for these differences for the periods indicated were as follows (dollars in thousands):

                                                              Six months ended June 30,
                                              ---------------------------------------------------------
                                                         2003                           2002
                                              --------------------------     --------------------------
                                                 Amount      % of pretax        Amount      % of pretax
                                              -----------    -----------     -----------    -----------
                                                                     (Unaudited)

     Tax expense at statutory rate            $       928           34.0%    $       917           34.0%
     Tax exempt municipal bond income                (165)          (6.0)           (163)          (6.1)
     State and local income tax, net of
        Federal tax benefit                           141            5.2             139            5.1
     Interest expense disallowed as a
        result of carrying tax free bonds               8            0.3              11            0.4
     Non-deductible merger related expenses            73            2.7              --             --
     Other                                             11            0.3              14            0.6
                                              -----------    -----------     -----------    -----------
                 Total income tax
                    expense                   $       996           36.5%    $       918           34.0%
                                              ===========    ===========     ===========    ===========


                                                                            Year ended December 31,
                                           ----------------------------------------------------------------------------------------
                                                      2002                           2001                           2000
                                           --------------------------     --------------------------     --------------------------
                                              Amount      % of pretax        Amount      % of pretax        Amount      % of pretax
                                           -----------    -----------     -----------    -----------     -----------    -----------

     Tax expense at statutory rate         $     1,968           34.0%    $     1,562           34.0%    $     1,429           34.0%
     Tax exempt municipal bond income             (321)          (5.5)           (267)          (5.8)           (239)          (5.7)
     State and local income tax, net of
        Federal tax benefit                        297            5.1             263            5.7             243            5.8
     Interest expense disallowed as a
        result of carrying tax free bonds           20            0.3              30            0.6              26            0.6
     Other                                          22            0.4               2            0.1               3            0.1
                                           -----------    -----------     -----------    -----------     -----------    -----------

                 Total income tax
                    expense                $     1,986           34.3%    $     1,590           34.6%    $     1,462           34.8%
                                           ===========    ===========     ===========    ===========     ===========    ===========

                                      G-22                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

                                                                      December 31,
                                                   June 30,     ------------------------
                                                     2003          2002          2001
                                                  ----------    ----------    ----------
                                                  (Unaudited)

     Gross deferred tax asset:
        Differences in reporting the provision
           for losses and loan charge offs        $      793           705           515
        Accrued donations                                  8             8             7
        Deferred directors compensation                  129            82            24
                                                  ----------    ----------    ----------
                 Total gross deferred tax asset          930           795           546
                                                  ----------    ----------    ----------

     Gross deferred tax liabilities:
        Depreciation                                     448           428           320
        Pension                                          127           232           262
        Prepaid items                                     89            89            80
                                                  ----------    ----------    ----------
                 Total gross deferred tax
                    liabilities                          664           749           662
                                                  ----------    ----------    ----------

     Net deferred tax asset (liability) at
        end of year                                      266            46          (116)
     Net deferred tax asset (liability) at
        beginning of year                                 46          (116)         (110)
                                                  ----------    ----------    ----------
                 Deferred tax (benefit)
                    expense                       $     (220)         (162)            6
                                                  ==========    ==========    ==========

     In addition to the deferred tax amounts described above, the Company had deferred tax liabilities of approximately $914,000 (unaudited), $845,000, and $108,000 related to the net unrealized gains and losses on securities available for sale at June 30, 2003, December 31, 2002, and December 31, 2001, respectively. The Company also had a deferred tax asset of approximately $357,000 related to an additional minimum pension liability reduced by the related intangible asset at June 30, 2003 (unaudited) and December 31, 2002.

     In determining whether a deferred tax asset valuation allowance is necessary, the Company considers the nature and timing of the deferred tax items, the amount of available open tax carrybacks and estimates of future taxable income. No valuation allowance was considered necessary at June 30, 2003 (unaudited), December 31, 2002, and December 31, 2001.

                                      G-23                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



(9)  Certificates of Deposit and Individual Retirement Accounts

     The Bank had approximately $41,488,000 (unaudited), $41,419,000, and $40,913,000 of certificates of deposit and individual retirement accounts of $100,000 or more at June 30, 2003, December 31, 2002, and December 31, 2001, respectively. The scheduled maturities of total certificates of deposit and individual retirement accounts were as follows (in thousands):

                                                  June 30,     December 31,
                                                    2003           2002
                                                ------------   ------------
                                                 (Unaudited)

     Less than one year                         $     88,977         74,726
     Years one through three                          10,869         22,620
     Years three through five                            504            320
                                                ------------   ------------
                                                $    100,350         97,666
                                                ============   ============

     Certain executive officers and directors of the Company, as well as certain affiliates of these officers and directors' were customers of and had deposit balances with the Company in the ordinary course of business. The aggregate of such deposit relationships was approximately $6.8 million (unaudited), $7.2 million, and $4.5 million as of June 30, 2003, December 31, 2002, and December 31, 2001, respectively.

(10) Commitments and Contingent Liabilities

     (a)  Off-Balance Sheet Financing and Concentrations of Credit

          The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, unused lines of credit, and standby and commercial letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

          The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit, unused lines of credit, and standby and commercial letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

                                      G-24                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



          Financial instruments with off-balance sheet risk are as follow (in thousands):

                                                                        December 31,
                                                      June 30,    -----------------------
                                                        2003         2002         2001
                                                     ----------   ----------   ----------
                                                     (Unaudited)

          Financial instruments whose contract
             amounts represent credit risk:
                Commitments to originate loans       $   36,842       17,913       15,525
                Unused lines of credit                   29,611       30,504       26,760
                Standby and commercial letters
                   of credit                              3,392        1,958        2,119
                                                     ----------   ----------   ----------
                                                     $   69,845       50,375       44,404
                                                     ==========   ==========   ==========

          Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower.

          Standby and commercial letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party. The credit risk involved in issuing these instruments is essentially the same as that involved in extending loans to customers. Since a portion of these instruments will expire unused, the total amounts do not necessarily represent future cash requirements.

          The Bank has available lines of credit with correspondent banks of $34.7 million (unaudited), $34.7 million, and $29.6 million at June 30, 2003, December 31, 2002, and December 31, 2001, respectively. Advances on these lines are secured by the Bank's real estate mortgages, investment securities, and securities available for sale. There were no advances on these lines of credit at June 30, 2003 (unaudited), December 31, 2002, and December 31, 2001.

          In November 2002, the FASB issued FASB Interpretation No. 45 (FIN No.
          45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others; an Interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34. FIN No. 45 requires certain new disclosures and potential liability-recognition for the fair value at issuance of guarantees that fall within its scope. Under FIN No. 45, the Company does not issue any guarantees that would require liability-recognition or disclosure, other than its standby letters of credit.

                                      G-25                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



          The Company has issued conditional commitments in the form of standby letters of credit to guarantee payment on behalf of a customer and guarantee the performance of a customer to a third party. Standby letters of credit generally arise in connection with lending relationships. The credit risk involved in issuing these instruments is essentially the same as that involved in extending loans to customers. Contingent obligations under standby letters of credit totaled approximately $3,165,000 (unaudited) at June 30, 2003 and $1,803,000 at December 31, 2002 and represent the maximum potential future payments the Company could be required to make. Typically, these instruments have terms of twelve months or less and expire unused; therefore, the total amounts do not necessarily represent future cash requirements. Each customer is evaluated individually for creditworthiness under the same underwriting standards used for commitments to extend credit and on-balance sheet instruments. Company policies governing loan collateral apply to standby letters of credit at the time of credit extension. Loan-to-value ratios are generally consistent with loan-to-value requirements for other commercial loans secured by similar types of collateral. The fair value of the Company's standby letters of credit at June 30, 2003 (unaudited) and December 31, 2002 was insignificant.

     (b)  Leases

          The Company leases certain branches, office space, and equipment under leases classified as operating leases. Minimum rental commitments under noncancelable operating leases with initial or remaining terms of one year or more are as follows (in thousands):

                                                            June 30,     December 31,
                                                              2003           2002
                                                          ------------   ------------
                                                           (Unaudited)
          Due in one year or less                         $        126            128
          Due after one year through two years                     105            122
          Due after two years through three years                   23             69
                                                          ------------   ------------
                      Total                               $        254            319
                                                          ============   ============

          Rent expense was approximately $131,000, $117,000, and $111,000 for the years ended December 31, 2002, 2001, and 2000, respectively. Rent expense was approximately $73,000 (unaudited) and $63,000 (unaudited) for the six month periods ended June 30, 2003 and 2002, respectively.

     (c)  Litigation

          E.N.B. Holding Company, Inc. and its subsidiaries may, from time to time, be defendants in legal proceedings relating to the conduct of their business. In the best judgment of management, the consolidated financial position of E.N.B. Holding Company, Inc. and its subsidiaries will not be affected materially by the outcome of any pending legal proceedings or other contingent liabilities and commitments.

                                      G-26                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



(11) Fair Values

     SFAS No. 107, Disclosures about Fair Value of Financial Instruments (SFAS No. 107), requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information, and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax assets and liabilities and premises, equipment and leasehold improvements. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates of fair value under SFAS No. 107. In addition, there are significant intangible assets that SFAS No. 107 does not recognize, such as the value of "core deposits", the Bank's branch network and other items generally referred to as "goodwill".

     The following summarizes the estimated fair value of financial instruments with comparisons to carrying amounts (in thousands):

                                                                                       December 31,
                                                                    -------------------------------------------------
                                               June 30, 2003                  2002                      2001
                                          -----------------------   -----------------------   -----------------------
                                           Carrying     Estimated    Carrying     Estimated    Carrying     Estimated
                                            amount     fair value     amount     fair value     amount     fair value
                                          ----------   ----------   ----------   ----------   ----------   ----------
                                                (Unaudited)

     Financial assets:
        Cash and due from banks           $   14,775       14,775       15,366       15,366       14,557       14,557
        Federal funds sold                     7,300        7,300        3,400        3,400        5,000        5,000
        Securities available for sale        105,334      105,334       92,600       92,600       87,144       87,144
        Investment securities                  4,646        4,990        7,280        7,614        8,827        9,029
        Net loans                            199,758      213,014      182,320      190,372      156,767      160,809
        Accrued interest receivable            1,769        1,769        1,601        1,601        1,739        1,739

                                      G-27                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



                                                                                       December 31,
                                                                    -------------------------------------------------
                                               June 30, 2003                  2002                      2001
                                          -----------------------   -----------------------   -----------------------
                                           Carrying     Estimated    Carrying     Estimated    Carrying     Estimated
                                            amount     fair value     amount     fair value     amount     fair value
                                          ----------   ----------   ----------   ----------   ----------   ----------
                                                (Unaudited)

     Financial liabilities:
        Deposits:
           Demand                         $   76,906       76,906       73,578       73,578       64,082       64,082
           Regular savings and NOW
              accounts                       118,991      118,991       98,992       98,992       89,770       89,770
           Money market deposit
              accounts                        11,451       11,451        7,640        7,640        9,274        9,274
           Certificates of deposit
              and individual retirement
              accounts                       100,350      101,576       97,666       99,023       91,445       92,593
                                          ----------   ----------   ----------   ----------   ----------   ----------
                 Total deposits              307,698      308,924      277,876      279,233      254,571      255,719

        Accrued interest payable                 522          522          416          416          429          429

     The specific estimation methods and assumptions used can have a substantial impact on the resulting fair values ascribed to financial instruments. Following is a brief summary of the significant methods and assumptions used in the above table.

     Securities

     The carrying amounts for short-term investment securities and short-term securities available for sale approximate fair value because they mature or reprice in 90 days or less. The fair value of longer-term securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instrument and the instruments being valued. See notes 3 and 4 for fair value information related to securities available for sale and investment securities, respectively.

     Loans

     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as real estate, commercial, and installment. Each loan category is further segregated into fixed-and adjustable-rate interest terms and by performing and nonperforrning categories. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the contractual term of the loans to maturity and repricing opportunities.

     Fair value for nonperforming loans is based on recent external appraisals or discounting of cash flows. Estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

                                      G-28                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



     Deposit Liabilities

     The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, regular savings, NOW accounts, and money market deposit accounts is estimated to be the amount payable on demand as of June 30, 2003 (unaudited), December 31, 2002 and December 31, 2001. The fair value of certificates of deposit and individual retirement accounts is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. These fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

     Other Financial Instruments

     The fair values of cash and due from banks, federal funds sold, accrued interest receivable, and accrued interest payable are estimated to approximate their carrying amounts at June 30, 2003 (unaudited), December 31, 2002, and December 31, 2001.

     Commitments to Extend Credit, and Standby and Commercial Letters of Credit

     The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby and commercial letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. Fees such as these are not a major part of the Company's business and management believes that the carrying amount approximates fair value.

(12) Other Non-Interest Expense

     Other non-interest expense is made up of the following components (in thousands):

                                        Six months ended June 30,              Year ended December 31,
                                        -------------------------     ----------------------------------------
                                           2003           2002           2002           2001           2000
                                        ----------     ----------     ----------     ----------     ----------
                                               (Unaudited)

     Professional and outside service
        fees                            $      381            392            768            609            505
     Advertising and public relations          167            153            324            305            309
     Postage                                    85             91            191            176            157
     Loan collection and other real
        estate owned expense                    71             93            152             68            255
     Other                                     572            486          1,081            891            951
                                        ----------     ----------     ----------     ----------     ----------
                                        $    1,276          1,215          2,516          2,049          2,177
                                        ==========     ==========     ==========     ==========     ==========

(13) Dividend Restrictions

     Under the National Bank Act, the approval of the Office of the Comptroller of the Currency (OCC) is required if dividends declared by the Bank in any year exceed the net profits of that year as defined, combined with the retained net profit for the two preceding years. At December 31, 2002, the Company's subsidiary bank could, without approval of the OCC, declare dividends aggregating approximately $7.3 million.

                                      G-29                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



(14) Regulatory Capital Requirements

     The OCC capital regulations require banks to maintain minimum levels of regulatory capital. Under the regulations in effect at June 30, 2003 (unaudited), December 31, 2002, and December 31, 2001, the Bank was required to maintain (i) a minimum leverage ratio of Tier 1 (core) capital to total adjusted average assets of 4.0%, and (ii) minimum ratios of Tier 1 capital and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. The Federal Reserve Board (FRB) has adopted similar requirements for the consolidated capital of bank holding companies.

     Under its prompt corrective action regulations, the OCC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized bank. Such actions could have direct material effect on an institution's financial statements. The regulations establish a framework for the classification of banks into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier 1 (Core) capital ratio of at least 5.0% (based on total adjusted average assets); a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based, capital ratio of at least 10.0%.

     The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about capital components, risk weightings, and other factors.

     Management believes that, as of June 30, 2003 (unaudited) and December 31, 2002 and 2001, the Company and the Bank met all capital adequacy requirements to which they are subject. Further, the most recent OCC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

                                      G-30                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



     The following is a summary of the actual capital amounts and ratios for the Bank and the company (on a consolidated basis):

                                                              Actual
                                                     -----------------------
                                                       Amount        Ratio
                                                     ----------   ----------
                                                      (Dollars in thousands)

     As of June 30, 2003 (unaudited):
        Tier 1 (core) Capital:
           Ellenville National Bank                  $   28,601         8.50%
           E.N.B. Holding Company, Inc.                  28,469         8.46
        Tier 1 Risk-Based Capital:
           Ellenville National Bank                      28,601        12.31
           E.N.B. Holding Company, Inc.                  28,469        12.25
        Total Risk-Based Capital:
           Ellenville National Bank                      31,139        13.40
           E.N.B. Holding Company, Inc.                  31,007        13.35

     As of December 31, 2002:
        Tier 1 (core) Capital:
           Ellenville National Bank                  $   26,789         8.61%
           E.N.B. Holding Company, Inc.                  26,857         8.63
        Tier 1 Risk-Based Capital:
           Ellenville National Bank                      26,789        12.96
           E.N.B. Holding Company, Inc.                  26,857        12.99
        Total Risk-Based Capital:
           Ellenville National Bank                      29,103        14.08
           E.N.B. Holding Company, Inc.                  29,171        14.11

     As of December 31, 2001:
        Tier 1 (core) Capital:
           Ellenville National Bank                  $   24,367         8.85%
           E.N.B. Holding Company, Inc.                  24,460         8.88
        Tier 1 Risk-Based Capital:
           Ellenville National Bank                      24,367        13.42
           E.N.B. Holding Company, Inc.                  24,460        13.47
        Total Risk-Based Capital:
           Ellenville National Bank                      26,295        14.48
           E.N.B. Holding Company, Inc.                  26,388        14.53

                                      G-31                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



(15) Parent Company Only Financial Statements

     The following information presents the financial position of E.N.B. Holding Company, Inc. (Parent Company) at June 30, 2003 (unaudited), December 31, 2002, and December 31, 2001, and the results of its operations and cash flows for the six months ended June 30, 2003 and 2002 (unaudited) and each of the years in the three-year period ended December 31, 2002.

     Condensed statements of financial condition (Parent Company only):

                                                                    December 31,
                                                  June 30,    -----------------------
                                                    2003         2002         2001
                                                 ----------   ----------   ----------
                                                 (Unaudited)
                                                            (In thousands)

     Assets:
        Cash                                     $       86        1,003          788
        Investment in subsidiaries                   30,032       28,115       24,538
                                                 ----------   ----------   ----------
                 Total assets                    $   30,118       29,118       25,326
                                                 ==========   ==========   ==========
     Liabilities and stockholders' equity:
        Accrued expenses and other liabilities   $      218          936          696
        Total stockholders' equity                   29,900       28,182       24,630
                                                 ----------   ----------   ----------
                 Total liabilities and
                    stockholders' equity         $   30,118       29,118       25,326
                                                 ==========   ==========   ==========

     Condensed statements of income (Parent Company only):

                                         Six months ended June 30,          Year ended December 31,
                                         ------------------------   --------------------------------------
                                            2003          2002         2002          2001          2000
                                         ----------    ----------   ----------    ----------    ----------
                                               (Unaudited)
                                                                  (In thousands)

     Revenues:
        Cash dividends from subsidiary   $      200            80          847           671           765
                                         ----------    ----------   ----------    ----------    ----------
     Expenses:
        Merger related expenses                 299            --           --            --            --
        Other expense                            17            18           39            40            37
                                         ----------    ----------   ----------    ----------    ----------
                                                316            18           39            40            37
                                         ----------    ----------   ----------    ----------    ----------

     Income tax benefit                         (39)           --          (13)          (13)          (12)
                                         ----------    ----------   ----------    ----------    ----------
                 Income (loss) before
                    equity in
                    undistributed
                    income of
                    subsidiaries                (77)           62          821           644           740
     Equity in undistributed income
        of subsidiaries                       1,810         1,718        2,982         2,360         2,000
                                         ----------    ----------   ----------    ----------    ----------
                 Net income              $    1,733         1,780        3,803         3,004         2,740
                                         ==========    ==========   ==========    ==========    ==========

                                      G-32                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



     Condensed statements of cash flows (Parent Company only):

                                              Six months ended June 30,           Year ended December 31,
                                              ------------------------    --------------------------------------
                                                 2003          2002          2002          2001          2000
                                              ----------    ----------    ----------    ----------    ----------
                                                     (Unaudited)
                                                                        (In thousands)

     Increase (decrease) in cash:
        Cash flows from operating
           activities:
              Net income                      $    1,733         1,780         3,803         3,004         2,740
              Adjustments to reconcile
                 net income to net cash
                 provided by operating
                 activities:
                    Increase (decrease)
                       in accrued
                       expenses and
                       other liabilities             195            --           (13)           12           (12)
                    Equity in
                       undistributed
                       earnings of
                       subsidiaries               (1,810)       (1,718)       (2,982)       (2,360)       (2,000)
                                              ----------    ----------    ----------    ----------    ----------
                          Net cash
                             provided by
                             operating
                             activities              118            62           808           656           728
                                              ----------    ----------    ----------    ----------    ----------
        Cash flows from financing
           activities:
              Dividends paid                      (1,035)         (781)         (903)         (894)         (832)
              (Purchase) sale of
                 treasury stock                       --            (3)          310           246            62
              Return of capital from
                 subsidiary                           --            --            --            75            --
                                              ----------    ----------    ----------    ----------    ----------
                          Net cash used in
                             financing
                             activities           (1,035)         (784)         (593)         (573)         (770)
                                              ----------    ----------    ----------    ----------    ----------
                          Net (decrease)
                             increase in
                             cash                   (917)         (722)          215            83           (42)
     Cash at beginning of period                   1,003           788           788           705           747
                                              ----------    ----------    ----------    ----------    ----------
     Cash at end of period                    $       86            66         1,003           788           705
                                              ==========    ==========    ==========    ==========    ==========

     Supplemental schedule of noncash
        investing and financing activities:
           (Decrease) increase in
              dividends payable               $     (914)         (661)          252             7            62

                                      G-33                           (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      (Data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)



(16) Subsequent Event (Unaudited)

     On July 2, 2003, Provident Bancorp, Inc. (Provident) announced that it had entered into a definitive merger agreement with the Company pursuant to which Provident will acquire all of the outstanding shares of common stock of the Company. holders of the Company's common stock will receive total consideration of $4,830 per share for each outstanding share of the Company's common stock. 50% of the consideration will be in shares of Provident's common stock and 50% will be in cash. It is expected that the aggregate purchase price of the company will be approximately $73.5 million. Among other things, the merger is contingent upon regulatory and shareholder approvals.

                                      G-34                           (Continued)

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         The discussion and analysis that follows focuses on the factors affecting our consolidated financial condition at June 30, 2003, December 31, 2002 and December 31, 2001 and our consolidated results of operations for the six months ended June 30, 2003 and 2002 and for the years ended December 31, 2002, 2001 and 2000. The consolidated financial statements and related notes appearing elsewhere in this prospectus should be read in conjunction with this review. The financial condition and results of operations reported at June 30, 2003 and for the six-month period ended June 30, 2003 are not necessarily indicative of the financial condition and results of operations at or for the year ending December 31, 2003.

General

         E.N.B. Holding Company, Inc. (the "Company") is a New York corporation that owns all of the outstanding stock of Ellenville National Bank. Ellenville National Bank is a national bank which conducts its business through nine branch offices and ten ATMs located in Ellenville, Kerhonkson, Blooming Grove Township, Chester, Middletown, Newburgh, Pine Bush, South Fallsburg and Woodridge, New York. The Company's business consists primarily of accepting deposits from customers and investing those deposits, together with funds generated from operations and borrowings, in commercial real estate loans, commercial business loans, consumer loans, residential real estate loans, and in available for sale and held to maturity investment securities.

         The Company's results of operations depend primarily on our net interest income, which is the difference between the interest income on our earning assets, such as loans and securities, and the interest expense paid on our deposits. Results of operations are also affected by non-interest income and expenses, the provision for loan losses and income tax expense. Non-interest income consists primarily of service charges on deposit accounts, other service charges, net gains or losses on securities transactions, and other income. Non-interest expenses consist primarily of salaries and wages, pension and other employee benefits, occupancy and equipment expenses, office supplies, merger related expenses and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Critical Accounting Policies

         Management of the Company considers the accounting policy relating to the allowance for loan losses to be a critical accounting policy, given the uncertainty in evaluating the level of the allowance required to cover credit losses inherent in the loan portfolio and the material effect that such judgments can have on the results of operations. The Company's policy on the allowance for loan losses is disclosed in note 1 to the consolidated financial statements. All accounting policies are important, and as such, the Company encourages the reader to review each of the policies included in note 1 to obtain a better understanding of how the Company's financial performance is reported.

Forward-Looking Statements

         The discussion and analysis that follows may contain forward-looking statements, which are based on assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project," or similar words. The Company's ability to predict results and the actual effect of future plans or strategies is uncertain. Factors which could have a material adverse effect on operation include, but are not limited to, changes in market interest rates, general economic conditions, laws or regulations, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market areas and accounting principles and guidelines. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including those described above, could affect the Company's financial performance and could cause the Company's actual results to differ materially from those anticipated or projected.

Comparison of Financial Condition at June 30, 2003 and December 31, 2002

         Total assets were $341.7 million at June 30, 2003, an increase of $31.5 million, or 10.1% from the $310.2 million at December 31, 2002. The increase was principally in loans receivable and securities available for sale. Funding for the overall increase in assets was provided by deposit growth.

         Cash and cash equivalents were $22.1 million at June 30, 2003, an increase of $3.3 million, or 17.6% from the $18.8 million at December 31, 2002. The increase was principally due to an increase in federal funds sold, as continued growth in core deposits was used to fund the Company's asset growth at June 30, 2003.

         Securities available for sale were $105.3 million at June 30, 2003, an increase of $12.7 million, or 13.8% from $92.6 million as of December 31, 2002. The majority of the increase was funded by the continued core deposit growth as described above. In addition, the increase is partially attributed to unrealized net holding gains of $175 thousand arising during the six month period ended June 30, 2003 as fair values increased in the declining interest rate environment. Investment securities held to maturity were $4.6 million at June 30, 2003, a decrease of $2.6 million, or 36.2% from $7.3 million as of December 31, 2002, due primarily to maturities and paydowns on these securities.

         Loans receivable were $202.3 million as of June 30, 2003, up $17.7 million, or 9.6% from $184.6 million as of December 31, 2002. The commercial loan portfolio, which includes commercial real estate, construction, and business loans, totaled $146.5 million representing 72.4% of total loans at June 30, 2003, up from $128.0 million or 69.3% of total loans as of December 31, 2002. The Company's overall loan growth was principally due to an $8.8 million increase in the commercial real estate portfolio from $88.3 million at December 31, 2002 to $97.1 million as of June 30, 2003. Commercial business loans also increased $6.0 million, or 17.7% to $40.0 million at June 30, 2003 from $34.0 million at December 31, 2002. In addition, construction loans also increased $3.6 million, or 62.6% to $9.3 million at June 30, 2003 from $5.7 million at December 31, 2002. This growth is the result of the Company's continued efforts to change its asset mix from lower yielding securities to higher yielding commercial loans by continuing its expansion into the Orange County market, as well as focusing on customer service along with competitive loan products and pricing.

         Residential mortgage loans decreased $2.5 million, or 8.8% to $26.0 million at June 30, 2003 from $28.5 million at December 31, 2002. Consumer loans, which consists of draw downs on home equity lines of credit and other consumer loans, increased $1.7 million, or 6.1% from $28.1 million at December 31, 2002 to $29.8 million at June 30, 2003. Other consumer loans consist primarily of new and used automobile loans.

         The Company maintains an allowance for loan losses that represents the amount of probable losses inherent in its loan portfolio. The Company establishes an allowance for loan losses based on an analysis of the risk in its loan portfolio including concentrations of credit, past loan loss experience, current economic conditions, the amount and composition of the loan portfolio, estimated fair value of underlying collateral, delinquencies, and other factors. The allowance for loan losses was $2.5 million or 1.25% of loans at June 30, 2003, as compared to $2.3 million or 1.25% of loans at December 31, 2002. Non-performing loans at June 30, 2003 were $597 thousand, or .30% of total loans, down $286 thousand or 32.4% from the $883 thousand or .48% of total loans at December 31, 2002. The allowance for loan losses provided 425.1% and 262.1% coverage of non-performing loans at June 30, 2003 and December 31, 2002, respectively.

         Deposits continue to be the Company's source of funding. Core deposits, which include demand, regular savings, NOW and money market accounts, represent 67.4% of total deposits at June 30, 2003, up from 64.9% as of December 31, 2002. Total deposits were $307.7 million as of June 30, 2003, up $29.8 million, or 10.7% from $277.9 million as of December 31, 2002. The Company's overall deposit growth was due to a $3.3 million increase in demand deposits, a $20.0 million increase in regular savings and NOW account balances, a $3.8 million increase in money market deposits, and a $2.7 million increase in certificates of deposit and individual retirement account balances. These increases are the result of the Company's continued efforts to fund its loan growth with deposit growth by offering competitive rates on its deposit products and by obtaining new deposits from its growing number of consumer and commercial customers in the Orange County market.

         Stockholders' equity at June 30, 2003 was $29.9 million, an increase of $1.7 million, or 6.1% from the $28.2 million at December 31, 2002. The increase was due to $1.6 million of net income retained after cash dividends and an increase of $106 thousand in accumulated other comprehensive income due to net unrealized holding gains on securities available for sale. Stockholders' equity as a percentage of total assets was 8.8% at June 30, 2003, down slightly from 9.1% at December 31, 2002.

Comparison of Operating Results for the Six Months Ended June 30, 2003 and 2002

         General. For the six months ended June 30, 2003, the Company recorded net income of $1.7 million, down $47 thousand, or 2.6% compared to net income of $1.8 million for the six months ended June 30, 2002. The slight decrease in net income was a result of lower non-interest income, higher non-interest expenses, and higher income tax expense, almost entirely offset by higher net interest income and a lower provision for loan losses. Basic earnings per share was $113.81 for the six months ended June 30, 2003, a decrease of 3.8% compared to basic earnings per share of $118.25 for the six months ended June 30, 2002. The annualized return on average assets for the six months ended June 30, 2003 was 1.07% compared to 1.23% for the six months ended June 30, 2002. The annualized return on average equity for the six months ended June 30, 2003 was 12.12% compared to 14.42% for the six months ended June 30, 2002.

         Net Interest Income. Net interest income for the six months ended June 30, 2003 was $7.9 million, an increase of $673 thousand, or 9.3% compared to the six months ended June 30, 2002. This increase was principally related to a $33.7 million increase in average earning assets and to a lesser extent to a 49 basis point decrease in the rate paid on interest bearing liabilities, partially offset by a $22.4 million increase in average interest bearing liabilities and a 53 basis point reduction in the yield on average interest earning assets. The Company's net interest margin decreased 15 basis points to 5.24%, and the net interest spread decreased 4 basis points to 4.78%, primarily because the reduction in the yield on average earning assets slightly exceeded the reduction in the rate paid on interest bearing liabilities.

         Interest income for the six months ended June 30, 2003 was $9.8 million, up $377 thousand or 4.0% from the six months ended June 30, 2002. The effect of the 53 basis point decline in the yield on average earning assets reduced interest income but was more than offset by the interest income earned on the additional $33.7 million of average earning assets. Average earning assets increased in the loan and securities portfolios, which on average grew 15.6% and 11.8%, respectively. Average loans increased $25.6 million principally due to continued growth in the commercial loan portfolio, as the Company emphasized its commercial banking strategy. The yield on the Company's average loan portfolio decreased 48 basis points, principally due to the re-pricing of variable rate loans and the origination of fixed rate loans at lower interest rates which is consistent with the reduction in market interest rates since the corresponding six-month period in 2002. Average securities increased $11.3 million principally due to an increase in U.S. Government Federal agency obligations. The yield on the average securities portfolio decreased 88 basis points as the Company's securities have been re-priced or called and replaced with lower yielding securities in response to the decrease in overall market interest rates.

         Interest expense for the six months ended June 30, 2003 was $1.9 million, a decrease of $296 thousand or 13.3% from the six months ended June 30, 2002. Average interest bearing liabilities increased $22.4 million or 11.2% principally due to the continued growth in core deposits, especially in the Orange County market as well as growth in certificates of deposit and individual retirement account balances. The declining interest rate environment enabled the Company to re-price its deposits, especially its savings and certificates of deposit, which resulted in a 49 basis point reduction in the average cost of funds to 1.75% for the six months ended June 30, 2003 from 2.24% for the six months ended June 30, 2002. The average cost of certificates of deposit was 2.56% for the six months ended June 30, 2003, down 61 basis points from the corresponding period in the prior year. The average cost of savings deposits was 1.24% for the six months ended June 30, 2003, down 38 basis points from the corresponding period in the prior year.

         Provision for Loan Losses. The provision for loan losses was $268 thousand, or .14% of average loans for the six months ended June 30, 2003, down $102 thousand or 27.6% from $370 thousand for the six months ended June 30, 2002, which represented .23% of average loans. This decrease was principally due to lower net loan charge-offs during the six months ended June 30, 2003 compared to the corresponding period in the prior year. Net loan charge-offs were $44 thousand, or .02% of average loans for the six months ended June 30, 2003, down $97 thousand or 68.8% compared to net loan charge-offs of $141 thousand, or .09% of average loans for the six months ended June 30, 2002. Offsetting the reduction in net loan charge-offs was continued growth in the loan portfolio, particularly commercial related loans which generally have greater credit risk than residential loans.

         Non-Interest Income. Non-interest income was $1.3 million for the six months ended June 30, 2003, a decrease of $46 thousand, or 3.5% from the six months ended June 30, 2002. Non-interest income is composed of service charges on deposit accounts, other service charges, net gains or losses on securities transactions, and other income. Service charges on deposit accounts for the six months ended June 30, 2003 were $1.1 million, a decrease of $69 thousand, or 5.8% from the corresponding period in the prior year. This decrease was principally due to a reduction in the amount of insufficient fund fees charged to customers during the six months ended June 30, 2003 compared to the corresponding period in the prior year. The decrease in service charges on deposit accounts was partially offset by a $22 thousand net gain on securities transactions during the six months ended June 30, 2003.

         Non-Interest Expenses. Non-interest expenses were $6.1 million for the six months ended June 30, 2003, an increase of $698 thousand, or 12.8% from the six months ended June 30, 2002. The increase was due to higher salaries and wages, pension and other employee benefit costs, occupancy and equipment expenses, merger related expenses, and other expenses partially offset by a slight decrease in office supplies expense. Salaries and wages for the six months ended June 30, 2003 were $2.7 million, an increase of $221 thousand, or 8.7% from the corresponding period in the prior year. This increase was principally due to the hiring of additional loan officers and credit department personnel, increases in executive bonuses, and normal merit increases. Pension and other employee benefit costs for the six months ended June 30, 2003 were

$764 thousand, an increase of $87 thousand, or 12.9% from the corresponding period in the prior year. This increase was principally due to the increased costs of providing pension and healthcare benefits. Merger related expenses for the six months ended June 30, 2003 were $299 thousand, compared to none during the corresponding period in the prior year. These expenses were principally due to legal and other professional service fees incurred during the six months ended June 30, 2003 in connection with the Company's pending merger with Provident Bancorp, Inc. which was announced on July 2, 2003. Other non-interest expenses for the six months ended June 30, 2003 were $1.3 million, an increase of $61 thousand, or 5.0% from the corresponding period in the prior year.

         Income Tax Expense. Income tax expense for the six months ended June 30, 2003 was $996 thousand, an increase of $78 thousand, or 8.5% from the corresponding period in the prior year. The Company's effective tax rates for the six months periods ended June 30, 2003 and 2002 were 36.5% and 34.0%, respectively. The increase in income tax expense was due to the impact of higher pre-tax income as well as the increase in the Company's effective tax rate which was principally due to nondeductible merger related expenses incurred during the six months ended June 30, 2003.

Comparison of Financial Condition at December 31, 2002 and 2001

         Total assets were $310.2 million at December 31, 2002, an increase of $29.0 million, or 10.3% from the $281.2 million at December 31, 2001. The increase was principally in loans receivable and securities available for sale. Funding for the overall increase in assets was provided by deposit growth.

         Cash and cash equivalents were $18.8 million at December 31, 2002, a decrease of $791 thousand, or 4.0% from the $19.6 million at December 31, 2001. The slight decrease was principally due to a reduction in federal funds sold, as loan demand increased and management reinvested a portion of the federal funds sold into higher yielding securities.

         Securities available for sale were $92.6 million at December 31, 2002, an increase of $5.5 million, or 6.3% from $87.1 million as of December 31, 2001. A portion of the increase related to the redeployment of federal funds as described above. In addition, the increase is partially attributed to unrealized net holding gains of $1.9 million arising during the year, as fair values increased generally due to the declining interest rate environment. Investment securities held to maturity were $7.3 million at December 31, 2002, a decrease of $1.5 million, or 17.5% from $8.8 million as of December 31, 2001, due primarily to maturities and paydowns on these securities.

         Loans receivable were $184.6 million as of December 31, 2002, up $25.9 million, or 16.3% from $158.7 million as of December 31, 2001. The commercial loan portfolio, which includes commercial real estate, construction, and business loans, totaled $128.0 million representing 69.3% of total loans at December 31, 2002, up from $106.3 million or 67.0% of total loans as of December 31, 2001. The Company's overall loan growth was principally due to a $21.4 million increase in the commercial real estate portfolio from $66.9 million at December 31, 2001 to $88.3 million as of December 31, 2002. This growth is the result of the Company's continued efforts to change its asset mix from lower yielding securities to higher yielding commercial loans by continuing its expansion into the Orange County market, as well as focusing on customer service along with competitive loan products and pricing. Commercial business loans also increased $4.1 million, or 13.7% to $34.0 million at December 31, 2002 from $29.9 million at December 31, 2001. Offsetting the increases in commercial real estate loans and commercial business loans was a decrease in construction loans of $3.8 million from $9.5 million at December 31, 2001 to $5.7 million at December 31, 2002.

         Residential mortgage loans increased $2.2 million, or 8.5% to $28.5 million at December 31, 2002 from $26.3 million at December 31, 2001. Consumer loans, which consists of draw downs on home equity lines of credit and other consumer loans, increased $2.0 million, or 7.6% from $26.1 million at December 31, 2001 to $28.1 million at December 31, 2002. Other consumer loans consist primarily of new and used automobile loans.

         The allowance for loan losses was $2.3 million or 1.25% of loans at December 31, 2002, as compared to $1.9 million or 1.21% of loans at December 31, 2001. Non-performing loans at December 31, 2002 were $883 thousand, or .48% of total loans, up $589 thousand or 200.3% from the $294 thousand or .19% of total loans at December 31, 2001. The increase in non-performing loans primarily relates to one commercial loan relationship. The allowance for loan losses provided 262.1% and 655.8% coverage of non-performing loans at December 31, 2002 and 2001, respectively.

         Deposits continue to be the Company's source of funding. Core deposits, which include demand, regular savings, NOW and money market accounts, represent 64.9% of total deposits at December 31, 2002, up slightly from 64.1% as of December 31, 2001. Total deposits were $277.9 million as of December 31, 2002, up $23.3 million, or 9.2% from $254.6 million as of December 31, 2001. The Company's overall deposit growth was due to a $9.5 million increase in demand deposits, a $9.2 million increase in regular savings and NOW account balances, and a $6.2 million increase in certificates of deposit and individual retirement account balances, partially offset by a $1.6 million decrease in money market deposits. The increases are the result of the Company's continued efforts to fund its loan growth with deposit growth by offering competitive rates on its deposit products and by obtaining new deposits from its growing number of consumer and commercial customers in the Orange County market.

         Accrued expenses and other liabilities increased $2.2 million, or 110.9% from $2.0 million at December 31, 2001 to $4.1 million at December 31, 2002. This increase was primarily related to increases in the Company's pension plan and total income tax liabilities. The increase in total income tax liabilities was primarily related to the recording of deferred tax liabilities on net unrealized gains on securities available for sale. The increase in the pension plan liability primarily resulted from the recording of an additional minimum pension liability of $1.3 million. Related to the recording of this additional minimum pension liability, the Company also recorded an intangible asset in other assets totaling $362 thousand and a $560 thousand adjustment to stockholders' equity ($917 thousand pre-tax) by decreasing accumulated other comprehensive income at December 31, 2002.

         Stockholders' equity at December 31, 2002 was $28.2 million, an increase of $3.6 million, or 14.4% from the $24.6 million at December 31, 2001. The increase was due to $2.6 million of net income retained after cash dividends, an increase of $1.2 million in accumulated other comprehensive income due to net unrealized holding gains on securities available for sale, and an increase of $309 thousand due to treasury stock sales. Offsetting these increases was a $560 thousand decrease in accumulated other comprehensive income due to the recording of a minimum pension liability adjustment. Stockholders' equity as a percentage of total assets was 9.1% at December 31, 2002, up from 8.8% at December 31, 2001.

Comparison of Operating Results for the Years Ended December 31, 2002 and 2001

         General. For the year ended December 31, 2002, the Company recorded net income of $3.8 million, up $799 thousand, or 26.6% compared to net income of $3.0 million for the year ended December 31, 2001. The increase in net income was a result of higher net interest income and a lower provision for loan losses, partially offset by lower non-interest income, higher non-interest expenses, and higher income tax expense. Basic earnings per share was $252.04 for the year ended December 31, 2002, an increase of 25.1% compared to basic earnings per share of $201.50 for the year ended December 31, 2001. Return on average assets for the year ended December 31, 2002 was 1.27% compared to 1.12% for the year ended December 31, 2001. Return on average equity for the year ended December 31, 2002 was 14.38% compared to 12.74% for the year ended December 31, 2001.

         Net Interest Income. Net interest income for the year ended December 31, 2002 was $14.7 million, an increase of $2.4 million, or 19.5% compared to the year ended December 31, 2001. This increase was principally related to a 140 basis point decrease in the rate paid on interest bearing liabilities and a $30.1 million increase in average earning assets, offset by a $20.1 million increase in average interest bearing liabilities and a 71 basis point reduction in the yield on average interest earning assets. The Company's net interest margin improved 33 basis points to 5.30%, and the net interest spread increased 69 basis points to 4.71%, primarily because the Company was able to reduce its average cost of funds by more than the reduction in the yield earned on the Company's average interest earning assets.

         Interest income for the year ended December 31, 2002 was $19.1 million, up $297 thousand or 1.6% from the prior year. The effect of the 71 basis point decline in the yield on average earning assets reduced interest income but was more than offset by the interest income earned on the additional $30.1 million of average earning assets. Average earning assets increased principally in the loan and securities portfolios, which on average grew 16.6% and 4.8%, respectively. Average loans increased $24.4 million principally due to continued growth in the commercial loan portfolio, as the Company emphasized its commercial banking strategy. The yield on the Company's average loan portfolio decreased 79 basis points, principally due to the re-pricing of variable rate loans and the origination of fixed rate loans at lower interest rates which is consistent with the reduction in market interest rates since the prior year. Average securities increased $4.3 million principally due to an increase in U.S. Government Federal agency obligations. The yield on the average securities portfolio decreased 59 basis points as the Company's securities have been re-priced or called and replaced with lower yielding securities in response to the decrease in overall market interest rates.

         Interest expense for the year ended December 31, 2002 was $4.4 million, a decrease of $2.1 million or 32.3% from the prior year. Average interest bearing liabilities increased $20.1 million or 11.0% principally due to the continued growth in core deposits, especially in the Orange County market as well as growth in certificates of deposit. The declining interest rate environment in 2002 enabled the Company to re-price its deposits, especially its savings and certificates of deposit, which resulted in a 140 basis point reduction in the average cost of funds to 2.18% for the year ended December 31, 2002 from 3.58% for the year ended December 31, 2001. The average cost of certificates of deposit was 3.08% for the year ended December 31, 2002, down 190 basis points from the prior year. The average cost of savings deposits was 1.57% for the year ended December 31, 2002, down 82 basis points from the prior year.

         The Company's net interest margin was 5.30% for the year ended December 31, 2002, up 33 basis points from the prior year. The increase was principally from the 69 basis point improvement in the net interest rate spread due primarily to re-pricing of the Company's interest bearing liabilities. In addition, as a result of increased non-interest bearing demand deposits, the Company had $75.4 million of average earning assets with no funding costs for the year ended December 31, 2002, up from the $65.4 million for the year ended December 31, 2001.

         Provision for Loan Losses. The provision for loan losses was $580 thousand, or .34% of average loans for the year ended December 31, 2002, down $520 thousand or 47.3% from $1.1 million for the year ended December 31, 2001, which represented .75% of average loans. This decrease was principally due to lower net loan charge-offs and the adequacy of estimated collateral values on non-performing loans. Net loan charge-offs were $194 thousand, or .11% of average loans for the year ended December 31, 2002, down $634 thousand or 76.6% compared to net loan charge-offs of $828 thousand, or .57% of average loans for the year ended December 31, 2001. This decrease was principally due to higher net loan charge-offs during 2001 related primarily to one commercial relationship. Non-performing loans were $883 thousand or .48% of total loans at December 31, 2002, up from $294 thousand or .19% of total loans at December 31, 2001. Offsetting the reduction in net loan charge-offs in 2002 as compared to 2001, was continued growth in the loan portfolio, particularly commercial related loans which generally have greater credit risk than residential loans.

         Non-Interest Income. Non-interest income was $2.6 million for the year ended December 31, 2002, a decrease of $170 thousand, or 6.2% from the year ended December 31, 2001. Non-interest income is composed of service charges on deposit accounts, other service charges, net gains or losses on securities transactions, and other income. Service charges on deposit accounts for the year ended December 31, 2002 were $2.4 million, a decrease of $129 thousand, or 5.2% from the prior year. This decrease was principally due to a reduction in the amount of insufficient fund fees charged to customers during the year ended December 31, 2002 compared to the prior year.

         Non-Interest Expenses. Non-interest expenses were $10.9 million for the year ended December 31, 2002, an increase of $1.6 million, or 16.6% from the year ended December 31, 2001. The increase was due to higher salaries and wages, pension and other employee benefit costs, occupancy and equipment expenses, office supplies expense, and other expenses. Salaries and wages for the year ended December 31, 2002 were $5.1 million, an increase of $528 thousand, or 11.6% from the prior year. This increase was principally due to the hiring of additional loan officers and credit department personnel as well as normal merit increases. Pension and other employee benefit costs for the year ended December 31, 2002 were $1.3 million, an increase of $349 thousand, or 36.3% from the prior year. This increase was principally due to the increased costs of providing pension and healthcare benefits as well as increased profit sharing contributions made by the Company. Other non-interest expenses for the year ended December 31, 2002 were $2.5 million, an increase of $467 thousand, or 22.8% from the prior year. This increase was principally due to higher internet banking processing fees and correspondent bank fees, as well as an increase in director fees.

         Income Tax Expense. Income tax expense for the year ended December 31, 2002 was $2.0 million, an increase of $396 thousand, or 24.9% from the prior year. The Company's effective tax rates for the years ended December 31, 2002 and 2001 were 34.3% and 34.6%, respectively. The increase in income tax expense was principally due to the impact of higher pre-tax income for the year ended December 31, 2002 compared to the prior year.

Comparison of Operating Results for the Years Ended December 31, 2001 and 2000

         General. For the year ended December 31, 2001, the Company recorded net income of $3.0 million, up $264 thousand, or 9.6% compared to net income of $2.7 million for the year ended December 31, 2000. The increase in net income was a result of higher net interest income and non-interest income, partially offset by a larger provision for loan losses, higher non-interest expenses, and higher income tax expense. Basic earnings per share was $201.50 for the year ended December 31, 2001, an increase of 9.4% compared to basic earnings per share of $184.23 for the year ended December 31, 2000. Return on average assets for the year ended December 31, 2001 was 1.12% compared to 1.14% for the year ended December 31, 2000. Return on average equity for the year ended December 31, 2001 was 12.74% compared to 14.52% for the year ended December 31, 2000.

         Net Interest Income. Net interest income for the year ended December 31, 2001 was $12.3 million, an increase of $1.0 million, or 9.1% compared to the year ended December 31, 2000. This increase was principally related to a $29.3 million increase in average earning assets and a 27 basis point decrease in the rate paid on interest bearing liabilities, partially offset by a $19.1 million increase in average interest bearing liabilities and a 45 basis point reduction in the yield on average interest earning assets. The Company's net interest margin decreased 20 basis points to 4.97%, and the net interest spread decreased 18 basis points to 4.02%, primarily because the reduction in the yield on average earning assets exceeded the reduction in the rate paid on interest bearing liabilities.

         Interest income for the year ended December 31, 2001 was $18.8 million, up $1.3 million or 7.2% from the prior year. The effect of the 45 basis point decline in the yield on average earning assets reduced interest income, but was more than offset by the interest income earned on the additional $29.3 million of average earning assets. Average earning assets increased principally in the loan portfolio which on average grew 18.6%. Average loans increased $22.9 million principally due to continued growth in the commercial loan portfolio, as the Company emphasized its commercial banking strategy. The yield on the Company's average loan portfolio decreased 49 basis points, principally due to the re-pricing of variable rate loans and the origination of fixed rate loans at lower interest rates which is consistent with the reduction in market interest rates since the prior year. In addition, average securities increased $2.1 million, or 2.3%, with the yield on the average securities portfolio decreasing 29 basis points due to the decrease in overall market interest rates.

         Interest expense for the year ended December 31, 2001 was $6.5 million, an increase of $230 thousand or 3.7% from the prior year. This increase was due to an increase in average interest bearing deposits partially offset by a decrease in the average cost of funds. Average interest bearing liabilities increased $19.1 million or 11.7% principally due to the continued growth in core deposits, especially in the Orange County market as well as growth in certificates of deposit. The declining interest rate environment in 2001 enabled the Company to re-price its deposits which resulted in a 27 basis point reduction in the average cost of funds to 3.58% for the year ended December 31, 2001 from 3.85% for the year ended December 31, 2000. The average cost of certificates of deposit was 4.98% for the year ended December 31, 2001, down 56 basis points from the prior year. The average cost of money market deposits was 2.09% for the year ended December 31, 2001, down 54 basis points from the prior year. The average cost of savings deposits was 2.39% for the year ended December 31, 2001, down 20 basis points from the prior year. The average cost of NOW deposits was 1.01% for the year ended December 31, 2001, down 13 basis points from the prior year.

         Provision for Loan Losses. The provision for loan losses was $1.1 million, or .75% of average loans for the year ended December 31, 2001, up $600 thousand or 120.0% from $500 thousand for the year ended December 31, 2000, which represented .40% of average loans. This increase was principally due to higher net loan charge-offs during 2001 related primarily to one commercial relationship. Net loan charge-offs were $828 thousand, or .57% of average loans for the year ended December 31, 2001, up $613 thousand or 285.1% compared to net loan charge-offs of $215 thousand, or .17% of average loans for the year ended December 31, 2000. In addition to the increase in net loan charge-offs in 2001 as compared to 2000, the higher loan loss provision reflects continued growth in the loan portfolio, particularly commercial related loans which generally have greater credit risk than residential loans.

         Non-Interest Income. Non-interest income was $2.8 million for the year ended December 31, 2001, an increase of $382 thousand, or 16.1% from the year ended December 31, 2000. Non-interest income is composed of service charges on deposit accounts, other service charges, net gains or losses on securities transactions, and other income. Service charges on deposit accounts for the year ended December 31, 2001 were $2.5 million, an increase of $375 thousand, or 17.7% from the prior year. This increase was principally due to increases in the number of demand deposit accounts, increases in insufficient fund fees charged to customers, and increases in ATM service charges during the year ended December 31, 2001 compared to the prior year.

         Non-Interest Expenses. Non-interest expenses were $9.4 million for the year ended December 31, 2001, an increase of $420 thousand, or 4.7% from the year ended December 31, 2000. The increase was due to higher salaries and wages, pension and other employee benefit costs, occupancy and equipment expenses, and office supplies expense, partially offset by a decrease in other expenses. Salaries and wages for the year ended December 31, 2001 were $4.6 million, an increase of $356 thousand, or 8.5% from the prior year. This increase was principally due to the hiring of additional loan officers and credit department personnel as well as normal merit increases. Pension and other employee benefit costs for the year ended December 31, 2001 were $962 thousand, an increase of $106 thousand, or 12.4% from the prior year. This increase was principally due to the increased costs of providing pension and healthcare benefits as well as increased profit sharing contributions made by the Company. Other non-interest expenses for the year ended December 31, 2001 were $2.0 million, a decrease of $128 thousand, or 5.9% from the prior year. This decrease was principally due to lower other real estate owned expenses, partially offset by higher internet banking processing fees, data processing costs, and correspondent bank fees.

         Income Tax Expense. Income tax expense for the year ended December 31, 2001 was $1.6 million, an increase of $128 thousand, or 8.8% from the prior year. The Company's effective tax rates for the years ended December 31, 2001 and 2000 were 34.6% and 34.8%, respectively. The increase in income tax expense was principally due to the impact of higher pre-tax income for the year ended December 31, 2001 compared to the prior year.

                    BUSINESS OF E.N.B. HOLDING COMPANY, INC.
                          AND ELLENVILLE NATIONAL BANK


E.N.B. Holding Company, Inc.

         E.N.B. Holding Company, Inc. is a registered bank holding company incorporated in the state of New York in 1989, with its principal headquarters located in Ellenville, New York. E.N.B. Holding Company is the registered parent holding company of Ellenville National Bank. E.N.B. Holding Company owns all of the outstanding common stock of Ellenville National Bank. At June 30, 2003, E.N.B. Holding Company had consolidated assets of $341.7 million, deposits of $307.7 million and stockholders' equity of $29.9 million. As of June 30, 2003, E.N.B. Holding Company had 15,227 shares of common stock outstanding.

Ellenville National Bank

         Ellenville National Bank is a full-service, community-oriented national bank that provides financial services to individuals, families and businesses through nine branch offices and ten ATMs throughout Orange, Sullivan, and Ulster Counties, New York.

         Ellenville National Bank was chartered under the National Bank Act in 1956 and is a member of the Federal Reserve System. It operates through its main office at 70 Canal Street, Ellenville, New York, eight other branch offices located in Orange, Sullivan and Ulster Counties, New York and two offsite automated teller machines. One ATM is located at a local high school in Middletown, New York in Orange County and the second at a resort in Kerhonkson, New York in Ulster County. Ellenville National Bank's deposits are insured by the FDIC to the extent permitted by law. Ellenville National Bank is subject to comprehensive regulation, supervision, and examination by the Office of the Comptroller of the Currency, the Federal Reserve and the FDIC.

         Since its inception, Ellenville National Bank's primary mission has been to serve the banking needs of the communities it serves in Orange, Sullivan and Ulster Counties. Ellenville National Bank is the largest independent bank serving this tri-county region.

         Ellenville National Bank's business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential, multi-family residential and commercial real estate loans, commercial business loans, consumer loans and in investments.

Market Area

         Ellenville National Bank is a locally owned, independent community bank dedicated to providing its customers with a very high level of personal service throughout the tri-county region of Orange, Sullivan and Ulster Counties, New York. At June 30, 2003, Ellenville National Bank's nine full-service banking offices consisted of five offices in Orange County, two offices in Sullivan County and two offices in Ulster County. Ellenville National Bank's primary market for deposits and loans are currently concentrated around the areas where its full-service banking offices are located.

         Orange, Sullivan and Ulster Counties constitute a suburban market with a broad employment base. Orange County is one of the two fastest growing counties in New York State. The economic environment in Orange, Sullivan and Ulster Counties continues to be favorable and has supported increased commercial and residential activity in recent years.

Lending Activities

         General. Ellenville National Bank originates commercial real estate loans, commercial business loans and provides business lines of credit. Ellenville National Bank also originates consumer loans consisting of residential mortgage loans collateralized by one- to four-family residential properties, fixed term home equity loans, home equity lines of credit, and general purpose consumer installment loans. Ellenville National Bank retains most of the loans it originates.

         Commercial Loans

         Commercial Real Estate Loans. Ellenville National Bank originates real estate loans for commercial business use properties, land development, commercial construction, and non-owner occupied investment properties. These loans are secured predominantly by first mortgage liens on the subject real estate. The commercial real estate properties are predominantly non-residential properties such as office buildings, shopping centers, industrial and warehouse properties, restaurants, motels/hotels, and resorts. We typically target commercial real estate loans with initial principal balances of $3.0 million and less.

          Commercial real estate loans for commercial business use property, commercial construction and multifamily properties typically do not exceed 75% of the appraised value or purchase price, whichever is less. The maximum loan-to-value ratio on all other commercial real estate loans is typically 70%. In evaluating a commercial real estate application, we emphasize the ratio of the property's projected net cash flow to the loan's debt service requirement (generally requiring a ratio of 125% or higher), computed after deductions for vacancies, management fees, maintenance reserves, and property expenses. In addition, personal guarantees are required from all principal(s) of the borrowing entity. Margins generally range from 175 basis points to 300 basis points above the U.S. Treasury Note rate. Loans secured by commercial mortgages totaled $97.1 million, or 48.0% of Ellenville National Bank's total loan portfolio, at June 30, 2003.

         Commercial Loans. Ellenville National Bank's commercial loan portfolio consists primarily of commercial business loans and lines of credit to small and medium sized businesses. Commercial business loans are granted for specific purposes such as financing of equipment, business expansion, vehicles and rolling stock, and permanent working capital. The terms of these loans generally range from one year to ten years. The loans are priced on an adjustable rate basis typically at a margin of 0 basis points to 300 basis points above The Wall Street Journal Prime Rate, or they are priced at a negotiated fixed rate pegged off of an index. Lines of credit are granted to provide working capital and more specifically to finance accounts receivable, inventory, and/or work in progress. At June 30, 2003, Ellenville National Bank's commercial business loans outstanding and lines of credit in use totaled $40.0 million, or 19.78% of Ellenville National Bank's total loan portfolio.

         In granting a commercial loan, Ellenville National Bank looks primarily to the borrower's cash flow as the principal source of repayment of the loan. However, the character of the borrower, the proposed collateral, and owner's capacity to mange are also analyzed. The last two years business statements and/or income tax returns and personal financial statements from the owners/principals of the business are required as part of the application for the loan. In addition, these loans require a personal guarantee by the owner(s) of the business involved. Ellenville National Bank generally requires commercial borrowers to have a debt service coverage ratio of 125% or higher.

         Residential Mortgage Loans and Home Equity Loans. Ellenville National Bank offers residential mortgage loans for the purchase of homes to be occupied by the owner, or on homes already occupied by the borrower when the proceeds will be used for a worthwhile purpose. A particular, but not extensive, portion of Ellenville National Bank's residential mortgage lending consists of residential mortgage loans on condominiums and raw land. The residential mortgage loans generally are secured by real estate located in Ellenville National Bank's targeted market area. In granting residential mortgage loans, Ellenville National Bank looks primarily to the borrower's ability to make mortgage payments and manage their other credit obligations. Residential mortgages are underwritten up to 80% of the appraised value or purchase price, whichever is less. Ellenville National Bank offers residential mortgage loans with a maximum term of 60 months with a maximum amortization of 300 months. Fifteen year biweekly residential mortgage loans may be written at a fixed rate with an automatic charge to the borrower's account.

         Ellenville National Bank offers home equity loans which are closed end loans secured by a first or second position on a single family, owner occupied residence. The maximum loan to value ratio is 80%. The minimum loan is $10,000 and the maximum is $150,000.

          Mortgage loans and home equity loans secured by a first or second position on single family, owner occupied residence totaled $26.0 million, or 12.87% of Ellenville National Bank's total loan portfolio, at June 30, 2003.

         Consumer Loans

         Home Equity Lines of Credit . Ellenville National Bank also offers an "all purpose" line of credit secured by a first or second position on a single family, owner occupied residence. The maximum loan to value ratio is 80%. The minimum line of credit is $10,000 and the maximum is $150,000. At June 30, 2003, home equity loans totaled $8.3 million, or 4.1% of Ellenville National Bank's total loan portfolio, with an additional $5.2 million unused and available under approved home equity lines of credit.

         Installment Loans. Ellenville National Bank offers a full range of consumer installment loans. Such loans include financing for automobiles, motor homes, recreational vehicles, property improvement and personal purposes. Consumer loans are made on both a secured and unsecured basis. Maturities for consumer installment loans are generally for periods of 12 to 60 months. Interest rates for consumer installment loans are structured either at fixed rates or variable rates. In underwriting consumer installment loans, Ellenville National Bank requires that borrowers be at least 18 years of age and an area resident for at least one year. Additionally, borrowers must be employed for at least one year and must produce verification of income. Borrowers also must have an acceptable credit report or be able to explain otherwise, and must have sufficient income to support their total debts. Consumer installment loans totaled $21.5 million, or 10.6% of Ellenville National Bank's total loan portfolio, at June 30, 2003.

         Our procedures for underwriting consumer loans include an assessment of an applicant's credit history and the ability to meet existing obligations and payments on the proposed loan. Although an applicant's creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral security, if any, to the proposed loan amount.

         Consumer loans generally entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that tend to depreciate rapidly, such as automobiles. In addition, the repayment of consumer loans depends on the borrower's continued financial stability, as their repayment is more likely than a single family mortgage loan to be adversely affected by job loss, divorce, illness or personal bankruptcy.

         Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, excluding loans held for sale, by type of loan at the dates indicated.

                                                                                 December 31,
                                                    -----------------------------------------------------------------------
                               June 30, 2003                2002                     2001                     2000
                           ---------------------    ---------------------    ---------------------    ---------------------
                             Amount     Percent       Amount     Percent       Amount     Percent       Amount     Percent
                           ---------   ---------    ---------   ---------    ---------   ---------    ---------   ---------
                                                                    (Dollars in thousands)
One- to four-family
 residential mortgage
 loans (1) .............   $  26,039       12.87%   $  28,539       15.46%   $  26,311       16.58%   $  25,745       18.74
                           ---------   ---------    ---------   ---------    ---------   ---------    ---------   ---------

Commercial real estate
 loans .................      97,093       48.00       88,284       47.81       66,888       42.15       54,203       39.44
Commercial business
 loans .................      40,026       19.78       33,995       18.41       29,898       18.84       28,405       20.67
Construction loans .....       9,342        4.62        5,744        3.11        9,497        5.98        4,721        3.44
                           ---------   ---------    ---------   ---------    ---------   ---------    ---------   ---------
Total commercial
 loans .................     146,461       72.40      128,023       69.33      106,283       66.97       87,329       63.55
                           ---------   ---------    ---------   ---------    ---------   ---------    ---------   ---------

Home equity lines
 of credit .............       8,296        4.10        7,051        3.82        5,141        3.24        4,265        3.10
Other consumer loans ...      21,500       10.63       21,021       11.39       20,960       13.21       20,077       14.61
                           ---------   ---------    ---------   ---------    ---------   ---------    ---------   ---------
   Total consumer loans.      29,796       14.73       28,072       15.21       26,101       16.45       24,342       17.71
                           ---------   ---------    ---------   ---------    ---------   ---------    ---------   ---------

Total loans ............     202,296      100.00%     184,634      100.00%     158,695      100.00%     137,416      100.00%
                                       =========                =========                =========                =========

Less: Allowance for loan
 losses ................       2,538                    2,314                    1,928                    1,656
                           ---------                ---------                ---------                ---------

Total loans, net .......   $ 199,758                $ 182,320                $ 156,767                $ 135,760
                           =========                =========                =========                =========

                                            December 31,
                           ----------------------------------------------
                                   1999                     1998
                           ---------------------    ---------------------
                             Amount     Percent       Amount     Percent
                           ---------   ---------    ---------   ---------
                                      (Dollars in thousands)

One- to four-family
 residential mortgage
 loans (1) .............   $  23,132       20.39%   $  21,709       22.33%
                           ---------   ---------    ---------   ---------

Commercial real estate
 loans .................      41,607       36.68       35,070       36.08
Commercial business
 loans .................      23,129       20.39       21,834       22.46
Construction loans .....       5,500        4.85        2,052        2.11
                           ---------   ---------    ---------   ---------
Total commercial
 loans .................      70,236       61.92       58,956       60.65
                           ---------   ---------    ---------   ---------

Home equity lines
 of credit .............       3,547        3.13        2,486        2.56
Other consumer loans ...      16,508       14.56       14,058       14.46
                           ---------   ---------    ---------   ---------
   Total consumer loans.      20,055       17.69       16,544       17.02
                           ---------   ---------    ---------   ---------

Total loans ............     113,423      100.00%      97,209      100.00%
                                       =========                =========

Less: Allowance for loan
 losses ................       1,371                    1,162
                           ---------                ---------

Total loans, net .......   $ 112,052                $  96,047
                           =========                =========

----------------------------
 (1) One-to-four-family residential mortgage loans include home equity loans.

         Loan Originations. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon borrower demand, market interest rates, borrower preference for fixed- versus adjustable-rate loans, and the interest rates offered on each type of loan by other lenders in our market area. This includes competing banks, savings banks, credit unions, mortgage banking companies and life insurance companies that may also actively compete for local commercial real estate loans. Loan originations are derived from a number of sources, including branch office personnel, existing customers, borrowers, builders, attorneys, real estate broker referrals and walk-in customers.

         Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand, while declining interest rates may stimulate increased loan demand. Accordingly, the volume of loan origination, the mix of fixed and adjustable-rate loans, and the profitability of this activity can vary from period to period.

         The following table sets forth our loan origination, sale and repayment activities for the periods indicated. We have not purchased any loans in recent years.

                                                        Six Months Ended June 30,             Year Ended December 31,
                                                       --------------------------    -----------------------------------------
                                                          2003           2002           2002           2001           2000
                                                       -----------    -----------    -----------    -----------    -----------
                                                                                    (In thousands)
Unpaid principal balances at beginning of period ...   $   184,634    $   158,695    $   158,695    $   137,416    $   113,423
                                                       -----------    -----------    -----------    -----------    -----------

Originations by type of loan:
   Adjustable-rate:
     Commercial business ...........................        22,661         15,352         30,146         28,282         29,057
                                                       -----------    -----------    -----------    -----------    -----------

   Fixed-rate:
     One- to four-family ...........................         1,352          4,437          7,495          4,140          5,815
     Commercial real estate and construction .......        15,033         15,257         28,354         19,539         17,020
     Commercial business ...........................         5,103          7,682         13,288         12,731         11,578
     Consumer ......................................         4,174          6,284         10,872         13,792         12,052
                                                       -----------    -----------    -----------    -----------    -----------
       Total fixed-rate ............................        25,662         33,660         60,009         50,202         46,465
                                                       -----------    -----------    -----------    -----------    -----------

       Total loans originated ......................        48,323         49,012         90,155         78,484         75,522

Principal repayments ...............................       (30,595)       (32,643)       (64,022)       (56,377)       (51,166)
Net charge-offs ....................................           (44)          (141)          (194)          (828)          (215)
Transfers to real estate owned .....................           (22)            --             --             --           (148)
                                                       -----------    -----------    -----------    -----------    -----------

Unpaid principal balances at end of period .........       202,296        174,923        184,634        158,695        137,416

Less: Allowance for loan losses ....................         2,538          2,157          2,314          1,928          1,656
                                                       -----------    -----------    -----------    -----------    -----------

Net loans at end of period .........................   $   199,758    $   172,766    $   182,320    $   156,767    $   135,760
                                                       ===========    ===========    ===========    ===========    ===========

Delinquent Loans, Other Real Estate Owned and Classified Assets

         Collection Procedures. Computer-generated late notices are sent by the 16th day after the payment due date on a loan requesting the payment due plus any late charge that was assessed. Accounts are distributed to a branch officer or an account officer to contact borrowers, determine the reason for delinquency and arrange for payment, and accounts are monitored electronically for receipt of payments. If payments are not received within 30 days of the original due date, a letter demanding payment of all arrearages is sent and contact efforts are continued. Failure to pay within 90 days of the original due date generally results in legal action, notwithstanding ongoing collection efforts. Unsecured consumer loans are typically charged-off after 120 days. For commercial loans, procedures may vary depending upon individual circumstances.

         Loans Past Due and Non-performing Assets. Loans are reviewed on a regular basis, and are generally placed on non-accrual status when either principal or interest is 90 days or more past due. In addition, loans are placed on non-accrual status when, in the opinion of management, there is sufficient reason to question the borrower's ability to continue to meet contractual principal or interest payment obligations. Interest accrued and unpaid at the time a loan is placed on non-accrual status is reversed from interest income. Interest payments received on non-accrual loans are not recognized as income and are applied to reduce the outstanding loan balance. At June 30, 2003, we had non-accrual loans of $478,000.

         Real estate acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned ("REO") until such time as it is sold. When real estate is acquired through foreclosure or by deed in lieu of foreclosure, it is recorded at its fair value, less estimated costs of disposal. If the fair value of the property is less than the loan balance, the difference is charged against the allowance for loan losses. At June 30, 2003, we had no other real estate owned.

         The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

                                          Loans Delinquent For
                               -----------------------------------------
                                    30-89 Days         90 Days and Over           Total
                               -------------------   -------------------   -------------------
                                Number     Amount     Number     Amount     Number     Amount
                               --------   --------   --------   --------   --------   --------
                                                     (Dollars in thousands)
At June 30, 2003
----------------
   One- to four-family .....          5   $    538         --   $     --          5   $    538
   Commercial real estate ..         --         --         --         --         --         --
   Commercial business .....          9        270          3         31         12        301
   Construction ............         --         --         --         --         --         --
   Consumer ................         84        768         13        119         97        887
                               --------   --------   --------   --------   --------   --------
     Total .................         98   $  1,576         16   $    150        114   $  1,726
                               ========   ========   ========   ========   ========   ========

At December 31, 2002
--------------------
   One- to four-family .....          3   $    181         --   $     --          3   $    181
   Commercial real estate ..         --         --         --         --         --         --
   Commercial business .....          2          5          2         30          4         35
   Construction ............         --         --         --         --         --         --
   Consumer ................         56        510          8         67         64        577
                               --------   --------   --------   --------   --------   --------
     Total .................         61   $    696         10   $     97         71   $    793
                               ========   ========   ========   ========   ========   ========

At December 31, 2001
--------------------
   One- to four-family .....         --   $     --          1   $      2          1   $      2
   Commercial real estate ..         --         --         --         --         --         --
   Commercial business .....          3         27         --         --          3         27
   Construction ............         --         --         --         --         --         --
   Consumer ................         48        433          3         25         51        458
                               --------   --------   --------   --------   --------   --------
     Total .................         51   $    460          4   $     27         55   $    487
                               ========   ========   ========   ========   ========   ========

At December 31, 2000
--------------------
   One- to four-family .....          3   $     96         --   $     --          3   $     96
   Commercial real estate ..          2          4          1         48          3         52
   Commercial business .....         --         --          3         50          3         50
   Construction ............         --         --         --         --         --         --
   Consumer ................         46        412          6         42         52        454
                               --------   --------   --------   --------   --------   --------
     Total .................         51   $    512         10   $    140         61   $    652
                               ========   ========   ========   ========   ========   ========

         Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates less than current market rates).

                                                                               December 31,
                                                June 30,    --------------------------------------------------------
                                                  2003        2002        2001        2000        1999        1998
                                                --------    --------    --------    --------    --------    --------
                                                                        (Dollars in thousands)
Non-accrual loans:
   One- to four-family ......................   $     87    $    193    $    192    $    152    $    303    $    317
   Commercial real estate ...................        242         468          77          86         418         349
   Commercial business ......................        149         125          --         606          --         335
   Construction .............................         --          --          --          --          --          --
   Consumer .................................         --          --          --          --          --          --
                                                --------    --------    --------    --------    --------    --------
     Total ..................................        478         786         269         844         721       1,001
                                                --------    --------    --------    --------    --------    --------

Loans past due 90 days or more and
      still on an accrual basis:
   One- to four-family ......................   $     --    $     --    $     --    $     --    $     --    $    131
   Commercial real estate ...................         --          --          --          48          --          --
   Commercial business ......................         --          30          --          50          --          27
   Construction .............................         --          --          --          --          --          --
   Consumer .................................        119          67          25          42          69          98
                                                --------    --------    --------    --------    --------    --------
     Total ..................................        119          97          25         140          69         256
                                                --------    --------    --------    --------    --------    --------

         Total non-performing loans .........   $    597    $    883    $    294    $    984    $    790    $  1,257
                                                --------    --------    --------    --------    --------    --------


Real estate owned:

   One- to four-family ......................   $     --    $     --    $     --    $     87    $     52    $      8
   Commercial real estate ...................         --          --          --          --          25         327
                                                --------    --------    --------    --------    --------    --------
         Total real estate owned ............         --          --          --          87          77         335
                                                --------    --------    --------    --------    --------    --------

Total non-performing assets .................   $    597    $    883    $    294    $  1,071    $    867    $  1,592
                                                ========    ========    ========    ========    ========    ========

Ratios:
   Non-performing loans to total loans ......        .30%        .48%        .19%        .72%        .70%       1.29%
   Non-performing assets to total assets ....        .17%        .28%        .10%        .43%        .38%        .77%

         Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category, the total loan balances by category and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

                                                                                       December 31,
                                                        ---------------------------------------------------------------------------
                            June 30, 2003                              2002                                   2001
                 ------------------------------------   ------------------------------------   ------------------------------------
                                          Percent of                             Percent of                             Percent of
                                Loan     Loans in Each                 Loan     Loans in Each                 Loan     Loans in Each
                 Loan Loss   Balances by  Category to   Loan Loss   Balances by  Category to   Loan Loss   Balances by  Category to
                 Allowance    Category    Total Loans   Allowance    Category    Total Loans   Allowance    Category    Total Loans
                 ----------  -----------  -----------   ----------  -----------  -----------   ----------  -----------  -----------
                                                               (Dollars in thousands)
One- to
  four-family .. $       70  $    26,039        12.87%  $       90  $    28,539        15.46%  $       96  $    26,311        16.58%
Commercial
  real estate ..        743       97,093        48.00          780       88,284        47.81          570       66,888        42.15
Commercial
  business .....      1,388       40,026        19.78        1,115       33,995        18.41          903       29,898        18.84
Construction ...         82        9,342         4.62           51        5,744         3.11           80        9,497         5.98
Consumer .......        255       29,796        14.73          278       28,072        15.21          279       26,101        16.45
                 ----------  -----------  -----------   ----------  -----------  -----------   ----------  -----------  -----------

   Total ....... $    2,538  $   202,296       100.00%  $    2,314  $   184,634       100.00%  $    1,928  $   158,695       100.00%
                 ==========  ===========  ===========   ==========  ===========  ===========   ==========  ===========  ===========


                                                                   December 31,
                 ------------------------------------------------------------------------------------------------------------------
                                2000                                   1999                                   1998
                 ------------------------------------   ------------------------------------   ------------------------------------
                                          Percent of                             Percent of                             Percent of
                                Loan     Loans in Each                 Loan     Loans in Each                 Loan     Loans in Each
                 Loan Loss   Balances by  Category to   Loan Loss   Balances by  Category to   Loan Loss   Balances by  Category to
                 Allowance    Category    Total Loans   Allowance    Category    Total Loans   Allowance    Category    Total Loans
                 ----------  -----------  -----------   ----------  -----------  -----------   ----------  -----------  -----------
                                                               (Dollars in thousands)
One- to
  four-family .. $      190  $    25,745        18.74%  $      240  $    23,132        20.39%  $      115  $    21,709        22.33%
Commercial
  real estate ..        420       54,203        39.44          588       41,607        36.68          410       35,070        36.08
Commercial
  business .....        846       28,405        20.67          261       23,129        20.39          440       21,834        22.46
Construction ...         37        4,721         3.44           78        5,500         4.85           24        2,052         2.11
Consumer .......        163       24,342        17.71          204       20,055        17.69          173       16,544        17.02
                 ----------  -----------  -----------   ----------  -----------  -----------   ----------  -----------  -----------

   Total ....... $    1,656  $   137,416       100.00%  $    1,371  $   113,423       100.00%  $    1,162  $    97,209       100.00%
                 ==========  ===========  ===========   ==========  ===========  ===========   ==========  ===========  ===========

Securities Activities

         Our securities investment policy is established by our Board of Directors. This policy identifies the general objectives of the management of the portfolio. Investment decisions will be made with those objectives in mind and they consist of (i) providing liquidity, (ii) meeting pledging requirements,
(iii) generating a reasonable return, (iv) minimizing credit and default risk,
(v) minimizing the bank's tax liability by investing in tax-exempt municipals primarily in New York State (vi) and providing consistency with our interest rate risk management strategy. The Board's asset/liability committee oversees our investment program and evaluates on an ongoing basis our investment policy and objectives. Our chief financial officer, or our chief financial officer acting with our chief executive officer, is responsible for making securities portfolio decisions in accordance with established policies. Our chief financial officer and chief executive officer have the authority to purchase and sell securities within specific guidelines established by the investment policy. In addition, all transactions are reviewed by the Board on a monthly basis.

         Our current investment policy generally permits securities investments in debt securities issued by the U.S. Government and U.S. Agencies, municipal bonds, and corporate debt obligations, as well as investments in common stock of government agencies such as the Federal Reserve Bank of New York and the Federal Home Loan Bank of New York. The policy also permits investments in mortgage-backed securities, including pass-through securities issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae as well as collateralized mortgage obligations ("CMOs") issued or backed by securities issued by these government agencies. Also permitted are investments in securities issued by the State of Israel. Our current investment strategy uses a risk management approach of diversified investing in fixed-rate, callable-securities with short- to intermediate-term maturities, as well as amortizing securities, which may have a longer term to maturity. The emphasis of this approach is to increase overall investment securities yields while managing interest rate risk and providing liquidity to fund loan growth.

         In accordance with SFAS No. 115, at the time of purchase, we designate a security as held to maturity, available for sale, or trading, depending on our ability and intent. Securities available for sale are reported at fair value, while securities held to maturity are reported at amortized cost. We do not have a trading portfolio.

         Government Securities. At June 30, 2003, we held government securities available for sale with a fair value of $79.6 million, consisting primarily of U.S. Agency obligations with maturities of one to fifteen years. While these securities are generally callable, they provide higher yields than other similar agency issues that are bullet maturities. Investments in mortgage-backed securities, which at June 30, 2003 had a fair value of $8.0 million to the extent appropriate for liquidity purposes, as collateral for borrowings, and for prepayment protection.


         Municipal Bonds. Our investment policy limits investments in municipal bonds to securities rated A or better by at least one nationally recognized rating agency, and favors issues that are insured unless the issuer is a local government entity within our service area. Such local entity obligations generally are not rated, and are subject to internal reviews. Our investment policy states that the chief financial officer will consider the bank's ability to take advantage of tax-exempt income as well as the investment in the local community when considering purchases of local municipal and fire district bonds. The policy also imposes a total municipal bond portfolio limit of 30% of the total investment portfolio. At June 30, 2003, we held $21.5 million in bonds issued by states and political subdivisions, $4.6 million of which were classified as held to maturity at amortized cost and $16.9 million of which were classified as available for sale at fair value.

         Equity Securities. At June 30, 2003, our equity securities available for sale had a fair value of $0.5 million and consisted of common stock issued by the Federal Home Loan Bank of New York and the Federal Reserve Bank of New York, both of which are required as a condition of membership in each.

         Mortgage-Backed Securities. We purchase mortgage-backed securities in order to: (i) generate positive interest rate spreads with minimal administrative expense; (ii) lower credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae and Ginnie Mae; and (iii) increase liquidity. We invest in mortgage-backed securities issued or sponsored by Fannie Mae, Freddie Mac, and Ginnie Mae. At June 30, 2003, our mortgage-backed securities portfolio totaled $8.0 million, all in available for sale at fair value. There are no CMOs included in the mortgage-backed investment portfolio.

         Available for Sale Portfolio. The following table sets forth the composition of our available for sale portfolio at the dates indicated.

                                                                                         December 31,
                                                            ------------------------------------------------------------------------
                                       June 30, 2003                2002                     2001                     2000
                                   ----------------------   ----------------------   ----------------------   ----------------------
                                   Amortized                Amortized                Amortized     Fair       Amortized
                                      Cost     Fair Value      Cost     Fair Value      Cost       Value         Cost     Fair Value
                                   ----------  ----------   ----------  ----------   ----------  ----------   ----------  ----------
                                                                            (In thousands)
Investment Securities:
   Federal agency obligations ..   $   78,597  $   79,600   $   64,264  $   65,378   $   56,553  $   56,631   $   60,015  $   59,176
   Corporate / other debt
        securities .............          390         400          390         394          440         440          440         440
   State and municipal
   securities ..................       15,904      16,887       13,991      14,526       13,646      13,651        6,546       6,663
   Equity securities ...........          497         497          497         497          448         448          643         643
                                   ----------  ----------   ----------  ----------   ----------  ----------   ----------  ----------

   Total investment securities
     available for sale ........       95,388      97,384       79,142      80,795       71,087      71,170       67,644      66,922
                                   ----------  ----------   ----------  ----------   ----------  ----------   ----------  ----------

Mortgage-Backed Securities:
   Pass-through securities:

     Fannie Mae ................        3,196       3,329        6,984       7,336       12,553      12,727        8,194       8,236
     GNMA ......................        4,405       4,621        4,304       4,469        3,225       3,247        4,152       4,090
                                   ----------  ----------   ----------  ----------   ----------  ----------   ----------  ----------

   Total mortgage-backed
     securities available for
     sale ......................        7,601       7,950       11,288      11,805       15,778      15,974       12,346      12,326
                                   ----------  ----------   ----------  ----------   ----------  ----------   ----------  ----------

   Total securities available
     for sale ..................   $  102,989  $  105,334   $   90,430  $   92,600   $   86,865  $   87,144   $   79,990  $   79,248
                                   ==========  ==========   ==========  ==========   ==========  ==========   ==========  ==========

         At June 30, 2003, our available for sale portfolio included a federal agency securities portfolio of $79.6 million in fair value. The agency securities portfolio consists primarily of callable debentures. The agency debentures are callable on a varied periodic basis following an initial holding period of from three to thirty-six months.

         Available for sale corporate / other debt securities, at fair value, totaled $0.4 million at June 30, 2003. These securities are all State of Israel bonds having maturities of less than three and one-half years, Equity securities available for sale at June 30, 2003 had a fair value of $0.5 million and consisted of Federal Reserve Bank of New York and Federal Home Loan Bank of New York common stock.

         At June 30, 2003, our available for sale portfolio included a municipal securities portfolio of $16.9 million in fair value. These securities consist primarily of New York State municipalities so that both a Federal and New York State tax benefit can be derived by the company. The chief financial officer will regularly monitor the taxable income position of the company so that it can maximize the impact of generating tax-exempt income from this portfolio.

         At June 30, 2003, $8.0 million of our available for sale mortgage-backed securities, at fair value, consisted of pass-through securities. We did not have an investment in any CMO at June 30, 2003.

         Held to Maturity Portfolio. The following table sets forth the composition of our held to maturity portfolio at the dates indicated.

                                                                                       December 31,
                                                         ---------------------------------------------------------------------------
                                    June 30, 2003                 2002                      2001                      2000
                               -----------------------   -----------------------   -----------------------   -----------------------
                               Amortized                 Amortized                 Amortized                 Amortized
                                  Cost      Fair Value      Cost      Fair Value      Cost      Fair Value      Cost      Fair Value
                               ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                        (In thousands)
Investment Securities:
   State and municipal
   securities ..............   $    4,604   $    4,941   $    5,538   $    5,859   $    6,480   $    6,720   $    8,638   $    8,764
   Federal agency
   obligations .............           --           --        1,702        1,712        2,310        2,272        2,153        1,897
   Other debt securities ...           42           49           40           43           37           37           34           34
                               ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------

   Total investment
     securities held to
     maturity ..............   $    4,646   $    4,990   $    7,280   $    7,614   $    8,827   $    9,029   $   10,825   $   10,695
                               ==========   ==========   ==========   ==========   ==========   ==========   ==========   ==========

         At June 30, 2003, our held to maturity state and municipal securities portfolio totaled $4.6 million at amortized cost. The majority of this portfolio consists of non-marketable local town, village and fire district bond issues. The bank views this as a major part of its obligation to reinvest in the communities in which our customer base resides.

Deposits

         General. Ellenville National Bank has developed a variety of deposit products ranging in maturity from demand-type accounts to certificates of deposit or Individual Retirement Account's (IRA) with maturities of up to five years. Most demand deposit accounts receive check imaged statements. Ellenville National Bank also offers several multi-product "relationship" accounts to its depositors. Ellenville National Bank's deposits are primarily derived from the areas where its banking offices are located. All accounts have Ellenville National Bank 24-Hour Access Line and ENBebank.com availability. Transaction and selected time accounts provide ATM card access with a personal identification number (PIN) and a $500 daily withdrawal limit. Ellenville National Bank provides Visa Check cards on transaction accounts at no annual or monthly fee subject to credit approval with a $750 daily withdrawal limit and a maximum of ten transactions per day.

         Business Accounts. Ellenville National Bank offers a check imaging business deposit account with a minimum opening deposit of $200. Each business account is assessed a $10 monthly service charge and a charge of ten cents for every check paid offset with a 10-cent credit for every $100 of the customer's low balance during the cycle. Ellenville National Bank does not assess a charge per deposit ticket or check in deposit or for each item of currency handled or for night deposits.

         Personal. Ellenville National Bank offers a check imaging personal deposit account with a minimum opening deposit of $100. A $12 monthly service charge is assessed if the average balance is below $1,000 during the cycle. Ellenville National Bank charges $25 per item on an overdraft account.

         Generations Gold - The Family Club. Ellenville National Bank offers a check imaging deposit account with membership rewards. These deposit accounts require a $500 opening deposit with a $12 monthly membership fee.

         Senior Direct. Ellenville National Bank offers a deposit account with all the benefits of "Generations Gold - The Family Club" for customers age 60 or older with a direct deposit of pay or Social Security checks. Ellenville National Bank does not assess a fee if the customer maintains a balance of $2,000 or more in another deposit account. If the balance falls below $2,000 during the cycle, a $4 membership fee is assessed.

         Vital. Ellenville National Bank offers a deposit account whereby the customer accepts check truncation requiring an opening deposit of $100. A monthly service charge of $5 is assessed and no minimum balance is required.

         Electronic Transfer (ETA). Ellenville National Bank offers a deposit account to accept electronic Federal deposits with the primary use of an ATM card for withdrawals. A monthly service charge of $3 is assessed and no minimum balance is required. Customers have ATM card access with a $500 daily withdrawal limit.

         At June 30, 2003, Ellenville National Bank's deposits totaled $307.7 million. Interest-bearing deposits totaled $230.8 million, and non-interest-bearing demand deposits totaled $76.9 million. NOW, savings and money market deposits totaled $130.4 million at June 30, 2003. Also at that date, we had a total of $100.4 million in certificates of deposit and IRA accounts. Although we have a significant portion of our deposits in shorter-term certificates of deposit, management monitors activity on these accounts and, based on historical experience and our current pricing strategy, we believe we will retain a large portion of such accounts upon maturity.

         Our deposits are obtained predominantly from the areas in which our branch offices are located. We rely on our accessible locations, customer service and competitive pricing to attract and retain these deposits. We accept certificates of deposit in excess of $100,000 for which we may provide preferential rates, but we do not actively solicit such deposits as they are more difficult to retain than core deposits. Municipal time accounts (certificates of deposit) are generally obtained through a bidding process, and tend to carry higher average interest rates than retail certificates of deposit of similar term.

         The following table sets forth the distribution of total deposit accounts, by account type, at the dates indicated.

                                                  June 30, 2003                          December 31, 2002
                                       -------------------------------------    -------------------------------------
                                                                   Weighted                                 Weighted
                                                                   Average                                  Average
                                         Amount      Percent         Rate         Amount      Percent         Rate
                                       ----------   ----------    ----------    ----------   ----------    ----------
                                                                   (Dollars in thousands)
Demand deposits:
   Retail ..........................   $   26,187         8.51%           --%   $   22,845         8.22%           --%
   Commercial ......................       50,719        16.48            --        50,733        18.26            --
                                       ----------   ----------                  ----------   ----------
   Total demand deposits ...........       76,906        24.99            --        73,578        26.48            --
NOW deposits .......................       31,742        10.32          0.51        24,540         8.83           .50
Savings deposits ...................       87,249        28.36          1.22        74,452        26.79          1.21
Money market deposits ..............       11,451         3.72          1.18         7,640         2.75          1.00
                                       ----------   ----------                  ----------   ----------
                                          207,348        67.39          0.66       180,210        64.85          0.62
Certificates of deposit and IRA's ..      100,350        32.61          2.48        97,666        35.15          2.86
                                       ----------   ----------                  ----------   ----------

   Total deposits ..................   $  307,698       100.00%         1.30%   $  277,876       100.00%         1.42%
                                       ==========   ==========                  ==========   ==========

                                                                    December 31,
                                   -----------------------------------------------------------------------------
                                                   2001                                     2000
                                   ------------------------------------     ------------------------------------
                                                              Weighted                                 Weighted
                                                              Average                                  Average
                                     Amount      Percent       Rate           Amount      Percent        Rate
                                   ----------   ----------   ----------     ----------   ----------   ----------
Demand deposits:
   Retail ......................   $   20,315         7.98%           --%   $   18,425         8.28%           --%
   Commercial ..................       43,767        17.19            --        36,581        16.43            --
                                   ----------   ----------                  ----------   ----------
   Total demand deposits .......       64,082        25.17            --        55,006        24.71            --
NOW deposits ...................       24,140         9.48           .76        17,762         7.98          1.13
Savings deposits ...............       65,630        25.78          1.58        53,921        24.22          2.54
Money market deposits ..........        9,274         3.65          1.45         6,259         2.81          2.64
                                   ----------   ----------                  ----------   ----------
                                      163,126        64.08           .81       132,948        59.72          1.32
Certificates of deposit and ....       91,445        35.92          3.76        89,663        40.28          6.03
                                   ----------   ----------                  ----------   ----------
IRA's

   Total deposits ..............   $  254,571       100.00%         1.87%   $  222,611       100.00%         3.27%
                                   ==========   ==========                  ==========   ==========

Borrowings

         At June 30, 2003, we had no outstanding borrowings. In the event we need to fund additional loan growth or replace deposit runoff, if that were to occur, we have unused but available sources of liquidity, which total $34.7 million, through advances from the Federal Home Loan Bank, federal funds borrowed from correspondent banks or the Federal Reserve Bank, and a repurchase agreement that we have with a correspondent bank.

Competition

         The banking and financial services industry in Orange, Sullivan and Ulster Counties is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, additional financial service providers and the accelerating pace of consolidation among financial services providers. Ellenville National Bank competes for loans, deposits and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other non-bank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader range of financial services than Ellenville National Bank. In order to compete with other financial services providers, Ellenville National Bank stresses the community nature of its banking operations and principally relies upon local promotional activities, personal relationships established by officers, directors and employees with their customers and specialized services tailored to meet the needs of the communities served.

Market for E.N.B. Holding Company Common Stock

         E.N.B. Holding Company common stock is not listed for quotation on any stock exchange. There is not active market for shares of E.N.B. Holding Company common stock. The company did sell 160 shares of treasury stock in 2001 at prices of $1,400.00 and $1,600.00 per share. In 2002, the Company sold 176 shares of treasury stock at a price of $1,775 per share. There were no shares sold in the first six months of 2003. Since 2001, E.N.B. Holding Company has paid a regular quarterly dividend of $4.00 per share and an additional fourth quarter dividend of $44.00 and $60.00 per share in 2001 and 2002, respectively, based on the company's earnings.

Beneficial Ownership of Securities

         The following table sets forth certain information as of June 30, 2003 regarding the beneficial ownership of E.N.B. Holding Company's common stock by
(i) each person who is known to management of E.N.B. Holding Company to beneficially own more than 5% of the outstanding shares of E.N.B. Holding Company common stock, (ii) each director and executive officer of E.N.B. Holding Company and (iii) all directors and executive officers as a group.

--------------------------------------------------------------------------------
        Name and address                    Amount of                Percentage
      of beneficial owner             beneficial ownership(1)        of class(2)
--------------------------------------------------------------------------------
Directors and Executive Officers
--------------------------------------------------------------------------------
Peter Berger                                675 shares                  4.43%
Director
--------------------------------------------------------------------------------
William H. Collier                          500 shares                  3.28%
Director and Secretary
--------------------------------------------------------------------------------
Jerome Ehrlich                              250 shares                  1.64%
Director
--------------------------------------------------------------------------------
Victoria Kossover                            50 shares                   .33%
Director
--------------------------------------------------------------------------------
J. William Lempka                           200 shares                  1.31%
Director
--------------------------------------------------------------------------------
Ronald Levy                                 114 shares                   .75%
Director
--------------------------------------------------------------------------------
Barbara Rosen                               334 shares                  2.19%
Director
--------------------------------------------------------------------------------
Carl J. Rosenstock                          270 shares                  1.77%
Director
--------------------------------------------------------------------------------
Herbert Rosenstock                          444 shares                  2.92%
Director
--------------------------------------------------------------------------------
Stanley C. Rosenstock                     1,437 shares                  9.44%
Director
--------------------------------------------------------------------------------
Matthew J. Scopteuolo                       430 shares                  2.82%
Director
--------------------------------------------------------------------------------
Morris Solomon                              744 shares                  4.89%
Director
--------------------------------------------------------------------------------
Glenn B. Sutherland                         100 shares                   .66%
Director and President
--------------------------------------------------------------------------------
Significant Shareholders
--------------------------------------------------------------------------------
Mildred Resnick                           1,375 shares                  9.03%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
All Directors and Executive               5,548 shares                 36.44%
Officers as a Group
--------------------------------------------------------------------------------

         (1) Except as otherwise indicated, the parties named in the above table have sole voting and investment power with respect to all shares of E.N.B. Holding Company common stock shown as beneficially owned by them. Information as to beneficial ownership of E.N.B. Holding Company common stock has been furnished by the respective persons listed in the above table.

         (2) "Percentage of class" reflects the listed shares as a percentage of the total number of outstanding shares of that class of stock.

Properties

         E.N.B. Holding Company's and Ellenville National Bank's administration building are located at 2 Elting Court, Ellenville, New York. Ellenville National Bank operates from nine full-service branch offices. E.N.B. Holding Company and Ellenville National Bank own six branch offices and the administration building, and lease the remaining three branch offices. The lease terms expire in 2004 through 2005, not including renewal option periods that may be available. It is anticipated that none of the branch offices will be closed upon completion of the merger.

         The following table sets forth the address, ownership status, date opened and deposit balances for each of Ellenville National Bank's branch offices:

------------------------------------------------------------------------------------------------------------
               Location                     Owned/Leased         Date Opened       Deposits at June 30, 2003
                                                                                    (dollars in thousands)
------------------------------------------------------------------------------------------------------------
Ellenville Branch Office (Main Office)
70 Canal Street                                Owned          December 21, 1956            $ 86,476
Ellenville, New York
------------------------------------------------------------------------------------------------------------
Woodridge Branch Office
13 Broadway                                    Owned          November 25, 1968            $ 15,913
Woodridge, New York
------------------------------------------------------------------------------------------------------------
Pine Bush Branch Office
2380 Route 52                                  Leased         February 21, 1975            $ 44,601
Pine Bush, New York
------------------------------------------------------------------------------------------------------------
Kerhonkson Branch Office
6100 Route 209                                 Owned          June 8, 1981                 $ 28,880
Kerhonkson, New York
------------------------------------------------------------------------------------------------------------
Blooming Grove Branch Office
815 Route 208                                  Owned          April 1, 1982                $ 27,162
Monroe, New York
------------------------------------------------------------------------------------------------------------
South Fallsburg Branch Office
5250 Main Street                               Owned          November 15, 1984            $ 22,318
South Fallsburg, New York
------------------------------------------------------------------------------------------------------------
Chester Branch Office
Chester Shopping Plaza Route 17M               Leased         November 6, 1985             $ 33,591
69 Brookside Avenue, Suite 204
Chester, New York
------------------------------------------------------------------------------------------------------------
Middletown Branch Office
Wallkill Plaza                                 Leased         October 19, 1992             $ 27,947
400 Route 211 East
Middletown, New York
------------------------------------------------------------------------------------------------------------
Newburgh Branch Office
200 Stony Brook Court                          Owned          April 5, 1999                $ 20,810
Newburgh, New York
------------------------------------------------------------------------------------------------------------

Employees

         At June 30, 2003, Ellenville National Bank had 155 employees, including 24 officers and 28 part-time staff. Ellenville National Bank pays a significant portion of the cost of health insurance for its full-time employees, and provides a significant contribution with the profit sharing savings plan it offers them. Ellenville National Bank considers its relations with its employees to be good. Neither E.N.B. Holding Company nor Ellenville National Bank is a party to any collective bargaining agreements.

Legal Proceedings

         E.N.B. Holding Company and Ellenville National Bank are from time to time parties to or otherwise involved in legal proceedings arising in the normal course of business. Management believes that neither E.N.B. Holding Company nor Ellenville National Bank is a party to, or any of their property is the subject of, any material pending or threatened legal proceedings that, if determined adversely, would have a material adverse effect on the consolidated financial condition, results of operations or cash flows of E.N.B. Holding Company.

                      AGREEMENT AND PLAN OF REORGANIZATION
                                 BY AND BETWEEN
                             PROVIDENT BANCORP, MHC,
                PROVIDENT BANCORP, INC. (A FEDERAL CORPORATION),
                PROVIDENT BANCORP, INC. (A DELAWARE CORPORATION),
                                 PROVIDENT BANK
                                       AND
                        E.N.B. HOLDING COMPANY, INC. AND
                            ELLENVILLE NATIONAL BANK



                                  July 1, 2003

                                TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS..................................................5
         1.1.     Certain Definitions..........................................5
ARTICLE II THE MERGER.........................................................12
         2.1.     Merger......................................................12
         2.2.     Effective Time..............................................13
         2.3.     Certificate of Incorporation and Bylaws.....................13
         2.4.     Directors and Officers of Surviving Corporation.............13
         2.5.     Additional Director of New Provident Bancorp and
                    Provident Bank............................................13
         2.6.     Effects of the Merger.......................................14
         2.7.     Tax Consequences............................................14
         2.8.     Possible Alternative Structures.............................14
         2.9.     The Conversion..............................................14
ARTICLE III CONVERSION OF SHARES..............................................15
         3.1.     Conversion of ENBHC Common Stock; Merger Consideration......15
         3.2.     Election Procedures.........................................17
         3.3.     Procedures for Exchange of ENBHC Common Stock...............20
         3.4.     Reservation of Shares.......................................22
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ENBHC............................22
         4.1.     Organization................................................23
         4.2.     Capitalization..............................................23
         4.3.     Authority; No Violation.....................................24
         4.4.     Consents....................................................25
         4.5.     Financial Statements........................................25
         4.6.     Taxes.......................................................26
         4.7.     No Material Adverse Effect..................................26
         4.8.     Material Contracts; Leases; Defaults........................26
         4.9.     Ownership of Property; Insurance Coverage...................28
         4.10.    Legal Proceedings...........................................29
         4.11.    Compliance With Applicable Law..............................29
         4.12.    Employee Benefit Plans......................................30
         4.13.    Brokers, Finders and Financial Advisors.....................33
         4.14.    Environmental Matters.......................................33
         4.15.    Loan Portfolio..............................................34
         4.16.    Related Party Transactions..................................36
         4.17.    Schedule of Termination Benefits............................36
         4.18.    Deposits....................................................36
         4.19.    Antitakeover Provisions Inapplicable........................36
         4.20.    Registration Obligations....................................37
         4.21.    Risk Management Instruments.................................37
         4.22.    Fairness Opinion............................................37
         4.23.    Trust Accounts..............................................37
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PROVIDENT BANCORP GROUP...........37
         5.1.     Organization................................................38
         5.2.     Capitalization..............................................38

         5.3.     Authority; No Violation.....................................39
         5.4.     Consents....................................................40
         5.5.     Financial Statements........................................40
         5.6.     Taxes.......................................................41
         5.7.     No Material Adverse Effect..................................42
         5.8.     Ownership of Property; Insurance Coverage...................42
         5.9.     Legal Proceedings...........................................42
         5.10.    Compliance With Applicable Law..............................42
         5.11.    Employee Benefit Plans......................................43
         5.12.    Environmental Matters.......................................45
         5.13.    Loan Portfolio..............................................46
         5.14.    Securities Documents........................................47
         5.15.    Deposits....................................................47
         5.16.    Antitakeover Provisions Inapplicable........................47
         5.17.    Risk Management Instruments.................................47
         5.18.    Brokers, Finders and Financial Advisors.....................48
ARTICLE VI COVENANTS OF ENBHC.................................................48
         6.1.     Conduct of Business.........................................48
         6.2.     Current Information.........................................52
         6.3.     Access to Properties and Records............................53
         6.4.     Financial and Other Statements..............................53
         6.5.     Maintenance of Insurance....................................54
         6.6.     Disclosure Supplements......................................54
         6.7.     Consents and Approvals of Third Parties.....................54
         6.8.     All Reasonable Efforts......................................54
         6.9.     Failure to Fulfill Conditions...............................55
         6.10.    No Solicitation.............................................55
         6.11.    Reserves and Merger-Related Costs...........................56
         6.12.    Board of Directors and Committee Meetings...................56
ARTICLE VII COVENANTS OF PROVIDENT BANCORP....................................57
         7.1.     Conduct of Business.........................................57
         7.2.     Current Information.........................................57
         7.3.     Financial and Other Statements..............................57
         7.4.     Disclosure Supplements......................................57
         7.5.     Consents and Approvals of Third Parties.....................58
         7.6.     All Reasonable Efforts......................................58
         7.7.     Failure to Fulfill Conditions...............................58
         7.8.     Employee Benefits...........................................58
         7.9.     Directors and Officers Indemnification and Insurance........60
         7.10.    Stock Listing...............................................61
ARTICLE VIII REGULATORY AND OTHER MATTERS.....................................62
         8.1.     ENBHC and Provident Bancorp Shareholder Meetings............62
         8.2.     Proxy Statement-Prospectus..................................62
         8.3.     The Mutual Company Conversion from Mutual to Stock Form.....64
         8.4.     Regulatory Approvals........................................66
         8.5.     Affiliates..................................................66

ARTICLE IX CLOSING CONDITIONS.................................................66
         9.1.     Conditions to Each Party's Obligations under this
                    Agreement.................................................66
         9.2.     Conditions to the Obligations of Provident Bancorp under
                    this Agreement............................................68
         9.3.     Conditions to the Obligations of ENBHC under this
                    Agreement.................................................69
ARTICLE X THE CLOSING.........................................................70
         10.1.    Time and Place..............................................70
         10.2.    Deliveries at the Pre-Closing and the Closing...............71
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER..................................71
         11.1.    Termination.................................................71
         11.2.    Effect of Termination.......................................73
         11.3.    Amendment, Extension and Waiver.............................74
ARTICLE XII MISCELLANEOUS.....................................................74
         12.1.    Confidentiality.............................................74
         12.2.    Public Announcements........................................75
         12.3.    Survival....................................................75
         12.4.    Notices.....................................................75
         12.5.    Parties in Interest.........................................76
         12.6.    Complete Agreement..........................................76
         12.7.    Counterparts................................................77
         12.8.    Severability................................................77
         12.9.    Governing Law...............................................77
         12.10.   Interpretation..............................................77
         12.11.   Specific Performance........................................77

Exhibit A   Form of Voting Agreement
Exhibit B   Affiliates Agreement
Exhibit C   Matters to be Covered in Opinion of Counsel to be Delivered to New
            Provident Bancorp
Exhibit D   Matters to be Covered in Opinion of Counsel to be Delivered to ENBHC

                      AGREEMENT AND PLAN OF REORGANIZATION

         This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), is dated as of July 1, 2003, by and between PROVIDENT BANCORP, MHC, a mutual holding company (the "Mutual Company"), its majority-owned subsidiary, PROVIDENT BANCORP, INC., a federal corporation ("Provident Bancorp"), PROVIDENT BANK, a stock savings association ("Provident Bank"), PROVIDENT BANCORP, INC., a Delaware corporation ("New Provident Bancorp"), E.N.B. HOLDING COMPANY, INC., a New York corporation ("ENBHC"), and its wholly-owned subsidiary, ELLENVILLE NATIONAL BANK, a national bank ("ENB").

         WHEREAS, the Board of Directors of each of the parties (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of the respective parties and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Board of Directors;

         WHEREAS, in connection with the transactions described in this Agreement, it is intended that the Mutual Company will convert from the mutual form of organization to the capital stock form of organization, and that in connection with such Conversion New Provident Bancorp will conduct a subscription offering of its common stock, and if necessary a community and/or syndicated community offering, and an exchange offering to the existing public shareholders of Provident Bancorp; and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

         1.1.     Certain Definitions.

         As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, both here and throughout this Agreement, references to Articles and Sections refer to Articles and Sections of this Agreement).

         "Affiliate" means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

         "Agreement" means this agreement, and any amendment or supplement hereto.

         "Applications" means the applications for regulatory approval that are required by the transactions contemplated hereby.

         "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

         "Bank Merger" shall mean the merger of ENB with and into Provident Bank, with Provident Bank as the surviving institution, which merger shall occur following the Merger.

         "Bank Regulator" shall mean any Federal or state banking regulator, including but not limited to the FDIC, the OTS, the OCC, and the FRB, which regulates Provident Bank or ENB, or any of their respective holding companies or subsidiaries, as the case may be.

         "BIF" shall mean the Bank Insurance Fund as administered by the FDIC.

         "Certificate" shall mean certificates evidencing shares of ENBHC Common Stock.

         "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Compensation and Benefit Plans" shall have the meaning set forth in
Section 4.12.1.

         "Confidentiality Agreements" shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.

         "Conversion" shall mean the conversion from mutual to stock form of the Mutual Company, pursuant to the Plan of Conversion adopted by the Mutual Company.

         "Conversion Offering" shall mean the offering, in connection with the Conversion, of shares of New Provident Bancorp Common Stock in a subscription offering and, if necessary, a community offering and/or a syndicated community offering.

         "Conversion Price Per Share" shall have the meaning set forth in
Section 2.9.

         "Conversion Prospectus" shall mean a prospectus issued by New Provident Bancorp in connection with the Offering, that meets all of the requirements of the Securities Act, applicable state securities laws and banking laws and regulations. The Conversion Prospectus may be combined with (i) the Proxy Statement-Prospectus delivered to shareholders of ENBHC in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby and the offering of the New Provident Bancorp Common Stock to them as Merger Consideration, and (ii) the proxy statement delivered to Provident Bancorp shareholders in connection with the solicitation of their approval of the Conversion and the Plan of Conversion.

         "Conversion Registration Statement" shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of New Provident Bancorp Common Stock to be offered and issued in connection with the Offering. The Merger

Registration Statement and the Conversion Registration Statement may be separate registration statements or may be combined in one registration statement that shall register shares of New Provident Bancorp Common Stock to be offered and issued in connection with the Offering and to be offered to holders of ENBHC Common Stock in connection with the Merger.

         "DGCL" shall mean the Delaware General Corporation Law.

         "Depositors" shall mean former or current depositors of Provident Bank that under the Plan of Conversion are given, as indicated by the context, the opportunity to purchase New Provident Bancorp Common Stock in the Conversion or the opportunity to vote on the Plan of Conversion.

         "Dissenting Shares" shall have the meaning set forth in Section 3.1.4.

         "Dissenting Shareholder" shall have the meaning set forth in Section 3.1.4.

         "Effective Time" shall mean the date and time specified pursuant to
Section 2.2 hereof as the effective time of the Merger.

         "ENB" shall mean Ellenville National Bank, a national bank, with its principal offices located at 70 Canal Street, P.O. Box 669, Ellenville, New York, 12428, which is a wholly-owned subsidiary of ENBHC.

         "ENBHC" shall mean E.N.B. Holding Company, Inc., a New York corporation, with its principal offices located at 70 Canal Street, P.O. Box 699, Ellenville, New York 12428.

         "ENBHC Common Stock" shall mean the common stock, par value $20.00 per share, of ENBHC.

         "ENBHC DISCLOSURE SCHEDULE" shall mean a written disclosure schedule delivered by ENBHC to Provident Bancorp specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters described therein.

         "ENBHC Employee Plan(s)" shall mean all stock option, employee stock purchase, stock bonus and any other stock-based plans, qualified pension or profit-sharing plans, any deferred compensation, non-qualified plan or arrangement, supplemental retirement, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of any of the employees or former employees or directors of ENBHC or any ENBHC Subsidiary, whether written or oral.

         "ENBHC Financial Statements" shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of ENBHC as of December 31, 2002 and 2001 and the consolidated statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of ENBHC for each of the three years ended December 31, 2002, 2001 and 2000, and (ii) the unaudited interim consolidated financial statements of ENBHC as of the end of each calendar quarter following December 31, 2002 and for the periods then ended.

         "ENBHC Regulatory Reports" means the Call Reports of ENB and accompanying schedules, as filed with the OCC, for each calendar quarter beginning with the quarter ended March 31, 2001, through the Closing Date, and all Reports filed with the FRB by ENBHC from December 31, 2001 through the Closing Date.

         "ENBHC Shareholders Meeting" means the meeting of shareholders of ENBHC to be held for the purpose of considering and approving this Agreement and the Merger.

         "ENBHC Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by ENBHC or ENB, except any corporation the stock of which is held in the ordinary course of the lending activities of ENB.

         "Environmental Laws" means any Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss.9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.1101, et seq; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" shall mean a bank or trust company or other agent designated by Provident Bancorp, and reasonably acceptable to ENBHC, which shall act as agent for New Provident Bancorp in connection with the exchange procedures for converting Certificates into the Merger Consideration.

         "Exchange Fund" shall have the meaning set forth in Section 3.3.1.

         "Exchange Offering" shall mean the offer and issuance of New Provident Bancorp Common Stock, in connection with the Conversion, to the existing public shareholders of Provident Bancorp.

         "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

         "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

         "FHLB" shall mean the Federal Home Loan Bank of New York.

         "FRB" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

         "GAAP" shall mean Generally Accepted Accounting Principles, consistently applied and as in effect from time to time in the United States of America.

         "Governmental Entity" shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

         "HOLA" shall mean the Home Owners' Loan Act, as amended.

         "Independent Valuation" shall mean the appraised pro forma market value of the New Provident Bancorp Common Stock issued in the Conversion, and any updates, as determined by an independent valuation.

         "IRS" shall mean the United States Internal Revenue Service.

         "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known, or should have been known, by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by that Person.

         "Material Adverse Effect" shall mean, with respect to Provident Bancorp or ENBHC, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Provident Bancorp and its Subsidiaries taken as a whole, or ENBHC and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either ENBHC, on the one hand, or Provident Bancorp, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions generally, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the direct effects of compliance with this Agreement on the operating performance of the parties including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement and (e) any change in the value of the securities portfolio of Provident Bancorp or ENBHC, whether held as available for sale or held to maturity, resulting from a change in interest rates generally.

         "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

         "Merger" shall mean the merger of ENBHC with and into New Provident Bancorp (or a subsidiary thereof) pursuant to the terms hereof.

         "Merger Consideration" shall mean the cash or New Provident Bancorp Common Stock, or combination thereof, in an aggregate per share amount to be paid by New Provident Bancorp for each share of ENBHC Common Stock equal to $4,830.00, as set forth in Section 3.1.

         "Merger Registration Statement" shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of New Provident Bancorp Common Stock to be offered to holders of ENBHC Common Stock in connection with the Merger. The Merger Registration Statement and the Conversion Registration Statement may be separate registration statements or may be combined in one registration statement that shall register shares of New Provident Bancorp Common Stock to be offered and sold in connection with the Offering and to be offered to holders of ENBHC Common Stock in connection with the Merger.

         "Mutual Company" shall mean Provident Bancorp, MHC, a federally chartered mutual holding company that owns a majority of the Provident Bancorp Common Stock.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "New Provident Bancorp" shall mean Provident Bancorp, Inc., a Delaware corporation with its principal executive offices located at 400 Rella Boulevard, P.O. Box 600, Montebello, New York 10901, which was organized in connection with the Conversion and which will be the successor to Provident Bancorp.

         "New Provident Bancorp Common Stock" shall mean the common stock, par value $.01 per share, of New Provident Bancorp that will be issued and sold in the Offering and the Merger.

         "NYBCL" means the New York Business Corporation Law.

         "OCC" means the Office of Comptroller of the Currency or any successor thereto.

         "Offering" shall mean the Conversion Offering and the Exchange
Offering.

         "OTS" shall mean the Office of Thrift Supervision or any successor thereto.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Pension Plan" shall have the meaning set forth in Section 4.12.2.

         "Person" shall mean any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

         "Plan of Conversion" shall mean the Plan of Conversion and Reorganization pursuant to which the Mutual Company will convert from the mutual form of organization to the capital stock form of organization.

         "Pre-Closing" shall have the meaning set forth in Section 10.1 hereof.

         "Pre-Closing Date" shall be the date on which the Pre-Closing occurs.

         "Provident Bank" shall mean Provident Bank, a Federally chartered stock savings association, with its principal offices located at 400 Rella Boulevard, P.O. Box 600, Montebello, New York, which is a wholly owned subsidiary of Provident Bancorp.

         "Provident Bancorp" shall mean Provident Bancorp, Inc., a federal corporation prior to consummation of the Conversion, with its principal executive offices located at 400 Rella Boulevard, P.O. Box 600, Montebello, New York.

         "Provident Bancorp Common Stock" shall mean the common stock, par value $.10 per share, of Provident Bancorp.

         "PROVIDENT BANCORP DISCLOSURE SCHEDULE" shall mean a written disclosure schedule delivered by Provident Bancorp to ENBHC specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

         "Provident Bancorp Option Plans" shall mean the Provident Bancorp, Inc. 2000 Stock Option Plan and the Provident Bancorp, Inc. 2000 Recognition and Retention Plan.

         "Provident Bancorp Statements" shall mean the (i) unaudited balance sheet of the Mutual Company as of September 30, 2002 and the unaudited income statement of the Mutual Company for the year ended September 30, 2002, and (ii) the audited consolidated statements of financial condition (including related notes and schedules) of Provident Bancorp as of September 30, 2002 and 2001 and the consolidated statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Provident Bancorp for each of the three years ended September 30, 2002, 2001 and 2000, as set forth in Provident Bancorp's annual report for the year ended September 30, 2002, and the unaudited interim consolidated financial statements of Provident Bancorp as of the end of each quarter following September 30, 2002, and for the periods then ended, as filed by Provident Bancorp in its Securities Documents.

         "Provident Bancorp Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Provident Bancorp, Provident Bank or any Bank Affiliate, except any corporation the stock of which is held in the ordinary course of the lending activities of Provident Bank.

         "Proxy Statement-Prospectus" shall mean the proxy statement/prospectus, as amended or supplemented, to be delivered to shareholders of ENBHC in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby and the offering of the New Provident Bancorp Common Stock to them as Merger Consideration. The Proxy Statement-Prospectus may be combined with (i) the Conversion Prospectus delivered to offerees in the Conversion Offering and Exchange Offering, and (ii) the proxy statement delivered to Provident Bancorp shareholders in connection with the solicitation of their approval of the Conversion and the Plan of Conversion.

         "Regulatory Agreement" shall have the meaning set forth in Section 4.11.3.

         "Rights" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

         "SAIF" shall mean the Savings Association Insurance Fund administered by the FDIC.

         "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

         "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Stock Exchange" shall mean the Nasdaq National Market.

         "Subsidiary" shall have the meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

         "Surviving Corporation" shall have the meaning set forth in Section 2.1 hereof.

         "Termination Date" shall mean July 31, 2004.

         Other terms used herein are defined in the preamble and elsewhere in this Agreement.



                                   ARTICLE II
                                   THE MERGER

         2.1.     Merger.

         As promptly as practicable following the satisfaction or waiver of the conditions to each party's respective obligations hereunder, and subject to the terms and conditions of this Agreement, at the Effective Time: (a) ENBHC shall merge with and into New Provident Bancorp, or a to-be-formed subsidiary of New Provident Bancorp, with New Provident Bancorp (or the subsidiary) as the resulting or surviving corporation (the "Surviving Corporation"); and (b) the separate existence of ENBHC shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of ENBHC shall be vested in and assumed by New Provident Bancorp. As part of the Merger, each share of ENBHC Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof. Immediately after the Merger, ENB shall merge with and into Provident Bank, with Provident Bank as the resulting institution.

         2.2.     Effective Time.

         The Merger shall be effected by the filing of a certificate of merger with the Delaware Office of the Secretary of State, in accordance with the DGCL, and with the New York Department of State, in accordance with the NYBCL, on the day of the closing ("Closing Date") provided for in Article X hereof (the "Closing"). The "Effective Time" means the date and time upon which the certificate of merger is filed with the Delaware Office of the Secretary of State, and with the New York Department of State, or as otherwise stated in the certificates of merger. The Closing of the Merger shall immediately follow the closing of the Offering.

         2.3.     Certificate of Incorporation and Bylaws.

         The Certificate of Incorporation and Bylaws of New Provident Bancorp shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable law.

         2.4.     Directors and Officers of Surviving Corporation.

         Except as provided in Section 2.5, the directors of New Provident Bancorp immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of New Provident Bancorp immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         2.5.     Additional Directors of New Provident Bancorp and Provident
Bank.

         Effective as of the Effective Time, the number of persons constituting the Board of Directors of each of New Provident Bancorp and Provident Bank shall be increased by two (2), and two (2) persons designated by Provident Bancorp, who are directors of ENBHC or ENB, shall be appointed and elected to the Board of Directors of both New Provident Bancorp and Provident Bank. The two persons designated by Provident Bancorp shall be selected from a list of five (5) directors serving on the board of directors of ENBHC or ENB, which list shall be provided by ENBHC to Provident Bancorp. Any such individual proposed by ENBHC must meet the eligibility criteria applicable to all directors of New Provident Bancorp and Provident Bank. The foregoing obligation to appoint persons to the Board of Directors of New Provident Bancorp and Provident Bank shall not apply in the event that ENBHC elects to proceed with the Merger on the basis of the All Cash Consideration in accordance with Section 2.9.2. In addition, at the Effective Time, Provident Bank will appoint four members of ENB's board of directors, as mutually agreed, for positions on Provident Bank's existing regional advisory board of directors. Advisory board members shall receive a quarterly payment of no less than $800. Pursuant to OTS regulations and policy, any appointment to the regional advisory board will be for a one-year term, subject to renewal of terms at Provident Bank's discretion.

         2.6.     Effects of the Merger.

         At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL and the NYBCL.

         2.7.     Tax Consequences.

         It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither New Provident Bancorp, Provident Bancorp, nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. New Provident Bancorp and ENBHC each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinion. This Section 2.7 shall not apply in the event circumstances occur resulting in the Merger Consideration becoming the "All Cash Consideration" as set forth in Section 2.9. In such a case, it is intended that the Merger shall constitute a taxable sale of the ENBHC Common Stock held by the holders of such stock to New Provident Bancorp.

         2.8.     Possible Alternative Structures.

         Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Provident Bancorp or New Provident Bancorp shall be entitled to revise the structure of the Merger described in Section 2.1 hereof, provided that (i) there are no adverse Federal or state income tax consequences to ENBHC shareholders as a result of the modification; (ii) the consideration to be paid to the holders of ENBHC Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger. The Mutual Company, Provident Bancorp, New Provident Bancorp, Provident Bank, ENBHC and ENB agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

         2.9.     The Conversion

                  2.9.1. Contemporaneous with the adoption of this Agreement, the Board of Directors of the Mutual Company is adopting a Plan of Conversion to convert into the capital stock form of organization. New Provident Bancorp is being organized to succeed to the rights and obligations of the Mutual Company and Provident Bancorp and to offer for sale shares of common stock to depositors in the Conversion, based on the Independent Valuation. The price per share of the shares of New Provident Bancorp Common Stock to be issued in the Conversion is referred to as the "Conversion Price Per Share." The Conversion Price Per Share is expected to be $10.00. The shares of New Provident Bancorp Common Stock to be issued in connection with the Merger may be either shares unsubcribed for in the Conversion subscription and/or community offering, or if such shares are unavailable, authorized but unissued shares of New Provident Bancorp Common Stock, which shares shall be issued immediately following completion of the Conversion.

                  2.9.2. If the Conversion is terminated, or if the Conversion is postponed such that for any reason whatsoever it is not consummated prior to March 31, 2004, then at ENBHC's election, either: (i) this Agreement shall be deemed to provide, without further action of the parties hereto, that the Merger Consideration shall be $4,500.00 in cash (the "All Cash Consideration"); in such case, unless the payment of the All Cash Consideration has been approved by the ENBHC shareholders, ENBHC shall as promptly as practicable hold another meeting of its shareholders to approve the All Cash Consideration, and Provident Bancorp may be required to re-new its request for regulatory approvals in light of the All Cash Consideration; or (ii) ENBHC may terminate this Agreement and elect to receive from Provident Bancorp a cash payment in the amount of $3,700,000 ("Termination Fee"). ENBHC shall provide written notice to Provident Bancorp, within fifteen (15) days after Provident Bancorp notifies ENBHC in writing of the termination or postponement of the Conversion, or by April 15, 2004, whichever is earlier, of ENBHC's election to either terminate this Agreement and receive the Termination Fee or proceed with the Agreement on the basis of the All Cash Consideration. If ENBHC elects to terminate the Agreement and receive the Termination Fee, the Termination Fee shall be paid by Provident Bancorp within two business days of receipt by Provident Bancorp of the written notice. Upon payment of the Termination Fee, none of the parties (including the directors and officers of each party and all Affiliates) shall have any further liability to the other parties (including the directors and officers of each party and all Affiliates) at law or in equity under this Agreement, it being agreed that the payment of the Termination Fee shall constitute complete performance of all obligations under this Agreement.


                                  ARTICLE III
                              CONVERSION OF SHARES

         3.1.     Conversion of ENBHC Common Stock; Merger Consideration.

         At the Effective Time, by virtue of the Merger and without any action on the part of New Provident Bancorp, ENBHC or the holders of any of the shares of ENBHC Common Stock, the Merger shall be effected in accordance with the following terms:

                  3.1.1. All shares of ENBHC Common Stock held in the treasury of ENBHC and each share of ENBHC Common Stock owned by Provident Bancorp or any direct or indirect wholly owned subsidiary of Provident Bancorp or of ENBHC immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

                  3.1.2. Each outstanding share of ENBHC Common Stock that under the terms of Section 3.2 is to be converted into the right to receive shares of New Provident Bancorp Common Stock shall, subject to Section 3.3, be converted into and become the right to receive that number of shares of New Provident Bancorp Common Stock as shall equal $4,830.00 divided by the Conversion Price Per Share. For example, if the Conversion Price Per Share is $10.00, then each outstanding share of ENBHC Common Stock that under the terms of Section 3.2 is to be converted into the right to receive shares of New Provident Bancorp Common Stock shall, subject to Section 3.3, be converted into and become the right to receive four hundred and eighty-three (483) shares of New Provident Bancorp Common Stock.

          In the event that the dollar value of the shares of New Provident Common Stock sold in the Conversion by New Provident Bancorp (excluding shares issued in the Exchange Offering, and excluding the shares of New Provident Bancorp Common Stock issued by New Provident Bancorp to any charitable foundation formed or caused to be formed by Provident Bank, Provident Bancorp, New Provident Bancorp or the Mutual Company as part of the Conversion) exceeds $181,315,000, then each outstanding share of ENBHC Common Stock that under the terms of Section 3.2 is converted into the right to receive shares of New Provident Bancorp Common Stock shall, subject to Section 3.3, be converted into and become the right to receive that number of shares of New Provident Bancorp Common Stock as shall equal (x) $4,830.00 divided by the Conversion Price Per Share (y) multiplied by a fraction, the numerator of which equals the dollar value of the shares of New Provident Common Stock sold in the Conversion by New Provident Bancorp (excluding shares issued in the Exchange Offering, and excluding the shares of New Provident Bancorp Common Stock issued by New Provident Bancorp to any charitable foundation formed or caused to be formed by Provident Bank, Provident Bancorp, New Provident Bancorp or the Mutual Company as part of the Conversion) and the denominator of which equals $181,315,000. For example, if the Conversion Price Per Share is $10.00, and the dollar value of the shares of New Provident Common Stock sold in the Conversion by New Provident Bancorp (excluding shares issued in the Exchange Offering, and excluding the shares of New Provident Bancorp Common Stock issued by New Provident Bancorp to any charitable foundation formed or caused to be formed by Provident Bank, Provident Bancorp, New Provident Bancorp or the Mutual Company as part of the Conversion) equals $190,000,000, then each outstanding share of ENBHC Common Stock that under the terms of Section 3.2 is to be converted into the right to receive shares of New Provident Bancorp Common Stock shall, subject to Section 3.3, be converted into and become the right to receive five hundred and six
(506) shares of New Provident Bancorp Common Stock ($4,830 divided by $10.00, or 483 shares, multiplied by 1.0479 ($190,000,000 divided by $181,315,000), with the fractional share interest to be paid in cash by New Provident Bancorp pursuant to Section 3.2.3).

                  3.1.3. Each outstanding share of ENBHC Common Stock that under the terms of Section 3.2 is to be converted into the right to receive cash shall be converted into the right to receive a cash payment of $4,830.00 (the "Cash Election Price").

                  3.1.4. Each outstanding share of ENBHC Common Stock the holder of which has perfected his right to dissent under the NYBCL and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of New Provident Bancorp Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the NYBCL. ENBHC shall give New Provident Bancorp prompt notice upon receipt by ENBHC of any such demands for payment of the fair value of such shares of ENBHC Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"), and New Provident Bancorp shall have the right to participate in all negotiations and proceedings with respect to any such demands. ENBHC shall not, except with the prior written consent of New Provident Bancorp, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the NYBCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

                  3.1.5. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder's shares of ENBHC Common Stock shall be converted into a right to receive cash or New Provident Bancorp Common Stock in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of ENBHC Common Stock of such holder shall be converted on a share by share basis into either the right to receive the Cash Election Price or New Provident Bancorp Common Stock as New Provident Bancorp shall determine in its sole discretion.

                  3.1.6. After the Effective Time, shares of ENBHC Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section be the right to receive the Merger Consideration.

         3.2.     Election Procedures.

         Holders of ENBHC Common Stock may elect to receive shares of New Provident Bancorp Common Stock, the Cash Election Price, or a combination thereof, in exchange for their shares of ENBHC Common Stock in accordance with the following procedures.

                  3.2.1. An election form as New Provident Bancorp and ENBHC shall mutually agree ("Election Form") will be sent no more than 60 business days and no less than 15 business days prior to the expected Effective Time (provided that it need not be sent until the requisite approvals from the Bank Regulators (as defined in Section 8.4) have been obtained) to each holder of record of ENBHC Common Stock permitting such holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive New Provident Bancorp Common Stock with respect to each share of such holder's ENBHC Common Stock as provided herein (the "ENBHC Stock Election Shares"), (ii) to elect to receive cash with respect to each share of such holder's ENBHC Common Stock as provided herein (the "ENBHC Cash Election Shares"), or (iii) to elect to receive New Provident Bancorp Common Stock for part of such holder's ENBHC Common Stock as provided herein and cash for the remaining part of such holders' ENBHC Common Stock as provided herein. Any shares of ENBHC Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made such an election by submission to the Exchange Agent on an effective, properly completed Election Form shall be deemed converted on a share by share basis into either the right to receive the Cash Election Price or New Provident Bancorp Common Stock as New Provident Bancorp shall determine in its sole discretion. Any Dissenting Shares shall be deemed to be ENBHC Cash Election Shares, and with respect to such shares the holders thereof shall in no event receive consideration comprised of New Provident Bancorp Common Stock.

                  3.2.2. The term "Election Deadline", as used below, shall mean 5:00 p.m., New York time, on the business day specified in the Election Form, which Election Deadline shall be no less than two and no more than five business days prior to the date of the Effective Time, or such other date as ENBHC and New Provident Bancorp shall mutually agree upon. Any election to receive New Provident Bancorp Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made. Within five business days after the Election Deadline, the Exchange Agent shall calculate the allocation among holders of ENBHC Common Stock of rights to receive New Provident Bancorp Common Stock or the Cash Election Price in the Merger in accordance with the Election Forms as follows:

                  (i) If the number of ENBHC Cash Election Shares is greater than the quotient of (x) $36,773,205 divided by (y) the Cash Election Price (the "Cash Conversion Shares"), then:

                           (1) all ENBHC Stock Election Shares will be converted into the right to receive New Provident Bancorp Common Stock, and

                           (2) each ENBHC Cash Election Share will be converted into the right to receive New Provident Bancorp Common Stock and cash in the following manner:

                                   (A)      a proration factor (the "Cash
                                            Proration Factor") shall be
                                            determined by dividing (x)
                                            $36,773,205, by (y) the product of
                                            the number of ENBHC Cash Election
                                            Shares multiplied by the Cash
                                            Election Price;

                                   (B)      the number of ENBHC Cash Election
                                            Shares held by each holder of shares
                                            of ENBHC Common Stock that will be
                                            converted into the right to receive
                                            cash pursuant to the terms of
                                            Section 3.1.3 shall be determined by
                                            multiplying the Cash Proration
                                            Factor by the number of ENBHC Cash
                                            Election Shares held by such holder;
                                            and

                                   (C) all ENBHC Cash Election Shares other than those shares converted into the right to receive cash in accordance with the preceding subparagraph (B) shall be converted into the right to receive New Provident Bancorp Common Stock in accordance with the terms of Section 3.1.2; or

                  (ii) If the number of ENBHC Cash Election Shares is less than the Cash Conversion Shares, then:

                           (1) all ENBHC Cash Election Shares (subject to the provisions of Section 3.1.4 with respect to any Dissenting Shares) will be converted into the right to receive cash, and

                           (2) each ENBHC Stock Election Share will be converted into the right to receive New Provident Bancorp Common Stock and cash in the following manner:

                                    (A)     a proration factor (the "Stock
                                            Proration Factor") shall be
                                            determined by dividing the Stock
                                            Conversion Shares (as defined below)
                                            by the number of ENBHC Stock
                                            Election Shares. The "Stock
                                            Conversion Shares" shall mean the
                                            difference between (x) the total
                                            number of shares of ENBHC Common
                                            Stock outstanding immediately prior
                                            to the Effective Time minus (y) the
                                            Cash Conversion Shares;

                                    (B)     the number of ENBHC Stock Election
                                            Shares held by each holder of shares
                                            of ENBHC Common Stock that will be
                                            converted into the right to receive
                                            shares of New Provident Bancorp
                                            Common Stock pursuant to the terms
                                            of Section 3.1.2 shall be determined
                                            by multiplying the Stock Proration
                                            Factor by the number of ENBHC Stock
                                            Election Shares held by such holder;
                                            and

                                    (C)     all ENBHC Stock Election Shares
                                            other than those shares converted
                                            into the right to receive New
                                            Provident Bancorp Common Stock in
                                            accordance with the preceding
                                            subparagraph (B) shall be converted
                                            into the right to receive cash in
                                            accordance with the terms of Section
                                            3.1.3; or

                  (iii) If the number of ENBHC Stock Election Shares is equal to the number of Stock Conversion Shares and the number of ENBHC Cash Election Shares is equal to the number of Cash Conversion Shares, then subparagraphs
                           (i) and (ii) above shall not apply and all ENBHC Stock Election Shares will be converted into the right to receive New Provident Bancorp Common Stock and all ENBHC Cash Election Shares (subject to the provisions of Section 3.1.4) will be converted into the right to receive cash.

                  3.2.3. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of New Provident Bancorp Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to New Provident Bancorp Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of New Provident Bancorp. In lieu of the issuance of any such fractional share, New Provident Bancorp shall pay to each former holder of ENBHC Common Stock who otherwise would be entitled to receive a fractional share of New Provident Bancorp Common Stock, an amount in cash determined by multiplying the price for which the New Provident Bancorp Common Stock is sold in the Offering by the fraction of a share of New Provident Bancorp Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.1.3 hereof. No interest will be paid on the cash that the holders of such fractional shares shall be entitled to receive upon such delivery. For purposes of determining any fractional share interest, all shares of ENBHC Common Stock owned by a ENBHC shareholder shall be combined so as to calculate the maximum number of whole shares of New Provident Bancorp Common Stock issuable to such ENBHC shareholder.

         3.3.     Procedures for Exchange of ENBHC Common Stock.

                  3.3.1. New Provident Bancorp to Make Merger Consideration Available. At or prior to the Effective Time, New Provident Bancorp shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of ENBHC Common Stock, for exchange in accordance with this
Section 3.3, certificates representing the shares of New Provident Bancorp Common Stock and an estimated amount of cash sufficient to pay the aggregate Cash Election Price payable hereunder and any cash that may be payable in lieu of any fractional shares (such cash and certificates for shares of New Provident Bancorp Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

                  3.3.2. Exchange of Certificates. Within five (5) business days after the Effective Time, New Provident Bancorp shall take all steps necessary to cause the Exchange Agent to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for certificates representing, as the case may be, the shares of New Provident Bancorp Common Stock, cash in respect of the Cash Election Price, and cash in lieu of fractional shares into which the ENBHC Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal (which shall be subject to the reasonable approval of ENBHC) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Promptly upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore, as applicable, (i) a certificate representing that number of shares of New Provident Bancorp Common Stock (if any) to which such former holder of ENBHC Common Stock shall have become entitled pursuant to the provisions of Section 3.1.2 hereof, (ii) a check representing that amount of cash (if any) to which such former holder of ENBHC Common Stock shall have become entitled in respect of the Cash Election Price pursuant to the provisions of Section 3.2 hereof and (iii) a check representing the amount of cash (if any) payable in lieu of fractional shares of New Provident Bancorp Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 3, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares. Certificates surrendered for exchange by any person who is an "affiliate" of ENBHC for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of New Provident Bancorp Common Stock until New Provident Bancorp or Provident Bancorp has received the written agreement of such person contemplated by Section 8.5 hereof.

                  3.3.3. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding ENBHC Common Stock shall have no rights, after the Effective Time, with respect to such ENBHC Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to New Provident Bancorp Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of New Provident Bancorp Common Stock represented by such Certificate.

                  3.3.4. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  3.3.5. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of ENBHC of the ENBHC Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

                  3.3.6. Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, New Provident Bancorp shall be entitled to require the Exchange Agent to deliver to it any portions of the

Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to New Provident Bancorp (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither New Provident Bancorp nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

                  3.3.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by New Provident Bancorp, the posting by such person of a bond in such amount as New Provident Bancorp may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

                  3.3.8. Withholding. New Provident Bancorp or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of ENBHC Common Stock such amounts as New Provident Bancorp (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by New Provident Bancorp or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the ENBHC Common Stock in respect of whom such deduction and withholding were made by New Provident Bancorp or the Exchange Agent.

         3.4.     Reservation of Shares.

         New Provident Bancorp shall reserve for issuance a sufficient number of shares of the New Provident Bancorp Common Stock for the purpose of issuing shares of New Provident Bancorp Common Stock to the ENBHC shareholders in accordance with this Article III.


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF ENBHC

         ENBHC and ENB represent and warrant to the Mutual Holding Company, Provident Bancorp, New Provident Bancorp and Provident Bank that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the ENBHC DISCLOSURE SCHEDULE delivered by ENBHC to Provident Bancorp on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. ENBHC and ENB have made a good faith effort to ensure that the disclosure on each schedule of the ENBHC DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the ENBHC DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of ENBHC shall include the Knowledge of ENB.

         4.1.     Organization.

                  4.1.1. ENBHC is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is duly registered as a bank holding company under the BHCA. ENBHC has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on ENBHC.

                  4.1.2. ENB is a national bank organized, validly existing and in good standing under federal law. ENBHC DISCLOSURE SCHEDULE 4.1.2 identifies each ENBHC Subsidiary and (other than as to ENB) describes the business conducted by such entity. The deposits of ENB are insured by the FDIC through the BIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by ENB when due. Each other ENBHC Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

                  4.1.3. The respective minute books of ENBHC and each ENBHC Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

                  4.1.4. Prior to the date of this Agreement, ENBHC has made available to Provident Bancorp true and correct copies of the certificate of incorporation or articles of association and bylaws of ENBHC and ENB.

         4.2.     Capitalization.

                  4.2.1. The authorized capital stock of ENBHC consists of 250,000 shares of common stock, $20.00 par value per share, of which 15,227 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and no shares of preferred stock issued and outstanding. There are 4,773 shares of ENBHC Common Stock held by ENBHC as treasury stock. Neither ENBHC nor any ENBHC Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of ENBHC Common Stock, or any other security of ENBHC or any securities representing the right to vote, purchase or otherwise receive any shares of ENBHC Common Stock or any other security of ENBHC.

                  4.2.2. ENBHC owns all of the capital stock of ENB, free and clear of any lien or encumbrance. Except for the ENBHC Subsidiaries, ENBHC does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of ENBHC Subsidiaries, equity interests held by ENBHC Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of ENBHC Subsidiaries, including stock in the FHLB.

                  4.2.3. Except as disclosed in ENBHC DISCLOSURE SCHEDULE 4.2.3, to ENBHC's Knowledge, no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in
Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of ENBHC Common Stock.

                  4.2.4. There are no options to purchase ENBHC Common Stock issued and outstanding.

         4.3.     Authority; No Violation.

                  4.3.1. ENBHC and ENB each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ENBHC and ENB, and of the engagement agreements referenced in Section 4.13, and the completion by ENBHC and ENB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of ENBHC and ENB, respectively, and, except for approval of the shareholders of ENBHC, no other corporate proceedings on the part of ENBHC or ENB are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement, and the engagement agreements referenced in Section 4.13, have been duly and validly executed and delivered by ENBHC and ENB, and the Bank Merger has been duly and validly approved by the Board of Directors of ENB, and by ENBHC in its capacity as sole shareholder of ENB, and subject to approval by the shareholders of ENBHC of the Agreement and receipt of the required approvals of the Bank Regulators described in Section 8.4 hereof, constitutes the valid and binding obligations of ENBHC and ENB, enforceable against ENBHC and ENB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and as to ENB, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

                  4.3.2. (A) The execution and delivery of this Agreement by ENBHC and ENB, and of the engagement agreements referenced in Section 4.13, (B) subject to receipt of approvals from the Bank Regulators referred to in Section
8.4 hereof, and ENBHC's and Provident Bancorp's compliance with any conditions contained therein, and subject to the receipt of the approval of ENBHC's and Provident Bancorp's shareholders, the consummation of the transactions contemplated hereby, and (C) compliance by ENBHC and ENB with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of ENBHC or any ENBHC Subsidiary or the articles of association and bylaws of ENB; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ENBHC or any ENBHC Subsidiary or any of their respective properties or assets; or (iii) except as set forth in ENBHC DISCLOSURE SCHEDULE 4.3.2, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of ENBHC or ENB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which ENBHC or ENB is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on ENBHC and the ENBHC Subsidiaries taken as a whole.

         4.4.     Consents.

         Except for the consents, waivers, approvals, filings and registrations from or with the Bank Regulators referred to in Section 8.4 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the requisite vote of the shareholders of ENBHC and Provident Bancorp, no consents, waivers or approvals of, or filings or registrations with, any Bank Regulator are necessary, and, to ENBHC's Knowledge and except as disclosed in the ENBHC DISCLOSURE SCHEDULE 4.4, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by ENBHC and ENB, and (b) the completion by ENBHC and ENB of the Merger and the Bank Merger. ENBHC and ENB have no reason to believe that (i) any required approvals from a Bank Regulator or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

         4.5.     Financial Statements.

                  4.5.1. ENBHC has previously made available to Provident Bancorp the ENBHC Regulatory Reports. The ENBHC Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects, the consolidated financial position, results of operations and changes in shareholders' equity of ENBHC as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

                  4.5.2. ENBHC has previously made available to Provident Bancorp the ENBHC Financial Statements. The ENBHC Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of ENBHC and the ENBHC Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

                  4.5.3. At the date of each balance sheet included in the ENBHC Financial Statements or the ENBHC Regulatory Reports, ENBHC did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such ENBHC Financial Statements or ENBHC Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

         4.6.     Taxes.

         ENBHC and the ENBHC Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). ENBHC, or the appropriate ENBHC Subsidiary, has duly filed all federal, state and material local tax returns required to be filed by or with respect to ENBHC and every ENBHC Subsidiary on or prior to the Closing Date (all such returns, to ENBHC's Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which (i) have been incurred by ENBHC and any ENBHC Subsidiary; (ii) are due or claimed to be due from ENBHC or any ENBHC Subsidiary by any taxing authority or (ii) are due pursuant to any written tax sharing agreement, in each case on or prior to the Closing Date, other than taxes or other charges which
(x) are not delinquent, (y) are being contested in good faith, or (z) have not yet been fully determined. As of the date of this Agreement, ENBHC has received no written notice of, and to ENBHC's Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of ENBHC or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where ENBHC or any of its Subsidiaries do not file tax returns that ENBHC or any such Subsidiary is subject to taxation in that jurisdiction. Except as set forth in ENBHC DISCLOSURE SCHEDULE 4.6, ENBHC and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. ENBHC and each of its Subsidiaries has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and ENBHC and each of its Subsidiaries, to ENBHC's Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

         4.7.     No Material Adverse Effect.

         ENBHC and the ENBHC Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2002, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on ENBHC and the ENBHC Subsidiaries, taken as a whole.

         4.8.     Material Contracts; Leases; Defaults.

                  4.8.1. Except as set forth in ENBHC DISCLOSURE SCHEDULE 4.8.1, neither ENBHC nor any ENBHC Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of ENBHC or any ENBHC Subsidiary, except for "at will" arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of ENBHC or any ENBHC Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of ENBHC or any ENBHC Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by ENBHC or any ENBHC Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which ENBHC or any ENBHC Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers' acceptances, and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to New Provident Bancorp or any New Provident Bancorp Subsidiary; (vi) any agreement, written or oral, that obligates ENBHC or any ENBHC Subsidiary for the payment of more than $20,000 annually; or (vii) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by ENBHC or any ENBHC Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

                  4.8.2. Each real estate lease that may require the consent of the lessor or its agent resulting from the Merger or the merger of ENB into Provident Bank by virtue of a prohibition or restriction relating to assignment, by operation of law or otherwise, or change in control, is listed in ENBHC DISCLOSURE SCHEDULE 4.8.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither ENBHC nor any ENBHC Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                  4.8.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8.1 and 4.8.2 have been made available to Provident Bancorp on or before the date hereof, are listed on ENBHC DISCLOSURE SCHEDULE 4.8.1 and 4.8.2 and are in full force and effect on the date hereof and neither ENBHC nor any ENBHC Subsidiary (nor, to the Knowledge of ENBHC, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Except as listed on ENBHC DISCLOSURE SCHEDULE 4.8.3, no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement. Except as set forth in ENBHC DISCLOSURE SCHEDULE 4.8.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which ENBHC or any ENBHC Subsidiary is a party or under which ENBHC or any ENBHC Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in ENBHC DISCLOSURE
SCHEDULE 4.8.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of ENBHC or any ENBHC Subsidiary or upon the occurrence of a subsequent event; or (y) requires ENBHC or any ENBHC Subsidiary to provide a benefit in the form of ENBHC Common Stock or determined by reference to the value of ENBHC Common Stock.

         4.9.     Ownership of Property; Insurance Coverage.

                  4.9.1. ENBHC and each ENBHC Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by ENBHC or each ENBHC Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the ENBHC Regulatory Reports and in the ENBHC Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except as listed on ENBHC DISCLOSURE SCHEDULE 4.9 and except for (i) those items which secure liabilities for public or statutory obligations or any discount with, inter-bank credit facilities, or any transaction by an ENBHC Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. ENBHC and the ENBHC Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by ENBHC and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the ENBHC Financial Statements.

                  4.9.2. With respect to all material agreements pursuant to which ENBHC or any ENBHC Subsidiary has purchased securities subject to an agreement to resell, if any, ENBHC or such ENBHC Subsidiary, as the case may be, has a lien or security interest (which to ENBHC's Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  4.9.3. ENBHC and each ENBHC Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither ENBHC nor any ENBHC Subsidiary, except as disclosed in ENBHC DISCLOSURE SCHEDULE 4.9.3, has received notice from any insurance carrier that
(i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by ENBHC or any ENBHC Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years ENBHC and each ENBHC Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for

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any material claims submitted under any of its insurance policies. ENBHC
DISCLOSURE SCHEDULE 4.9.3 identifies all policies of insurance maintained by ENBHC and each ENBHC Subsidiary.

         4.10.    Legal Proceedings.

         Except as set forth in ENBHC DISCLOSURE SCHEDULE 4.10, neither ENBHC nor any ENBHC Subsidiary is a party to any, and there are no pending or, to ENBHC's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against ENBHC or any ENBHC Subsidiary (other than routine bank regulatory examinations) or (ii) to which ENBHC or any ENBHC Subsidiary's assets are or may be subject, except for any proceedings, claims, actions, investigations or inquiries which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on ENBHC and the ENBHC Subsidiaries, taken as a whole. There are no legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations challenging the validity or propriety of any of the transactions and/or agreements contemplated by, referred to in or related to this Agreement (including the schedules hereto).

         4.11.    Compliance With Applicable Law.

                  4.11.1. To ENBHC's Knowledge, each of ENBHC and each ENBHC Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither ENBHC nor any ENBHC Subsidiary has received any written notice to the contrary.

                  4.11.2. Each of ENBHC and each ENBHC Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of ENBHC, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.4.

                  4.11.3. For the period beginning January 1, 1998, neither ENBHC nor any ENBHC Subsidiary has received any written notification or to ENBHC's Knowledge any other communication from any Bank Regulator (i) asserting that ENBHC or any ENBHC Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to ENBHC or any ENBHC Subsidiary; (iii) requiring or threatening to require ENBHC or any ENBHC Subsidiary, or indicating that ENBHC or any ENBHC Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of ENBHC or any ENBHC Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of ENBHC or any ENBHC Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither ENBHC nor any ENBHC Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to ENB as to compliance with the Community Reinvestment Act ("CRA") is satisfactory or better.

         4.12.    Employee Benefit Plans.

                  4.12.1. ENBHC DISCLOSURE SCHEDULE 4.12.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by ENBHC or any ENBHC Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of ENBHC or any ENBHC Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the "Compensation and Benefit Plans"). Neither ENBHC nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof, provided, however, that ENBHC and its Subsidiaries expressly reserve the right to amend the ENB Profit Sharing Plan and the ENB Pension Plan prior to the Closing Date to provide for the full vesting of all participants under those plans. ENBHC has made available to Provident Bancorp true and correct copies of the Compensation and Benefit Plans.

                  4.12.2. To the Knowledge of ENBHC and except as disclosed in ENBHC DISCLOSURE SCHEDULE 4.12.2, each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and ENBHC is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of ENBHC, threatened action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). Neither ENBHC nor any ENBHC Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject ENBHC or any ENBHC Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

                  4.12.3. No liability, other than (a) PBGC premiums arising in the ordinary course of business, or (b) any employer contribution required under the terms of any ENBHC Defined Benefit Plan (as defined herein) has been or is expected by ENBHC or any of its Subsidiaries to be incurred with respect to any ENBHC Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA ("ENBHC Defined Benefit Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by ENBHC or any entity which is considered one employer with ENBHC under Section 4001(b)(1) of ERISA or Section 414 of the Code (an "ERISA Affiliate") (such plan hereinafter referred to as an "ERISA Affiliate Plan"). To the Knowledge of ENBHC and any ENBHC Subsidiary, except as set forth in ENBHC DISCLOSURE SCHEDULE 4.12.3, no ENBHC Defined Benefit Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as set forth in ENBHC DISCLOSURE SCHEDULE 4.12.3, the fair market value of the assets of each ENBHC Defined Benefit Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such ENBHC Defined Benefit Plan as of the end of the most recent plan year with respect to the respective ENBHC Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such ENBHC Defined Benefit Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any ENBHC Defined Benefit Plan within the 12-month period ending on the date hereof. Neither ENBHC nor any of its Subsidiaries has provided, or is required to provide, security to any ENBHC Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Neither ENBHC, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after January 1, 1998. To the Knowledge of ENBHC, there is no pending investigation or enforcement action by any Bank Regulator with respect to any Compensation and Benefit Plan or any ERISA Affiliate Plan.

                  4.12.4. All material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan to which ENBHC or any ENBHC Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on ENBHC's consolidated financial statements to the extent required by GAAP. ENBHC and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

                  4.12.5. Except as set forth in ENBHC DISCLOSURE SCHEDULE 4.12.5, neither ENBHC nor any ENBHC Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in ENBHC DISCLOSURE SCHEDULE 4.12.5, there has been no communication to employees by ENBHC or any ENBHC Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

                  4.12.6. ENBHC and its Subsidiaries do not maintain any Compensation and Benefit Plans covering employees who are not United States residents.

                  4.12.7. With respect to each Compensation and Benefit Plan, if applicable, ENBHC has provided or made available to Provident Bancorp copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

                  4.12.8. Except as disclosed in ENBHC DISCLOSURE SCHEDULE 4.12.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

                  4.12.9. Except as disclosed in ENBHC DISCLOSURE SCHEDULE 4.12.9, neither ENBHC nor any ENBHC Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

                  4.12.10. To the Knowledge of ENBHC, the consummation of the Mergers will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of ENBHC or any ENBHC Subsidiary to any actual or deemed payment (or benefit) which could constitute a "parachute payment" (as such term is defined in Section 280G of the Code), except as set forth in ENBHC DISCLOSURE SCHEDULE 4.12.10.

                  4.12.11. There are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

                  4.12.12. ENBHC DISCLOSURE SCHEDULE 4.12.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all employees of ENB or ENBHC, their title and rate of salary, their date of hire and any changes in their rate of salary or title effected since December 31, 2002. ENBHC DISCLOSURE SCHEDULE 4.12.12 also sets forth any changes to any Compensation and Benefit Plan since December 31, 2002.

         4.13.    Brokers, Finders and Financial Advisors.

         Except as set forth in ENBHC DISCLOSURE SCHEDULE 4.13, neither ENBHC nor any ENBHC Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments including to those it has professionally engaged and disclosed in ENBHC DISCLOSURE SCHEDULE 4.13, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

         4.14.    Environmental Matters.

                  4.14.1.  Except as may be set forth in ENBHC DISCLOSURE
SCHEDULE 4.14, with respect to ENBHC and each ENBHC Subsidiary:

                           (A)      Each of ENBHC and the ENBHC Subsidiaries,
the Participation Facilities, and, to ENBHC's Knowledge, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

                           (B)      There is no suit, claim, action, demand,
executive or administrative order, directive, investigation or proceeding pending and, to ENBHC's Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the ENBHC Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the ENBHC Subsidiaries or any Participation Facility;

                           (C)      There is no suit, claim, action, demand,
executive or administrative order, directive, investigation or proceeding pending and, to ENBHC's Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or ENBHC or any of the ENBHC Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

                           (D)      To ENBHC's Knowledge, the properties
currently owned or operated by ENBHC or any ENBHC Subsidiary (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

                           (E)      Neither ENBHC nor any ENBHC Subsidiary has
received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

                           (F)      To ENBHC's Knowledge, there are no
underground storage tanks on, in or under any properties owned or operated by ENBHC or any of the ENBHC Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by ENBHC or any of the ENBHC Subsidiaries or any Participation Facility; and

                           (G)      To ENBHC's Knowledge, during the period of
(s) ENBHC's or any of the ENBHC Subsidiaries' ownership or operation of any of their respective current properties or (t) ENBHC's or any of the ENBHC Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties. To ENBHC's Knowledge, prior to the period of (x) ENBHC's or any of the ENBHC Subsidiaries' ownership or operation of any of their respective current properties or (y) ENBHC's or any of the ENBHC Subsidiaries' participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

                           (H)      Neither ENB nor any other ENBHC Subsidiary
has conducted any environmental studies during the past ten years with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Loan Property or any Participation Facility.

                  4.14.2. "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         4.15.    Loan Portfolio.

                  4.15.1. The allowance for loan losses reflected in ENBHC's audited consolidated statement of financial condition at December 31, 2002 was, and the allowance for loan losses shown on the balance sheets in ENBHC's Financial Statements for periods ending after December 31, 2002 will be, adequate, as of the dates thereof, under GAAP.

                  4.15.2. ENBHC DISCLOSURE SCHEDULE 4.15.2 sets forth a listing, as of June 30, 2003, by account, of: (A) all loans (including loan participations) of ENB or any other ENBHC Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of ENB or any other ENBHC Subsidiary which have been terminated by ENB or any other ENBHC Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which ENB or any other ENBHC Subsidiary has given written notice of its intent to terminate during the past twelve months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from ENB or any other ENBHC Subsidiary to any of their respective borrowers, customers or other parties during the past twelve months wherein ENB or any other ENBHC Subsidiary has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified ENB or any other ENBHC Subsidiary during the past twelve months of, or has asserted against ENB or any other ENBHC Subsidiary, in each case in writing, any "lender liability" or similar claim, and, to the knowledge of ENB, each borrower, customer or other party which has given ENB or any other ENBHC Subsidiary any oral notification of, or orally asserted to or against ENB or any other ENBHC Subsidiary, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by ENB or any ENB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. DISCLOSURE SCHEDULE
4.15.2 may exclude any individual loan with a principal outstanding balance of less than $20,000, provided that DISCLOSURE SCHEDULE 4.15.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $20,000 that have been excluded.

                  4.15.3. All loans receivable (including discounts) and accrued interest entered on the books of ENBHC and the ENBHC Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of ENBHC's or the appropriate ENBHC Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in ENBHC DISCLOSURE
SCHEDULE 4.15.3. To the Knowledge of ENBHC, the loans, discounts and the accrued interest reflected on the books of ENBHC and the ENBHC Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. Except as set forth in ENBHC DISCLOSURE
SCHEDULE 4.15.3, all such loans are owned by ENBHC or the appropriate ENBHC Subsidiary free and clear of any liens.

         The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

         4.16.    Related Party Transactions.

         Except as set forth in ENBHC DISCLOSURE SCHEDULE 4.16, neither ENBHC nor any ENBHC Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of ENBHC or any ENBHC Affiliate. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of ENBHC or any ENBHC Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither ENBHC nor any ENBHC Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by ENBHC is inappropriate.

         4.17.    Schedule of Termination Benefits.

         ENBHC DISCLOSURE SCHEDULE 4.17 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, change in control agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any compensation arrangement, or other pension benefit or welfare benefit plan maintained by ENBHC or any ENBHC Subsidiary for the benefit of officers or directors of ENBHC or any ENBHC Subsidiary (the "Benefits Schedule"), assuming their employment or service is terminated as of December 31, 2003 and the Closing Date occurs on such date and based on the other assumptions specified in such schedule. No other individuals are entitled to benefits under any such plans.

         4.18.    Deposits.

         Except as set forth in ENBHC DISCLOSURE SCHEDULE 4.18, none of the deposits of ENBHC or any ENBHC Subsidiary is a "brokered deposit" as defined in 12 CFR Section 337.6(a)(2).

         4.19.    Antitakeover Provisions Inapplicable.

         The transactions contemplated by this Agreement are not subject to the requirements of any "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other antitakeover laws and regulations of any state, including the provisions of the NYBCL ("Takeover Laws") applicable to ENBHC or any ENBHC Subsidiary. The affirmative vote of the holders of two-thirds of the issued and outstanding shares of ENBHC Common Stock is required to approve this Agreement under ENBHC's certificate of incorporation and the NYBCL.

         4.20.    Registration Obligations.

         Neither ENBHC nor any ENBHC Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

         4.21.    Risk Management Instruments.

         All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for ENBHC's own account, or for the account of one or more of ENBHC's Subsidiaries or their customers (all of which are set forth in ENBHC DISCLOSURE SCHEDULE 4.21), were entered into in accordance with commercially reasonable business practices and in all material respects in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of ENBHC and each ENBHC Subsidiary, with counterparties believed to be financially responsible at the time; and to ENBHC's and ENBHC Subsidiary's Knowledge each of them constitutes the valid and legally binding obligation of ENBHC or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither ENBHC nor any ENBHC Subsidiary, nor to the Knowledge of ENBHC any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

         4.22.    Fairness Opinion.

         The Board of Directors of ENBHC has received an opinion from Endicott Financial Advisors, LLC to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the shareholders of ENBHC pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

         4.23.    Trust Accounts.

         Neither ENBHC, ENB nor any ENBHC Subsidiary conducts any trust business.


                                   ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF PROVIDENT BANCORP

         Provident Bancorp, New Provident Bancorp, the Mutual Company and Provident Bank represent and warrant to ENBHC and ENB that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the PROVIDENT BANCORP DISCLOSURE SCHEDULE delivered by Provident Bancorp to ENBHC on the date hereof. Provident Bancorp has made a good faith effort to ensure that the disclosure on each schedule of the PROVIDENT BANCORP DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the

PROVIDENT BANCORP DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of Provident Bancorp shall include the Knowledge of the Mutual Company, New Provident Bancorp and Provident Bank.

         5.1.     Organization.

                  5.1.1. Provident Bancorp is a corporation duly organized, validly existing and in good standing under federal law, and is duly registered as a savings and loan holding company under the HOLA. New Provident Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and upon completion of the Conversion, New Provident Bancorp will be duly registered as a savings and loan holding company under the HOLA. Each of Mutual Company and Provident Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Mutual Company or Provident Bancorp.

                  5.1.2. Provident Bank is a savings association organized, validly existing and in good standing under federal law. The deposits of Provident Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

                  5.1.3. Provident Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

                  5.1.4. Provident Municipal Bank is a commercial bank organized, validly existing and in good standing under the laws of the State of New York. The deposits of Provident Municipal Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

                  5.1.5. The respective minute books of Mutual Company, Provident Bancorp and each Provident Bancorp Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

                  5.1.6. Prior to the date of this Agreement, Provident Bancorp has made available to ENBHC true and correct copies of the articles or certificate of incorporation and bylaws of New Provident Bancorp, Provident Bancorp and Provident Bank.

         5.2.     Capitalization.

                  5.2.1. The authorized capital stock of Provident Bancorp consists of 20,000,000 shares of common stock, $0.10 par value, of which 7,959,260 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 10,000,000 shares of preferred stock, $0.10 par value ("Provident Bancorp Preferred Stock"), none of which are outstanding. There are 320,740 shares of Provident Bancorp Common Stock held by Provident

Bancorp as treasury stock. Neither Provident Bancorp, New Provident Bancorp nor any Provident Bancorp Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of New Provident Bancorp and Provident Bancorp Common Stock, or any other security of New Provident Bancorp and Provident Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of New Provident Bancorp or Provident Bancorp Common Stock or any other security of New Provident Bancorp or Provident Bancorp, other than shares issuable under the Provident Bancorp Option Plans, and as to New Provident Bancorp other than subscription rights issuable in connection with the Conversion.

                  5.2.2. Provident Bancorp owns all of the capital stock of Provident Bank free and clear of any lien or encumbrance. Following completion of the Conversion, New Provident Bancorp will own all of the capital stock of Provident Bank free and clear of any lien or encumbrance. Provident Bank owns all of the capital stock of Provident Municipal Bank free and clear of any lien or encumbrance

                  5.2.3. To the Knowledge of Provident Bancorp, no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Mutual Company or as set forth in Provident Bancorp's proxy statement for the annual meeting of shareholders following the year ended September 30, 2002, is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Provident Bancorp Common Stock.

         5.3.     Authority; No Violation.

                  5.3.1. New Provident Bancorp, the Mutual Company, Provident Bancorp and Provident Bank each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by New Provident Bancorp, Mutual Company, Provident Bancorp and Provident Bank and the completion by New Provident Bancorp, Mutual Company, Provident Bancorp and Provident Bank of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of New Provident Bancorp, the Mutual Company, Provident Bancorp and Provident Bank, respectively, and, except for approval of the shareholders of Provident Bancorp and the Depositors of Provident Bank, no other corporate proceedings on the part of New Provident Bancorp, Mutual Company, Provident Bancorp or Provident Bank are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by New Provident Bancorp, the Mutual Company, Provident Bancorp and Provident Bank, and the Bank Merger has been duly and validly approved by the Board of Directors of Provident Bank, and by New Provident Bancorp and Provident Bancorp in their capacity as sole shareholder of Provident Bank, and subject to approval by the shareholders of Provident Bancorp and the Depositors and receipt of the required approvals of Bank Regulators described in Section 8.4 hereof, constitutes the valid and binding obligations of New Provident Bancorp, the Mutual Company, Provident Bancorp and Provident Bank, enforceable against New Provident Bancorp, the Mutual Company, Provident Bancorp and Provident Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and as to Provident Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

                  5.3.2. (A) The execution and delivery of this Agreement by New Provident Bancorp, Mutual Company, Provident Bancorp and Provident Bank, (B) subject to receipt of approvals from the Bank Regulators referred to in Section
8.4 hereof, and compliance by New Provident Bancorp, Mutual Company, Provident Bancorp and Provident Bank with any conditions contained therein, and subject to the receipt of the approval of the Depositors and the shareholders of Provident Bancorp, the consummation of the transactions contemplated hereby, and (C) compliance by New Provident Bancorp, Mutual Company, Provident Bancorp and Provident Bank with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of New Provident Bancorp, Mutual Company, Provident Bancorp or any Provident Bancorp Subsidiary or the charter and bylaws of Provident Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Provident Bancorp, Mutual Company or any Provident Bancorp Subsidiary or any of their respective properties or assets; or
(iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Provident Bancorp, Mutual Company, Provident Bank or any Provident Bancorp Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Provident Bancorp taken as a whole.

         5.4.     Consents.

         Except for the consents, waivers, approvals, filings and registrations from or with the Bank Regulators referred to in Section 8.4 hereof and compliance with any conditions contained therein, and the requisite vote of the shareholders of Provident Bancorp and the Depositors, no consents, waivers or approvals of, or filings or registrations with, any Bank Regulator are necessary, and, to the Knowledge of Provident Bancorp, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by New Provident Bancorp, the Mutual Company, Provident Bancorp and Provident Bank, and (b) the completion by New Provident Bancorp, the Mutual Company, Provident Bancorp and Provident Bank of the Merger and the Bank Merger. Provident Bancorp has no reason to believe that (i) any required approvals from a Bank Regulator or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

         5.5.     Financial Statements.

                  5.5.1. Provident Bancorp has previously made available to ENBHC the Provident Bancorp Statements. The Provident Bancorp Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Provident Bancorp and the Provident Bancorp Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

                  5.5.2. At the date of each balance sheet included in the Provident Bancorp Statements, Provident Bancorp did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Provident Bancorp Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

         5.6.     Taxes.

         Provident Bancorp and the Provident Bancorp Subsidiaries are members of the same affiliated group within the meaning of Code Section 1505(a). Provident Bancorp or the appropriate Provident Bancorp Subsidiary has duly filed all federal, state and material local tax returns required to be filed by or with respect to Provident Bancorp and each Provident Bancorp Subsidiary on or prior to the Closing Date (all such returns, to the Knowledge of Provident Bancorp, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which
(i) have been incurred by Provident Bancorp or the appropriate Provident Bancorp Subsidiary, (ii) are due or claimed to be due from Provident Bancorp and any Provident Bancorp Subsidiary by any taxing authority, or (iii) are due pursuant to any written tax sharing agreement, in each case on or prior to the Closing Date, other than taxes or other charges which (x) are not delinquent, (y) are being contested in good faith, or (z) have not yet been fully determined. As of the date of this Agreement, Provident Bancorp has received no notice of, and to the Knowledge of Provident Bancorp, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Provident Bancorp or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Provident Bancorp or any of its Subsidiaries do not file tax returns that Provident Bancorp or any such Subsidiary is subject to taxation in that jurisdiction. Except as set forth in PROVIDENT BANCORP DISCLOSURE SCHEDULE 5.6, Provident Bancorp and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Provident Bancorp and each of its Subsidiaries has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and New Provident Bancorp and Provident Bancorp and each of its Subsidiaries, to the Knowledge of Provident Bancorp, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

         5.7.     No Material Adverse Effect.

         Provident Bancorp, taken as a whole, has not suffered any Material Adverse Effect since September 30, 2002, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Provident Bancorp and the Provident Bancorp Subsidiaries, taken as a whole.

         5.8.     Ownership of Property; Insurance Coverage.

                  5.8.1. Provident Bancorp and each Provident Bancorp Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Provident Bancorp or each Provident Bancorp Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Provident Bancorp Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Provident Bancorp Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Provident Bancorp and the Provident Bancorp Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Provident Bancorp and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

                  5.8.2. Provident Bancorp and each Provident Bancorp Subsidiary currently maintain insurance considered by Provident Bancorp to be reasonable for their respective operations.

         5.9.     Legal Proceedings.

         Except as disclosed in PROVIDENT BANCORP DISCLOSURE SCHEDULE 5.9, as of the date of this Agreement, neither Provident Bancorp nor any Provident Bancorp Subsidiary is a party to any, and there are no pending or, to the Knowledge of Provident Bancorp, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against New Provident Bancorp and Provident Bancorp or any Provident Bancorp Subsidiary, or (ii) to which New Provident Bancorp and Provident Bancorp or any Provident Bancorp Subsidiary's assets are or may be subject, except for any proceedings, claims, actions, investigations or inquiries which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Provident Bancorp, taken as a whole.

         5.10.    Compliance With Applicable Law.

                  5.10.1. To the Knowledge of Provident Bancorp, each of Provident Bancorp and each Provident Bancorp Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Provident Bancorp nor any Provident Bancorp Subsidiary has received any written notice to the contrary.

                  5.10.2. Each of New Provident Bancorp and Provident Bancorp and each Provident Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Provident Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.4.

                  5.10.3. For the period beginning October 1, 1998, neither New Provident Bancorp, Provident Bancorp nor any Provident Bancorp Subsidiary has received any written notification or, to the Knowledge of Provident Bancorp, any other communication from any Bank Regulator (i) asserting that New Provident Bancorp, Provident Bancorp or any Provident Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Provident Bancorp;
(iii) requiring or threatening to require New Provident Bancorp, Provident Bancorp or any Provident Bancorp Subsidiary, or indicating that New Provident Bancorp, Provident Bancorp or any Provident Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of New Provident Bancorp, Provident Bancorp or any Provident Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of New Provident Bancorp, Provident Bancorp or any Provident Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither New Provident Bancorp, Provident Bancorp nor any Provident Bancorp Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Provident Bank and each Bank Affiliate as to compliance with the Community Reinvestment Act CRA is satisfactory or better.

         5.11.    Employee Benefit Plans.

                  5.11.1. PROVIDENT BANCORP DISCLOSURE SCHEDULE 5.11.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by Provident Bancorp or any Provident Bancorp Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Provident Bancorp or any Provident Bancorp Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the "Provident Compensation and Benefit Plans"). Provident Bancorp has made available to ENBHC true and correct copies of the Provident Compensation and Benefit Plans.

                  5.11.2. To the Knowledge of Provident Bancorp and except as disclosed in PROVIDENT BANCORP DISCLOSURE SCHEDULE 5.11.2, each Provident Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Provident Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Provident Bancorp is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Provident Bancorp, threatened action, suit or claim relating to any of the Provident Compensation and Benefit Plans (other than routine claims for benefits). Neither Provident Bancorp nor any Provident Bancorp Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Provident Compensation and Benefit Plan that would reasonably be expected to subject Provident Bancorp or any Provident Bancorp Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

                  5.11.3. No liability, other than (a) PBGC premiums arising in the ordinary course of business, and (b) employer contributions required under the terms of any Provident Compensation and Benefit Plan has been or is expected by Provident Bancorp or any of its Subsidiaries to be incurred with respect to any Provident Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA ("Provident Bancorp Defined Benefit Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Provident Bancorp or any entity which is considered one employer with Provident Bancorp under Section 4001(b)(1) of ERISA or Section 414 of the Code (an "ERISA Affiliate") (such plan hereinafter referred to as an "ERISA Affiliate Plan"). To the Knowledge of Provident Bancorp and any Provident Bancorp Subsidiary, except as set forth in PROVIDENT BANCORP DISCLOSURE SCHEDULE 5.11.3, no Provident Bancorp Defined Benefit Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as set forth in PROVIDENT BANCORP DISCLOSURE
SCHEDULE 5.11.3, the fair market value of the assets of each Provident Bancorp Defined Benefit Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Provident Bancorp Defined Benefit Plan as of the end of the most recent plan year with respect to the respective Provident Bancorp Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Provident Bancorp Defined Benefit Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Provident Bancorp Defined Benefit Plan within the 12-month period ending on the date hereof. Neither Provident Bancorp nor any of its Subsidiaries has provided, or is required to provide, security to any Provident Bancorp Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Neither Provident Bancorp, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after January 1, 1998. To the Knowledge of Provident Bancorp, there is no pending investigation or enforcement action by any Bank Regulator with respect to any Provident Compensation and Benefit Plan or any ERISA Affiliate Plan.

                  5.11.4. All material contributions required to be made under the terms of any Provident Compensation and Benefit Plan or ERISA Affiliate Plan have been timely made, and all anticipated contributions and funding obligations are accrued on Provident Bancorp's consolidated financial statements to the extent required by GAAP. Provident Bancorp and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Provident Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

                  5.11.5. With respect to each Provident Compensation and Benefit Plan, if applicable, Provident Bancorp has provided or made available to ENBHC copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

         5.12.    Environmental Matters.

                  5.12.1. To the Knowledge of Provident Bancorp, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Provident Bancorp or any of Provident Bancorp Subsidiary. To the Knowledge of Provident Bancorp, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Provident Bancorp or any Provident Bancorp Subsidiary by reason of any Environmental Laws. Neither Provident Bancorp nor any Provident Bancorp Subsidiary has received any written notice from any Person that Provident Bancorp or any Provident Bancorp Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Provident Bancorp or any Provident Bancorp Subsidiary.

                  5.12.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Provident Bancorp's Knowledge, threatened, before any court, governmental agency or other forum against Provident Bancorp or any New Provident Bancorp Subsidiary
(x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by any of the Provident Bancorp.

         5.13.    Loan Portfolio.

                  5.13.1. The allowance for possible losses reflected in Provident Bancorp's audited statement of condition at September 30, 2002 was, and the allowance for possible losses shown on the balance sheets in Provident Bancorp's Securities Documents for periods ending after September 30, 2002 will be, adequate, as of the dates thereof, under GAAP.

                  5.13.2. PROVIDENT BANCORP DISCLOSURE SCHEDULE 5.13 sets forth a listing, as of May 31, 2003, all loans of Provident Bancorp and any Provident Bancorp Subsidiary, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and all assets classified by of Provident Bancorp and any Provident Bancorp Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. DISCLOSURE SCHEDULE 5.13 may exclude any individual loan with a principal outstanding balance of less than $50,000.

                  5.13.3. All loans receivable (including discounts) and accrued interest entered on the books of Provident Bancorp and the each Provident Bancorp Subsidiary arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.

                  5.13.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

         5.14.    Securities Documents.

         Provident Bancorp has made available to ENBHC copies of its (i) annual reports on Form 10-K for the years ended September 30, 2002 and 2001, (ii) quarterly report on Form 10-Q for the quarters ended December 31, 2002 and March 31, 2003 and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 2003 and 2002. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

         5.15.    Deposits.

         None of the deposits of any Provident Bancorp Subsidiary is a "brokered deposit" as defined in 12 CFR Section 337.6(a)(2).

         5.16.    Antitakeover Provisions Inapplicable.

         The transactions contemplated by this Agreement are not subject to the requirements of any "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other antitakeover laws and regulations of any state, including the provisions of Section 203 of the DGCL applicable to New Provident Bancorp or any New Provident Bancorp and Provident Bancorp Subsidiary. The affirmative vote of a majority of the issued and outstanding shares of Provident Bancorp Common Stock is required to approve the Merger (it being understood that the affirmative vote of at least two-thirds of the issued and outstanding shares of Provident Bancorp Common Stock is required to approve the Conversion and the transactions incident thereto).

         5.17.    Risk Management Instruments.

         All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Provident Bancorp's own account, or for the account of one or more of Provident Bancorp's Subsidiaries or their customers, were entered into in accordance with prudent business practices and in all material respects in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Provident Bancorp, with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Provident Bancorp or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither Provident Bancorp nor any of its Subsidiaries, nor to the Knowledge of Provident Bancorp any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

         5.18.    Brokers, Finders and Financial Advisors.

         Neither Provident Bancorp nor any Provident Bancorp Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except as set forth in PROVIDENT BANCORP DISCLOSURE SCHEDULE Section 5.18.


                                   ARTICLE VI
                               COVENANTS OF ENBHC

         6.1.     Conduct of Business.

                  6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Provident Bancorp (which consent will not be unreasonably withheld, conditioned or delayed, provided that Provident Bancorp shall be deemed to have consented to any written request as to which it has not responded within ten (10) business days of receiving the written request), ENBHC will: operate its business, and it will cause each of the ENBHC Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) adversely affect the ability of ENBHC, or to ENBHC's knowledge, Provident Bancorp to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

                  6.1.2. Negative Covenants. ENBHC agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, or consented to by Provident Bancorp in writing (which consent shall not be unreasonably withheld, conditioned or delayed, provided that Provident Bancorp shall be deemed to have consented to any written request as to which it has not responded within ten business days of receiving the written request), ENBHC and ENB will not, and will cause each of the ENBHC Subsidiaries not to:

                           (A)      change or waive any provision of its
Certificate of Incorporation, Charter or Bylaws, except as required by law;

                           (B)      change the number of authorized or issued
shares of its capital stock, issue any shares that are held as "treasury shares" as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) ENBHC may continue to pay its regular quarterly cash dividend per share and may pay an annual special dividend, in each case consistent, as to amount (no greater) and timing, with dividends paid in calendar 2002, and with payment and record dates consistent with past practice (provided the declaration of the last quarterly dividend by ENBHC prior to the Effective Time and the payment thereof shall be coordinated with Provident Bancorp so that holders of ENBHC Common Stock do not receive dividends on both ENBHC Common Stock and New Provident Bancorp Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the ENBHC Common Stock or New Provident Bancorp Common Stock received in the Merger in respect of such quarter); and (B) ENB may pay dividends to ENBHC in amounts sufficient to enable ENBHC to pay dividends on its common stock as permitted by this Agreement;

                           (C)      enter into, amend in any material respect or
terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

                           (D)      make application for the opening or closing
of any, or open or close any, branch or automated banking facility;

                           (E)      grant or agree to pay any bonus, severance
or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on ENBHC DISCLOSURE SCHEDULE 4.8.1 and
4.12.1 or (ii) as to non-executive employees, merit pay increases or bonuses consistent with past practice; and (iii) the payment of bonuses with respect to the calendar year ending December 31, 2003 (and if the Effective Time is after March 31, 2004, pro-rata bonuses for the portion of the calendar year 2004 that precedes the Effective Time) consistent with past practice as to amounts and positions covered, the expenses of which have been and will continue to be accrued in accordance with GAAP, provided that certain individuals will be paid their bonuses for the year ending December 31, 2003 in December 2003 if requested by Provident Bancorp, (iv) ENB may hire at-will employees to fill vacancies that may from time to time arise in the ordinary course of business. In addition, ENBHC may agree to pay employees of ENBHC or ENB, who are identified by ENBHC and agreed to by Provident Bancorp, a retention bonus in an individual amount to be agreed to by ENBHC and Provident Bancorp and in an aggregate amount as to all retention bonuses not in excess of $100,000. A retention bonus would be paid in the event that the agreed upon employee remains in the employ of ENBHC or ENB through the Effective Time and as an employee of Provident Bank for a period not to exceed 90 days thereafter (or is terminated without cause prior to such date but after the Effective Time);

                           (F)      enter into or, except as may be required by
law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

                           (G)      merge or consolidate ENBHC or any ENBHC
Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of ENBHC or any ENBHC Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between ENBHC, or any ENBHC Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any ENBHC Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

                           (H)      sell or otherwise dispose of the capital
stock of ENBHC or sell or otherwise dispose of any asset of ENBHC or of any ENBHC Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of ENBHC or of any ENBHC Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

                           (I)      take any action which would result in any of
the representations and warranties of ENBHC set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law or regulation or by any Bank Regulators;

                           (J)      change any method, practice or principle of
accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating ENBHC or ENB;

                           (K)      waive, release, grant or transfer any
material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which ENBHC or any ENBHC Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

                           (L)      purchase any equity securities, or purchase
any security for its investment portfolio inconsistent with ENBHC's or any ENBHC Subsidiary's current investment policy, or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

                           (M)      purchase any security for its investment
portfolio other than (i) a security issued by the United States Government, any agency of the United States, or any United States Government-sponsored agency ("Government Securities"), with a purchase price equal to or less than 101% of its face value, and provided further: with respect to fixed rate Government Securities, those with a remaining non-amortizing term to maturity of not more than five (5) years, or a remaining self-amortizing term to maturity of not more than ten (10) years; and with respect to adjustable rate Government Securities, those with a remaining non-amortizing term to maturity of not more than five (5) years, or a remaining self-amortizing term to maturity of not more than thirty
(30) years, and which permit annual rate adjustments of at least 2% and lifetime rate adjustments of at least 10% or (ii) any security up to $1,000,000 issued by a New York State municipality, school district or fire district and representing its general obligation. Within fifteen days of the end of each month, ENB will provide a written report to Provident Bank detailing all purchases of securities during the prior month;

                           (N)      except for commitments issued prior to the
date of this Agreement which have not yet expired and which have been disclosed on the ENBHC DISCLOSURE SCHEDULE 6.1.2(N), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $500,000 in the aggregate for unsecured loans and $1,500,000 in the aggregate for secured loans. In addition, the following require the prior consent of Provident Bancorp: a residential loan of $250,000 or greater; an unsecured loan of $250,000 or greater; a secured commercial business loan of $350,000 or greater; and a commercial real estate loan of $1,000,000 or greater;

                           (O)      except as set forth on the ENBHC DISCLOSURE
SCHEDULE 6.1.2(O), enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit transactions and, with respect to renewals, extensions or modifications, loan transactions in the ordinary course of business (which shall not include entering into a new loan transaction with an Affiliate);

                           (P)      enter into any futures contract, option,
interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

                           (Q)      except for the execution of this Agreement,
and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

                           (R)      make any change in policies in existence on
the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Bank Regulator;

                           (S)      except for the execution of this Agreement,
and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any ENBHC Employee Plan;

                           (T)      except as set forth in ENBHC DISCLOSURE
SCHEDULE 6.1.2(T), make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

                           (U)      except as set forth in ENBHC DISCLOSURE
SCHEDULE 6.1.2(U), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

                           (V)      undertake or enter into any lease, contract
or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by ENBHC or ENB of more than $15,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof; or

                           (W)      agree to do any of the foregoing.

         6.2.     Current Information.

                  6.2.1 During the period from the date of this Agreement to the Effective Time, ENBHC and ENB will cause one or more of its representatives to confer with representatives of Provident Bancorp and report the general status of its ongoing operations at such times as Provident Bancorp may reasonably request, which shall include, but not be limited to, discussion of the possible termination by ENBHC and ENB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by ENBHC or any of its Subsidiaries in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that ENBHC shall not be obligated to take any such action prior to the Effective Time and, unless ENBHC otherwise agrees, no conversion shall take place prior to the Effective Time. ENBHC will promptly notify Provident Bancorp of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving ENBHC or any ENBHC Subsidiary.

                  6.2.2. ENB and Provident Bank shall meet on a regular basis to discuss and plan for the conversion of ENB's data processing and related electronic informational systems to those used by Provident Bank, which planning shall include, but not be limited to, discussion of the possible termination by ENB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by ENB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that ENB shall not be obligated to take any such action prior to the Effective Time and, unless ENB otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that ENB takes, at the request of Provident Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Provident Bank shall indemnify ENB for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by ENBHC, or a termination of this Agreement under Section 11.1.9 or 11.1.10.

                  6.2.3. ENB shall provide Provident Bank, within ten (10) business days of the end of each calendar month, a written list of nonperforming assets (the term "nonperforming assets," for purposes of this subsection, means
(i) loans that are "troubled debt restructuring" as defined in Statement of Financial Accounting Standards No.15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring," (ii) loans on nonaccrual, (iii) real estate owned,
(iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans. On a bi-weekly basis, ENBHC shall provide Provident Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

         6.3.     Access to Properties and Records.

         Subject to Section 12.1 hereof, ENBHC and ENB shall permit Provident Bancorp reasonable access upon reasonable notice to its properties and those of the ENBHC Subsidiaries, and shall disclose and make available to Provident Bancorp during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or other strategic alternatives) and shareholders' meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Provident Bancorp may have a reasonable interest; provided, however, that ENBHC shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. ENBHC shall provide and shall request its auditors to provide Provident Bancorp with such historical financial information regarding it (and related audit reports and consents) as Provident Bancorp may reasonably request for securities disclosure purposes. Provident Bancorp shall use commercially reasonable efforts to minimize any interference with ENBHC's regular business operations during any such access to ENBHC's property, books and records. ENBHC and each ENBHC Subsidiary shall permit Provident Bancorp, at its expense, to cause a "Phase I environmental audit" and a "Phase II environmental audit" to be performed at any physical location owned or occupied by ENBHC or any ENBHC Subsidiary.

         6.4.     Financial and Other Statements.

                  6.4.1. Promptly upon receipt thereof, ENBHC will furnish to Provident Bancorp copies of each annual, interim or special audit of the books of ENBHC and the ENBHC Subsidiaries made by its independent accountants and copies of all internal control reports submitted to ENBHC by such accountants in connection with each annual, interim or special audit of the books of ENBHC and the ENBHC Subsidiaries made by such accountants.

                  6.4.2. As soon as reasonably available, but in no event later than the date such documents are filed with the appropriate Bank Regulator, ENBHC will deliver to Provident Bancorp the ENBHC Regulatory Reports filed by it with the Bank Regulators. ENBHC will furnish to Provident Bancorp copies of all documents, statements and reports as it or any ENBHC Subsidiary shall send to its shareholders, the Bank Regulators or any other regulatory authority, except as legally prohibited thereby. Within 25 days after the end of each month, ENBHC will deliver to Provident Bancorp a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

                  6.4.3. ENBHC will advise Provident Bancorp promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of ENBHC or any of the ENBHC Subsidiaries.

                  6.4.4. With reasonable promptness, ENBHC will furnish to Provident Bancorp such additional financial data as Provident Bancorp may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

         6.5.     Maintenance of Insurance.

         ENBHC and ENB shall maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by ENBHC and ENB and set forth in ENBHC DISCLOSURE
SCHEDULE 4.9.3.

         6.6.     Disclosure Supplements.

         From time to time prior to the Effective Time, ENBHC and ENB will promptly supplement or amend the ENBHC DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such ENBHC DISCLOSURE SCHEDULE or which is necessary to correct any information in such ENBHC DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such ENBHC DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

         6.7.     Consents and Approvals of Third Parties.

         ENBHC and ENB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         6.8.     All Reasonable Efforts.

         Subject to the terms and conditions herein provided, ENBHC and ENB agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. A voting agreement in the form attached as Exhibit A to this Agreement shall be executed by each director and executive officer of ENBHC and ENB as of the date of this Agreement, or no later than 30 days following the execution of this Agreement.

         6.9.     Failure to Fulfill Conditions.

         In the event that ENBHC determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Provident Bancorp.

         6.10.    No Solicitation.

         From and after the date hereof until the termination of this Agreement, neither ENBHC, nor any ENBHC Subsidiary, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by ENBHC or any of its Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its subsidiaries to take any such action, and ENBHC shall notify Provident Bancorp orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of ENBHC from furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written proposal to acquire ENBHC pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board of Directors of ENBHC receives an opinion from its independent financial advisor (which may be the financial advisor in this transaction) that such proposal may be or could be superior to the Merger from a financial point-of-view to ENBHC's shareholders,
(B) the Board of Directors of ENBHC, after consultation with and after considering the advice of independent legal counsel, determines in good faith that the failure to furnish information to or enter into discussions with such person may cause the Board of Directors of ENBHC to breach its fiduciary duties to shareholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a "Superior Proposal"); (C) ENBHC promptly notifies Provident Bancorp of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with ENBHC or any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers, and (D) the ENBHC Shareholders Meeting has not occurred. For purposes of this Agreement, "Acquisition Proposal" shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving ENBHC or any of its subsidiaries:
(i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of ENBHC, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of ENBHC or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         6.11.    Reserves and Merger-Related Costs.

         Subject to compliance with GAAP, on or before the Effective Time, ENBHC shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of ENBHC to those of Provident Bancorp (as such practices and methods are to be applied to ENBHC from and after the Closing Date) and Provident Bancorp's plans with respect to the conduct of the business of ENBHC following the Merger and otherwise to reflect Merger-related expenses and costs incurred by ENBHC, provided, however, that ENBHC shall not be required to take such action unless Provident Bancorp agrees in writing that all conditions to closing set forth in Article IX have been satisfied or waived (except for the expiration of any applicable waiting periods) and that it is not aware of any fact or circumstance that would prevent completion of the Merger; and provided further that ENBHC shall not be required to take such action more than 30 days prior to the Effective Time. Prior to the delivery by Provident Bancorp of the writing referred to in the preceding sentence, ENBHC shall provide Provident Bancorp a written statement, certified without personal liability by the chief executive officer of ENBHC and dated the date of such writing, that the representation made in Section 4.15.1 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by ENBHC or any ENBHC Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 11.1.2 hereof.

         6.12.    Board of Directors and Committee Meetings.

         ENBHC and ENB shall permit a representative of Provident Bancorp to attend any meeting of the Board of Directors of ENBHC and/or ENB or the Executive Committees thereof as an observer (the "Observer"),provided that neither ENBHC nor ENB shall be required to permit the Observer to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of ENBHC or ENB or during any other matter that the respective Board of Directors has been advised of by counsel that such attendance by the Observer may violate a confidentiality obligation or fiduciary duty.

                                  ARTICLE VII
                         COVENANTS OF PROVIDENT BANCORP

         7.1.     Conduct of Business.

         During the period from the date of this Agreement to the Effective Time, except with the written consent of ENBHC, which consent will not be unreasonably withheld, conditioned or delayed, each of the Mutual Company, New Provident Bancorp, Provident Bancorp or Provident Bank will conduct its business in the ordinary course consistent with past practices and will not take any action that would: (i) adversely affect the ability of any party to obtain the approvals from any Governmental Entity or the Bank Regulators required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Effective Time.

         7.2.     Current Information.

         During the period from the date of this Agreement to the Effective Time, Provident Bancorp will cause one or more of its representatives to confer with representatives of ENBHC and report the general status of its ongoing operations, including the progress of the Merger and Conversion and furnish copies of such documents to ENBHC in connection therewith, at such times as ENBHC may reasonably request. Provident Bancorp will promptly notify ENBHC, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Provident Bancorp and any Provident Bancorp Subsidiary.

         7.3.     Financial and Other Statements.

         As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, Provident Bancorp will deliver to ENBHC the Securities Documents filed by it with the SEC under the Securities Laws. Provident Bancorp will furnish to ENBHC copies of all documents, statements and reports as it or New Provident Bancorp file with the OTS or any other regulatory authority with respect to the Merger and the Conversion.

         7.4.     Disclosure Supplements.

         From time to time prior to the Effective Time, the Mutual Company, New Provident Bancorp, Provident Bancorp and Provident Bank will promptly supplement or amend the PROVIDENT BANCORP DISCLOSURE SCHEDULE delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such PROVIDENT BANCORP DISCLOSURE SCHEDULE or which is necessary to correct any information in such PROVIDENT BANCORP DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such PROVIDENT BANCORP DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

         7.5.     Consents and Approvals of Third Parties.

         The Mutual Company, New Provident Bancorp, Provident Bancorp and Provident Bank shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons, including the Depositors and shareholders of Provident Bancorp necessary or desirable for the consummation of the transactions contemplated by this Agreement, including the Conversion.

         7.6.     All Reasonable Efforts.

         Subject to the terms and conditions herein provided, the Mutual Company, New Provident Bancorp, Provident Bancorp and Provident Bank agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including the Conversion.

         7.7.     Failure to Fulfill Conditions.

         In the event that the Mutual Company, New Provident Bancorp, Provident Bancorp or Provident Bank determine that a condition to its obligation to complete the Merger or Conversion cannot be fulfilled and that it will not waive that condition, it will promptly notify ENBHC.

         7.8.     Employee Benefits.

                  7.8.1. Provident Bancorp will review all ENBHC Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans. All ENBHC Employees who become participants in a Provident Bancorp Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for pension benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of ENBHC or an ENBHC Subsidiary or any predecessor thereto prior to the Effective Time, except with respect to the Provident Bank ESOP.

                  7.8.2. New Provident Bancorp and/or Provident Bancorp shall assume and honor in accordance with their terms and PROVIDENT BANCORP DISCLOSURE
SCHEDULE 7.8.2 all employment, severance (including the ENB Severance Plan) and other compensation agreements, plans and arrangements existing prior to the execution of this Agreement which are between ENBHC or any of its Subsidiaries and any director, officer or employee thereof and which have been disclosed in ENBHC DISCLOSURE SCHEDULE 5.11.1. ENBHC shall obtain from each of the individuals named in ENBHC DISCLOSURE SCHEDULE 7.8.2 an agreement (a "Settlement Agreement"), in a form acceptable to Provident Bancorp, to accept in full settlement of his or her rights under employment and change in control agreements or under the specified Compensation and Benefits Plans the amounts and benefits determined under his or her Settlement Agreement. As to, and only as to, each individual who enters into a Settlement Agreement, New Provident Bancorp and/or Provident Bancorp acknowledges and agrees that (i) the Merger constitutes a "Change of Control" or "Change in Control" for all purposes pursuant to such agreements, plans and arrangements and (ii) in light of New

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Provident Bancorp's and/or Provident Bancorp's plans relating to management assignments and responsibilities with respect to the business of New Provident Bancorp and/or Provident Bancorp from and after the Effective Time, each director or officer or employee who is a party to, or is otherwise subject to, any such individual agreement or individual arrangement will, upon consummation of the Merger, be entitled to terminate employment thereunder and receive the severance or other similar benefits that are provided thereunder in the event of a termination of employment for "Good Reason", "involuntary termination", constructive discharge, (including, but not limited to, demotion or reduction in compensation) or other similar events. Any director or officer or employee of ENBHC who is a party to a Settlement Agreement and who intends to terminate employment as of the Effective Time, or who otherwise becomes entitled to benefits thereunder, shall be entitled to receive the cash benefits payable under such Settlement Agreement as a result of such deemed termination on the date of the Closing, and New Provident Bancorp and/or Provident Bancorp agrees to pay, if not already paid by ENBHC, to such person the amount provided for in such Settlement Agreement, by wire transfer of immediately available funds to an account designated by such employee in writing and delivered to Purchaser not less than five (5) business days prior to the date of the Closing; provided, however, that prior to payment, the employee executes and delivers to ENBHC an instrument in form and substance reasonably satisfactory to New Provident Bancorp and/or Provident Bancorp and ENBHC releasing New Provident Bancorp and/or Provident Bancorp and its affiliates from any further liability for monetary payments under such agreement. Except as expressly provided otherwise in this Agreement or in PROVIDENT BANCORP DISCLOSURE SCHEDULE 7.8.2, ENBHC shall not accelerate the payment of any amounts or benefits that are or may become payable under this Agreement.

                  7.8.3. In the event of any termination or consolidation of any ENB health, disability or life insurance plan with any Provident Bank health, disability or life insurance plan, Provident Bank shall make available to employees of ENB who continue employment with Provident Bank ("Continuing Employees") and their dependents employer-provided health, disability or life insurance coverage on the same basis as it provides such coverage to Provident Bank employees. Unless a Continuing Employee affirmatively terminates coverage under a ENB health, disability or life insurance plan prior to the time that such Continuing Employee becomes eligible to participate in the Provident Bank health, disability or life insurance plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the ENB health, disability or life insurance plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health, disability or life insurance plans, programs and benefits common to all employees of Provident Bank and their dependents. A Continuing Employee's prior service with ENB or any ENBHC Subsidiary shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements, and evidence of insurability requirements. Continuing Employees who become covered under a Provident Bank health plan shall be required to satisfy the deductible limitations of the Provident Bank health plan for the plan year in which coverage commences, without offset for deductibles satisfied under the ENB health plan, except to the extent, ENB and/or the Continuing Employee shall provide substantiation in a form satisfactory to Provident Bank, of the dollar amount of such deductibles that have been satisfied for such Continuing Employees. In the event of any termination of any ENB health plan, or consolidation of any ENB health plan with any health plan of Provident Bank and/or any New Provident Bancorp Subsidiary, the Health Insurance Portability Accountability Act of 1996 ("HIPAA") will govern any coverage limitations due to pre-existing conditions.

         7.9.     Directors and Officers Indemnification and Insurance.

                  7.9.1. New Provident Bancorp shall maintain, or shall cause Provident Bank to maintain, in effect for three years following the Effective Time, the current directors' and officers' liability insurance policies maintained by ENBHC and the ENBHC Subsidiaries (provided, that New Provident Bancorp may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall New Provident Bancorp be required to expend pursuant to this Section 7.9.1 more than 150% of the annual cost currently expended by ENBHC with respect to such insurance. In connection with the foregoing, ENBHC agrees in order for New Provident Bancorp to fulfill its agreement to provide directors and officers liability insurance policies for three years to provide such insurer or substitute insurer with such representations as such insurer may request.

                  7.9.2. In addition to 7.9.1, for a period of six years after the Effective Time, New Provident Bancorp and Provident Bancorp shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of ENBHC or a ENBHC Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of New Provident Bancorp, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of ENBHC or a ENBHC Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the "Indemnified Liabilities"), to the fullest extent permitted under applicable state or Federal law, New Provident Bancorp's Certificate of Incorporation and Bylaws, and under ENBHC's Certificate of Incorporation and Bylaws. New Provident Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or Federal law upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.9.2 upon learning of any Claim, shall notify New Provident Bancorp (but the failure so to notify New Provident Bancorp shall not relieve it from any liability which it may have under this Section 7.9.2, except to the extent such failure materially prejudices New Provident Bancorp) and shall deliver to New Provident Bancorp the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) New Provident Bancorp shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption New Provident Bancorp shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if New Provident Bancorp elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between New Provident Bancorp and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and New Provident Bancorp shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, New Provident Bancorp shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm,
(3) New Provident Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) such Indemnified Party shall have been adjudicated in any proceeding not to have acted in good faith and in a manner such Indemnified Party reasonably believed to be in, or not opposed to, the best interests of ENBHC or any ENBHC Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner such Indemnified Party reasonably believed to be in, or not opposed to, the best interests of ENBHC or any ENBHC Subsidiary. The determination shall be made by a majority vote of a quorum consisting of the Directors of New Provident Bancorp who are not involved in such proceeding.

                  7.9.3. In the event that either New Provident Bancorp or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of New Provident Bancorp shall assume the obligations set forth in this Section 7.9.

                  7.9.4. The obligations of New Provident Bancorp provided under this Section 7.9 are intended to be enforceable against New Provident Bancorp directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of New Provident Bancorp.

         7.10.    Stock Listing.

         New Provident Bancorp agrees to list on the Stock Exchange (or such other national securities exchange on which the shares of the New Provident Bancorp Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of New Provident Bancorp Common Stock to be issued in the Merger.

                                  ARTICLE VIII
                          REGULATORY AND OTHER MATTERS

         8.1.     ENBHC and Provident Bancorp Shareholder Meetings.

                  8.1.1. ENBHC will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "ENBHC Shareholders Meeting"), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in ENBHC's reasonable judgment, necessary or desirable, (ii) subject to the next sentence, have its Board of Directors recommend approval of this Agreement to the ENBHC shareholders. The Board of Directors of ENBHC may fail to make such a recommendation, or withdraw, modify or change any such recommendation only in connection with a Superior Proposal, as set forth in Section 6.10 of this Agreement, and only if such Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, may constitute a breach of the fiduciary duties of such directors under applicable law; and (iii) cooperate and consult with Provident Bancorp and New Provident Bancorp with respect to each of the foregoing matters. The ENBHC Shareholders Meeting shall not be held until the Conversion Registration Statement has been declared effective by the SEC.

                  8.1.2. Provident Bancorp will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Provident Bancorp Shareholders Meeting"), which shall not be held until the requisite approvals from the Bank Regulators have been obtained and the Conversion Registration Statement has been declared effective by the SEC, for the purpose of approving the transactions contemplated by this Agreement, and for such other purposes as may be, in Provident Bancorp's reasonable judgment, necessary or desirable, (ii) subject to the fiduciary responsibility of the Board of Directors of Provident Bancorp as advised by counsel, recommend to its shareholders the approval of the aforementioned matters to be submitted by it to its shareholders, and (iii) cooperate and consult with ENBHC with respect to each of the foregoing matters.

         8.2.     Proxy Statement-Prospectus.

                  8.2.1. For the purposes (x) of registering New Provident Bancorp Common Stock to be offered to holders of ENBHC Common Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) of holding the ENBHC Shareholders Meeting and Provident Bancorp Shareholders Meeting, New Provident Bancorp shall draft and prepare, and ENBHC shall cooperate in the preparation of, the Merger Registration Statement, including a combined proxy statement and prospectus or statements satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by ENBHC to the ENBHC shareholders and by Provident Bancorp to the Provident Bancorp shareholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement-Prospectus"). New

Provident Bancorp shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of New Provident Bancorp and ENBHC shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of ENBHC and New Provident Bancorp shall thereafter promptly mail the Proxy Statement-Prospectus to its shareholders. New Provident Bancorp shall also use its best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and ENBHC shall furnish all information concerning ENBHC and the holders of ENBHC Common Stock as may be reasonably requested in connection with any such action.

                  8.2.2. ENBHC shall provide New Provident Bancorp with any information concerning itself that Provident Bancorp may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Provident Bancorp shall notify ENBHC promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to ENBHC promptly copies of all correspondence between New Provident Bancorp, Provident Bancorp or any of their representatives and the SEC. The information to be provided by ENBHC for inclusion in the Proxy Statement-Prospectus will not, at the time the Proxy Statement-Prospectus is mailed, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by ENBHC for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects. New Provident Bancorp and Provident Bancorp shall give ENBHC and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give ENBHC and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Provident Bancorp, New Provident Bancorp and ENBHC agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of ENBHC Common Stock and Provident Bancorp Common Stock entitled to vote at the ENBHC Shareholders Meeting and Provident Bancorp Shareholders Meeting, respectively, referred to in Section 8.1 hereof at the earliest practicable time.

                  8.2.3. ENBHC and Provident Bancorp shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, ENBHC shall cooperate with Provident Bancorp and New Provident Bancorp in the preparation of a supplement or amendment to such Proxy Statement-Prospectus which corrects such misstatement or omission, and New Provident Bancorp shall file an amended Merger Registration Statement with the SEC, and each of ENBHC, Provident Bancorp and New Provident Bancorp shall mail an amended Proxy Statement-Prospectus to ENBHC's and Provident Bancorp's shareholders, respectively. ENBHC, on the one hand, and Provident Bancorp and New Provident Bancorp on the other shall each provide to the other a "comfort" letter from its independent certified public accountant, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding ENBHC and Provident Bancorp and New Provident Bancorp, respectively, each in form and substance which is customary in transactions such as the Merger.

         8.3.     The Mutual Company Conversion from Mutual to Stock Form.

         Commencing promptly after the date of this Agreement, the Mutual Company, Provident Bancorp, New Provident Bancorp and Provident Bank will take all reasonable steps necessary to effect the Conversion. In addition, without limiting the generality of the foregoing, the Mutual Company shall cause the following to be done:

                  8.3.1. The Provident Bancorp Shareholders Meeting. Provident Bancorp will (i) as promptly as practicable after the Conversion Registration Statement is declared effective by the SEC, and the requisite approvals from the Bank Regulators have been obtained, take all steps necessary to duly call, give notice of, convene and hold the Provident Bancorp Shareholders Meeting for the purpose of approving the Conversion and/or the Plan of Conversion, and for such other purposes as may be, in the reasonable judgment of Provident Bancorp, necessary or desirable, and (ii) subject to the fiduciary responsibility of the Board of Directors of Provident Bancorp as advised by counsel, recommend to its shareholders the approval of the aforementioned matters to be submitted by it to its shareholders.

                  8.3.2. The Mutual Company Special Meeting. The Mutual Company will (i) as promptly as practicable after the Conversion Registration Statement is declared effective by the SEC, and the requisite approvals from the Bank Regulators have been obtained, take all steps necessary to duly call, give notice of, convene and hold a meeting of Depositors (the "Depositors Meeting") for the purpose of approving the Plan of Conversion, and for such other purposes as may be, in the reasonable judgment of the Mutual Company, necessary or desirable, (ii) subject to the fiduciary responsibility of the Board of Directors of the Mutual Company as advised by counsel, recommend to Depositors the approval of the aforementioned matters to be submitted by it to Depositors, and (iii) cooperate and consult with ENBHC with respect to each of the foregoing matters.

                  8.3.3. The Mutual Company will use all reasonable efforts to prepare and file all required regulatory applications required in connection with the Conversion.

                  8.3.4. Provident Bancorp and New Provident Bancorp shall prepare as promptly as practicable, and ENBHC shall cooperate in the preparation of, the Conversion Prospectus. Such Conversion Prospectus shall be incorporated into the Conversion Registration Statement. New Provident Bancorp shall file the Conversion Registration Statement with the SEC. New Provident Bancorp shall use its reasonable best efforts to have the Conversion Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

                  8.3.5. ENBHC shall provide Provident Bancorp and New Provident Bancorp with any information concerning it that Provident Bancorp or New Provident Bancorp may reasonably request in connection with the Conversion Prospectus, and Provident Bancorp shall notify ENBHC promptly of the receipt of any comments of the SEC, the OTS and any other Bank Regulator with respect to the Conversion Prospectus and of any requests by the SEC, the OTS or any other Bank Regulator for any amendment or supplement thereto or for additional information, and shall provide to ENBHC promptly copies of all correspondence between New Provident Bancorp or any representative of New Provident Bancorp and the SEC, the OTS or any other Bank Regulator. New Provident Bancorp shall give ENBHC and its counsel the opportunity to review and comment on the Conversion Prospectus prior to its being filed with the SEC, the OTS and any Bank Regulator and shall give ENBHC and its counsel the opportunity to review and comment on all amendments and supplements to the Conversion Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, the OTS and any Bank Regulator. Each of Provident Bancorp, New Provident Bancorp and ENBHC agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC, the OTS and any Bank Regulator and to cause the Conversion Prospectus and all required amendments and supplements thereto to be mailed to Depositors at the earliest practicable time.

                  8.3.6. ENBHC shall promptly notify Provident Bancorp if at any time it becomes aware that the Conversion Prospectus or the Conversion Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, ENBHC shall cooperate with Provident Bancorp and New Provident Bancorp in the preparation of a supplement or amendment to such Conversion Prospectus, which corrects such misstatement or omission, and New Provident Bancorp shall file an amended Conversion Registration Statement with the SEC. ENBHC shall provide to New Provident Bancorp, Provident Bancorp and the placement agent for the sale of New Provident Bancorp Common Stock in the Conversion Offering a "comfort" letter from the independent certified public accountants for ENBHC, dated as of the date of the Conversion Prospectus and updated as of the date of consummation of the Conversion, with respect to certain financial information regarding ENBHC, each in form and substance which is customary in transactions such as the Conversion, and shall cause its counsel to deliver to the placement agent for the Conversion such opinions as Provident Bancorp and New Provident Bancorp may reasonably request.

                  8.3.7. The aggregate price for which the shares of New Provident Bancorp Common Stock are sold to purchasers in the Conversion Offering shall be based on the Independent Valuation. The Independent Valuation shall be expressed as a range (the "Valuation Range"), the maximum and minimum of which shall vary 15% above and below the midpoint of such range, and the maximum of such range may be increased by an additional 15%.

                  8.3.8. If any shares of New Provident Bancorp Common Stock that are offered for sale in the subscription offering that is conducted as part of the Conversion Offering remain unsold then, at Provident Bancorp's discretion, such shares may be issued to ENBHC shareholders as part of the Merger Consideration if necessary to complete the Conversion.

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         8.4.     Regulatory Approvals.

         Each of ENBHC, ENB, New Provident Bancorp and Provident Bancorp will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of the SEC, the OTS, and any other Bank Regulator and third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including without limitation the Merger and the Conversion. ENBHC and Provident Bancorp will furnish each other and each other's counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Conversion Prospectus, the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of ENBHC, New Provident Bancorp or Provident Bancorp to any governmental body in connection with the Conversion, the Merger, and the other transactions contemplated by this Agreement. ENBHC shall have the right to review and approve in advance all characterizations of the information relating to ENBHC and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, ENBHC, Provident Bancorp and New Provident Bancorp shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body prior to its filing.

         8.5.     Affiliates.

                  8.5.1. ENBHC shall use all reasonable efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of ENBHC to deliver to Provident Bancorp, as soon as practicable after the date of this Agreement, and at least thirty
(30) days prior to the date of the shareholders meeting called by ENBHC to approve this Agreement, a written agreement, in the form of Exhibit B hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of New Provident Bancorp Common Stock to be received by such "affiliate," as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.


                                   ARTICLE IX
                               CLOSING CONDITIONS

         9.1.     Conditions to Each Party's Obligations under this Agreement.

         The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Pre-Closing Date of the following conditions, none of which may be waived:

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                  9.1.1.   Shareholder and Depositor Approval.

                           (A)      This Agreement and the transactions
contemplated hereby shall have been approved by the requisite vote of the shareholders of ENBHC and by the shareholders of Provident Bancorp.

                           (B)      Solely with respect to determining whether
the Merger Consideration shall include the New Provident Bancorp Common Stock, the Conversion and the Plan of Conversion shall have been approved by the requisite vote of Depositors and shareholders of Provident Bancorp.

                  9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

                  9.1.3. Regulatory Approvals. All necessary approvals, authorizations and consents of all Bank Regulators and Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions or in mutual-to-stock conversions, that would, in the good faith reasonable judgment of the Board of Directors of Provident Bancorp, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise or otherwise materially impair the value of ENBHC or ENB to Provident Bancorp.

                  9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of New Provident Bancorp Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

                  9.1.5. Stock Exchange Listing. The shares of New Provident Bancorp Common Stock to be issued in the Merger shall have been authorized for listing on the Stock Exchange, subject to official notice of issuance.

                  9.1.6. Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Pre-Closing date, Provident Bancorp, New Provident Bancorp and ENBHC shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C. reasonably acceptable in form and substance to Provident Bancorp, New Provident Bancorp and ENBHC dated as of the Pre-Closing Date, substantially to the effect that, for Federal income tax purposes:

                           (A)      The Merger, when consummated in accordance
with the terms hereof, either will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

                           (B)      None of the Conversion, the Exchange Offer,
or the merger of ENB into Provident Bank will adversely affect the Merger qualifying as a Reorganization within the meaning of Section 368(a) of the Code.

                           (C)      No gain or loss will be recognized by
Provident Bancorp, New Provident Bancorp, Provident Bank, ENBHC or ENB by reason of the Merger;

                           (D)      The exchange of ENBHC Common Stock to the
extent exchanged for New Provident Bancorp Common Stock will not give rise to recognition of gain or loss for Federal income tax purposes to the shareholders of ENBHC;

                           (E)      The basis of the New Provident Bancorp
Common Stock to be received (including any fractional shares deemed received for tax purposes) by an ENBHC shareholder will be the same as the basis of the ENBHC Common Stock surrendered pursuant to the Merger in exchange therefore; and

                           (F)      The holding period of the shares of New
Provident Bancorp Common Stock to be received by a shareholder of ENBHC will include the period during which the shareholder held the shares of ENBHC Common Stock surrendered in exchange therefore, provided the ENBHC Common Stock surrendered is held as a capital asset at the Effective Time.

         Each of Provident Bancorp, New Provident Bancorp and ENBHC shall provide a letter setting forth the facts, assumptions and representations on which such counsel may rely in rendering its opinion.

                  9.1.7. Conversion. Solely with respect to determining whether the consideration for this transaction shall include New Provident Bancorp Common Stock, New Provident Bancorp shall have received and accepted orders to purchase, including any shares to be issued as Merger Consideration, for at least the minimum number of shares of New Provident Bancorp Common Stock offered for sale in the Conversion Offering.

         9.2. Conditions to the Obligations of Provident Bancorp under this Agreement.

         The obligations of Provident Bancorp and New Provident Bancorp under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.7 at or prior to the Closing, any of which may be waived by Provident Bancorp:

                  9.2.1. Representations and Warranties. Except as otherwise contemplated by this Agreement or consented to in writing by Provident Bancorp, each of the representations and warranties of ENBHC and ENB set forth in this Agreement which is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time; and ENBHC shall have delivered to Provident Bancorp a certificate of ENBHC to such effect signed by the Chief Executive Officer and the Chief Financial Officer of ENBHC as of the Effective Time.

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

                  9.2.2. Agreements and Covenants. ENBHC, ENB and each ENBHC Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Provident Bancorp shall have received a certificate signed on behalf of ENBHC by the Chief Executive Officer and Chief Financial Officer of ENBHC to such effect dated as of the Effective Time.

                  9.2.3. Permits, Authorizations, Etc. ENBHC and the ENBHC Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by ENBHC, the failure to obtain which would have a Material Adverse Effect on Provident Bancorp and its subsidiaries, taken as a whole.

                  9.2.4. Accountants' Letter. Provident Bancorp shall have received a "comfort" letter from the independent certified public accountants for ENBHC, dated (i) the effective date of the Merger Registration Statement and
(ii) the Pre-Closing Date, with respect to certain financial information regarding ENBHC, each in form and substance which is customary in transactions of the nature contemplated by this Agreement.

                  9.2.5. No Material Adverse Effect. Since December 31, 2002, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on ENBHC.

                  9.2.6. Dissenting Shares. As of immediately prior to the Effective Time, not more than 10% of the issued and outstanding shares of ENBHC Common Stock shall have dissented to the Merger under the NYBCL, and preserved, as of immediately prior to the Effective Time, the right to pursue their right of appraisal for the fair value of their shares of ENBHC Common Stock under the NYBCL, it being understood that such limit on the number of shares that have dissented to the Merger pursuant to this Section 9.2.6. shall not be applicable in the event that ENBHC elects the All Cash Consideration in accordance with
Section 2.9.2.

                  9.2.7. Opinion of ENBHC's Counsel. New Provident Bancorp shall have received an opinion of Thacher Proffitt & Wood, counsel to ENBHC, dated the Closing Date, in form and substance reasonably satisfactory to New Provident Bancorp and its counsel to the effect set forth on Exhibit C attached hereto.

         ENBHC will furnish Provident Bancorp with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as Provident Bancorp may reasonably request.

         9.3.     Conditions to the Obligations of ENBHC under this Agreement.

         The obligations of ENBHC under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.6 at or prior to the Closing, any of which may be waived by ENBHC:

                  9.3.1. Representations and Warranties. Except as otherwise contemplated by this Agreement or consented to in writing by ENBHC, each of the representations and warranties of Provident Bancorp, New Provident Bancorp,

Provident Bank and Mutual Company set forth in this Agreement which is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time; and Provident Bancorp shall have delivered to ENBHC a certificate of Provident Bancorp to such effect signed by the Chief Executive Officer and the Chief Financial as of the Effective Time.

                  9.3.2. Agreements and Covenants. As of the Pre-Closing Date, Provident Bancorp, New Provident Bancorp, the Mutual Company and Provident Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and ENBHC shall have received a certificate signed on behalf of Provident Bancorp by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

                  9.3.3. Permits, Authorizations, Etc. The Mutual Company, New Provident Bancorp, Provident Bancorp and its Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by Provident Bancorp and New Provident Bancorp, the failure to obtain which would have a Material Adverse Effect on Provident Bancorp and its Subsidiaries, taken as a whole.

                  9.3.4. Payment of Merger Consideration. New Provident Bancorp shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide ENBHC with a certificate evidencing such delivery.

                  9.3.5. No Material Adverse Effect. Since September 30, 2002, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Provident Bancorp.

                  9.3.6. Opinion of New Provident Bancorp's Counsel. ENBHC shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., counsel to New Provident Bancorp, dated the Closing Date, in form and substance reasonably satisfactory to ENBHC and its counsel to the effect set forth on Exhibit D attached hereto.

         Provident Bancorp and New Provident Bancorp will furnish ENBHC with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as ENBHC may reasonably request.


                                    ARTICLE X
                                   THE CLOSING

         10.1.    Time and Place.

         Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the date determined by Provident Bancorp, in its sole discretion, upon five (5) days prior written notice to ENBHC, but in no event later than thirty days (30) after the last condition precedent pursuant to this agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which Provident Bancorp and ENBHC mutually agree. A pre-closing of the transactions contemplated hereby (the "Pre-Closing") shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date (the "Pre-Closing Date").

         10.2.    Deliveries at the Pre-Closing and the Closing.

         At the Pre-Closing there shall be delivered to Provident Bancorp, New Provident Bancorp and ENBHC the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX hereof. At or prior to the Closing, Provident Bancorp or New Provident Bancorp shall deliver the Merger Consideration as set forth under Section 9.3.5 hereof.


                                   ARTICLE XI
                        TERMINATION, AMENDMENT AND WAIVER

         11.1.    Termination.

         This Agreement may be terminated at any time prior to the Pre-Closing Date, whether before or after approval of the Merger by the shareholders of
ENBHC:

                  11.1.1. At any time by the mutual written agreement of Provident Bancorp and ENBHC;

                  11.1.2. By either ENBHC or Provident Bancorp (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Pre-Closing Date or, provided that the breach is curable in nature, shall not have been cured within the first to occur of the Pre-Closing, or 30 days after written notice by Provident Bancorp to ENBHC (or by ENBHC to Provident Bancorp) of such breach;

                  11.1.3. By either ENBHC or Provident Bancorp (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Pre-Closing Date or, provided that the failure is curable in nature, shall not have been cured within the first to occur of the Pre-Closing, or 30 days after written notice by Provident Bancorp to ENBHC (or by ENBHC to Provident Bancorp) of such failure;

                  11.1.4. At the election of either Provident Bancorp or ENBHC, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Provident Bancorp and ENBHC;

provided, that no party may terminate this Agreement pursuant to this Section
11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party's breach of any of its obligations under this Agreement;

                  11.1.5. By either ENBHC or Provident Bancorp if the shareholders of ENBHC shall have voted at the ENBHC shareholders meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

                  11.1.6. By either ENBHC or Provident Bancorp if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or Conversion and such order, decree, ruling or other action shall have become final and nonappealable;

                  11.1.7. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement.

                  11.1.8. By the Board of Directors of Provident Bancorp or ENBHC, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein, if by July 31, 2004, the Closing shall not have occurred, provided that no party may terminate this Agreement pursuant to this Section 11.1.8 if the failure of the Closing to have occurred on or before said date was due to such party's breach of any of its obligations under this Agreement.

                  11.1.9. By the Board of Directors of Provident Bancorp if ENBHC has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of ENBHC has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Provident Bancorp.

                  11.1.10. By the Board of Directors of ENBHC if ENBHC has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of ENBHC has made a determination to accept such Superior Proposal; provided that ENBHC shall not terminate this Agreement pursuant to this Section 11.1.10 and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following Provident Bancorp's receipt of written notice advising Provident Bancorp that ENBHC has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether ENBHC intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, ENBHC shall provide a reasonable opportunity to Provident Bancorp during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable ENBHC to proceed with the Merger on such adjusted terms.

                  11.1.11. By ENBHC in accordance with the provisions of Section
2.9.2 of this Agreement.

         It is the intention of the parties that following completion of the Pre-Closing, which completion will be acknowledged in writing by the parties at such time, neither party shall have the right to terminate this Agreement at any time thereafter. If, after the Pre-Closing Date, any party hereto shall attempt to terminate this Agreement or shall fail to take any action necessary to effect the consummation of the Merger (including, without limitation, Provident Bancorp's obligation to satisfy the condition set forth in Section 9.3.6), the other party shall be entitled to injunctive relief to enforce this Agreement, and the first party hereby agrees not to contest any judicial proceeding seeking the granting of such an injunction.

         11.2.    Effect of Termination.

                  11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

                  11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

                           (A)      Except as provided below, whether or not the
Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                           (B)      In the event of a termination of this
Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

                           (C)      As a condition of Provident Bancorp's
willingness, and in order to induce Provident Bancorp to enter into this Agreement, and to reimburse Provident Bancorp for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, ENBHC and ENB hereby agrees to pay Provident Bancorp or New Provident Bancorp, and Provident Bancorp or New Provident Bancorp shall be entitled to payment of a fee of $3,700,000 (the "Fee"), within three business days after written demand for payment is made by Provident Bancorp or New Provident Bancorp, following the occurrence of any of the events set forth below:

                  (i)      ENBHC terminates this Agreement pursuant to Section
         11.1.10 or Provident Bancorp or Provident Bancorp or New Provident Bancorp terminates this Agreement pursuant to Section 11.1.9; or

                  (ii) The entering into a definitive agreement by ENBHC relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving ENBHC within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by Provident Bancorp pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by ENBHC or any ENBHC Subsidiary; or (ii) the failure of the shareholders of ENBHC to approve this Agreement after the occurrence of an Acquisition Proposal.

                           (D)      If demand for payment of the Fee is made
pursuant to Section 11.2.2(C) and payment is timely made, then neither Provident Bancorp nor New Provident Bancorp will have any other rights or claims against ENBHC or ENB, their Subsidiaries, and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Fee under
Section 11.2.2(C) will constitute the sole and exclusive remedy of Provident Bancorp and New Provident Bancorp against ENBHC and ENB, their Subsidiaries and their respective officers and directors.

         11.3.    Amendment, Extension and Waiver.

         Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of ENBHC), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of ENBHC, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to ENBHC's shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1.    Confidentiality.

         Except as specifically set forth herein, Provident Bancorp and ENBHC mutually agree to be bound by the terms of the confidentiality agreements dated May 14, 2003 and June 16, 2003, previously executed by the parties hereto (the "Confidentiality Agreements") that relate to the confidentiality of information.

The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement. Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction beginning on the earliest of (i) the date of public announcement of discussions relating to the transaction, (ii) the date of public announcement of the transaction or (iii) the date of the execution of an agreement (with or without conditions) to enter into the transaction; provided, however, that neither party (nor any employee, representative or other agent thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

         12.2.    Public Announcements.

         ENBHC and Provident Bancorp shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, and except as may be otherwise required by law, neither ENBHC nor Provident Bancorp shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

         12.3.    Survival.

         All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, other than those covenants set forth in Sections 2.5, 7.8.2, and 7.9, which shall survive or be performed after the Effective Time.

         12.4.    Notices.

         All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

          If to ENBHC or ENB, to:                 Glenn Sutherland
                                                  Vice President
                                                  ENB Holding Company, Inc.
                                                  70 Canal Street, P.O. Box 669
                                                  Ellenville, New York  12428
                                                  Fax: (845) 647-4002

          With copies to:                         Thacher Proffitt & Wood
                                                  11 W. 42nd Street
                                                  New York, New York  10036
                                                  Fax:  (212) 789-3500
                                                  Attention: Omer S. J. Williams
                                                             Mark I. Sokolow


          If to Provident Bancorp, New Provident  George Strayton
          Bancorp or Provident Bank, to:          President and Chief Executive
                                                    Officer
                                                  Provident Bancorp, Inc.
                                                  400 Rella Boulevard
                                                  Montebello, New York  10901
                                                  Fax: (845) 369-9170

          With copies to:                         John J. Gorman
                                                  Eric Luse
                                                  Luse Gorman Pomerenk & Schick,
                                                    P.C.
                                                  5335 Wisconsin Avenue, N.W.,
                                                    Suite 400
                                                  Washington, D.C. 20015
                                                  Fax: (202) 362-2902


or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

         12.5.    Parties in Interest.

         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as provided in Section 7.9 of this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

         12.6.    Complete Agreement.

         This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section
12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

         12.7.    Counterparts.

         This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         12.8.    Severability.

         In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

         12.9.    Governing Law.

         This Agreement shall be governed by the laws of Delaware, without giving effect to its principles of conflicts of laws.

         12.10.   Interpretation.

         When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1"). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

         12.11.   Specific Performance.

         The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, the Mutual Company, Provident Bancorp, New Provident Bancorp, Provident Bank, ENBHC and ENB have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

                                Provident Bancorp, MHC


Dated:   July 1, 2003           By: /s/ GEORGE STRAYTON
                                    --------------------------------------------
                                    Name:  George Strayton
                                    Title: President and Chief Executive Officer

                                Provident Bancorp, Inc. (a federal corporation)


Dated:   July 1, 2003           By: /s/ GEORGE STRAYTON
                                    --------------------------------------------
                                    Name:  George Strayton
                                    Title: President and Chief Executive Officer

                                Provident Bancorp, Inc. (a Delaware corporation)


Dated:   July 1, 2003           By: /s/ GEORGE STRAYTON
                                    --------------------------------------------
                                    Name:  George Strayton
                                    Title: President and Chief Executive Officer

                                Provident Bank


Dated:   July 1, 2003           By: /s/ GEORGE STRAYTON
                                    --------------------------------------------
                                    Name:  George Strayton
                                    Title: President and Chief Executive Officer

                                E.N.B. Holding Company, Inc.


Dated:   July 1, 2003           By: /s/ GLENN B. SUTHERLAND
                                    --------------------------------------------
                                    Name:  Glenn B. Sutherland
                                    Title: Vice President

                                Ellenville National Bank


Dated:   July 1, 2003           By: /s/ GLENN B. SUTHERLAND
                                    --------------------------------------------
                                    Name:  Glenn B. Sutherland
                                    Title: President and Chief Executive Officer

                                    EXHIBIT A

                            FORM OF VOTING AGREEMENT


---------------------

Provident Bancorp, Inc.
400 Rella Boulevard
Montebello, New York  10901

Ladies and Gentlemen

         The undersigned is a director of E.N.B. Holding Company, Inc. ("ENBHC") and is the beneficial holder of shares of common stock of ENBHC ("ENBHC Common Stock").

         ENBHC and Provident Bancorp, Inc. ("Provident Bancorp") are considering the execution of an Agreement And Plan of Reorganization ("Agreement") contemplating the merger of ENBHC with and into Provident Bancorp or a successor thereto (collectively referred to as Provident Bancorp), with Provident Bancorp as the surviving corporation of the merger (the "Merger"), such execution being subject in the case of Provident Bancorp to the execution and delivery of this letter agreement ("letter agreement"). In consideration of the substantial expenses that Provident Bancorp will incur in connection with the transactions contemplated by the Agreement and in order to induce Provident Bancorp to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his capacity as a shareholder of ENBHC and not in his capacity as a director of ENBHC, as follows:

         1. The undersigned, while this letter agreement is in effect, shall vote in favor of the Agreement or cause to be voted in favor of the Agreement all of the shares of ENBHC Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired, at the meeting of ENBHC's shareholders to be called and held following the date hereof, to consider the Agreement and the Merger.

         2. The undersigned, while this letter agreement is in effect, agrees not to sell, transfer or otherwise dispose of any shares of common stock of ENBHC on or prior to the date of the meeting of ENBHC shareholders to vote on the Merger Agreement, unless the purchaser or transferee agrees to be bound by the terms of this letter agreement.

         3. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Provident Bancorp shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

         4. The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his capacity as a shareholder of ENBHC and shall not in any way limit or affect actions the undersigned may take in his capacity as a director of ENBHC.

         5. This letter agreement shall automatically terminate upon termination of the Agreement in accordance with its terms.

         IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

                                            Very truly yours,

                                            Signature


                                            ------------------------------------
                                            Name (please print)

Accepted and agreed to as of
the date first above written:

PROVIDENT BANCORP, INC.


By:
   -----------------------------------------
Title:
      --------------------------------------

                                    EXHIBIT B

                              AFFILIATES AGREEMENT


---------------------

Provident Bancorp, Inc.
400 Rella Boulevard
Montebello, New York  10901

Gentlemen:

         I have been advised that I might be considered to be an "affiliate" of E.N.B. Holding Company, Inc. ("ENBHC"), a New York corporation ("ENBHC"), for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

         Provident Bancorp, Inc. ("Provident Bancorp") and ENBHC have entered into an Agreement and Plan of Reorganization, dated as of July __, 2003 (the "Agreement"). Upon consummation of the merger contemplated by the Agreement (the "Merger"), I may receive shares of common stock of Provident Bancorp or any successor thereto ("Provident Bancorp Common Stock") in exchange for my shares of common stock, par value $20.00 per share, of ENBHC ("ENBHC Common Stock"). This agreement is hereinafter referred to as the "Letter Agreement."

         I represent and warrant to, and agree with, Provident Bancorp as follows:

         1. I have read this Letter Agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of the Provident Bancorp Common Stock, to the extent I felt necessary, with my counsel or counsel for ENBHC.

         2. I have been advised that any issuance of shares of the Provident Bancorp Common Stock to me pursuant to the Merger will be registered with the SEC. I have also been advised, however, that, because I may be an "affiliate" of ENBHC at the time the Merger will be submitted for a vote of the shareholders of ENBHC and my disposition of such shares has not been registered under the Securities Act, I must hold such shares indefinitely unless (i) such disposition of such shares is subject to an effective registration statement and to the availability of a prospectus under the Securities Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145(d) under the Securities Act, (iii) a sale of such shares is made following expiration of the restrictive period set forth in Rule 145(d)(2) or (iv) in an opinion of counsel, in form and substance reasonably satisfactory to Provident Bancorp, I am advised that some other exemption from registration is available with respect to any such proposed disposition of such shares.

         3. I understand and agree that stop transfer instructions will be given to the transfer agent of Provident Bancorp with respect to the shares of Provident Bancorp Common Stock I receive pursuant to the Merger and that there will be placed on the certificate representing such shares, or any certificates delivered in substitution therefore, a legend stating in substance:

                  The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement between the registered holder hereof and Provident Bancorp, a copy of which agreement is on file at the principal offices of Provident Bancorp. A copy of such agreement shall be provided to the holder hereof without charge upon receipt by Provident Bancorp of a written request.

         4. Unless a transfer of my shares of the Provident Bancorp Common Stock is a sale made in conformity with the provisions of Rule 145(d), made following expiration of the restrictive period set forth in Rule 145(d) or made pursuant to any effective registration statement under the Securities Act, Provident Bancorp reserves the right to put an appropriate legend on the certificate issued to my transferee.

                  It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth above shall be lifted forthwith upon the delivery by the undersigned to Provident Bancorp of a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Provident Bancorp, or other evidence reasonably satisfactory to Provident Bancorp, to the effect that a transfer of my shares of the Provident Bancorp Common Stock will not violate the Securities Act or any of the rules and regulations of the SEC thereunder. In addition, it is understood and agreed that the legend set forth in Paragraph 2 above shall be removed forthwith from the certificate or certificates representing my shares of the Provident Bancorp Common Stock upon expiration of the restrictive period set forth in Rule 145(d)(2), so long as Provident Bancorp is then in compliance with SEC Rule 144(c), or if Provident Bancorp shall have received a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Provident Bancorp, or other evidence satisfactory to Provident Bancorp that a transfer of my shares of the Provident Bancorp Common Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d), or made pursuant to an effective registration statement under the Securities Act.

         5. I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse's occupying my home,
(iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

         6. I further recognize that in the event I become a director or officer of Provident Bancorp upon consummation of the Merger, any sale of Provident Bancorp stock by me may be subject to further restrictions on transferability and additional liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

         7. Execution of this Letter Agreement should not be construed as an admission on my part that I am an "affiliate" of ENBHC as described in the first paragraph of this Letter Agreement or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this Letter Agreement.

                                    * * * * *

         This Letter Agreement shall be binding on my heirs, legal representative and successors.

                                            Very truly yours,

                                            Signature


                                            ------------------------------------
                                            Name (Please Print)

Accepted as of the date first above written

PROVIDENT BANCORP, INC.


By:
   --------------------------------
    Name:
    Title:

                                    EXHIBIT C

         MATTERS TO BE COVERED IN OPINION OF COUNSEL TO BE DELIVERED TO
             NEW PROVIDENT BANCORP PURSUANT TO SECTION 9.2.7 OF THE
                                    AGREEMENT

         (a) Each of ENBHC, ENB and each ENBHC Subsidiary is incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each such entity has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. ENBHC is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder.

         (b) ENBHC and ENB each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ENBHC and ENB, and of the engagement agreements referenced in Section 4.13, and the completion by ENBHC and ENB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of ENBHC and ENB, respectively, and no other corporate proceedings on the part of ENBHC or ENB are necessary to complete the transactions contemplated hereby. This Agreement, and the engagement agreements referenced in Section 4.13, have been duly and validly executed and delivered by ENBHC and ENB, and the Bank Merger has been duly and validly approved by the Board of Directors of ENB, and by ENBHC in its capacity as sole shareholder of ENB, and constitutes the valid and binding obligations of ENBHC and ENB, enforceable against ENBHC and ENB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and as to ENB, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

         (c) The execution and delivery of this Agreement by ENBHC and ENB, and of the engagement agreements referenced in Section 4.13, and the consummation of the transactions contemplated thereby, will not conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of ENBHC or any ENBHC Subsidiary or the articles of association and bylaws of ENB.


         (d) The Agreement, including consummation of the transactions contemplated thereby, has been approved by the requisite vote of stockholders of ENBHC.


         The opinion of such counsel may include such qualifications and explanations of the basis thereof as may be reasonably acceptable to New Provident Bancorp.

                                    EXHIBIT D

           MATTERS TO BE COVERED IN OPINION OF COUNSEL TO BE DELIVERED
              TO ENBHC PURSUANT TO SECTION 9.3.6 OF THE AGREEMENT


          (a) Provident Bancorp is a corporation duly organized, validly existing and in good standing under federal law, and is duly registered as a savings and loan holding company under the HOLA. New Provident Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) Each of Mutual Company and Provident Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Mutual Company or Provident Bancorp.

         (c) Provident Bank is a savings association organized, validly existing and in good standing under federal law. The deposits of Provident Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

          (d) New Provident Bancorp, the Mutual Company, Provident Bancorp and Provident Bank each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by New Provident Bancorp, Mutual Company, Provident Bancorp and Provident Bank and the completion by New Provident Bancorp, Mutual Company, Provident Bancorp and Provident Bank of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of New Provident Bancorp, the Mutual Company, Provident Bancorp and Provident Bank, respectively, and, no other corporate proceedings on the part of New Provident Bancorp, Mutual Company, Provident Bancorp or Provident Bank are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by New Provident Bancorp, the Mutual Company, Provident Bancorp and Provident Bank, and the Bank Merger has been duly and validly approved by the Board of Directors of Provident Bank, and by New Provident Bancorp and Provident Bancorp in their capacity as sole shareholder of Provident Bank, and constitutes the valid and binding obligations of New Provident Bancorp, the Mutual Company, Provident Bancorp and Provident Bank, enforceable against New Provident Bancorp, the Mutual Company, Provident Bancorp and Provident Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and as to Provident Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

         (e) The execution and delivery of this Agreement by New Provident Bancorp, Mutual Company, Provident Bancorp and Provident Bank will not conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of New Provident Bancorp, Mutual Company, Provident Bancorp or any Provident Bancorp Subsidiary or the charter and bylaws of Provident Bank.

         (f) The shares of Provident Bancorp Common Stock to be issued to former shareholders of ENBHC have been duly and validly authorized for issuance, and when issued and delivered by New Provident Bancorp will be fully paid and nonassessable.



         The opinion of such counsel may include such qualifications and explanations of the basis thereof as may be reasonably acceptable to ENBHC.

RP FINANCIAL, L.C.
--------------------------------------------
Financial Services Industry Consultants


                                              July 1, 2003



Board of Directors
Provident Bancorp, Inc.
400 Rella Boulevard
Montebello, New York  10901

Members of the Board:

         You have requested that RP Financial, LC. ("RP Financial") provide you with its opinion as to the fairness from a financial point of view to Provident Bancorp, Inc., a federal corporation, Montebello, New York ("Provident Bancorp"), of the Agreement and Plan of Reorganization (the "Agreement"), dated July 1, 2003, by and between Provident Bancorp, MHC, a mutual holding company (the "Mutual Company"), Provident Bancorp, its majority-owned subsidiary, Provident Bank, a stock savings bank ("Provident Bank"), Provident Bancorp, Inc., a Delaware Corporation ("New Provident Bancorp"), and E.N.B. Holding Company, a New York Corporation ("ENBHC") and its wholly-owned subsidiary, Ellenville National Bank, a national bank ("ENB"). The Agreement, inclusive of exhibits, is incorporated herein by reference. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement.

         Contemporaneous with the adoption of the Agreement, the Board of Directors of the Mutual Company is adopting a Plan of Conversion to convert into the capital stock form of organization pursuant to a second step conversion. New Provident Bancorp is being organized to succeed to the rights and obligations of the Mutual Company and Provident Bancorp and to offer for sale shares of common stock to depositors in the Conversion, based on the Independent Valuation. The Conversion Price Per Share is expected to be $10.00. The shares of New Provident Bancorp Common Stock to be issued in connection with the Merger may be either shares unsubcribed for in the Conversion subscription and/or community offering, or if such shares are unavailable, authorized but unissued shares of New Provident Bancorp Common Stock, which shares shall be issued immediately following completion of the Conversion.


Summary Description of Merger Consideration
-------------------------------------------

         At the Effective Time, by virtue of the Merger and without any action on the part of New Provident Bancorp, ENBHC or the holders of ENBHC Common Stock, each share of ENBHC Common Stock issued and outstanding at the Effective Time shall be converted into and become the right to receive:



--------------------------------------------------------------------------------
Washington Headquarters
Rosslyn Center                                        Telephone:  (703) 528-1700
1700 North Moore Street, Suite 2210                     Fax No.:  (703) 528-1788
Arlington, VA  22209                               E-Mail:  mail@rpfinancial.com

Board of Directors
July 1, 2003
Page 2


         (i)      cash in the amount of $4,830.00; or

         (ii) New Provident Bancorp Common Stock as shall equal $4,830.00 divided by the Conversion Price Per Share; or

         (iii) a combination of cash and shares of New Provident Bancorp Common Stock with a value of $4,830.00.


         Pursuant to the Agreement, the holders of ENBHC Common Stock will be provided with certain privileges that will allow them to elect cash, New Provident Bancorp Common Stock, or a mixture of cash and stock subject to the limitation that the number of ENBHC Stock Conversion Shares shall be equal to the ENBHC Cash Conversion Shares. The aggregate cash and shares of New Provident Bancorp Common Stock issued in the Merger will hereinafter be referred to as the "Merger Consideration".

         In the event that the dollar value of the shares of New Provident Bancorp Common Stock sold in the Conversion (excluding shares issued in the Exchange Offering, and excluding the shares of New Provident Bancorp Common Stock issued by New Provident Bancorp to any charitable foundation formed or caused to be formed by Provident Bank, Provident Bancorp, New Provident Bancorp or the Mutual Company as part of the Conversion) exceeds $181,315,000, then each of the ENBHC Stock Conversion Shares shall be converted into and become the right to receive that number of shares of New Provident Bancorp Common Stock as shall equal (x) $4,800.00 divided by the Conversion Price Per Share (y) multiplied by a fraction, the numerator of which equals the dollar value of the shares of New Provident Bancorp Common Stock sold in the Conversion by New Provident Bancorp (excluding shares issued in the Exchange Offering, and excluding the shares of New Provident Bancorp Common Stock issued by New Provident Bancorp to any charitable foundation formed or caused to be formed by Provident Bank, Provident Bancorp, New Provident Bancorp or the Mutual Company as part of the Conversion) and the denominator of which equals $181,315,000.

         Notwithstanding the foregoing, if the Conversion is terminated, or if the Conversion is postponed such that for any reason whatsoever it is not consummated prior to March 31, 2004, then at ENBHC's election, either: (i) the Agreement shall be deemed to provide that the Merger Consideration shall be $4,500.00 in cash (the "All Cash Consideration") or (ii) ENBHC may terminate the Agreement and elect to receive from Provident Bancorp a cash payment in the amount of $3,700,000 ("Termination Fee").

         As of the date of the Agreement, there were 15,227 common shares outstanding of ENBHC. At the same date there were 7,959,260 common shares outstanding of Provident Bancorp, of which 3,543,260 or 44.52 percent were publicly held.

Board of Directors
July 1, 2003
Page 3


RP Financial Background and Experience
--------------------------------------

         RP Financial, as part of its financial institution valuation and consulting practice, is regularly engaged in the valuation of insured financial institution securities in connection with mergers and acquisitions, initial and secondary stock offerings, mutual-to-stock conversions of thrift institutions, and business valuations for other purposes. As specialists in the securities of insured financial institutions, RP Financial has experience in, and knowledge of, the markets for the securities of such institutions, including institutions operating in New York and in the Northeastern U.S.


Materials Reviewed
------------------

         In rendering this opinion, RP Financial reviewed the following material: (1) the Agreement, dated July 1, 2003, including exhibits; (2) the following information from ENBHC -- (a) audited financial statements for the fiscal years ended December 31, 2000 through 2002, and (b) regulatory and internal financial and other reports through March 31, 2003 -- all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, market values, trends, credit risk, interest rate risk, liquidity risk and operations; (3) the following information from Provident - audited financial statements for the fiscal years ended September 30, 2000 through 2002, and unaudited financial statements for the period ended March 31, 2003, and (4) discussions with ENBHC's management regarding past and current business, operations, financial condition, and future prospects; (5) discussions with Provident's management regarding past and current business, operations, financial condition and future prospects; (6) an analysis of the transaction terms outlined in the Agreement, including the implied ratios of the Merger Consideration being paid on a per share basis relative to ENBHC's book value per share, earnings per share, assets per share and deposits per share;
(7) competitive, economic and demographic characteristics in the local market area; (8) the potential impact of regulatory and legislative changes on financial institutions; (9) the financial terms of other recently completed and pending merger transactions of regionally based institutions with characteristics similar to those of ENBHC; (10) the pro forma impact of the Merger to Provident Bancorp of an acquisition of ENBHC, incorporating the anticipated pro forma impact of the Conversion transaction relative to Provident Bancorp assuming (a) no Merger and no Conversion transaction and (b) a Conversion transaction without the Merger; and (11) the financial ability of Provident Bancorp to complete the Merger.

         In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning ENBHC furnished by ENBHC to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding other financial institutions and economic and demographic data. ENBHC did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of ENBHC.

Board of Directors
July 1, 2003
Page 4


         RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the merger as set forth in the Agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed merger, no restriction will be imposed on Provident Bancorp that would have a material adverse effect on the ability of the merger to be consummated as set forth in the Agreement.


Opinion
-------

         It is understood that this letter is directed to the Board of Directors of Provident Bancorp in its consideration of the Agreement.

         It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof.

         It is understood that this opinion may be included in its entirety in any communication by Provident Bancorp or its Board of Directors to the stockholders of Provident Bancorp or the depositors of Provident Bank. It is also understood that this opinion may be included in its entirety in any regulatory filing by Provident Bancorp, Provident Bank or ENBHC, and that RP Financial consents to the summary of this opinion in the proxy materials of Provident Bancorp or ENBHC, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial's prior written consent.

         Based upon and subject to the foregoing and other such matters we consider relevant, it is RP Financial's opinion that, as of the date hereof, the Merger Consideration to be paid by Provident Bancorp, as described in the Agreement, is fair to Provident Bancorp from a financial point of view.


                                            Respectfully submitted,

                                            RP FINANCIAL, LC.

----------, 2003

Board of Directors
E.N.B. Holding Company, Inc.
70 Canal Street
Ellenville, NY  12428

Directors:


         You have requested our opinion as to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of the outstanding shares of common stock, par value $20.00 per share (the "E.N.B. Shares") of E.N.B. Holding Company, Inc. ("E.N.B."), pursuant to the Agreement and Plan of Reorganization, dated as of July 1, 2003 (the "Merger Agreement"), by and between Provident Bancorp, Inc., Inc. and MHC (the "Mutual Company"), Provident Bancorp, Inc. (a federal corporation) ("Provident Bancorp"), Provident Bancorp, Inc., a Delaware corporation ("Provident Delaware"), Provident Bank and E.N.B. and Ellenville National Bank. In this opinion, the Mutual Company, Provident Bancorp, Provident Delaware and Provident Bank are sometimes collectively referred to as "Provident".

         Pursuant to the Merger Agreement, E.N.B. will merge with and into Provident Bancorp, or a subsidiary thereof (the "Merger") and each E.N.B. Share (subject to certain exceptions set forth in the Merger Agreement) shall be cancelled and extinguished and converted into the right to receive, at the election of each holder of E.N.B. Shares, $4,830 in the form of cash, shares of Provident Delaware common stock (the "Provident Common Stock") issued as part of or immediately following completion of the contemplated conversion of Provident Bancorp, MHC from a mutual form of organization to the stock form of organization (the "Conversion), and the issuance of shares of Provident Common Stock (at an assumed value of $10.00 per share) (the "Provident Offering"), subject to adjustment such that 50% of the aggregate consideration paid in the Merger for each E.N.B. Share shall be paid in cash and 50% of the aggregate consideration paid in the Merger for each E.N.B. share shall be paid in Provident Common Stock (the "Merger Consideration"). The Merger Agreement further provides that, in the event that the Conversion is not completed by March 31, 2004, the Merger Consideration may be changed, at the election of E.N.B. and subject to approval of the holders of E.N.B. Shares, to consist of $4,500 for each E.N.B Share, payable exclusively in cash. The Merger Agreement further provides for an increase to the aggregate number of shares of Provident

E.N.B., Inc.
__________, 2003
Page -- 2


Common Stock issuable as part of the Merger Consideration if the dollar value of the Provident Common Stock issued by Provident Delaware in the Provident Offering (excluding certain shares) of Provident Common Stock, as described in the Merger Agreement) exceeds $181,315,000.


         The investment banking business of Endicott Financial Advisors, L.L.C. ("Endicott") includes the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.


         In arriving at our opinion, we have reviewed and considered, among other things: (a) the Merger Agreement; (b) audited consolidated statements and analysis of the financial condition and results of operations for the three fiscal years ended December 31, 2002, together with the notes thereto, for E.N.B. (and its predecessor company), and the three fiscal years ending September 30, 2002 for Provident: (c) unaudited consolidated statements and management's discussion and analysis of the financial condition and results of operations for the quarter ended March 31, 2003, for E.N.B. and Provident; (d) financial analyses and forecasts for E.N.B. and for Provident prepared by their respective management; (e) certain other publicly available business and financial information relating to E.N.B. and to Provident; (f) the views of senior management of E.N.B. and Provident Bancorp of their respective past and current business operations, results thereof, financial condition and future prospects; (g) certain reported price and trading activity for the common stock of Provident Bancorp, including a comparison of certain financial and stock market information with similar information for certain other companies the securities of which are publicly traded, including the performance of the shares of selected companies in the banking industry that have completed mutual-to-stock conversions similar to the contemplated Conversion; (h) the financial terms of certain business combinations in the banking industry;
(i) the pro forma impact of the Merger, Conversion and the Provident Offering on Provident, including pro forma information which reflected results derived, in part, from projected cost savings anticipated by Provident; (j) the current stock market environment generally and the banking environment in particular; and (j) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

         In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial information, analyses and other information reviewed by and discussed with us, and we have not assumed any responsibility to independently verify such information. We have not made any independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of E.N.B. or Provident Bancorp or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant on the analyses and estimates of E.N.B. and Provident Bancorp), nor have we been furnished with any such appraisals. With respect to the financial forecast and cost savings information (including the

E.N.B., Inc.
__________, 2003
Page -- 3



amount, timing and achievability thereof) reviewed with E.N.B. and Provident management, we have assumed that they reflect the best currently available estimates and good faith judgments of the senior management of E.N.B. and Provident as to the future performance of E.N.B. and Provident. We have also assumed that there has been no material change in E.N.B.'s or Provident's assets, financial condition, results of operations, business or prospects since March 31, 2003, the date of the last financial statements made available to us. We have also assumed without independent verification that the aggregate consolidated allowance for loan losses for E.N.B. and Provident will be adequate to cover such losses. We have also assumed that obtaining all regulatory and other approvals and third-party consents required for consummation of the merger will not have an adverse impact on Provident or on the anticipated benefits of the Merger. We have further assumed that the conditions precedent to the effectiveness of the Merger in the Merger Agreement are or will be satisfied in accordance with the terms of the Merger Agreement and have not been and will not be waived. You also have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes.

         Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof. We are not expressing any opinion as to the actual value of the Provident Common Stock when issues to E.N.B's sotckholders purusant to the Merger or the prices at which Provident Common Stock will trade subsequent to the Merger. This opinion does not constitute a recommendation to any shareholder of E.N.B. as to how any such shareholder should vote on the proposed Merger, the form of Merger Consideration to elect, or any matter relating to the proposed transaction.

         We have acted as E.N.B.'s financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. We have in the past and may in the future provide, investment banking and financial services to Provident, for which we have received, and expect to receive, compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of Provident for our and our affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.


         It is understood that this opinion is for the information of the Board of Directors of E.N.B. and, except for inclusion in its entirety in a proxy statement required to be circulated to shareholders in connection with the Merger, may not be quoted, referred to or reproduced at any time or in any manner, without Endicott's written consent.

E.N.B., Inc.
__________, 2003
Page -- 4


         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of E.N.B. Shares.


                                            Very Truly Yours,




                                            ENDICOTT FINANCIAL ADVISORS, L.L.C.

                                                                      Appendix K

           New York Statute Regarding Dissenters' Rights of Appraisal

ss.623.  Procedure to enforce shareholder's right to receive payment for shares

         (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

         (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

         (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph
(g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

         (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

         (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

         (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

         (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by
(1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates [fig 1] for any such shares represented by certificates.

         (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

                  (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

                  (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

                  (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

                  (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

                  (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

                  (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

                  (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay;
(B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

                  (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

         (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

         (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

                  (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

                  (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

                  (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

         (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

         (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

         (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 20. Indemnification of Directors and Officers

         Articles TENTH and ELEVENTH of the Certificate of Incorporation of Provident Bancorp, Inc. (the "Corporation") sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

         TENTH:
         ------

         A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

         B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director of Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

         C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

         D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

         E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

         ELEVENTH:
         ---------

         A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of the foregoing paragraphs by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 21. Exhibits and Financial Statement Schedules

         The exhibits and financial statements filed as part of this Registration Statement are as follows:

         (a)      Exhibits


1.1      Engagement Letter between Provident Bancorp, Inc. and Ryan, Beck & Co.,
         Inc.*
1.2 Form of Agency Agreement between Provident Bancorp, Inc. and Ryan, Beck & Co., Inc., as amended******
2.1      Plan of Conversion and Reorganization *
2.2 Agreement and Plan of Reorganization by and between Provident Bancorp, MHC, Provident Bancorp, Inc., a Federal corporation, Provident Bancorp, Inc., a Delaware corporation, Provident Bank and E.N.B. Holding Company, Inc. and Ellenville National Bank*****
3.1      Certificate of Incorporation of Provident Bancorp, Inc.*
3.2      Bylaws of Provident Bancorp, Inc.******
3.3      Certificate of Incorporation of E.N.B. Holding Company, Inc.
3.4      Bylaws of E.N.B. Holding Company, Inc.

4        Form of Common Stock Certificate of Provident Bancorp, Inc.*
5 Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered*******
8        Federal Tax Opinion of Luse Gorman Pomerenk & Schick
10.1     Employee Stock Ownership Plan**
10.2     Employment Agreement with George Strayton, as amended**
10.3     Form of Employment Agreement**
10.4     Deferred Compensation Agreement,******
10.5     Supplemental Executive Retirement Plan**
10.6     Management Incentive Program**
10.7     1996 Long-Term Incentive Plan for Officers and Directors, as amended**
10.8     Provident Bank 2000 Stock Option Plan***
10.9     Provident Bank 2000 Recognition and Retention Plan***
21       Subsidiaries of Registrant*
23.1 Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8.1)
23.2     Consent of KPMG LLP
23.3     Consent of KPMG LLP
23.4     Consent of RP Financial, LC.
24       Power of Attorney (set forth on signature page)
99.1 Appraisal Agreement between the Provident Bancorp, Inc. and RP Financial, LC.*
99.2 Business Plan Agreement between Provident Bancorp, Inc. and RP Financial, LC.*
99.3     Appraisal Report of RP Financial, LC.*,****
99.4     Letter of RP Financial, LC. with respect to Subscription Rights*
99.5     Marketing Materials******
99.6     Order and Acknowledgment Form******

-------------------------------
* Incorporated by reference to Provident Bancorp, Inc.'s Registration Statement on Form S-1 filed with the Commission on September 15, 2003. (Filed No. 333-108795).
** Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-63593), originally filed with the Commission on September 17, 1998 and amended on November 6, 1998 and November 12, 1998.
*** Incorporated by reference from Provident Bancorp, Inc.'s Proxy Statement for the 2000 Annual Meeting of Stockholders filed with the Commission on January 18, 2000.
**** Incorporated by reference to Provident Bancorp, Inc.'s Pre-Effective Amendment to the Registration Statement on Form S-1 (File No. 333-108795) filed with the Commission on September 15, 2003. Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.
***** Incorporated by Reference to Exhibit 2.1 to the Current Report on Form 8-K of Provident Bancorp, Inc., a Federal corporation, filed with the Commission on July 3, 2003 (File No. 0-25233).
****** Incorporated by reference to Provident Bancorp, Inc.'s Pre-Effective Amendment to the Registration Statement on Form S-1 (File No. 333-108795) filed with the Commission on October 31, 2003.
*******  Previously filed.


Item 22. Undertakings

         (a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Villiage of Montebello, New York, on October 29, 2003


                             PROVIDENT BANCORP, INC.


                             By: /s/ GEORGE STRAYTON
                                 -----------------------------------------------
                                 George Strayton
                                 President, Chief Executive Officer and Director (Duly Authorized Representative)

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of Provident Bancorp, Inc. (the "Company") severally constitute and appoint George Strayton with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which said George Strayton may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the Company common stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said George Strayton shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signatures                        Title                       Date
       ----------                        -----                       ----



/s/ GEORGE STRAYTON            President, Chief Executive       October 29, 2003
--------------------------     Officer and Director
George Strayton                (Principal Executive Officer)

/s/ PAUL A. MAISCH             Senior Vice President and        October 29, 2003
--------------------------     Chief Financial Officer
Paul A. Maisch                 (Principal Financial and
                               Accounting Officer)

/s/ WILLIAM F. HELMER          Chairman of the Board            October 29, 2003
--------------------------
William F. Helmer


/s/ DENNIS L. COYLE            Vice Chairman of the Board       October 29, 2003
--------------------------
Dennis L. Coyle


/s/ JUDITH HERSHAFT            Director                         October 29, 2003
--------------------------
Judith Hershaft

       Signatures                        Title                       Date
       ----------                        -----                       ----


/s/ THOMAS F. JAUNTIG, JR.     Director                         October 29, 2003
--------------------------
Thomas F. Jauntig, Jr.


/s/ DONALD T. MCNELIS          Director                         October 29, 2003
--------------------------
Donald T. McNelis



/s/ RICHARD A. NOZELL          Director                         October 29, 2003
--------------------------
Richard A. Nozell


/s/ WILLIAM R. SICHOL, JR.     Director                         October 29, 2003
--------------------------
William R. Sichol, Jr.


/s/ BURT STEINBERG             Director                         October 29, 2003
--------------------------
Burt Steinberg


--------------------------     Director
F. Gary Zeh

    As filed with the Securities and Exchange Commission on October 31, 2003
                                                    Registration No. 333-108797

================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549








                            ------------------------


                                    EXHIBITS
                                TO PRE-EFFECTIVE
                                 AMENDMENT NO. 1
                                     TO THE
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-4


                            ------------------------










                             PROVIDENT BANCORP, INC.
                              Montebello, New York

                                  EXHIBIT INDEX


1.1      Engagement Letter between Provident Bancorp, Inc. and Ryan, Beck & Co.,
         Inc.*
1.2 Form of Agency Agreement between Provident Bancorp, Inc. and Ryan, Beck & Co., Inc., as amended******
2.1      Plan of Conversion and Reorganization *
2.2 Agreement and Plan of Reorganization by and between Provident Bancorp, MHC, Provident Bancorp, Inc., a Federal corporation, Provident Bancorp, Inc., a Delaware corporation, Provident Bank and E.N.B. Holding Company, Inc. and Ellenville National Bank*****
3.1      Certificate of Incorporation of Provident Bancorp, Inc.*
3.2      Bylaws of Provident Bancorp, Inc.******
3.3      Certificate of Incorporation of E.N.B. Holding Company, Inc.
3.4      Bylaws of E.N.B. Holding Company, Inc.
4        Form of Common Stock Certificate of Provident Bancorp, Inc.*
5 Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered*******
8        Federal Tax Opinion of Luse Gorman Pomerenk & Schick
10.1     Employee Stock Ownership Plan**
10.2     Employment Agreement with George Strayton, as amended**
10.3     Form of Employment Agreement**
10.4     Deferred Compensation Agreement**
10.5     Supplemental Executive Retirement Plan**
10.6     Management Incentive Program**
10.7     1996 Long-Term Incentive Plan for Officers and Directors, as amended**
10.8     Provident Bank 2000 Stock Option Plan***
10.9     Provident Bank 2000 Recognition and Retention Plan***
21       Subsidiaries of Registrant*
23.1 Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8.1)
23.2     Consent of KPMG LLP
23.3     Consent of KPMG LLP
23.4     Consent of RP Financial, LC.
24       Power of Attorney (set forth on signature page)
99.1 Appraisal Agreement between the Provident Bancorp, Inc. and RP Financial, LC.*
99.2 Business Plan Agreement between Provident Bancorp, Inc. and RP Financial, LC.*
99.3     Appraisal Report of RP Financial, LC.*,****
99.4     Letter of RP Financial, LC. with respect to Subscription Rights*
99.5     Marketing Materials******
99.6     Order and Acknowledgment Form******

-------------------------------
* Incorporated by reference to Provident Bancorp, Inc.'s Registration Statement on Form S-1 filed with the Commission on September 15, 2003 (Filed No. 333-108795).
** Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-63593), originally filed with the Commission on September 17, 1998 and amended on November 6, 1998 and November 12, 1998.
*** Incorporated by reference from Provident Bancorp, Inc.'s Proxy Statement for the 2000 Annual Meeting of Stockholders filed with the Commission on January 18, 2000.
**** Incorporated by reference to Provident Bancorp, Inc.'s Pre-Effective Amendment to the Registration Statement on Form S-1 (File No. 333-108795) filed with the Commission on September 15, 2003. Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.
***** Incorporated by Reference to Exhibit 2.1 to the Current Report on Form 8-K of Provident Bancorp, Inc., a Federal corporation, filed with the Commission on July 3, 2003 (File No. 0-25233).
****** Incorporated by reference to Provident Bancorp, Inc.'s Pre-Effective Amendment to the Registration Statement on Form S-1 (File No. 333-108795) filed with the Commission on October 31, 2003.
*******  Previously filed.